As filed with the Securities and Exchange Commission on January 19, 2021
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
Broadway Financial Corporation
(Exact name of Registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6035 (Primary Standard Industrial Classification Code Number)	95-4547287 (I.R.S. Employer Identification No.)
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036
(323) 634-1700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Wayne-Kent A. Bradshaw
President and Chief Executive Officer
Broadway Financial Corporation
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036
(323) 634-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
James R. Walther Edward A. Deibert Arnold & Porter Kaye Scholer LLP 777 South Figueroa Street, 44th Floor Los Angeles, California 90017-5844 (213) 403-1000	Brenda J. Battey Chief Financial Officer Broadway Financial Corporation 5055 Wilshire Boulevard, Suite 500 Los Angeles, California 90036 (323) 634-1700	Frank M. Conner III Christopher J. DeCresce Covington & Burling LLP One City Center Washington, D.C. 20001-4956 (202) 662-6000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(7)
Class A Common Stock, par value $0.01 per share (including attached preferred stock purchase rights)	13,999,871(1)	N/A	$19,582,968.28(4)	$2,136.50
Class B Common Stock, par value $0.01 per share, (including attached preferred stock purchase rights)	11,404,622(2)	N/A	$15,952,743.50 (5)	$1,740.44
Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series A, par value $0.01 per share	3,000(3)	N/A	$3,000,000.00(6)	$327.30
(1)
Estimated maximum number of shares of Class A common stock of Broadway Financial Corporation (“Broadway”) to be issued in connection with the merger of CFBanc Corporation (“CFBanc”) with and into Broadway (the “merger”), which number is based on (a) the number of shares of Class A common stock of CFBanc outstanding as of January 12, 2021 (1,027,438), multiplied by (b) the exchange ratio in the merger of 13.626 shares of Class A Common Stock of Broadway (“Broadway Class A common stock”) for each outstanding share of Class A Common Stock of CFBanc (“CFBanc Class A common stock”).

(2)
Estimated maximum number of shares of Class B Common Stock of Broadway (“Broadway Class B common stock”) to be issued in connection with the merger, which number is based on (a) the number of shares of Class B Common Stock of CFBanc (“CFBanc Class B common stock”) outstanding as of January 12, 2021 (836,975), multiplied by (b) the exchange ratio in the merger of 13.626 shares of Broadway Class A common stock for each outstanding share of CFBanc Class B common stock.

(3)
Aggregate number of shares of Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series A, of Broadway (“Broadway Series A preferred stock”) to be issued in the merger on a share for share basis for the 3,000 shares of Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B, of CFBanc (“CFBanc Series B preferred stock”) outstanding as of January 12, 2021.

(4)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rule 457(f)(2) promulgated thereunder. The aggregate offering price is calculated as (x) the book value per share of the CFBanc Class A common stock on September 30, 2020 ($19.06) multiplied by (y) the maximum number of shares of CFBanc Class A common stock to be acquired by Broadway in the merger (1,027,438).

(5)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(2) promulgated thereunder. The aggregate offering price is calculated as (x) the book value per share of the CFBanc Class B common stock on September 30, 2020 ($19.06) multiplied by (y) the maximum number of shares of CFBanc Class B common stock to be acquired by Broadway in the merger (836,975).

(6)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(2) promulgated thereunder. The aggregate offering price is calculated as (x) the book value per share of the CFBanc Series B Preferred Stock on September 30, 2020 ($1,000) multiplied by (y) the maximum number of shares of Broadway Series A preferred stock to be issued in the merger (3,000).

(7)
Calculated in accordance with Section 6(b) of the Securities Act by multiplying the estimated aggregate offering price of securities to be registered by .0001091. Each share of Broadway Class A common stock and Broadway Class B common stock will be issued with an attached preferred stock purchase right pursuant to the Rights Plan of Broadway described in the attached prospectus for which no separate consideration will be paid. The registration fees for the Rights are included in the registration fees shown below.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of offers to buy these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 15, 2021

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
To the stockholders of Broadway Financial Corporation and CFBanc Corporation:
The boards of directors of Broadway Financial Corporation (“Broadway”) and CFBanc Corporation (“CFBanc”) have each unanimously approved an agreement to merge our two companies in a merger of equals transaction as described in this document. Pursuant to the Agreement and Plan of Merger, dated as of August 25, 2020, as amended on January 14, 2021, by and between Broadway and CFBanc (the “merger agreement”), CFBanc will merge with and into Broadway (the “merger”), with Broadway being the surviving company. Immediately after the merger is completed, Broadway’s principal subsidiary, Broadway Federal Bank, f.s.b., will be merged with and into CFBanc’s principal subsidiary, City First Bank of D.C., National Association, which will be the surviving bank and will continue its historic business, as well as the historic business of Broadway Federal Bank, as a national bank. The combined holding company will be headquartered in Los Angeles, California and the combined bank will be headquartered in Washington, D.C.
The proposed merger will create what we believe will be the largest African-American-led minority depository institution in the nation, with more than $1 billion in combined assets under management and over $900 million in total depository institution assets (each as of September 30, 2020). We believe the merger will increase our collective commercial lending capacity for investments in multifamily affordable housing, small business lending and nonprofit development in financially underserved urban areas, and will further strengthen our respective historic businesses as Community Development Financial Institutions, or CDFIs, providing lending and other types of capital and assistance to low- and moderate-income communities.
In the merger, the holders of CFBanc’s Class A common stock and Class B common stock, which we collectively refer to as CFBanc common stock, will receive 13.626 shares (the “exchange ratio”) of Broadway common stock for each share of CFBanc common stock they own. Holders of CFBanc Class A common stock, which has voting rights, will receive shares of Broadway’s voting common stock, the name of which will be changed to Class A common stock, and holders of CFBanc Class B common stock, which is nonvoting stock, will receive shares of a new class of nonvoting common stock of Broadway that will be named Class B common stock. Holders of Broadway voting common stock and nonvoting common stock immediately prior to completion of the merger will continue to own their existing shares of Broadway common stock without substantive change.
Based on the closing price of $1.56 for Broadway’s voting common stock on the Nasdaq Capital Market on August 25, 2020, the last trading day before public announcement of the merger agreement, the exchange ratio represented approximately $21.26 in value for each share of CFBanc common stock. Based on the closing price of Broadway voting common stock on [•], 2021, the exchange ratio represented approximately $[•] for each share of CFBanc common stock. The value of the Broadway common stock at the time of completion of the merger could be greater than, less than or the same as the value of Broadway common stock on the date of this document. You may obtain current market quotations for Broadway voting common stock on the Nasdaq Capital Market using the trading symbol “BYFC.” Broadway nonvoting common stock and CFBanc common stock are not listed or traded on a stock exchange and price quotations for such shares are not available.
In addition to the conversion of CFBanc common stock in the merger, each share of CFBanc’s Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B will be converted into one share of Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series A, a new series of preferred stock of Broadway having rights, preferences, privileges, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holder thereof than those of the CFBanc preferred stock converted in the merger.
The merger is intended to qualify as a “reorganization” for federal income tax purposes. If the merger so qualifies, (1) U.S. holders of CFBanc common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their CFBanc common stock for Broadway common stock in the merger, except for any gain or loss that may result from the receipt of cash by U.S. holders of CFBanc common stock instead of a fractional share of Broadway common stock and (2) U.S. holders of CFBanc preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their CFBanc preferred stock for Broadway Series A preferred stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.
Based on the number of shares of CFBanc common stock currently outstanding, Broadway expects to issue a total of approximately 25.40 million shares of Broadway common stock to holders of CFBanc common stock in the merger. Following the completion of the merger, we estimate that former holders of Broadway common stock will own approximately 52.5% and former holders of CFBanc common stock will own approximately 47.5% of the common stock of the combined company.
Completion of the proposed merger is subject, among other conditions, to approvals by the stockholders of Broadway and CFBanc. Meetings of the stockholders of Broadway and CFBanc have been called to be held on [•], 2021. At our respective stockholder meetings, stockholders will be asked to consider and vote on proposals to adopt and approve the merger agreement and the other proposals described in the respective notices of meeting and the joint proxy statement/prospectus that accompany this letter. Important information about the stockholder meetings, the merger agreement and the merger, and the other proposals that will be presented at the meetings is contained in these accompanying documents, which you should read carefully and in their entirety. In particular, see the section entitled “Risk Factors” beginning on page 30.
Your vote is very important. Whether or not you plan to attend the stockholder meeting of the company in which you hold shares, please vote as soon as possible to make sure that your shares are represented at the meeting. The boards of directors of Broadway and CFBanc each unanimously recommend that their stockholders vote “FOR” approval of the merger and each of the other proposals to be presented by the boards at their respective stockholder meetings. If you do not vote your shares, it will have the same effect as voting “AGAINST” the merger.

Wayne-Kent A. Bradshaw President and Chief Executive Officer Broadway Financial Corporation	Brian Argrett President and Chief Executive Officer CFBanc Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined whether this document is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Broadway or CFBanc, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying joint proxy statement/prospectus is dated [•], 2021 and is first being mailed to the holders of Broadway common stock and the holders of CFBanc common stock and CFBanc preferred stock, on or about [•], 2021.

ADDITIONAL INFORMATION
Broadway files annual, quarterly and current reports, proxy statements, registration statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet site that contains the reports, proxy statements, registration statements and other information regarding issuers that file electronically with the SEC, including Broadway, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by Broadway, including the registration statement on Form S-4 referred to below, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing Broadway’s website at http://broadwayfederalbank.com or, alternatively, by directing a request by telephone or mail to Broadway as set forth below:
Broadway Financial Corporation
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036
(323) 556-3269
Attn: Investor Relations
CFBanc does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is therefore not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents or reports with the SEC.
If you are a CFBanc stockholder and have any questions concerning the CFBanc special meeting, the merger, the merger agreement or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus without charge or need help voting your shares of CFBanc common stock, please contact CFBanc at the following address:
CFBanc Corporation
1432 U Street, N.W.
Washington, D.C. 20009
(202) 243-7141
Attention: Audrey Phillips, Corporate Secretary
You will not be charged for any of these documents that you request. To obtain timely delivery of documents requested, you should request them no later than five business days before the date of the applicable stockholder meeting. This means that stockholders who intend to request documents should do so by [•], 2021, in order to receive them before the Broadway stockholder meeting or the CFBanc stockholder meeting, as applicable.
Broadway has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to Broadway’s securities to be issued in the merger. This document constitutes the prospectus of Broadway filed as part of that registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and exhibits are available for inspection and copying as set forth above.
The web addresses of Broadway and the SEC set forth above are included as inactive textual references only. Information on those websites is not part of this joint proxy statement/prospectus.
No one has been authorized to provide you with information that is different from that contained in this document. This document is dated [•], 2021, and you should assume that the information in this document is accurate only as of such date. Neither the mailing of this document to holders of Broadway common stock or holders of CFBanc common stock or CFBanc preferred stock, nor the issuance by Broadway of shares of Broadway common stock or Broadway preferred stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding CFBanc has been provided by CFBanc and information contained in this document regarding Broadway has been provided by Broadway.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•]
To the Stockholders of Broadway Financial Corporation:
NOTICE IS HEREBY GIVEN that a special meeting of the holders of Broadway Financial Corporation common stock (the “Broadway special meeting”) will be held on [•], 2021 at [•], local time as a virtual meeting conducted through the Internet at [www.virtualshareholdermeeting.com/BYFC2020SM] for the purposes set stated below. The meeting will be conducted solely as a live webcast and there will not be any physical location for stockholder attendance at the meeting.
On August 25, 2020, Broadway Financial Corporation (“Broadway”) and CFBanc Corporation (“CFBanc”) entered into an Agreement and Plan of Merger, which agreement was amended on January 14, 2021 (as the same may be amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
At the Broadway special meeting holders of Broadway voting common stock will be asked to vote on the following proposals:
•
Proposal to approve the merger agreement, which approval will also constitute approval of the amended and restated certificate of incorporation for Broadway attached as Annex D to the accompanying joint proxy statement/prospectus, whether or not the following public benefit corporation proposal is approved.

•
Proposal to approve amendments to the certificate of incorporation for Broadway to effect the conversion of Broadway to a “public benefit corporation” as defined and provided for by the General Corporation Law of the State of Delaware (the “DGCL”), that will only be effected if the merger is completed.

•	Proposal to approve an increase in the authorized number of shares of Broadway voting common stock, which will become Broadway Class A common stock upon completion of the merger.
•	Proposal to approve, on an advisory (non-binding) basis, the executive officer compensation that will or may be paid to Broadway executive officers in connection with the merger.
•
Proposal to approve, pursuant to Nasdaq Listing Rule 5635(d), proposed sales of up to 12,720,000 shares of Broadway common stock in private placements to institutional and accredited investors at a purchase price of $1.78 per share.

•
Proposal to approve one or more adjournments of the Broadway special meeting to solicit additional proxies if, in the judgement of the Broadway board of directors, sufficient proxies have not been received to approve the Broadway merger proposal and other proposals that will be presented at the special meeting.

You will be able to attend the Broadway special meeting, ask questions, and vote, if you do not submit your proxy before the meeting, by visiting www.virtualshareholdermeeting.com/BYFC2020SM and entering the 16-digit control number included on your proxy card or in the instructions that accompany this joint proxy statement/prospectus.
A list of stockholders of record will be available during regular business hours for the 10 days prior to Broadway’s special meeting at Broadway’s offices located at 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. If you would like to inspect the list please call investor relations at (323) 556-3269 to make arrangements to do so. The list of stockholders will be available during the Broadway special meeting for inspection by stockholders at [•].
The board of directors of Broadway has fixed the close of business on [•], 2021 as the record date for the Broadway special meeting. Only holders of Broadway common stock of record at the close of business on that date will be entitled to notice of and, in the case of holders of Broadway voting common stock, to vote at the meeting or any adjournment or postponement thereof.
Holders of Broadway common stock will not be entitled to appraisal rights with respect to their shares in connection with the merger under the DGCL.

The Broadway board of directors unanimously recommends that holders of Broadway voting common stock vote “FOR” each of the proposals stated above and described in further detail in the accompanying joint proxy statement/prospectus.
Your vote is very important. We cannot complete the transactions contemplated by the merger agreement unless the holders of Broadway voting common stock approve the merger agreement. The affirmative vote of the holders of a majority of all outstanding shares of Broadway voting common stock will be required to approve the merger agreement. Further information regarding the proposals that will be presented at the Broadway special meeting, the votes required for their approval and other important information about the meeting, including how to access the meeting through the Internet, is provided in the joint proxy statement/prospectus that accompanies this notice of special meeting under the caption “Broadway Special Meeting.”
Whether or not you plan to attend the Broadway special meeting, we urge you to complete, sign, date, and promptly return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by your bank, broker or other nominee.
By Order of the Board of Directors

Alice Wong Vice President and Corporate Secretary
Los Angeles, CA
[•], 2021

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•]
To the Stockholders of CFBanc Corporation:
Notice is hereby given that CFBanc Corporation will hold a special meeting of CFBanc stockholders, which are composed of: holders of Class A Common Stock, $0.50 par value per share, of CFBanc, or CFBanc Class A shares, and the CFBanc Class A common stockholders; holders of Class B Common Stock, $0.50 par value per share, of CFBanc, or CFBanc Class B shares and the CFBanc Class B common stockholders; and the holders of Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B, par value $0.50 per share, of CFBanc, or the CFBanc preferred shares and the CFBanc preferred stockholders. The special meeting will be held at 1432 U Street NW, Washington, D.C. 20009 and virtually via live webcast at [•], at [•], local time, on [•] for the following purposes:
•
For CFBanc stockholders to approve the merger of CFBanc with and into Broadway Financial Corporation, which we refer to as Broadway, pursuant to the Agreement and Plan of Merger, dated as of August 25, 2020, as amended on January 14, 2021 (as amended, modified or otherwise supplemented, the “merger agreement”), by and among CFBanc and Broadway, as more fully described in the attached joint proxy statement/prospectus, which we refer to as the CFBanc merger proposal; and

•
For CFBanc Class A common stockholders to approve one or more adjournments of the CFBanc special meeting, if necessary or appropriate, including adjournments to solicit additional proxies in favor of approval of the CFBanc merger proposal, which we refer to as the CFBanc adjournment proposal.

CFBanc Class A common stockholders may vote on all proposals at the meeting. CFBanc Class B common stockholders and CFBanc preferred stockholders may only vote on the CFBanc merger proposal. The approval by CFBanc stockholders of the CFBanc merger proposal is required for the completion of the merger described in the attached joint proxy statement/prospectus.
All CFBanc stockholders are invited to attend the CFBanc special meeting virtually. Only those CFBanc stockholders of record at the close of business on [•], 2021 will be entitled to notice of the CFBanc special meeting and to vote at the CFBanc special meeting and any adjournment or postponement thereof. At the close of business on the record date, [1,027,438] CFBanc Class A shares, [836,975] CFBanc Class B shares, and 3,000 CFBanc preferred shares were outstanding and entitled to vote. Under Washington, D.C. law a physical location for the meeting is required; however, we strongly encourage all CFBanc stockholders to participate virtually for health and safety reasons. If you prefer to attend in person, please contact Audrey Phillips, Corporate Secretary, at (202) 243-7141 to discuss your options.
Under Washington, D.C. law, CFBanc stockholders who do not vote in favor of the merger proposal and follow certain procedural steps may be entitled to appraisal rights. See the section entitled “Questions and Answers—Are CFBanc stockholders entitled to appraisal rights?” in the attached joint proxy statement/prospectus.
Please refer to the attached joint proxy statement/prospectus with respect to the business to be transacted at the CFBanc special meeting.
Your vote is very important. We cannot complete the transactions contemplated by the merger agreement unless the holders of CFBanc stock approve the merger agreement. The affirmative vote of the holders of two-thirds of the outstanding CFBanc Class A shares, CFBanc Class B shares, and CFBanc preferred shares, each voting as a separate class, will be required to approve the merger agreement. Further information regarding the proposals that will be presented at the CFBanc special meeting, the votes required for their approval and other important information about the meeting is provided in the joint proxy statement/prospectus that accompanies this notice of special meeting under the caption “CFBanc Special Meeting.” To ensure your representation at the CFBanc special meeting, please complete, sign, date, and return, as promptly as possible, the enclosed proxy card or voting instruction card in the accompanying prepaid reply envelope or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to virtually attend the CFBanc special meeting. Submitting a proxy now will not prevent you from being able to vote at the CFBanc special meeting. If you participate in the meeting virtually you may ask questions and will be able to vote shares electronically. To participate, you will need the 16-digit control number provided on the proxy card. Additional directions for participating in the CFBanc special meeting are available at [•].
The CFBanc board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and recommends that all CFBanc stockholders vote “FOR” the CFBanc merger proposal and that all CFBanc Class A common stockholders vote “FOR” the CFBanc adjournment proposal.
BY ORDER OF THE BOARD OF DIRECTORS

Marie C. Johns Chair of the Board
Washington, D.C.
[•], 2021

i

Business	115
Continuing Directors	124
Named Executive Officers	125
Executive Compensation	126
BROADWAY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	127
INFORMATION ABOUT CFBANC	140
Business	140
CFBanc Named Executive Officers Continuing as Executive Officers at Combined Company	141
Executive Compensation	142
CFBanc Directors Continuing as Directors at Combined Company	144
2019 Director Compensation	145
Director Independence	145
Related Party Transactions	146
CFBANC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	147
SECURITY OWNERSHIP OF BROADWAY DIRECTORS, NAMED EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS	191
SECURITY OWNERSHIP OF CFBANC DIRECTORS, NAMED EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS	193
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	194
BROADWAY’S PROPOSED CONVERSION TO A PUBLIC BENEFIT CORPORATION	202
BROADWAY STOCKHOLDER RIGHTS PLAN	204
DESCRIPTION OF BROADWAY CAPITAL STOCK	206
Common Stock	206
Certain Anti-Takeover Effects	206
Nonvoting Common Stock	208
Preferred Stock	209
DESCRIPTION OF BROADWAY SERIES A PREFERRED STOCK	210
COMPARISON OF STOCKHOLDER RIGHTS	212
LEGAL MATTERS	224
EXPERTS	224
DEADLINES FOR SUBMITTING BROADWAY STOCKHOLDER PROPOSALS	224
DEADLINES FOR SUBMITTING CFBANC STOCKHOLDER PROPOSALS	224
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF BROADWAY FINANCIAL CORPORATION	F-1
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CFBANC CORPORATION	F-56
Annex A Agreement and Plan of Merger by and between CFBanc Corporation and Broadway Financial Corporation, dated as of August 25, 2020, as amended on January 14, 2021	A-1
ii

iii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the Broadway special meeting or the CFBanc special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Broadway special meeting or the CFBanc special meeting.
In the following Questions and Answers, and elsewhere this joint proxy statement/prospectus, unless the context otherwise requires, the following terms have the meanings indicated below:
•	“Broadway” refers to Broadway Financial Corporation;
•
“Broadway common stock” refers to the common stock of Broadway and includes Broadway common stock having general voting rights (which is sometimes referred to herein as “Broadway voting common stock”) and Broadway nonvoting common stock (which is sometimes referred to herein as “Broadway nonvoting common stock”) prior to completion of the merger, and to the Broadway Class A common stock (which will have general voting rights), and the Broadway Class B common stock and Class C common stock (each of which will not have general voting rights) after completion of the merger;

•
“Broadway Series A preferred stock” refers to the Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series A, of Broadway that will be issued in the merger upon conversion of CFBanc’s Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B;

•	“CFBanc stock” refers to CFBanc common stock and CFBanc preferred stock;
•	“CFBanc” refers to CFBanc Corporation;
•
“CFBanc common stock” refers to the common stock of CFBanc and includes CFBanc Class A common stock (which has general voting rights) and Class B common stock (which does not have general voting rights);

•	“CFBanc preferred stock” refers to the currently outstanding Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B, of CFBanc;
•	“DC BCA” refers to the District of Columbia Business Corporation Act of 2010;
•	“DC Code” refers to the District of Columbia Code of Laws; and
•	“DGCL” refers to the Delaware General Corporation Law.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
You are receiving this joint proxy statement/prospectus because Broadway and CFBanc have agreed to combine their companies in a merger of equals that will be accomplished through a merger of CFBanc with and into Broadway, with Broadway being the surviving corporation. We refer to the company resulting from the merger as the “combined company.” A copy of the Agreement and Plan of Merger, dated as of August 25, 2020, as amended on January 14, 2021, by and between Broadway and CFBanc providing for the merger is attached as Annex A to this joint proxy statement/prospectus. The term “merger agreement” is used in this joint proxy statement/prospectus to mean that agreement, as amended, and any amendments to that agreement that Broadway and CFBanc may enter into after the date hereof.

The following stockholder approvals, among other conditions, will be required to complete the merger:
•	holders of a majority of the outstanding shares of Broadway’s voting common stock must approve the merger agreement (the “Broadway merger proposal”); and
•
holders of two-thirds of the oustanding shares of CFBanc Class A common stock, Class B common stock and CFBanc preferred stock, each voting as a separate class, must approve the merger agreement (the “CFBanc merger proposal”).

Broadway will hold a special meeting of the Broadway common stockholders (the “Broadway special meeting”), to obtain approval of the Broadway merger proposal. The holders of Broadway’s voting common stock (“Broadway voting common stockholders”) will also be asked to: approve amendments to the certificate of incorporation for Broadway to effect the conversion of Broadway to a “public benefit corporation” as defined and provided for by the DGCL, that will only take effect if the merger is completed; approve an increase in the authorized number of shares of Broadway voting common stock, which will become Broadway Class A common stock upon completion of the merger, to 75,000,000 shares; approve on an advisory (non-binding) basis, executive officer compensation that will or may be paid to Broadway executive officers in connection with the merger; approve, pursuant to Nasdaq Listing Rule 5635(d), proposed sales of up to 12,720,000 shares of Broadway common stock in private placements to institutional and accredited investors at a purchase price of $1.78 per share; and to approve a proposal to adjourn the Broadway special meeting to solicit additional proxies if, in the judgement of the Broadway board of directors, sufficient proxies have not been received to constitute a quorum for the conduct of business and to approve the Broadway merger proposal at the special meeting.
CFBanc will present the CFBanc merger proposal for approval by the holders of CFBanc common stock and preferred stock at its special meeting of stockholders (the “CFBanc special meeting”) as further described in this joint proxy statement/prospectus. Holders of CFBanc Class A common stock will also be asked to approve a proposal to adjourn the CFBanc special meeting to solicit additional proxies if, in the judgement of the CFBanc board of directors, sufficient proxies have not been received to constitute a quorum for the conduct of business and to approve the CFBanc merger proposal at the special meeting.
This document is also a prospectus that is being delivered to holders of CFBanc common stock and holders of CFBanc preferred stock because, in connection with the merger, Broadway is offering shares of Broadway common stock to holders of CFBanc common stock, and is also issuing shares of Broadway Series A preferred stock to the holder of the outstanding shares of CFBanc preferred stock.
This joint proxy statement/prospectus contains important information about the merger and the other proposals that will be voted on at the Broadway and CFBanc stockholder meetings. You should read it carefully and in its entirety. The enclosed proxy materials allow you to have your shares of common stock or CFBanc preferred stock voted by proxy without attending your stockholder meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:	What will happen in the merger?
A:
In the merger, CFBanc will merge with and into Broadway with Broadway being the surviving corporation. Each share of CFBanc common stock issued and outstanding immediately prior to the completion of the merger (the “effective time”) (other than any shares held by Broadway or CFBanc) will be converted into the right to receive 13.626 shares (the “exchange ratio” and such shares, the “merger consideration”) of Broadway common stock. Holders of CFBanc Class A common stock, which has general voting rights, will receive shares of Broadway common stock, which will have general voting rights, and holders of CFBanc Class B common stock, which does not have general voting rights, will receive shares of Broadway Class B common stock, a new class of Broadway common stock which will not have general voting rights. Holders of Broadway voting common stock and nonvoting common stock outstanding immediately prior to the merger will continue to hold their existing shares of Broadway common stock, which will be renamed Class A common stock and Class C common stock, respectively, but will not be changed in any substantive respect. Broadway’s voting common stock, including both the currently outstanding shares and the shares that will be issued in the merger, will continue to be listed and traded on the Nasdaq Capital Market with the trading symbol “BYFC.” See the section entitled “The Merger Agreement—Structure of the Merger” and the merger agreement for further information about the merger.

Q:	When and where will each of the stockholder meetings take place?
A:
The Broadway special meeting will be held as a virtual meeting through the Internet only, on [•], [•], 2021 at 2:00 p.m. local time. There will be no physical location at which stockholders may attend the Broadway special meeting. You will be able to attend the Broadway special meeting, and to vote and submit your questions during the meeting, by visiting www.virtualshareholdermeeting.com/BYFC2020SM and entering the 16-digit control number included on your proxy card or in the instructions that accompany this joint proxy statement/prospectus.

The CFBanc special meeting will be held at 1432 U Street, N.W., Washington, D.C., 20009 and virtually via live webcast at [•] on [•], [•], 2021 at [•] local time. Under Washington, D.C. law, a physical location for the meeting is required; however, we strongly encourage all CFBanc stockholders to participate virtually for health and safety reasons. If you prefer to attend in person, please contact Audrey Phillips, Corporate Secretary, at (202) 243-7141 to discuss your options. You will be able to attend the CFBanc special meeting virtually, and to vote and submit your questions during the meeting, by visiting [•] and entering the 16-digit control number included on your proxy card or in the instructions that accompany this joint proxy statement/prospectus.

Even if you plan to attend your respective company’s stockholder meeting, including attendance online, Broadway and CFBanc recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend or become unable to attend the applicable stockholder meeting. Shares held for you in “street name” may be voted by you at the relevant stockholder meeting only if you obtain a signed legal proxy from your bank, broker, or other nominee giving you the right to vote the shares. Refer to the voting instruction form provided by your broker, bank, or other nominee for more information.
Q:	What matters will be considered at each of the stockholder meetings?
A:	At the Broadway special meeting, holders of Broadway voting common stock will be asked to consider and vote on the following proposals:
•
Broadway merger proposal: Approval of the merger agreement and the transactions contemplated thereby, whether or not the following described public benefit corporation proposal is approved (the “Broadway merger proposal”);

•
Broadway public benefit corporation proposal: Approval of the amendments to the certificate of incorporation for Broadway to effect the conversion of Broadway to a public benefit corporation as defined in and provided for in the DGCL, that will take effect only if the merger is completed (the “Broadway public benefit corporation proposal”);

•
Broadway authorized share increase proposal: Approval of amendment of Broadway’s certificate of incorporation to increase the authorized number of shares of Broadway voting common stock (the “Broadway authorized share increase proposal”);

•
Broadway compensation proposal: Approval, on an advisory (non-binding) basis, of compensation that will or may be paid to Broadway executive officers in connection the merger (the “Broadway compensation proposal”);

•
Broadway private placement proposal: Approval, pursuant to Nasdaq Listing Rule 5635(d), of proposed sales of up to 12,720,000 shares of Broadway common stock to institutional and accredited investors in private placements at a purchase price of $1.78 per share (the “Broadway private placement proposal”); and

•
Broadway adjournment proposal: Approval of one or more adjournments of the Broadway special meeting to solicit additional proxies if, in the judgement of the Broadway board of directors, there are not sufficient shares represented at the Broadway special meeting to approve the Broadway merger proposal and the other proposals that will be presented at the meeting (the “Broadway adjournment proposal”).

At the CFBanc special meeting, holders of CFBanc Class A common stock, Class B common stock and preferred stock, each voting as a separate class, will be asked to consider and vote on the following proposal:
•	CFBanc merger proposal: Approval of the merger agreement and the transactions contemplated thereby (the “CFBanc merger proposal”).
Holders of CFBanc Class A common stock will be asked to consider and vote on the following additional proposal:
•
CFBanc adjournment proposal: Approval of the adjournment of the CFBanc special meeting to solicit additional proxies if, in the judgement of the CFBanc board of directors, there are not sufficient shares represented at the CFBanc special meeting to approve the CFBanc merger proposal (the “CFBanc adjournment proposal”).

To complete the merger, among other conditions, the merger must be approved by the holders of Broadway voting common stock and by the holders of CFBanc Class A common stock, Class B common stock and CFBanc preferred stock, with each such group of stockholders voting as a separate class. Approvals of the other proposals that will be presented at the Broadway special meeting, including the proposal to approve the conversion of Broadway to a public benefit corporation, will not be required to complete the merger.
Q:	What will holders of CFBanc common stock receive in the merger?
A:
In the merger, holders of CFBanc common stock will receive 13.626 shares of Broadway common stock for each share of CFBanc common stock they held immediately prior to the completion of the merger. Holders of CFBanc

Class A common stock, which has general voting rights, will receive shares of Broadway Class A common stock, which will have general voting rights, and holders of CFBanc Class B common stock, which does not have general voting rights, will receive shares of Broadway Class B common stock, a new class of Broadway common stock that will not have general voting rights. Broadway will not issue any fractional shares of Broadway common stock in the merger. Holders of CFBanc common stock who would otherwise be entitled to a fractional share of Broadway common stock in the merger will instead receive an amount in cash (rounded to the nearest whole cent) determined by multiplying the average daily closing sale price per share of Broadway common stock as reported by Nasdaq for the consecutive period of ten trading days ending on the day immediately preceding the day on which the closing of the merger transaction is completed (the “Broadway closing share value”) by the fraction of a share of Broadway common stock that such stockholder would otherwise be entitled to receive.
Q:	What will holders of CFBanc preferred stock receive in the merger?
A:
Holders of CFBanc preferred stock will receive one share of Broadway Series A preferred stock for each share of CFBanc preferred stock held. The Broadway Series A preferred stock will be a new series of preferred stock of Broadway having rights, preferences, privileges, and limitations thereon and restrictions thereof which, taken as a whole, are substantially similar to and not materially less favorable to the holder than those of the CFBanc preferred stock converted in the merger.

Q:	What will holders of Broadway common stock receive in the merger?
A:
Holders of Broadway common stock will retain their shares of common stock, which will be renamed as Class A common stock, in the case of Broadway’s currently outstanding voting common stock, or Class C common stock, in the case of Broadway’s currently outstanding nonvoting common stock, but will not change in any substantive respect. Following the merger, shares of Broadway voting common stock, renamed as Class A common stock, will continue to be listed and traded on the Nasdaq Capital Market with the trading symbol “BYFC.”

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:
Yes. Although the number of shares of Broadway common stock that holders of CFBanc common stock will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger as a result of changes in the market value for Broadway common stock. Any fluctuation in the market price of Broadway common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Broadway common stock that holders of CFBanc common stock will receive. Neither Broadway nor CFBanc is permitted to terminate the merger agreement as a result solely of any increase or decrease in the market price of Broadway common stock or CFBanc common stock.

Q:	How does the Broadway board of directors recommend that I vote at the Broadway special meeting?
A:
The Broadway board of directors unanimously recommends that you vote “FOR” approval of the merger and each of the other proposals described herein presented by the Broadway board of directors at the Broadway special meeting.

In considering the recommendations of the Broadway board of directors, holders of Broadway common stock should be aware that Broadway directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of Broadway common stock generally. For a description of these interests, see the information provided in the section entitled “The Merger—Interests of Broadway’s Directors and Executive Officers in the Merger.”
Q:	Why does the Broadway board of directors recommend I vote “FOR” the Broadway public benefit corporation proposal?
A:
The Broadway board of directors unanimously recommends that you vote “FOR” approval of the Broadway public benefit corporation proposal described herein because the Broadway board of directors believes that becoming a Delaware public benefit corporation will help align the combined company’s business model of creating social, economic, and environmental value for underserved communities with a stakeholder governance model that allows the combined company to carefully consider and balance, in addition to the interests of stockholders, the impact of its decisions on its workers, customers, suppliers, and community, and the environment and the combined company’s impact on society; and to reflect further the combined company’s mission and values in its organizational documents.
Q:	How does the CFBanc board of directors recommend that I vote at the CFBanc special meeting?
A:
The CFBanc board of directors unanimously recommends that you vote “FOR” approval of the merger and each of the other proposals described herein presented by the CFBanc board of directors at the CFBanc special meeting, as described in this document.

In considering the recommendations of the CFBanc board of directors regarding approval of the merger, holders of CFBanc common stock and holders of CFBanc preferred stock should be aware that CFBanc directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of CFBanc common stock and holders of CFBanc preferred stock generally. For a description of these interests, see the information provided in the section entitled “The Merger—Interests of CFBanc’s Directors and Executive Officers in the Merger.”
Q:	Who will be entitled to vote at the Broadway special meeting?
A:
The record date for the Broadway special meeting is [•], 2021. All holders of Broadway common stock who held shares at the close of business on the record date for the Broadway special meeting are entitled to receive notice of and, in the case of holders of Broadway voting common stock, to vote at, the Broadway special meeting.

Each holder of Broadway voting common stock is entitled to cast one vote on each matter properly brought before the Broadway special meeting for each share held of record at the close of business on the record date. As of the record date for the Broadway special meeting, there were [19,281,758] outstanding shares of Broadway voting common stock. See below and the section entitled “Broadway Special Meeting—Proxies” for instructions on how to vote your shares.
Q:	How may I vote my shares held in the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan (the “Broadway ESOP”)?
A:
Each participant in the Broadway ESOP will be provided with a voting instruction card that indicates the number of shares of Broadway voting common stock held by the Broadway ESOP that the participant is entitled to direct the trustee to vote. The trustee is permitted to vote the shares of Broadway voting common stock allocated to the participant’s account for which no voting instructions have been timely received, and any unallocated shares of Broadway voting common stock, in the same proportion as the shares of Broadway voting common stock for which voting instructions have been timely received, unless determined otherwise by the trustee in the exercise of the trustee’s fiduciary discretion.

Q:	Who will be entitled to vote at the CFBanc special meeting?
A:
The record date for the CFBanc special meeting is [•], 2021. All holders of CFBanc Class A common stock, Class B common stock and CFBanc preferred stock who held shares at the close of business on the record date for the CFBanc special meeting are entitled to receive notice of, and to vote at, the CFBanc special meeting.

Each holder of CFBanc Class A common stock, Class B common stock or preferred stock is entitled to cast one vote on the CFBanc merger proposal for each share held of record at the close of business on the record date. As of the record date for the CFBanc special meeting, there were [1,027,438] outstanding shares of CFBanc Class A common stock, [836,975] outstanding shares of CFBanc Class B common stock, and [3,000] outstanding shares of CFBanc preferred stock.
Physical attendance at the CFBanc special meeting is not required to vote. See below and the section entitled “CFBanc Special Meeting—Proxies” for instructions on how to vote your shares without attending the CFBanc special meeting.

Q:	What will constitute a quorum for the Broadway special meeting?
A:
Holders of a majority of the shares of Broadway common stock entitled to vote at the special meeting, present virtually or represented by proxy, will be necessary to constitute a quorum for the transaction of business at the Broadway special meeting. If you fail to submit a proxy or to vote virtually at the Broadway special meeting, your shares of Broadway common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:	What will constitute a quorum for the CFBanc special meeting?
A:
Approval of the merger will require the affirmative vote of the holders of two-thirds of the outstanding shares of the CFBanc Class A common stock, Class B common and preferred stock each voting as a separate class. Accordingly, holders of two-thirds of the outstanding shares of each of such classes of shares will be required to attend the CFBanc special meeting, in person, virtually or by proxy, to conduct the business for which the meeting has been called. If you fail to submit a proxy or to vote at the CFBanc special meeting, your shares of CFBanc common stock or CFBanc preferred stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:	What vote is required for the approval of each proposal at the Broadway special meeting?
A:
Broadway merger proposal: Approval of the Broadway merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Broadway voting common stock. Shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the Broadway merger proposal.

Broadway public benefit corporation proposal: Approval of the Broadway public benefit corporation proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Broadway’s voting common stock. Shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve conversion of Broadway to a public benefit corporation.
Broadway authorized share increase proposal: Approval of the Broadway authorized share increase proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Broadway’s voting common stock. Shares not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve an increase the number of shares of voting common stock Broadway is authorized to issue to 75,000,000.
Broadway compensation proposal: Approval of the Broadway compensation proposal requires the affirmative vote of a majority of the shares voted by the holders of Broadway voting common stock, provided that the shares voted must also constitute a majority of the quorum required for voting on the proposal. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Broadway compensation proposal.
Broadway private placement proposal: Approval of the Broadway private placement proposal requires the affirmative vote of a majority of the shares voted by the holders of Broadway voting common stock, provided that the shares voted must also constitute a majority of the quorum required for voting on the proposal. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Broadway private placement proposal.
Broadway adjournment proposal. Approval of the Broadway adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of Broadway common stock. Accordingly, an abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the Broadway adjournment proposal.
Q:	What vote is required for the approval of each proposal at the CFBanc special meeting?
A:
CFBanc merger proposal: Approval of the CFBanc merger proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of CFBanc Class A common stock, CFBanc Class B common stock and CFBanc preferred stock, each voting as a separate class. Shares of CFBanc Class A common stock, CFBanc Class B common stock and CFBanc preferred stock not present, and shares of such stock present and not voted, whether by abstention or otherwise, will have the same effect as votes cast “AGAINST” the CFBanc merger proposal.

CFBanc adjournment proposal: Approval of the CFBanc adjournment proposal requires the affirmative vote of holders of a majority of the shares of CFBanc Class A common stock voted affirmatively or negatively on the proposals. Accordingly, an abstention or a failure to vote on the proposal will have no effect on the outcome of the CFBanc adjournment proposal.
Q:	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for Broadway named executive officers?
A:
Under SEC rules, Broadway is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger.

Q:	What if I hold shares in both Broadway and CFBanc?
A:
If you hold shares of both Broadway voting common stock and CFBanc common stock or CFBanc preferred stock, you will receive two separate packages of proxy materials. A vote cast as a holder of Broadway voting common stock will not count as a vote cast as a holder of CFBanc common stock or CFBanc preferred stock, as applicable, and a vote cast as a holder of CFBanc common stock or CFBanc preferred stock, as applicable, will not count as a vote cast as a holder of Broadway voting common stock. Therefore, please submit separate proxies for your shares of Broadway common stock and your shares of CFBanc common stock or CFBanc preferred stock, as the case may be.

Q:	How can I vote my shares at my company’s stockholder meeting?
A:	Record Holders. Shares held directly in your name as the holder of record of Broadway or CFBanc may be voted online during in the Broadway special meeting or the CFBanc special meeting, as applicable.
Shares held in “street name.” Shares held in “street name” may be voted directly by you only if you obtain a signed legal proxy from your bank, broker or other nominee holding your shares giving you the right to vote the shares.
Even if you plan to attend the Broadway special meeting or the CFBanc special meeting virtually, Broadway and CFBanc recommend that you vote your shares in advance as described in the answer to the following question so that your vote will be counted if you later decide not to or become unable to attend the respective stockholder meeting.
Additional information on attending and voting in the stockholder meetings can be found in the sections entitled “Broadway Special Meeting” and “CFBanc Special Meeting.”
Q:	How can I vote my shares without attending my respective stockholder meeting?
A:
Whether you hold your shares directly as the holder of record of Broadway or CFBanc shares or beneficially in “street name,” you may direct your vote by proxy without attending the Broadway special meeting or the CFBanc special meeting, as applicable. You can vote your shares by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card.

Additional information on voting procedures can be found under “Broadway Special Meeting” and “CFBanc Special Meeting,” respectively.
Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this document, please vote as soon as possible. If you hold shares of Broadway voting common stock, CFBanc common stock or CFBanc preferred stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by the bank, broker or other nominee holding your shares.

Q:	If my shares are held in “street name” by a broker, bank, or other nominee, will my broker, bank, or other nominee vote my shares without instructions from me?
A:
No. Your bank, broker, or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker or other nominee how to vote your shares in accordance with the instructions provided to you. Please read instructions on the voting form used by your bank, broker, or other nominee.

Q:	Why is my vote important?
A:
If you do not vote, it will be more difficult for Broadway or CFBanc to obtain the necessary quorum to hold its respective stockholder meeting. In addition, your failure to submit a proxy or vote virtually, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” approval of the merger agreement, as well as certain of the other proposals that will be presented at the Broadway special meeting. The Broadway board of directors unanimously recommend that you vote “FOR” the Broadway merger proposal and other proposals that will be presented at the Broadway special meeting, and the CFBanc board of directors unanimously recommend that you vote “FOR” the CFBanc merger proposal and adjournment proposal that will be presented at the CFBanc special meeting.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?
A:	If you are a holder of Broadway voting common stock, CFBanc common stock or CFBanc preferred stock, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:
•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Broadway or CFBanc, as applicable;
•	signing and returning a proxy card with a later date;
•	attending the stockholder meeting virtually, notifying the corporate secretary and voting by ballot in the stockholder meeting; or
•	voting by telephone or the Internet at a later time.
You should send any written notice of revocation or any duly executed new proxy to Broadway at the following address:
Broadway Financial Corporation
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036
Attn: Investor Relations
You should send any written notice of revocation or any duly executed new proxy to CFBanc at the following address:
CFBanc Corporation
1432 U Street, N.W.
Washington, D.C. 20009
Attn: Audrey Phillips, Corporate Secretary
If your shares are held by a broker, bank, or other nominee, you should contact your broker, bank or other nominee to change your vote.
Q:	Will Broadway be required to submit the Broadway merger proposal to its stockholders even if the Broadway board of directors has withdrawn, modified, or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated in accordance with its terms before the Broadway special meeting, Broadway is required to submit the Broadway merger proposal to its stockholders even if the Broadway board of directors has withdrawn or modified its recommendation.

Q:	Will CFBanc be required to submit the CFBanc merger proposal to its stockholders even if the CFBanc board of directors has withdrawn, modified, or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated in accordance with its terms before the CFBanc special meeting, CFBanc is required to submit the CFBanc merger proposal to its stockholders even if the CFBanc board of directors has withdrawn or modified its recommendation.

Q:	Are holders of Broadway common stock entitled to appraisal rights?
A:	No. Holders of Broadway common stock are not entitled to appraisal rights under the DGCL.

Q:	Are holders of CFBanc stock entitled to appraisal rights?
A:
Holders of CFBanc common stock are entitled, and holders of CFBanc preferred stock may be entitled, to exercise appraisal rights in connection with the merger, provided the proper procedures of Subchapter XI of the DC BCA are followed.

A copy of Subchapter XI of the DC BCA is attached as Annex E to this joint proxy statement/prospectus. Holders of CFBanc stock who desire to exercise appraisal rights pursuant to Subchapter XI of the DC BCA are urged to consult a legal advisor before electing or attempting to exercise these rights.
For further information, see the section entitled “The Merger—Appraisal Rights in the Merger.”
Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Broadway merger proposal, the other proposals that will be presented at the Broadway special meeting, or the CFBanc merger proposal?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.”
Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of CFBanc common stock or CFBanc preferred stock?
A:
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If the merger so qualifies, (1) U.S. holders of CFBanc common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their CFBanc common stock for Broadway common stock in the merger, except for any gain or loss that may result from the receipt of cash by U.S. holders of CFBanc common stock instead of a fractional share of Broadway common stock and (2) U.S. holders of CFBanc preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their CFBanc preferred stock for Broadway Series A preferred stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	When is the merger expected to be completed?
A:
Broadway and CFBanc expect the merger to be completed in the first half of 2021. However, neither Broadway nor CFBanc can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. The merger must first be approved by the requisite Broadway vote and the requisite CFBanc vote. Broadway and CFBanc must also satisfy other closing conditions set forth in the merger agreement.

Q:	What will happen if the merger is not completed?
A:
If the merger agreement is not completed, Broadway and CFBanc will each remain an independent company, and Broadway will not issue any shares of Broadway common stock or preferred stock pursuant to the merger agreement. If the merger agreement is terminated in certain circumstances, a termination fee of $1,750,000 will be payable by Broadway or CFBanc, as applicable. See the section entitled “Merger Agreement—Termination Fee” for a more detailed discussion of the circumstances under which the termination fee would be required to be paid.

Q:	Should I send in my CFBanc stock certificates now?
A:
No. Please do not send in your CFBanc stock certificates with your proxy. After the merger is completed, an exchange agent mutually agreed upon by Broadway and CFBanc (the “exchange agent”) will send you instructions for exchanging CFBanc stock certificates for the consideration to be received in the merger. See the section entitled “The Merger Agreement—Conversion of Shares; Exchange of CFBanc Stock Certificates.”

Q:	What should I do if I receive more than one set of voting materials for the same stockholder meeting?
A:
If you hold shares of Broadway common stock or CFBanc common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of Broadway common stock or CFBanc common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same stockholder meeting.

Record Holders. For shares held directly, please complete, sign, date, and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Broadway common stock or CFBanc common stock are voted.
Shares held in “street name.” For shares held in “street name” through a bank, broker, or other nominee, you should follow the procedures provided by your bank, broker, or other nominee to vote your shares.
Q:	Who can help answer my questions?
A:
Broadway stockholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Broadway Investor Relations at (323) 556-3269.

CFBanc stockholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Audrey Phillips, Corporate Secretary at (202) 243-7141.

SUMMARY
This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the respective Broadway and CFBanc stockholder meetings. You should read the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, in its entirety because the terms of the merger agreement, and not the descriptions thereof provided in this joint proxy statement/prospectus, will control the rights and obligations of the parties.
Parties to the Merger (page 56)
Broadway Financial Corporation
5055 Wilshire Boulevard, Suite 500
Los Angeles, California 90036
(323) 634-1700
Broadway is a savings and loan holding company headquartered in Los Angeles, California. Broadway conducts its business operations primarily through its wholly-owned banking subsidiary, Broadway Federal Bank, f.s.b. (“Broadway Federal Bank”). Broadway Federal Bank was chartered in 1946 by three African-American entrepreneurs to provide loans for home ownership and other banking services in South Central Los Angeles to returning World War II soldiers. Broadway Federal Bank is a Community Development Financial Institution (“CDFI”) as certified by the United States Treasury Department and offers a variety of consumer and commercial banking services, including deposit accounts and loans for various purposes in primarily low- and moderate-income neighborhoods in Southern California. Its principal lending activity is making loans secured by small (5 to 20 units) multi-family residential properties located in those neighborhoods. At September 30, 2020, Broadway had, on a consolidated basis, assets of $499.2 million, customer deposits of $325.3 million and stockholders’ equity of $49.4 million.
Broadway’s voting common stock is listed and traded on the Nasdaq Capital Market under the trading symbol “BYFC.”
CFBanc Corporation
1432 U Street, N.W.
Washington, D.C. 20009
(202) 243-7141
CFBanc is a bank holding company, located in Washington, D.C. and founded in 1998 by economic justice advocates and community and business leaders in response to disinvestment and discrimination in low and moderate income areas. CFBanc conducts its business operations through its wholly-owned national bank subsidiary, City First Bank of D.C., National Association (“City First Bank”) and through certain other subsidiaries and affiliates. City First Bank is a CDFI and national bank, that serves as a depository bank and commercial lender in low- and moderate-income communities in Washington, D.C. and the surrounding region. City First Bank is Washington, D.C.’s first CDFI bank and the first and the only certified B Corp bank based in Washington, D.C., having been so certified in 2017. CFBanc works to promote economic equity and opportunity by providing increased access to responsible capital and complementary financial services to underserved communities to ensure the long-term well-being and resilience of individuals, families, and institutions. At September 30, 2020, CFBanc had, on a consolidated basis, assets of $395.1 million, customer deposits of $300.4 million and stockholders’ equity of $38.5 million. CFBanc is a benefit corporation organized under Washington, D.C. law, consistent with its business model to increase the provision of capital to low- and moderate-income communities.
CFBanc common stock is not listed or traded on a stock exchange or market.
The Merger and the Merger Agreement (pages 56 and 97)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You should read the merger agreement carefully and in its entirety as it, and not this joint proxy statement/prospectus, is the primary legal document that governs the merger.
Subject to the terms and conditions of the merger agreement, at the completion of the merger, CFBanc will merge with and into Broadway, with Broadway being the surviving corporation in a merger of equals. Following completion of the merger, Broadway Federal Bank will merge with and into (the “bank merger”) City First Bank, with City First Bank being the surviving bank (in such capacity, the “combined bank”).
Merger Consideration (page 98)
In the merger, holders of CFBanc common stock will receive 13.626 shares of Broadway common stock for each share of CFBanc common stock they hold immediately prior to the effective time. Broadway will not issue any fractional shares of Broadway common stock in the merger. Holders of CFBanc Class A common stock will receive shares of Broadway voting common stock and holders of CFBanc Class B nonvoting common stock will shares of a new class of nonvoting common stock of Broadway. Holders of CFBanc common stock who would otherwise be entitled to a fraction of a share of Broadway common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) equal to such fraction of a share multiplied by the Broadway closing share value.
Broadway common stock is listed on the Nasdaq Capital Market under the trading symbol “BYFC.” CFBanc common stock is not listed or traded on a stock exchange. The following table shows the closing sale prices of Broadway common stock as reported on the Nasdaq Capital Market on August 25, 2020, the last full trading day before the public announcement of the merger agreement, and on [•], 2021, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of CFBanc common stock, which was calculated by multiplying the closing price of Broadway common stock on those dates by the exchange ratio of 13.626.
	Broadway Common Stock	Implied Value of One Share of CFBanc Common Stock
August 25, 2020	$1.56	$21.26
[•], 2021	$	$
For further information on the exchange ratio, see the sections entitled “The Merger—Terms of the Merger” and “The Merger Agreement—Merger Consideration.”
Treatment of CFBanc Preferred Stock (page 92)
In the merger, each share of CFBanc preferred stock outstanding immediately prior to the effective time will be converted into one share of Broadway Series A preferred stock. The Broadway Series A preferred stock will have rights, preferences, privileges, voting powers and restrictions thereof that are substantially similar to and, taken as a whole are not materially less favorable to the holders thereof than, those of the CFBanc preferred stock. The CFBanc preferred stock, and the Broadway Series A preferred stock, do not have general voting rights but are entitled to vote on certain matters. The terms of the Broadway Series A preferred stock to be issued upon conversion of the CFBanc preferred stock in the merger are set forth in Article FOURTH of the form of Broadway’s proposed amended and restated certificate of incorporation attached to this joint proxy statement/prospectus as Annex D.
For further information, see the section entitled “The Merger—Treatment of CFBanc Preferred Stock.”
Material U.S. Federal Income Tax Consequences of the Merger (page 112)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Broadway and CFBanc to complete the merger that Broadway and CFBanc each receive a legal opinion, from Arnold & Porter Kaye Scholer LLP (“Arnold & Porter”) and Covington & Burling LLP (“Covington & Burling”), respectively, to the effect that the merger will so qualify. Neither Broadway nor CFBanc currently intends to waive these conditions to the consummation of the merger. In the event that Broadway or CFBanc waives the condition to receive such tax opinion and the tax consequences of the merger are materially different from those described in this joint proxy statement/prospectus, then Broadway and CFBanc will recirculate appropriate soliciting materials and seek new approval of the merger from the holders of Broadway voting common stock and of CFBanc stock.
If the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (1) U.S. holders of CFBanc common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their CFBanc common stock for Broadway common stock in the merger, except for any gain or loss that may result from the receipt of cash by U.S. holders of CFBanc common stock instead of a fractional share of Broadway common stock and (2) U.S. holders of CFBanc preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their CFBanc preferred stock for Broadway Series A preferred stock.
You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this document. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.
Broadway’s Reasons for the Merger; Recommendation of the Broadway Board of Directors (page 65)
The Broadway board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Broadway and its stockholders and has unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Broadway board of directors unanimously recommends that holders of Broadway voting common stock vote “FOR” the approval of the Broadway merger proposal and “FOR” the other proposals presented at the Broadway special meeting. For a more detailed discussion of the Broadway board of directors’ recommendation, see the section entitled “The Merger—Broadway’s Reasons for the Merger; Recommendation of the Broadway Board of Directors.”
CFBanc’s Reasons for the Merger; Recommendation of the CFBanc Board of Directors (page 76)
The CFBanc board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of CFBanc and its stockholders and has unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The CFBanc board of directors unanimously recommends that holders of CFBanc common stock and holders of CFBanc preferred stock vote “FOR” the approval of the CFBanc merger proposal and that the holders of the CFBanc Class A common stock vote “FOR” the CFBanc adjournment proposal presented at the CFBanc special meeting. For a more detailed discussion of the CFBanc board of directors’ recommendation, see the section entitled “The Merger—CFBanc’s Reasons for the Merger; Recommendation of the CFBanc Board of Directors.”
Opinion of Broadway’s Financial Advisor (page 68)
In connection with the merger, Broadway’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated August 25, 2020, to the Broadway board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Broadway of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Broadway board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of Broadway to engage in the merger or enter into the merger agreement or constitute a recommendation to the Broadway board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Broadway voting common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.
For further information, see the section entitled “The Merger—Opinion of Broadway’s Financial Advisor” and Annex B to this joint proxy statement/prospectus.
Opinion of CFBanc’s Financial Advisor (page 79)
At the August 25, 2020 meeting of the CFBanc board of directors, representatives of Raymond James & Associates, Inc. (“Raymond James”), rendered its oral opinion, subsequently confirmed in writing, to the CFBanc board of directors (solely in its members’ capacity as such), that, as of such date, the exchange ratio to be received by the holders of CFBanc common stock in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James in connection with the preparation of its written opinion. The full text of the written opinion of Raymond James, dated August 25, 2020, is attached as Annex C to this joint proxy statement/prospectus.

The description of the opinion is qualified in its entirety by reference to the full text of the written opinion. CFBanc stockholders are urged to read the entire opinion carefully in connection with their consideration of the exchange ratio. The opinion of Raymond James speaks only as of the date of the written opinion. Neither the Raymond James opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be or constitute advice or a recommendation to the CFBanc board of directors or any CFBanc stockholders as to how the CFBanc board of directors, such CFBanc stockholder or any other person should vote or otherwise act with respect to the merger or any other matter.
For further information, see the section entitled “The Merger—Opinion of CFBanc’s Financial Advisor” and Annex C to this joint proxy statement/prospectus.
Appraisal Rights in the Merger (page 94)
Holders of Broadway common stock will not be entitled to appraisal rights under the DGCL with respect to their shares in connection with the merger.
Holders of CFBanc common stock will be entitled, and holders of its preferred stock may be entitled, to appraisal rights under the DC BCA with respect to their shares in connection with the merger. For further information, see the section entitled “The Merger—Appraisal Rights in the Merger.”
A copy of Subchapter XI of the DC BCA is attached as Annex E to this joint proxy statement/prospectus. Holders of CFBanc stock who desire to exercise appraisal rights pursuant to Subchapter XI of the DC BCA are urged to consult a legal advisor before electing or attempting to exercise these rights.
Interests of Broadway’s Directors and Executive Officers in the Merger (page 89)
In considering the Broadway board of directors’ recommendation to vote for the Broadway merger proposal, holders of Broadway common stock should take into account that Broadway’s directors and executive officers have interests in the merger that are different from, or in addition to, those of holders of Broadway common stock generally. These interests include:
•	At the completion of the merger, certain of Broadway’s directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company.
•
Broadway executive officers are entitled to receive severance payments under their existing employment agreements in amounts and payable over periods of time that vary with each executive officer if the employment of such officer is terminated by Broadway without cause or by the officer for good reason (each as defined in the agreements). If such termination of employment occurs within two years after a change in control of Broadway (as defined in the agreements), the severance is payable in a discounted lump sum rather than being paid over time.

•	Broadway’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.
The Broadway board of directors was aware of and considered these respective interests when deciding to adopt the merger agreement. For further information, see the section entitled “The Merger—Interests of Broadway’s Directors and Executive Officers in the Merger.”
Interests of CFBanc’s Directors and Executive Officers in the Merger (page 93)
In considering the CFBanc board of directors’ recommendation to vote for the CFBanc merger proposal, holders of CFBanc stock should take into account that CFBanc’s directors and executive officers have interests in the merger that are different from, or in addition to, those of holders of CFBanc stock generally. These interests include:
•
CFBanc’s Chief Executive Officer would be eligible under his employment agreement with CFBanc for severance payments if he were to terminate his employment for good reason (as defined in the employment agreement) after the merger.

•	At the closing of the merger, certain of CFBanc’s directors and executive officers will continue to serve as directors or executive officers of the combined company.
•	CFBanc’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

The CFBanc board of directors was aware of and considered these respective interests when deciding to adopt the merger agreement. For further information, see the section entitled “The Merger—Interests of CFBanc’s Directors and Executive Officers in the Merger.”
Governance of the Combined Company After the Merger (page 90)
Board of Directors
The board of directors of the combined company and the combined bank after the merger will have nine members, consisting of:
•	the Chief Executive Officer of Broadway as of immediately prior to the effective time;
•	the Chief Executive Officer of CFBanc as of immediately prior to the effective time;
•	three additional members of the Broadway board of directors as of immediately prior to the effective time, designated by Broadway; and
•	four additional members of the CFBanc board of directors as of immediately prior to the effective time, designated by CFBanc.
Chairman of the Board, Chief Executive Officer, Lead Director
Upon completion of the merger, Wayne-Kent A. Bradshaw, the current President and Chief Executive Officer, and a director, of Broadway, will become the Chairman of the Board of Directors of the combined company and will serve in that capacity until the second anniversary of the date the merger is completed. Upon completion of the merger, Brian Argrett, the current Chief Executive Officer, and a director, of CFBanc will become the Chief Executive Officer, and Vice Chairman of the Board of Directors, of the combined company. Mr. Argrett will become the Chairman of the Board of the combined company on the second anniversary of the date the merger is completed, subject to the then-current board of directors of the continuing company’s exercise of its fiduciary obligations and vote. Ms. Marie Johns, a current member of the board of directors of CFBanc, has been designated by CFBanc pursuant to the merger agreement to serve as the initial lead independent director for the combined company.
Headquarters of the Combined Company and Its Bank Subsidiary After the Merger
As of the effective time, the principal corporate office of the combined company will be located in Los Angeles, California and the principal corporate office of the combined bank will be located in Washington, D.C.
Accounting Treatment (page 91)
Broadway and CFBanc each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting, and Broadway will be treated as the accounting acquirer.
Regulatory Approvals (page 91)
Subject to the terms of the merger agreement, Broadway and CFBanc agreed in the merger agreement to cooperate with each other and use reasonable best efforts to prepare and file promptly all documentation necessary to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals include approvals by the Office of the Comptroller of the Currency (the “OCC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), all of which have been obtained, subject to applicable U.S. Department of Justice (“DOJ”) waiting periods.
Closing and Effective Time of the Merger
We expect to complete the merger in the first half of 2021.

Conditions to Completion of the Merger (page 108)
As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•
approval of the merger agreement by the holders of a majority of the outstanding shares of Broadway voting common stock, and by the holders of two-thirds of the outstanding shares of CFBanc Class A common stock, CFBanc Class B common stock, and CFBanc preferred stock, each voting as a separate class;

•	authorization for listing on the Nasdaq Capital Market, subject to official notice of issuance, of the shares of Broadway Class A common stock to be issued in the merger;
•
all regulatory authorizations, consents, orders and approvals from the OCC and the Federal Reserve Board (the “requisite regulatory approvals”) having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition (as defined in the merger agreement);

•	effectiveness of the registration statement of which this joint proxy statement/prospectus is part;
•
no order, injunction, decree, or other legal restraint preventing the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement illegal;

•	subject to materiality standards provided in the merger agreement, the accuracy of the representations and warranties of Broadway and CFBanc in the merger agreement;
•	performance in all material respects by each of Broadway and CFBanc of its obligations, covenants, and agreements under the merger agreement; and
•	receipt by each of CFBanc and Broadway of an opinion of its legal counsel as to certain tax matters.
Termination of the Merger Agreement (page 109)
The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the required vote to approve the merger agreement by Broadway stockholders or CFBanc stockholders, in the following circumstances:
•	by mutual written consent of Broadway and CFBanc;
•
by either Broadway or CFBanc if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree, or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants, and agreements under the merger agreement;

•
by either Broadway or CFBanc if the merger has not been completed on or before August 25, 2021 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants, and agreements under the merger agreement;

•
by either Broadway or CFBanc (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants, or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);
•
by CFBanc, if: (1) the Broadway board of directors (i) withholds, withdraws, modifies, or qualifies in a manner adverse to CFBanc its recommendation in this joint proxy statement/prospectus that the holders of Broadway common stock approve the merger agreement (the “Broadway board recommendation”); (ii) fails to make the Broadway board recommendation in this joint proxy statement/prospectus; (iii) adopts, approves, recommends or endorses an acquisition proposal (as defined below in “The Merger Agreement—Agreement Not to Solicit Other Offers”) or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal; (iv) fails to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Broadway board recommendation within ten business days (or such fewer number of days as remains prior to the Broadway special meeting) after an acquisition proposal is made public or any request by CFBanc to do so; or (v) publicly proposes to do any of the foregoing; or (2) Broadway or the Broadway board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the Broadway board recommendation; or

•
by Broadway, if: (1) the CFBanc board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to Broadway its recommendation in this joint proxy statement/prospectus that the holders of CFBanc Class A common stock, CFBanc Class B common stock, and CFBanc preferred stock, each voting as a separate class, approve the merger agreement (the “CFBanc board recommendation”); (ii) fails to make the CFBanc board recommendation in this joint proxy statement/prospectus; (iii) adopts, approves, recommends or endorses an acquisition proposal or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal; (iv) fails to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the CFBanc board recommendation within ten business days (or such fewer number of days as remains prior to the CFBanc special meeting) after an acquisition proposal is made public or any request by Broadway to do so; or (v) publicly proposes to do any of the foregoing; or (2) CFBanc or the CFBanc board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the CFBanc board recommendation.

Neither Broadway nor CFBanc is permitted to terminate the merger agreement as a result of any increase or decrease in the market price or value of Broadway common stock or CFBanc common stock.
Termination Fee (page 110)
If the merger agreement is terminated under certain circumstances, including circumstances involving breach of the respective agreements of Broadway and CFBanc to each other not to seek alternative acquisition proposals and changes in the recommendation of CFBanc’s or Broadway’s respective boards of directors, CFBanc or Broadway may be required to pay a termination fee to the other equal to $1,750,000.
Comparison of Stockholders’ Rights (page 147)
The rights of holders of CFBanc common stock are governed by the DC BCA and by the articles of incorporation and bylaws of CFBanc. In the merger, holders of CFBanc common stock will become holders of common stock of the combined company, which will be a corporation organized under Delaware and their rights will be governed by Delaware law and the certificate of incorporation and bylaws of Broadway, as amended and restated pursuant to the merger agreement. Holders of CFBanc common stock will have different rights once they become holders of common stock of the combined company due to differences between the CFBanc governing documents and the Broadway governing documents. These differences are described in further detail under “Comparison of Stockholders’ Rights.” The form of Broadway’s proposed amended and restated certificate of incorporation is attached as Annex D.
Stock Exchange Listing (page 93)
The shares of Broadway Class A common stock that will be issued upon conversion of CFBanc Class A common stock in the merger, and will have regular voting rights, will be listed for trading on the Nasdaq Capital Market. Following the merger, all existing shares of Broadway’s voting common stock, which will be renamed Class A common stock, will continue to be listed and traded on the Nasdaq Capital Market. The trading symbol for all shares of Broadway voting common stock, including existing shares and shares issued in the merger, will be “BYFC.”
Broadway Special Meeting (page 43)
The Broadway special meeting will be held on [•], 2021, at 2:00 p.m., local time as a virtual meeting conducted through the Internet via live webcast for the purposes set stated below. The meeting will be conducted solely as a live webcast and there will not be any physical location for stockholder attendance at the meeting.
At the Broadway special meeting, holders of Broadway common stock will be asked to vote on proposals to:
•	approve the Broadway merger proposal;
•
approve amendments to the certificate of incorporation of Broadway to effect the conversion of Broadway to a public benefit corporation as defined and provided for in the DGCL, that will become effective only if the merger is completed;

•	approve an increase in the number of shares of voting common stock Broadway is authorized to issue to 75,000,000;
•	approve, on an advisory (non-binding) basis, executive officer compensation that will or may be paid to Broadway executive officers in connection with the merger;
•
approve, pursuant to Nasdaq Listing Rule 5635(d), proposed sales of up to 12,720,000 shares of Broadway common stock in private placements to institutional and accredited investors at a purchase price of $1.78 per share; and

•	approve adjournment of the Broadway special meeting for the purpose of soliciting additional votes or proxies.
You may vote at the Broadway special meeting if you owned shares of Broadway common stock at the close of business on [•], 2021. As of that record date, [•] shares of Broadway voting common stock were outstanding, approximately [•]% of which were owned and entitled to be voted by Broadway directors and executive officers and their affiliates. We currently expect that Broadway’s directors and executive officers and such affiliates will vote such shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.
Approval of the Broadway merger proposal, Broadway public benefit corporation proposal and Broadway authorized share increase proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Broadway voting common stock. If you mark “ABSTAIN” on your proxy, do not submit a proxy or vote online during the Broadway special meeting and do not instruct your bank, broker or other nominee how to vote with respect to the Broadway merger proposal and such other proposals, it will have the same effect as a vote “AGAINST” the Broadway merger proposal and such other proposals. Approval of the Broadway compensation proposal and Broadway private placement proposal will require the affirmative vote of the holders of a majority of the shares voted on such proposals, provided that the shares voted must also constitute a majority of the quorum required for voting on such proposals. If you mark “ABSTAIN” on your proxy, do not submit a proxy or vote online during the Broadway special meeting and do not instruct your bank or broker how to vote with respect to the Broadway private placement proposal or the Broadway compensation proposal, you will not be deemed to have cast a vote with respect to such proposals and it will have no effect on the adoption of such proposals. Approval of the Broadway adjournment proposal will require the affirmative vote of the holders of a majority of the shares voted on such proposal. If you mark “ABSTAIN” on your proxy, do not submit a proxy or vote online during the Broadway special meeting and do not instruct your bank or broker how to vote with respect to the Broadway adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal and it will have no effect on the adoption of such proposal.

CFBanc Special Meeting (page 52)
The CFBanc special meeting will be held at 1432 U Street, N.W., Washington, D.C. and virtually via live webcast at [•] on [•], [•], 2021, at [•], local time. At the CFBanc special meeting, CFBanc stockholders will be asked to vote on the following proposal:
•	approve the CFBanc merger proposal.
CFBanc Class A common stockholders will be asked to vote on the following additional proposal:
•	approve adjournment of the CFBanc special meeting for purpose of soliciting additional votes or proxies.
You may vote at the CFBanc special meeting if you owned shares of CFBanc Class A common stock, Class B common stock or preferred stock at the close of business on [•], 2021. As of that record date, [1,027,438] shares of CFBanc Class A common stock were outstanding, less than [1%] of which were owned and entitled to be voted by CFBanc directors and executive officers and their affiliates, and approximately [43.90]% of which were owned and entitled to be voted by City First Enterprises, Inc. (“CFEnterprises”). Also at that record date, [no] outstanding shares of CFBanc Class B common stock or CFBanc preferred stock were owned and entitled to be voted by CFBanc directors and executive officers or their affiliates or by CFEnterprises. We currently expect that CFBanc’s directors and executive officers and CFEnterprises will vote their shares of Class A common stock in favor of the merger, although none of them has entered into any agreements obligating them to do so.
Approval of the CFBanc merger proposal will require the affirmative vote of the holders of two-thirds of the outstanding shares CFBanc Class A common stock, Class B common stock and preferred stock, each voting as a separate class. Approval of the CFBanc adjournment proposal will require the affirmative vote of the holders of a majority of the shares of CFBanc Class A common stock voting affirmatively or negatively on the proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the CFBanc special meeting, or fail to instruct your bank, broker, or other nominee how to vote with respect to the CFBanc merger proposal, it will have the same effect as a vote “AGAINST” the CFBanc merger proposal. If you mark “ABSTAIN” on your proxy, or do not submit a proxy, do not vote virtually at the CFBanc special meeting, and do not instruct your bank, broker, or other nominee how to vote on the CFBanc adjournment proposal, you will not be deemed to have cast a vote with respect to the adjournment proposal and it will have no effect on the CFBanc adjournment proposal.
Risk Factors (page 30)
In evaluating the merger agreement, the merger, or the issuance of shares of Broadway common stock in the merger, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BROADWAY
The following table presents selected consolidated historical financial data of Broadway. The selected consolidated historical financial data as of December 31, 2019 and 2018, and for each of the years then ended, have been derived from Broadway’s audited consolidated financial statements and accompanying notes contained in this joint proxy statement/prospectus. The selected consolidated historical financial data as of December 31, 2017, 2016, and 2015, and for each of the years then ended, have been derived from Broadway’s audited consolidated financial statements for such years and accompanying notes, which are not contained in this joint proxy statement/prospectus. The selected consolidated historical financial data for Broadway as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 have been derived from Broadway’s unaudited interim consolidated financial statements as of such date and for such periods contained in this joint proxy statement/prospectus. In the opinion of Broadway’s management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results of operations for such nine-month periods have been made.
The information set forth below is a summary only. You should read the following information together with Broadway’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this joint proxy statement/prospectus. Broadway’s historical consolidated financial data may not be indicative of the future performance of Broadway or the combined company.
(Dollars in thousands, except share and per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Unaudited)	(Unaudited)
Statements of Income:
Total interest income	$13,713	$12,473	$16,847	$15,237	$16,287	$15,290	$15,155
Total interest expense	4,407	4,806	6,386	4,929	4,348	3,877	3,864
Net interest income before loan loss (provision) recapture	9,306	7,667	10,461	10,308	11,939	11,413	11,291
Loan loss (provision) recapture	(29)	301	7	1,254	1,100	550	3,700
Net interest income after provision (recapture) for loan losses	9,277	7,968	10,468	11,562	13,039	11,963	14,991
Noninterest income	645	859	1,052	865	2,530	1,044	2,908
Noninterest expense	10,283	9,226	12,071	11,556	11,837	11,752	13,401
(Loss) income before income taxes	(361)	(399)	(551)	871	3,732	1,255	4,498
Income tax (benefit) expense	(300)	(262)	(345)	56	1,863	(2,225)	(4,574)
Net income (loss)	$(61)	$(137)	$(206)	$815	$1,869	$3,480	$9,072

Per share and other data:
(Loss) earnings per common share - basic	$(0.00)	$(0.01)	$(0.01)	$0.03	$0.07	$0.12	$0.31
(Loss) earnings per common share - diluted	$(0.00)	$(0.01)	$(0.01)	$0.03	$0.07	$0.12	$0.31
Cash dividends declared per common share	$—	$—	$—	$—	$—	$—	$—
Book value per common share outstanding	$1.76	$1.75	$1.75	$1.77	$1.74	$1.66	$1.59
Shares outstanding at end of period	28,038,154	27,867,818	27,867,819	27,418,798	27,451,219	27,421,217	29,076,708
Weighted average common shares outstanding - basic	27,114,022	26,782,325	26,833,693	26,755,405	26,678,917	28,999,327	29,076,708
Weighted average common shares outstanding - fully diluted	27,114,022	26,782,325	26,833,693	26,762,449	26,755,482	29,098,500	29,076,708

Performance metrics:
Return on average assets	-0.02%	-0.04%	-0.05%	0.20%	0.43%	0.86%	2.45%
Return on average equity	-0.17%	-0.37%	-0.42%	1.71%	3.96%	7.41%	22.90%
Average yield on average earning assets	3.79%	4.05%	4.10%	3.80%	3.81%	3.89%	4.17%

(Dollars in thousands, except share and per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Average cost of average interest-bearing liabilities	1.34%	1.75%	1.74%	1.37%	1.13%	1.11%	1.18%
Net interest rate margin	2.57%	2.49%	2.54%	2.57%	2.79%	2.90%	3.11%
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Equity to total assets ratio	9.89%	11.78%	11.09%	11.83%	11.54%	10.61%	11.46%
Loans to deposits ratio(1)	112.19%	127.69%	134.70%	127.39%	116.35%	133.62%	113.35%
Efficiency ratio(2)	103.34%	108.21%	104.85%	103.43%	81.81%	94.34%	94.38%

Balance sheet data:
Investment securities, available-for-sale, at fair value	$10,372	$13,671	$11,006	$14,722	$17,494	$13,202	$14,140
Loans receivable held for sale	$40,653	$8,175	$—	$6,231	$22,370	$—	$—
Loans receivable held for investment, gross	$365,008	$357,618	$401,029	$358,485	$338,920	$384,057	$308,999
Loans receivable held for investment, net	$361,793	$354,800	$397,847	$355,556	$334,851	$379,454	$304,171
Total assets	$499,217	$414,618	$440,369	$409,397	$413,704	$429,083	$402,912
Noninterest-bearing deposits	$48,689	$26,135	$27,090	$22,877	$22,469	$20,040	$19,428
Total deposits	$325,336	$280,067	$297,724	$281,414	$291,290	$287,427	$272,614
Federal Home Loan Bank advances	$115,500	$75,000	$84,000	$70,000	$65,000	$85,000	$72,000
Junior subordinated debentures	$3,570	$4,590	$4,335	$5,100	$5,100	$5,100	$5,100
Total stockholders' equity	$49,366	$48,860	$48,848	$48,436	$47,731	$45,526	$46,163

Credit quality:
Loans 30-89 days past due	$84	$250	$18	$35	$391	$1,388	$989
Loans 30-89 days past due as a percentage of gross loans receivable(3)	0.02%	0.07%	0.00%	0.01%	0.01%	0.36%	0.47%
Non-accrual loans	$820	$699	$424	$911	$1,766	$2,944	$4,227
Non-accrual loans as a percentage of gross loans receivable(3)	0.20%	0.19%	0.11%	0.25%	0.49%	0.77%	1.37%
Non-performing assets	$820	$699	$424	$1,744	$2,644	$2,944	$4,587
Non-performing assets as a percentage of total assets	0.16%	0.17%	0.10%	0.43%	0.64%	0.69%	1.14%
Allowance for loan losses (ALLL)	$3,215	$2,818	$3,182	$2,929	$4,069	$4,603	$4,828
ALLL as a percentage of gross loans held for investment	0.88%	0.79%	0.79%	0.82%	1.20%	1.20%	1.56%
ALLL as a percentage of total non-accrual loans	392.07%	403.15%	750.47%	321.51%	230.41%	156.35%	114.22%
Net charge-offs (recoveries)	$(4)	$(190)	$(260)	$(114)	$(566)	$(325)	$(63)
Net charge-offs (recoveries) to average loans receivable held for investment	0.00%	-0.05%	-0.07%	-0.03%	-0.15%	-0.10%	-0.02%

Regulatory capital ratios (Broadway Federal Bank, f.s.b.):
Tier 1 leverage ratio	9.84%	11.74%	11.56%	12.03%	11.39%	10.60%	11.56%
Common equity Tier 1 capital	16.94%	19.41%	17.14%	19.32%	18.63%	15.36%	19.45%
Tier 1 risk-based capital ratio	16.94%	19.41%	17.14%	19.32%	18.63%	15.36%	19.45%
Total risk-based capital ratio	18.10%	20.57%	18.29%	20.48%	19.88%	16.62%	20.71%
(1)	Loans-to-deposits ratio represents gross loans receivable held for investment divided by total deposits at period end.
(2)	Efficiency ratio represents noninterest expense divided by the sum of net interest income before loan loss (provision) recapture and noninterest income.
(3)	Includes both loans receivable held for sale and held for investment.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF CFBANC
The following table presents selected consolidated historical financial data of CFBanc. The selected consolidated historical financial data as of December 31, 2019 and 2018, and for each of the years then ended, have been derived from CFBanc’s audited consolidated financial statements and accompanying notes contained in this joint proxy statement/prospectus. The selected consolidated historical financial data as of December 31, 2017, 2016 and 2015, and for each of the years then ended, have been derived from CFBanc’s audited consolidated financial statements for such years and accompanying notes which are not contained this joint proxy statement/prospectus. The selected consolidated historical financial data for CFBanc as of September 30, 2020, and for the nine months ended September 30, 2020 and 2019, have been derived from CFBanc’s unaudited interim consolidated financial statements as of such date and for such periods which are contained in this joint proxy statement/prospectus. In the opinion of CFBanc’s management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results of operations for such nine-month periods have been made.
The information set forth below is a summary only. You should read the following information together with CFBanc’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this joint proxy statement/prospectus. CFBanc’s historical consolidated financial data may not be indicative of the future performance of CFBanc or the combined company.
(Dollars in thousands, except share and per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Unaudited)	(Unaudited)
Statements of Income:
Total interest income	$8,086	$9,288	$12,088	$10,412	$8,759	$10,132	$9,743
Total interest expense	1,320	1,415	1,917	1,710	1,177	1,031	588
Net interest income before loan loss (provision) benefit	6,766	7,873	10,171	8,702	7,582	9,101	9,155
Loan loss (provision) benefit	(578)	(41)	46	294	840	1,550	(876)
Net interest income after (provision) benefit for loan losses	6,188	7,832	10,217	8,996	8,422	10,651	8,279
Noninterest income	1,454	1,388	1,833	3,134	4,844	3,482	3,312
Noninterest expense	7,165	7,389	9,694	10,168	10,444	9,974	9,095
Income before income taxes	477	1,831	2,356	1,962	2,822	4,159	2,496
Income tax expense	119	451	654	282	1,190	1,409	790
Net income	358	1,380	1,702	1,680	1,632	2,750	1,706
Less: Net income attributable to non-controlling interest	66	201	243	551	777	688	547
Net income attributable to CFBanc	$292	$1,179	$1,459	$1,129	$855	$2,062	$1,159

Per share and other data:
Earnings per common share - basic	$0.16	$0.63	$0.78	$0.61	$0.46	$1.11	$0.62
Earnings per common share - diluted	$0.16	$0.63	$0.78	$0.61	$0.46	$1.11	$0.62
Cash dividends declared per common share	$—	$—	$—	$—	$—	$—	$—
Book value per common share outstanding	$19.06	$18.25	$18.43	$16.86	$18.15	$16.16	$15.15
Shares outstanding at end of period	1,864,413	1,864,313	1,864,313	1,864,313	1,864,313	1,864,313	1,864,313
Weighted average common shares outstanding - basic	1,864,409	1,864,313	1,864,313	1,864,313	1,864,313	1,864,313	1,864,313
Weighted average common shares outstanding - fully diluted	1,864,409	1,864,313	1,864,313	1,864,313	1,864,313	1,864,313	1,864,313

Performance metrics:
Average assets	374,910	379,436	374,520	320,494	282,171	253,169	247,277
Return on average assets	0.10%	0.42%	0.39%	0.35%	0.30%	0.81%	0.47%

(Dollars in thousands, except share and per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Unaudited)	(Unaudited)
Average equity	39,993	37,280	36,007	34,296	32,194	32,080	33,638
Return on average equity	0.97%	4.22%	4.06%	3.31%	2.67%	6.43%	3.45%
Average earning assets	366,316	367,189	364,816	311,321	274,798	246,634	240,760
Average yield on average earning assets	2.94%	3.37%	3.31%	3.34%	3.19%	4.11%	4.05%
Average interest-bearing liabilities	284,292	276,013	276,777	244,040	201,935	186,601	185,402
Average cost of average interest-bearing liabilities	0.62%	0.68%	0.69%	0.70%	0.58%	0.55%	0.32%
Net interest rate spread(1)	2.32%	2.69%	2.62%	2.64%	2.61%	3.56%	3.73%
Net interest rate margin(2)	2.46%	2.86%	2.79%	2.80%	2.76%	3.69%	3.80%
Equity to total assets ratio	9.75%	10.63%	10.24%	9.40%	10.96%	11.49%	13.23%
Loans to deposits ratio(3)	70.80%	51.36%	51.08%	46.06%	49.58%	64.82%	85.62%
Efficiency ratio(4)	89.71%	83.86%	83.46%	86.26%	88.90%	79.40%	73.79%

Balance sheet data:
Investment securities, available-for-sale, at fair value	$110,357	$86,762	$94,362	$88,957	$85,128	$76,988	$59,636
Loans receivable held for investment, gross(5)	$212,677	$137,155	$140,603	$130,969	$124,258	$134,854	$166,600
Loans receivable held for investment, net	$210,120	$134,961	$138,495	$128,786	$122,018	$131,874	$162,041
Total assets	$395,080	$348,098	$364,841	$366,270	$308,738	$262,155	$257,240
Noninterest-bearing deposits	$39,223	$50,298	$41,472	$53,764	$53,236	$32,250	$26,597
Total deposits	$300,394	$267,065	$275,239	$284,357	$250,640	$208,053	$194,577
Securities sold under agreements to repurchase	$36,552	$23,407	$32,333	$27,573	$8,006	$7,571	$12,357
Federal Home Loan Bank borrowings	$3,138	$3,267	$3,232	$3,372	$—	$—	$—
Note payables	$14,000	$14,000	$14,000	$14,000	$14,000	$14,000	$14,000
Total stockholders' equity	$38,527	$37,017	$37,350	$34,436	$33,838	$30,134	$34,026

Credit quality:
Loans 30-89 days past due	$3,983	$—	$2,179	$—	$—	$—	$—
Loans 30-89 days past due as a % of gross loans receivable	1.87%	0.00%	1.55%	0.00%	0.00%	0.00%	0.00%
Loans 90+ days past due and still accruing interest	$—	$—	$—	$—	$—	$—	$—
Loans 90+ days past due and still accruing interest as a % of gross loans receivable	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Non-accrual loans	$3,471	$1,621	$2,102	$116	$2,721	$5,430	$15,867
Non-accrual loans as a percentage of % of gross loans receivable	1.63%	1.18%	1.49%	0.09%	2.19%	4.03%	9.52%
Non-performing assets	$3,471	$1,621	$2,102	$2,401	$5,006	$5,430	$15,867
Non-performing assets as a percentage of total assets	0.88%	0.46%	0.58%	0.66%	1.62%	2.07%	6.17%
Allowance for loan losses (ALLL)	$2,557	$2,195	$2,108	$2,183	$2,240	$2,980	$4,559
ALLL as a percentage of gross loans held for investment	1.20%	1.60%	1.50%	1.67%	1.80%	2.21%	2.74%
ALLL as a percentage of total non-accrual loans	73.67%	135.41%	100.29%	1881.90%	82.32%	54.88%	28.73%
Net charge-offs (recoveries)	$129	$30	$29	$(237)	$(100)	$29	$603
Average loans receivable held for investment	$176,013	$133,922	$134,715	$126,590	$125,996	$150,622	$168,104

(Dollars in thousands, except share and per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Net charge-offs (recoveries) to average loans receivable held for investment	0.07%	0.02%	0.02%	-0.19%	-0.08%	0.02%	0.36%

Regulatory capital ratios (City First Bank of D.C., N.A.):
Tier 1 leverage ratio	8.82%	9.20%	9.22%	9.57%	10.48%	11.65%	13.49%
Common equity Tier 1 capital	15.94%	18.79%	18.42%	18.48%	19.54%	18.69%	18.63%
Tier 1 risk-based capital ratio	15.94%	18.79%	18.42%	18.48%	19.54%	18.69%	18.63%
Total risk-based capital ratio	17.14%	20.03%	19.63%	19.73%	20.80%	19.95%	19.90%
(1)	Net interest spread is the difference between average rate earned on interest-earning assets and average rate paid on interest-bearing liabilities.
(2)	Net interest margin represents net interest income before the provision for loan losses divided by average interest earning assets.
(3)	Loans-to-deposits ratio represents gross loans receivable held for investment divided by total deposits at period end.
(4)	Efficiency ratio represents noninterest expense divided by the sum of net interest income before loan loss (provision) benefit and noninterest income less non-recurring gains or (losses).
(5)	Loans receivable held for investment are shown net of deferred items but gross of ALLL.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
The following tables present unaudited pro forma condensed combined financial information about the combined company’s consolidated balance sheet and statement of income after giving effect to the merger. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below gives effect to the merger as if it had taken place on September 30, 2020. The information under “Unaudited Pro Forma Condensed Combined Statement of Income Data” in the table below gives effect to the merger as if it had taken place on January 1, 2019. This selected unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting assuming that Broadway is the acquirer of CFBanc for accounting purposes. See the section entitled “The Merger—Accounting Treatment.”
This selected unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is based on currently available information and assumptions and estimates considered appropriate by Broadway’s management. It is not necessarily indicative of what the combined company’s consolidated financial condition or results of operations actually would have been if the merger had been completed as of the dates indicated, nor does it purport to represent the combined company’s consolidated balance sheet or statement of income for future dates or periods. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section entitled “Risk Factors.” The information presented below should be read in conjunction with the historical consolidated financial statements of Broadway and CFBanc, including the related notes, and in conjunction with the unaudited pro forma condensed combined financial information of Broadway and CFBanc, including the related notes, appearing elsewhere in this joint proxy statement/prospectus
Unaudited Pro Forma Condensed Combined Statement of Income Data (Dollars in thousands, except per share)	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Total interest income	$23,591	$31,972
Total interest expense	5,773	8,366
Loan loss (provision) recapture	(607)	53
Net interest income after provision for credit losses	17,211	23,659
Total noninterest income	2,099	2,885
Total noninterest expense	17,566	21,939
Provision for income taxes	292	1,121
Net income	$1,452	$3,484
Net income available to common stockholders	$1,386	$3,241
Earnings per share:
Basic	$0.03	$0.06
Diluted	$0.03	$0.06
Unaudited Pro Forma Condensed Combined Balance Sheet Data (Dollars in thousands)	At September 30, 2020
Total assets	$910,112
Securities available for sale	120,729
Loans receivable, net of allowance for credit losses	608,003
Deposits	625,730
Securities sold under agreements to repurchase	36,552
FHLB advances	118,902
Long-term debt	17,570
Total stockholders’ equity before noncontrolling interest and financing	100,466
Total stockholders’ equity before noncontrolling interest and after financing(1)	121,924
(1)
Broadway is currently seeking to sell up to an aggregate of 12,720,000 shares of common stock in private placements to institutional and accredited investors at a price of $1.78 per share, of which agreements for the sale of a total of [6,227,050] shares have been entered into as of the date of this joint proxy statement/prospectus. The private placements are planned to be completed shortly after the completion of the merger. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The historical per share data for the common stock of Broadway and CFBanc, shown separately below, have been derived from the unaudited interim consolidated financial statements of each of Broadway and CFBanc as of and for the nine months ended September 30, 2020 and the audited consolidated financial statements of each of Broadway and CFBanc as of and for the year ended December 31, 2019. The consolidated financial statements of Broadway and CFBanc are included elsewhere in this joint proxy statement/prospectus.
The unaudited pro forma combined per share data set forth below give effect to the merger as if it had occurred on January 1, 2019, the beginning of the earliest period presented, in the case of net income per share data, and as of September 30, 2020, in the case of book value per share data, assuming that each outstanding share of CFBanc common stock had been converted into shares of Broadway common stock based on the exchange ratio of 13.626 shares of Broadway common stock for each share of CFBanc common stock. The unaudited pro forma combined per share data have been derived from the unaudited interim consolidated financial statements for each of Broadway and CFBanc as of and for the nine months ended September 30, 2020 and the audited consolidated financial statements for each of Broadway and CFBanc as of and for the year ended December 31, 2019.
The unaudited pro forma combined per share data have been derived using the acquisition method of accounting. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Accordingly, the pro forma adjustments reflect the assets and liabilities of CFBanc at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.
The unaudited pro forma combined per share data do not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed at the beginning of these periods or to project the future results of operations that the combined company may achieve after the merger.
The unaudited pro forma combined per share equivalent data set forth below show the effect of the merger from the perspective of an owner of CFBanc common stock. The information was calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 13.626.
The information presented below should be read in conjunction with the historical consolidated financial statements of Broadway and CFBanc, including the related notes, and in conjunction with the unaudited pro forma condensed combined financial information of Broadway and CFBanc, including the related notes, each appearing elsewhere in this joint proxy statement/prospectus. See the sections entitled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements.”
(Per share data in dollars)	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
	(Unaudited)
Broadway Historical Data
Net loss available to common stockholders per share:
Basic	$(0.00)	$(0.01)
Diluted	$(0.00)	$(0.01)
Book value per common share	$1.76	$1.75
Dividends declared per common share	$0.00	$0.00

CFBanc Historical Data
Net income available to common stockholders per share:
Basic	$0.16	$0.78
Diluted	$0.16	$0.78
Book value per common share(1)	$19.06	$18.43
Dividends declared per common share	$0.00	$0.00

(Per share data in dollars)	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
Unaudited Pro Forma Combined
Net income available to common stockholders per share:
Basic	$0.03	$0.06
Diluted	$0.03	$0.06
Book value per common share(2)	$1.82	n/a
Book value per common share after financing(3)	$1.80	n/a
Dividends declared per common share(4)	n/a	n/a

Unaudited Pro Forma Combined Equivalent(5)
Net income available to common stockholders per share:
Basic	$0.41	$0.82
Diluted	$0.41	$0.82
Book value per common share	$24.80	n/a
Book value per common share after financing	$24.53	n/a
Dividends declared per common share(4)	n/a	n/a
(1)
The historical book value per common share is computed by dividing total stockholders’ equity (net of noncontrolling interests and preferred equity in the case of CFBanc) by the number of common shares outstanding at the end of the period.

(2)
The unaudited pro forma combined book value per common share is computed by dividing total stockholders’ equity (net of noncontrolling interests and preferred equity) by the number of pro forma combined Broadway common shares outstanding at the end of the period.

(3)
The unaudited pro forma combined book value per common share after the proposed private placements is computed by dividing total stockholders’ equity (adjusted for the estimated net proceeds from the proposed private placements), net of noncontrolling interests and preferred equity, by the number of pro forma combined Broadway common shares expected to be outstanding at the end of the period (including the number of shares estimated to be issued in the financing).

(4)
Pro forma combined dividends declared per common share is not presented as the dividend policy for the combined company will be determined by the combined company’s board of directors following the completion of the merger.

(5)	The unaudited pro forma combined equivalent per share data for CFBanc are calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 13.626.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “would,” “could,” “should,” “poised,” “believes,” “target,” “objective,” “goal,” “positions,” “prospects,” “predicts,” “potential,” “continue,” and words and terms of similar substance used in connection with any discussions regarding timing of completion of the merger, expected benefits of the merger and the future operating or financial performance of Broadway, CFBanc, or the combined company identify forward-looking statements. All forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the merger discussed under the caption “Risk Factors” and the factors previously disclosed in Broadway’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	the uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic;
•	the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement;
•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;
•	delays in completing the transaction;
•	the failure to obtain necessary stockholder approvals or to satisfy any of the other conditions to the closing of the merger on a timely basis or at all;
•
the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Broadway and CFBanc do business;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;
•	the ability to complete the transaction and integration of Broadway and CFBanc successfully;
•	the challenges of integrating, retaining, and hiring key personnel;
•	failure to attract new customers and retain existing customers in the manner anticipated, including as a result of the proposed transaction and its announcement;
•	interruption or breach of security as a result of systems integration resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;
•	changes in Broadway’s stock price before closing, including as a result of the announcements relating to the proposed transaction or the financial performance of Broadway or CFBanc prior to closing;
•	dilution caused by Broadway’s issuance of additional shares of its capital stock in connection with the transaction and the private placements described herein;
•
operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which Broadway and CFBanc are highly dependent;

•
changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation, and financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;

•	political and economic uncertainty, including any decline in global economic conditions or the stability of credit and financial markets;
•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;
•	changes in interest rates, which may affect Broadway’s or CFBanc’s net income and other future cash flows, or the market value of Broadway’s or CFBanc’s assets, including its investment securities;
•	changes in accounting principles, policies, practices, or guidelines;
•	changes in Broadway’s credit ratings or in Broadway’s ability to access the capital markets;
•	natural disasters, pandemics, civil unrest, war, or terrorist activities; and
•	other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting Broadway’s or CFBanc’s operations, pricing, and services.
For any forward-looking statements made in this joint proxy statement/prospectus, Broadway claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Except as required by applicable law, neither Broadway nor CFBanc undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained in this joint proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.
Risks Relating to the Merger
Because the market price of Broadway common stock may fluctuate, holders of CFBanc common stock cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of CFBanc common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Broadway or CFBanc) will be converted into 13.626 shares of Broadway common stock. This exchange ratio will not be adjusted for changes in the market price of Broadway common stock or the fair values of Broadway or CFBanc. Changes in the market price of Broadway common stock prior to the merger will affect the value that holders of CFBanc common stock receive in the merger.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in CFBanc’s and Broadway’s businesses, operations and prospects and regulatory considerations, many of which factors are beyond CFBanc’s and Broadway’s control. Therefore, at the time of the CFBanc special meeting, holders of CFBanc common stock will not know the market value of the consideration to be received at the effective time. Holders of CFBanc common stock may obtain current market quotations for shares of Broadway voting common stock which is traded on the Nasdaq Capital Market with the trading symbol “BYFC.”
The opinions received by the boards of directors of Broadway and CFBanc from the parties’ respective financial advisors prior to execution of the merger agreement do not reflect any changes in circumstances that may have occurred since the date that the opinions were delivered.
Prior to the execution of the merger agreement, the boards of directors of Broadway and CFBanc received opinions from KBW and Raymond James, the parties’ respective financial advisors, each dated August 25, 2020, as to the fairness of the exchange ratio in the merger from a financial point of view to Broadway and to the common stockholders of CFBanc, respectively. The opinions were rendered as of their respective dates and were subject to assumptions and limitations described in the respective opinions. Changes in the operations and prospects of Broadway or CFBanc, general market and economic conditions and other factors which are beyond the control of Broadway and CFBanc may have altered the value of Broadway or CFBanc or the prices of shares of Broadway common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of any date other than the dates of the opinions, which was August 25, 2020. For a description of the respective opinions received by the boards of directors of Broadway and CFBanc, see the sections entitled “The Merger — Opinion of Broadway’s Financial Advisor” and “The Merger — Opinion of CFBanc’s Financial Advisor.”
The merger agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to Broadway or CFBanc that might result in greater value to holders of Broadway stock or CFBanc stock, respectively, than they would realize from the merger.
The merger agreement provisions include a general prohibition on each party from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions, as described in the section entitled “The Merger Agreement — Agreement Not to Solicit Other Offers.” Furthermore, if the merger agreement is terminated, under certain circumstances, Broadway or CFBanc may be required to pay the other a termination fee equal to $1,750,000, as described in the section entitled “The Merger Agreement — Termination Fee.” Broadway and CFBanc are also obligated to submit their merger approval proposals to a vote by their stockholders, even if Broadway or CFBanc receives an unsolicited proposal that the Broadway board of directors or CFBanc board of directors believes is superior to the merger, unless the merger agreement is terminated by each party under certain conditions as described under the section entitled “The Merger Agreement — Termination of the Merger Agreement.”
Combining Broadway and CFBanc may be more difficult, costly or time consuming than expected and Broadway and CFBanc may fail to realize the anticipated benefits and cost savings of the merger.
The success of the merger will depend, in part, on realization of anticipated cost savings from combining the businesses of Broadway and CFBanc. To realize the anticipated benefits and cost savings from the merger, Broadway and CFBanc must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If Broadway and CFBanc are not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated.
Broadway and CFBanc have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with customers (including depositors and borrowers) and employees, or to achieve the anticipated benefits and cost savings of the merger. As with any merger of financial institutions, there also may be business disruptions that cause Broadway or CFBanc to lose current customers or cause current customers to remove their accounts from Broadway or CFBanc and move their business to competing financial institutions. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Broadway and CFBanc during this transition period and for an undetermined period after completion of the merger on the combined company.
Certain of Broadway’s and CFBanc’s directors and executive officers have interests in the merger that differ from the interests of Broadway and CFBanc stockholders.
Holders of Broadway voting common stock and holders of CFBanc common stock and CFBanc preferred stock should take into account that some of Broadway’s and CFBanc’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of the stockholders of Broadway and CFBanc generally. These interests and arrangements may create potential conflicts of interest. The Broadway and CFBanc boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that holders of Broadway voting common stock and holders of CFBanc common stock and CFBanc preferred stock vote to approve the merger agreement. For a more complete description of these interests, see the sections entitled “The Merger— Interests of Broadway’s Directors and Executive Officers in the Merger” and “The Merger—Interests of CFBanc’s Directors and Executive Officers in the Merger.”
Failure of the merger to be completed or a significant delay in completion of the merger could each negatively impact Broadway or CFBanc.
The merger agreement is subject to a number of conditions which must be satisfied in order to complete the merger. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger.” These conditions to the completion of the merger may not be fulfilled and, accordingly, the merger may not be completed.
Failure of the merger to be completed may result in various consequences. Broadway’s or CFBanc’s business may have been adversely affected by a failure to pursue other beneficial opportunities due to the focus of management on the merger or the merger agreement requirements to conduct business only in the ordinary course, without realizing any of the anticipated benefits of completing the merger. Also, if the merger is not completed, the market price of Broadway common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, either Broadway or CFBanc may be required to pay a termination fee of $1,750,000 to the other party.
Additionally, each of Broadway and CFBanc has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including the costs and expenses of preparation, filing, printing and mailing this joint proxy statement/prospectus, as well as possible diversion of management attention from pursuing other opportunities. If the merger is not completed, Broadway and CFBanc will have incurred these expenses and possible diversion of management attention without realizing the expected benefits of the merger.
Some of the conditions to the merger may be waived by Broadway or CFBanc without resoliciting stockholder approval of the merger agreement.
Some of the conditions to the merger set forth in the merger agreement may be waived by Broadway or CFBanc. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger.” If any such conditions are waived, Broadway and CFBanc will evaluate whether an amendment of this joint proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the Broadway board of directors or the CFBanc board of directors, as applicable, determines that resolicitation of stockholders is not warranted, Broadway and CFBanc will have the discretion to complete the merger without seeking further Broadway and CFBanc stockholder approval.
Broadway and CFBanc will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees, as well as current and prospective customers (including depositors and borrowers), may have an adverse effect on either or both Broadway and CFBanc. These uncertainties may impair Broadway’s or CFBanc’s ability to attract, retain and motivate key personnel and customers (including depositors and borrowers) until the merger is completed, and could cause existing or prospective customers (including depositors and borrowers) and others that deal with Broadway and/or CFBanc to seek to change existing business relationships or decide not to enter into new business relationships with Broadway and/or CFBanc. In addition, subject to certain exceptions, Broadway and CFBanc have agreed to operate their respective businesses in the ordinary course, and not to take various actions, prior to closing. See the section entitled “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants applicable to Broadway and CFBanc. These limitations could have an adverse effect on each party’s results of operations.
The shares of Broadway common stock to be received by holders of CFBanc common stock as a result of the merger will have different rights from the shares of CFBanc common stock for which they are exchanged.
In the merger, holders of CFBanc common stock will become holders of Broadway common stock and their rights as stockholders will be governed by Delaware law and the governing documents of the combined company. The rights associated with Broadway common stock are different from the rights associated with CFBanc common stock. See the section entitled “Comparison of Stockholders’ Rights” for a discussion of the different rights associated with Broadway common stock.
In connection with the merger, Broadway will issue preferred stock in exchange for CFBanc’s existing preferred stock and thereby assume CFBanc’s preferred stock obligations, and the combined company’s level of indebtedness and preferred stock obligations following the completion of the merger could adversely affect the combined company’s ability to raise additional capital and to meet its obligations under Broadway’s existing indebtedness.
Broadway’s existing subordinated debentures, together with any future incurrence of additional indebtedness, and the assumption of CFBanc’s outstanding preferred stock, could have important consequences for the combined company’s creditors and stockholders. For example, it could:
•	limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;
•	limit the combined company’s ability to pay dividends to its stockholders;
•	increase the combined company’s vulnerability to general economic and industry conditions; and
•
require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness and dividends on the preferred stock, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

Following completion of the merger, rights of holders of the combined company’s common stock will be subject to the prior dividend and liquidation rights of the holders of the new Broadway preferred stock that Broadway will issue upon completion of the merger. The payments of dividends and liquidation distributions would reduce the remaining amount of the combined company’s assets, if any, available for distribution to holders of its common stock.
Holders of Broadway and CFBanc common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
Following the completion of the merger, but before giving effect to the proposed private placement transactions described in this joint proxy statement/prospectus, the pre-merger holders of CFBanc voting and nonvoting common stock will own approximately 47.5% of the outstanding voting and nonvoting common stock of the combined company immediately after the merger and the pre-merger holders of Broadway voting and nonvoting common stock will own approximately 52.5% of the outstanding voting and nonvoting common stock of the combined company immediately after the merger. Because of this, holders of CFBanc voting common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of CFBanc, and holders of Broadway voting common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of Broadway.
Broadway stockholders will not have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
Under Section 262 of Title 8, Chapter 1 of the Delaware General Corporation Law, holders of common stock are not entitled to appraisal rights in connection with a merger with respect to shares of any class or series that will remain outstanding after consummation of the merger. If the merger is completed, holders of Broadway common stock will not receive any consideration, and their shares of Broadway common stock will remain outstanding and will constitute shares of the combined company. Accordingly, holders of Broadway common stock are not entitled to any appraisal rights in connection with the merger.
See the section entitled “Appraisal Rights in the Merger” for information concerning appraisal rights that may be available to CFBanc stockholders.
Stockholder litigation could prevent or delay the closing of the merger or otherwise negatively impact the business and operations of Broadway and CFBanc.
Stockholder litigation challenging mergers of public companies on the basis of alleged breaches of fiduciary duties of directors and officers, and on the basis of other claims, has become common. While Broadway and CFBanc are not aware of any valid basis for litigation challenging the merger, they, individually and as the combined company, may incur costs in connection with the defense or settlement of any such stockholder lawsuits filed in connection with the merger, even if they are successful in defending such litigation. The results of any such lawsuits are difficult to predict and could prevent or delay the timely consummation of the merger. Moreover, any litigation could be time consuming and expensive, could divert Broadway and CFBanc management’s attention away from their regular business and, if resolved against Broadway, CFBanc or members of the Broadway or CFBanc board of directors, could have an adverse effect on the financial condition, results of operations, assets or business of each of Broadway and CFBanc.
The merger is expected to, but may not, qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
The parties expect the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Broadway and CFBanc to complete the merger that Broadway and CFBanc each receive a legal opinion from Arnold & Porter and Covington & Burling, respectively, to the effect that the merger will so qualify. Additionally, in connection with the filing of this joint proxy statement/prospectus, Arnold & Porter and Covington & Burling have delivered opinions to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions filed with this joint proxy statement/prospectus and the opinions required to be delivered at the completion of the merger are and will be based on representations, warranties and covenants contained in representation letters provided by Broadway and CFBanc and on certain customary factual assumptions, including the assumption that the merger will be completed in the manner described in the merger agreement and this joint proxy statement/prospectus. None of the opinions described above will be binding on the U.S. Internal Revenue Service (“IRS”) or any court. Broadway and CFBanc have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in the opinions. The statement regarding the expectations of the parties with respect to the tax treatment of the merger is a forward-looking statement. For information on forward-looking statements, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. holder of CFBanc common stock or CFBanc preferred stock may be required to recognize any gain or loss equal to the difference between (1) the sum of the fair market value of either Broadway common stock or Broadway Series A preferred stock received by the U.S. holder of CFBanc common stock or CFBanc preferred stock and the amount of cash, if any, received by the U.S. holder of CFBanc common stock or CFBanc preferred stock in the merger, and (2) the adjusted tax basis of such U.S. holder in the CFBanc common stock or CFBanc preferred stock exchanged therefor.
For further information, please refer to the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” Whether or not you are a U.S. holder, you should consult your tax advisor to determine the particular tax consequences to you.
Risks Relating to the Combined Company’s Business Following the Merger
The risks described below are material risks applicable to the Combined Company’s business following the consummation of the transaction, which risks are based on and take into account the risks associated with Broadway’s and CFBanc’s current businesses.
The combined company may not be successful in retaining key Broadway and/or CFBanc employees after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Broadway and CFBanc. It is possible that one or more of these employees may decide not to remain with Broadway or CFBanc, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Broadway and CFBanc to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Broadway and CFBanc may not be able to locate or retain suitable replacements for any key employees who leave either company.
The COVID-19 pandemic has impacted the economy and the businesses of Broadway and CFBanc. The extent and severity of the impact on the business and financial results of the combined company will depend on future developments, which are highly uncertain and cannot be predicted.
Since early March 2020, the spread of a novel coronavirus named COVID-19 has resulted in a pandemic (the “COVID-19 pandemic”), which has impacted virtually every aspect of society. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, created significant volatility and disruption in financial markets, and increased unemployment levels and has led to an economic recession and a significant decrease in consumer confidence and business generally. The duration of the COVID-19 pandemic and its effects still cannot be determined with a reasonable level of certainty.
Federal, state and local governments have enacted various restrictions in an attempt to limit the spread of COVID-19. Such measures have disrupted economic activity and contributed to job losses and reductions in consumer business and spending. The institution of physical distancing, and shelter-in-place requirements resulted in temporary closures of many businesses. Even as state and local governments begin to re-open businesses and relax restrictions, these changes have had, and may continue to have, a significant and lasting adverse effect on the markets in which Broadway and CFBanc conduct their businesses. As a result, the demand for the products and services of Broadway Federal Bank and City First Bank have been and may continue to be significantly affected, although in different ways and to different degrees. The COVID-19 pandemic could prompt credit losses in the combined bank’s loan portfolio and increase the required levels of allowances for credit losses, particularly if businesses remain closed or close again in another wave of the COVID-19 pandemic and if more customers draw on lines of credit or seek additional loans to help finance their businesses. In addition, the impacts of prior federal stimulus measures and other federal and state measures, specifically with respect to loan forbearances, may also have an impact on Broadway’s and CFBanc’s performance. The operations of the combined bank may also be disrupted if significant portions of its workforce are unable to work effectively, due to illness, quarantines, government actions, or other restrictions in connection with the COVID-19 pandemic. Although the branch offices of Broadway Federal Bank and City First Bank are currently open, many CFBanc employees are now working remotely and it is anticipated that staffing levels at the combined company’s headquarters will remain lower than pre-pandemic levels for some time.
Although the ultimate impact of the COVID-19 pandemic over the longer term is uncertain and Broadway and CFBanc do not yet know the full extent of the impacts on the combined company’s business, operations or the global economy as a whole, nor the pace of recovery when the COVID-19 pandemic subsides, the decline in economic conditions generally and a prolonged negative impact on small to medium sized businesses, in particular, due to COVID-19 may have a lasting adverse effect on the combined company’s financial condition, results of operations, assets or business.
The combined company will be a holding company and will depend primarily on dividends from the combined bank for operating funds.
Substantially all of the activities of the combined company will be conducted through the combined bank. The principal source of funds with which the combined company will service its debt, pay operating expenses and pay preferred stock dividends will be the combined bank, which will be subject to restrictions as to the amounts of dividends it may pay based on normal regulatory guidelines. In addition, it is possible that regulatory restrictions may be imposed in the event of sustained adverse operating results or substantial declines in regulatory capital that could cause the combined bank to be unable to pay dividends in the future.
The combined company may not be successful in seeking future awards under the Department of the Treasury CDFI Fund’s New Markets Tax Credit (“NMTC”) program or such program may not receive Congressional support in the future.
The combined company may not be able to obtain new NMTC awards due to unsuccessful applications, inability to meet program requirements, or failure of Congress to further extend the program. Federal government agencies periodically determine NMTC award recipients through a nationwide application process that is highly competitive. Although CFBanc has received prior NMTC awards, the combined entity may not be successful in future NMTC applications, or may not meet the qualifications to apply for NMTC awards, and may not be able to successfully expand CFBanc’s current NMTC lending program into the Southern California market. The NMTC program relies on Congressional extension of the program; in 2020, the program was extended through 2025. If the NMTC program requirements change so the combined company is unable to qualify, or the program does not receive Congressional support after 2025, the combined company will no longer be able to continue its participation in the NMTC program. Failure to obtain new NMTC awards may have an adverse effect on the combined company’s financial condition, results of operations, assets or business.
If the combined bank were to lose its status as a CDFI, its ability to obtain grants and awards as a CDFI similar to those Broadway Federal Bank and City First Bank have received in the past may be lost.
Broadway Federal Bank, City First Bank and CFBanc are each certified as CDFIs by the U.S. Department of the Treasury. CDFI status increases a financial institution’s potential for receiving grants and awards that, in turn, enable the financial institution to increase the level of community development financial services that it provides to communities. Broadway Federal Bank has received over $3 million in Business Enterprise Awards from the CDFI Fund over the last ten years. Broadway Federal Bank, City First Bank, and CFBanc reinvest the proceeds from CDFI-related grants and awards back into the communities they serve. While Broadway and CFBanc believe the combined bank will be able to meet the certification criteria required to continue its status as a CDFI, there is no certainty that it will be able to do so. If the combined bank does not meet one or more of the criteria, the CDFI Fund, in its sole discretion, may provide an opportunity for the combined company to cure deficiencies prior to issuing a notice of termination of certification. A loss of CDFI status, and the resulting inability to obtain certain grants and awards received in the past, could have an adverse effect on the combined company’s financial condition, results of operations or business.
The combined company’s future success will depend on its ability to compete effectively in the highly competitive financial services industry in the greater Washington D.C. and Los Angeles metropolitan areas.
Broadway has faced strong competition in the Southern California market; the combined company will also face strong competition in the Washington, D.C. metropolitan area. The combined company will compete with many different types of financial institutions, including commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, insurance companies, and money market funds, as well as other local and community, super-regional, national and international financial institutions that operate offices in CFBanc’s and Broadway’s primary market areas and elsewhere. The combined company’s future growth and success will depend on its ability to compete effectively in this highly competitive financial services environment. Many of the combined company’s competitors in the greater Washington, D.C. and Los Angeles metropolitan areas will be well-established, larger financial institutions that have greater name recognition and market presence that benefit them in attracting business. Failure to compete effectively and to attract new or to retain existing clients may have an adverse effect on the combined company’s financial condition, results of operations, assets or business.
A downturn in the real estate market could seriously impair the combined company’s loan portfolio and operating results.
Most of the combined company’s loan portfolio consists of loans secured by various types of real estate located in Southern California and in Washington, D.C. and surrounding areas. If economic factors cause real estate values in the markets served by the combined company to decline, higher vacancies to occur, or the deterioration of other factors, including as a result of the COVID-19 pandemic, then the financial condition of the combined bank’s borrowers could be harmed, and the collateral for loans will provide less security. In addition, a decline in real estate values in the regions served could result in the combined bank experiencing increases in loan delinquencies and defaults, which result in increases in the amounts of nonperforming assets and which would likely cause the combined bank to suffer losses.
The combined company’s allowance for loan losses may not be adequate to cover actual loan losses.
The combined bank will seek to limit the risk that borrowers will fail to repay loans by carefully underwriting the loans made. Losses nevertheless may occur. Broadway Federal Bank and City First Bank have established allowances for estimated loan losses in their accounting records through loss provisions which are recorded as expenses that reduce income. Each bank previously based decisions on the amount of these loss provisions and allowances that are prudent from time to time on estimates of the following factors, among others:
•	historical experience with its loans;
•	evaluation of current economic conditions;
•	reviews of the quality, mix and size of the overall loan portfolio;
•	reviews of loan delinquencies, including trends in such delinquencies; and
•	the quality of the collateral underlying loans, based in part on independent appraisals by third parties.
If the combined bank’s actual loan losses exceed the amount that has been allocated for estimated probable losses, the combined company’s net income and financial condition could be materially and adversely affected. Evaluation of many of the factors that are relevant to the determination of the appropriate levels of loss provisions and allowances is an inherently subjective process, and the combined company’s conclusions are subject to review by its regulators in the course of regular periodic and special examinations of the combined bank. The regulatory examiners may make different judgments on such matters based on the information available to them at the times of their examinations and may require that the combined company increase the amounts of loss provisions and allowances.
In addition, in June 2016, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard that will replace the current approach under GAAP for establishing the allowance for loan losses, which generally considers only past events and current conditions. This new standard, referred to as Current Expected Credit Loss (“CECL”), requires financial institutions to project a loan’s lifetime losses at origination, as opposed to the current framework which allows adjustments to the provision for loan and lease losses when losses are assessed as probable in an existing loan. On November 15, 2019, FASB issued a new accounting standard, which delayed the effective date of CECL for small banking institutions to interim periods and fiscal years beginning after December 15, 2022. At this time, Broadway does not know and cannot reasonably quantify the impact on it or the combined bank of the adoption of CECL. The new standard is expected, however, to result generally in increases to loan loss allowance levels and will require the application of the revised methodology to existing financial assets through a one-time adjustment to retained earnings upon initial effectiveness. On February 14, 2019, the FDIC, Federal Reserve Board and OCC issued a final rule providing an optional CECL Transition Provision, which allows a banking organization that experiences a reduction in retained earnings as of the CECL adoption date to elect to phase in the regulatory capital impact over a three-year period. A failure to effectively measure the effect of CECL may result in significant overstatement or understatement of the combined company’s allowance for loan losses, and in the event of an understatement, may necessitate that it significantly increase its allowance for loan and lease losses, which could adversely affect its net income.

Changes in interest rates affect profitability.
Changes in prevailing interest rates may adversely affect the combined company’s business. Each of Broadway and CFBanc has derived, and the combined company will derive, income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the wider the spread, the more the combined company will earn. When market rates of interest change, the interest the combined bank receives on assets and the interest paid on liabilities will fluctuate. In addition, the timing and rate of change in the interest that the combined bank earns on assets do not necessarily match the timing and rate of change in the interest that it must pay on deposits and other interest-bearing liabilities, even though most of the loans have variable interest rates. This can cause increases or decreases in the spread and can greatly affect income. In addition, interest rate fluctuations can affect how much money the combined bank may be able to lend and its ability to attract and retain customer deposits, which are an important source of funds for making and holding loans.
Changes in governmental regulation may impair operations or restrict growth.
Each of Broadway and CFBanc are, and the combined company will be, subject to substantial governmental supervision and regulation, which are intended primarily for the protection of depositors rather than the combined company’s stockholders. Statutes and regulations affecting the combined company’s business may be changed at any time, and the interpretation of existing statutes and regulations by examining authorities may also change. Within the last several years Congress and the federal bank regulatory authorities have made significant changes to these statutes and regulations. There can be no assurance that such changes to the statutes and regulations or in their interpretation will not adversely affect the combined company’s business. The combined company will also be subject to changes in other federal and state laws, including changes in tax laws, which could materially affect the banking industry. If the combined company fails to comply with federal bank regulations, its regulators may limit its activities or growth, assess civil money penalties against it or place the combined bank into conservatorship or receivership. Bank regulations can hinder the combined company’s ability to compete with financial services companies that are not regulated or are less regulated.
Negative public opinion regarding the combined company or the failure to maintain the combined company’s reputation in the communities it serves could adversely affect its business and prevent it from growing its business.
The combined company’s reputation within the communities it serves is critical to its success. Broadway and CFBanc believe they have built strong personal and professional relationships with their customers and are active members of the communities they serve. If the combined company’s reputation is negatively affected, including as a result of actions of its employees or otherwise, the combined company may be less successful in attracting new customers or talent or may lose existing customers, and its business, financial condition and earnings could be adversely affected.
Systems failures, interruptions and cybersecurity breaches in the information technology and telecommunications systems of the combined company and of third-party service providers could have a material adverse effect on the combined company.
The combined company’s business will be dependent on the successful and uninterrupted functioning of its information technology and telecommunications systems and the systems of its third-party service providers. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt the combined company’s operations. Because the information technology and telecommunications systems of the combined company interface with and depend on third-party systems, the combined company could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise the combined company’s ability to operate effectively, damage its reputation, result in a loss of customer business, and/or subject the combined company to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on the combined company’s business, financial condition and results of operations.
The information technology systems of the combined company and of third-party service providers to the combined company may be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. The combined company likely will expend additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. Security breaches and viruses potentially exposing sensitive data, including the proprietary business information of the combined company and that of its customers, suppliers and business partners, as well as personally identifiable information about the combined company’s customers and employees, could expose the combined company to claims, regulatory scrutiny, litigation costs and other possible liabilities and reputational harm.
The financial services industry is undergoing rapid technological change, and the combined company may not have the resources to effectively implement new technology, or it may experience operational challenges when implementing new technology.
The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to reduce costs while increasing customer service and convenience. The combined company’s future success will depend, at least in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as create additional efficiencies in its operations as it continues to grow and expand its products and service offerings. The combined company may experience operational challenges as it implements these new technology enhancements or products, which could result in it not fully realizing the anticipated benefits from such new technology or incurring significant costs to remedy any such challenges in a timely manner.
Many of the combined company’s larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products compared to those that the combined company will be able to provide, which would put it at a competitive disadvantage. Accordingly, the combined company may lose customers seeking new technology-driven products and services to the extent it is unable to provide such products and services.
The markets in which Broadway and CFBanc operate are susceptible to natural disasters, including earthquakes, fires, flooding, and other catastrophic events, any of which could result in a disruption of the combined company’s operations and increases in loan losses.
A significant portion of Broadway’s and CFBanc’s business is generated from markets that have been, and will continue to be, susceptible to damage by earthquakes, fires, major seasonal flooding, and other natural disasters and catastrophic events. In addition, natural disasters and other adverse external events can disrupt the combined company’s operations, cause widespread property damage, and severely depress the local economies in which it will operate. The value of real estate or other collateral that secures the combined company’s loans could be materially and adversely affected by a disaster, resulting in decreased revenue and loan losses that could have a material adverse effect on the combined company’s business, financial condition or results of operations. If the economies in the combined company’s primary markets experience an overall decline as a result of a natural disaster, adverse weather, or other catastrophic event, demand for loans and the combined company’s other products and services could be reduced. In addition, the rates of delinquencies, foreclosures, bankruptcies and loan losses may increase substantially, as uninsured property losses or sustained job interruption or loss may materially impair the ability of borrowers to repay their loans.
The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are preliminary and the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the CFBanc identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of CFBanc as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

Risks Relating to an Investment in Broadway Common Stock
The market price of Broadway common stock is volatile. Stockholders may not be able to resell shares of Broadway common stock at times or at prices they find attractive.
The trading price of Broadway common stock has historically (with respect to Broadway) and may in the future (with respect to the combined company) fluctuate significantly as a result of a number of factors, including the following:
•	actual or anticipated changes in Broadway’s or the combined company’s operating results and financial condition;
•
actions by Broadway’s or the combined company’s stockholders, including sales of common stock by substantial stockholders and/or directors and executive officers, or perceptions that such actions may occur;

•	the limited number of shares of Broadway common stock that are held by the general public, commonly called the “public float,” and Broadway’s small market capitalization;
•	failure to meet stockholder or market expectations regarding loan and deposit volume, revenue, asset quality or earnings;
•	speculation in the press or the investment community relating to Broadway, the combined company or the financial services industry generally;
•	fluctuations in the stock price and operating results of Broadway’s or the combined company’s competitors;
•	proposed or adopted regulatory changes or developments;
•	investigations, proceedings, or litigation that involve or affect Broadway or the combined company;
•	the performance of the national, California and Washington, D.C. economies and the real estate markets in Southern California and Washington, D.C.;
•	general market conditions and, in particular, developments related to market conditions for the financial services industry;
•	additions or departures of key personnel;
•	changes in financial estimates or publication of research reports and recommendations by financial analysts with respect to Broadway common stock or those of other financial institutions; and
•
actions taken by bank regulatory authorities, including required additions to the loan loss reserves of the combined company or the issuance of cease and desist orders, based on adverse evaluations of the combined company’s loans and other assets, operating results, or management practices and procedures or other aspects of the combined company’s business.

Broadway has not paid cash dividends on its common stock since 2010 and the combined company may not pay any cash dividends on its common stock for the foreseeable future.
Broadway has not declared or paid cash dividends on its common stock since June 2010, initially due, in part, to regulatory restrictions and the operating losses it had experienced. The combined company has not determined whether it will pay cash dividends on its common stock in the near future.
Future stock sales by the combined company or other dilution of the combined company’s equity may adversely affect the market price of its common stock.
The issuance of additional shares of Broadway common stock, or securities that are convertible into Broadway common stock, may be determined to be necessary or advisable at times when Broadway’s stock price is below book value, which could be substantially dilutive to existing holders of Broadway common stock. The market value of Broadway common stock could also decline as a result of sales by the combined company of a large number of shares of Broadway common stock or any future class or series of stock or the perception that such sales could occur.

Anti-takeover provisions of Broadway’s certificate of incorporation and bylaws, federal and state law and Broadway’s stockholder rights plan may limit the ability of another party to acquire the combined company, which could depress its stock price.
Various provisions of Broadway’s certificate of incorporation and bylaws and certain other actions that Broadway has taken could delay or prevent a third-party from acquiring control of the combined company even if doing so might be beneficial to its stockholders. These include, among others, Broadway’s classified board of directors, the fact that directors may only be removed for cause, advance notice requirements for stockholder nominations of director candidates or presenting proposals at annual stockholder meetings, super-majority stockholder voting requirements for amendments to Broadway’s certificate of incorporation and bylaws, and for certain business combination transactions, and the authorization to issue “blank check” preferred stock by action of the combined company’s board of directors, without obtaining stockholder approval. See the section entitled “Description of Broadway Capital Stock—Certain Anti-Takeover Effects.” In addition, Broadway approved a stockholder rights plan in September 2019, the purpose of which was to protect Broadway’s stockholders against the possibility of attempts to acquire control of or influence over Broadway through open market or privately negotiated purchases of Broadway’s common stock without payment of a fair price to all of Broadway’s stockholders or through other tactics that do not provide fair treatment to all stockholders. See the section entitled “Broadway Stockholder Rights Plan.” These provisions and the stockholder rights plan could be used by the combined company’s board of directors to prevent a merger or acquisition that would be attractive to stockholders and could limit the price investors would be willing to pay in the future for Broadway common stock.
Broadway common stock is not insured and stockholders could lose the value of their entire investment.
An investment in shares of Broadway common stock is not a deposit and is not insured against loss or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency or authority.
The market price of Broadway common stock after the merger may be affected by factors different from those affecting the shares of CFBanc or Broadway currently.
In the merger, holders of CFBanc common stock will become holders of Broadway common stock. Broadway’s business differs from that of CFBanc. Accordingly, the results of operations of the combined company and the market price of Broadway common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Broadway and CFBanc. For a discussion of the businesses of Broadway and CFBanc and of certain factors to consider in connection with those businesses, see the section entitled “Information About Broadway” and “Information About CFBanc.”
The combined company’s share ownership will include a significant stockholder who will own approximately [11.6]% of the total common shares outstanding (voting and nonvoting), hold [18.6]% of the voting power, and remain a bank holding company.
After completion of the merger, and before taking into account additional shares expected to be issued in the proposed private placements, CFEnterprises will be a substantial owner of the combined company’s outstanding stock. CFEnterprises will beneficially own approximately [11.6]% of the total common shares outstanding and hold [18.6]% of the total stockholder voting power of the combined company. As a result, CFEnterprises will have the ability to exercise a significant (voting and nonvoting) influence over the combined company’s business policies and affairs. CFEnterprises will be able to vote its shares in favor of its interests, which may be different from or in conflict with the interests of the other stockholders of the combined company. In addition, the chairman of the board of directors of CFEnterprises, Mr. Argrett, will be the President and CEO of the combined company. CFEnterprises has previously been deemed to control City First Bank, under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). It is expected that CFEnterprises will also be deemed to control the combined company and the combined bank and will remain a bank holding company under the BHC Act.

Risks Relating to the Combined Company Being a Public Benefit Corporation
It is proposed, subject to approval by Broadway’s stockholders at the Broadway special meeting, that the combined company be converted to a Delaware public benefit corporation concurrently with the completion of the merger. Conversion to a public benefit corporation is not a condition to completion of the merger. The following is a description of potential risks that would only be applicable if the Broadway stockholders approve the conversion to a public benefit corporation and the conversion is completed.
The combined company will not be able to provide any assurance that it will achieve its public benefit purposes.
As a public benefit corporation, the combined company is required to seek to produce a public benefit or benefits and to operate in a responsible and sustainable manner, balancing the combined company’s stockholders’ pecuniary interests, the best interests of those materially affected by the combined company’s conduct, and the public benefit or benefits identified by the combined company’s certificate of incorporation. There is no assurance that the combined company will achieve its public benefit purposes or that the expected positive impact from being a public benefit corporation will be realized, which could have a material adverse effect on the combined company’s reputation, which in turn may have a material adverse effect on its financial condition, results of operations, assets, or business. See the section entitled “Broadway’s Proposed Conversion to a Public Benefit Corporation.”
As a public benefit corporation, the combined company will be required to report publicly at least biennially on the overall public benefit performance and on the assessment of its success in achieving its specific public benefit purpose. If the combined company is not timely in providing this report or is unable to provide this report, or if the report is not viewed favorably by parties doing business with the combined company or who are regulators or others reviewing its credentials, the combined company’s reputation and status as a public benefit corporation may be harmed.
If the combined company becomes a Delaware public benefit corporation, its focus on specific public benefit purposes and producing a positive effect for society may negatively impact its financial performance.
Unlike traditional corporations, which have a fiduciary duty to focus primarily on maximizing stockholder value, directors of the combined company (as a public benefit corporation) will have a fiduciary duty to consider not only the stockholders’ interests, but also the company’s specific public benefit purposes and the interests of other stakeholder constituencies and to balance those interests in making business decisions. As a result, the combined company may take actions that it believes to be in the best interests of those stakeholders materially affected by its specific benefit purposes, even if those actions do not further the stockholder’s pecuniary interests. While the combined company intends that becoming a public benefit corporation will provide an overall net benefit to the combined company, its customers, employees, community, and stockholders, it could instead cause the combined company to make decisions and take actions that may not maximize the income generated from its business. The combined company’s pursuit of longer-term or non-pecuniary benefits may not materialize within the timeframe it expects or at all. Accordingly, being a public benefit corporation and complying with the related obligations may have an adverse effect on the combined company’s financial condition, results of operations, assets or business.
Furthermore, as a public benefit corporation, the combined company may be less attractive as a takeover target than a traditional company would be and, therefore, the stockholders’ ability to realize their investment through an acquisition may be reduced. Public benefit corporations may also not be attractive targets for activists or hedge fund investors because directors would be required to balance the combined company’s stockholders’ pecuniary interests, the best interests of those materially affected by the combined company’s conduct, and the public benefit or benefits identified by the combined company’s certificate of incorporation, and stockholders committed to the public benefit can bring a suit to enforce this balancing requirement. Further, because the board of directors of a public benefit corporation considers additional constituencies rather than just maximizing stockholder value, Delaware public benefit corporation law could make it easier for a board to reject a hostile bid, even if the takeover would provide the greatest short-term financial gain to stockholders.
If the combined company becomes a Delaware public benefit corporation, its directors will have a fiduciary duty to consider not only the combined company’s stockholders’ interests, but also the specific public benefit and the interests of other stakeholder constituencies. If a conflict between such interests arises, there is no guarantee such conflict would be resolved in favor of the interests of the combined company’s stockholders.
While directors of traditional corporations are required to make decisions they believe to be in the best interests of their stockholders, directors of a public benefit corporation have a fiduciary duty to consider not only the stockholders’ interests, but also the company’s specific public benefit and the interests of other stakeholder constituencies. Under Delaware law, directors are shielded from liability for breach of their fiduciary duties if they make informed and disinterested decisions that serve a rational purpose. Unlike traditional corporations which must focus exclusively on stockholder value, if the combined company becomes a public benefit corporation, the combined company’s directors would be not merely permitted, but obligated, to consider, in addition to the interests of stockholders, the combined company’s specific public benefit and the interests of other stakeholder constituencies in making business decisions. In the event of a conflict between the interests of the combined company’s stockholders and the interests of the specific public benefit or other stakeholder constituencies, the combined company’s directors are obligated to balance those interests, and are deemed to have satisfied their fiduciary duties as long as their decisions are informed and disinterested and are not decisions that no person of ordinary, sound judgment would approve. As a result, there is no certainty that a conflict would be resolved in favor of the combined company’s stockholders, which could have a material adverse effect on the combined company’s financial condition, results of operations, assets or business.
If the combined company becomes a Delaware public benefit corporation, it may be subject to increased derivative litigation concerning its duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on its financial condition and results of operations.
Stockholders of a Delaware public benefit corporation (if they, individually or collectively, own at least two percent of the company’s outstanding shares or, in the case of a corporation with shares listed on a national securities exchange, the lesser of such percentage or shares with a market value of at least $2 million as of the date the action is filed) are entitled to file a lawsuit (individual, derivative, or any other type of action) claiming the directors failed to balance stockholder and public benefit interests. This potential claim does not exist for traditional corporations. Therefore, the combined company may be subject to the possibility of increased derivative litigation, which would require the attention of its management, and, as a result, may adversely impact management’s ability to effectively execute the combined company’s strategy. Additionally, such derivative litigation may be costly, which may have an adverse impact on the combined company’s financial condition, results of operations, assets or business.

BROADWAY SPECIAL MEETING
Information for holders of Broadway common stock about the special meeting of stockholders that Broadway has called to consider and vote on the merger agreement and other matters is provided below. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of the holders of Broadway common stock and a form of proxy card that the Broadway board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Broadway special meeting will be held on [•], [•], 2021, at 2:00 p.m. local time as a virtual meeting conducted through the Internet at [www.virtualshareholdermeeting.com/BYFC2020SM] for the purposes stated below. The meeting will be conducted solely as a live webcast and there will not be any physical location for stockholder attendance at the meeting.
Matters to Be Considered
At the Broadway special meeting, holders of Broadway voting common stock will be asked to consider and vote on the following:
•	Broadway merger proposal;
•	Broadway public benefit corporation proposal;
•	Broadway authorized share increase proposal;
•	Broadway compensation proposal;
•	Broadway private placement proposal; and
•	Broadway adjournment proposal.
Stockholders Entitled to Vote; Recommendation of the Broadway Board of Directors
Only the holders of Broadway voting common stock will be entitled to vote on the Broadway merger proposal and the other proposals that will be presented by the Broadway board of directors at the Broadway special meeting. Approval of the Broadway merger proposal by the holders of Broadway voting common stock is required to complete the merger described in this joint proxy statement/prospectus. Approval of the other proposals to be voted on at the Broadway special meeting is not required to complete the merger, and the outcome of the vote on such other proposals will have no effect on the merger
The Broadway board of directors recommends that you vote “FOR” the Broadway merger proposal and each of the other proposals described herein that will be presented by the Broadway board of directors at the Broadway special meeting. See the section entitled “The Merger—Broadway’s Reasons for the Merger; Recommendation of the Broadway Board of Directors” for a more detailed discussion of the Broadway board of directors’ recommendation.
Participants in the Broadway ESOP
Broadway Federal Bank has established and makes contributions to the Broadway ESOP. The Broadway ESOP has an independent trustee and holds shares of Broadway voting common stock for the benefit of participating employees of Broadway Federal Bank. Pursuant to the terms of the Broadway ESOP and the related trust instrument, the trustee votes the shares of Broadway voting common stock allocated to a participant in accordance with the participant’s instructions if the instructions have been timely received. Each participant in the Broadway ESOP will be provided with a voting instruction card that indicates the number of shares of Broadway voting common stock the participant is entitled to direct the trustee to vote under the Broadway ESOP. The trustee is permitted to vote the shares of Broadway voting common stock allocated to the participant’s account for which no voting instructions have been timely received, and any unallocated shares of Broadway voting common stock, in the same proportion as the shares of Broadway voting common stock for which voting instructions have been timely received, unless determined otherwise by the trustee in the exercise of the trustee’s fiduciary discretion.

Record Date and Quorum
The Broadway board of directors has fixed the close of business on [•], 2021 as the record date for the determination of holders of Broadway common stock entitled to notice of and, in the case of Broadway voting common stock only, to vote at the Broadway special meeting. At the close of business on the record date, [19,281,758] shares of Broadway voting common stock were outstanding.
Holders of a majority of the shares of Broadway voting common stock outstanding on the record date must be present, either virtually or by proxy, to constitute a quorum at the Broadway special meeting that is required to vote on the proposals that will presented by the Broadway special meeting. If you do not submit a proxy and do not vote virtually at the Broadway special meeting, your shares of Broadway common stock will not be counted towards a quorum. Abstentions are considered to be present for purposes of establishing a quorum.
At the Broadway special meeting, each share of Broadway voting common stock is entitled to one vote on all matters properly submitted to holders of Broadway common stock.
As of [•], 2021, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, Broadway directors and executive officers and their affiliates owned and were entitled to vote approximately [773,692] shares of Broadway voting common stock (excluding options and shares allocated by the Broadway ESOP to four officers), representing approximately [4.0]% of the outstanding shares of Broadway voting common stock. We currently expect that Broadway’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.
Vote Required; Treatment of Abstentions and Failure to Vote
Broadway merger proposal:
•	Vote required: Approval of the Broadway merger proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Broadway voting common stock.
•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, do not submit a proxy, do not vote virtually at the Broadway special meeting and do not instruct your bank, broker or other nominee how to vote with respect to the Broadway merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Broadway public benefit corporation proposal:
•	Vote required: Approval of the Broadway public benefit corporation proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Broadway voting common stock.
•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, do not submit a proxy, do not vote virtually at the Broadway special meeting and do not instruct your bank, broker or other nominee how to vote with respect to the Broadway public benefit corporation proposal, it will have the same effect as a vote “AGAINST” the proposal.

Broadway authorized share increase proposal:
•	Vote required: Approval of the Broadway authorized share increase proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Broadway voting common stock.
•
Vote required: If you mark “ABSTAIN” on your proxy, do not submit a proxy, do not vote virtually at the Broadway special meeting and do not instruct your bank, broker or other nominee how to vote with respect to the Broadway authorized share increase proposal, it will have the same effect as a vote “AGAINST” the proposal.

Broadway compensation proposal:
•
Vote required: Approval of the Broadway compensation proposal requires the affirmative vote of the holders of a majority of the shares of Broadway voting common stock voted on the proposal, and that the shares voted on the proposal constitute a majority of the required quorum.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, do not submit a proxy, do not vote virtually at the Broadway special meeting and do not instruct your bank, broker or other nominee how to vote with respect to the Broadway compensation proposal, you will not be deemed to have cast a vote with respect to the proposal and it will have no effect on the outcome of the proposal.

Broadway private placement proposal:
•
Vote required: Approval of the Broadway private placement proposal requires the affirmative vote of the holders of a majority of the shares of Broadway voting common stock voted on the proposal, and that the shares voted on the proposal constitute a majority of the required quorum.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, do not submit a proxy, do not vote virtually at the Broadway special meeting and do not instruct your bank, broker or other nominee how to vote with respect to the Broadway private placement proposal, you will not be deemed to have cast a vote with respect to the proposal and it will have no effect on the outcome of the proposal.

Broadway adjournment proposal:
•
Vote required: Approval of the Broadway adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Broadway voting common stock voted at the Broadway special meeting.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, do not submit a proxy, do not vote virtually at the Broadway special meeting and do not instruct your bank, broker or other nominee how to vote with respect to the Broadway adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Attending the Special Meeting
The Broadway special meeting will be conducted solely as a virtual meeting online by live webcast. There will be no physical location at which stockholders will be able to attend the meeting in person. You will be able to participate in the meeting, including asking questions and voting your shares, only if you were a Broadway voting common stockholder of record as of the close of business on the record date for the meeting, or if you hold a valid proxy for the meeting obtained from a Broadway voting common stockholder of record at such date and time. You will be able to attend the Broadway special meeting via the live webcast of the meeting, and to vote and submit questions during the meeting, by visiting www.virtualshareholdermeeting.com/BYFC2020SM and entering the 16-digit control number included in the proxy card and instructions that accompany this joint proxy statement/prospectus. If you want to vote your shares of Broadway common stock held in nominee name, you must obtain a signed legal proxy in your name from the broker, bank or other nominee that holds your shares.
Proxies
A holder of Broadway voting common stock may vote by proxy at the Broadway special meeting. If you hold your shares of Broadway voting common stock in your name as a holder of record, to submit a proxy, you may use one of the following methods:
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
Broadway requests that holders of Broadway voting common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Broadway as soon as possible in the enclosed postage-paid envelope. If the accompanying proxy card is returned properly executed, the shares of Broadway voting common stock represented by it will be voted at the Broadway special meeting in accordance with the voting instructions indicated by the stockholder on the proxy card. If no voting instructions are indicated by the stockholder, the proxy will be voted in accordance with the recommendation of the Broadway board of directors.

If a holder’s shares are held in “street name” by a broker, bank or other nominee, the holder should read the instructions for the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Broadway special meeting virtually. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares at the meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.
You may not vote shares held in street name by returning a proxy card directly to Broadway unless you provide a signed legal proxy giving you the right to vote the shares, which you must obtain from your broker, bank or other nominee. Please also note that, brokers, banks or other nominees who hold shares of Broadway voting common stock on behalf of their customers may not give a proxy to Broadway to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted on at the Broadway special meeting.
Revocability of Proxies
If you are a holder of Broadway voting common stock of record, you may revoke your proxy at any time before it is voted by:
•	submitting a written notice of revocation to Broadway’s Corporate Secretary;
•	granting a subsequently dated proxy; or
•	voting by telephone or the Internet at a later time.
Broadway’s Corporate Secretary’s mailing address is: Corporate Secretary, Broadway Financial Corporation, 5055 Wilshire Boulevard, Suite 500, Los Angeles, CA 90036. If you hold your shares of Broadway voting common stock through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.
Attendance at the Broadway special meeting online will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Broadway after the vote has been taken will not affect the vote. Postponement or adjournment of the Broadway special meeting will not affect the ability of holders of Broadway voting common stock of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.
Solicitation of Proxies
Broadway and CFBanc will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Broadway will also request banks, brokers and other intermediaries holding shares of Broadway voting common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Broadway. No additional compensation will be paid to Broadway directors, officers or employees for such solicitation.
No Other Matters to Come Before the Broadway Special Meeting
Broadway management knows of no other business that may properly be presented at the Broadway special meeting, but if any other matters are properly presented at the meeting or any adjournments thereof and may properly be acted on, the persons named in the proxies solicited hereby will vote upon such matters in accordance with the Broadway board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding the Broadway special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Broadway Investor Relations at (323) 556-3269.

BROADWAY PROPOSALS

Proposal 1: Broadway Merger Proposal
Broadway is asking holders of Broadway voting common stock to approve the merger agreement and the transactions contemplated thereby. In connection with the merger, Broadway is asking its stockholders to approve an amendment and restatement of its certificate of incorporation that will become effective upon completion of the merger, which amendment includes, among other changes, authorization of the Broadway Class B nonvoting common stock and an increase in Broadway’s authorized share capital. The form of the amended and restated certificate of incorporation that has been prepared for this purpose is attached as an exhibit to the merger agreement and as Annex D to this joint proxy statement/prospectus. Holders of Broadway voting common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Broadway board of directors, by a unanimous vote of all directors, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Broadway and its stockholders and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Merger—Broadway’s Reasons for the Merger; Recommendation of the Broadway Board of Directors” in this joint proxy statement/prospectus for a more detailed discussion of the Broadway board of directors’ recommendation.
The Broadway board of directors recommends a vote “FOR” the Broadway merger proposal.
Proposal 2: Broadway Public Benefit Corporation Proposal
The Broadway board of directors is separately requesting that Broadway voting common stockholders approve the amendments to Broadway’s amended and restated certificate of incorporation shown in Annex D that would convert Broadway to a “public benefit corporation” as defined and provided for under Delaware law. This proposal is separate from the Broadway merger proposal and conversion of Broadway to a public benefit corporation will not be authorized or occur (and the amendments related to the conversion of Broadway to a public benefit corporation will not be included in the amended and restated certificate of incorporation), whether or not the merger proposal is approved by Broadway voting common stockholders, if Broadway voting common stockholders do not approve this public benefit conversion proposal.
Delaware law provides that a public benefit corporation is a for-profit corporation that is intended to produce a public benefit or benefits specified in its certificate of incorporation and to operate in a responsible and sustainable manner. To that end, a public benefit corporation is required to be managed in a manner that balances its stockholders’ pecuniary interests, the best interests of those materially affected by its conduct, and the public benefit or benefits specified in the corporation’s certificate of incorporation.
CFBanc is currently a public benefit corporation as defined in and provided for in the corporate law of Washington, D.C. and believes that such status is consistent with its business strategy and its beliefs regarding the appropriate role of corporations. CFBanc desires to continue to operate as a public benefit corporation and the Broadway board of directors, after careful consideration with the assistance of its legal counsel, believes that electing conversion to a public benefit corporation as described herein would be beneficial to the conduct of the combined company’s business after the merger is completed. For further information regarding Delaware public benefit corporations and the specific public benefits that are proposed to be adopted to guide the conduct of the combined company’s business after the merger, see the section entitled “Broadway’s Proposed Conversion to a Public Benefit Corporation.” For a description of potential risks of converting to a Delaware public benefit corporation, see the section entitled “Risk Factors—Risks Relating to the Combined Company Being a Public Benefit Corporation.”
The Broadway board of directors recommends a vote “FOR” the Broadway public benefit corporation proposal.
Proposal 3: Broadway Authorized Share Increase Proposal
The holders of Broadway voting common stock will be asked at the Broadway special meeting to approve an increase in the number of shares of voting common stock Broadway is authorized to issue. Broadway’s certificate of incorporation currently authorizes Broadway to issue up to 50,000,000 shares of Broadway voting common stock. If the Broadway merger proposal is approved, the amended and restated certificate of incorporation attached to the merger agreement that will take effect upon the effective date of the merger would authorize the combined company to issue up to the same number of shares of Broadway Class A common stock. On January 13, 2021, the board of directors of Broadway adopted resolutions approving, and recommending that Broadway stockholders approve, an additional amendment to the Broadway certificate of incorporation that would increase the number of shares of voting common stock Broadway is authorized to issue to 75,000,000 shares.
Broadway and CFBanc also entered into an amendment to the merger agreement on January 14, 2021 to revise the form of amended and restated certificate of incorporation attached to the merger agreement to provide that the number of shares of Class A common stock the combined company is authorized to issue will be increased to 75,000,000 if the holders of Broadway voting common stock approve the Broadway authorized share increase proposal.
The Broadway board of directors recommends that stockholders approve the proposed increase in the authorized number of shares of Broadway voting common stock which, after completion of the merger, will be renamed Broadway Class A common stock, in order to ensure that the combined company will have sufficient shares of Broadway Class A common stock available for its general corporate purposes, including the private placement transactions described below.
Broadway currently has 19,281,758 shares of voting common stock outstanding, which will be renamed Class A common stock in connection with the merger, and Broadway will issue approximately 13,999,870 shares of Broadway Class A common stock in the merger. Broadway also has a total of 450,000 shares of voting common stock reserved for issuance pursuant to employee stock options, which upon issuance would bring the total of outstanding shares of Broadway Class A common stock after the merger effective date to 33,731,628. In addition, a total of 8,756,396 shares of Broadway voting common stock (prior to the effective date) or Broadway Class A common stock (after the effective date) would be issuable upon conversions of Broadway nonvoting common stock (prior to the effective date) or Broadway Class C common stock (after the effective date) that would occur automatically if sold in certain permitted transactions, which would increase the total number of outstanding and reserved shares of Broadway Class A common stock to 42,488,024.
In addition to the outstanding and reserved shares amounts summarized above, Broadway is currently seeking to sell a total of 12,720,000 shares of Broadway common stock at a price of $1.78 per share through individually negotiated sales of Broadway common stock in the private placement transactions with institutional and accredited investors that are described in this joint proxy statement/prospectus. See the section entitled “Broadway Proposals— Proposal 5: Broadway Private Placement Proposal.”
The purpose of the private placements is to raise common equity capital for the combined company’s general corporate purposes, including expansion of its multifamily lending activities, and to support future growth and investment in targeted underserved communities. To date, Broadway has entered into agreements for the sale of 4,639,888 shares of Broadway Class A common stock and 1,587,162 shares of Broadway Class C common stock, subject to adjustment in certain events. The sale of a total of approximately 12,720,000 shares of Broadway Class A or Class C common stock would be required to raise the maximum capital increase amount, which would be approximately 5,208,024 more shares than would be available under Broadway’s current certificate of incorporation after taking into account the outstanding and reserved share amounts summarized above.
The Broadway board of directors is proposing that the authorized number of shares of Broadway voting common stock, which will be renamed Class A common stock after completion of the merger, be increased to 75,000,000 to ensure that Broadway will have a reasonable number of uncommitted shares of such stock after taking into account all of the above uses of such shares, including completion of the private placements at the full targeted amount of approximately $22,640,000 in gross proceeds.
Failure of the holders of Broadway voting common stock to approve the Broadway authorized share increase proposal will not affect the merger. If the holders of Broadway voting common stock approve the Broadway merger proposal but do not approve the Broadway authorized share increase proposal, the authorized number of shares of Class A common stock the combined company will be authorized to issue will remain at 50,000,000 and the merger will be completed on that basis if all conditions to the merger have been satisfied or appropriately waived. In that event, however, the combined company would likely be required to reduce the maximum amount of the private placements. In addition, the combined company would have essentially no shares available for other corporate purposes, which could include other capital raising opportunities, possible acquisitions of other companies or awards pursuant to stock-based incentive compensation programs for officers and directors.
The Broadway board of directors recommends a vote “FOR” the Broadway authorized share increase proposal.
Proposal 4: Broadway Compensation Proposal
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Broadway is seeking a non-binding, advisory approval by the holders of Broadway voting common stock of the compensation of Broadway’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Broadway’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Broadway’s Named Executive Officers—Golden Parachute Compensation.” The proposal gives holders of Broadway voting common stock the opportunity to express their views on the merger-related compensation of Broadway’s named executive officers.
Accordingly, Broadway is asking holders of Broadway voting common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to the Broadway named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger Interests of Broadway’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Broadway’s Named Executive Officers—Golden Parachute Compensation” in the joint proxy statement/prospectus are hereby approved.”
The vote on the Broadway compensation proposal is a vote separate and apart from the votes on the proposals to approve the Broadway merger proposal, the Broadway public benefit corporation proposal and the Broadway adjournment proposal. Accordingly, if you are a holder of Broadway voting common stock, you may vote to approve the Broadway merger proposal and vote not to approve the Broadway compensation proposal, and vice versa. If the merger is completed, the merger-related compensation will be paid to Broadway’s named executive officers to the extent payable in accordance with the terms of the compensation agreements even if holders of Broadway voting common stock do not approve the Broadway compensation proposal.
The Broadway board of directors unanimously recommends a vote “FOR” the Broadway compensation proposal.
Proposal 5: Broadway Private Placement Proposal
The Broadway board of directors has authorized, subject to approval by the holders of Broadway voting common stock as described below, the sale of up to 12,720,000 shares of Broadway common stock at a price of $1.78 per share to various institutional and accredited investors in private placement transactions to be completed after the completion of the merger. The private placements are expected to be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. The proposed sales are collectively referred to in this joint proxy statement/prospectus as the “private placements.” The Broadway common stock sold in the private placements will consist of shares of Broadway Class A common stock and Broadway Class C common stock, as selected by the purchasers in the private placements. The Broadway board of directors has authorized the sale of shares of Broadway common stock in private placement transactions because it believes that such sales can be completed with greater certainty, more quickly and at less overall cost than would be entailed in a public offering of Broadway common stock.
The gross proceeds from the private placements if the maximum contemplated number of shares are sold would be approximately $22,640,000. Broadway plans to use the net proceeds of the private placements, after payment of offering expenses, for general corporate purposes, including expansion of its multi-family lending activities, and to support future growth and investment in targeted underserved communities. The increase in capital resulting from the sales of Broadway common stock in the private placements is expected to enable Broadway to retain a greater proportion of the multi-family loans it originates and thereby increase its interest income.
Broadway has to date entered into agreements with institutional investors for the purchase by such investors of an aggregate of 4,639,888 shares of Broadway Class A common stock and 1,587,162 shares of Broadway Class C common stock in the private placements. The number and mix of shares of Broadway Class A common stock and Broadway Class C common stock that may be ultimately sold are subject to change within the maximum share amount of 12,720,000 stated above.
Because Broadway voting common stock is listed for trading on the Nasdaq Capital Market, Broadway is subject to the Listing Rules of the Nasdaq Stock Market. Under Nasdaq Listing Rule 5635(d), Broadway is required to obtain stockholder approval prior to completing sales of Broadway shares of common stock in private placement transactions if the transactions would collectively involve the sale, issuance or potential issuance of shares of common stock (or securities convertible into or exercisable for shares of common stock) equal to 20% or more of the number of shares of Broadway voting common stock outstanding before the issuance at a price per share that is less than the “Minimum Price.”
The term “Minimum Price” is defined in Listing Rule 5635(d) to mean the lower of: (i) the most recent daily closing price for the class of common stock to be purchased (as reported on Nasdaq.com) immediately preceding the signing of a binding agreement to purchase the common stock, or (ii) the average of the daily closing prices of the common stock (as reported on Nasdaq.com) for the five trading days immediately preceding the signing of the binding purchase agreement. Broadway currently has 19,281,758 shares of Broadway voting common stock outstanding and may sell in the contemplated private placements up to 12,720,000 shares of Broadway Class A common stock and/or Broadway Class C common stock that would automatically convert to Class A common stock in accordance with its terms in the event of permitted transfers, which would exceed 20% of the currently outstanding number of shares of Broadway voting common stock.
The per share purchase price of $1.78 stated in each of the Initial Stock Purchase Agreements described below that have been entered into by Broadway to date exceeded the Minimum Price as of the respective dates such agreements were entered into and stockholder approval pursuant to Listing Rule 5635(d) is therefore not required to complete the sales of stock provided for in those agreements. At the times additional binding agreements are entered into for sales of Broadway common stock in the private placements, however, a purchase price of $1.78 per share may be below the then applicable Minimum Price as a result of changes in the market price for Broadway Class A common stock. The Board of Directors of Broadway is therefore seeking stockholder approval of the private placements pursuant to Listing Rule 5635(d) to enable completion of all of the private placements, including sales pursuant to agreements entered into at times when $1.78 is less than the then applicable Minimum Price, to the full extent contemplated if there is sufficient investor interest to do so. If Broadway’s stockholders do not approve the Broadway private placement proposal, Broadway would be able to complete only the sales of Broadway common stock provided for in the Initial Stock Purchase Agreements described below.
Initial Stock Purchase Agreements
Broadway has entered into individually negotiated stock purchase agreements (each, an “Initial Stock Purchase Agreement”) with Banc of America Strategic Investments Corporation, a wholly owned subsidiary of Bank of America Corporation, (“BofA”); Wells Fargo Central Pacific Holdings, Inc., a wholly owned subsidiary of Wells Fargo & Co., (“Wells Fargo”); and Cedars-Sinai Medical Center (“Cedars-Sinai”) (collectively, the “Initial Investors”), pursuant to which Broadway has agreed to sell and the Initial Investors have each severally agreed to purchase shares of Broadway common stock in individual amounts that total 4,639,888 shares of Broadway Class A common stock and 1,587,162 shares of Broadway Class C common stock. Each Initial Stock Purchase Agreement provides for a purchase price of $1.78 per share, payable in cash at the closings of the respective sales, which are planned to occur shortly after completion of the merger. The consummation of each of the sales of Broadway common stock to the Initial Investors under the Initial Stock Purchase Agreements is subject to the satisfaction of certain closing conditions, including (i) the consummation of the merger, (ii) receipt of any stockholder approvals required under applicable law or the Nasdaq Listing Rules and (iii) certain other customary closing conditions. The respective stock purchase obligations of the individual Initial Investors are not conditioned on the completion of sales of Broadway common stock to any other Initial Investor or other purchaser. Except as noted below, the terms and conditions of each Initial Stock Purchase Agreement are substantially identical.
BofA’s Initial Stock Purchase Agreement provides that the price per share of Broadway Class A common stock that BofA is obligated to pay is subject to reduction to the extent any other person enters into an agreement with Broadway to acquire shares of Broadway Class A common stock at a price per share that is less than $1.78 prior to the consummation of the sale of shares of Broadway Class A common stock to BofA. BofA has agreed in its Initial Stock Purchase Agreement to purchase shares of Broadway Class A common stock in such amount as would result in BofA holding 4.9% of the Broadway Class A common stock outstanding immediately following the consummation of the private placements (excluding outstanding restricted stock awards), provided that the number of shares of Broadway Class A common stock BofA is obligated to purchase is subject to reduction to the extent necessary to result in the aggregate purchase price not exceeding $5,000,000.
Wells Fargo’s Initial Stock Purchase Agreement provides that the price per share of Broadway Class C common stock that Wells Fargo is obligated to pay is subject to reduction to the extent any other person enters into an agreement with Broadway to acquire shares of Broadway common stock at a price per share that is less than $1.78 prior to the consummation of the sale of shares of Broadway common stock to Wells Fargo. Wells Fargo has agreed under its Initial Stock Purchase Agreement to purchase shares of Broadway Class C common stock in such amount as would result in Wells Fargo holding 4.99% of the total number of shares of all classes of Broadway common stock outstanding immediately following the consummation of the private placements.
Cedars-Sinai has agreed under its Initial Stock Purchase Agreement to purchase 2,808,989 shares of Broadway Class A common stock.
Subsequent Stock Purchase Agreements
Broadway may enter into stock purchase agreements with certain additional institutional and accredited investors, with whom Broadway or its representatives have initiated discussions prior to the date of this joint proxy statement/prospectus, within 90 days following receipt of stockholder approval of the private placements. The terms and conditions of any such subsequent stock purchase agreements have not yet been negotiated, but are not expected to differ significantly from those set forth in the Initial Stock Purchase Agreements. In particular, all such agreements will provide for a purchase price of $1.78 per share of Broadway common stock, payable in cash at the closing of the respective sales.
The Broadway board of directors recommends a vote “FOR” the Broadway private placement proposal.
Proposal 6: Broadway Adjournment Proposal
The Broadway board of directors may determine that it is appropriate to adjourn the Broadway special meeting to another time or place to solicit additional proxies if, in the judgement of the Broadway board of directors, the number of shares of Broadway voting common stock represented by proxies received voting in favor of the Broadway merger proposal is not sufficient to constitute a quorum for the conduct of business and to approve the Broadway merger proposal and other proposals at the special meeting. In that event, Broadway will ask holders of Broadway voting common stock to vote on the Broadway adjournment proposal, but not on the Broadway merger proposal or the other proposals described herein.
The Broadway board of directors recommends a vote “FOR” the Broadway adjournment proposal.

CFBANC SPECIAL MEETING
Information for CFBanc stockholders about the special meeting of stockholders that CFBanc has called to consider and vote on the merger agreement is provided below. This joint proxy statement/prospectus is accompanied by the notice of the special meeting of CFBanc stockholders and a form of proxy card that the CFBanc board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The CFBanc special meeting will be held at 1432 U Street, N.W., Washington DC, and virtually via live webcast, on [•], [•], 2021, at [•] local time, for the purposes stated below. Under Washington, D.C. law a physical location for the meeting is required; however, we strongly encourage all stockholders to participate virtually for health and safety purposes. If you prefer to attend in person, please contact Audrey Phillips, Corporate Secretary, at (202) 243-7141 to discuss your options.
Matters to Be Considered
At the CFBanc special meeting, CFBanc stockholders will be asked to consider and vote on the following proposal:
•	the CFBanc merger proposal.
In addition, CFBanc Class A common stockholders will be asked to consider and vote on the following proposal:
•	the CFBanc adjournment proposal.
Stockholders Entitled to Vote; Recommendation of the CFBanc Board of Directors
CFBanc Class A common stockholders, Class B common stockholders, and preferred stockholders will be entitled to vote on the CFBanc merger proposal. CFBanc Class A common stockholders will be entitled to vote on the CFBanc adjournment proposal. Approval of the CFBanc merger proposal by CFBanc stockholders as described herein is required to complete the merger described in this joint proxy statement/prospectus.
The CFBanc board of directors recommends that you vote “FOR” the CFBanc merger proposal. See the section entitled “The Merger—CFBanc’s Reasons for the Merger; Recommendation of the CFBanc Board of Directors” for a more detailed discussion of the CFBanc board of directors’ recommendation.
Record Date and Quorum
The CFBanc board of directors has fixed the close of business on [•], 2021 as the record date for the determination of CFBanc stockholders entitled to notice of and to vote at the CFBanc special meeting. At the close of business on the record date, [1,027,438] CFBanc Class A shares, [836,975] CFBanc Class B shares, and 3,000 CFBanc preferred shares were outstanding and entitled to vote in accordance with the limitations stated above.
Holders of two-thirds of the outstanding shares of CFBanc Class A common stock, CFBanc Class B common stock and CFBanc preferred stock outstanding on the record date, each as determined on a separate class basis, must be present, either virtually or by proxy, to enable voting on the CFBanc merger proposal. Holders of a majority of the shares of CFBanc Class A common stock present, either in person or by proxy, will constitute a quorum for the transaction of all other business, including voting on the CFBanc adjournment proposal to be voted on at the CFBanc special meeting. If you do not submit a proxy and do not vote virtually at the CFBanc special meeting, your shares of CFBanc stock will not be counted in determining the presence of a quorum. Abstentions are considered to be present for purposes of establishing a quorum.
At the CFBanc special meeting, each share of CFBanc stock will be entitled to one vote on all matters properly submitted to holders of CFBanc stock on which such stock may properly be voted.
As of [•], 2021, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, CFBanc directors and executive officers and their affiliates owned and were entitled to vote approximately [•] shares of CFBanc Class A common stock, representing approximately [•]% of the outstanding shares of such stock, approximately [•] shares of CFBanc Class B common stock, representing approximately [•]% of the outstanding shares of such stock, and no shares of CFBanc preferred stock. We currently expect that CFBanc’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Vote Required; Treatment of Abstentions and Failures to Vote
CFBanc merger proposal:
•
Vote required: Approval of the CFBanc merger proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of CFBanc Class A common stock, CFBanc Class B common stock and CFBanc preferred stock, each voting as a separate class.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, or do not submit a proxy, do not vote virtually at the CFBanc special meeting and do not instruct your bank, broker or other nominee how to vote with respect to the CFBanc merger proposal, it will have the same effect as a vote “AGAINST” the CFBanc merger proposal.

CFBanc adjournment proposal:
•
Vote required: Approval of the CFBanc adjournment proposal requires the affirmative vote of holders of a majority of the shares of CFBanc Class A common stock voting affirmatively or negatively on the CFBanc adjournment proposal.

•
Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, or do not submit a proxy, do not vote virtually at the CFBanc special meeting and do not instruct your bank, broker or other nominee how to vote on the CFBanc adjournment proposal, you will not be deemed to have cast a vote with respect to the CFBanc adjournment proposal and it will have no effect on the CFBanc adjournment proposal.

Attending the Special Meeting
The CFBanc special meeting will be conducted as a live webcast. You will be able to participate in the meeting, including asking questions and voting your shares, only if you were a stockholder of record as of the close of business on the record date for the meeting, or if you hold a valid proxy for the meeting obtained from a stockholder of record at such date and time. You will be able to attend the CFBanc special meeting via the live webcast of the meeting, and to vote and submit questions during the meeting, by visiting [•] and entering the 16-digit control number included in the proxy card and instructions sent to you concurrently with this joint proxy statement/prospectus. If you want to vote your CFBanc stock held in nominee name, you must obtain a signed legal proxy in your name from the broker, bank or other nominee that holds your shares.
Proxies
A holder of CFBanc stock may vote by proxy at the CFBanc special meeting. If you hold your shares of CFBanc stock in your name as a holder of record, to submit a proxy, you may use one of the following methods:
•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.
•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
CFBanc requests that holders of CFBanc stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to CFBanc as soon as possible in the enclosed postage-paid envelope. If the accompanying proxy card is returned properly executed, the shares of CFBanc stock represented by it will be voted at the CFBanc special meeting in accordance with the voting instructions indicated by the stockholder on the proxy card. If no voting instructions are indicated by the stockholder, the proxy will be voted in accordance with the recommendation of the CFBanc board of directors.
If a holder’s shares are held in “street name” by a broker, bank or other nominee, the holder should read the instructions for the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the CFBanc special meeting virtually. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares at the meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.
You may not vote shares held in street name by returning a proxy card directly to CFBanc unless you provide a signed legal proxy giving you the right to vote the shares, which you must obtain from your broker, bank or other nominee. Please also note that, brokers, banks or other nominees who hold shares of CFBanc common stock on behalf of their customers may not give a proxy to CFBanc to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted on at the CFBanc special meeting.
Revocability of Proxies
If you are a holder of CFBanc stock of record, you may revoke your proxy at any time before it is voted by:
•	submitting a written notice of revocation to CFBanc’s Corporate Secretary;
•	granting a subsequently dated proxy; or
•	voting by telephone or the Internet at a later time.
CFBanc’s Corporate Secretary’s mailing address is: Corporate Secretary, CFBanc Financial Corporation, 1432 U Street, N.W., Washington, D.C. 20009. If you hold your shares of CFBanc common stock through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.
Attendance at the CFBanc special meeting online will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by CFBanc after the vote has been taken will not affect the vote. Postponement or adjournment of the CFBanc special meeting will not affect the ability of holders of CFBanc stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Solicitation of Proxies
Broadway and CFBanc will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. CFBanc will also request banks, brokers and other intermediaries holding shares of CFBanc common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of CFBanc. No additional compensation will be paid to CFBanc directors, officers or employees for such solicitation.
No Other Matters Expected to Come Before the CFBanc Special Meeting
CFBanc management knows of no other business that may properly be presented at the CFBanc special meeting, but if any other matters are properly presented at the meeting or any adjournments thereof and may properly be acted on, the persons named in the proxies solicited hereby will vote upon such matters in accordance with the recommendations of the CFBanc board of directors.
Assistance
If you need assistance in completing your proxy card, have questions regarding the CFBanc special meeting or would like additional copies of this joint proxy statement/prospectus, please contact CFBanc’s Corporate Secretary at (202) 243-7141.

CFBANC PROPOSALS

Proposal 1: CFBanc Merger Proposal
CFBanc is asking holders of CFBanc stock to approve the merger agreement and the transactions contemplated thereby. Holders of CFBanc stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the CFBanc board of directors, by a unanimous vote of all directors, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of CFBanc and its stockholders and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Merger—CFBanc’s Reasons for the Merger; Recommendation of the CFBanc Board of Directors” in this joint proxy statement/prospectus for a more detailed discussion of the CFBanc board of directors’ recommendation.
The CFBanc board of directors recommends a vote “FOR” the CFBanc merger proposal.
Proposal 2: CFBanc Adjournment Proposal
The CFBanc board of directors may determine that it is appropriate to adjourn the special meeting to another time or place to solicit additional proxies if, in the judgement of the CFBanc board of directors, the number of shares represented by proxies received voting in favor of the CFBanc merger proposal is not sufficient to constitute a quorum for the conduct of business and to approve the CFBanc merger proposal at the special meeting. In that event, CFBanc will ask holders of CFBanc Class A stock to vote on the CFBanc adjournment proposal, but not on the CFBanc merger proposal.
The CFBanc board of directors recommends a vote “FOR” the CFBanc adjournment proposal.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger.
Parties to the Merger
Broadway
Broadway is a savings and loan holding company headquartered in Los Angeles, California. Broadway conducts its business operations primarily through its wholly-owned banking subsidiary, Broadway Federal Bank, f.s.b. (“Broadway Federal Bank”), which has two offices in Los Angeles and one in the nearby city of Inglewood, California. Broadway Federal Bank was chartered in 1946 by three African-American entrepreneurs to provide loans for home ownership and other banking services in South Central Los Angeles to returning World War II soldiers.
Broadway Federal Bank offers a variety of consumer and commercial banking services, including deposit accounts and loans for various purposes in primarily low- and moderate- income neighborhoods in Southern California. Its principal lending activity is making loans secured by small (5 to 20 units) multi-family residential properties located in those neighborhoods. At September 30, 2020, Broadway had, on a consolidated basis, assets of $499.2 million, customer deposits of $325.3 million and stockholders’ equity of $49.4 million. Broadway Federal Bank is certified as a CDFI by the United States Treasury Department and is designated as a Minority Depository Institution (“MDI”) by the FDIC. To qualify as a certified CDFI, at least 60% of a bank’s lending must be in low- and moderate-income communities.
Broadway’s voting common stock is listed and traded on the Nasdaq Capital Market under the trading symbol “BYFC.”
Broadway Federal Bank’s website can be accessed at https://www.broadwayfederalbank.com/. Information contained in Broadway Federal Bank’s website does not constitute a part of, and is not incorporated into, this joint proxy statement/prospectus.
For more information about Broadway, see the section entitled “Additional Information.”
CFBanc
CFBanc is a bank holding company and a benefit corporation organized under the laws of and headquartered in Washington, D.C. CFBanc works to promote economic equity and opportunity by providing increased access to responsible capital and complementary financial services to underserved communities to ensure the long term well-being and resilience of individual, families and institutions.
CFBanc conducts its business operations through its wholly-owned national bank subsidiary, City First Bank of D.C., National Association (“City First Bank”) and through other subsidiaries and affiliates. City First Bank is a CDFI that is a depository bank and commercial lender serving low- and moderate-income communities in Washington, D.C. and the surrounding region. City First Bank is Washington, D.C.’s first CDFI bank and the first and the only certified B Corp bank based in Washington, D.C., having been so certified in 2017.
CFBanc also runs a robust New Markets Tax Credit (“NMTC”) program. NMTCs are a community investment tool of the United States Treasury Department that is based on grants of rights to confer benefits of federal income tax credits. CFBanc is an eight-time NMTC awardee, with $543 million as of September 30, 2020 deployed to over 50 high-impact projects that primarily support and strengthen nonprofit organizations providing critical social services in Washington, D.C., Maryland, Virginia, Pennsylvania, and Delaware.
As of September 30, 2020, CFBanc and affiliated entities have provided cumulative financings exceeding $1.36 billion in loans and NMTC investments, preserving or creating over 8,000 units of affordable housing, adding 17,000 high quality educational seats available for charter school students annually, and creating or retaining over 23,000 jobs over the past 25 years through the financing of commercial real estate construction and other business and not for profit lending, which helps add or retain full time employees and creates temporary construction jobs.
As of September 30, 2020, City First Bank had total consolidated assets of $395.1 million, total consolidated loans of $212.7 million, and total consolidated deposits of $300.4 million.

While not required by Washington, D.C. law or the terms of its articles of incorporation, CFBanc has obtained certification as a B Corp by B Lab, which is a private nonprofit organization. Certification as a B Corp mirrors CFBanc’s core values. Certified B Corps are businesses that B Lab believes meet the highest standards of verified social and environmental performance, public transparency, and legal accountability to balance profit and purpose. The B Corp community works toward reduced inequality, lower levels of poverty, a healthier environment, stronger communities, and the creation of more high-quality jobs with dignity and purpose.
In the fourth quarter of 2019, CFBanc’s stockholders voted to approve amendments to the CFBanc articles of incorporation to elect benefit corporation status under Washington, DC law, thereby committing CFBanc to expanded obligations for the board of directors and related provisions. Becoming a public benefit corporation was considered by the CFBanc board of directors to be consistent with CFBanc’s business model of increasing the provision of capital to low- and moderate-income communities.
CFBanc’s website can be accessed at https://www.cityfirstbank.com/. Information contained in CFBanc’s website does not constitute a part of, and is not incorporated into, this joint proxy statement/prospectus.
Terms of the Merger
Each of Broadway’s and CFBanc’s respective boards of directors has approved the merger agreement. The merger agreement provides that CFBanc will merge with and into Broadway, with Broadway as the surviving corporation. Immediately after the merger is completed, Broadway’s principal subsidiary, Broadway Federal Bank, f.s.b., will be merged with and into CFBanc’s principal subsidiary, City First Bank of D.C., National Association, with City First Bank being the surviving bank and continuing its historic business, as well as that of Broadway Federal Bank, as a national bank. The combined holding company will be headquartered in Los Angeles, California and the combined bank will be headquartered in Washington, D.C.
In the merger, each share of CFBanc common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Broadway or CFBanc) will be converted into the right to receive 13.626 shares of Broadway common stock. No fractional shares of Broadway common stock will be issued in connection with the merger, and holders of CFBanc common stock will be entitled to receive cash in lieu thereof.
Also in the merger, each share of CFBanc’s Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B will be converted into one share of a new series of Broadway preferred stock, called Series A preferred stock, having rights, preferences, privileges, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holder thereof than those of the CFBanc preferred stock converted in the merger.
Holders of Broadway voting common stock and holders of CFBanc common stock and preferred stock are being asked to approve the merger agreement. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
The Broadway board of directors and CFBanc board of directors each routinely discuss long-term business strategies and strategic alternatives with their senior management teams as part of the respective boards’ continuing efforts to enhance the respective companies’ performance and prospects, and to maximize stockholder value in light of competitive, economic, regulatory, and other relevant developments.
As a result of such discussions in early 2019, the Broadway board of directors and Broadway’s management decided that the possibility of a sale or merger of Broadway should be explored. Although Broadway had achieved its previously adopted near term objectives of eliminating nonperforming loans and other problem assets, building a successful loan origination business focused on small (five to 25 units) multifamily residential properties in low- to moderate-income communities, simplifying its holding company capital structure by eliminating preferred stock and eliminating or modifying the repayment terms of its holding company debt, and building its capital to levels substantially exceeding regulatory requirements, Broadway faced continuing longer term strategic issues. These included (i) constraints on profitability and attainment of significant economies of scale caused by regulatory loan concentration guidelines (based on the ratio of loans to capital) which limited Broadway’s ability to retain the higher yielding (as compared to single family loans or securities investments) multifamily loans it originates rather than selling them, (ii) pressures from the low interest rate environment, which was generally expected by management and others to continue well into the future, had resulted in a significant reduction in Broadway’s net interest margin

(and those of other banks), with resulting adverse effects on profitability, (iii) Broadway’s small asset base and market capitalization, which made the prospect of raising additional capital to support further growth in compliance with these regulatory guidelines highly uncertain, and (iv) the transactional nature of Broadway’s lending business, focused on loans secured by small multi-family properties, made it difficult for Broadway to gather low cost deposits to fund its lending and other operations. In addition, members of Broadway’s senior management had discussed the possibility of retiring in the relatively near future and it was thought that Broadway’s small size would make recruiting a well-qualified and cohesive senior management team difficult.
At the invitation of Broadway, representatives of the investment bank KBW met on February 19, 2019 with Broadway’s president and Chief Executive Officer, Wayne-Kent A. Bradshaw, Broadway’s chief lending officer, Sandy Bellefeuille, and Broadway directors Bob Davidson and Dutch Ross in Los Angeles to discuss the prospects for a sale of Broadway. At Broadway’s request, on March 27, 2019, the KBW representatives attended a meeting of the full Broadway board of directors to discuss the state of the bank M&A market, review potential M&A transaction parties and outline a potential sale process for the board of directors to consider. The Broadway board of directors determined to pursue a sale process and KBW was formally engaged by Broadway on April 22, 2019 to act as financial advisor in connection with a sale or merger transaction. After preparation of a confidential information memorandum, Broadway commenced the sale process on June 11, 2019 by directing KBW to contact potential participants that had been identified and selected with KBW’s assistance.
KBW contacted 14 potential acquirers, of which eight signed nondisclosure agreements enabling them to receive the confidential information memorandum and gain access to a data site containing certain information about Broadway. Two of the eight potential acquirers who signed nondisclosure agreements ultimately submitted written, non-binding indications of interest.
The first indication of interest was received on July 19, 2019 from a bank holding company (“Company A”) having approximately $5 billion in consolidated assets that did not have existing operations in Southern California and was interested in entering the market. Company A indicated interest in pursuing an all-cash purchase transaction at a price in the range of 0.90x to 1.05x Broadway’s tangible book value at March 31, 2019 of $1.76 per share, which would constitute a price in the range of $1.58 to $1.84 per Broadway share. KBW met with the Broadway board of directors on July 25, 2019 to summarize the results of the sale process to that date and to discuss Company A’s indication of interest, which was below the then current market price for Broadway stock of $2.00 per share. The Broadway board of directors directed KBW to contact Company A about increasing its proposed price.
On July 26, 2019, KBW spoke with Company A’s Chief Executive Officer, who expressed concerns with Broadway’s management succession issues and relatively small base of core customer deposits and said that unless these issues could be addressed, Company A’s price would be at the lower end of the range stated in its initial indication of interest. Following subsequent discussions with KBW and Mr. Bradshaw, Company A’s Chief Executive Officer informed Mr. Bradshaw on August 7, 2019 that Company A would not be moving forward with Broadway because Company A was then in discussions regarding another, higher priority, acquisition opportunity and did not have sufficient capital or executive time available to pursue the other transaction and a transaction with Broadway simultaneously.
The second indication of interest was received on August 5, 2019 from a private equity sponsor (“Company B”) who proposed to form a holding company to be used as the vehicle to purchase Broadway and concurrently raise the capital necessary for the purchase through a private placement of common stock to a group of investors. Broadway had been contacted by Company B regarding a similar proposal in 2018. Company B proposed a cash purchase of Broadway’s outstanding common stock at a price in the range of $1.80 to $1.90 per share, subject to Broadway granting Company B exclusive negotiating rights for a period of 60 days, favorable results of a full due diligence examination and a successful private placement to raise the capital for the purchase. The proposal further contemplated that certain Broadway stockholders, approximating 30% of Broadway’s outstanding shares, would be permitted to roll over their Broadway investment into the new holding company that would be created by Company B. While Broadway questioned the likelihood of the proposal succeeding, on August 27, 2019, Broadway invited Company B to meet with the Broadway board of directors and its advisors on September 10, 2019 to present Company B’s proposal in detail and to address concerns regarding financing, Company B’s business plan for Broadway, regulatory-based completion risks, Company B’s proposed management team and Company B’s anticipated timing to completion.

After Company B had completed its presentation to the Broadway board of directors at the September 10, 2019 meeting in Los Angeles and Company B’s representatives had left the meeting, the Broadway board of directors, including Mr. Bradshaw, Broadway’s senior management (Chief Financial Officer Brenda J. Battey, Chief Loan Officer Norman Bellefeuille, and Chief Retail Banking Officer Ruth McCloud), KBW and Broadway’s legal advisor, Arnold & Porter Kaye Scholer LLP (“Arnold & Porter”) discussed possible terms on which the Broadway board of directors might responsibly agree to permit Company B to begin a due diligence review and start a process to raise the required capital to finance its bid. The Broadway board of directors noted that neither of Company B’s proposals in 2018 or 2019 provided any clarity on the proposed management structure of the new entity that would be formed or the sources of capital for the acquisition. The Broadway board of directors instructed KBW to propose a price of $2.00 per share and offer a non-solicitation period, rather than an exclusivity period, of 60 days to complete its due diligence examination and produce evidence acceptable to Broadway that Company B’s fund-raising efforts were likely to be successful. On October 3, 2019, after multiple discussions between Company B and KBW during September 2019 seeking the terms stated by the Broadway board of directors, Company B stated definitively that it would not adjust its price and would insist on the exclusivity period it had requested. On October 3, 2019, Broadway concluded that further discussions with Company B would not result in an increase in the price and did not seek to continue the discussions.
As part of their normal oversight of the business, the CFBanc board of directors and CFBanc’s management periodically discuss the opportunity for non-organic growth pursuant to CFBanc’s underlying strategic plans. CFBanc’s 2017-2021 Strategic Plan contains a formal initiative for developing an M&A strategy and identifying M&A transaction partners in the later years of the plan as part of its growth plan for the business. In furtherance of this strategic initiative and over the course of the strategic plan period, CFBanc’s Chief Executive Officer, Mr. Argrett, periodically initiated informal, preliminary conversations with a number of CDFI and MDI chief executive officers and directors about their future strategies in order to gauge opportunities for partnerships and business combinations that could be accretive to CFBanc’s business model and mission focus, including such informal discussions with Broadway.
In early September 2019, Mr. Bradshaw and Mr. Argrett had a telephone conversation exploring the possibility and merits of a merger of equals between Broadway and CFBanc. The telephonic meeting had been preceded by periodic informal conversations between Mr. Argrett and Messrs. Bradshaw and Davidson during 2019, 2018 and late 2017. Mr. Bradshaw was well acquainted with Mr. Argrett due to the fact that Mr. Argrett had served on the board of directors of a small bank serving the African-American community in Los Angeles of which Mr. Bradshaw was then the Chief Executive Officer, and through a variety of banking industry associations and meetings over the years, and had discussed with the Broadway board of directors the possibility of recruiting Mr. Argrett to replace Mr. Bradshaw on Mr. Bradshaw’s retirement. In addition, Mr. Bradshaw and Mr. Davidson had both served on the board of directors of a private equity firm in Los Angeles of which Mr. Argrett was formerly the Chief Executive Officer. Mr. Davidson is also a social acquaintance of Mr. Argrett.
The preliminary discussions were continued at a meeting in Washington, DC, between Mr. Argrett and Mr. Davidson on November 4, 2019. During that meeting, Mr. Davidson and Mr. Argrett discussed, among other things, the two institutions’ compatible histories, missions and cultures, CDFI status and long history of serving low- and moderate- income communities, common organizational structure, compatible strengths, potential growth opportunities resulting from their differences, and challenges faced due to a lack of scale. Mr. Argrett and Mr. Davidson also discussed the unique opportunity that a potential combination might represent given the strong financial position of each bank, the potential for a tax-free exchange, and other attributes of a potential combination.
Mr. Argrett traveled to Los Angeles later in November and met on November 25 and 26, 2019 with Mr. Bradshaw and Mr. Bellefeuille, Broadway’s Chief Loan Officer, to learn more about Broadway’s business, lending focus, and overall mission execution. Messrs. Bradshaw and Argrett also discussed structural aspects of the proposed merger, as well as corporate governance subjects, including potential board composition, board committee structure, capital raising possibilities, regulatory approval questions, and the frequency and location of board meetings for the combined company.
On December 18, 2019, the CFBanc board of directors met at the offices of City First Bank and via teleconference and provided unanimous authority for Mr. Argrett to continue to evaluate and pursue a potential transaction with Broadway, and retain legal and financial advisors. The CFBanc board of directors also established an ad-hoc board committee to assist the CFBanc board of directors in the evaluation of the potential strategic opportunity with Broadway (the “M&A Committee”). The ad-hoc M&A Committee’s membership consisted of CFBanc directors

David McGrady, William Longbrake, and Phyllis Caldwell, with Mr. McGrady serving as committee chair. The M&A Committee met throughout the merger discussion process, including meetings with CFBanc’s financial and legal advisors, to provide guidance to management and to assess the potential transaction.
On December 31, 2019, Mr. Argrett informed Mr. Bradshaw that the CFBanc board of directors had authorized him to continue their merger discussions.
On January 15, 2020, the CFBanc board of directors met at the offices of City First Bank and via teleconference. In executive session, the CFBanc board of directors continued its discussions regarding the potential transaction with Broadway. Mr. Argrett gave a presentation focused on high-level considerations and internal discussion points for the merger of equals opportunity to create a national, mission-focused CDFI depository institution exceeding $1 billion in assets under management via an unleveraged tax-free exchange. The CFBanc board of directors discussed various aspects of the potential transaction including balance sheet dynamics, profit and loss dynamics, the proposed structure, the forward strategy, existing Broadway challenges and risks, existing CFBanc challenges and risks, potential transaction positives or tailwinds, potential transaction negatives or headwinds, critical questions to be answered, and a potential timetable for continued discussions. The authority to continue to explore the potential transaction was affirmed by the CFBanc board of directors, and that decision was relayed to Mr. Bradshaw on January 19, 2020.
On January 22, 2020, Broadway and CFBanc entered into a mutual non-disclosure agreement.
On January 25, 2020, Mr. Argrett traveled to Phoenix, Arizona for a banking industry M&A conference and on January 25 and 26, 2020, Mr. Argrett met with representatives of Covington & Burling LLP (“Covington & Burling”) at the conference concerning possible assistance with the proposed transaction. Covington & Burling was formally retained for the proposed transaction in late May, 2020. On January 27, 2020, Mr. Argrett met with a representative of Raymond James at the conference concerning possible assistance with and representation for the proposed transaction.
Mr. Argrett and Mr. Bradshaw met on February 4, 2020 in Los Angeles to discuss details of the proposed transaction. Central to the discussions was confirming each company’s continued interest in the transaction. Mr. Argrett and Mr. Bradshaw discussed a variety of important areas including key terms of the transaction, the retention of advisors, Broadway’s Nasdaq listing, opportunities for expense control and revenue expansion, potential talent and leadership of the combined company, and transaction timing expectations. Mr. Argrett indicated that CFBanc would likely engage Raymond James as its investment banking firm to advise on the financial aspects of the transaction. At the meeting, Mr. Bradshaw provided a proposed mutual due diligence request list to assist both parties in conducting a thorough and orderly due diligence process.
On February 10, 2020, Broadway received, without any advance notice, a publicly-released letter signed on behalf of The Capital Corps, LLC and Commerce Home Mortgage, LLC stating that they wished to “engage with” the Broadway board of directors, including to discuss the acquisition of Broadway with a price range of $1.75 to $1.80 per share, and demanding to meet with the Broadway board of directors for that purpose, as well as to discuss their solutions to what they described as Broadway’s “strategic challenges.” The Capital Corps/Commerce Home Mortgage letter was filed with the SEC as an exhibit to a Schedule 13D filed by Steven Sugarman and other entities affiliated with him (collectively, the “Sugarman Group”). The Sugarman Group had purchased shares in Broadway from the U.S. Department of the Treasury on May 1, 2019 constituting 9.57% of Broadway’s voting common stock outstanding as of such date and subsequently met with Mr. Roberts and Mr. Bradshaw during the summer of 2019 to discuss the Sugarman Group’s experience in managing other lending institutions and vision for working with Broadway in the future. This meeting was preceded by conversations between Mr. Sugarman and Messrs. Roberts and Bradshaw over the prior two years. On behalf of the Broadway board of directors, Mr. Roberts and Mr. Bradshaw consulted with KBW and Arnold & Porter regarding the Sugarman Group proposal and reported to the full board of directors regarding their discussions with the advisors. Based on previous conversations Mr. Roberts and Mr. Bradshaw had with Mr. Sugarman, which they had previously reported to the Broadway board of directors, Broadway’s directors had concerns that the Sugarman Group was seeking to acquire effective control of Broadway, or to enter into loan origination and sale agreements with Broadway to the benefit of Mr. Sugarman and his affiliated companies, rather than to acquire all of Broadway’s outstanding shares at a fair price paid to all stockholders. The

Broadway board of directors was also concerned that Mr. Sugarman’s business plans for Broadway, which Broadway understood to include obtaining very large balance deposits from concentrated sources, rather than long-term core deposit relationships, and using such deposits to make low documentation loans, would not be acceptable to Broadway’s federal bank regulators.
Broadway responded by letter dated February 12, 2020 to the Sugarman Group’s letter, pointing out, in part, that Mr. Roberts and Mr. Bradshaw had met in person and by telephone with Mr. Sugarman and other representatives of the Sugarman Group on multiple occasions over the preceding two years, and that no specific acquisition proposal had been presented in any of those meetings or submitted to KBW despite Broadway’s invitation to do so. Nevertheless, Broadway’s response offered that, if the Sugarman Group had any specific proposal they wished to make, Broadway would be pleased to put them in touch with Broadway’s financial advisor and to give the proposal prompt attention.
In subsequent correspondence, the Sugarman Group put forward specific requests to the Broadway board of directors, including rescinding Broadway’s stockholder rights plan in whole or in part. The requests also included discussing the acquisition by the Sugarman Group of “some or all” of Broadway within the stated price range. By letter dated April 13, 2020, the Sugarman Group sent Broadway a form of non-binding letter of intent, with certain unusual binding provisions that Broadway found unacceptable. The form of letter of intent contemplated an acquisition of Broadway by The Capital Corps, LLC at a price of $48.8 million, which the letter described as being approximately $1.75 per share, but which price would be subject to reduction to the extent transaction expenses exceeded 2% of the purchase price plus the amount of any reduction in Broadway’s book value, for any reason, between December 31, 2019 and the execution of a definitive agreement. In addition, the letter of intent form included a waiver of Broadway’s stockholder rights plan that would apply solely to the Sugarman Group and that would begin on signing of the letter of intent and remain in effect whether or not discussions pursuant to the letter of intent resulted in a binding acquisition agreement. In consultation with KBW, the Broadway board of directors considered the potential that the adjustments could substantially reduce the price mentioned by the Sugarman Group. In a letter dated April 23, 2020, Mr. Roberts, on behalf of the Broadway board of directors, declined to pursue the Sugarman Group proposal.
The Sugarman Group also demanded, in the series of letters described above, to obtain corporate books and records of Broadway pursuant to provisions of California and Delaware law and, in subsequent correspondence beginning with an April 8, 2020 letter, demanded that Broadway include a director nominee chosen by the Sugarman Group and three stockholder proposals in Broadway’s proxy statement for its 2020 annual meeting of stockholders. Broadway was advised by Arnold & Porter and by Delaware legal counsel that none of the requests complied with the requirements of applicable Delaware or California law, or with the proxy regulations of the SEC, and declined each of the requests.
The Sugarman Group stated in a letter to Broadway dated May 28, 2020 that it had revoked its April 13, 2020 proposal and had filed a lawsuit seeking compliance with the books and records demand, and requested that Broadway delay its 2020 annual meeting of stockholders, which Broadway declined to do. After threatening to conduct a proxy contest and making preliminary proxy statement and other filings with the SEC that appeared to be in preparation for a proxy contest, the Sugarman Group subsequently informed Broadway that it had divested all of its holdings of Broadway voting common stock and reported the sale of its Broadway voting common stock in a Schedule 13D filing with the SEC on June 23, 2020.
On February 19, 2020, the CFBanc board of directors met at the offices of City First Bank and via teleconference and continued its discussion and inquiry regarding the proposed transaction and its progress, including the meetings between Mr. Argrett and Mr. Bradshaw, the securing of advisors, the impact of the Sugarman Group on the proposed transaction, the communications with Broadway, and the proposed path forward.
On February 21, 2020, CFBanc and Raymond James entered into an engagement letter regarding the proposed transaction.
At the Broadway board of directors meeting held on February 26, 2020, the Broadway board of directors consulted with representatives of KBW regarding the proposed merger of equals transaction with CFBanc. KBW discussed current bank M&A market conditions with the Broadway board of directors, reviewed the results of the 2019 sale process and discussed general observations regarding merger of equals transactions. KBW also reviewed information regarding CFBanc with the board of directors and discussed the potential strategic benefits, as well as potential risks, of the proposed merger of equals. KBW also summarized the proposed transaction structure and discussed financial aspects of the transaction. At the conclusion of the meeting, the Broadway board of directors authorized Mr. Bradshaw and KBW to continue the discussions with Mr. Argrett and Raymond James, including coordination of the preparation of pro forma modeling of the financial effects of the proposed merger of equals.
On March 6, 2020 the CFBanc board of directors met in Washington, DC and Raymond James provided a detailed presentation and discussion to the CFBanc board of directors concerning the merits and risks of the proposed transaction. The discussion included background on the community banking industry, M&A activity within the segment, a historical discussion and analysis of merger of equals transactions, a review of Broadway’s historical performance, potential valuation, loan and deposit metrics, and other analysis of the proposed transaction with Broadway. The discussion also included a preliminary pro forma analysis of the combined company, a standalone analysis, preliminary conclusions, and proposed next steps. The CFBanc board of directors also discussed its concerns at length regarding the activist stockholder, the Sugarman Group, at Broadway.
On March 7, 2020, Raymond James informed KBW that the CFBanc board of directors had authorized continuation of the merger exploration discussions and on March 10, 2020 each company gave access to its respective due diligence data site to the other to permit detailed due diligence examinations to be conducted of their respective businesses, financial statements and corporate documents. Both parties also agreed on the mutual engagement by the two companies of a respected loan review firm that would evaluate the loan portfolios and potential loss exposures of both companies so as to provide a consistent and neutral view on this important subject. On June 1, 2020, the parties engaged a loan review firm to provide such evaluations. This loan review was completed and a detailed loan review report was delivered by the loan review firm to the parties on June 26, 2020.
Messrs. Bradshaw and Argrett continued their discussions of the proposed transaction, including corporate governance of the combined company, in consultation with their respective boards of directors, over the period of March 16 through mid-August 2020.
During the period from April 1 through April 20, 2020, the parties negotiated, with the assistance of their financial and legal advisors, the terms of a 120-day exclusivity agreement that included a non-binding term sheet outlining terms for the proposed transaction, including the ownership split and governance of the combined company.
On April 13, 2020, the CFBanc M&A Committee met via teleconference to discuss the draft non-binding term sheet, and indication of interest and pro forma financial modeling. Raymond James was represented at the meeting.
At the meeting of the Broadway board of directors held on April 17, 2020 via video teleconference, KBW reviewed a market update, the potential financial impact of the proposed transaction on a preliminary basis based on projected financial information made available to KBW by Broadway and CFBanc at the time, and a summary of the acquisition proposal from the Sugarman Group described above, and Arnold & Porter provided legal advice to the Broadway board of directors. After considering the relative merits and likelihood of success of the two proposed transactions, the Broadway board of directors voted to move forward with the proposed merger of equals with CFBanc.
Also on April 17, 2020, the CFBanc board of directors held a special meeting via teleconference. The CFBanc board of directors discussed updates to the proposed merger discussions, including negotiations between Mr. Argrett and Mr. Bradshaw on social and cultural issues, the establishment of virtual data rooms and preliminary diligence, the preliminary pro forma analysis of the financial impacts of the proposed transaction provided by Raymond James, discussion of a preliminary exchange ratio, and a draft mutual indication of interest and non-binding term sheet. CFBanc advisers Raymond James and Covington & Burling attended, presented and participated in the meeting. During the meeting, the CFBanc advisers responded to various questions from the CFBanc board of directors and about the presentation and proposed transaction.
On April 20, 2020, Broadway and CFBanc entered into an exclusivity agreement, including a non-binding term sheet, which provided, among other things: (i) that the merger consideration would be all stock, with a fixed exchange ratio resulting in an ownership split in the range of 47-48% for CFBanc stockholders and 52-53% for Broadway stockholders, (ii) that Mr. Argrett was expected to be the Chief Executive Officer and Chairman of the Board of the combined company and Mr. Bradshaw was expected to be the Vice Chairman of the Board of the combined company, and (iii) that the combined company was expected to have a nine-member board of directors, comprised of five

CFBanc directors and four Broadway directors. After further discussions, the parties ultimately agreed that Mr. Argrett would be the Chief Executive Officer and initially would be Vice Chairman of the board of the combined company and Mr. Bradshaw would be the Chairman of the board of the combined company, as provided in the executed merger agreement.
During the period from May 15 to July 10, 2020 the M&A Committee held periodic telephonic meetings to assist the CFBanc board of directors in the evaluation of the proposed merger. All members of the M&A Committee participated in all of the meetings during this time period. On May 15, 2020, the M&A Committee met to review the executed non-binding term sheet and a time and responsibility schedule for the transaction. The M&A Committee also considered third party loan review firms and methodology at the meeting. Raymond James was represented at the May 15 meeting. On June 12, 2020, the M&A Committee met to review progress on the proposed transaction, the time and responsibility schedule for the transaction, and the results of preliminary diligence. On July 10, 2020, the M&A Committee met with Raymond James, Covington & Burling, and the loan review firm, to review progress and updates on the proposed transaction, the loan review firm’s portfolio loan review and COVID-19 commercial stress analysis for both companies, and the proposed transaction structure overview.
On July 11, 2020, an initial draft of the merger agreement prepared by Covington & Burling was provided to Arnold & Porter.
During the period from July 22 through August 11, 2020, a series of conference calls on due diligence topics were conducted by the relevant executives and staff on a wide range of topics, including loan portfolios and credit quality, regulatory compliance subjects, risk management, legal matters, operations and information technology, financial and funding matters, CFBanc’s New Markets Tax Credits business activities (including related lending and asset and investment management activities, and the low-cost deposit gathering benefits of that business), and human resources and employee benefits matters. Conference calls were also held to discuss the respective projections of future results of the two companies, and planned cost savings measures for the combined company. Representatives of the parties’ financial advisors also joined these conference calls.
At a meeting of the Broadway board of directors held on July 29, 2020 via video teleconference, the Broadway board of directors received an update on the progress of the proposed transaction from Mr. Bradshaw and Chief Financial Officer Brenda Battey and KBW, a description of the due diligence that had been conducted to that date, a proposed transaction time line received from CFBanc, a description of the updated terms of the proposed transaction, with the only material change from previous discussions being that Mr. Bradshaw would become the Chairman of the Board of the combined company and Mr. Argrett would become the Chief Executive Officer and Vice Chairman of the combined company, and an updated financial model of the transaction.
On August 12, 2020, the CFBanc board of directors met virtually to discuss the proposed transaction. Members of the M&A Committee, as well as representatives of Covington & Burling and Raymond James were also in attendance as the CFBanc board of directors discussed and considered the current draft merger agreement and the transactions contemplated by such merger agreement. The CFBanc board of directors had been provided with a set of meeting materials in advance of the meeting, including the current draft merger agreement, a summary of the material terms of the current draft merger agreement prepared by Covington & Burling, a presentation prepared by Mr. Argrett regarding the strategic rationale for the proposed transaction and a financial presentation provided by Raymond James. At the meeting, Mr. Argrett reported on the results of the meetings with the regulators and the status of due diligence and negotiations with Broadway. Representatives of Covington & Burling discussed with the CFBanc board of directors their fiduciary duties to the CFBanc stockholders in the context of the proposed transaction. Representatives of Covington & Burling also discussed the key terms of the current draft merger agreement and answered any questions relating to the current draft merger agreement. The CFBanc board of directors discussed with Mr. Argrett and members of the M&A Committee, Raymond James and Covington & Burling the strategic benefits of merging with Broadway, including Broadway’s position and operations in the southern California market, the financial aspects of the proposed transaction, the vision for the combined company and the proposed plan for integrating the two organizations. Raymond James also reviewed with the CFBanc board of directors its detailed financial analysis of the current draft merger agreement and the consideration and relevant deal points provided therein. Raymond James further discussed the updated financial analysis reflecting the pro forma ownership split based on a contribution analysis consisting of an evaluation of the relative amounts of assets, capital, earnings and other key criteria to be contributed by the two companies to the combined company. This analysis had led to the conclusion that the common stock ownership split should be within the range of 52-53% to the Broadway stockholders and 47-48% to the CFBanc stockholders, and based on this, the CFBanc board of directors informally agreed to move forward with the ownership split of 47.5% / 52.5% for CFBanc and Broadway, respectively, as reflected in the merger agreement.
In mid-August 2020, final discussions occurred over the question of the common stock ownership of the combined company by the respective pre-merger stockholders of Broadway and CFBanc. Broadway and CFBanc, assisted by their financial advisors, had discussed this topic at multiple points earlier in the merger negotiation process and had discussed whether the pro forma ownership split should be based on the parties’ respective contributions to the combined company through an evaluation of the relative amounts of assets, capital, earnings and other key criteria “contributed” by the two companies to the combined company. The mid-August discussions narrowed the range of possible ownership splits and the parties ultimately agreed on the ownership split of 47.5/52.5% for CFBanc and Broadway, respectively, that is reflected in the merger agreement.
On August 19, 2020, a telephonic meeting was held with Messrs. Bradshaw and Argrett, representatives of Arnold & Porter, KBW, Covington & Burling and Raymond James to discuss regulatory matters. Messrs. Bradshaw and Argrett, together with their legal advisors, had conference call meetings with the OCC and the Federal Reserve Bank of San Francisco on August 20 and August 21, 2020, respectively, to present the proposed transaction and seek guidance on any initial regulatory questions that might exist, as well as to discuss a few specific questions regarding the regulatory application process the parties proposed to follow. On August 21, 2020, the CFBanc M&A Committee met telephonically to discuss the status of the proposed transaction, regulatory calls, and logistics for day of announcement staff meetings.
On August 25, 2020, Broadway held a special meeting of its board of directors via video teleconference to evaluate the merger and consider whether to approve the merger agreement. The results of the meetings with regulators were reported by Mr. Bradshaw and Arnold & Porter, and KBW reviewed with the Broadway board of directors the financial aspects of the proposed transaction, including the financial analyses it had conducted in connection with preparation of its opinion, and delivered its written opinion, dated August 25, 2020, to the Broadway board of directors to the effect that, as of the date of the opinion and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed transaction was fair, from a financial point of view, to Broadway. Broadway’s legal counsel, Arnold & Porter, presented a detailed summary of the merger agreement and discussed the resolutions that the directors would be asked to vote on at the meeting. After discussion, the Broadway board of directors voted unanimously to approve and adopt the merger agreement and to present them to the Broadway stockholders with the Broadway board of directors’ unanimous recommendation for approval.
On August 25, 2020, the CFBanc board of directors met virtually to discuss the proposed transaction. Members of the M&A Committee, as well as representatives of Covington & Burling and Raymond James, were also in attendance as the CFBanc board of directors considered the approval of the merger agreement and the transactions contemplated by the merger agreement. The CFBanc board of directors had been provided with a set of meeting materials in advance of the meeting, including the merger agreement, a summary of the material terms of the merger agreement prepared by Covington & Burling and a financial presentation provided by Raymond James. At the meeting, Raymond James reviewed with the CFBanc board of directors its financial analysis of the merger consideration and rendered its oral opinion to the CFBanc board of directors to the effect that, as of that date and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James in connection with the preparation of its written opinion, the exchange ratio in the merger agreement is fair, from a financial point of view, to the holders of the CFBanc common stock. Representatives of Covington & Burling discussed the key terms of the merger agreement, as changed from the CFBanc board of directors meeting on August 12, 2020, and answered any questions related to the merger agreement and fiduciary duties owed to CFBanc stockholders in the context of the proposed transaction. Mr. Argrett reviewed the strategic rationale for the proposed transaction and the current status of the transaction. After further discussion, including the consideration of the proposed terms of the merger agreement, and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the CFBanc board of directors, including the factors described under the section of this joint proxy statement/prospectus entitled “—CFBanc’s Reasons for the Merger; Recommendation of CFBanc’s Board of Directors,” the CFBanc board of directors unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement were in the best interests of CFBanc and CFBanc stockholders, and the directors unanimously approved the merger agreement and the transactions contemplated by it and unanimously determined to recommend that CFBanc stockholders approve the merger agreement. Thereafter, Raymond James delivered to the CFBanc board of directors a written opinion (a copy of which is attached to this joint proxy statement/prospectus as Annex C), to the effect that, as of that date of its oral opinion and subject to subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Raymond James in connection with the preparation of its written opinion as set forth in its opinion, the exchange ratio in the merger agreement is fair, from a financial point of view, to the holders of the CFBanc common stock.
Following the conclusion of the meetings of the CFBanc board of directors and the Broadway board of directors on August 25, 2020, Broadway and CFBanc executed the merger agreement. On August 26, 2020, Broadway and CFBanc issued a joint press release announcing the execution of the merger agreement.
Broadway’s Reasons for the Merger; Recommendation of the Broadway Board of Directors
After careful consideration, the Broadway board of directors has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Broadway and its stockholders. Accordingly, at a meeting held on August 25, 2020, the Broadway board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby and unanimously recommends that Broadway stockholders vote “FOR” the Broadway merger proposal and “FOR” the Broadway adjournment proposal.
In reaching its decision, the Broadway board of directors evaluated the merger in consultation with Broadway’s senior management, financial advisor and legal counsel, and considered a number of material factors, including the following, which are not listed in any relative order of importance:
•
the board of directors’ belief that the merger is an important strategic transaction offering substantial near term and long-term benefits and opportunities for Broadway, its stockholders and the low- and moderate-income communities that Broadway serves, including the following;

•
the increased capital of the combined company resulting from merger will enable Broadway to retain larger amounts of the multi-family loans that it originates within the constraints imposed by capital-based regulatory loan concentration guidelines, which will improve profitability and increase Broadway’s capacity for originating more loans;

•	Broadway will be able to use CFBanc’s large investment portfolio and low cost deposits to originate and retain more multi-family loans than Broadway has historically been able to originate;
•
the merger will approximately double Broadway’s regulatory loans-to-one-borrower limit, thereby increasing the combined company’s capacity for lending to and investments in multifamily affordable housing projects, small businesses, and nonprofit developments in underserved urban areas;

•
Broadway will be able to benefit from the expertise of CFBanc in other loan products, such as small business lending and New Markets Tax Credit lending, to expand Broadway’s product line and ability to assist underserved urban communities in Southern California;

•
the merger will create the largest African-American-led MDI in the United States, as measured by total assets, and a national platform for investors seeking to spur development of low- and moderate-income communities, both of which effects are expected to be helpful in attracting new deposits, customers, and capital for growth;

•
the increased size of the combined company will enhance its image in the marketplace and will better position the combined company to acquire other financial companies if appropriate opportunities arise;

•
the combined company will have greater opportunities to achieve economies of scale than either institution currently has, which should improve overall efficiencies, profitability, and returns on assets and equity; and

•
the merger will address important management succession needs facing Broadway arising from the fact that its chief executive officer and other members of Broadway’s senior management and board of directors were considering retirement from active service with Broadway;

•
Broadway management’s estimates that cost synergies and earnings accretion will be available to the combined company through the merger, including estimated annual cost savings following completion of the merger, comprised, in part, of estimated cost savings from elimination of redundant management positions and reductions in the number of back office employees, and savings from integrating the information systems of Broadway and CFBanc, and management’s expectation that the transaction will be accretive to earnings, as compared to management’s earnings estimates for both companies on a stand-alone basis, in 2021 and following years;

•
CFBanc’s mission, business strategies and operations, which are focused in large part on providing banking services to low- and moderate-income communities, complement those of Broadway while diversifying the range of those services, including the possibility of expanding the New Markets Tax Credits business activities of CFBanc to the Southern California market served by Broadway and expansion of Broadway’s highly efficient, successful and scalable multifamily lending platform to the markets served by CFBanc;

•
historical information concerning Broadway’s and CFBanc’s respective businesses, financial performance and financial condition, which comparisons generally informed the board’s consideration of the relative values of Broadway and CFBanc in connection with the board’s determination of an appropriate merger exchange ratio;

•
the alternatives reasonably available to Broadway if it does not pursue the merger with CFBanc, including the possibilities of pursuing an acquisition of or merger with another financial institution and the board’s conclusion that a merger with CFBanc offers an excellent strategic fit and opportunity, as well as the board’s perception that there would be a substantial risk of loss of the opportunity to merge with CFBanc if negotiation of the transaction were deferred to a later time;

•
the provisions of the merger agreement that are designed to restrict the ability of both CFBanc and Broadway to seek or entertain third party acquisition proposals, subject to exceptions that would apply if necessary to enable directors to comply with their fiduciary duties to stockholders, and the provisions of the merger agreement providing for the payment of a termination fee of $1,750,000 in specified circumstances, which the board of directors concluded, after consultation with Broadway’s financial advisor and legal counsel, was an appropriate and reasonable means to increase the likelihood that the merger will be completed while preserving the ability of both boards of directors to act in the best interests of their stockholders;

•
the board of directors’ assessment of CFBanc’s business, operations, financial condition, asset quality, earnings and prospects, based in substantial part on its review of and discussions with Broadway’s management about the results of Broadway’s due diligence examination of CFBanc, and management’s determination that the merger would result in a combined company with greater deposit-gathering opportunities and capabilities than those of Broadway as a stand-alone company;

•
the financial presentation, dated August 25, 2020, of KBW, Broadway’s financial advisor, and the written opinion of KBW, dated August 25, 2020, as to the fairness, from a financial point of view and as of the date of the opinion, to Broadway of the exchange ratio in the proposed merger, as more fully described under the caption “—Opinion of Broadway’s Financial Advisor;”

•
the terms of the merger agreement taken as a whole, including the fixed exchange ratio and mutual transaction protection and termination fee provisions, which the board reviewed with Broadway’s outside legal counsel and, in the case of financial matters, with Broadway’s financial advisor, including the board’s determinations that:

•
a “fixed” exchange ratio that is not subject to adjustment to reflect changes in the stock market prices of the two companies, is appropriate to reflect the strategic purpose of the merger and consistent with market practice for mergers of this type; and

•
that a fixed exchange ratio fairly allocates the respective ownership interests of Broadway and CFBanc stockholders based on the fundamental valuation assessments made by the respective boards of directors and their negotiations of the exchange ratio and avoids fluctuations in a key element of the transaction being caused by temporary stock price fluctuations;

•
the tax-free nature of the merger transaction to the stockholders of both companies, coupled with the fact that Broadway stockholders’ retention of their stock will enable them to participate in the anticipated future benefits expected from the merger.

The Broadway board of directors also considered potentially negative factors in its deliberations concerning the merger agreement and the transactions contemplated thereby, including the following, which are not listed in any relative order of importance:
•	there is no assurance that the conditions to the parties’ obligations to complete the merger will be satisfied, and, as a result, the merger may not be completed;
•
the particular risk that potential benefits and synergies sought from the merger may not be realized, or may not be realized within the expected time period, as well as the general risks associated with the integration of two companies;

•
the risk that continuation of the COVID-19 pandemic may have material adverse effects on the loan portfolios and other aspects of the businesses of either or both of CFBanc and Broadway, and may not affect their loan portfolios and other business to the same degree or with the same duration, with corresponding effects on the results of operations and capital of the combined company;

•
the risk that if the process of integrating the businesses of Broadway and CFBanc does not proceed as planned, there will be adverse effects on future profitability and potentially adverse effects on the relationships of the combined company with the historic customers of both companies;

•
the restrictions contained in the merger agreement on the conduct of Broadway’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions and which mirror those placed on CFBanc under the merger agreement, but which, subject to specific exceptions, could delay or prevent Broadway from undertaking business opportunities that may arise or any other action it would otherwise take in the best interests of stockholders with respect to the operations of Broadway absent the pending completion of the merger;

•
the significant risks and costs involved in connection with entering into and completing the merger transaction, or failing to complete the merger in a timely manner, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and potential adverse effects on business and customer relationships;

•
the risk that Broadway’s stockholders could be adversely affected by changes in the trading price of Broadway’s common stock, or a decrease in the value of CFBanc, during the pendency of the merger, in part, because the merger consideration will be determined on the basis of a fixed exchange ratio of shares of Broadway common stock for CFBanc common stock;

•
the dilution in the pro forma tangible book value per share of Broadway common stock that will result from closing the merger, before considering the potential accretion in future earnings per share and related effects on future book value per share;

•
the absence of any immediate liquidity for Broadway’s stockholders in the form of a cash sale price, although the board believed that no viable prospects for a cash sale at an attractive price were currently available; and

•	the possibility that the bi-coastal nature of the combined company’s operations may reduce the attractiveness of the combined company to certain potential acquirers.
The foregoing discussion of the information and factors considered by the Broadway board of directors is not exhaustive, but is intended to include the material factors they considered. In view of the variety of factors considered in connection with its evaluation of the merger, the Broadway board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Broadway board of directors also did not make any specific determination as to whether any factor was decisive in reaching its ultimate determination, and, instead, based its recommendation on the totality of the information presented to and considered by them.

THE BROADWAY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE BROADWAY MERGER PROPOSAL AND “FOR” THE BROADWAY ADJOURNMENT PROPOSAL.
In considering the recommendation of the Broadway board of directors with respect to the proposal to adopt and approve the merger agreement, Broadway stockholders should take into account the fact that certain Broadway directors and executive officers have interests in the merger that are different from, or in addition to, those of other Broadway stockholders. The Broadway board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that the merger agreement be adopted and approved by Broadway’s stockholders. See the section entitled “— Interests of Broadway Directors and Executive Officers in the Merger.”
In addition, please note that this explanation of the reasoning of the Broadway board of directors and other information presented in this section includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Caution Regarding Forward-Looking Statements.”
Opinion of Broadway’s Financial Advisor
Broadway engaged Keefe, Bruyette & Woods, Inc. to render financial advisory and investment banking services to Broadway, including an opinion to the Broadway board as to the fairness, from a financial point of view, to Broadway of the exchange ratio in the proposed merger. Broadway selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the Broadway board held on August 25, 2020 at which the Broadway board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the Broadway board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Broadway. The Broadway board approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion. For purposes of KBW’s opinion, the term “exchange ratio” referred to the ratio of 13.626 shares of Broadway voting common stock for one share of CFBanc Class A common stock and 13.626 shares of a new class of Broadway nonvoting common stock (called “Class B common stock”) for one share of CFBanc Class B nonvoting common stock, taken together.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Broadway board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to Broadway. It did not address the underlying business decision of Broadway to engage in the merger or enter into the merger agreement or constitute a recommendation to the Broadway board in connection with the merger, and it does not constitute a recommendation to any holder of Broadway common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with its opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Broadway and CFBanc and bearing upon the merger, including, among other things:
•	a draft of the merger agreement, dated August 23, 2020 (the most recent version made available to KBW);
•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of Broadway;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 of Broadway;
•	the audited financial statements for the three fiscal years ended December 31, 2019 of CFBanc;
•	the unaudited financial statements for the fiscal quarters ended March 31, 2020 and June 30, 2020 of CFBanc;
•
certain regulatory filings of Broadway and CFBanc and their respective subsidiaries, including the quarterly reports on Form FRY-9C and quarterly call reports filed with respect to each quarter during the three-year period ended December 31, 2019 and the quarters ended March 31, 2020 and June 30, 2020;

•	certain other interim reports and other communications of Broadway and CFBanc to their respective stockholders; and
•
other financial information concerning the respective businesses and operations of Broadway and CFBanc furnished to KBW by Broadway and CFBanc or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•	the historical and current financial position and results of operations of Broadway and CFBanc;
•	the assets and liabilities of Broadway and CFBanc;
•
a comparison of certain financial and stock market information of Broadway and certain financial information of CFBanc with similar information for certain other companies the securities of which are publicly traded;

•
financial and operating forecasts and projections of CFBanc that were prepared by CFBanc management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of Broadway management and with the consent of the Broadway board;

•
financial and operating forecasts and projections of Broadway that were prepared by Broadway management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Broadway board; and

•
estimates regarding certain pro forma financial effects of the merger on Broadway (including without limitation the cost savings, revenue enhancements and related expenses expected to result or be derived from the merger) that were prepared by Broadway management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Broadway board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by the managements of Broadway and CFBanc regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied, with the consent of Broadway, upon the management of CFBanc as to the reasonableness and achievability of the financial and operating forecasts and projections of CFBanc as referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied upon Broadway management as to the reasonableness and achievability of the financial and operating forecasts and projections of Broadway, as well as the estimates regarding certain pro forma financial effects of the merger on Broadway (including, without limitation, the cost savings, revenue enhancements and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that such forecasts, projections and estimates were reasonably prepared and represented the best currently available estimates and judgments of Broadway management and that such forecasts, projections and estimates would be realized in the amounts and in the time periods estimated by such management.
It is understood that the forecasts, projections and estimates of Broadway and CFBanc that were provided to and discussed with KBW were not prepared with the expectation of public disclosure and that all such forecasts, projections and estimates were based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Broadway and CFBanc and with the consent of the Broadway board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have both adverse and favorable effects on Broadway and CFBanc. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Broadway or CFBanc since the date of the last financial statements of each such entity that were made available to KBW. KBW assumed, without independent verification and with Broadway’s consent, that Broadway and CFBanc and/or their respective bank subsidiaries had operated in conformity with the requirements for status as a Community Development Financial Institution and as a MDI in the case of Broadway, and also assumed, without independent verification and with Broadway’s consent, that the merger and the bank merger would not adversely affect such status. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Broadway’s consent, that the aggregate allowances for loan and lease losses for Broadway and CFBanc are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Broadway or CFBanc, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Broadway or CFBanc under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses, the following:
•
that the merger and any related transactions (including the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the version reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of CFBanc common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;
•	that each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;
•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Broadway, CFBanc or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings, revenue enhancements and related expenses expected to result or be derived from the merger.
KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Broadway that Broadway relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Broadway, CFBanc, the merger and any related transaction (including the bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.
At the direction of Broadway management and with the consent of the Broadway board, KBW assumed that all classes of Broadway common stock were (or, when issued, would be) economically equivalent and that all classes of CFBanc common stock were economically equivalent. KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, to Broadway of the exchange ratio in the merger, without regard to differences among the classes of Broadway common stock or between the classes of CFBanc common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger or the contemplated conversion of Broadway into a benefit corporation), including without limitation, the form or structure of the merger or any such related transaction, the form of the consideration to be paid by Broadway in the merger, the allocation thereof between Broadway voting common stock and Broadway Class B nonvoting common stock or among the holders of CFBanc Class A common stock and CFBanc Class B common stock, any terms of the Broadway Class B nonvoting common stock, the treatment of outstanding preferred stock and other securities of CFBanc in the merger, any consequences of the merger to Broadway, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to KBW through the date of the opinion. There is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and that KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•	the underlying business decision of Broadway to engage in the merger or enter into the merger agreement;
•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Broadway or the Broadway board;
•
any business, operational or other plans with respect to CFBanc or the pro forma entity that may be currently contemplated by Broadway or the Broadway board or that may be implemented by Broadway or the Broadway board subsequent to the closing of the merger;

•
the fairness of the amount or nature of any compensation to any of Broadway’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Broadway common stock or relative to the exchange ratio;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Broadway, CFBanc or any other party to any transaction contemplated by the merger agreement;

•	the actual value of Broadway common stock to be issued in connection with the merger;
•
the prices, trading range or volume at which Broadway common stock or CFBanc common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Broadway common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Broadway, CFBanc, any of their respective stockholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Broadway and CFBanc. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Broadway board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Broadway board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Broadway and CFBanc and the decision of Broadway to enter into the merger agreement was solely that of the Broadway board.
The following is a summary of the material financial analyses provided by KBW to the Broadway board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation materials provided by KBW to the Broadway board, but summarizes the material analyses performed and provided in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
Implied Transaction Multiples. For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $20.44 per outstanding share of CFBanc common stock, or $38.1 million in the aggregate, based on the 13.626x exchange ratio in the proposed merger and the closing price of Broadway common stock on August 24, 2020. In addition to the financial analyses described below, KBW reviewed with the Broadway board, among other things, the following implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $20.44 per outstanding share of CFBanc common stock) using historical financial information for CFBanc as of or for the latest 12 months (“LTM”) ended June 30, 2020 and the calendar year 2021 earnings per share (“EPS”) estimate taken from financial forecasts and projections of CFBanc provided by CFBanc management:
Implied Transaction Price / CFBanc June 30, 2020 Tangible Book Value per Share	1.05x
Implied Transaction Price / CFBanc LTM Ended June 30, 2020 EPS	36.7x
Implied Transaction Price / CFBanc 2021 EPS Estimate	13.1x
Selected Companies Analysis. Using publicly available information, KBW compared the financial performance and financial condition of Broadway and CFBanc to 25 major exchange-traded U.S. banks and thrifts with total assets between $250 million and $1.0 billion. Announced merger targets were excluded from the selected companies. KBW also compared the market performance of Broadway to the selected companies.

The selected companies were as follows:
Auburn National Bancorporation, Inc.
First National Corporation
First Capital, Inc.
Union Bankshares, Inc.
Sound Financial Bancorp, Inc.
American River Bankshares
Esquire Financial Holdings, Inc.
Summit State Bank
First US Bancshares, Inc.
Bank of the James Financial Group, Inc.
Fauquier Bankshares, Inc.
Cortland Bancorp
Randolph Bancorp, Inc.
Village Bank and Trust Financial Corp.
United Bancorp, Inc.
IF Bancorp, Inc.
Elmira Savings Bank
Carver Bancorp, Inc.
Bank of South Carolina Corporation
Home Federal Bancorp, Inc. of Louisiana
Bancorp 34, Inc.
HV Bancorp, Inc.
Glen Burnie Bancorp
WVS Financial Corp.
FFBW, Inc.
To perform this analysis, KBW used profitability and other financial information for the most recent fiscal quarter (“MRQ”) or the latest 12 months available or as of the end of such periods and market price information as of August 24, 2020. KBW also used 2020 and 2021 EPS estimates taken from financial forecasts and projections of Broadway provided by Broadway management and consensus “street estimates” for the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for 21 of the selected companies). Where consolidated holding company level financial data for Broadway, CFBanc and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Broadway’s historical financial statements, or the data prepared by Raymond James presented under the section “—Opinion of CFBanc’s Financial Advisor” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
This analysis showed the following concerning the financial performance of Broadway, CFBanc and the selected companies (excluding the MRQ Core Return on Average Tangible Common Equity of one of the selected companies, which percentage was considered to be not meaningful):
			Selected Companies
	Broadway	CFBanc	Bottom Quartile	Median	Average	Top Quartile
MRQ Core Return on Average Assets (%)(1)	0.17	0.47	0.44	0.85	0.81	1.08
MRQ Core Return on Average Tangible Common Equity (%)(1)	1.76	4.91	4.74	8.85	9.15	11.32
MRQ Net Interest Margin (%)	2.43	2.51	2.98	3.40	3.29	3.55
MRQ Fee Income / Revenue Ratio (%)(2)	7.4	22.5	10.7	18.6	21.5	24.4
MRQ Efficiency Ratio (%)	103.9	70.9	71.1	63.9	68.2	60.3
(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global Market Intelligence.

(2)	Excludes gains/losses on sale of securities.

This analysis also showed the following concerning the financial condition of Broadway, CFBanc and the selected companies:
			Selected Companies
	Broadway	CFBanc	Bottom Quartile	Median	Average	Top Quartile
Tangible Common Equity / Tangible Assets (%)	10.08	9.71	8.30	9.16	10.03	10.34
Total Capital Ratio (%)	17.15	17.86	13.44	14.90	15.80	16.73
Loans HFI / Deposits (%)	119.6	71.6	95.0	84.4	84.6	77.5
Loan Loss Reserve / Gross Loans(1) (%)	0.75	1.40	1.00	1.14	1.14	1.28
Non-performing assets / Loans + OREO(1) (%)	1.18	2.10	1.72	1.07	1.17	0.67
Net Charge-offs / Average Loans (%)	(0.00)	0.00	0.07	0.02	0.04	0.00
(1)	Excluded disclosed Paycheck Protection Program (PPP) loans from loans as reported by S&P Global Market Intelligence.
In addition, this analysis showed the following concerning the market performance of Broadway and, to the extent publicly available, the selected companies (excluding the impact of the tangible book value per share and LTM EPS multiples for one of the selected companies, which multiples were considered to be not meaningful (“NM”)):
		Selected Companies
	Broadway	Bottom Quartile	Median	Average	Top Quartile
1 – Year Stock Price Change (%)	(16.7)	(26.7)	(23.5)	(14.4)	(10.4)
YTD Stock Price Change (%)	(2.6)	(33.3)	(29.5)	(20.8)	(19.6)
Stock Price / Tangible Book Value per Share (x)	0.85	0.72	0.80	0.93	1.01
Stock Price / LTM EPS (x)	NM	8.7	9.8	11.4	12.9
Stock Price / 2020 EPS Estimate (x)	NM	7.7	9.0	8.1	9.4
Stock Price / 2021 EPS Estimate (x)	25.0	7.2	7.6	8.1	8.5
Dividend Yield (%)	0.0	1.6	2.6	2.6	3.9
LTM Dividend Payout (%)	0.0	20.8	28.4	29.7	34.0
No company used as a comparison in the above selected companies analysis is identical to Broadway or CFBanc. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Broadway and CFBanc to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or synergies. To perform this analysis, KBW used (i) historical balance sheet data for Broadway and CFBanc as of June 30, 2020 and (ii) financial forecasts and projections of Broadway and CFBanc provided by Broadway management and CFBanc management, respectively. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Broadway stockholders and CFBanc stockholders in the combined company based on the 13.626x exchange ratio in the proposed merger:
	Broadway as a % of Total	CFBanc as a % of Total
Fully Diluted Ownership
At 13.626x Merger Exchange Ratio	52.5%	47.5%

Balance Sheet
Assets	57.2%	42.8%
Gross Loans	67.5%	32.5%
Deposits	52.7%	47.3%
Tangible Common Equity	57.8%	42.2%

	Broadway as a % of Total	CFBanc as a % of Total
Income Statement – Internal Estimates
2020 Est. Net Income to Common	45.7%	54.3%
2021 Est. Net Income to Common	37.7%	62.3%
2022 Est. Net Income to Common	46.0%	54.0%
Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Broadway and CFBanc. Using (i) closing balance sheet estimates as of December 31, 2020 for Broadway and CFBanc provided by Broadway management and CFBanc management, respectively, (ii) financial forecasts and projections of Broadway provided by Broadway management, (iii) financial forecasts and projections of CFBanc provided by CFBanc management, and (iv) pro forma assumptions (including, without limitation, the cost savings, revenue enhancements and related expenses expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto) provided by Broadway management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Broadway’s 2021 and 2022 estimated EPS and dilutive to Broadway’s estimated tangible book value per share at closing as of December 31, 2020. Furthermore, this analysis indicated that, pro forma for the merger, each of Broadway’s tangible common equity to tangible assets ratio, Common Equity Tier 1 Ratio, Leverage Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio could be lower at closing as of December 31, 2020. For all of the above analysis, the actual results achieved by Broadway following the merger may vary from the projected results, and the variations may be material.
Broadway Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Broadway. In this analysis, KBW utilized financial forecasts and projections relating to the net income and assets of Broadway provided by Broadway management, and assumed discount rates ranging from 13.0% to 17.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Broadway could generate over the 5.5-year period from the end of the second quarter of 2020 through 2025 and (ii) the present value of Broadway’s implied terminal value at the end of such period. KBW assumed that Broadway would maintain a tangible common equity to tangible assets ratio of 8.00% and Broadway would retain sufficient earnings to maintain that level. In calculating the terminal value of Broadway, KBW applied a range of 10.0x to 14.0x Broadway’s estimated 2026 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Broadway common stock of $1.20 per share to $1.55 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of Broadway or the pro forma combined company.
CFBanc Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of CFBanc. In this analysis, KBW utilized financial forecasts and projections relating to the net income and assets of CFBanc provided by CFBanc management, and assumed discount rates ranging from 13.0% to 17.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that CFBanc could generate over the 5.5-year period from the end of the second quarter of 2020 through 2025 and (ii) the present value of CFBanc’s implied terminal value at the end of such period. KBW assumed that CFBanc would maintain a tangible common equity to tangible assets ratio of 8.00% and CFBanc would retain sufficient earnings to maintain that level. In calculating the terminal value of CFBanc, KBW applied a range of 10.0x to 14.0x CFBanc’s estimated 2026 earnings. This discounted cash flow analysis resulted in a range of implied values per share of CFBanc common stock of $18.11 per share to $27.51 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of CFBanc.
Miscellaneous. KBW acted as financial advisor to Broadway in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses may from time to time purchase securities from, and sell securities to, Broadway and CFBanc. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Broadway or CFBanc for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, Broadway agreed to pay KBW a total cash fee of $900,000, $150,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger. Broadway also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith.
Other than in connection with the present engagement, KBW did not provide investment banking or financial advisory services to Broadway during the two years preceding the date of its opinion. Following the date of KBW’s written opinion to Broadway, KBW and Raymond James have been engaged by Broadway to act as placement agents in connection with the potential private placement transactions by Broadway that are described elsewhere in this joint proxy statement/prospectus and will receive fees in connection with such transactions. Such fees would total $221,683 for the private placement transactions for which agreements have been entered into to date and would total $799,556 if the currently planned maximum number of shares are sold in the private placements.
In the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to CFBanc. KBW may in the future provide other investment banking and financial advisory services not described in this joint proxy statement/prospectus to Broadway or CFBanc and receive compensation for such services.
CFBanc’s Reasons for the Merger; Recommendation of the CFBanc Board of Directors
After careful consideration, at a special board meeting held on August 25, 2020, the CFBanc board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, determining that they are advisable and in the best interest of, CFBanc and its stockholders. Accordingly, the CFBanc board of directors adopted and approved the merger agreement and unanimously recommends that the CFBanc stockholders vote “FOR” the CFBanc merger proposal.
In reaching its decision, the CFBanc board of directors consulted with CFBanc’s management, as well as CFBanc’s financial, legal, and other professional advisors. The CFBanc board of directors considered a number of factors including, without limitation, the following material factors, which are not listed in any relative order of importance:
•	that the proposed transaction will result in the creation of the largest African-American-led MDI in the U.S., as measured by total assets;
•	that the combined entity expects to maintain its CDFI status, public benefit corporation status and certified B Corp status after the merger;
•
information with respect to the businesses, earnings, operations, financial conditions, prospects, capital levels, and asset qualities of CFBanc and Broadway, both individually and after giving effect to the merger, which comparisons generally informed the consideration of the relative values of Broadway and CFBanc in connection with the determination of an appropriate merger exchange ratio;

•	the value of Broadway common stock prior to the execution of the merger agreement and the prospects for future appreciation of Broadway common stock;
•	the value and potential liquidity to be received by CFBanc stockholders in the merger compared to potential CFBanc stockholder value for CFBanc as a stand-alone entity;
•	the structure of the transaction as a merger in which the CFBanc board of directors and CFBanc management would have approximately equal participation in the combined company with Broadway;

•
the opinion dated August 25, 2020, of Raymond James to the CFBanc board of directors that, as of the date of the opinion, the exchange ratio to be received by the CFBanc common stockholders in the merger pursuant to the merger agreement is fair, from a financial point of view, to the CFBanc common stockholders, as more fully described below under “—Opinion of CFBanc’s Financial Advisor;”

•
the projected impact of the merger on certain financial metrics of CFBanc and Broadway, including Broadway’s projected earnings accretion, capital increase resulting from the issuance of stock in the merger, and capital ratios;

•
the perceived risks and uncertainties attendant to CFBanc’s operation as an independent banking organization, including the risks and uncertainties related to competition in market areas of City First Bank, increased operating and regulatory costs, interest rate environments, and potentially increased capital requirements;

•	the due diligence review of Broadway, including financial, legal, and loan related matters;
•
CFBanc’s and Broadway’s shared corporate values and commitment to serve their clients and communities, in particular, low- and moderate-income communities, the effects of the merger on constituencies served by CFBanc, including its borrowers, depositors, employees, and communities and the platform the combined entity could provide to advance the shared mission of CFBanc and Broadway;

•
the potential to broaden the scale of CFBanc’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, capabilities, talent resources, asset base, and capital and national geographic footprint;

•
that Broadway’s mission, business strategies and operations, which are focused in large part on providing banking services to low- and moderate- income communities, complement those of CFBanc while diversifying the range of those services, including the possibility of expanding Broadway’s highly efficient, successful and scalable multifamily lending platform to the markets served by CFBanc;

•
the effects of the merger on City First Bank’s employees, including the prospects for continued employment in a larger organization and the ability of those employees to participate in the new benefit plans of the combined entity, including the Broadway ESOP;

•	the understanding that the structure and terms of the merger would result in favorable tax consequences to the stockholders of CFBanc;
•
the regulatory and other approvals required in connection with the merger and the bank merger and the expected likelihood that such regulatory approvals would be received in a reasonably timely manner and without the imposition of burdensome conditions;

•
the current environment in the financial services industry, including national, regional, and local economic conditions, the interest rate environment, continued consolidation, uncertainties in the regulatory climate for financial institutions, the current environment for community banks and mission lending model, including in the Washington, D.C. market where City First Bank operates, and current financial market conditions and the likely effects of these factors on CFBanc’s and Broadway’s potential growth, development, productivity, and strategic options;

•
the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that may impact industry competitive conditions;

•
synergies and the compatibility and complementary nature of Broadway’s business, operations, and culture with those of CFBanc, and the likelihood of the proposed transaction to provide substantial value to CFBanc stockholders based on such compatibility and complementary nature;

•
that the aggregate merger consideration for CFBanc common stockholders would be paid through a fixed number of shares of Broadway common stock, such that the nominal value of the aggregate merger consideration would increase or decrease due to the fluctuation of the day-to-day market price of Broadway Class A common stock;

•
an assessment of the likelihood that the merger would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the merger; and

•
the anticipated benefits to CFBanc of being acquired by a larger financial institution that would be better equipped to respond to economic and industry developments and to develop and build on their positions in existing markets.

The CFBanc board of directors also considered potentially negative factors in its deliberations concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following, which are not listed in any relative order of importance:
•	there is no assurance that the conditions to the parties’ obligations to complete the merger will be satisfied, and, as a result, the merger may not be completed;
•
the particular risk that potential benefits and synergies sought from the merger may not be realized, or may not be realized within the expected time period, as well as the general risks associated with the integration of two companies;

•
the risk that continuation of the COVID-19 pandemic may have material adverse effects on the loan portfolios and other aspects of the businesses of either or both of CFBanc and Broadway, and may not affect their loan portfolios and other business to the same degree or with the same duration, with corresponding effects on the results of operations and capital of the combined company;

•
the risk that if the process of integrating the businesses of Broadway and CFBanc does not proceed as planned, there will be adverse effects on future profitability and potentially adverse effects on the relationships of the combined company with the historic customers of both companies;

•
the risk that CFBanc’s stockholders could be adversely affected by changes in the trading price of Broadway common stock during the pendency of the merger, in part, because the merger consideration will be determined on the basis of a fixed exchange ratio of shares of Broadway common stock for CFBanc common stock;

•
the possible disruption to CFBanc’s business that could result from the announcement of the merger and the resulting distraction of management’s attention from the day-to-day operations of CFBanc’s business;

•
that the interests of certain of CFBanc’s directors and executive officers are different from, or in addition to, the interests of other CFBanc stockholders as described below in “Interests of CFBanc’s Directors and Executive Officers in the Merger”;

•
that the merger agreement restricts the conduct of CFBanc’s business prior to the completion of the merger which, subject to specific exceptions, could delay or prevent CFBanc from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of CFBanc absent the pending merger;

•
that CFBanc would be prohibited from soliciting or responding to any acquisition proposals after execution of the merger agreement and that CFBanc would be obligated to pay to Broadway a termination fee of $1,750,000, should the merger agreement be terminated under certain circumstances, and that this termination fee could discourage other parties potentially interested in a strategic transaction with CFBanc from pursuing such a transaction;

•	anticipated merger-related financial costs and which organization would bear the burden of those costs;
•	the risk of litigation brought by stockholders because of the merger agreement or the transactions contemplated thereby; and
•
the fact that, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risk that CFBanc stockholder approval might not be obtained and, as a result, the merger may not be consummated.

The foregoing discussion of the information and factors considered by the CFBanc board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the CFBanc board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CFBanc board of directors did not quantify, rank or otherwise assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CFBanc board of directors considered all these factors as a whole, including through its discussions with and questioning of, CFBanc’s management and CFBanc’s financial, legal and other professional advisors, and overall considered the factors to be favorable to, and supportive of its determination to approve the merger agreement and the transactions contemplated thereby, including the merger.
The individual directors of CFBanc made their determinations based on the factors that each of them considered appropriate. Such determinations resulted in the collective conclusion that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of CFBanc and its stockholders and that the benefits expected to be achieved from the merger outweigh the potential risks and vulnerabilities.
This explanation of the CFBanc board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the CFBanc board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by thereby, determining that they are advisable and fair to, and in the best interest of, CFBanc and its stockholders and recommends that CFBanc stockholders vote “FOR” the CFBanc merger proposal.
Opinion of CFBanc’s Financial Advisor
CFBanc retained Raymond James as its financial advisor on February 21, 2020. CFBanc selected Raymond James as its financial advisor because it is a globally-recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to that engagement, the CFBanc board requested that Raymond James evaluate and deliver an opinion regarding the fairness, from a financial point of view, of the exchange ratio to be received by the holders of CFBanc common stock in the merger pursuant to the merger agreement.
At the August 25, 2020 meeting of the CFBanc board, representatives of Raymond James rendered its oral opinion, subsequently confirmed in writing to the CFBanc board (solely in its members’ capacity as such), that, as of such date, the exchange ratio to be received by the holders of CFBanc common stock in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James, dated August 25, 2020, is attached as Annex C to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. CFBanc stockholders are urged to read the entire opinion carefully in connection with their consideration of the exchange ratio. The opinion of Raymond James speaks only as of the date of the written opinion and does not reflect any developments that may occur or may have occurred after the date of its written opinion and prior to the completion of the merger.
Raymond James provided its opinion for the information of the CFBanc board (solely in its members’ capacity as such) in connection with, and for purposes of, its consideration of the exchange ratio in the merger pursuant to the merger agreement and its opinion only addressed whether the exchange ratio to be received by the holders of the CFBanc common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. Raymond James expressed no opinion with respect to the consideration to be received by the holders of the CFBanc preferred stock in the merger pursuant to the merger agreement. The Raymond James opinion did not constitute a recommendation to the CFBanc board or to any CFBanc stockholder as to how the CFBanc board, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James did not express any opinion as to the likely trading range of Broadway common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Broadway at that time.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:
•	reviewed the financial terms and conditions as stated in the draft of the agreement and plan of merger, dated as of August 24, 2020, by and between CFBanc and Broadway;
•
reviewed certain information related to the historical, current and future operations, financial condition and prospects of CFBanc and Broadway, as made available to Raymond James by or on behalf of CFBanc, including, but not limited to, (a) financial projections for the annual periods ending December 31, 2020 through December 31, 2025 for each of (i) CFBanc, as prepared by the management of CFBanc, and (ii) Broadway, as prepared by Broadway, which are collectively referred to herein as the projections, and (b) certain forecasts and estimates of potential cost savings and other pro forma financial adjustments expected to result from the merger, as jointly prepared by the management of CFBanc and Broadway, which are collectively referred to herein as the pro forma financial adjustments;

•
reviewed CFBanc’s and Broadway’s respective (a) audited financial statements for the years ended December 31, 2019, December 31, 2018 and December 31, 2017; and (b) unaudited financial statements for the six-month period ended June 30, 2020;

•	reviewed CFBanc’s and Broadway’s recent public filings and certain other publicly available information regarding CFBanc and Broadway, respectively;
•	reviewed the financial and operating performance of CFBanc and Broadway and those of other selected public companies that Raymond James deemed to be relevant;
•	considered certain publicly available financial terms of certain transactions Raymond James deemed to be relevant;
•
reviewed the current and historical market prices and trading volume for shares of Broadway common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	compared the relative contributions of CFBanc and Broadway to certain financial statistics of the combined company on a pro forma basis;
•	reviewed certain potential pro forma financial effects of the merger on the earnings per share, capitalization and financial ratios of CFBanc;
•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;
•
received a certificate addressed to Raymond James from a member of senior management of CFBanc regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) of CFBanc and Broadway provided to, or discussed with, Raymond James by or on behalf of CFBanc; and

•
discussed with members of the senior management of CFBanc and Broadway certain information relating to the aforementioned items and any other matters which Raymond James has deemed relevant to its inquiry including, but not limited to, the past and current business operations of CFBanc and Broadway and the financial condition and future prospects and operations of CFBanc and Broadway.

With the CFBanc board of directors’ consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of CFBanc or otherwise reviewed by or discussed with Raymond James, and Raymond James undertook no duty or responsibility to, nor did Raymond James, independently verify any of such information. Furthermore, Raymond James did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which CFBanc or Broadway is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which CFBanc or Broadway is a party or may be subject. With the CFBanc board of directors’ consent, Raymond James’ opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of CFBanc. Raymond James is not an expert in generally accepted accounting principles in the United States, or GAAP, in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, Raymond James assumed that such allowances and reserves were in the aggregate adequate to cover such losses. With respect to the projections, pro forma financial adjustments, and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with the CFBanc board of directors’ consent, assumed that the projections, pro forma financial adjustments and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of CFBanc and Broadway, as applicable, and Raymond James relied upon CFBanc to advise Raymond James promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of Raymond James’ review. Raymond James expressed no opinion with respect to the projections or pro forma financial adjustments or the assumptions on which they are based. Raymond James, with the CFBanc board of directors’ consent, assumed that the final form of the merger agreement would be substantially similar to the draft reviewed by Raymond James dated as of August 24, 2020, and that the merger will be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. Raymond James relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable international, federal and state laws, statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the merger or CFBanc that would be material to Raymond James’ analyses or its opinion.
Raymond James’s opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of August 24, 2020, and any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James is under no obligation to undertake.
Raymond James expressed no opinion as to the underlying business decision of the CFBanc board or any other party to the merger to effect the merger, the structure or tax consequences of the merger or the availability or advisability of any alternatives to the merger. Raymond James provided advice to the CFBanc board with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. Raymond James did not solicit indications of interest with respect to a merger involving CFBanc nor did Raymond James advise CFBanc with respect to its strategic alternatives. Raymond James’ opinion was limited to the fairness, from a financial point of view, of the exchange ratio to be received by the holders of the CFBanc common stock in the merger pursuant to the merger agreement to such holders.
Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the CFBanc board to approve or consummate the merger, nor did Raymond James consider or express any opinion with respect to the merger’s effects on, among other things: (i) the employees and work force of CFBanc, its subsidiaries, and its suppliers; (ii) the interests of customers as beneficiaries of the general public benefit or specific public benefit purposes of CFBanc; (iii) community and societal factors, including those of each community in which offices or facilities of CFBanc, its subsidiaries, or its suppliers are located; (iv) the local and global environment; (v) the short-term and long-term interests of CFBanc, including benefits that may accrue to CFBanc from its long-term plans and the possibility that these interests may be best served by the continued independence of CFBanc; or (vi) the ability of CFBanc to accomplish its general public benefit purpose and any specific public benefit purpose. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. It was assumed that such opinions, counsel or interpretations have been obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of the CFBanc board, on the fact that CFBanc has been assisted by legal, accounting and tax advisors and Raymond James has, with the consent of the CFBanc board, relied upon and assumed the accuracy and completeness of the assessments by CFBanc and its advisors as to all legal, accounting and tax matters with respect to CFBanc and the merger, including, without limitation, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
In formulating its opinion, Raymond James considered only what it understood to be the consideration to be received by the holders of the CFBanc common stock and Raymond James did not consider and expressed no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of CFBanc’s officers, directors or employees, or class of such persons, whether relative to the compensation to be received by the holders of the CFBanc common stock or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors, or other constituencies of CFBanc, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion, or (2) the fairness of the merger to any one class or group of CFBanc or any other party’s security holders or other constituencies vis-à-vis any other class or group of CFBanc’s or such other party’s security holders or other constituents (including, without limitation, the fairness of the Class A exchange ratio relative to the Class B exchange ratio) or any other allocation of any consideration to be received in the merger amongst or within any classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of CFBanc or Broadway or the ability of CFBanc or Broadway to pay their respective obligations when they come due.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with the CFBanc board at its meeting on August 25, 2020, which analyses were considered by Raymond James in rendering its opinion. No company used in the analyses described below is identical or directly comparable to CFBanc or Broadway.
Contribution Analysis. Raymond James analyzed the relative contribution of CFBanc and Broadway to certain financial and operating metrics for the pro forma combined company resulting from the merger. The financial and operating metrics included: (i) total assets; (ii) gross loans, excluding Paycheck Protection Program loans, or the PPP loans; (iii) total deposits; (iv) core deposits; (v) tangible common equity; (vi) estimated 2021 net income; and (vii) estimated 2022 net income. Metrics (i) – (v) above were as of June 30, 2020. The relative contribution analysis did not give effect to any potential synergies or cost savings as a result of the merger. The results of this analysis are summarized in the table below:
	Relative Contribution		Implied Exchange Ratio
	Broadway	CFBanc
Total Assets	57.2%	42.8%	11.25x
Gross Loans (Excl. PPP)	70.9%	29.1%	6.19x
Total Deposits	52.7%	47.3%	13.53x
Core Deposits	40.4%	59.6%	22.26x
Tangible Common Equity	57.8%	42.2%	10.99x
2021E Net Income	37.7%	62.3%	24.91x
2022E Net Income	45.9%	54.1%	17.72x
Exchange Ratio in the Merger			13.626x
Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of CFBanc and Broadway based on the projections for each company. Consistent with the periods included in the projections, Raymond James used estimated calendar year 2025 as the final year for the analysis and applied multiples, ranging from 11.0x to 13.0x, to estimated calendar year 2025 earnings in order to derive a range of estimated terminal values for CFBanc and Broadway, respectively, in 2025.
For CFBanc and Broadway, Raymond James used discount rates ranging from 15.00% to 17.00%. Raymond James arrived at its discount rate range by using the 2019 Duff & Phelps Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of CFBanc and Broadway. Raymond James then calculated a range of implied exchange ratios by dividing the maximum implied per share value of the CFBanc common stock by the minimum implied per share value of Broadway common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of CFBanc common stock by the maximum implied per share value of Broadway common stock to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:
	Implied Per Share Value				Implied Exchange Ratio
	Broadway		CFBanc
	Low	High	Low	High	Low/High	High/Low
Net Income Terminal Multiple	$1.23	$1.39	$18.38	$22.57	13.21x	18.30x
Exchange Ratio in the Merger					13.626x

Selected Companies Analysis. Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for its analysis. The selected groups represent companies Raymond James believed to be relevant to each of CFBanc and Broadway.
For CFBanc, Raymond James selected certain public companies that: (i) were headquartered in the Mid-Atlantic region; (ii) had total consolidated assets between $300 million and $400 million; (iii) had ratios of nonperforming assets, or NPAs, to total assets of less than 2.00%; and (iv) had a tangible common equity to tangible assets ratio of less than 12.00%. The Mid-Atlantic region is comprised of Delaware, District of Columbia, Maryland, New Jersey, New York and Pennsylvania. The aforementioned financial characteristics were shown for the bank subsidiary if consolidated data were unavailable, and the financial characteristics were based on the most recent last 12-month period reported as of June 30, 2020, except for NMB Financial Corporation and NBC Bancorp, Inc., for which the most recent financial data were as of March 31, 2020. The selected group excluded targets of announced mergers, mutuals, and mutual holding companies. No company used in the analysis described below was identical or directly comparable to CFBanc. The CFBanc selected companies Raymond James deemed relevant included the following:
•	First Resource Bank
•	NMB Financial Corporation
•	Landmark Bancorp, Inc.
•	WVS Financial Corp.
•	Community Bankers’ Corporation
•	NBC Bancorp, Inc.
•	Delhi Bank Corp.
•	Elmer Bancorp, Inc.
For Broadway, Raymond James selected certain public companies that: (i) were headquartered in the Western region; (ii) had total consolidated assets between $400 million and $600 million; (iii) had ratios of NPAs/total assets of less than 2.00%; and (iv) had a tangible common equity to tangible assets ratio of less than 12.00%. The Western region is comprised of Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington, and Wyoming. The aforementioned financial characteristics were shown for the bank subsidiary if consolidated data were unavailable, and the financial characteristics were based on the most recent last 12-month period reported as of June 30, 2020. The selected group excluded targets of announced mergers, mutuals, and mutual holding companies. No company used in the analysis described below was identical or directly comparable to Broadway. The Broadway selected companies Raymond James deemed relevant included the following:
•	Commencement Bancorp, Inc.
•	Community Financial Group, Inc.
•	River Valley Community Bancorp
•	Oregon Pacific Bancorp
•	Mission Valley Bancorp
•	Mountain Pacific Bancorp, Inc.
•	People’s Bank of Commerce
•	Horizon Bancorp, Inc.
•	Redwood Capital Bancorp
•	Cornerstone Community Bancorp
•	Golden State Bancorp
•	Pacific Valley Bank
•	Golden Valley Bank

Raymond James calculated price per share at close on August 24, 2020, compared to tangible book value, or TBV, per share at June 30, 2020 as shown by S&P Global Market Intelligence. Raymond James reviewed the 75th percentile, mean, median, and 25th percentile relative valuation multiples of the selected public companies. The results of the selected companies analysis for each of CFBanc and Broadway are summarized below:
	Broadway Comparable Companies					CFBanc Comparable Companies
	Broadway	25th Percentile	Median	Mean	75th Percentile	CFBanc	25th Percentile	Median	Mean	75th Percentile
Price / Tangible Book Value	86%	72%	78%	81%	85%	NA	61%	68%	79%	76%
Total Assets ($MM)	491	459	494	483	513	367	333	348	350	362
TCE Ratio	10.1%	7.2%	7.8%	8.0%	8.8%	9.8%	8.3%	9.4%	9.2%	10.2%
NPAs/Assets	1.03%	0.64%	0.48%	0.44%	0.06%	1.00%	1.33%	0.47%	0.73%	0.40%
Taking into account the results of the selected companies analysis, Raymond James applied the 75th and 25th percentiles of the price to tangible book value per share ratio to corresponding financial data for each of CFBanc and Broadway. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of CFBanc by the lower implied per share value of Broadway to calculate the high implied exchange ratio, and by dividing the lower implied per share value of CFBanc by the higher implied per share value of Broadway to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:
	Implied Per Share Value				Implied Exchange Ratio
	Broadway		CFBanc
	Low	High	Low	High	Low/High	High/Low
Tangible Book Value	$1.27	$1.51	$11.79	$14.66	7.82x	11.53x
Exchange Ratio in the Merger					13.626x
Pro Forma Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis to estimate an illustrative range for the implied equity value of the pro forma combined entity, taking into account the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments. In this analysis, Raymond James used the projections for each of CFBanc and Broadway, and the pro forma financial adjustments, each of which was provided and approved for the use of Raymond James by CFBanc management, and Raymond James assumed discount rates ranging from 15.00% to 17.00%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that the pro forma combined entity could generate over the period from December 31, 2020 through December 31, 2025 and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case applying the estimated pro forma financial adjustments. Raymond James assumed that the pro forma combined entity would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of the pro forma combined entity, Raymond James applied a range of 11.0x to 13.0x the pro forma combined entity’s estimated 2025 earnings. This discounted cash flow analysis resulted in an illustrative range of implied values of $21.33 to $25.67 for the 13.626 shares of Broadway common stock to be received in the proposed merger for each share of CFBanc common stock.
The discounted cash flow analysis is a widely-used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.
Pro Forma Impact Analysis. For informational purposes only, Raymond James performed a pro forma financial impact analysis that combined projected December 31, 2020 balance sheet and 2021 and 2022 and estimated combined EPS information for 2021 and 2022 of CFBanc and Broadway using (i) closing balance sheet estimates as of December 31, 2020 for each of CFBanc and Broadway; (ii) financial forecasts and projections of each of CFBanc and Broadway for the year ending 2021 and the year ending 2022; and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger), each of which was provided and approved for the use of Raymond James by CFBanc management. Raymond James analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to CFBanc’s estimated tangible book value per share at December 31, 2020, dilutive to CFBanc’s estimated 2021 earnings per share, and accretive to CFBanc’s estimated 2022 earnings per share. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.
Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create a misleading or incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of CFBanc.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of CFBanc. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the CFBanc board (solely in its members’ capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, of the exchange ratio to be received by the holders of the CFBanc common stock in the merger pursuant to the merger agreement to such holders. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the CFBanc board in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the CFBanc board’s or CFBanc management’s views with respect to CFBanc, Broadway or the merger. Raymond James provided advice to CFBanc with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration to the CFBanc board or that any specific consideration constituted the only appropriate consideration for the merger. CFBanc placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.
Raymond James relied upon and assumed, without independent verification, that there was no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of CFBanc or Broadway, respectively, since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to Raymond James’ analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect. Furthermore, Raymond James expressed no opinion or view as to the effects on the merger, CFBanc or Broadway of the unusual volatility recently experienced in the credit, financial and stock markets or any potential changes or developments in such markets or volatility. As the CFBanc board was aware, there is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the spread of the coronavirus and associated illnesses and the continuing economic downturn resulting therefrom and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses and the continuing economic downturn resulting therefrom including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets, which we collectively refer to as the Pandemic Effects. Raymond James expressed no opinion or view as to the potential impact of the Pandemic Effects on its analysis, its opinion, the merger, CFBanc or Broadway.
Pursuant to an engagement letter between CFBanc and Raymond James, CFBanc will pay Raymond James a fee for advisory services in connection with the merger equal to $500,000, $125,000 of which became payable upon the rendering of Raymond James’s written opinion, and the remainder of which is payable contingent upon the completion of the merger. CFBanc also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.
In the two years preceding the date of its written opinion, Raymond James did not provide any investment banking services or receive any compensation for such services from CFBanc or Broadway. After the date of Raymond James’ written opinion to CFBanc, Raymond James and KBW were engaged by Broadway to act as placement agents in connection with the potential private placement transactions by Broadway that are described elsewhere herein and will receive fees in connection with such transactions. Such fees would total $221,683 for the private placement transactions for which agreements have been entered into to date and would total $799,556 if the currently planned maximum number of shares are sold in the private placements.
In the ordinary course of its business, Raymond James may trade in the securities of Broadway for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide other investment banking, financial advisory and other financial services not described herein to CFBanc and/or Broadway or other participants in the merger in the future, for which Raymond James may receive compensation. As of the date of Raymond James’s written opinion, there were no written or unwritten agreements to provide such services to CFBanc and/or Broadway.
Certain Unaudited Prospective Financial Information
Cautionary Statements
Broadway and CFBanc do not routinely publicly disclose forecasts or internal projections of their future performance, earnings or other results due to, among other considerations, the inherent uncertainty of the underlying assumptions and estimates required to make such forecasts and projections. However, in connection with the merger, Broadway’s senior management and CFBanc’s senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by their respective financial advisors, KBW and Raymond James, for the purpose of performing financial analyses in connection with their respective opinions, as described in this joint proxy statement/prospectus under “—Opinion of Broadway’s Financial Advisor” and “—Opinion of CFBanc’s Financial Advisor.” This information is collectively referred to in the following discussion as the “prospective financial information.”
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, the prevailing practices in the banking industry, published guidelines of the SEC regarding forward-looking statements, or GAAP. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Broadway’s or CFBanc’s historical GAAP financial statements. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of Broadway voting common stock and holders of CFBanc stock access to certain previously nonpublic information that was made available to Broadway’s and CFBanc’s financial advisors for the purpose of enabling them to perform financial analyses in connection with their respective opinions as well as to the Broadway board of directors and the CFBanc board of directors in connection with their respective evaluations of the merger. The prospective financial information summarized below reflects unaudited prospective financial information which was provided to and considered by KBW. Raymond James was provided and considered unaudited prospective financial information that was substantially similar to that summarized below, however it included certain immaterial differences none of which either individually or collectively had an impact on Raymond James’ analysis or conclusions described in this joint proxy statement/prospectus.
Although presented with numeric specificity, the prospective financial information summarized below reflects numerous estimates and assumptions made by Broadway’s senior management or CFBanc’s senior management, as applicable, at the time such prospective financial information was prepared or approved for the financial advisors’ use and represents Broadway senior management’s or CFBanc senior management’s respective evaluation of CFBanc’s expected future financial performance on a stand-alone basis, without reference to the merger, and Broadway’s expected future financial performance on a stand-alone basis, without reference to the merger. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after August 25, 2020. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Broadway and CFBanc operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-

Looking Statements” in this joint proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of Broadway and CFBanc and will be beyond the control of the combined company. There is no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Broadway or CFBanc could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Broadway, CFBanc or their respective boards of directors or financial advisors considered, or now consider, this prospective financial information to be material information to any holders of Broadway voting common stock or holders of CFBanc stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurance can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, management of Broadway and CFBanc. Moss Adams LLP (Broadway’s independent registered public accounting firm) and BDO USA, LLP (CFBanc’s independent registered public accounting firm) have not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, neither of such firms has expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The reports of the independent registered public accounting firms contained in this joint proxy statement/prospectus relate to the historical financial information of Broadway and CFBanc, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.
The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed. In addition, because the prospective financial information was prepared separately and in certain cases used different model assumptions, there are certain immaterial differences in such information, none of which, individually or collectively, are deemed significant in result.
By including the following summary of the prospective financial information in this joint proxy statement/prospectus, neither Broadway or CFBanc nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Broadway or CFBanc compared to the information contained in the prospective financial information or that the projected results will be achieved. Neither Broadway or CFBanc, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The prospective financial information summarized below is not being included in this joint proxy statement/prospectus in order to induce any Broadway voting common stockholder to vote in favor of the Broadway merger proposal or any of the other proposals to be voted on at the Broadway special meeting or to induce any CFBanc stockholder to vote in favor of the CFBanc merger proposal or any CFBanc Class A common stockholder to vote in favor of the CFBanc adjournment proposal.
In light of the foregoing, and considering that the special meetings of Broadway stockholders and CFBanc stockholders will be held months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place unwarranted reliance on such information, and Broadway and CFBanc urge all stockholders to review Broadway’s and CFBanc’s financial statements and other information contained elsewhere in this document for a description of Broadway’s and CFBanc’s respective businesses and reported financial results.
Broadway Prospective Financial Information.
The following table summarizes certain prospective financial information with respect to BYFC on a stand-alone basis (amounts may reflect rounding):
Summary of the Prospective Financial Information – Broadway Stand-Alone
(in thousands, except per share data)
	2020E	2021E	2022E
Net income	$537	$1,764	$2,730
Earnings per share	$0.02	$0.06	$0.10
Total assets	$462,424	$458,350	$440,164
In addition, the following prospective financial information with respect to Broadway on a stand-alone basis was (i) extrapolated by Broadway management for calendar years 2023 through 2026 from the Broadway prospective financial information prepared by Broadway management, applying a long-term annual net income growth rate for Broadway of 4.0% starting in 2023 and a long-term annual asset growth rate for Broadway of 4.0% starting in 2023. This prospective financial information for Broadway on a stand-alone basis reflected: (i) estimated net income of $2.8 million, $3.0 million, $3.1 million and $3.2 million for calendar years 2023, 2024, 2025 and 2026, respectively, (ii) estimated earnings per share of $0.10, $0.11, $0.11 and $0.11 for calendar years 2023, 2024, 2025 and 2026, respectively, and (iii) estimated year-end total assets of $457.8 million, $476.1 million, $495.1 million and $514.9 million for calendar years 2023, 2024, 2025 and 2026, respectively.
CFBanc Prospective Financial Information.
The following table summarizes certain prospective financial information with respect to CFBanc on a stand-alone basis (amounts may reflect rounding):
Summary of the Prospective Financial Information – CFBanc Stand-Alone
(in thousands, except per share data)
	2020E	2021E	2022E
Net income	$637	$2,918	$3,211
Earnings per share	$0.34	$1.57	$1.72
Total assets	$380,628	$402,149	$445,309
In addition, the following prospective financial information with respect to CFBanc on a stand-alone basis was extrapolated by CFBanc management for calendar year 2026 from the CFBanc prospective financial information prepared by CFBanc management, applying a long-term annual net income growth rate for CFBanc of 4.0% starting in 2026 and a long-term annual asset growth rate for CFBanc of 4.0% starting in 2026. This prospective financial information for CFBanc on a stand-alone basis reflected: (i) estimated net income of $4.0 million, $4.8 million, $5.6 million and $5.8 million for calendar years 2023, 2024, 2025 and 2026, respectively, (ii) estimated earnings per share of $2.14, $2.57, $2.99 and $3.11 for calendar years 2023, 2024, 2025 and 2026, respectively, and (iii) estimated total assets of $494.7 million, $549.8 million, $606.6 million and $630.9 million for calendar years 2023, 2024, 2025 and 2026, respectively.
Certain Estimated Synergies Attributable to the Merger
The synergies and purchase accounting adjustments consisted of: (i) estimated cost savings of $3.2 million in 2021, phased in 50%, (ii) estimated cost savings of $3.6 million in 2022, phased in 100%, and with a 3% annual growth in cost savings base annually thereafter, (iii) synergies related to holding additional multifamily loans on the pro forma balance sheet of $0.0 million, $0.2 million, $0.5 million, $0.7 million, and $0.8 million in 2021, 2022, 2023, 2024, and 2025 respectively, and (iv) the following purchase accounting assumptions and adjustments:
•	Credit mark of approximately $7.3 million on gross loans;

•	Core deposit intangible estimate of 0.50% of Broadway’s non-time deposits (sum-of-the-year’s digits amortization over ten years); and
•	One-time merger expenses of approximately $7.4 million, pre-tax.
The synergies and purchase accounting adjustments all assumed a hypothetical December 31, 2020 closing date for the merger.
Interests of Broadway’s Directors and Executive Officers in the Merger
In considering the recommendation of the Broadway board of directors that holders of Broadway common stock vote “FOR” the proposals to be voted on at the special meeting, Broadway stockholders should take into account that some of Broadway’s directors and executive officers have interests in the merger which are different from, or in addition to, the interests of the holders of Broadway common stock generally. These interests are described below. The Broadway board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that the Broadway stockholders vote “FOR” the proposals to be voted on at the special meeting.
Management of the Combined Company and Combined Bank
At the completion of the merger, the President and Chief Executive Officer of Broadway and four additional members of the Broadway board of directors, all as of immediately prior to the effective time, will continue to serve as directors of the combined company. In addition, the current President and Chief Executive Officer of Broadway will become the Chairman of the Board of Directors of the combined company. Other executive officers of Broadway may also continue in their position following the effective time.
Severance Benefits
Broadway executive officers are entitled to receive severance payments under their existing employment agreements in amounts and payable over periods of time that vary with each executive officer if the employment of such officer is terminated by Broadway without cause or by the officer for good reason (each as defined in the agreements). If such termination of employment occurs within two years after a change in control of Broadway (as defined in the agreements), the severance is payable in a discounted lump sum rather than being paid over time.
Indemnification and Insurance
Under the merger agreement, each present and former director and officer of Broadway or any of its subsidiaries is entitled to continued indemnification and insurance coverage through the combined company for acts or omissions occurring before the completion of the merger.
Quantification of Payments and Benefits to Broadway’s Named Executive Officers
This section sets forth information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation payable to the Named Executive Officers (“NEOs”) of Broadway that may be considered to be based upon, or otherwise related to, the merger. Such compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, whether or not so considered for other purposes, and is the subject of the non-binding advisory vote on compensation by Broadway stockholders that is described in the section entitled “Broadway Compensation Proposal.”
Mr. Bradshaw and each of Broadway’s other NEOs serve in their positions with Broadway pursuant to employment agreements entered into in March and May 2017, respectively. Among other provisions, such employment agreements provide for severance payments to the individual executives in the event of termination of their employment by Broadway without cause (as defined in the employment agreements) or by the executive for good reason (as defined in the employment agreements). The severance payments are to consist of continuation of the executive’s salary and certain benefits for specified numbers of months (“severance periods”). The respective severance periods are: Mr. Bradshaw 36 months, Mr. Bellefeuille 30 months, Ms. Battey 24 months and Ms. McCloud 18 months. The employment agreements further provide that in the event the termination of employment without cause or for good reason occurs within two years after a change in control of Broadway (as defined in the employment agreements), the executive will be entitled to receive such severance and benefits in a lump sum amount equal to the present value of the total of all of such payments.
The following table shows the amounts of compensation payments and benefits (on a pre-tax basis) that each of Broadway’s NEOs would be entitled to receive upon termination of their employment by Broadway without cause or by the NEO for good reason on the following assumptions:
•	the merger constitutes a change in control of Broadway and will be completed on December 31, 2020 (which date is assumed solely for illustrative purposes);
•	Mr. Bradshaw will retire upon completion of the merger and he will not be entitled to receive his severance payment as a lump sum;
•
the employment of each of the other NEOs will terminate without cause or for good reason within two years after the completion of the merger and will therefore entitle such NEOs to receive payment of their severance and benefit amounts in a discounted lump sum;

•
The discount rate used for calculation of the present value of the severance payments and benefits to which each of the NEOs other than Mr. Bradshaw will be entitled will be the rate specified in their employment agreements (which is the Applicable Federal Rate for short term debt instruments with annual compounding) published by the Internal Revenue Service from time to time, and the amount shown in the table for Mr. Bradshaw, which will be payable to him in monthly installments over his Severance Period of 36 months, has been calculated on the same basis for purposes of comparability; and

•	the salaries and benefits of the NEOs will not change between the date hereof and the respective assumed dates of retirement or other qualifying termination of employment of the NEOs.
The amounts shown in the following table do not include amounts that the NEOs are already entitled to receive or in which they are already vested as of the date hereof. Actual amounts received by any of the NEOs may differ materially from the illustrative amounts shown in the following table.
Golden Parachute Compensation
Name	Cash	Benefits/Perquisites(1)	Total
Wayne-Kent A. Bradshaw	$1,341,413	$155,587	$1,497,000
Norman Bellefeuille	$637,636	$79,715	$717,351
Brenda J. Battey	$484,117	$44,370	$528,487
Ruth McCloud	$309,482	$35,293	$344,775
(1)	Includes continuation of automobile allowance and payment of NEO’s life, long-term disability, medical and dental insurance premiums during the NEO’s Severance Period.
Governance of the Combined Company After the Merger
Under the merger agreement, Broadway and CFBanc have agreed to the following provisions relating to the governance and headquarters of the combined company.
Board of Directors
The board of directors of the combined company and the combined bank after the merger will have nine members, consisting of:
•	the Chief Executive Officer of Broadway as of immediately prior to the effective time;
•	the Chief Executive Officer of CFBanc as of immediately prior to the effective time;
•	three additional members of the Broadway board of directors as of immediately prior to the effective time, designated by Broadway; and
•	four additional members of the CFBanc board of directors as of immediately prior to the effective time, designated by CFBanc.

Chairman of the Board, Chief Executive Officer, Lead Director
Upon completion of the merger, Mr. Bradshaw, the current President and Chief Executive Officer, and a director, of Broadway, will become the Chairman of the Board of Directors of the combined company and will serve in that capacity until the second anniversary of the date the merger is completed. Upon completion of the merger, Mr. Argrett, the current Chief Executive Officer, and a director, of CFBanc will become the Chief Executive Officer, and Vice Chairman of the Board of Directors, of the combined company. Mr. Argrett will become the Chairman of the Board of the combined company on the second anniversary of the date the merger is completed, subject to the then-current board of directors of the continuing company’s exercise of its fiduciary obligations and vote. An initial lead independent director for the combined company will be designated by CFBanc. Ms. Marie Johns, a current member of the board of directors of CFBanc, has been designated for this position by CFBanc.
Headquarters of the Combined Company and Its Bank Subsidiary After the Merger
As of the effective time, the principal corporate office of the combined company will be located in Los Angeles, California and the principal corporate office of the combined bank will be located in Washington, D.C.
Accounting Treatment
Broadway and CFBanc each prepare their financial statements in accordance with GAAP. Although the parties have agreed that the merger will be a “merger of equals,” GAAP requires that one party to the merger be identified as the acquirer for purposes of preparing the post-merger financial statements of the merged corporations. The merger will be accounted for using the acquisition method of accounting, and Broadway will be treated as the accounting acquirer. In identifying Broadway as the acquiring entity for accounting purposes, Broadway and CFBanc took into account a number of factors as of the date of this joint proxy statement/prospectus, including the relative voting rights of all equity instruments in the combined company and the intended corporate governance structure of the combined company. No single factor was the sole determinant in the overall conclusion that Broadway is the acquirer for accounting purposes. Instead, all relevant factors were considered in arriving at that conclusion.
Regulatory Approvals
To complete the merger, Broadway and CFBanc are required to obtain approvals from the OCC and the Federal Reserve Board, which the parties obtained on December 24, 2020 and December 28, 2020, respectively, subject to applicable DOJ waiting periods. Broadway and CFBanc are also required to comply with the terms and conditions of such approvals, which include, respectively, that the bank merger and merger occur within six months of the OCC approval and three months of the Federal Reserve Board approval. Each such period may be extended by the applicable agency. Subject to the terms of the merger agreement, Broadway and CFBanc agreed to cooperate with each other and use their reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals, waivers, non-objections and authorizations from all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such governmental entities. Under the terms of the merger agreement, neither Broadway or CFBanc, nor any of their subsidiaries, is required or permitted (without the written consent of the other party) to take any action or commit to take any action, or agree to any condition, commitment or restriction in connection with obtaining these approvals that would reasonably be expected to be materially financially burdensome to the business, results of operations, financial condition or operations of Broadway or CFBanc, and their respective subsidiaries, taken as a whole, including a requirement of a material increase in capital, divestiture or reduction of lines of business or asset classes, entry into a compliance or remediation program, or making material lending or investment commitments. Any of the foregoing is referred to in the merger agreement and in this summary of requisite regulatory approvals as a materially burdensome regulatory condition.
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of CFBanc stock in the merger is fair or adequate. Regulatory approval does not constitute an endorsement or recommendation of the merger.
If Broadway, CFBanc, or any of their respective subsidiaries becomes aware that any regulatory approvals other than those described herein must be obtained, Broadway and CFBanc currently intend to seek those approvals. There can be no assurance, however, that any such additional regulatory approval will be obtained.

Federal Reserve Board
Broadway filed an application for approval from the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, or BHC Act, to convert from a savings and loan holding company into a bank holding company as a result of acquiring control of City First Bank, which is a national bank, in the merger. Broadway also filed a notification to the Federal Reserve Board pursuant to Section 4 of the BHC Act, because Broadway, having become a bank holding company in the merger, will control Broadway Federal Bank, f.s.b., which is a federal savings association, for a moment in time before the bank merger is completed. On December 28, 2020, the Federal Reserve Bank of San Francisco, acting on delegated authority from the Federal Reserve Board, approved Broadway’s Section 3 application and Section 4 notification, subject to applicable DOJ waiting periods.
OCC
City First Bank filed an application for approval of the OCC under the Bank Merger Act to acquire Broadway Federal Bank, f.s.b., in the bank merger. City First Bank also filed an application with the OCC under the National Bank Act and the Riegle-Neal Interstate Banking and Branching Efficiency Act to establish a de novo branch office in the State of California. On December 24, 2020, the OCC approved City First Bank’s merger application and branch application, subject to applicable DOJ waiting periods. In accordance with the requirements of the California Financial Code and federal law, City First Bank also provided notice of the establishment of its proposed branch office in California, and a copy of the branch office application of City First Bank filed with the OCC, to the California Department of Financial Protection and Innovation.
Waiting Periods
In addition to the Federal Reserve Board and the OCC, the Antitrust Division of the DOJ, conducts a concurrent competitive review of the merger and the bank merger to analyze the merger’s and the bank merger’s competitive effects and determine whether the merger or the bank merger would result in a violation of the antitrust laws. Transactions subject to the BHC Act and Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, which period may be shortened to no less than 15 days with the concurrence of the DOJ. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger and the bank merger, the DOJ could analyze the merger’s or the bank merger’s effect on competition differently than the Federal Reserve Board or the OCC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC regarding the merger’s or the bank merger’s effects on competition. A determination by the DOJ not to object to the merger and the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Other Regulatory Filings
CFBanc’s controlling stockholder, CFEnterprises, filed an application for approval from the Federal Reserve Board pursuant to Section 3 of the BHC Act to acquire control of a new bank holding company, Broadway, in connection with the merger. CFEnterprises also filed notification with the Federal Reserve Board pursuant to Section 4 of the BHC Act because it will control Broadway Federal Bank, f.s.b., which is a federal savings association, for a moment in time before the bank merger is completed. On December 28, 2020, the Federal Reserve Bank of San Francisco, acting on delegated authority from the Federal Reserve Board, approved CFEnterprises’ Section 3 application and Section 4 notification, subject to applicable DOJ waiting periods. CFEnterprises is required to acquire control of Broadway within three months of the approval, unless such period is extended by the Federal Reserve Board.
Treatment of CFBanc Preferred Stock
At the effective time of the merger, each share of CFBanc Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B will be converted into a share of Broadway Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series A. The Broadway Series A preferred stock will be a new series of preferred stock of Broadway that will have terms that are substantially the same as those of the CFBanc Series B preferred stock and, taken as a whole, are not materially less favorable to the holder or holders thereof than those of the CFBanc Series B preferred stock. For a more detailed description of the new series of preferred stock of Broadway, see the section entitled “Description of Broadway Series A Preferred Stock.”

Stock Exchange Listing
Broadway voting common stock is currently listed for trading on the Nasdaq Capital Market under the symbol “BYFC.” CFBanc common stock is not listed or traded on a stock exchange.
Under the terms of the merger agreement, Broadway will cause the shares of Broadway Class A common stock to be issued in the merger to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, and the merger agreement provides that neither Broadway nor CFBanc will be required to complete the merger if such shares are not authorized for listing on the Nasdaq Capital Market, subject to notice of issuance. Following the merger, all shares of existing Broadway voting common stock, which will be renamed as Class A common stock, will continue to be listed and traded on the Nasdaq Capital Market. The trading symbol for all shares of Broadway voting common stock, including existing shares and shares issued in the merger, will be “BYFC.”
Interests of CFBanc’s Directors and Executive Officers in the Merger
In considering the recommendation of the CFBanc board of directors that CFBanc stockholders vote “FOR” the CFBanc merger proposal, CFBanc Class A stockholders should take into account that some of CFBanc’s executive officers and directors have interests in the merger, which are different from, or in addition to, the interests of the CFBanc stockholders generally. These interests are described below. The CFBanc board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement, and the merger and the other transactions contemplated by the merger agreement and to recommend that CFBanc Class A common stockholders vote “FOR” the CFBanc merger proposal.
Interests of Executive Officers
As of the date of this proxy statement/prospectus, Mr. Argrett is the only CFBanc executive officer with an employment agreement. If Mr. Argrett is terminated by CFBanc or the combined company without cause (as defined in his employment agreement) then, in addition to receiving his accrued and unpaid compensation to the date of termination of his employment, Mr. Argrett would be entitled to receive severance payments consisting of 18 months of his then-current base salary, subject to his execution of a release and waiver of claims.
The merger would constitute a change in control, as defined in Mr. Argrett’s employment agreement. If a change in control occurs, Mr. Argrett will be eligible for the above severance if he terminates his employment for good reason as well as if he is terminated without cause. Under his employment agreement, “good reason” means (i) substantially diminished authority, duties, or responsibilities, (ii) reduction in base salary by a material amount, (iii) relocation of principal place of employment by more than 50 miles, or (iv) commission of a material breach of the employment agreement by the employer.
If Mr. Argrett is terminated without cause before or after the merger, or if he resigns for good reason (as described above) upon or following the merger, then, subject to Mr. Argrett executing a release and waiver of claims, his benefit under the City First Bank Deferred Compensation Plan for Brian Argrett will vest in full.
Mr. Argrett is expected to be appointed as President and Chief Executive Officer of the combined company. Although details have not yet been finalized, CFBanc also expects all of its other executive officers, Belinda Tucker, Executive Vice President, Director of Operations & Compliance, Shannan Herbert, Executive Vice President, Chief Credit Officer, Tom Nida, Executive Vice President, Market Executive, Sonja Wells, Senior Vice President & Interim Chief Lending Officer, and Michael Huang, Senior Vice President, Director of Finance to be retained as part of the leadership team of the combined company.
Interests of Directors
Mr. Argrett, Marie Johns, William Longbrake, Annie Donovan, and David McGrady, all of whom are current directors of CFBanc, are expected to be appointed to the board of directors of the combined company. Mr. Argrett is expected to be appointed as Vice Chair and Ms. Johns is expected to be appointed as Lead Independent Director of the board of directors of the combined company. In addition, it is expected that he will become Chairman of the Board of the combined company on the second anniversary of the completion of the merger, subject to the vote of the then-current board of directors in the exercise of its fiduciary obligations.
Indemnification
The merger agreement provides that, for a period of six years after the effective time, the combined company will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by CFBanc, or a substantially comparable insurer, of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events which occurred at or before the effective time. Instead of the foregoing, Broadway or CFBanc, in consultation with the other party, may obtain at or prior to the effective time a six-year “tail” policy under CFBanc’s existing directors’ and officers’ insurance policy providing equivalent coverage to the coverage described in the preceding sentence.
Appraisal Rights in the Merger
Broadway stockholders will not have appraisal rights with respect to the merger. CFBanc common stockholders who dissent from the merger will be entitled to appraisal rights in connection with the merger, and CFBanc preferred stockholders who dissent from the merger may be entitled to appraisal rights in connection with the merger. We refer to such common and preferred stockholders as “dissenting stockholders.” These appraisal rights are available to dissenting stockholders only on upon compliance with the requirements of Subchapter XI of the DC BCA, a copy of which is attached as Annex E to this joint proxy statement/prospectus. However, it is a condition to Broadway’s obligations under the merger agreement that the holders of not more than five percent of CFBanc’s outstanding common stock have given notice of their intention to exercise appraisal rights pursuant to Subchapter XI of the DC BCA. No CFBanc dissenting stockholder will be entitled to the merger consideration or any dividends or other distributions unless and until such stockholder fails to perfect or effectively withdraws or loses his or her right to dissent from the CFBanc merger proposal.
While CFBanc has concluded that holders of CFBanc preferred stock may have appraisal rights, the question is not free from doubt due, among other considerations, to the fact that the CFBanc preferred stock may be redeemed for cash at any time at the election of CFBanc.
The following summary of the material provisions of Subchapter XI is not a complete description of the appraisal rights provided for thereby and is qualified in its entirety by this reference to the full text of Subchapter XI of the DC BCA. Holders of CFBanc stock who desire to exercise appraisal rights should review Subchapter XI of the DC BCA carefully and are urged to consult a legal advisor before electing or attempting to exercise these rights.
General. Any dissenting stockholder who fully complies with all of the provisions of Subchapter XI of the DC BCA will be entitled to demand and receive payment of the fair value of all (but not less than all) of the holder’s shares of CFBanc stock, rather than the merger consideration, if the merger is consummated, unless the record holder is dissenting with respect to all shares of such stock beneficially owned by a beneficial stockholder for whose benefit the record stockholder holds shares and notifies CFBanc in writing of the name and address of each beneficial stockholder on whose behalf appraisal rights are being asserted, in which case such record holder will be entitled to demand and receive payment of the fair value of all (but not less than all) of such beneficial stockholder’s shares if the merger is consummated. A beneficial stockholder will be considered a dissenting stockholder and may assert appraisal rights in accordance with the procedures in Subchapter XI of the DC BPA with respect to the shares owned beneficially only if the beneficial stockholder (i) submits the record holders’ written consent to such assertion no later than the general deadline by which notices of the assertion of appraisal rights must be submitted (see below) and (ii) does so with respect to all shares beneficially owned by the beneficial stockholder.
U.S. holders of CFBanc common stock should take into account that cash paid to dissenting stockholders in satisfaction of the fair value of their shares of CFBanc common stock may result in the recognition of taxable gain or loss for U.S. federal income tax purposes with respect to such shares.
Fair Value Definition. The “fair value” of shares as defined by Subchapter XI of the DC BCA for purposes of the appraisal rights described herein means the value of the shares (i) immediately before completion of the merger, (ii) using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the merger, and (iii) without discounting for lack of marketability or minority status.
Notice Procedures. A dissenting stockholder who objects to the merger and desires to receive payment of the fair value of the holder’s shares of CFBanc stock with respect to any class or series of shares: (i) must deliver to CFBanc, prior to the time the vote on the CFBanc merger proposal is taken, a written notice of the stockholder’s intention to demand payment for the shares pursuant to Subchapter XI of the DC BCA if the merger is completed and (ii) must not vote, or cause or permit to be voted, any of the stockholder’s shares of such class or series of CFBanc stock in favor of the CFBanc merger proposal. Any notice required to be given to CFBanc as described herein must be sent to CFBanc’s principal executive offices at the following address: CFBanc Corporation, 1432 U Street, N.W., Washington, D.C. 20009, Attention: Corporate Secretary.

A vote against, or failure to vote for, the CFBanc merger proposal will not alone constitute the required separate written notice and demand for payment referred to immediately above. Dissenting stockholders must each separately comply with the conditions and requirements described herein. The right of a dissenting stockholder to be paid the fair value for his or her shares will cease if such stockholder fails to comply with the procedures of Subchapter XI of the DC BCA or if the merger agreement is terminated for any reason.
If the CFBanc merger proposal is approved, CFBanc will mail a written notice of the approval, which we refer to as an appraisal notice, no earlier than the effective date and no later than ten days after the effective date, to each dissenting stockholder who has timely submitted a written notice of intent to dissent. The appraisal notice will be addressed to the dissenting stockholder at such address as the dissenting stockholder has furnished to CFBanc in writing or, if none, at the dissenting stockholder’s address as it appears on the records of CFBanc. The appraisal notice will be accompanied by a form, which we refer to as an appraisal notice form, that specifies the date on which CFBanc first announced the principal terms of the merger to its stockholders, requires the dissenting stockholder to certify (i) whether beneficial ownership of the shares with respect to which appraisal rights are being asserted was acquired by the stockholder before that date, and (ii) that the stockholder did not vote for the CFBanc merger proposal. The appraisal notice will also state: (i) where and by what date the form must be sent to exercise appraisal rights, and where and by what date the certificates for certificated shares must be deposited, (ii) a date by which CFBanc must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice is sent, and state that the dissenting stockholder has waived the right to demand appraisal with respect to the shares unless CFBanc receives the appraisal notice form by the specified date, (iii) CFBanc’s estimate of the fair value of the shares, (iv) that, if requested in writing, CFBanc will provide to requesting dissenting stockholders within ten days of the date specified in part (ii) above, the number of dissenting stockholders that return the appraisal notice form by the required date and the total number of shares owned by them, and (v) the date by which a notice of withdrawal from the appraisal process must be received from a dissenting stockholder to be effective. The appraisal notice will also be accompanied by a copy of Subchapter XI of the DC BCA.
A dissenting stockholder must both (i) sign and return the appraisal notice form sent to the stockholder, and (ii) deposit the stockholder’s stock certificates (in the case of certificated shares) in accordance with the instructions provided in the appraisal notice. Once the dissenting stockholder has deposited the share certificates or, in the case of uncertificated shares, returns the appraisal notice form, the dissenting stockholder loses all rights as a stockholder, unless the dissenting stockholder withdraws from the appraisal process prior to the deadline for such permitted withdrawals, which will be stated in the appraisal notice form. Failure to sign and return the appraisal notice form and, in the case of certificated shares, deposit the certificates by the required date will result in the dissenting stockholder losing any rights to payment under Subchapter XI of the DC BCA.
Withdrawal from Appraisal Process. A dissenting stockholder who has complied with the requirements to exercise appraisal rights described herein may nevertheless decline to exercise such stockholder’s appraisal rights and withdraw from the appraisal process by so notifying CFBanc in writing before the date set forth in the appraisal notice form. A dissenting stockholder who does not withdraw by that date may not withdraw thereafter without CFBanc’s consent.
Payment to Dissenting Stockholders. CFBanc will pay in cash to those dissenting stockholders who have complied with the foregoing requirements of Subchapter XI of the DC BCA, the amount CFBanc estimates to be the fair value of their shares, plus interest. Such payment is required by Subchapter XI of the DC BCA to be made within 30 days after the date by which the appraisal notice form is required to be returned and will be accompanied by (i) a copy of CFBanc’s most recent annual financial statements as of a date ending no more than 16 months before the date of payment, (ii) a statement of CFBanc’s estimate of the fair value of the shares, which estimate must equal or exceed CFBanc’s estimate of fair value that was stated in its appraisal notice, and (iii) a statement that a dissenting stockholder will have the right to demand further payment by giving written notice to CFBanc and that if such stockholder does not do so within 30 days after receiving CFBanc’s payment, such stockholder will be deemed to have accepted such payment in full satisfaction of CFBanc’s obligations under Subchapter XI.
CFBanc may elect to withhold payment from any dissenting stockholder that was required to, but did not, certify that beneficial ownership of all of such stockholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice. If CFBanc does withhold payment, it must send to such stockholders within 30 days after the appraisal notice form is due: (i) a copy of CFBanc’s most recent annual financial statements of a date ending no more than 16 months before the date of payment, (ii) a statement of CFBanc’s estimate of the fair value of the shares, which estimate must equal or exceed CFBanc’s estimate of fair value that was stated in its appraisal notice, (iii) a statement that such stockholder may accept CFBanc’s estimate of fair value, plus interest, in full satisfaction of the stockholder’s demands or may demand further payment by written notice to CFBanc, (iv) a statement that a dissenting stockholder that wishes to accept such offer must notify CFBanc within 30 days after receiving the offer, and (v) a statement that if such stockholder does not satisfy the procedures included in Subchapter XI of the DC BCA for demanding appraisal if dissatisfied with the offer, such stockholder will be deemed to have accepted CFBanc’s offer. CFBanc is required to pay the offered amount in cash within ten days of receiving the stockholder’s acceptance of the offer. CFBanc is required to pay the offered amount in cash within 40 days of sending the notice for a stockholder deemed to have accepted the offer pursuant to part (v) in this paragraph.
Court Proceedings. Pursuant to Subchapter XI of the DC BCA, if a dissenting stockholder’s appraisal demand is not resolved within 60 days of receiving the demand, CFBanc would be required to petition the Superior Court of Washington, D.C., whose jurisdiction will be plenary and exclusive, to determine the amount of the fair value of the subject shares and accrued interest for all dissenting stockholders who have unresolved claims for payment of the fair value of their shares. The court may appoint one or more persons to act as appraisers to receive evidence and recommend a decision on the question of fair value.
In the event of a court proceeding to determine the fair value of shares, the court will determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess these costs against CFBanc, except that the court may assess court costs against all or some of the dissenting stockholders, in amounts the court finds equitable, to the extent the court finds the dissenting stockholders acted arbitrarily, vexatiously or not in good faith in demanding payment under the appraisal provisions. The court may also assess the fees and expenses of the respective parties in amounts the court finds equitable: (i) against CFBanc and in favor of any or all dissenting stockholders if the court finds the corporation did not substantially comply with the requirements of Subchapter XI of the DC BCA; or (ii) against either CFBanc or a dissenting stockholder in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subchapter XI of the DC BCA. If the court finds that the expenses incurred by any dissenting stockholder were of substantial benefit to other stockholders similarly situated and that the expenses should not be assessed against CFBanc, then the court may direct that the expenses be paid out of the amounts awarded to the stockholders who were benefited.

THE MERGER AGREEMENT
This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Broadway or CFBanc. Such information can be found elsewhere in this joint proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
This summary of terms of the merger agreement and the full text of the merger agreement are included in and attached to this joint proxy statement/prospectus to provide you with important information regarding the terms of the merger agreement. Factual disclosures about Broadway and CFBanc contained in this joint proxy statement/prospectus may supplement, update or modify the factual disclosures about Broadway and CFBanc contained in the merger agreement. The representations and warranties made in the merger agreement by Broadway, on the one hand, and by CFBanc, on the other hand, were made solely for the benefit of the other as of specific dates. No stockholder or other person is an intended third-party beneficiary of any such representations and warranties or otherwise entitled to rely on any of such representations and warranties. The representations and warranties made in the merger agreement by Broadway and CFBanc are qualified by and subject to important limitations agreed to by Broadway and CFBanc in connection with negotiating the terms of the merger agreement. In reviewing the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that such representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue, whether due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing the represented and warranted matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Broadway and CFBanc each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about Broadway, CFBanc or any of their respective subsidiaries or other affiliates at the time they were made or at any other time. Instead, such provisions or descriptions should be read in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus.
Structure of the Merger
The merger agreement provides for the merger of CFBanc with and into Broadway, with Broadway continuing as the surviving company. Following the completion of the merger, Broadway Federal Bank, f.s.b., a wholly-owned bank subsidiary of Broadway, will merge with and into City First Bank of D.C., National Association, a national banking association and wholly-owned subsidiary of CFBanc (“City First Bank”), with City First Bank as the surviving bank in the bank merger.
Prior to the effective time, Broadway and CFBanc may, by mutual agreement, change the method or structure of effecting the combination of Broadway and CFBanc, provided that unless the merger agreement is amended pursuant to its terms, no such change may (i) alter or change the amount or kind of consideration provided for in the merger agreement, (ii) adversely affect the tax treatment of the merger with respect to CFBanc shareholders, (iii) adversely affect the tax treatment of CFBanc or Broadway pursuant to the merger agreement or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner. Pursuant to the DGCL, stockholder approval would be required for an amendment of the merger agreement that would (i) alter or change the amount or kind of consideration provided for in the merger agreement, (ii) alter or change any term of Broadway’s certificate of incorporation that is to be effected by the merger, or (iii) otherwise alter or change any of the terms of the merger agreement if such alteration or change would adversely affect the holders of any class of securities.

Merger Consideration
At the effective time, each share of CFBanc Class A common stock and CFBanc Class B common stock, issued and outstanding immediately prior to the effective time, except for shares of CFBanc Class A common stock or CFBanc Class B common stock held by CFBanc or Broadway (in each case other than shares of CFBanc common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in an fiduciary or agency capacity that are beneficially owned by third parties or held in CFBanc benefit plans or (ii) held directly or indirectly by CFBanc or Broadway in respect of debts previously contracted) and dissenting shares, will be converted into the right to receive 13.626 shares of Broadway Class A common stock and Broadway Class B common stock, respectively.
If, prior to the effective time, the outstanding shares of any class of Broadway stock or CFBanc stock or securities convertible or exchangeable into or exercisable for shares of any Broadway or CFBanc stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, redenomination, stock dividend or distribution, stock split or reverse stock split, or there is any extraordinary dividend or distribution, merger, issuer tender or exchange offer or other similar transaction, an appropriate and proportionate adjustment will be made to the exchange ratio to give Broadway and the holders of CFBanc stock the same economic effect as contemplated by the merger agreement prior to such event.
Also at the effective time, each share of CFBanc preferred stock issued and outstanding immediately prior to the effective time (other than dissenting shares) will be converted into the right to receive one share of a newly designated series of Broadway Series A preferred stock, having rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that, taken as a whole, are not materially less favorable to the holders of the CFBanc preferred stock converted in the merger than those of the CFBanc preferred stock that were in effect immediately prior to the effective time.
Fractional Shares
Broadway will not issue any fractional shares of Broadway common stock in the merger. Instead, a former holder of CFBanc common stock who otherwise would have received a fraction of a share of Broadway common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of Broadway common stock which the holder would otherwise be entitled to receive pursuant to the merger agreement by the average of the daily closing-sale prices of Broadway voting common stock on the Nasdaq Capital Market as reported by Nasdaq (or if not reported by Nasdaq, by any other authoritative source) for the consecutive period of ten trading days ending on the day preceding the closing date of the merger.
Combined Company Governing Documents
At the effective time, the certificate of incorporation of Broadway as amended and restated pursuant to the merger agreement will be the certificate of incorporation of the combined company, and the bylaws of Broadway as amended as amended and restated pursuant to the merger agreement will be the bylaws of the combined company. Broadway’s amended and restated certificate of incorporation will authorize up to 15,000,000 shares of a new class of nonvoting common stock, a portion of which will be issued on conversion of the outstanding shares of CFBanc Class B common stock in the merger, and will eliminate provisions of Broadway’s historic certificate of incorporation that have been superseded by previously adopted amendments thereto. It will also, if the Broadway public benefit corporation proposal is approved by the stockholders at the Broadway special meeting, include provisions converting Broadway to a public benefit corporation as defined in and provided for in the DGCL. For further information regarding the proposed conversion of Broadway to a public benefit corporation under the DGCL, see the section entitled “Broadway’s Proposed Conversion to a Public Benefit Corporation.”
Closing and Effective Time of the Merger
The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). See the section entitled “— Conditions to Completion of the Merger” below.
The merger will become effective at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware and the articles of merger to be filed with the Mayor of the District of Columbia, or at such other time as provided by applicable law. The bank merger will become effective immediately following the merger.

The parties have agreed to cause the closing of the merger to occur, without further approval of the stockholders of Broadway or CFBanc, at 10:00 a.m. Eastern time on a date no later than three business days after the satisfaction or waiver (subject to applicable law) of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to by CFBanc and Broadway. It is currently anticipated that the merger will be completed in the first half of 2021, but we cannot state with certainty when, or whether, all of the conditions to completion of the merger will be satisfied.
As described below, if the merger has not closed by the termination date, the merger agreement may be terminated by either Broadway or CFBanc if the failure of the closing to occur by such date is not due to the failure to perform or observe the obligations, covenants and agreements in the merger agreement by the party electing to terminate the merger agreement.
Conversion of Shares; Exchange of CFBanc Stock Certificates
Letter of Transmittal
As promptly as practicable after the effective time, and in no event later than five days thereafter, the combined company will cause the exchange agent to mail to each holder of record of CFBanc stock immediately prior to the effective time a letter of transmittal and instructions for use in surrendering their shares of CFBanc stock in exchange for the Broadway stock to be issued to them pursuant to the merger agreement, together with any cash to be paid to them in lieu of the issuance of fractional shares.
If a certificate for CFBanc stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by the combined company or the exchange agent, the posting of a bond in such amount as the combined company or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.
After the effective time, no further transfers will be permitted on the stock transfer books of CFBanc. If a certificate for CFBanc stock is not surrendered within three years after the effective time, or immediately prior to such earlier date on which the consideration in the merger would escheat to or become the property of any governmental entity, any such consideration will, to the extent permitted by applicable law, become the property of the combined company, free and clear of all claims or interest of any person previously entitled to such consideration.
Withholding
The combined company will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, cash dividends or distributions payable pursuant to the merger agreement or any other amounts payable under the merger agreement to any CFBanc stockholder the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. To the extent any such amounts are deducted or withheld and paid over to the appropriate governmental entity, these amounts will be treated for all purposes of the merger agreement as having been paid to the CFBanc stockholder to whom such amounts were otherwise payable.
Dividends and Distributions
No dividends or other distributions declared with respect to Broadway common stock or Broadway Series A preferred stock with a record date after the effective time will be paid to the holder of any certificates for CFBanc stock that have not been surrendered until the holder thereof surrenders such certificate in accordance with the merger agreement. After the surrender of a CFBanc stock certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Broadway stock into which the shares of CFBanc stock represented by such certificate have been converted pursuant to the merger agreement.

Representations and Warranties
The merger agreement contains representations and warranties made by each of Broadway and CFBanc relating to a number of matters, including the following:
•	corporate matters, including due organization of the parties and their subsidiaries, and qualification to conduct business in certain jurisdictions;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;
•	reports to regulatory authorities;
•	financial statements, internal controls, and absence of undisclosed liabilities;
•	broker’s fees payable in connection with the merger;
•	books and records;
•	the absence of certain changes or events;
•	legal proceedings;
•	tax matters;
•	labor relations;
•	employee benefit matters;
•	compliance with applicable laws;
•	certain material contracts;
•	agreements with regulatory authorities;
•	environmental matters;
•	investment securities;
•	assets;
•	intellectual property;
•	related party transactions;
•	inapplicability of state takeover statutes and antitakeover agreements;
•	absence of action or circumstance that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;
•	the opinion of each party’s financial advisor;
•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other documents filed with governmental entities in connection with the merger agreement;
•	allowance for loan and lease losses;
•	loan portfolio matters;
•	insurance matters;
•	investment advisory, insurance, and broker-dealer matters; and
•	status as a Community Development Financial Institution certified by the United States Treasury Department.

The merger agreement contains additional representations and warranties made by Broadway relating to certain matters, including the following:
•	risk management instruments;
•	SEC reports; and
•	Designation as a MDI by the FDIC.
Certain representations and warranties of Broadway and CFBanc are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either CFBanc, Broadway or the combined company, means any effect, change, event, fact, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the business, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (2) the ability of such party to timely consummate the transactions contemplated by the merger agreement. However, with respect to clause (1), a material adverse effect will not be deemed to include the impact of:
•	changes, after the date of the merger agreement, in U.S. GAAP or applicable regulatory accounting requirements;
•
changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•
changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war, acts of terrorism, civil unrest, natural disasters and any epidemic, pandemic or disease outbreak (including the COVID-19 virus)) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•
public disclosure of the transactions contemplated by the merger agreement or actions or omissions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

•
a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof;

except, with respect to the first, second and third bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement will not survive the effective time and, as described below under the section entitled “— Effect of Termination,” if the merger agreement is validly terminated, the merger agreement will become void and have no effect (except with respect to designated provisions of the merger agreement, including, but not limited to, those related to payment of fees and expenses, public announcements, and the confidential treatment of information), unless a party willfully and materially breached the merger agreement.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger
Each of Broadway and CFBanc has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its respective subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, key employees and advantageous business relationships and (iii) take no action that would reasonably be expected to adversely affect or delay the ability of either Broadway or CFBanc to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement, or to complete the transactions contemplated by the merger agreement, on a timely basis. The parties agreed that a reasonable good faith action taken solely to address an extraordinary or unusual event stemming directly from or arising directly out of the COVID-19 pandemic that is outside of the ordinary course of business will not be deemed to be a breach of the requirement to conduct business in the ordinary course described in clause (i) above, but each party will notify the other in writing prior to taking such action.
Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, neither Broadway nor CFBanc may, and neither Broadway nor CFBanc may permit any of their respective subsidiaries to, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
•
other than (i) federal funds borrowings and Federal Home Loan Bank (“FHLB”) borrowings, in each case with a maturity not in excess of six months and (ii) deposits, incur any indebtedness for borrowed money (other than indebtedness of CFBanc or any of its wholly-owned subsidiaries to CFBanc or any of its wholly-owned subsidiaries, on the one hand, or of Broadway or any of its wholly-owned subsidiaries to Broadway or any of its wholly-owned subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock;
•
make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or exchange, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock except for other equity or voting securities, including any securities of CFBanc or any securities of its subsidiaries, in the case of CFBanc, or any securities of Broadway or any securities of its subsidiaries, in the case of Broadway, except, in each case, (i) dividends paid by any of the subsidiaries of each of Broadway and CFBanc to Broadway or CFBanc or any of their wholly-owned subsidiaries, respectively, (ii) regular distributions on outstanding CFBanc preferred stock or (iii) the acceptance of shares of CFBanc common stock or Broadway common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, outstanding as of the date of the merger agreement or granted after the date of the merger agreement as expressly permitted by the merger agreement and in accordance with past practice and the terms of the applicable award agreements as in effect on the date of the merger agreement or entered into after the date of the merger agreement as expressly permitted by the merger agreement;

•
grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any securities of CFBanc or any securities of its subsidiaries, in the case of CFBanc, or any securities of Broadway or any securities of its subsidiaries, in the case of Broadway;

•
issue, grant, sell, transfer, encumber, dispose, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of CFBanc or any securities of its subsidiaries, in the case of CFBanc, any securities of Broadway or any securities of its subsidiaries, in the case of Broadway, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of CFBanc or any securities of its subsidiaries, in the case of CFBanc, or any securities of Broadway or any securities of its subsidiaries, in the case of Broadway, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date of the merger agreement or granted after the date of the merger agreement as expressly permitted by the merger agreement in accordance with their terms as in effect on the date of the merger agreement or entered into after the date of the merger agreement as expressly permitted by the merger agreement;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material assets to any individual, corporation or other entity other than a wholly-owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement;

•
except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the assets of any other person other than a wholly-owned subsidiary of CFBanc or Broadway, as applicable;

•
terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to CFBanc or Broadway, as applicable, or enter into certain material contracts;

•
subject to certain exceptions, including as required under the terms of any benefit plans existing as of the date of the merger agreement, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (ii) amend (whether in writing or through interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant (other than in connection with a promotion or change in responsibilities), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business consistent with past practice, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, provided that at-will employment agreements with new hire employees with an annual base salary or wage rate less than $100,000 that provide for no change in control or other special benefits and severance agreements that include a release of claims in favor of the company and in related parties that provide for benefits not in excess of $100,000 may be entered into in the ordinary course of business consistent with past practice, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary or wage rate is greater than $100,000, other than for cause, or (ix) hire any officer, employee or individual consultant who has an annual base salary or wage rate greater than $100,000;

•
commence or settle any material claim, suit, action or proceeding, except in the ordinary course of business consistent with past practice involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to CFBanc or Broadway, as applicable, and that would not impose any material restriction, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the combined company;

•	amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries;
•
other than in prior consultation with the other party, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP;
•	make, or commit to make, any capital expenditures that exceed by more than 15% in the aggregate the amounts set forth in the capital expenditure budget each party provided to the other;
•
make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute, consent to any extension or waiver of the limitation period applicable to any tax claim or surrender any material right to claim a refund of taxes;

•
take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by the merger agreement;
•
notwithstanding any other provision in the merger agreement, take any action that is reasonably likely to result in certain conditions set forth in the merger agreement not being satisfied or materially impair the ability of either party to perform its obligations under the merger agreement or to consummate the transactions contemplated hereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.
Regulatory Matters
Broadway and CFBanc agreed in the merger agreement to cooperate with each other and use their respective reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, within 45 days of the date of the merger agreement), prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers non-objections and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such governmental entities. Broadway and CFBanc also agreed to use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement.
Notwithstanding the foregoing, in no event will Broadway or CFBanc or any of their respective subsidiaries be required to, and in no event will Broadway or CFBanc or any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining any required permits, consents, orders, approvals, waivers, non-objections and authorizations of governmental entities that would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on the business of Broadway and its subsidiaries (taken as a whole), or on the business of CFBanc and its subsidiaries (taken as a whole) (which restriction, commitment, or condition could include materially increasing capital divesting or reducing lines of business or asset classes, entering into compliance or remediation programs and making material lending or investment commitments). Any condition having any of the foregoing effects is referred to in the merger agreement and herein as a materially burdensome regulatory condition.
Broadway and CFBanc also agreed in the merger agreement to furnish each other, on request, with all information concerning themselves, their subsidiaries, directors, officers and stockholders, and other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement, as well as to keep each other apprised, with certain exceptions, of the status of matters related to the completion of the transactions contemplated by the merger agreement.
For further information regarding the regulatory approvals required to complete the merger and the terms of the merger agreement relating to regulatory approvals, see the section entitled “The Merger - Regulatory Approvals.”
Tax Matters
Broadway and CFBanc have agreed to use their respective reasonable best efforts to cause the merger, and to take no action which would cause the merger not, to constitute a “reorganization” for federal tax purposes within the meaning of Section 368(a) of the Code and to adopt the merger agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Code.
Employee Benefit Plans
The merger agreement provides that from and after the effective time, unless otherwise mutually agreed, the CFBanc benefit plans and Broadway benefit plans in effect as of the date of the merger agreement (other than such benefit plans as may be mutually agreed) will remain in effect with respect to employees of CFBanc and Broadway (and their respective subsidiaries), respectively, covered by such plans at the effective time who continue to be employed by the combined company or its subsidiaries after the effective time until such time as Broadway will, subject to applicable law, and the terms of such plans, modify any existing plans or adopt new benefit plans with respect to employees of the combined company and its subsidiaries. Prior to the closing date of the merger, CFBanc and Broadway will cooperate in reviewing, evaluating and analyzing the Broadway benefit plans and CFBanc benefit plans with a view towards developing appropriate new benefit plans, to be submitted for consideration and approval by the board of directors of the combined company after the closing date of the merger. CFBanc and Broadway intend, to the extent permitted by applicable law, to develop new benefit plans (including amending existing plans), as soon as reasonably practicable after the effective time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, (ii) do not discriminate between employees who were covered by Broadway benefit plans, on the one hand, and those covered by CFBanc benefit plans on the other hand, at the effective time, (iii) do not materially reduce the aggregate amount of benefits provided to CFBanc or Broadway employees, provided such benefit amounts are customary in the market, (iv) honor and preserve all contractual or vested benefits, and (v) with respect to health benefits, to the extent commercially practicable, waives any preexisting condition disallowances.
Additionally, the merger agreement provides that any continuing employee that is involuntarily terminated other than for cause during the one-year period immediately following the effective time will be entitled to certain severance benefits. The merger agreement defines “cause” for this purpose as material personal dishonesty in the course and scope of employment, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations and similar violations).
CDFI and MDI Status
Broadway and CFBanc agreed that they intend to cause the combined company to take reasonable actions to cause the combined bank to maintain its status as a Community Development Financial Institution certified by the United States Treasury Department and as a MDI designated by the FDIC.
Directors’ and Officers’ Indemnification and Insurance
The merger agreement provides that after the effective time, the combined company will, indemnify and hold harmless all present and former directors, officers and employees of Broadway and CFBanc and their subsidiaries against, and will advance expenses as incurred to such persons in respect of, any costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, damages or liabilities arising out of the fact that such person is or was a director, officer or employee of Broadway or CFBanc or their subsidiaries or, at Broadway’s or CFBanc’s request, of another domestic or foreign corporation, non-profit corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other entity, and pertaining to matters existing or occurring at or prior to the effective time, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by Broadway or CFBanc pursuant to the Broadway or CFBanc governing or organizational documents, the governing or organizational documents of any subsidiary of Broadway or CFBanc and certain indemnification agreements in existence as of the date of the merger agreement; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
The merger agreement requires the combined company to maintain for a period of six years after the effective time Broadway’s and CFBanc’s current policies of directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger. In lieu of the foregoing, Broadway or CFBanc, in consultation with the other party, may obtain at or prior to the effective time a six-year “tail” policy under Broadway’s or CFBanc’s, as applicable, existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence.
Restructuring Efforts
The merger agreement provides that if either Broadway or CFBanc fails to obtain the required vote of its stockholders to approve the merger agreement, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of CFBanc as provided for in the merger agreement, in a manner adverse to such party or its stockholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective stockholders for approval.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Broadway common stock to be issued in the merger, access to information of the other company, advice of changes, exemption from state takeover laws, stockholder litigation relating to the transactions contemplated by the merger agreement and public announcements with respect to the transactions contemplated by the merger agreement.
Combined Company Governance and Headquarters
Under the merger agreement, Broadway and CFBanc have agreed to certain provisions relating to the governance and headquarters of the combined company, including composition of the combined company’s board of directors and the roles of chairman, vice chairman and chief executive officer. For a more detailed description of the governance matters relating to the combined company, see the section entitled “The Merger—Governance of the Combined Company After the Merger.”
Stockholder Meetings and Recommendation of the Broadway and CFBanc Boards of Directors
Each of Broadway and CFBanc has agreed to hold a meeting of its stockholders for the purpose of voting upon the approval of the merger agreement and the related proposals described in this joint proxy statement/prospectus and to use reasonable best efforts to cause the meetings to occur as promptly as reasonably practicable and on the same date and at the same time. The board of directors of each of Broadway and CFBanc has agreed to use its reasonable best efforts to obtain from its stockholders the vote required to approve the merger agreement, including by communicating to its stockholders the Broadway board recommendation and the CFBanc board recommendation, as applicable, and to include such recommendation in this joint proxy statement/prospectus. Each of Broadway and CFBanc has agreed that it and its respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Broadway board recommendation, in the case of Broadway, or the CFBanc board recommendation, in the case of CFBanc, in this joint proxy statement/prospectus or otherwise submit the merger agreement to its stockholders without recommendation, (ii) fail to make the Broadway board recommendation, in the case of Broadway, or the CFBanc board recommendation, in the case of CFBanc, (iii) adopt, approve, agree to, accept, recommend or endorse an acquisition proposal (as described in “— Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Broadway board recommendation, in the case of Broadway, or the CFBanc board recommendation, in the case of CFBanc, in each case within ten business days (or such fewer number of days as remains prior to the Broadway special meeting or the CFBanc special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, (v) take any action, or make any public statement, filing or release that is inconsistent with the Broadway board recommendation, in the case of Broadway, or the CFBanc board recommendation, in the case of CFBanc, or (vi) publicly propose to do any of the foregoing (each of which we refer to as a “recommendation change”).
However, subject to certain termination rights described in “— Termination of the Merger Agreement” below, if the board of directors of Broadway or CFBanc receives a superior proposal (as described below) (after giving effect to the terms of any revised offer made by the other party pursuant to the merger agreement) and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the Broadway board recommendation or the CFBanc board recommendation, as applicable, then, in the case of Broadway, prior to the approval of the Broadway merger proposal, and, in the case of CFBanc, prior to the approval of the CFBanc merger proposal, it may submit the merger agreement to its stockholders without recommendation and may communicate the basis for its lack of a recommendation to its stockholders to the extent required by law, provided that such board may not do so unless (i) it has complied in all material respects with the covenants related to the non-solicitation of acquisition proposals (as described in “— Agreement Not to Solicit Other Offers” below), (ii) it gives the other party at least three business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a superior proposal, the latest material terms and conditions and the identity of the third party in any such superior proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances), and (iii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that such a superior proposal remains a superior proposal and it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the Broadway board recommendation or CFBanc board recommendation, as the case may be. Any material amendment to any acquisition proposal will require a new notice period.
Notwithstanding any recommendation change by the board of directors of Broadway or CFBanc, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its stockholders and to submit the merger agreement to a vote of such stockholders. Broadway and CFBanc must adjourn or postpone such meeting if there are insufficient shares of Broadway common stock or CFBanc common stock and CFBanc preferred stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Broadway or CFBanc, as applicable, it has not received proxies representing the requisite Broadway vote or the requisite CFBanc vote for approval of the Broadway merger proposal or the CFBanc merger proposal, respectively.
For purposes of the merger agreement, a “superior proposal” means any unsolicited bona fide written acquisition proposal which the board of directors of Broadway or CFBanc, as applicable, determines in its good faith judgment (after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to its respective stockholders than the merger and the other transactions contemplated by the merger agreement (as it may be proposed to be amended by the other party), taking into account all relevant factors (including the acquisition proposal and the merger agreement (including any proposed changes to the merger agreement that may be proposed by the other party in response to such acquisition proposal)); provided, that for purposes of the definition of “superior proposal,” the references to “25%” in the definition of acquisition proposal are deemed to be references to “50%.”
Agreement Not to Solicit Other Offers
Each of Broadway and CFBanc has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, induce, encourage or facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve, recommend the approval of or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means, with respect to Broadway or CFBanc, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its subsidiaries or 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party.
Notwithstanding the non-solicitation obligations described above, in the event that after the date of the merger agreement and prior to the receipt of the requisite Broadway vote to approve the Broadway merger proposal, in the case of Broadway, or the requisite CFBanc vote to approve the CFBanc merger proposal, in the case of CFBanc, a party receives an unsolicited bona fide written acquisition proposal that did not result from or arise in connection with the breach of the provisions related to the non-solicitation of acquisition proposals, it may prior to the meeting of such party’s stockholders, but not after such meeting, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, employees, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data (but only if such party will have provided such information to the other party prior to furnishing it to any such person) and participate in negotiations or discussions with the person making the acquisition proposal if the Broadway or CFBanc board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, such party enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between Broadway and CFBanc, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.
Each of Broadway and CFBanc has also agreed to, and to cause its officers, directors, employees, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Broadway or CFBanc, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal and to request the prompt return or destruction of all confidential information previously furnished to any person (other than the parties to the merger agreement and their officers, directors, employees, agents, advisors and representatives) that has made or indicated an intention to make an acquisition proposal. In addition, each party has agreed to (1) promptly (and within 24 hours) advise the other party following receipt of any acquisition proposal or any request for nonpublic information or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), to provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal (or a written summary of the material terms of such acquisition proposal, request or inquiry, if oral), and to keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal and (2) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.
Conditions to Completion of the Merger
Broadway’s and CFBanc’s respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:
•
the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Broadway voting common stock, and of the holders of two-thirds of the outstanding shares of CFBanc Class A common stock, CFBanc Class B common stock and CFBanc preferred stock, each voting as a separate class;

•	the authorization for listing on the Nasdaq Capital Market, subject to official notice of issuance, of the Broadway common stock to be issued in the merger;
•
all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement (or proceedings for such purpose initiated or threatened by the SEC and not withdrawn);

•
no order, injunction, or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the closing date of the merger, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date of the merger and the receipt by each party of an officers’ certificate from the other party to such effect; and

•
receipt by such party of an opinion of its legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, Broadway’s obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:
•	no more than five percent of the outstanding shares of CFBanc common stock in the aggregate having given notice of intent to exercise appraisal rights pursuant to the DC BCA; and
•
receipt by Broadway of an affidavit issued by CFBanc related to compliance with, and a notice from CFBanc to the Internal Revenue Service in accordance with, the Foreign Investment in Real Property Tax Act of 1980.

Neither Broadway nor CFBanc can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to the effective time, whether before or after the receipt of the requisite Broadway vote and requisite CFBanc vote to approve the Broadway merger proposal and the CFBanc merger proposal, respectively, in the following circumstances:
•	by mutual written consent of Broadway and CFBanc;
•
by either Broadway or CFBanc if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Broadway or CFBanc if the merger has not been completed on or before the one year anniversary of the date of the merger agreement (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•
by either Broadway or CFBanc (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there has been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true) would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•
by CFBanc, if (1) Broadway or the board of directors of Broadway has made a Broadway recommendation change or (2) Broadway or the board of directors of Broadway breaches in any material respect its obligations relating to stockholder approval and the Broadway board recommendation or its obligations related to non-solicitation of acquisition proposals; or

•
by Broadway, if (1) CFBanc or the board of directors of CFBanc has made a CFBanc recommendation change or (2) CFBanc or the board of directors of CFBanc breaches in any material respect its obligations related to stockholder approval and the CFBanc board recommendation or its obligations relating to non-solicitation of acquisition proposals.

Neither Broadway nor CFBanc is permitted to terminate the merger agreement as a result of any increase or decrease in the market price or value of Broadway common stock.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, and none of Broadway, CFBanc, any of their respective subsidiaries or any of their officers or directors will have any liability under the merger agreement or in connection with the transactions contemplated in the merger agreement, except that (1) neither Broadway nor CFBanc will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information, public announcements with respect to the transactions contemplated by the merger agreement and the termination fee described below.
Termination Fee
CFBanc will become obligated to pay Broadway a termination fee of $1,750,000 in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:
•
In the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the CFBanc board of directors or CFBanc’s senior management or has been made directly to CFBanc stockholders, or any person has publicly announced (and not publicly withdrawn at least two business days prior to the CFBanc special meeting) an acquisition proposal with respect to CFBanc, and (i) (A) thereafter the merger agreement is terminated by either Broadway or CFBanc because the merger has not been completed prior to the termination date, and CFBanc has not obtained the requisite CFBanc vote to approve the CFBanc merger proposal but all other conditions to CFBanc’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (B) thereafter the merger agreement is terminated by Broadway based on a willful breach of the merger agreement by CFBanc that would constitute the failure of an applicable closing condition, and (ii) prior to the date that is 12 months after the date of such termination, CFBanc enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%.” In such case, the termination fee must be paid to Broadway on the earlier of the date CFBanc enters into such definitive agreement and the date of consummation of such transaction.

•
In the event that the merger agreement is terminated by Broadway pursuant to the last bullet set forth under “— Termination of the Merger Agreement” above. In such case the termination fee must be paid to Broadway within two business days of the date of termination.

Broadway will become obligated to pay the same termination fee amount to CFBanc if the merger agreement is terminated in the following circumstances:
•
In the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Broadway board of directors or Broadway’s senior management or has been made directly to Broadway stockholders, or any person has publicly announced (and not publicly withdrawn at least two business days prior to the Broadway special meeting) an acquisition proposal with respect to Broadway, and (i) (A) thereafter the merger agreement is terminated by either Broadway or CFBanc because the merger has not been completed prior to the termination date, and Broadway has not obtained the requisite Broadway vote to approve the Broadway merger proposal but all other conditions to Broadway’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination or (B) thereafter the merger agreement is terminated by CFBanc based on a willful breach of the merger agreement by Broadway that would constitute the failure of an applicable closing condition and (ii) prior to the date that is 12 months after the date of such termination, Broadway enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “25%” will instead refer to “50%.” In such case, the termination fee must be paid to CFBanc on the earlier of the date Broadway enters into such definitive agreement and the date of consummation of such transaction.
•
In the event that the merger agreement is terminated by CFBanc pursuant to the second to last bullet set forth under “— Termination of the Merger Agreement” above. In such case the termination fee must be paid to CFBanc within two business days of the date of termination.

Expenses and Fees
Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to government entities in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by Broadway and CFBanc.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Broadway vote or the requisite CFBanc vote, except that after the receipt of the requisite Broadway vote and requisite CFBanc vote to approve the CFBanc merger proposal there may not be, without further approval of Broadway stockholders or CFBanc stockholders, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.
At any time prior to the effective time, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite Broadway vote and requisite CFBanc vote to approve the CFBanc merger proposal, there may not be, without further approval of the Broadway or CFBanc stockholders any extension or waiver of any provision of the merger agreement thereof that requires further approval under applicable law.
Governing Law
The merger agreement and all claims or causes of action (whether in contract, in tort or by statute) that may be based upon, arise out of or relate to the merger agreement, or the negotiation, execution or performance of the merger agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with the merger agreement or as an inducement to enter into the merger agreement) are governed by and will be construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof or of any other jurisdiction (except that matters relating to the fiduciary duties of the CFBanc board of directors will be subject to the laws of Washington, D.C.).
Specific Performance
The merger agreement provides that Broadway and CFBanc will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of CFBanc common stock or CFBanc preferred stock. This summary does not provide a complete analysis of all potential tax considerations. This discussion also does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. This discussion is based upon the Code, the U.S. Department of the Treasury regulations promulgated pursuant to the Code (the “Treasury Regulations”) and court and administrative rulings and decisions in effect on the date of this document. These may change, possibly retroactively, and any change could affect the continuing validity of this discussion.
For purposes of this discussion, we use the term “U.S. holder” to mean:
•	An individual who is a United States citizen or is a resident for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or Washington, D.C.;
•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more “United States persons” within the meaning of the Code have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds CFBanc common stock or CFBanc preferred stock, the U.S. federal income tax consequences of the merger to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds CFBanc common stock or CFBanc preferred stock, and any persons treated as partners of such entity, are urged to consult their own tax advisors with respect to the tax consequences of the merger in their specific circumstances.
This discussion assumes that you hold your shares of CFBanc common stock or CFBanc preferred stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange such shares for Broadway common stock or Broadway Series A preferred stock in the merger. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•	a bank or financial institution;
•	a tax-exempt organization;
•	a real estate investment trust;
•	an S corporation or other pass-through entity;
•	an insurance company;
•	a regulated investment company, real estate investment trust or mutual fund;
•	a dealer in securities or non-U.S. currencies;
•	a trader in securities who elects the mark-to-market method of accounting for your securities;
•	a holder of CFBanc common stock or CFBanc preferred stock subject to the alternative minimum tax provisions of the Code;
•
a holder of CFBanc common stock or CFBanc preferred stock who received such stock through the exercise of employee stock options or through a tax-qualified retirement plan or otherwise as compensation;

•
a person required to accelerate the recognition of any item of gross income with respect to CFBanc common stock or CFBanc preferred stock as a result of such income being recognized on an applicable financial statement;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any CFBanc benefit plan;
•	a holder of CFBanc common stock or CFBanc preferred stock who holds such stock as part of a hedge, a straddle or a constructive sale or conversion transaction; or
•	a holder of CFBanc common stock or CFBanc preferred stock who exercises its appraisal rights.
Tax Consequences of the Merger Generally
Broadway and CFBanc intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to each party’s respective obligations to complete the merger that Broadway and CFBanc each receive a legal opinion from Arnold & Porter and Covington & Burling, respectively, dated as of the effective date of the merger, to the effect that the merger will qualify as a “reorganization’ within the meaning of Section 368(a) of the Code. Although the merger agreement allows us to waive such closing condition, we currently do not anticipate doing so. If either of us does waive this condition and the tax consequences of the merger are materially different from those described in this joint proxy statement/prospectus, we will inform you of this decision and ask you to vote on the merger taking this into consideration.
In connection with the filing of this joint proxy statement/prospectus, Arnold & Porter and Covington & Burling have delivered opinions to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions filed with this joint proxy statement/prospectus and the opinions required to be delivered at the completion of the merger are and will be based on representations, warranties and covenants contained in representation letters provided by Broadway and CFBanc and on certain customary factual assumptions, including the assumption that the merger will be completed in the manner described in the merger agreement and this joint proxy statement/prospectus. None of the opinions described above will be binding on the IRS or any court. Broadway and CFBanc have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in the opinions. In addition, if any of the representations, warranties, covenants or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
U.S. Federal Income Tax Consequences of the Merger to U.S. Holders
If you are a U.S. holder of CFBanc common stock or CFBanc preferred stock, in accordance with the above-referenced opinions filed with this joint proxy statement/prospectus, the material U.S. federal income tax consequences of the merger are as follows:
•
you will not recognize gain or loss when you exchange your CFBanc common stock solely for Broadway common stock except with respect to any cash received by holders of CFBanc common stock instead of a fractional share of Broadway common stock;

•	you will not recognize gain or loss when you exchange your CFBanc preferred stock solely for Broadway Series A preferred stock;
•
your aggregate tax basis in the Broadway common stock or Broadway Series A preferred stock, as applicable, that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will equal your aggregate tax basis in the CFBanc common stock or CFBanc preferred stock, as applicable, that you surrender; and

•
your holding period for the Broadway common stock or Broadway Series A preferred stock, as applicable, that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash) will include your holding period for the shares of CFBanc common stock or CFBanc preferred stock, as applicable, that you surrender in the exchange.

If you acquired different blocks of CFBanc common stock or CFBanc preferred stock at different times and at different prices, your tax basis and holding period in your Broadway common stock or Broadway Series A preferred stock may be determined with reference to each block of CFBanc common stock or CFBanc preferred stock, as applicable. You are urged to consult your tax advisor with respect to the particular tax consequences of the merger to you.

Cash Instead of Fractional Shares
If you receive cash in lieu of a fractional share of Broadway common stock, you will be treated as having received such fractional share of Broadway common stock pursuant to the merger and then as having received cash in exchange for such fractional share of Broadway common stock. As a result, you will generally recognize capital gain or loss on any cash received instead of a fractional share of Broadway common stock equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. Any capital gain or loss will constitute long-term capital gain or loss if your holding period in CFBanc common stock surrendered in the merger is greater than one year as of the effective date of the merger, and short-term capital gain or loss if your holding period is one year or less.
Information Reporting with Respect to the Merger for Significant Holders
Certain information reporting requirements may apply to each U.S. holder that is a “significant holder” of CFBanc stock. A “significant holder” is a holder of CFBanc stock that, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of CFBanc (or, in certain instances, CFBanc stock with a basis of at least $1 million). You are urged to consult your tax advisor as to the potential application of these information reporting requirements.
Information Reporting and Backup Withholding
If you are a non-corporate holder of CFBanc common stock you may be subject to information reporting and backup withholding on any cash payments received instead of a fractional share in Broadway common stock. You will not be subject to backup withholding, however, if you:
•
furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the IRS Form W-9 (or a suitable substitute or successor form) included in the letter of transmittal to be delivered to you following the completion of the merger and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	are otherwise exempt from backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.
This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

INFORMATION ABOUT BROADWAY

Business
General
Broadway was incorporated under Delaware law in 1995 for the purpose of acquiring and holding all of the outstanding capital stock of Broadway Federal Savings and Loan Association as part of the conversion of Broadway Federal Bank from a federally chartered mutual savings association to a federally chartered stock savings bank. In connection with the conversion, the bank’s name was changed to Broadway Federal Bank, f.s.b. The conversion was completed, and Broadway Federal Bank became a wholly-owned subsidiary of Broadway, in January 1996.
Broadway is currently regulated by the Federal Reserve Board. Broadway Federal Bank is currently regulated by the OCC and the FDIC. Broadway Federal Bank’s deposits are insured up to applicable limits by the FDIC. Broadway Federal Bank is also a member of the FHLB of San Francisco.
Broadway is headquartered in Los Angeles, California and its principal business is the operation of its wholly-owned subsidiary, Broadway Federal Bank (sometimes referred to herein as the “Bank”), which has two offices in Los Angeles and one in the nearby city of Inglewood, California. Broadway Federal Bank’s principal business consists of attracting deposits from the general public in the areas surrounding its branch offices and investing those deposits, together with funds generated from operations and borrowings, primarily in mortgage loans secured by residential properties with five or more units (“multi-family”) and commercial real estate. Broadway’s assets also include mortgage loans secured by residential properties with one-to-four units (“single family”) that Broadway Federal Bank originated or purchased in prior years. In addition, Broadway invests in securities issued by federal government agencies, residential mortgage-backed securities and other investments.
Broadway Federal Bank is a community-oriented savings institution offering a variety of financial services to meet the needs of the communities it serves. Broadway Federal Bank’s retail banking network includes full service banking offices, automated teller machines and Internet banking capabilities that are available using the website at www.broadwayfederalbank.com. Broadway Federal Bank has two banking offices in Los Angeles and one banking office located in the nearby City of Inglewood.
Since 2009, Broadway Federal Bank has been certified as a CDFI by the U.S. Department of the Treasury due to its focus on providing housing and other services to low- and moderate income communities in Southern California. To aid in these efforts, Broadway Federal Bank has received over $3 million in Business Enterprise Awards from the CDFI Fund over the last ten years. Broadway Federal Bank also reinvests the proceeds back into the communities it serves, primarily in the form of financial grants and educational services to the many local non-profit organizations it supports.
Products Offered
Broadway Federal Bank offers a full array of competitively-priced commercial real estate and deposit products, as well as other services delivered directly or through strategic alliances with other service providers. The products offered are aimed at both businesses and individual customers in Broadway Federal Bank’s target markets.
Lending Activities
Broadway’s loan portfolio is comprised primarily of mortgage loans which are secured by multi-family residential properties, single family residential properties and commercial real estate, including churches. The remainder of the loan portfolio consists of commercial business loans, construction loans and consumer loans. At September 30, 2020, Broadway’s net loan portfolio, excluding loans held for sale, totaled $361.8 million, or 72% of total assets, compared to $397.8 million or 90% of total assets at December 31, 2019. The decrease in the loan portfolio during the nine months ended September 30, 2020 was due to paydowns of all loan types except for commercial real estate loans which increased by $5.3 million. Although Broadway specializes in the origination of multi-family loans, no multi-family loans were originated for the loan portfolio during the nine months ended September 30, 2020 because Broadway Federal Bank exceeded its regulatory loan concentration limit for multi-family loans considering the multi-family loans included in the portfolio of loans held for sale.
Broadway emphasizes the origination of adjustable-rate mortgage loans (“ARMs”), most of which are hybrid ARM loans (ARM loans having an initial fixed rate period, followed by an adjustable rate period), for its portfolio of loans held for investment. Broadway originates these loans in order to maintain a high percentage of loans that are subject to periodic repricing, thereby reducing exposure to interest rate risk. At September 30, 2020, more than 99.9% of Broadway’s mortgage loans had adjustable rate features. However, most of Broadway’s adjustable rate loans behave like fixed rate loans for periods of time because the loans may still be in their initial fixed-rate period or may be subject to interest rate floors. Loans in their initial fixed-rate period totaled $339.0 million or 84% of Broadway’s gross loan portfolio at September 30, 2020.
The types of loans that Broadway originates are subject to federal laws and regulations. The interest rates Broadway charges on loans are affected by the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are in turn affected by, among other things, economic conditions, monetary policies of the federal government, including the FRB, and legislative tax policies. Although Broadway does not originate single family mortgages, from time-to-time Broadway has purchased such loans for its loan portfolio from other mortgage lenders.
The following table details the composition of Broadway’s portfolio of loans held for investment by type, dollar amount and percentage of loan portfolio at the dates indicated:
	September 30, 2020		December 31,
			2019		2018		2017		2016		2015
	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total
	(Dollars in thousands)
Single family	$53,976	15.63%	$72,883	18.23%	$91,835	25.69%	$111,085	32.93%	$104,807	27.42%	$130,891	42.50%
Multi-family	269,874	73.79%	287,378	71.90%	231,870	64.86%	187,455	55.57%	229,566	60.05%	118,616	38.52%
Commercial real estate	20,025	4.96%	14,728	3.68%	5,802	1.62%	6,089	1.80%	8,914	2.33%	11,442	3.72%
Church	17,789	5.18%	21,301	5.33%	25,934	7.25%	30,848	9.14%	37,826	9.90%	46,390	15.06%
Construction	1,672	0.37%	3,128	0.78%	1,876	0.52%	1,678	0.50%	837	0.22%	343	0.11%
Commercial	302	0.07%	262	0.07%	226	0.06%	192	0.06%	308	0.08%	270	0.09%
Consumer	8	0.00%	21	0.01%	5	0.00%	7	0.00%	6	0.00%	4	0.00%
Gross loans	363,646	100.00%	399,701	100.00%	357,548	100.00%	337,354	100.00%	382,264	100.00%	307,956	100.00%
Plus:
Premiums on loans purchased	105		171		259		360		510		709
Deferred loan costs, net	1,627		1,211		721		1,220		1,297		349
Less:
Unamortized discounts	370		54		43		14		14		15
Allowance for loan losses	3,215		3,182		2,929		4,069		4,603		4,828
Total loans held for investment	$361,793		$397,847		$355,556		$334,851		$379,454		$304,171
Multi-Family and Commercial Real Estate Lending
Broadway’s primary lending emphasis has been on the origination of loans for apartment buildings with five or more units. These multi-family loans amounted to $269.9 million, $287.4 million and $231.9 million at September 30, 2020, December 31, 2019 and 2018, respectively. Multi-family loans represented 74%, 72% and 65% of Broadway’s gross loan portfolio at September 30, 2020, December 31, 2019 and 2018, respectively. The vast majority of Broadway’s multi-family loans are originated with principal repayments on a 30-year amortization schedule but are due in 5 years.
Broadway’s commercial real estate loans amounted to $20.0 million, $14.7 million and $5.8 million at September 30, 2020, December 31, 2019 and 2018, respectively. Commercial real estate loans represented 5%, 4% and 2% of Broadway’s gross loan portfolios at September 30, 2020, December 31, 2019 and 2018, respectively. All the commercial real estate loans outstanding at September 30, 2020 were ARMs. Most commercial real estate loans are originated with principal repayments on a 30-year amortization schedule but are due in ten years.

The interest rates on multi-family and commercial ARM loans are based on a variety of indices, including the 6-Month London Inter-Bank Offered Rate Index (“6-Month LIBOR”), the 1-Year Constant Maturity Treasury Index (“1-Yr CMT”), the 12-Month Treasury Average Index (“12-MTA”), the 11th District Cost of Funds Index (“COFI”), and the Wall Street Journal Prime Rate (“Prime Rate”). Broadway currently offers adjustable rate loans with interest rates that adjust either semi-annually or semi-annually upon expiration of a three- or five-year fixed rate period. Borrowers are required to make monthly payments under the terms of such loans.
Loans secured by multi-family and commercial properties are granted based on the income producing potential of the property and the financial strength of the borrower. The primary factors considered include, among other things, the net operating income of the mortgaged premises before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to required principal and interest payments, or debt service), and the ratio of the loan amount to the lower of the purchase price or the appraised value of the collateral.
Broadway seeks to mitigate the risks associated with multi-family and commercial real estate loans by applying appropriate underwriting requirements, which include limitations on loan-to-value ratios and debt service coverage ratios. Under Broadway’s underwriting policies, loan-to-value ratios on its multi-family and commercial real estate loans usually do not exceed 75% of the lower of the purchase price or the appraised value of the underlying property. Broadway also generally requires minimum debt service coverage ratios of 120% for multi-family loans and 125% for commercial real estate loans. Properties securing multi-family and commercial real estate loans are appraised by management-approved independent appraisers. Title insurance is required on all loans.
Broadway’s church loans totaled $17.8 million, $21.3 million and $25.9 million at September 30, 2020, December 31, 2019 and 2018, respectively. Church loans represented 5% of Broadway’s gross loan portfolio at September 30, 2020 and December 31, 2019, compared to 7% of Broadway’s gross loan portfolio at December 31, 2018. Broadway ceased originating church loans in 2010.
Single Family Mortgage Lending
While Broadway has been primarily a multi-family and commercial real estate lender, Broadway has also purchased or originated ARM loans secured by single family residential properties, including investor-owned properties, with maturities of up to 30 years. No single-family loans have been purchased or originated since 2017. Single family loans totaled $54.0 million, $72.9 million and $91.8 million at September 30, 2020, December 31, 2019 and 2018, respectively. Single family loans represented 16%, 18% and 26% of Broadway’s gross loan portfolio at September 30, 2020, December 31, 2019 and 2018. Of the single-family residential mortgage loans outstanding at September 30, 2019, more than 99% had adjustable rate features. Of the $54.0 million and $72.9 million of single-family loans at September 30, 2020 and December 31, 2019, respectively, $5.8 million and $6.1 million are secured by investor-owned properties, respectively.
The interest rates for Broadway’s single-family ARMs are indexed to COFI, 1-Month LIBOR, 6-Month LIBOR, 12-MTA and 1-Yr. CMT. Broadway currently offers loans with interest rates that adjust either semi-annually or semi-annually upon expiration of a three- or five-year fixed rate period. Borrowers are required to make monthly payments under the terms of such loans. Most of Broadway’s single-family adjustable rate loans behave like fixed rate loans because the loans are still in their initial fixed rate period or are subject to interest rate floors.
Broadway qualifies its ARM borrowers based upon the fully indexed interest rate (LIBOR or other index plus an applicable margin, rounded to the nearest one-eighth of 1%) provided by the terms of the loan. However, Broadway may discount the initial rate paid by the borrower to adjust for market and other competitive factors. The ARMs that Broadway offers have a lifetime adjustment limit that is set at the time that the loan is approved. In addition, because of interest rate caps and floors, market rates may exceed or go below the respective maximum or minimum rates payable on Broadway’s ARMs.
Construction Lending
Construction loans totaled $1.7 million, $3.1 million and $1.9 million at September 30, 2020, December 31, 2019 and 2018, respectively, representing less than 1% of Broadway’s gross loan portfolio at the end of each period. Broadway provide loans for the construction of single family, multi-family and commercial real estate projects and for land development. Broadway generally makes construction and land loans at variable interest rates based upon the Prime Rate. Generally, Broadway requires a loan-to-value ratio not exceeding 75% to 80% and a loan-to-cost ratio not exceeding 70% to 80% on construction loans.

Loan Originations, Purchases and Sales
The following table summarizes loan originations, purchases, sales and principal repayments for the periods indicated:
	09/30/2020	12/31/2019	12/31/2018
	(In thousands)
Gross loans(1):
Beginning balance	$399,701	$363,761	$359,686
Loans originated:
Multi-family	120,809	103,123	96,034
Commercial Real Estate	6,170	9,521	1,017
Construction	1,150	1,681	1,861
Commercial	56	49	48
Total loans originated	128,185	114,374	98,960
Less:
Principal repayments	46,548	55,742	75,542
Loan sales	77,188	22,703	19,332
Lower of cost or fair value adjustment on loans held for sale	—	(11)	11
Ending balance(2)	$404,150	$399,701	$363,761
(1)	Amount is before deferred origination costs, purchase premiums and discounts.
(2)
At September 30, 2020, the ending balance includes loans receivable held for sale of $40.7 million. No loans were held for sale at December 31, 2019. At December 31, 2018, the ending balance includes loans receivable held for sale of $6.2 million.

Loan originations are derived from various sources including Broadway’s loan personnel, local mortgage brokers, and referrals from customers. Over 95% of loan originations are sourced from wholesale loan brokers.
All construction loan originations are derived from Broadway’s loan personnel. Upon receipt of a loan application from a prospective borrower, a credit report is ordered, and certain other information is verified by an independent credit agency and, if necessary, additional financial information is requested. An appraisal of the real estate intended to secure the proposed loan is required, which appraisal is performed by an independent licensed or certified appraiser designated and approved by Broadway. Broadway Federal Bank’s board of directors annually reviews Broadway’s appraisal policy. Management reviews annually the qualifications and performance of independent appraisers that Broadway uses.
From time to time, Broadway purchases loans originated by other institutions based upon investment needs and market opportunities. The determination to purchase specific loans or pools of loans is subject to Broadway’s underwriting policies, which consider, among other factors, the financial condition of the borrowers, the location of the underlying collateral properties and the appraised value of the collateral properties. Broadway has not purchased any loans since 2017, when Broadway purchased $24.6 million principal amount of single-family loans, which are being serviced by the seller.
Allowance for Loan Losses
Broadway’s allowance for loan losses, or ALLL, was $3.2 million or 0.88% of the gross portfolio of loans receivable held for investment at September 30, 2020 compared to $3.2 million or 0.79% of the gross portfolio of loans held for investment at December 31, 2019. The levels of ALLL at September 30, 2020 and December 31, 2019 reflect the result of Broadway’s quarterly review of the adequacy of the ALLL. During the nine months ended September 30, 2020, Broadway Federal Bank increased its qualitative reserve factors for economic uncertainties related to the COVID-19 Pandemic.
As of September 30, 2020, Broadway had one single family loan with a principal balance of $76 thousand that was delinquent 30 days and one single family loan with a principal balance of $8 thousand that was delinquent 60 days, compared to one loan with a principal balance of $18 thousand that was delinquent 30 days as of December 31, 2019.
Non-performing loans (“NPLs”) consist of delinquent loans that are 90 days or more past due and other loans, including troubled debt restructurings that do not qualify for accrual status. At September 30, 2020, NPLs totaled

$820 thousand, compared to $424 thousand at December 31, 2019. The increase of $396 thousand in NPLs was due to an addition of a non-accrual church loan, offset partially by repayments of the existing NPL loans.
On March 27, 2020, the Coronavirus Aid Relief and Economic Security Act (“CARES Act”) was signed into law by Congress. The CARES Act provides financial institutions, under specific circumstances, the opportunity to temporarily suspend certain requirements under GAAP related to Troubled Debt Restructurings (“TDR’s”) for a limited period of time to account for the effects of COVID-19. In March 2020, a joint statement was issued by federal and state regulatory agencies, after consultation with the Financial Accounting Standards Board, or FASB, to clarify that short-term loan modifications, such as payment deferrals, fee waivers, extensions of repayment terms or other insignificant payment delays, are not TDRs if made on a good-faith basis in response to COVID-19 to borrowers who were current prior to any relief. Under this guidance, six months or less is provided as an example of short-term, and current is defined as less than 30 days past due at the time the modification program is implemented. The guidance also provides that these modified loans generally will not be classified as non-accrual loans during the term of the modification. Broadway Federal Bank has implemented a loan modification program for the effects of COVID-19 on its borrowers. Two borrowers have requested applications for loan modification. Both borrowers were current at the time the modification program was implemented. To date, no completed modification applications have been received and no modifications have been granted.
As the federal stimulus payments that had been granted to individuals at the start of the COVID-19 pandemic have been decreased, some tenants may be unable to make their monthly rent payments. However, Broadway believes the risk to Broadway Federal Bank’s multi-family loan portfolio is mitigated by the low loan-to-value ratios (58%) and high debt service coverage ratios (1.54% of the multi-family loan portfolio) as of September 30, 2020. In addition, Broadway Federal Bank’s borrowers generally have high cash reserves and sufficient net worth to service their loans.
Broadway believes that the ALLL is adequate to cover probable incurred losses in the loan portfolio as of September 30, 2020, but because of the current uncertainties posed by the COVID-19 pandemic, there can be no assurance that actual losses will not exceed the estimated amounts. In addition, the OCC and the FDIC periodically review the ALLL as an integral part of their examination process. These agencies may require an increase in the ALLL based on their judgments of the information available to them at the time of their examinations.
The following table details Broadway’s allocation of the ALLL to the various categories of loans held for investment and the percentage of loans in each category to total loans at the dates indicated:
	September 30, 2020		December 31,
			2019		2018		2017		2016		2015
	$	Loan type as a % of total loans	$	Loan type as a % of total loans	$	Loan type as a % of total loans	$	Loan type as a % of total loans	$	Loan type as a % of total loans	$	Loan type as a % of total loans
	(Dollars in thousands)
Single family	$321	14.84%	$312	18.23%	$368	25.72%	$594	32.93%	$367	27.42%	$597	42.50%
Multi-family	2,425	74.21%	2,319	72.08%	1,880	65.08%	2,300	55.57%	2,659	60.05%	1,658	38.52%
Commercial real estate	186	5.51%	133	3.68%	52	1.62%	71	1.80%	215	2.33%	469	3.72%
Church	254	4.89%	362	5.15%	604	7.00%	1,081	9.14%	1,337	9.90%	2,083	15.06%
Construction	22	0.46%	48	0.78%	19	0.52%	17	0.50%	8	0.22%	3	0.11%
Commercial	5	0.08%	7	0.07%	6	0.06%	6	0.06%	17	0.08%	18	0.09%
Consumer	2	0.00%	1	0.01%	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Total allowance for loan losses	$3,215	100.00%	$3,182	100.00%	$2,929	100.00%	$4,069	100.00%	$4,603	100.00%	$4,828	100.00%

The following table shows the activity in Broadway’s ALLL related to loans held for investment for the periods indicated:
	September 30, 2020	December 31,
		2019	2018	2017	2016	2015
	(Dollars in thousands)
Allowance balance at beginning of period	$3,182	$2,929	$4,069	$4,603	$4,828	$8,465
Charge-offs:
Single family	—	—	—	—	—	(4)
Multi-family	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Church	—	—	—	—	—	(85)
Commercial	—	—	—	—	—	—
Total charge-offs	—	—	—	—	—	(89)

Recoveries:
Single family	4	—	—	30	47	129
Commercial real estate	—	—	—	—	248	—
Church	—	260	114	536	22	23
Commercial	—	—	—	—	8	—
Total recoveries	4	260	114	566	325	152
Loan loss provision (recapture)	29	(7)	(1,254)	(1,100)	(550)	(3,700)
Allowance balance at end of period	$3,215	$3,182	$2,929	$4,069	$4,603	$4,828

Net charge-offs (recoveries) to average loans, excluding loans receivable held for sale	0.0%	(0.07%)	(0.04%)	(0.16%)	(0.10%)	(0.02%)
ALLL as a percentage of gross loans, excluding loans receivable held for sale	0.88%	0.79%	0.82%	1.20%	1.20%	1.56%
ALLL as a percentage of total non-accrual loans	392.07%	750.47%	321.51%	230.41%	156.35%	114.22%
ALLL as a percentage of total non-performing assets	392.07%	750.47%	167.94%	153.90%	156.35%	105.25%
Investment Activities
The table below presents the carrying amount, weighted average yields and contractual maturities of Broadway’s securities as of September 30, 2020. The table reflects stated final maturities and does not reflect scheduled principal payments or expected payoffs.
	At September 30, 2020
	One Year or less		More than one year to five years		More than five years to ten years		More than ten years		Total
	Carrying amount	Weighted average yield	Carrying amount	Weighted average yield	Carrying amount	Weighted average yield	Carrying amount	Weighted average yield	Carrying amount	Weighted average yield
	(Dollars in thousands)
Available-for-sale:
Federal agency mortgage-backed securities	—	—%	$—	— %	$1,713	2.44%	$4,747	2.36%	$6,460	2.38%
Federal agency debt	—	—%	—	—%	—	—%	3,058	2.68%	3,058	2.68%
Municipal bonds					854	1.41%			854	1.41%
Total	$10	—%	$—	—%	$2,567	2.10%	$7,805	2.49%	$10,372	2.39%
At September 30, 2020, the mortgage-backed securities in Broadway’s portfolio had an estimated remaining life of 2.9 years.

Sources of Funds
General
Deposits are Broadway’s primary source of funds for supporting lending and other investment activities and general business purposes. In addition to deposits, Broadway obtains funds by securing advances from the FHLB.
Deposits
Broadway offers a variety of deposit accounts featuring a range of interest rates and terms. Broadway’s deposits principally consist of savings accounts, checking accounts, NOW accounts, money market accounts, and fixed-term certificates of deposit. The maturities of term certificates generally range from one month to five years. Broadway accepts deposits from customers within its market area based primarily on posted rates, but from time to time Broadway will negotiate the rate based on the amount of the deposit. Broadway primarily relies on customer service and long-standing customer relationships to attract and retain deposits. Broadway seeks to maintain and increase its retail “core” deposit relationships, consisting of savings accounts, checking accounts, and money market accounts because it believes these deposit accounts tend to be a stable funding source and are available at a lower cost than term deposits. However, market interest rates, including rates offered by competing financial institutions, the availability of other investment alternatives, and general economic conditions significantly affect Broadway’s ability to attract and retain deposits.
Broadway also opens deposit accounts for customers throughout the United States through the Internet and deposit listing services. Deposits from the Internet and deposit listing services totaled $3.8 million and $1.7 million, respectively, at September 30, 2020 compared to $2.9 million and $11.7 million, respectively, at December 31, 2019. At December 31, 2018, the deposits from the Internet and deposit listing services totaled $3.6 million and $12.3 million, respectively.
Broadway participates in a deposit program called the Certificate of Deposit Account Registry Service (“CDARS”). CDARS is a deposit placement service that allows Broadway to place customers’ funds in FDIC-insured certificates of deposit at other banks and, at the same time, receive an equal sum of funds from the customers of other banks in the CDARS Network (“CDARS Reciprocal”). Broadway may also accept deposits from other institutions when it has no reciprocal deposit (“CDARS One-Way Buy”). Broadway had approximately $25.0 million in CDARS Reciprocal accounts and $31.1 million in CDARS One-Way Buy accounts at September 30, 2020. At December 31, 2019, Broadway had $39.3 million in CDARS Reciprocal accounts and $40.7 million in CDARS One-Way Buy accounts. At December 31, 2018, CDARS Reciprocal accounts totaled $33.7 million, and CDARS One-Way Buy totaled $42.5 million.
The following table presents the distribution of average deposits for the periods indicated and the weighted average interest rates paid during the period for each category of deposits presented.
	For the Nine Months Ended September 30, 2020			For the Year Ended December 31,
				2019			2018			2017
	Average balance	Percent of total	Weighted average rate paid	Average balance	Percent of total	Weighted average rate paid	Average balance	Percent of total	Weighted average rate paid	Average balance	Percent of total	Weighted average rate paid
	(Dollars in thousands)
Money market deposits	$44,853	14.03%	0.82%	$25,297	8.86%	0.94%	$37,489	13.45%	1.07%	$38,318	13.14%	0.70%
Passbook deposits	53,451	16.72%	0.56%	45,548	15.95%	0.60%	41,975	15.00%	0.38%	39,064	13.39%	0.32%
NOW and other demand deposits	52,635	16.47%	0.03%	34,091	11.94%	0.04%	34,779	12.51%	0.09%	32,275	11.07%	0.07%
Certificates of deposit	168,812	52.78%	1.69%	180,611	63.25%	1.99%	164,703	59.04%	1.49%	181,993	62.40%	1.09%
Total	$319,771	100.00%	1.11%	$285,547	100.00%	1.44%	$278,946	100.00%	1.10%	$291,650	100.00%	0.82%
Online Banking
Broadway is committed to technology and e-commerce in its broadest terms and as it directly applies to financial service providers. To best serve customers’ needs, Broadway offers complete banking services online. Although customers are always able to discuss specific banking needs with a knowledgeable service representative available in an office, Broadway offers customers the option to conduct banking activities from Broadway’s secure web site –

www.broadwayfederalbank.com. Broadway’s web site is designed to be user-friendly and expedites customer transactions. There are multiple types of online banking services for consumer and small business customers. All online banking systems allow customers the ability to access their accounts, obtain loan information, and complete many common transactions, including electronic bill pay, data download, transfer funds, reorder checks, view images of the front and back of cancelled checks, view deposits, view account statements, change addresses and issue stop payment requests, all at their convenience 7-days-a-week, 24-hours-a-day. The business online banking product provides additional features, which allow customers to set up varied levels of security and to assign access to a number of employees, with different levels of access/security for each person. Business online customers can view their accounts online, transfer funds from one of their accounts to another, place stop payments, export information to Quicken®, QuickBooks®, or Excel Spreadsheets and utilize robust reporting tool features.
Broadway is sensitive to the privacy and security concerns of customers, especially where internet banking is concerned. Accordingly, Broadway has put in place various procedures designed to maintain appropriate security levels. The vendors who support Broadway’s internet banking platform work with Broadway to enhance the security of these services. Broadway’s responsibility to customers is to select appropriate hardware and software in the context of the right vendor relationships to provide the best assurance Broadway can to customers that, subject to applicable law, Broadway can protect their privacy and finances.
In addition to a full complement of lending and deposit products and related services, Broadway provides customers, through other providers, access to Automated Teller Machines (“ATM’s”) using Mastercard® EMV Debit Cards. Broadway also provides bank-by-mail, domestic and international wires, and credit cards.
Borrowings
Broadway utilizes advances from the FHLB as an alternative to retail deposits as a funding source. FHLB advances are generally secured by mortgage loans and mortgage-backed securities. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions fluctuates from time to time in accordance with the policies of the FHLB. At September 30, 2020, Broadway had $115.5 million in FHLB advances and had the ability to borrow up to an additional $31.1 million based on pledged collateral.
The following table summarizes information concerning Broadway’s FHLB advances at or for the periods indicated:
	09/30/2020	12/31/2019	12/31/2018	12/31/2017
	(Dollars in thousands)
FHLB Advances:
Average balance outstanding during the period	$114,234	$77,049	$77,729	$89,279
Maximum amount outstanding at any month-end during the period	$121,500	$84,000	$98,000	$104,000
Balance outstanding at end of period	$115,500	$84,000	$70,000	$65,000
Weighted average interest rate at end of period	1.85%	2.32%	2.51%	1.86%
Average cost of advances during the period	1.95%	2.42%	2.13%	1.97%
Weighted average maturity (in months)	28	18	24	18
On March 17, 2004, Broadway issued $6.0 million of Floating Rate Junior Subordinated Debentures (the “Debentures”) in a private placement to a trust that was capitalized to purchase subordinated debt and preferred stock of multiple community banks. Interest on the Debentures is payable quarterly at a rate per annum equal to the 3-Month LIBOR plus 2.54%. The interest rate is determined as of each March 17, June 17, September 17, and December 17, and was 2.79% at September 30, 2020. On October 16, 2014, Broadway made payments of $900 thousand of principal on the Debentures, executed a Supplemental Indenture for the Debentures that extended the maturity of the Debentures to March 17, 2024, and modified the payment terms of the remaining $5.1 million principal amount thereof. The modified terms of the Debentures required quarterly payments of interest only through March 2019 at the original rate of 3-Month LIBOR plus 2.54%. Broadway started making quarterly payments of equal amounts of principal, plus interest, and will continue until the Debentures are fully paid on March 17, 2024. Broadway made principal payments of $765 thousand during the nine months ended September 30, 2020 and principal payments of $765 thousand during 2019. At September 30, 2020, the remaining principal balance was $3.6 million, which may be called for redemption at any time.

Market Area and Competition
The Los Angeles metropolitan area is a highly competitive banking market for making loans and attracting deposits. Although Broadway’s offices are primarily located in low- and moderate income communities that have historically been under-served by other financial institutions, Broadway faces significant competition for deposits and loans in its immediate market areas, including direct competition from mortgage banking companies, commercial banks and savings and loan associations. Most of these financial institutions are significantly larger than Broadway and have greater financial resources, and many have a regional, statewide or national presence.
Personnel
At September 30, 2020, Broadway had 65 employees, which included 64 full-time and one part-time employees. Broadway believes that it has good relations with its employees, and none are represented by a collective bargaining group.
Properties
Broadway conducts business through three branch offices and a corporate office. Broadway’s loan service operation is also conducted from one of its branch offices. Broadway’s administrative and corporate operations are conducted from Broadway’s corporate facility located at 5055 Wilshire Boulevard, Suite 500, Los Angeles. There are no mortgages, material liens or encumbrances against any of Broadway’s owned properties. Broadway believes that all the properties are adequately covered by insurance, and that its facilities are adequate to meet its present needs.
The net book value of Broadway’s investment in premises, equipment and fixtures, excluding computer equipment, was $2.7 million as of September 30, 2020 and $2.8 million as of December 31, 2019. Total occupancy expense, inclusive of rental payments and furniture and equipment expense, for the nine months ended September 30, 2020 was $967 thousand and $1.3 million for the year ended December 31, 2019. Rent expense (exclusive of operating charges and real property taxes) was $449 thousand during the first nine months of 2020 and $600 thousand during the year ended December 31, 2019.
Location	Leased or Owned	Original Date Leased or Acquired	Date of Lease Expiration
Administrative/Loan Origination Center: 5055 Wilshire Blvd, Suite 500 Los Angeles, CA	Leased	2013	September 2021
Branch Offices: 5055 Wilshire Blvd., Suite 100 Los Angeles, CA	Leased	2013	May 2021
170 North Market Street Inglewood, CA (Branch Office/Loan Service Center)	Owned	1996	—
4001 South Figueroa Street Los Angeles, CA	Owned	1996	—
During 2021, Broadway plans to move its administrative offices to the Exposition Park branch at 4001 South Figueroa Street in Los Angeles, California and to move its loan origination center to the Inglewood branch at 170 North Market Street in Inglewood, California. The branch at 5055 Wilshire Boulevard in Los Angeles, California will be closed.
Legal Proceedings
In the ordinary course of business, Broadway and Broadway Federal Bank are defendants in various litigation matters from time to time. In Broadway’s opinion, the disposition of any litigation and other legal and regulatory matters currently pending or threatened against Broadway and Broadway Federal Bank would not have a material adverse effect on Broadway’s financial position, results of operations or cash flows.

Continuing Directors
Information about the current directors of Broadway who are expected to continue as directors of the combined company following the merger is provided below. The board of directors of Broadway has determined that each of such persons, other than Mr. Bradshaw, qualifies as an independent director as defined for purposes of the Nasdaq Listing Rules.
Wayne-Kent A. Bradshaw is the President and Chief Executive Officer of Broadway and Broadway Federal Bank. Mr. Bradshaw joined Broadway in February of 2009 as the President and Chief Operating Officer, and was appointed Chief Executive Officer in January 2012. He was elected to serve as a director of both Broadway and Broadway Federal Bank in September 2012. Prior to joining Broadway, Mr. Bradshaw was the Regional President for Community and External Affairs of Washington Mutual Bank from 2003 to 2009. He was President and Chief Executive Officer of the Los Angeles-based Family Savings Bank from 1989 until 2002 and Chief Deputy Superintendent for the California State Banking Department from 1981 to 1983. Mr. Bradshaw has served on many community and educational boards. He most recently served on the boards of directors of California State University Northridge, Northridge Hospital Medical Center, and California Community Reinvestment Corporation. He currently serves on the boards of Western Bankers Association and Louisville High School and will begin serving as a director of the Los Angeles branch of the Federal Reserve Bank of San Francisco, effective January 2021.
Mr. Bradshaw has over 45 years of experience in financial management and banking. Mr. Bradshaw has the proven ability to plan and implement programs that optimize opportunities to accelerate profitable growth in highly competitive environments. He has extensive experience in community banking, commercial banking and as a bank regulator.
Robert C. Davidson, Jr. served, until his retirement in 2007, in the position of Chairman and Chief Executive Officer of Surface Protection Industries, a paint and specialty coatings manufacturing company he founded in 1978, that became one of the leading African American-owned manufacturing companies in California. Previously, from 1972 to 1974, he co-founded and served as Vice President of Urban National Corporation, a private venture capital corporation that was focused specifically on investing in minority-controlled businesses. Mr. Davidson currently also serves on the boards of directors of Morehouse College (Chairman Emeritus), Art Center College of Design (Chairman Emeritus), Jacobs Engineering Group, Inc. (a publicly traded professional service company), Smithsonian American Art Museum (Vice-Chairman), Ray Charles Foundation (Chairman), Cedars-Sinai Medical Center (Lifetime Trustee) and the University Of Chicago Graduate School Of Business Advisory Council.
Mr. Davidson has extensive entrepreneurial experience in developing and managing small and medium-sized businesses. He has hands-on experience in marketing and sales, human resources and strategic planning and implementation. He has a long history with, and extensive knowledge of Broadway and of the markets and communities in which Broadway operates. Broadway believes that this knowledge and experience qualifies him to serve on its board.
Jack T. Thompson is the Chief Executive Officer of Pawson Capital Management, an investment firm focused on community banks based in Greenwich, Connecticut. From 2010 to 2018, Mr. Thompson was the Head of Financial Services Investments at Gapstow Capital Partners, an alternative investment firm based in New York City. Prior to joining Gapstow Capital Partners, Mr. Thompson held positions at Deutsche Bank Securities, Goldman Sachs & Co., Novantas, LLC, and Booz Allen & Hamilton. He is a member of the board of directors of ETHIC Bank in Boston, Massachusetts. He graduated from Yale University with a B.A. in History and he received his M.B.A. with honors from the University of Chicago with concentrations in Finance and Accounting. Mr. Thompson is also a former 1st Lieutenant in the Armor Branch of the U.S. Army Reserve.
Mr. Thompson provides the Broadway board of directors with important experience and insight into the financial services industry. Mr. Thompson is the nominee of CJA Private Equity Financial Restructuring Master Fund I, L.P. (“CJA”), an institutional stockholder that elected to exercise its right to nominate a candidate to the Broadway board of directors. In connection with CJA’s purchase of Broadway’s capital stock in 2013, Broadway agreed to use its reasonable best efforts to cause one person nominated by CJA to be elected to serve on the Broadway board of directors so long as CJA, together with its affiliates, beneficially owns at least four percent of Broadway’s total outstanding capital stock.
Dutch C. Ross III is the former President and Chief Executive Officer of Economic Resources Corporation (“ERC”), a non-profit corporation with a mission of promoting economic development and job creation in underserved neighborhoods. Mr. Ross served in that capacity from 1996 until August, 2020 when he retired. Prior to joining ERC, Mr. Ross held a variety of managerial, financial and planning positions in the corporate headquarters, divisional, and subsidiary operations of Atlantic Richfield Company (“ARCO”) from January, 1975 to December, 1995. From 1971 to 1975, Mr. Ross served in a variety of financial positions with The Wickes Corporation.
Over the years, Mr. Ross has been active in a number of community organizations and has served on the board of directors of several such organizations, including the Downtown Long Beach YMCA, where he served as Chairman; Genesis L.A. Economic Growth Corporation, where he currently serves on the Audit and Finance Committees; and The Valley Economic Development Center, where he formerly served as a board member, and Chairman of the Finance Committee.
Mr. Ross is a financial executive with over 45 years of business experience with Fortune 500 companies and non-profit economic development organizations.
Named Executive Officers
The following table sets forth information with respect to current executive officers of the Broadway and Broadway Federal Bank who are not directors. Officers of Broadway and Broadway Federal Bank serve at the discretion of, and are elected annually, by the respective boards of directors of Broadway and Broadway Federal Bank.
Name	Age	Principal Occupation During the Past Five Years
Brenda Battey	63
Executive Vice President and Chief Financial Officer of the Broadway since June 2013 and Broadway Federal Bank since April 2013. Senior Vice President and Senior Controller of Bank of Manhattan from September 2011 to June 2012. Senior Vice President and Controller of Community Bank from February 2010 to September 2010. Senior Vice President and Controller of First Federal Bank of California from 1997 to 2009

Norman Bellefeuille	68	Executive Vice President and Chief Loan Officer of Broadway Federal Bank since July 2012. Lending Division Manager of Luther Burbank Savings from 2005 to July 2012.

Ruth McCloud	72
Executive Vice President / Chief Retail Banking Officer of Broadway Federal Bank since July 2014. Senior Vice President / Divisional Sales Manager of OneWest Bank from January of 2010 to June 2014. Senior Vice President / Sales Manager of First Federal Bank of California from January 2004 to December 2009.

Executive Compensation
Summary Compensation Table
The Summary Compensation Table includes information concerning the compensation paid to or earned by Broadway’s Chief Executive Officer (“CEO”) and three other most highly compensated executive officers. Each executive is referred to herein as a named executive officer (“NEO”).
Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total ($)
Wayne-Kent A. Bradshaw Chief Executive Officer	2019	$435,000	$239,100	—	$70,963	$745,063
	2018	$435,000	$240,072	—	$71,515	$746,587
	2017	$435,000	$230,101	—	$70,299	$735,400
Brenda J. Battey Chief Financial Officer	2019	$235,323	$47,065	—	$34,032	$316,420
	2018	$235,323	—	—	$32,271	$267,594
	2017	$235,323	—	$47,065	$33,427	$315,815
Norman Bellefeuille Chief Loan Officer	2019	$248,044	$49,609	—	$46,701	$344,354
	2018	$248,044	—	—	$46,669	$294,713
	2017	$248,044	—	$49,609	$49,129	$346,782
Ruth McCloud Chief Retail Banking Officer	2019	$200,510	$40,102	—	$29,387	$269,999
	2018	$200,510	—	—	$27,788	$228,298
	2017	$200,510	—	$40,102	$28,963	$269,575
(1)	Includes amounts deferred and contributed to the 401(k) Plan by the NEO.
(2)
Relates to RSU awards covering 129,270 shares and 97,195 shares of common stock in 2017 and 2018, respectively, in lieu of cash bonuses due to restrictions applicable to companies that participated in the U.S. Treasury Department’s Capital Assistance Program, and awards of 194,390 shares, 38,264 shares, 40,332 shares, and 32,603 shares of restricted stock awarded to Mr. Bradshaw, Ms. Battey, Mr. Bellefeuille, and Mrs. McCloud, respectively, pursuant to the LTIP in 2019. The restricted stock awards granted in 2019 vest two years after the grant date.

(3)
The amounts shown represent the cash incentive compensation awards earned by the NEO under Broadway Federal Bank’s Incentive Plan for Management (“Incentive Plan”), based on the objective criteria established by the Broadway board of directors pursuant to the Incentive Plan at the beginning of each year. The Broadway board of directors’ compensation and benefits committee evaluates the performance results at the beginning of the following year and approves the amounts of bonuses to be paid under the Incentive Plan.

(4)
Includes amounts paid by Broadway to the 401(k) account of the NEO and allocations under Broadway’s Employee Stock Ownership Plan. Also includes perquisites and other benefits consisting of automobile and telephone allowances, health benefits and life insurance premiums. The amount shown for Broadway’s CEO includes country club dues.

The following table summarizes the compensation paid by Broadway to its non-employee directors for the year ended December 31, 2019.
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Robert C. Davidson	$34,000	$7,500	$516	$42,016
Dutch C. Ross III	$28,000	$7,500	—	$35,500
Jack Thompson	$22,000	$7,500	—	$29,500
(1)	Includes payments of annual retainer fees, fees paid to chairmen and members of committees of the Broadway board of directors, and meeting attendance fees.
(2)	The amounts shown reflect the aggregate fair value of stock awards on the grant date, as determined in accordance with FASB ASC Topic 718.
(3)	Includes premiums paid for dental and vision insurance.

BROADWAY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of Broadway’s consolidated financial condition and results of operations should be read in conjunction with the section of this joint proxy statement/prospectus entitled “Selected Historical Consolidated Financial Data of Broadway” and the consolidated financial statements and related notes of Broadway included elsewhere in this joint proxy statement/prospectus. Broadway’s Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to provide a reader of Broadway’s financial statements with a narrative from the perspective of Broadway’s management of its financial condition, results of operations, liquidity and certain other factors that may affect Broadway’s future results. Certain statements herein are forward-looking statements as described in the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” These statements reflect Broadway’s current views with respect to future events and financial performance. They are subject to risks and uncertainties, including those set forth under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this joint proxy statement/prospectus, which could cause actual future results to differ materially from historical results or from those anticipated or implied by such statements. Readers should not place undue reliance on these forward-looking statements. Broadway undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.
Since early March 2020, the effects from the spread of the COVID-19 virus and the COVID-19 pandemic have permeated virtually every aspect of society, and required management to quickly plan and implement multiple changes to Broadway’s operations to protect the health and welfare of Broadway Federal Bank’s employees and customers, while minimizing disruptions to Broadway Federal Bank’s ability to provide essential services. These changes were based on guidance from various governmental entities, including the Center for Disease Control and Prevention. Among the changes that Broadway Federal Bank implemented were the following: more intensive cleaning and maintenance of the branches, distribution of personal protection equipment to employees, creation of safe distancing measures within the branches and all work areas, guidance to all employees regarding other safe practices, amended benefit policies to ease the burden on employees with children at home, or those experiencing symptoms of disease, development of plans for certain employees or departments to work from home, and creation of contingency plans for potential further changes to operations. Broadway has not implemented layoffs or furloughs of any of Broadway’s employees.
In addition, Broadway has developed plans and policies for providing financial relief to borrowers that may experience difficulties in meeting the terms of their loans, performed updated stress tests of Broadway Federal Bank’s loan portfolio using new assumptions reflecting potential significant impacts of the COVID-19 pandemic and related governmental stay-at-home orders, created contingency plans in case various aspects of the credit markets cease to operate in a normal manner, and implemented new lending guidelines that are designed to moderate Broadway Federal Bank’s loan concentration and enhance liquidity. Management has been in regular communication with Broadway Federal Bank’s regulator regarding these new plans and policies.
Broadway did not participate as a lender in the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) because management believes it is more important and appropriate to maintain Broadway Federal Bank’s focus on existing clients, markets, and loan products. In addition, Broadway Federal Bank has historically not offered SBA loans and has not had a significant client base or portfolio of commercial and industrial loans for which the PPP would have represented a product line extension.
Comparison of Operating Results for the Nine Months Ended September 30, 2020 and 2019
Overview
Total assets increased by $58.8 million to $499.2 million at September 30, 2020 from $440.4 million at December 31, 2019. The increase in total assets primarily consisted of an increase of $40.7 million in loans receivable held for sale and an increase of $54.2 million in cash and cash equivalents, offset by a decrease of $36.1 million in loans held for investment.
Total liabilities increased by $58.3 million to $449.9 million at September 30, 2020 from $391.5 million at December 31, 2019. The increase in total liabilities primarily consisted of increases in advances from the FHLB of $31.5 million and growth in deposits of $27.6 million, offset by payments on junior subordinated debt of $765 thousand.

Broadway recorded a net loss of $61 thousand during the nine months ended September 30, 2020 compared to a net loss of $137 thousand for the nine months ended September 30, 2019. During the nine months ended September 30, 2020, Broadway recorded an increase in net interest income of $1.6 million compared to the same period of 2019 due to growth in the loan portfolio and a decrease in the cost of funds. Broadway recorded a loan loss provision of $29 thousand during the nine months ended September 30, 2020 compared to a loan loss recapture of $301 thousand recorded during the same period of 2019. The $1.3 million increase in net interest income after loan loss provision/(recapture) was offset by a $1.1 million increase in non-interest expense and a $214 thousand decrease in non-interest income. Professional services expense for the nine months ended September 30, 2020 included $718 thousand of non-deductible merger-related expenses, as well as $210 thousand of expenses incurred to respond to actions by a former stockholder. Non-interest income decreased because there was no grant income in the nine months ended September 30, 2020, but Broadway Federal Bank received a grant of $233 thousand from the CDFI Fund during the nine months ended September 30, 2019. Results for the nine months ended September 30, 2020, included an income tax credit adjustment of $273 thousand for a tax settlement with the California Franchise Tax Board. This adjustment more than offset $167 thousand in additional tax expense associated with non-deductible merger costs.
Net Interest Income
For the nine months ended September 30, 2020, net interest income increased by $1.6 million to $9.3 million compared to $7.7 million for the nine months ended September 30, 2019. The increase in net interest income during the nine months ended September 30, 2020 primarily resulted from an increase in interest income of $1.2 million due to higher interest income on loans receivable of $1.5 million, offset by lower interest income on securities of $89 thousand and lower interest income on other investments of $210 thousand. Interest expense decreased by $399 thousand during the nine months ended September 30, 2020 due to a decrease in interest expense on deposits of $576 thousand which resulted from lower rates paid on deposits and outweighed increases in average deposit balances. Interest expense on borrowings increased by $177 thousand as increases in average borrowings more than offset decreases in average borrowing costs.
The following table sets forth the average balances, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. The yields set forth below include the effect of deferred loan fees, and discounts and premiums that are amortized or accreted to interest income or expense. Broadway Federal does not accrue interest on loans on non-accrual status, but the balance of these loans is included in the total average balance of loans receivable, which has the effect of reducing average loan yields.
	For the nine months ended
	September 30, 2020			September 30, 2019
(Dollars in Thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets
Interest-earning assets:
Interest-earning deposits	$36,989	$165	0.59%	$19,265	$350	2.42%
Securities	10,539	194	2.45%	14,265	283	2.65%
Loans receivable(1)	431,330	13,226	4.09%	373,869	11,687	4.17%
FHLB stock	3,410	128	5.00%	2,916	153	7.00%
Total interest-earning assets	482,268	$13,713	3.79%	410,315	$12,473	4.05%
Non-interest-earning assets	10,530			10,861
Total assets	$492,798			$421,176

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$44,853	$277	0.82%	$25,867	$171	0.88%
Passbook deposits	53,451	224	0.56%	45,332	205	0.60%
NOW and other demand deposits	52,655	12	0.03%	33,506	10	0.04%
Certificate accounts	168,812	2,140	1.69%	181,379	2,843	2.09%
Total deposits	319,771	2,653	1.11%	286,084	3,229	1.51%

	For the nine months ended
	September 30, 2020			September 30, 2019
(Dollars in Thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
FHLB advances	114,234	1,646	1.95%	75,824	1,382	2.43%
Junior subordinated debentures	4,036	108	3.57%	4,993	195	5.21%
Total interest-bearing liabilities	438,041	$4,407	1.34%	366,901	$4,806	1.75%
Non-interest-bearing liabilities	5,476			5,412
Stockholders’ Equity	49,281			48,863
Total liabilities and stockholders’ equity	$492,798			$421,176

Net interest rate spread(2)		$9,306	2.45%		$7,667	2.31%
Net interest rate margin(3)			2.57%			2.49%
Ratio of interest-earning assets to interest-bearing liabilities			110.10%			111.83%
(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs, loan premiums and loans receivable held for sale.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
Changes in Broadway’s net interest income are a function of changes in both rates and volumes of interest earning assets and interest bearing liabilities. The following table sets forth information regarding changes in Broadway’s interest income and expense for the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the total change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.
	Nine Months ended September 30, 2020 Compared to Nine Months ended September 30, 2019
	Increase (Decrease) in Net Interest Income
	Due to Volume	Due to Rate	Total
Interest-earning assets:
Interest-earning deposits and other short-term investments	$189	$(374)	$(185)
Securities	(70)	(19)	(89)
Loans receivable, net	1,766	(227)	1,539
FHLB stock	23	(48)	(25)
Total interest-earning assets	1,908	(668)	1,240
Interest-bearing liabilities:
Money market deposits	118	(12)	106
Passbook deposits	35	(16)	19
NOW and other demand deposits	5	(3)	2
Certificate accounts	(187)	(516)	(703)
Total deposits	(29)	(547)	(576)
FHLB advances	600	(336)	264
Junior subordinated debentures	(56)	(31)	(87)
Total interest-bearing liabilities	515	(914)	(399)
Change in net interest income	$1,393	$246	$1,639

Loan loss provision
Broadway Federal Bank recorded a loan loss provision of $29 thousand during the nine months ended September 30, 2020 to increase its qualitative factors in response to economic uncertainties related to the COVID-19 Pandemic. No loan charge-offs and $4 thousand in cash recoveries were recorded during the nine months ended September 30, 2020. In comparison, Broadway Federal Bank recorded loan loss provision recaptures of $301 thousand during the nine months ended September 30, 2019. No loan charge-offs and $190 thousand in cash recoveries were recorded during the nine months ended September 30, 2019.
Non-interest Income
For the nine months ended September 30, 2020, non-interest income totaled $645 thousand compared to $859 thousand for the same period one year ago. The decrease of $214 thousand was primarily due to a grant of $233 thousand from the CDFI Fund received during the first quarter of 2019.
Non-interest Expense
For the nine months ended September 30, 2020, non-interest expense totaled $10.3 million, compared to $9.2 million for the same period a year ago. The increase of $1.1 million in non-interest expense was primarily due to increases of $766 thousand in professional services expense and $314 thousand in compensation and benefits expense.
The increase of $766 thousand in professional services expense was primarily due to an increase of $582 thousand in legal fees, of which $470 thousand related to the pending merger with CFBanc and $210 thousand in legal expenses incurred to respond to activities conducted by a former stockholder against Broadway, offset by a decrease of $98 thousand in legal fees related to other matters. Also, financial advisory and consulting services fees increased by $300 thousand during the nine months ended September 30, 2020 compared to the same period a year ago due primarily to $248 thousand in expenses related to the pending merger. These increases were offset by a decrease of $116 thousand in outside audit fees.
The increase of $314 thousand in compensation and benefits expense was primarily due to increases in salary costs of $265 thousand, increases in vacation expense of $44 thousand and lower deferred loan origination costs of $68 thousand as there were fewer multi-family loans originated for the loan portfolio during 2020 compared to 2019. These increases were offset by lower employee stock costs of $32 thousand and lower temporary help expense of $29 thousand.
Income Taxes
Income tax expense or benefit is computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income or loss. Broadway recorded an income tax benefit of $300 thousand for the nine months ended September 30, 2020 primarily due to a tax adjustment of $273 thousand upon the resolution of an outstanding audit issue with the California Franchise Tax Board for tax years 2009 to 2013, offset by $167 thousand in additional tax expense associated with non-deductible merger related expenses. In addition, Broadway recorded low-income housing tax credits of $87 thousand during the nine months ended September 30, 2020. Broadway had no valuation allowance on its deferred tax assets, which totaled $5.3 million at September 30, 2020 and $5.2 million at December 31, 2019.
Comparison of Financial Condition at September 30, 2020 and December 31, 2019
Total Assets
Total assets increased by $58.8 million to $499.2 million at September 30, 2020 from $440.4 million at December 31, 2019. The increase in total assets was comprised primarily of an increase of $54.2 million in cash and cash equivalents, an increase of $40.7 million in loans receivable held for sale and an increase of $670 thousand in FHLB stock. These increases were offset by a decrease of $36.1 million in loans held for investment and a net decrease of $634 thousand in securities available-for-sale.
Loans Receivable Held for Sale
Loans receivable held for sale totaled $40.7 million at September 30, 2020. There were no loans held for sale as of December 31, 2019. During the nine months ended September 30, 2020, Broadway Federal Bank originated $118.6 million of multi-family loans for sale and sold $77.4 million of loans held for sale for a gain of $199 thousand. Repayments of loans receivable held for sale totaled $529 thousand during the nine months ended September 30, 2020.

Loans Receivable Held for Investment
Loans receivable held for investment, net of the allowance for loan losses, totaled $361.8 million at September 30, 2020, compared to $397.8 million at December 31, 2019. During the nine months ended September 30, 2020, Broadway Federal Bank originated $6.2 million in commercial real estate loans, $2.6 multi-family loans and $728 thousand in construction loans for the loans held-for-investment portfolio. Loan repayments during the nine months ended September 30, 2020 totaled $45.5 million.
Allowance for Loan Losses
As a small banking institution, Broadway is not required to adopt the CECL accounting standard until 2023; consequently, Broadway Federal Bank’s ALLL is based on evidence available at the date of preparation of its financial statements, rather than projections of future economic conditions over the life of the loans. In determining the adequacy of the ALLL within the context of the current uncertainties posed by the COVID-19 pandemic, management has considered the historical and current performance of Broadway Federal Bank’s portfolio, as well as various measures of the quality and safety of the portfolio, such as debt servicing and loan-to-value ratios. Management is continuing to monitor the loan portfolio and regularly communicating with borrowers to determine the continuing adequacy of the ALLL.
Broadway records a provision for loan losses as a charge to earnings when necessary in order to maintain the ALLL at a level sufficient, in management’s judgment, to absorb probable incurred losses in the loan portfolio. At least quarterly Broadway assesses the overall quality of the loan portfolio and general economic trends in the local market. The determination of the appropriate level for the allowance is based on that review, considering such factors as historical loss experience for each type of loan, the size and composition of Broadway Federal Bank’s loan portfolio, the levels and composition of Broadway Federal Bank’s loan delinquencies, non-performing loans and net loan charge-offs, the value of underlying collateral on problem loans, regulatory policies, general economic conditions, and other factors related to the collectability of loans in the portfolio.
Broadway Federal Bank’s ALLL was $3.2 million or 0.88% of its gross loans held for investment at September 30, 2020 compared to $3.2 million or 0.79% of its gross loans held for investment at December 31, 2019. The levels of ALLL at September 30, 2020 and December 31, 2019 reflect the result of Broadway’s quarterly review of the adequacy of the ALLL. During the third quarter of 2020, Broadway Federal Bank did not record a loan loss provision or recapture but recorded a loan loss provision of $29 thousand during the nine months ended September 30, 2020. During the first quarter of 2020, Broadway Federal Bank recorded additional provisions to increase the ALLL for economic uncertainties related to the COVID-19 pandemic.
As of September 30, 2020, Broadway Federal Bank had $84 thousand in less than 90-day delinquencies on two single-family loans, compared to $18 thousand at December 31, 2019. Non-performing loans (“NPLs”) consist of delinquent loans that are 90 days or more past due and other loans, including troubled debt restructurings that do not qualify for accrual status. At September 30, 2020, NPLs totaled $820 thousand, compared to $424 thousand at December 31, 2019. The increase of $396 thousand in NPLs was due to an addition of a non-accrual church loan, offset partially by repayments of the existing NPL loans.
Impaired loans at September 30, 2020 were $5.1 million, compared to $5.3 million at December 31, 2019. The decrease of $259 thousand in impaired loans was primarily due to the sale of a non-accrual church loan and loan repayments. Specific reserves for impaired loans were $144 thousand, or 2.83% of the aggregate impaired loan amount at September 30, 2020, compared to $147 thousand, or 2.75% at December 31, 2019.
On March 27, 2020, the CARES Act was signed into law by Congress. The CARES Act provides financial institutions, under specific circumstances, the opportunity to temporarily suspend certain requirements under generally accepted accounting principles related to TDR’s for a limited period of time to account for the effects of COVID-19. In March 2020, a joint statement was issued by federal and state regulatory agencies, after consultation with the FASB, to clarify that short-term loan modifications, such as payment deferrals, fee waivers, extensions of repayment terms or other insignificant payment delays, are not TDRs if made on a good-faith basis in response to COVID-19 to borrowers who were current prior to any relief. Under this guidance, nine months or less is provided as an example of short-term, and current is defined as less than 30 days past due at the time the modification program is implemented. The guidance also provides that these modified loans generally will not be classified as non-accrual loans during the term of the modification.

Broadway Federal Bank has implemented a loan modification program for the effects of COVID-19 on its borrowers. Two borrowers have requested loan modification packages. Both borrowers were current at the time modification program was implemented. To date, no modifications have been formally requested and processed.
In July of 2020, the $600 per week federal stimulus payments that had been granted to individuals since the start of the COVID-19 pandemic were terminated. As a result, some tenants may be unable to make their monthly rent payments. However, the risk of non-payment is mitigated by the low loan-to-value ratios (less than 58%) and high debt service coverage ratios (over 1.54%) of the multi-family loan portfolio as of September 30, 2020. In addition, Broadway Federal Bank’s borrowers generally have high cash reserves and sufficient net worth to service their loans.
Broadway believes that Broadway Federal Bank’s ALLL is adequate to cover probable incurred losses in the loan portfolio as of September 30, 2020, but because of the current uncertainties posed by the COVID-19 pandemic, there can be no assurance that actual losses will not exceed the estimated amounts. In addition, the OCC and the FDIC periodically review the ALLL as an integral part of their examination process. These agencies may require an increase in the ALLL based on their judgments of the information available to them at the time of their examinations.
Total Liabilities
Total liabilities increased by $58.3 million to $449.9 million at September 30, 2020 from $391.5 million at December 31, 2019. The increase in total liabilities was comprised primarily of an increase of $31.5 million in FHLB advances and an increase of $27.6 million in deposits. These increases were offset by a decrease of $765 thousand in Broadway’s junior subordinated debentures.
Deposits
Deposits increased by $27.6 million to $325.3 million at September 30, 2020 from $297.7 million at December 31, 2019, which consisted of an increase of $70.1 million in liquid deposits and a decrease of $42.5 million in certificates of deposit. Total liquid deposits (NOW, demand, money market and passbook accounts) increased to $177.6 million at September 30, 2020, which represented 55% of total deposits, from $107.5 million at December 31, 2019, which represented 36% of total deposits.
Certificates of deposit (“CDs”) decreased by $42.5 million during the nine months of 2020 to $147.7 million or 45% of total deposits at September 30, 2020 from $190.2 million or 64% of total deposits at December 31, 2019. The decrease in CDs was primarily due to net decreases in CDARS deposits of $24.5 million and a net decrease in accounts acquired through a deposit listing service of $9.9 million and a net decrease in retail CDs of $8.1 million. At September 30, 2020, Broadway had approximately $25.0 million in CDARS Reciprocal and $31.1 million in CDARS One-Way Buy, compared to 39.3 million in CDARS Reciprocal and $40.7 million in CDARS One-Way Buy at December 31, 2019.
As of September 30, 2020, Broadway Federal Bank had significant concentration of deposits with two customers that accounted for approximately 13% of its deposits, of which 8% belongs to one customer who has been with Broadway Federal Bank for more than 15 years. Broadway expects to maintain this relationship with this long-time customer.
Borrowings
Total borrowings increased by $30.7 million to $119.1 million at September 30, 2020 from $88.3 million at December 31, 2019 due to an increase of $31.5 million in advances from the FHLB, offset by reductions of $765 thousand on Broadway’s junior subordinated floating rate debentures due to repayments.
Stockholders’ Equity
Stockholders’ equity was $49.4 million, or 9.89% of Broadway’s total assets, at September 30, 2020, compared to $48.8 million, or 11.09% of Broadway’s total assets at December 31, 2019. Broadway’s book value was $1.76 per share as of September 30, 2020, compared to $1.75 per share as of December 31, 2019.
Liquidity
Broadway Federal Bank’s sources of funds include deposits, advances from the FHLB, other borrowings, proceeds from the sale of loans and investment securities, and payments of principal and interest on loans and investment securities. Broadway Federal Bank is currently approved by the FHLB to borrow up to 40% of total assets to the extent Broadway Federal Bank provides qualifying collateral and holds sufficient FHLB stock. This approved limit and collateral pledged would have permitted Broadway Federal Bank to borrow an additional $31.1 million at September 30, 2020. In addition, Broadway Federal Bank has an $11.0 million line of credit with another financial institution.
Broadway Federal Bank’s primary uses of funds include withdrawals of and interest payments on deposits, originations of loans, purchases of investment securities, and the payment of operating expenses. Also, when Broadway Federal Bank has more funds than required for reserve requirements or short-term liquidity needs, Broadway Federal Bank invests in federal funds with the Federal Reserve Bank or in money market accounts with other financial institutions. Broadway Federal Bank’s liquid assets at September 30, 2020 consisted of $69.7 million in cash and cash equivalents and $10.4 million in securities available-for-sale that were not pledged, compared to $15.6 million in cash and cash equivalents and $11.0 million in securities available-for-sale that were not pledged at December 31, 2019. Broadway believes that Broadway Federal Bank has sufficient liquidity to support growth over the foreseeable future.
Broadway’s liquidity, separate from Broadway Federal Bank, is based primarily on the proceeds from financing transactions, such as the private placements completed in August 2013, October 2014 and December 2016 and dividends received from Broadway Federal Bank in 2020 and 2019. Broadway Federal Bank is currently under no prohibition to pay dividends but is subject to restrictions as to the amount of the dividends based on normal regulatory guidelines
Comparison of Operating Results for the Years Ended December 31, 2019 and 2018
Overview
Total assets increased by $31.0 million to $440.4 million at December 31, 2019 from $409.4 million at December 31, 2018. The growth in total assets was primarily comprised of an increase of $42.3 million in net loans receivable held for investment offset by decreases of $6.2 million in loans receivable held for sale, $3.7 million in securities available for sale, $1.1 million in interest-bearing cash in other banks and $833 thousand in REO. Broadway Federal Bank had no REO as of December 31, 2019.
Total liabilities increased by $30.5 million to $391.5 million at December 31, 2019 from $361.0 million at December 31, 2018. The increase in total liabilities during 2019 resulted primarily from increases of $16.3 million in total deposits and $14.0 million in FHLB advances
Broadway recorded a net loss of $206 thousand for the year ended December 31, 2019 compared to net earnings of $815 thousand for the year ended December 31, 2018. The decrease in earnings was primarily attributable to an increase of $1.2 million in interest expense on deposits and a decline of $1.2 million in the loan loss provision recapture during 2019 compared to 2018. Also, non-interest expense increased by $515 thousand during 2019 compared to 2018, primarily due to higher professional services fees of $491 thousand and higher compensation costs of $302 thousand, offset by a decrease of $288 thousand in other expenses, primarily due to lower REO costs of $166 thousand and lower marketing costs of $88 thousand. These items were partially offset by higher net interest income of $153 thousand and an increase in gain on sale of loans of $134 thousand during 2019 compared to 2018.
Net Interest Income
For the year ended December 31, 2019, net interest income increased by $153 thousand to $10.5 million, from $10.3 million for the same period in 2018. The increase was primarily due to a $1.6 million increase in interest and fees earned on loans receivable offset by increased interest expense of $1.2 million on deposits and increased interest expense of $270 thousand on borrowings.

Analysis of Net Interest Income
Net interest income is the difference between income on interest earning assets and the expense on interest bearing liabilities. Net interest income depends upon the relative amounts of interest earning assets and interest bearing liabilities and the interest rates earned or paid on them. The following table sets forth average balances, average yields and costs, and certain other information for the years indicated. All average balances are daily average balances. The yields set forth below include the effect of deferred loan fees, deferred origination costs, and discounts and premiums that are amortized or accreted to interest income or expense. Broadway does not accrue interest on loans that are on non-accrual status; however, the balance of these loans is included in the total average balance, which has the effect of reducing average loan yields.
	For the year ended December 31,
	2019			2018			2017
(Dollars in Thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets
Interest-earning assets:
Interest-earning deposits and other short-term investments	$19,447	$439	2.26%	$15,470	$294	1.90%	$30,486	$373	1.22%
Securities	13,531	359	2.65%	16,019	413	2.58%	13,408	318	2.37%
Loans receivable(1)	375,206	15,845(2)	4.22%	366,453	14,279(3)	3.90%	381,293	15,397(4)	4.04%
FHLB stock	2,916	204	7.00%	2,916	251	8.61%	2,836	199	7.02%
Total interest-earning assets	411,100	$16,847	4.10%	400,858	$15,237	3.80%	428,023	$16,287	3.81%
Non-interest-earning assets	10,809			10,225			10,747
Total assets	$421,909			$411,083			$438,770
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Money market deposits	$25,297	$222	0.88%	$37,489	$320	0.85%	$38,318	$320	0.70%
Passbook deposits	45,548	285	0.63%	41,975	175	0.42%	39,094	175	0.32%
NOW and other demand deposits	34,091	11	0.03%	34,779	31	0.09%	32,275	31	0.06%
Certificate accounts	180,611	3,758	2.08%	164,703	2,563	1.56%	181,993	2,563	1.09%
Total deposits	285,547	4,276	1.50%	278,946	3,089	1.11%	291,650	3,089	0.82%
FHLB advances	77,049	1,862	2.42%	74,729	1,590	2.13%	89,279	1,590	1.97%
Junior subordinated debentures	4,891	248	5.07%	5,100	250	4.90%	5,100	250	3.80%
Total interest-bearing liabilities	367,487	$6,386	1.74%	$358,775	$4,929	1.37%	$386,029	$4,348	1.13%
Non-interest-bearing liabilities	5,566			4,699			5,587
Stockholders’ Equity	48,856			47,609			47,154
Total liabilities and stockholders’ equity	$421,909			$411,083			$438,770

Net interest rate spread(5)		$10,461	2.36%		$10,308	2.43%		$11,939	2.68%
Net interest rate margin(6)			2.54%			2.57%			2.79%
Ratio of interest-earning assets to interest-bearing liabilities			111.87%			111.73%			110.88%
(1)	Amount is net of deferred loan fees, loan discounts and loans in process, and includes deferred origination costs, loan premiums and loans receivable held for sale.

(2)
Includes non-accrual interest of $567 thousand, reflecting interest recoveries on non-accrual loans that were paid off, and deferred cost amortization of $254 thousand for the year ended December 31, 2019.

(3)
Includes non-accrual interest of $40 thousand, reflecting interest recoveries on non-accrual loans that were paid off, and deferred cost amortization of $503 thousand for the year ended December 31, 2018.

(4)
Includes non-accrual interest of $301 thousand, reflecting interest recoveries on non-accrual loans that were paid off, and deferred cost amortization of $503 thousand for the year ended December 31, 2018.

(5)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(6)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
Changes in Broadway’s net interest income are a function of changes in both rates and volumes of interest earning assets and interest bearing liabilities. The following table sets forth information regarding changes in Broadway’s interest income and expense for the years indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the total change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.
	Year ended December 31, 2019 Compared to Year ended December 31, 2018			Year ended December 31, 2018 Compared to Year ended December 31, 2017
	Increase (Decrease) in Net Interest Income			Increase (Decrease) in Net Interest Income
	Due to Volume	Due to Rate	Total	Due to Volume	Due to Rate	Total
	(In thousands)
Interest-earning assets:
Interest-earning deposits and other short-term investments	$84	$61	$145	$(232)	$153	$(79)
Securities	(66)	12	(54)	66	29	95
Loans receivable, net	347	1,219	1,566	(588)	(530)	(1,118)
FHLB stock	—	(47)	(47)	6	46	52
Total interest-earning assets	365	1,245	1,610	(748)	(302)	(1,050)
Interest-bearing liabilities:
Money market deposits	(107)	9	(98)	(6)	58	52
Passbook deposits	16	94	110	10	40	50
NOW and other demand deposits	(1)	(19)	(20)	2	9	11
Certificate accounts	266	929	1,195	(203)	781	578
Total deposits	174	1,013	1,187	(197)	888	691
FHLB advances	51	221	272	(302)	141	(161)
Junior subordinated debentures	(10)	8	(2)	—	51	51
Total interest-bearing liabilities	215	1,242	1,457	(499)	1,080	581
Change in net interest income	$150	$3	$153	$(249)	$(1,382)	$(1,631)
Loan Loss Provision/Recapture
For the year ended December 31, 2019, Broadway recorded a net loan loss provision recapture of $7 thousand, which was comprised of a loan loss provision recapture of $348 thousand in the first quarter due to payoffs of non-accrual loans, offset by loan loss provisions of $47 thousand in the third quarter and $294 thousand in the fourth quarter due to growth in the loan portfolio. In contrast, Broadway Federal Bank recorded a loan loss provision recapture of $1.3 million for calendar year 2018 due to the overall improvement in the environmental factors used in Broadway Federal Bank’s analysis of the ALLL. See the section titled “— Allowance for Loan Losses” for additional information.
Non-Interest Income
For the year ended December 31, 2019, non-interest income totaled $1.1 million compared to $865 thousand for the same period a year ago. The increase of $187 thousand in non-interest income was primarily due to an increase of

$134 thousand in gain on sale of loans, an increase of $42 thousand in service charges on deposits, and an increase in miscellaneous fees of $11 thousand during 2019 compared to 2018.
Non-Interest Expense
For the year ended December 31, 2019, non-interest expense totaled $12.1 million compared to $11.6 million for the same period a year ago. The increase of $515 thousand in non-interest expense was primarily due to increases of $491 thousand in professional services expense ($315 thousand of which was related to non-recurring matters), $302 thousand in compensation and benefits expense and $66 thousand in information services expenses, offset primarily by decreases of $288 thousand in other expenses (primarily due to decreases of $166 thousand in REO expense, $88 thousand in marketing expense, $68 thousand in FDIC insurance expense (primarily due to $56 thousand of Small Bank Assessment credits that Broadway Federal Bank received due to FDIC excess reserves) and $11 thousand in supervisory examination costs), $16 thousand in amortization of an investment in a low-income housing limited partnership, $14 thousand in corporate insurance expense, $13 thousand in occupancy expense, and $9 thousand in costs of office services and supplies.
Professional services expense increased by $491 thousand during the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to $285 thousand in legal-related matters, $116 thousand in third party audit costs, and $90 thousand in consulting fees.
Compensation and benefits expense increased by $302 thousand during the year ended December 31, 2019 compared to the same period of 2018 primarily due to increases of $281 thousand in stock-related salary costs, $46 thousand in salary costs and $8 thousand in deferred compensation costs associated with loans originated for the portfolio, offset by decreases of $28 thousand in other benefits cost and $7 thousand in other employment related costs.
Income Taxes
Broadway recorded an income tax benefit of $345 thousand for the year ended December 31, 2019 and an income tax expense of $56 thousand for the year ended December 31, 2018. The income tax benefit for 2019 included a tax benefit of $147 thousand on Broadway’s pretax loss of $551 thousand and tax credits of $198 thousand. Income tax expense for the year 2018 resulted from a standard tax provision of $261 thousand, offset by tax credits of $205 thousand.
The deferred tax asset totaled $5.2 million at December 31, 2019 and $5.0 million at December 31, 2018. Section 382 of the Code imposes limitations on a corporation’s ability to utilize net operating loss carryforwards, tax credit carryovers and other income tax attributes when there is an ownership change. Generally, the rules provide that an ownership change is deemed to have occurred when the cumulative increase of each 5% or more stockholder and certain groups of stockholders treated as 5% or more stockholders, as determined under Section 382, exceeds 50% over a specified “testing” period, generally equal to three years. Section 382 applies rules regarding the treatment of new groups of stockholders treated as 5% stockholders due to issuances of stock and other equity transactions, which may cause a change of control to occur. Broadway has performed an analysis of the potential impact of Section 382 and has determined that Broadway did not undergo an ownership change during 2019 or 2018 and any potential limitations imposed under Section 382 do not currently apply.
Comparison of Financial Condition at December 31, 2019 and December 31, 2018
Total Assets
Total assets increased by $31.0 million to $440.4 million at December 31, 2019 from $409.4 million at December 31, 2018. The growth in total assets was primarily comprised of an increase of $42.3 million in net loans receivable held for investment offset by decreases of $6.2 million in loans receivable held for sale, $3.7 million in securities available for sale, $1.1 million in interest-bearing cash in other banks and $833 thousand in REO. Broadway Federal Bank had no REO as of December 31, 2019.
Loans Receivable Held for Sale
Broadway Federal Bank had no loans held for sale as of December 31, 2019 compared to $6.2 million as of December 31, 2018. During 2019, Broadway Federal Bank originated $15.2 million in loans held for sale, transferred $1.5 million to loans held for sale from loans held for investment, sold $22.8 million in loans held for sale, and received $115 thousand in loan repayments. During 2018, Broadway Federal Bank originated $20.2 million in loans held for sale, transferred $16.9 million to loans held for investment, sold $19.3 million in loans held for sale and received $159 thousand in loan repayments.

Loans Receivable Held for Investment
Loans receivable held for investment, net of the allowance for loan losses, totaled $397.8 million at December 31, 2019, compared to $355.6 million at December 31, 2018. During 2019, Broadway Federal Bank originated $114.4 million in new loans, $103.1 million of which were multi-family loans, $9.5 million of which were commercial real estate loans, $1.7 million of which were construction loans, and $49 thousand of which were commercial loans. Of the multi-family loans originated, Broadway Federal Bank allocated $87.9 million, or 85%, to loans held for investment and $15.2 million, or 15%, to loans held for sale. In addition, Broadway Federal Bank transferred net loans of $1.5 million to loans held for sale from loans held for investment during 2019. During 2018, Broadway Federal Bank originated $99.0 million in new loans, $96.0 million of which were multi-family loans. Of the multi-family loans originated during 2018, Broadway Federal Bank allocated $75.8 million, or 79%, to loans held for investment and $20.2 million, or 21%, to loans held for sale. Broadway Federal Bank transferred $16.9 million of loans to loans held for investment from loans held for sale during 2018.
No loans were transferred to REO during 2019 or 2018. The one REO owned by Broadway Federal Bank as of December 31, 2018 was sold during the first quarter of 2019.
Allowance for Loan Losses
Broadway Federal Bank’s ALLL increased to $3.2 million or 0.79% of its gross loan portfolio held for investment at December 31, 2019 compared to $2.9 million, or 0.82% of its gross loan portfolio held for investment at December 31, 2018. The ALLL increased by $253 thousand during 2019 due to loan loss recoveries of $260 thousand, offset by a net loan loss recapture of $7 thousand. During 2019, Broadway Federal Bank recorded a loan loss provision recapture of $348 thousand in the first quarter of 2019, offset by loan loss provisions of $47 thousand in the third quarter and $294 thousand in the fourth quarter due to growth in the loan portfolio. In contrast, during 2018, the ALLL decreased by $1.2 million to $2.9 million from $4.1 million at December 31, 2017 due to a loan loss provision recapture of $1.3 million, offset by loan loss recoveries of $114 thousand. The reduction in ALLL during 2018 was due to the overall improvement in the environmental factors used in Broadway’s analysis of the allowance for loan and lease losses.
Broadway Federal Bank’s loan delinquencies and non-performing loans (“NPLs”) are at their lowest levels since December 2009. Broadway Federal Bank had total delinquencies of $18 thousand at December 31, 2019 compared to $35 thousand at December 31, 2018. NPLs consist of delinquent loans that are 90 days or more past due and other loans, including troubled debt restructurings that do not qualify for accrual status. At December 31, 2019, NPLs totaled $424 thousand compared to $911 thousand at December 31, 2018. The decrease of $487 thousand in NPLs was primarily due to payoffs of $423 thousand and repayments of $83 thousand.
There were no loan charge-offs during 2019 or 2018. Loan loss recoveries totaled $260 thousand during 2019 and $114 thousand during 2018. Recoveries during 2019 and 2018 primarily resulted from payoffs of non-accrual loans which had been previously partially charged off.
Impaired loans at December 31, 2019 were $5.3 million, compared to $6.4 million at December 31, 2018. The decrease of $1.1 million in impaired loans was primarily due to payoffs and repayments. Specific reserves for impaired loans were $147 thousand or 2.74% of the aggregate impaired loan amount at December 31, 2019 compared to $227 thousand, or 3.56% of the aggregate impaired loan amount at December 31, 2018. Excluding specific reserves for impaired loans, Broadway Federal Bank’s coverage ratio (general allowance as a percentage of total non-impaired loans) was 0.76% at December 31, 2019 compared to 0.77% at December 31, 2018. The decrease in the coverage ratio during 2019 was due to overall improvement in the credit quality of the loan portfolio, which had a favorable impact on the environmental factors used in Broadway’s analysis of the ALLL.
Broadway believes that Broadway Federal Bank’s ALLL is adequate to cover probable incurred losses in the loan portfolio as of December 31, 2019, but there can be no assurance that actual losses will not exceed the estimated amounts. In addition, the OCC and the FDIC periodically review the ALLL as an integral part of their examination process. These agencies may require an increase in the ALLL based on their judgments of the information available to them at the time of their examinations
Total Liabilities
Total liabilities increased by $30.5 million to $391.5 million at December 31, 2019 from $361.0 million at December 31, 2018. The increase in total liabilities was primarily comprised of increases of $16.3 million in deposits and $14.0 million in FHLB advances.

Deposits
Deposits increased by $16.3 million to $297.7 million at December 31, 2019 from $281.4 million at December 31, 2018, which consisted of an increase of $17.7 million in CDs and a decrease of $1.4 million in liquid deposits.
One customer relationship accounted for approximately 10% of Broadway Federal Bank’s deposits at December 31, 2019. Broadway expects to maintain this relationship with the customer for the foreseeable future.
Borrowings
Total borrowings at December 31, 2019 consisted of advances to Broadway Federal Bank from the FHLB of $84.0 million, and junior subordinated debentures issued by Broadway of $4.3 million, compared to advances from the FHLB of $70.0 million and junior subordinated debentures of $5.1 million at December 31, 2018. During 2019, Broadway Federal Bank paid off $8.0 million in maturing FHLB advances, borrowed $22.5 million in new advances from the FHLB and repaid $765 thousand of its junior subordinated debentures.
The weighted average cost of FHLB advances increased by 29 basis points to 2.42% at December 31, 2019 from 2.13% at December 31, 2018 primarily due to higher interest rates.
Stockholders’ Equity
Stockholders’ equity was $48.8 million, or 11.09% of Broadway’s total assets at December 31, 2019, compared to $48.4 million, or 11.83% of Broadway’s total assets at December 31, 2018. Broadway’s book value was $1.75 per share as of December 31, 2019, compared to $1.77 per share as of December 31, 2018.
Liquidity
Broadway’s liquid assets at December 31, 2019 consisted of $15.6 million in cash and cash equivalents and $11.0 million in securities available-for-sale that were not pledged, compared to $16.7 million in cash and cash equivalents and $14.7 million in securities available-for-sale that were not pledged at December 31, 2018. Currently, Broadway believes that Broadway Federal Bank has sufficient liquidity to support its growth over the foreseeable future.
Off Balance Sheet Arrangements and Contractual Obligations
Broadway is party to financial instruments with off balance sheet risk in the normal course of its business, primarily in order to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit, interest rate and liquidity risk. In accordance with GAAP, these instruments are either not recorded in the consolidated financial statements or are recorded in amounts that differ from the notional amounts. Such instruments primarily include lending commitments and lease commitments as described below.
Lending commitments include commitments to originate loans and to fund lines of credit. Commitments to extend credit are agreements to lend to a customer if there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the borrower. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Broadway evaluates creditworthiness on a case by case basis. Broadway’s maximum exposure to credit risk is represented by the contractual amount of the instruments.
In addition to Broadway’s lending commitments, Broadway has contractual obligations related to operating lease commitments. Operating lease commitments are obligations under various non-cancellable operating leases on buildings and land used for office space and banking purposes.
Impact of Inflation and Changing Prices
Broadway’s consolidated financial statements, including accompanying notes, have been prepared in accordance with GAAP which require the measurement of financial position and operating results primarily in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in increased costs of Broadway’s operations. Unlike industrial companies, nearly all of Broadway’s assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on Broadway’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.
Critical Accounting Policies and Estimates
Critical accounting policies are those that involve significant judgments and assessments by management, and which could potentially result in materially different results under different assumptions and conditions. This discussion highlights those accounting policies that Broadway’s management considers critical.
Allowance for Loan Losses
The determination of the allowance for loan losses is considered critical due to the high degree of judgment involved, the subjectivity of the underlying assumptions used, and the potential for changes in the economic environment that could result in material changes in the amount of the allowance for loan losses considered necessary. The allowance is evaluated on a regular basis by Broadway’s management and board of directors and is based on a periodic review of the collectability of the loans in light of historical experience, the nature and size of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of any underlying collateral, prevailing economic conditions and feedback from regulatory examinations.
Income Taxes
Deferred tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all the deferred tax asset will not be realized. In assessing the realization of deferred tax assets, management evaluates both positive and negative evidence, including the existence of any cumulative losses in the current year and the prior two years, the amount of taxes paid in available carry-back years, forecasts of future income and available tax planning strategies. This analysis is updated quarterly. Based on this analysis, Broadway determined that no valuation allowance was required on its deferred tax assets, which totaled $5.2 million and $5.0 million at December 31, 2019 and 2018, respectively.

INFORMATION ABOUT CFBANC

Business
CFBanc is a bank holding company and a benefit corporation organized under the laws of and headquartered in Washington, D.C. CFBanc works to promote economic equity and opportunity by providing increased access to responsible capital and complementary financial services to underserved communities to ensure the long term well-being and resilience of individual, families and institutions.
CFBanc conducts its business through its wholly-owned national bank subsidiary, City First Bank and through certain other subsidiaries and affiliates. City First Bank is a CDFI and depository bank and commercial lender serving low- and moderate-income communities in Washington, D.C. and the surrounding region. City First Bank is Washington, D.C.’s first CDFI bank, and the first and only certified B Corp bank based in Washington D.C., having been so certified in 2017.
CFBanc also runs a robust NMTC program. NMTCs are a community investment tool of the U.S. Treasury Department that is based on grants of rights to confer benefits of federal income tax credits. CFBanc is an eight-time NMTC awardee, with $543 million as of September 30, 2020 deployed to over 50 high-impact projects that primarily support and strengthen nonprofit organizations providing critical social services in its region, including Washington, D.C., Maryland, Virginia, Pennsylvania, and Delaware.
As of September 30, 2020, CFBanc and affiliated entities have provided cumulative financings exceeding $1.36 billion in loans and NMTC investments, preserving or creating over 8,000 units of affordable housing, adding 17,000 high quality educational seats available for charter school students annually and creating or retaining over 23,000 jobs over the past 25 years through the financing of commercial real estate construction and other business and not for profit lending, which helps add or retain full time employees and creates temporary construction jobs.
As of September 30, 2020, City First Bank had total consolidated assets of $395.1 million, total consolidated loans of $212.7 million, and total consolidated deposits of $300.4 million.
While not required by Washington, D.C. law or the terms of its articles of incorporation, CFBanc has obtained certification as a B Corp by B Lab, which is a private nonprofit organization. Certification as a B Corp mirrors CFBanc’s core values. Certified B Corps are businesses that B Lab believes meet the highest standards of verified social and environmental performance, public transparency, and legal accountability to balance profit and purpose. The B Corp community works toward reduced inequality, lower levels of poverty, a healthier environment, stronger communities, and the creation of more high-quality jobs with dignity and purpose.
In the fourth quarter of 2019, CFBanc’s stockholders voted to approve amendments to the CFBanc articles of incorporation to elect benefit corporation status under Washington, D.C. law, thereby committing CFBanc to expanded obligations for the board of directors and related provisions. Becoming a public benefit corporation was considered by the CFBanc board of directors to be consistent with CFBanc’s business model of increasing the provision of capital to low- and moderate-income communities.
CFBanc’s website can be accessed at https://www.cityfirstbank.com/. Information contained in CFBanc’s website does not constitute a part of, and is not incorporated into, this joint proxy statement/prospectus.
CFBanc common stock is not publicly traded or listed on a securities exchange. In addition, there have been no recent bid prices for CFBanc common stock of which Broadway or CFBanc are aware. As of [•], 2021, there were approximately [•] registered CFBanc Class A common stockholders of record and [•] registered CFBanc Class B common stockholders of record.
CFBanc does not currently pay a cash dividend and does not currently intend to pay a cash dividend in the foreseeable future.

CFBanc Named Executive Officers Continuing as Executive Officers at Combined Company
The following named executive officers of CFBanc Corporation, or CFBanc, are expected to serve as executive officers of the combined company after the merger has been completed.
Brian E. Argrett, 57, President and Chief Executive Officer of CFBanc since 2008. Formerly, Mr. Argrett was founder and managing partner of both Fulcrum Capital Group, an investment manager, and Fulcrum Capital Partners, L.P., an institutionally-backed private equity limited partnership. He also served as President, Chief Executive Officer, and director of Fulcrum Venture Capital Corporation, a federally licensed and regulated Small Business Investment Company. Prior to joining the Fulcrum entities, Mr. Argrett was an attorney with the real estate law firm of Pircher, Nichols & Meeks in Los Angeles, California. Mr. Argrett has served as chair, been a member, or held observer rights on numerous Fulcrum portfolio company boards, as well as having served on the boards of directors of other financial industry companies. Mr. Argrett was a presidential appointee to the Community Development Advisory Board under the Obama administration. Mr. Argrett has held leadership positions at the National Association of Investment Companies and the National Conference for Community and Justice and has been an elder at the Knox Presbyterian Church. Currently, Mr. Argrett serves as Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Atlanta, where he previously served as the Chair of its Enterprise Risk and Operations Committee, as well as being a member of its Finance Committee and its Audit and Compliance Committee. He also serves as Chairman of the board of directors of City First Enterprises (“CFEnterprises”), which is the bank holding company of CFBanc. Mr. Argrett is the past Chairman and continues to serve on the board of directors of the Community Development Bankers Association, serves as a member of the Global Alliance on Banking on Values, and is a member of the Steering Committee of the Expanding Black Business Credit Initiative. Mr. Argrett is also a member of The Economic Club of Washington, D.C., the Federal City Council, and the Leadership Greater Washington Class of 2014. In addition, Mr. Argrett is a 2014 recipient of the Washington Business Journal Minority Business Leader Award. Mr. Argrett holds J.D. and M.B.A. degrees from the University of California, Berkeley, and a bachelor’s degree from the McIntire School of Commerce at the University of Virginia. Mr. Argrett will be President and Chief Executive Officer of the combined company.
Shannan A. Herbert, 41, Executive Vice President and Chief Credit Officer since December 2018. Ms. Herbert has over 20 years of commercial credit, credit team leadership, and financial services experience. Ms. Herbert came to CFBanc from United Bank, a community bank headquartered in West Virginia with approximately $25 billion in total assets, where she served as Senior Vice President and Director of Loan Review with oversight responsibility for a $13 billion portfolio. She has also served as Vice President and Credit Officer reviewing and analyzing transactions ranging from $2 million to $50 million at United Bank, and earlier as the Commercial Credit Team Lead at the National Cooperative Bank. Ms. Herbert is a board member of Beacon House in Northeast Washington, D.C. She graduated cum laude with a B.B.A. degree in Finance from Howard University, and holds an M.B.A. degree from Loyola University Maryland.
Thomas A. Nida, 72, Executive Vice President and Market Executive since January 2019. As CFBanc Market Executive, Mr. Nida assists in the areas of business development and new customer acquisition while supporting CFBanc’s overall strategies in community development finance. Tom is well known and deeply respected in Washington D.C.’s banking, nonprofit and community development finance spheres. Mr. Nida’s recent experience includes acting as the Washington, D.C. Regional Executive at John Marshall Bank in Northern Virginia and the Washington, D.C. Market President for United Bank, a community bank headquartered in West Virginia with approximately $25 billion in total assets. Mr. Nida returned to CFBanc in 2019, having originally served as CFBanc’s first dedicated commercial lender in 1999. Mr. Nida serves as a member of the Vanguard Supply Chain Solutions, Inc. board of directors and he currently serves on numerous community and civic boards including chairing the Charter Schools Development Corporation and previously acting as chair of the Washington, D.C. Public Charter School board of directors. Tom is a graduate of the University of Wisconsin Bank Administration Institute.

Executive Compensation
As an emerging growth company under the Jumpstart Our Business Startups (“JOBS”) Act, CFBanc has opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies” as such term is defined in the rules promulgated under the Securities Act, which permit it to limit reporting of compensation to the compensation of its principal executive officer and its two other most highly compensated executive officers, which are referred to as the “named executive officers.”
Summary Compensation Table
The following table sets forth for the prior two years the compensation paid to each CFBanc officer who will be an executive officer at the combined company.
Name and Principal Position at CFBanc	Year	Salary ($)		Bonus ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)	Total ($)
Brian E. Argrett President & Chief Executive Officer	2019	450,000		72,000	(a)	24,464	(e)	N/A	546,464
	2018	450,000		72,000	(a)	11,540	(e)	N/A	533,540
Shannan A. Herbert Executive Vice President & Chief Credit Officer	2019	200,000		7,500	(b)	N/A		N/A	207,500
	2018	8,462	(c)	7,500	(b)	N/A		N/A	11,346
Thomas A. Nida Executive Vice President & Market Executive	2019	193,077	(d)	15,000	(b)	N/A		N/A	194,842
	2018	N/A		N/A		N/A		N/A	N/A
(a)	Incentive bonus paid for current year performance.
(b)	Signing bonuses paid at the start of employment and 90 days after the start of employment.
(c)	Annual salary of $200,000 pro-rated based on a starting date of December 17, 2018.
(d)	Annual salary of $200,000 pro-rated based on a starting date of January 14, 2019.
(e)	Deferred compensation pursuant to the Nonqualified Deferred Compensation Plan.
Employment Agreements
CFBanc, City First Bank and Mr. Argrett have entered into an employment agreement dated as of December 29, 2017, pursuant to which he serves in his capacity as President and Chief Executive Officer of CFBanc and City First Bank. The current term of the agreement extends until December 31, 2022. The term of agreement may be extended, modified, or renewed upon written agreement of the parties. Under the agreement, Mr. Argrett receives a current base salary of $450,000, which is determined by the CFBanc board of directors and the City First Bank board of directors on an annual basis and therefore could be reduced or increased annually; an annual incentive bonus as determined by the CFBanc board of directors and City First Bank board of director; and deferred compensation determined by the CFBanc board of directors (see “Nonqualified Deferred Compensation Plan for Brian Argrett” below). These determinations may be delegated to the compensation committees of the boards. Mr. Argrett is entitled to participate in City First Bank’s generally available employee benefit plans.
Mr. Argrett’s agreement contains post-employment noncompetition and nonsolicitation restrictions. Under such provisions, for a period of one year following his termination or the expiration of the agreement Mr. Argrett is prohibited from (i) calling upon for the purpose or with the intent of hiring or hiring any person who is or was within the 6 months preceding Mr. Argrett’s date of termination, a sales, or management employee of CFBanc and City First Bank or (ii) calling upon any person who is at that time or has been within the 12 months preceding Mr. Argrett’s date of termination, a customer or prospective customer of CFBanc or City First Bank for the purpose of soliciting or selling products or services in direct competition with CFBanc or City First Bank.
In the event of termination of Mr. Argrett’s agreement by CFBanc without cause, or if upon or following a change in control Mr. Argrett resigns with good reason as such terms are defined in the agreement, Mr. Argrett would be entitled to receive salary at his then-current rate of salary for a period of 18 months, subject to his timely execution and delivery of a general release.
CFBanc does not have any other employment agreements with its named executive officers.

Nonqualified Deferred Compensation Plan for Brian Argrett
City First Bank established on December 5, 2018 a non-qualified deferred compensation plan that permits Mr. Argrett to defer receipt of a percentage of his salary. The CFBanc board of directors and City First Bank board of directors determines in their sole discretion the percentage to be contributed each year. Mr. Argrett is the only participant of the plan.
Retirement Benefits
City First Bank has a 401(k) Plan, which covers substantially all employees who are over 21 years old and have at least three months of service. The 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-deferred basis up to the IRS limit. The named executive officers, all of whom were eligible to participate in the 401(k) Plan during the 2020 and 2019 plan years, may elect to participate in the 401(k) Plan on the same basis as all other employees. City First Bank has chosen a safe harbor 401(k) Plan and as such makes a non-elective contribution of 3% of each eligible employee’s compensation. In addition, 100% of employee contributions will be matched by the Bank, up to 3% of each employee’s compensation. An employee must participate in the 401(k) Plan to receive the 3% safe harbor contribution and must contribute to receive the matching contribution.
Health and Welfare Benefits.
The named executive officers are eligible to participate in the same benefit plans that are available to all CFBanc eligible full-time and part-time employees, including health, dental, vision, disability, and basic group life insurance coverage.
Outstanding Equity Awards at Fiscal Year-End
The named executive officers listed in the Summary Compensation Table did not have any outstanding equity awards as of December 31, 2019.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2019, the members of the Compensation Committee were Obiora “Bo” Menkiti, Committee chair, Phyllis Caldwell, Marie Johns, and Dr. William Longbrake, each of whom are current CFBanc independent directors. None of CFBanc’s executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on CFBanc’s board of directors or Compensation Committee. No interlocking relationship exists between any member of the CFBanc board of directors or Compensation Committee and any executive, member of CFBanc’s board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company.

CFBanc Directors Continuing as Directors at Combined Company
The following directors of CFBanc are expected to serve as directors on the board of the combined company after the merger has been completed.
Brian E. Argrett. See biographical information in “CFBanc Officers Continuing as Executive Officers at Combined Company” above. Mr. Argrett is expected to serve as Vice Chairman of the combined company’s board of directors.
Marie Johns, 69. Director since 2013. Ms. Johns has over 30 years’ experience as a leader in business, civic and government service. Ms. Johns focuses on community service in the areas of education and economic development. She served as President of Verizon Washington and was nominated by President Barack Obama to serve as Deputy Administrator of the U.S. Small Business Administration, or the SBA. In 2011, under Ms. Johns’ leadership and initiatives, the SBA resulted in lending more than $30 billion to more than 60,000 small businesses, a record in SBA history. Ms. Johns founded L&L Consulting, LLC, a business development, organizational effectiveness and public policy consulting practice, and currently serves as managing member of Leftwich LLC, a legal and consulting professional services firm in Washington, D.C. Ms. Johns has served on several boards of directors, including the Economic Club of Washington, Washington, D.C. Chamber of Commerce, the International Women’s Forum of Washington, D.C., WLR Foods (a poultry producer), Kaiser Permanente of the Mid-Atlantic Region, Hager Sharp (a communications and marketing firm), Document Systems Inc. (a document imaging and storage firm) and Harvest Bank of Maryland. Ms. Johns is a member of the Greater Washington, D.C. Business Hall of Fame, one of the Greater Washington Board of Trade’s “Leaders of the Year” and the recipient of over 100 awards from different organizations for her community service. Ms. Johns received her B.S. and M.P.A. degrees from Indiana University where she later served as a Board member for the Tobias Center for Leadership Excellence.
William A. Longbrake, 77. Director since 2011. Dr. Longbrake is currently employed as an Affiliate Professor at the Evans School of Public Policy at the University of Washington and as an Executive in Residence at the Robert H. Smith School of Business at the University of Maryland where he participates in the Center for Financial Policy. Dr. Longbrake is active in numerous academic, business, and community service organizations, particularly those involving issues surrounding affordable housing and education. He has extensive experience in finance and investments, macroeconomics and monetary policy, risk management, housing, and public policy. He currently writes a monthly economic newsletter for Squire Patton Boggs. He is a current director of CFEnterprises. He is a former Chairman of the Board of Trustees of the College of Wooster, a residential four-year liberal arts college, and a former Chairman of the Board of HOPE LoanPort, a not-for-profit organization that provides a data management and communications web portal to housing counselors and home mortgage servicers. Dr. Longbrake is a director of the Washington State Investment Board, a director of the Boeing Employees Credit Union, and a member of the Mortgage Markets Committee of the American Bankers Association. Dr. Longbrake was a Director of First Financial Northwest, a community bank located in Renton, Washington, from 2008-2010; a Director of the Federal Home Loan Bank of Seattle from 2002-2010; and a Director of the Washington Financial League from 2002-2010. He taught courses in business administration and finance at the University of Maryland and Seattle University. In 2007 Dr. Longbrake received the Distinguished Alumnus of the Year award from the Robert H. Smith School of Business of the University of Maryland. Dr. Longbrake began his career in Washington, D.C. where he served in various government positions, including Acting Senior Deputy Comptroller for Policy and Senior Deputy Comptroller for Resource Management for the Office of the Comptroller of the Currency and financial economist, chief financial officer, and deputy to the Chairman of the FDIC. Dr. Longbrake earned his B.A. degree in Economics from the College of Wooster. He earned his master’s degree in Monetary Economics and his M.B.A. degree from the University of Wisconsin. He received his Ph.D. degree in finance from the University of Maryland.
Annie Donovan, 56. Director since 2020. Ms. Donovan is the Chief Operating Officer of Local Initiatives Support Corporation. Most recently, she served as Director of the U.S. Department of the Treasury’s CDFI Fund. Prior positions include, CEO of CoMetrics, Inc. (a social enterprise that provides affordable business intelligence tools to small businesses and nonprofit entities); Senior Policy Advisor to the White House from 2012-2013, working collaboratively with the Office of Social Innovation and the Council on Environmental Quality, and Chief Operating Officer of Capital Impact Partners, a certified CDFI. Ms. Donovan has been a thought leader and a board member of many of the highest performing organizations in the community development sector. Ms. Donovan is a current Fellow at the Beeck Center for Social Impact + Innovation at

Georgetown University. She has been a Senior Fellow at the Center for Community Investment. She has published papers and articles for the National Academy for Public Administration, the Federal Reserve Bank of San Francisco, the Federal Reserve Bank of Boston, Forbes, the Skoll World Forum on Social Entrepreneurship, and the Milken Review. Ms. Donovan has a B.A. degree in Economics from Allegheny College and an M.B.A. degree in Finance from the University of Maryland.
David J. McGrady, 64. Director since 1998. Mr. McGrady is a consultant specializing in community development issues and is a nationally recognized expert on the NMTC program. He has been the key advisor on 31 successful NMTC applications, with allocations totaling more than $1.7 billion, and has assisted those recipients in developing and implementing capitalization and deployment plans in their respective markets. He also advises banks, investors, foundations, municipalities and CDFIs on a range of issues, including corporate structure and governance, capitalization, market and risk assessment, product development, underwriting investments, portfolio management and tax credit programs. Mr. McGrady was Director of Commercial Programs for the Center for Community Self-Help in Durham, North Carolina. Under his leadership, the Center for Community Self-Help originated over 1,300 higher risk business loans totaling more than $80 million. He is also a member of the Board of Trustees of National Community Investment Fund, a director of CFEnterprises, and a member of Calvert Impact Capital’s Investment Committee. Mr. McGrady received his bachelor’s degree from King’s College and law degree from Harvard.
2019 Director Compensation
The following table sets forth information concerning compensation accrued or paid to CFBanc’s non-employee directors that are continuing as directors on the board of the combined company during the year ended December 31, 2019 for their service on the Board of Directors. Ms. Donovan did not join the CFBanc board of directors until 2020, and therefore did not receive any 2019 compensation.
Name	Fees earned or paid in cash ($)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Marie Johns	$27,100	$—	$—	$27,100
William Longbrake	$26,100	$—	$—	$26,100
David McGrady	$23,300	$—	$—	$23,300
During 2019, each non-employee director received as cash compensation for service as a member of the CFBanc board of directors and the City First Bank boards of directors: (i) an annual retainer of $4,000, with a $2,500 additional retainer for service as a committee chair, and a $10,000 additional retainer for service as the board chair; (ii) a payment for attendance at each board meeting of $600; and (iii) payments for attendance at each Asset-Liability Committee, Audit & Compliance Committee, Business & Community Development Committee, Compensation Committee, Director Loan Committee, Governance Committee and IT Steering Committee meeting of $400.
Director Independence
The CFBanc board of directors has undertaken a review of the independence of each director based upon Nasdaq Marketplace Rule 5606. Applying that rule, the CFBanc board of directors has affirmatively determined that with the exception of Mr. Argrett, each of the directors of CFBanc that are continuing on as directors at the combined company will qualify as independent under that rule. Mr. Argrett, who serves as President and Chief Executive Officer of CFBanc, is not considered independent by virtue of his current employment with CFBanc.

Related Party Transactions
Since January 1, 2019, CFBanc’s controlling shareholder, CFEnterprises, has engaged in the following transaction with CFBanc: Extension of Commercial Line of Credit for $1,000,000 on December 4, 2019 from CFBanc to CFEnterprises with a maturity date of December 11, 2020. The outstanding balance of this line of credit was $683 thousand and $0 as of September 30, 2020 and December 31, 2019.
All related parties are subject to Regulation W of the Federal Reserve Board that regulates transactions with banks with which such parties are related. CFBanc has established policies and procedures for review, approval, or ratification of any related party transaction required to be reported under Regulation W.
CFBanc and City First Bank have had, and expect to have in the future, banking transactions in the ordinary course of business with some of CFBanc’s directors, executive officers, and their associates. All such transactions have been on substantially the same terms, including interest rates, maturities, and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to insiders and their related interests require approval by the CFBanc board of directors, with any interested director not participating in the approval process. CFBanc also applies the same standards to any other transactions with an insider. Personal loans made to any executive officer or director must comply with Regulation O. Additionally, loans and other related party transactions involving CFBanc and City First Bank directors must be reviewed and approved by the Audit Committee.
On September 30, 2020, $7.3 million of loans were outstanding to individuals who, during 2020, were officers, directors, or affiliates of CFBanc. At the time each loan was made, management believed that these loans involved no more than the normal risk of collectability and did not present other unfavorable features. None of such loans were reported as a nonaccrual, past due, troubled debt restructuring, or potential problem loan in CFBanc’s unaudited financial information as of September 30, 2020.

CFBANC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following management’s discussion and analysis, or MD&A, of CFBanc’s consolidated financial condition and results of operations should be read in conjunction with the CFBanc financial statements and related notes presented in this joint proxy statement/prospectus.
Cautionary Statement Regarding Forward-Looking Statements
This MD&A contains certain forward-looking statements, either express or implied, within the meaning of the Private Securities Litigation Reform Act of 1995. Please see the “Cautionary Statement Regarding Forward-Looking Statements” in the joint proxy statement/prospectus for more information. For additional risk disclosure see “Risk Factors” in the joint proxy statement/prospectus.
Overview
CFBanc is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, City First Bank. City First Bank wholly owns 1432 U Street LLC, a real estate holding company, City First Real Estate LLC, City First Real Estate II LLC, City First Real Estate III LLC, and City First Real Estate IV LLC, entities formed to hold real estate acquired in connection with loan foreclosures, and CF New Markets Advisors, LLC (“CFNMA”), an entity formed to manage CFBanc’s New Markets Tax Credit program. In addition, CFNMA also consolidates CFC Fund Manager II, LLC, City First New Markets Fund II, LLC (“Fund II”), City First Capital IX, LLC and City First Capital 45, LLC into its financial results.
See the section entitled “Information About the Companies” for more information about CFBanc’s business.
Impact of COVID-19 on CFBanc
In the first quarter of 2020, the outbreak of COVID-19 was declared a pandemic by the World Health Organization. The President declared a National Emergency on March 13, 2020. The spread of COVID-19 has created a global public health crisis that has resulted in unprecedented uncertainty, volatility, and disruption in financial markets. The federal, state, and local governmental response to the pandemic has included orders closing non-essential businesses and directing individuals to restrict their movements, wear face coverings in public settings, observe social distancing and stay at home. In response to the COVID-19 pandemic, CFBanc provided safety information to employees on how COVID-19 spreads and how to protect oneself in the workplace. CFBanc’s corporate offices and branch are sufficiently spaced to allow social distancing to occur at all times. The option to work remotely has been extended to all non-branch personnel and a critical staffing model was implemented. All meetings have been held virtually or via telephone and the branch has been operating with modified hours for the safety of employees and customers. Furthermore, the branch has taken proper precautions to reduce COVID-19 transmission by (i) placing social distancing markers on the floor; (ii) providing hand sanitizer for customers’ use in the branch; and (iii) placing Plexiglas shields at each customer-facing service area in the branch.
As a result of COVID-19 and the response to it, CFBanc has seen rapid decreases in commercial and consumer activity and temporary closures of many businesses, resulting in the loss of revenues, a rapid increase in unemployment, disrupted global supply chains, market downturns and volatility in its markets, changes in consumer behavior related to pandemic fears, and related emergency response legislation. The Federal Reserve Board has said it expects to maintain a low interest rate environment for the foreseeable future. These changes have an adverse effect on the markets in which CFBanc conducts its business and the demand for its products and services.
On March 27, 2020, Congress enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act contains substantial lending, tax and spending provisions intended to address the economic impact of the COVID-19 pandemic, including the Paycheck Protection Program (“PPP”), a $349 billion program designed to aid small and medium-sized businesses through federally guaranteed loans distributed by banks. These loans were intended to guarantee eight weeks of payroll and other costs to help businesses remain viable and allow their workers to pay their bills. The Small Business Administration (“SBA”), manages and backs the PPP. If a loan is fully forgiven, the SBA will repay the lending bank in full. If a loan is partially forgiven, or not forgiven at all, a bank must look to the borrower for repayment of unforgiven principal and interest. If the borrower defaults, the loan is guaranteed by the SBA. In order to obtain loan forgiveness, a PPP borrower must submit a forgiveness application to City First Bank, which City First Bank must review and forward to the SBA. The SBA began accepting forgiveness applications on August 10, 2020. On April 24, 2020, Congress enacted the Paycheck Protection Program and Healthcare Enhancement Act to, among other things, increase the available PPP funding by $310 billion to a new total of $659 billion. The statute did not change the PPP loan application deadline of June 30, 2020, set by the CARES Act. From April to August 2020, City First Bank accepted PPP applications and originated loans to qualified small businesses under the PPP. All PPP loans are included in the C&I portfolio, carry an interest rate of 1%, and are fully guaranteed by the SBA. No allowance for loan losses was recorded for these loans as of September 30, 2020. As of September 30, 2020, CFBanc had funded over 127 SBA 7(a) approved PPP loans with an aggregate outstanding loan balance of $31.6 million. As of September 30, 2020, 95.5% of CFBanc’s PPP loans have a term of two years, while the remaining loans have a term of five years. The share of PPP processing fees paid to CFBanc by the SBA by loan size was as follows: (1) 23.4% of fees for loans of not more than $350 thousand; (2) 35.4% of fees for loans of more than $350 thousand and less than $2 million; and (3) 41.2% of fees for loans of at least $2 million. Loan processing fees paid to CFBanc by the SBA are accounted for as loan origination fees, while net deferred fees are recognized over the estimated life of the loan as a yield adjustment on the loans. CFBanc expects to recognize $0.9 million in PPP loan processing fees over the lives of PPP loans originated. Payments by borrowers on PPP loans begin ten months after the loan forgiveness covered period. Under the terms of the PPP, such loans are eligible to be forgiven if certain conditions are satisfied, in which case the SBA will make payments to CFBanc for the forgiven amounts. If a loan is paid off or forgiven by the SBA prior to its projected estimated life, the remaining unamortized deferred fees will be recognized as interest income in that period.
Section 4013 of the CARES Act (“Section 4013”) includes a provision that permits a financial institution to elect to temporarily suspend troubled debt restructuring (“TDR”) accounting under ASC Subtopic 310-40 in certain circumstances. To be eligible under Section 4013, a loan modification must be (i) related to the COVID-19 pandemic; (ii) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (iii) executed between March 1, 2020, and the earlier of (a) 60 days after the date of termination of the National Emergency or (b) December 31, 2020. In response to the loan modification provisions under Section 4013, the federal banking regulators issued a revised interagency statement (the “Interagency Statement”) on April 7, 2020 in consultation with FASB. The Interagency Statement confirmed that for loans not subject to Section 4013, short-term modifications (i.e., six months or less) made on a good faith basis in response to the COVID-19 pandemic to borrowers who were current as of the implementation date of a loan modification program, or modifications granted under government mandated modification programs, are not considered TDRs under ASC Subtopic 310-40. The delinquency aging of loans modified in response to the COVID-19 pandemic is frozen at the time of the modification. As a result, the recognition of delinquent loans and charge-offs may be delayed for certain borrowers who are enrolled in these loan modification programs, and who would have otherwise moved into past due or nonaccrual status. Interest income continues to be recognized over the accommodation period. As of September 30, 2020, CFBanc has granted approximately 24 temporary loan modifications, totaling approximately $49.8 million, or 23.4% of its total loans. In accordance with the Interagency Statement, these short-term deferrals are not considered TDRs. As of January 12, 2021, of the 24 temporary loan modifications, 4 borrowers have resumed making payments, and 2 new borrowers have requested temporary loan modifications.
The continuation of the economic effects of the COVID-19 pandemic and actions taken in response to it, including the impacts of loan forbearances and other provisions of the CARES Act and other federal and state measures, have had and may in the future continue to have an adverse impact on CFBanc’s business and results of operations, and the operations of its borrowers, customers, and business partners. The uncertainty regarding the duration of the pandemic and the resulting economic disruption has caused increased market volatility and a significant decrease in consumer confidence and business generally and has led to an economic recession. The ultimate impact of these factors over the longer term is uncertain and CFBanc does not yet know the full extent of the impacts on CFBanc’s business, operations, or the global economy. However, the decline in economic conditions, and the prolonged negative impact on small to medium sized businesses due to COVID-19 is likely to result in an adverse effect to CFBanc’s business, financial condition, and results of operations in future periods.

Critical Accounting Policies
CFBanc’s accounting and financial reporting policies conform to accounting principles generally accepted in the United States of America (“U.S.”) (“GAAP”) and prevailing practices within the banking industry. Accordingly, preparation of the financial statements requires management to exercise significant judgment or discretion or make significant assumptions and estimates based on the information available that have, or could have, a material impact on the carrying value of certain assets or on income. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The accounting policies CFBanc views as critical are those relating to the allowance for loan losses (“Allowance”), the valuation of securities, the valuation of real estate acquired through foreclosure and the valuation of deferred tax assets and liabilities. Significant accounting policies are discussed in detail in “Notes to Consolidated Financial Statements of CFBanc – Note 1 – Significant Accounting Policies” in Consolidated Financial Statements of CFBanc as of and for the year ended December 31, 2019. There have been no material changes to the significant accounting policies as described in the Consolidated Financial Statements of CFBanc.
Allowance for Loan Losses
The determination of the allowance for loan losses is considered critical due to the high degree of judgment involved, the subjectivity of the underlying assumptions used, and the potential for changes in the economic environment that could result in material changes in the amount of the allowance for loan losses considered necessary. The allowance is evaluated on a regular basis by CFBanc’s management and board of directors and is based on a periodic review of the collectability of the loans in light of historical experience, the nature and size of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, the estimated value of any underlying collateral, prevailing economic conditions and feedback from regulatory examinations.
Securities Valuation
Securities are evaluated on at least a quarterly basis, and more frequently when market conditions warrant such an evaluation, to determine whether a decline in their value is other-than-temporary. The analysis of other-than-temporary impairment requires the use of various assumptions including, but not limited to, the length of time the investment’s book value has been greater than fair value, the severity of the investment’s decline and the credit deterioration of the issuer. For debt securities, management assesses whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment. In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security, and it is more likely than not that it will not be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.
Valuation of Real Estate Acquired Through Foreclosure
Real estate acquired through foreclosure or by deed in lieu of foreclosure is carried at the lower of cost or fair value of the property, adjusted by management for factors such as economic conditions and other market factors, less estimated costs to sell. When a property is acquired, the excess of the loan balance over fair value, less selling costs, is charged to the allowance for loan losses. Operating results from real estate owned, including rental income, operating expenses, and gains and losses realized from the sales of real estate owned are recorded as incurred. OREO is periodically reviewed to ensure that the fair value of the property supports the carrying value.
Income Taxes
Deferred tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all the deferred tax asset will not be realized. In assessing the realization of deferred tax assets, management evaluates both positive and negative evidence, including the existence of any cumulative losses in the current year and the prior two years, the amount of taxes paid in available carry-back years, forecasts of future income and available tax planning strategies. This analysis is updated quarterly. Based on this analysis, CFBanc determined that no valuation allowance was required on its deferred tax assets at December 31, 2019 and 2018, respectively.
Results of Operations
The following discussion and analysis of the financial condition and results of operations of CFBanc as of the dates and for the periods discussed has been prepared by the management of CFBanc. Such discussion and analysis are intended to provide an overview of the significant factors affecting the financial condition and results of operations of CFBanc as of and for the three months and nine months ended September 30, 2020 and 2019, and as of and for the years ended December 31, 2019 and 2018. This discussion and analysis should be read in conjunction with the consolidated financial statements of CFBanc and the notes thereto appearing in this joint proxy statement/prospectus.
For the Three Months Ended September 30, 2020 and 2019
Overview
For the three months ended September 30, 2020, CFBanc experienced loan growth, as it continues to build its loan portfolio through organic growth while maintaining a low cost of funds, allowing CFBanc to provide for the credit needs of its mission-aligned customer base and capitalize on market disruptions due to the recent COVID-19 pandemic.
•	Total assets increased to $395.1 million as of September 30, 2020 compared to $349.0 million as of September 30, 2019, an increase of $46.1 million, or 13.2%.
•
Total loans, gross, increased $75.5 million, or 55.0%, from $137.2 million as of September 30, 2019 to $212.7 million as of September 30, 2020. Asset quality remains good, with nonperforming loans and loans past due 90 days or more still accruing interest as a percentage of total assets being 0.88% as of September 30, 2020, compared to 0.46% as of September 30, 2019. Total loans, gross, increased by $6.6 million, including $1.3 million of PPP loans, and $3.2 million for the three months ended September 30, 2020 and 2019, respectively, as a result of organic growth.

•	Total deposits increased $33.3 million, or 12.5%, from $267.1 million as of September 30, 2019 to $300.4 million as of September 30, 2020.
•	Book value per common share outstanding at September 30, 2020 was $19.06, an increase from $18.25 at September 30, 2019.
•
CFBanc recorded net income of $30 thousand, or $0.02 per diluted common share, for the three months ended September 30, 2020, compared to net income of $507 thousand, or $0.27 per diluted common share, for the three months ended September 30, 2019. CFBanc’s 2020 results were adversely impacted by recent interest rate decreases and the COVID-19 pandemic. In addition, CFBanc recorded $260 thousand in merger-related costs, primarily related to investment banking and marketing expenses, during the three months ended September 30, 2020. The decrease in net income for the three months ended September 30, 2020 relative to the comparable period in 2019 was offset by $426 thousand of realized gains on securities transactions during the three months ended September 30, 2020.

•
CFBanc’s provision for credit losses increased by $156 thousand from the previous year, from $75 thousand for the three months ended September 30, 2019 to $251 thousand for the comparable period in 2020. This increase was due to worsening environmental factors since March 2020 and stronger loan growth in 2020 relative to 2019.

•
Net interest income decreased $0.2 million to $2.4 million for the three months ended September 30, 2020, compared to $2.6 million for the three months ended September 30, 2019, as a result of interest rate decreases. Noninterest income was $592 thousand for the three months ended September 30, 2020 compared to $276 thousand for the three months ended September 30, 2019, increasing partly as a result of $426 thousand in realized gain on sales of securities net of a decrease in NMTC related management fees of $110 thousand.

•
Noninterest expense was $2.6 million for the three months ended September 30, 2020 compared to $2.1 million for the same period in 2019, primarily because noninterest expense for the 2019 period reflect a realized gain of $325 thousand on sales of OREO.

Net Interest Income
Net interest income represents interest income less interest expense. CFBanc generates interest income from interest, dividends and fees received on interest earning assets, including loans and investment securities. CFBanc incurs interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, borrowings, and other forms of indebtedness. Net interest income typically is the most significant contributor to CFBanc’s net income. To evaluate net interest income, CFBanc measures and monitors: (i) yields on its loans and other interest earning assets; (ii) the costs of its deposits and other funding sources; (iii) its net interest spread; and (iv) its net interest margin. Net interest spread is the difference between average rates earned on interest-earning assets and average rates paid on interest-bearing liabilities. Net interest margin represents net interest income before provision for loan losses divided by average interest earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest earning assets, net interest margin includes the benefit of these noninterest-bearing sources.
Net interest income decreased by $0.2 million to $2.4 million for the three months ended September 30, 2020, compared to $2.6 million for the three months ended September 30, 2019, a result of decreases in interest rates. The yield on interest-earning assets decreased 56 basis points to 2.91% for the three months ended September 30, 2020, compared to 3.47% for the same period of 2019. Offsetting this decrease in yield was a 15-basis point decrease in the cost of interest-bearing liabilities, primarily reflecting decreasing rates on time deposits and money market accounts. CFBanc’s net interest margin for each of the three months ended September 30, 2020 and 2019 was 2.51% and 2.95%, respectively.
The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average assets, liabilities, and shareholders’ equity outstanding and the interest earned or paid on such amounts by CFBanc for such periods. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Non-accruing loans have been included in the table as loans carrying a zero yield.
	Three Months Ended September 30,
	2020			2019
(Dollars in thousands)	Average Balances	Interest & Fees	Yield / Rate	Average Balances	Interest & Fees	Yield / Rate
ASSETS:
Interest earning assets:
Cash & cash equivalents:
Interest-bearing deposits in other financial institutions	$32,545	$25	0.31%	$82,765	$503	2.43%
Federal funds sold	16,940	32	0.76%	46,413	306	2.64%
Total cash & cash equivalents	49,485	57	0.46%	129,178	809	2.51%
Investment Securities available-for-sale, at fair value	116,572	472	1.62%	90,349	486	2.15%
Loans, net of deferreds	209,874	2,203	4.20%	133,175	1,754	5.27%
Federal Reserve Bank stocks, at cost	693	10	5.77%	693	10	5.77%
Federal Home Loan Bank stocks, at cost	479	4	3.34%	479	15	12.53%
Total interest earning assets	377,103	$2,746	2.91%	353,874	$3,074	3.47%
Non-interest earning assets	7,757			11,007
TOTAL ASSETS	$384,860			$364,881

	Three Months Ended September 30,
	2020			2019
(Dollars in thousands)	Average Balances	Interest & Fees	Yield / Rate	Average Balances	Interest & Fees	Yield / Rate
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing and NOW	$101,489	$52	0.20%	$68,145	$25	0.15%
Savings	3,668	1	0.11%	3,685	1	0.11%
Money Market	37,721	56	0.59%	41,300	32	0.31%
Time deposits, less than $100,000	73,548	93	0.51%	88,235	200	0.91%
Time deposits, $100,000 or more	9,673	19	0.79%	18,796	30	0.64%
Total interest-bearing deposits	226,099	221	0.39%	220,161	288	0.52%
Borrowings:
Repurchase Agreements	39,726	25	0.25%	31,615	20	0.25%
FHLB advances	3,144	7	0.89%	3,287	22	2.68%
Notes Payable	14,000	131	3.74%	14,000	131	3.74%
Total borrowings	56,870	163	1.15%	48,902	173	1.42%
Total interest-bearing liabilities	282,969	384	0.54%	269,063	461	0.69%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	58,874			54,635
Other noninterest-bearing liabilities	2,520			3,065
Total noninterest-bearing liabilities	61,394			57,700
Shareholders' equity	40,497			38,118
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY:	$384,860			$364,881
Net interest income / net interest margin		$2,362	2.51%		$2,613	2.95%
Net interest spread			2.37%			2.78%
Cost of funds			0.45%			0.57%
The following table compares the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between increases and decreases related to changes in outstanding balances and those related to changes in interest rates.
	Three Months Ended September 30, 2020 Compared with Three Months Ended September 30, 2019
(Dollars in thousands)	Volume	Rate	Interest Variances
ASSETS:
Interest earning assets:
Cash & cash equivalents:
Interest-bearing deposits in other financial institutions	$(305)	$(173)	$(478)
Federal funds sold	(194)	(80)	(274)
Total cash & cash equivalents	(499)	(253)	(752)
Investment Securities available-for-sale, at fair value	141	(155)	(14)
Loans, net of deferreds	1,010	(561)	449
Federal Home Loan Bank stocks, at cost	—	(11)	(11)
Total interest earning assets	$652	$(980)	$(328)

	Three Months Ended September 30, 2020 Compared with Three Months Ended September 30, 2019
(Dollars in thousands)	Volume	Rate	Interest Variances
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing and NOW	$12	$15	$27
Money Market	(3)	27	24
Time deposits, less than $100,000	(33)	(74)	(107)
Time deposits, $100,000 or more	(15)	4	(11)
Total interest-bearing deposits	(39)	(28)	(67)
Borrowings:
Repurchase Agreements	5	—	5
FHLB advances	(1)	(14)	(15)
Total borrowings	4	(14)	(10)
Total interest-bearing liabilities	$(35)	$(42)	$(77)
For the three months ended September 30, 2020, total interest income was $2.7 million, a decrease of $0.4 million from $3.1 million for the three months ended September 30, 2019. Average interest-earning assets increased by $23.2 million to $377.1 million as of September 30, 2020 compared to $353.91 million as of September 30, 2019. The increase in average interest-earning assets resulted in an increase of $0.7 million in interest income which was offset by a decrease of $1.0 million as a result of interest rate decreases. The increase in CFBanc’s interest-earning assets was primarily driven by an increase in average gross loans of $76.7 million, primarily due to PPP loan and organic loan growth, and an increase in investment securities available for sale of $26.2 million, which contributed to an increase of $1.0 million and $141 thousand in interest income, respectively. The increase in investment securities was primarily a result of CFBanc’s strategy of deploying excess liquidity into longer term investments with higher yields in order to mitigate the historic near-zero interest rate environment brought on by the COVID-19 pandemic. The decrease in interest income was primarily caused by a decrease in yields earned on all interest-earning assets, which decreased interest income by $980 thousand as a result of the COVID-19 pandemic and the Federal Open Market Committee’s (“FOMC”) decision to lower the Federal funds rate target to between 0.00%-0.25% in mid-March of 2020.
Total average interest-bearing liabilities increased $13.9 million to $283.0 million for the three months ended September 30, 2020 compared to $269.1 million for the three months ended September 30, 2019. Average interest-bearing deposits increased $5.9 million to $226.1 million as of September 30, 2020 compared to $220.2 million for the same period in 2019. The largest increase in average interest-bearing liabilities balances was in CFBanc’s interest-bearing and Negotiable Order of Withdrawal (“NOW”) accounts, which increased $33.4 million to $101.5 million as of September 30, 2020 compared to $68.1 million as of September 30, 2019. Both the change in the mix of CFBanc’s interest-bearing liabilities and recent decreases in the targeted Federal funds rate have contributed to a decrease in CFBanc’s cost of interest-bearing deposits to 0.54% annualized for the three months ended September 30, 2020 as compared to 0.69% for the same period in 2019. The overall decrease in cost of interest-bearing deposits is net of increase in money market account interest from 0.31% for the three months ended September 30, 2019 to 0.59% for the same period in 2020, primarily due to an annual fixed rate agreement entered into for a customer in the fourth quarter of 2019. In addition, the interest rate for time deposits, $100 thousand or more, increased from 0.64% for the three months ended September 30, 2019 to 0.79% for the three months ended September 30, 2020 as a result of customers moving from higher interest time deposit accounts to lower interest-bearing accounts in exchange for liquidity.
Provision for Credit Losses
CFBanc recorded a provision for credit losses of $231 thousand for the three months ended September 30, 2020 compared to a provision for credit losses of $75 thousand for the same period of 2019. The increase of $156 thousand or 208% reflects the worsening underlying economic environment due to the COVID-19 pandemic, but also reflects CFBanc’s strong organic growth in loan origination volume of $6.4 million, including $1.3 million of PPP loans, for the three months ended September 30, 2020 compared to $3.2 million for the same period in 2019.

Noninterest Income
Noninterest income includes NMTC project origination and management fees, service charges on deposits, other fee income, and realized gains and losses on sales of investment securities available-for-sale. For the three months ended September 30, 2020, noninterest income was $592 thousand, an increase of $316 thousand or 114.5% as compared to $276 thousand for the three months ended September 30, 2019. The increase is primarily due to $426 thousand in gains on sales of investment securities available-for-sale during the three months ended September 30, 2020. The increase in noninterest income is offset by a decrease in NMTC origination income for the three months ended September 30, 2020 due to the utilization of all existing NMTC allocation in 2019.
In December 2000, Congress enacted the NMTC program as a tool to stimulate economic development in low-income communities. The NMTC program attracts private investors to underserved areas by offering a tax credit against their federal income tax return in exchange for making equity investments in commercial enterprises that provide substantial, long term benefits to low-income communities. The administrator of the NMTC program is the U.S. Treasury Department’s CDFI Fund, which allocates those federal tax credits. The tax credits are used to induce equity investments in Community Development Entities (“CDEs”), which in turn make investments in projects in low-income communities.
Directly and through its subsidiaries, CFBanc has used the program to finance a number of large-scale, transformational real estate projects that benefit distressed communities. The funds deployed through the NMTC program are off-balance sheet activities of City First Bank through Fund II. City First Bank earns origination and ongoing servicing fee income as part of the management of the tax credit allocations. Since 2003, CFBanc has issued $503.0 million in Qualified Equity Investments, either directly or through its subsidiaries. In 2003, CFBanc was awarded authority to issue, either directly or through its subsidiaries, $73.0 million in equity investments (“Qualified Equity Investments” or “QEIs”) that qualify for tax credits. In 2007, 2009, 2011, 2012, 2014, 2015 and 2016, Fund II was awarded $90.0 million, $67.0 million, $70.0 million, $70.0 million, $48.0 million, $50.0 million, and $75.0 million, respectively, in authority to issue QEIs. A subsidiary of CFBanc applied for another round of NMTC allocation in November 2020.
Noninterest Expense
Noninterest expense includes, among other things, salaries and benefits, occupancy and equipment costs, professional fees, data processing, insurance, and miscellaneous expenses. Noninterest expense increased $0.5 million when comparing $2.6 million and $2.1 million in noninterest expenses for the three months ended September 30, 2020 and 2019, respectively. The change was primarily due to the fact that the noninterest expenses for the three months ended September 30, 2019 reflected a realized gain of $325 thousand on sales of other real estate owned (“OREO”).
Income Tax Expense
The provision for income taxes includes both federal and Washington, D.C. taxes. Fluctuations in effective tax rates reflect the effect of differences in the inclusion or deductibility of certain income and expenses for income tax purposes, the mix of CFBanc’s taxable and tax-free investments and loans, and its overall taxable income.
CFBanc recorded a provision for income tax expense of $13 thousand for the three months ended September 30, 2020, compared to $171 thousand for the three months ended September 30, 2019. CFBanc’s effective tax rate for the three months ended September 30, 2020 was 30.23%, compared to 25.22% for the same period in 2019.
Net Income
Net income for the three months ended September 30, 2020 and 2019 was $30 thousand and $507 thousand, respectively. CFBanc’s annualized return on average assets for the three months ended September 30, 2020 and 2019 was 0.03% and 0.56%, respectively. CFBanc’s annualized return on average equity for the three months ended September 30, 2020 and 2019 was 0.30% and 5.32%, respectively.
For the Nine Months Ended September 30, 2020 and 2019
Overview
For the nine months ended September 30, 2020, CFBanc experienced record loan growth as it continued to grow its loan portfolio through organic growth while maintaining a low cost of funds, allowing CFBanc to support the credit needs of its mission-aligned customer base and capitalize on market disruptions as a result of the COVID-19 pandemic.

•	Total assets increased $30.3 million, or 8.3%, to $395.1 million as of September 30, 2020, compared to $364.8 million as of December 31, 2019.
•
Total loans, gross, increased $72.1 million, or 51.3%, from $140.6 million as of December 31, 2019 to $212.7 million as of September 30, 2020. Asset quality remained strong, with nonperforming loans and loans past due 90 days or more still accruing interest as a percentage of total assets being 0.88% as of September 30, 2020, compared to 0.58% as of December 31, 2019.

•	Total deposits increased $25.2 million, or 9.2%, from $275.2 million as of December 31, 2019 to $300.4 million as of September 30, 2020.
•	Book value per common share outstanding at September 30, 2020 was $19.06, an increase from $18.43 at December 31, 2019.
•
CFBanc recorded net income of $0.3 million, or $0.16 per diluted common share, for the nine months ended September 30, 2020, compared to net income of $1.2 million, or $0.63 per diluted common share for the nine months ended September 30, 2019. CFBanc’s 2020 results were impacted by recent Federal Reserve interest rate decreases to near zero, as well as the COVID-19 pandemic. In addition, CFBanc recorded $260 thousand in merger-related costs, primarily related to investment banking and marketing expenses, during the nine months ended September 30, 2020.

•
Net interest income decreased $1.1 million to $6.8 million for the nine months ended September 30, 2020, compared to $7.9 million for the nine months ended September 30, 2019, a result of interest rate decreases to near zero in early 2020. Provision for credit losses increased by $537 thousand, from $41 thousand for the nine months ended September 30, 2019 to $578 thousand for the same period in 2020, due to the worsening economic environment since March 2020 and strong loan growth in 2020 relative to 2019.

•
Noninterest income remained relatively steady at $1.5 million for the nine months ended September 30, 2020 compared to $1.4 million for the nine months ended September 30, 2019. Noninterest income for the nine months ended September 30, 2020 consisted primarily of $668 thousand in realized gains in securities transactions and $522 thousand in management fees from NMTC-related activities. For the nine months ended September 30, 2019, noninterest income consisted primarily of $672 thousand in management fees and $560 thousand in origination fees from NMTC-related activities. The decrease in management fees is primarily due to “unwinding” of four CDEs in 2020.

•
Noninterest expense was $7.2 million for the nine months ended September 30, 2020 compared to $7.4 million for the same period in 2019, primarily due to a decrease in salaries and benefits expense and the timing of payments for professional services. In addition, noninterest expense for the nine months ended September 30, 2019 reflected realized gains of $325 thousand on sales of OREO.

Net Interest Income
Net interest income for the nine months ended September 30, 2020 was $6.8 million, compared to $7.9 million for the nine months ended September 30, 2019, a decrease of $1.1 million, or 14.1%. The decrease in net interest income was primarily a result of a decrease in the interest rates for interest-earning assets during 2020 compared to 2019. The yield on interest-earning assets decreased 43 basis points or 12.8% to 2.94% for the nine months ended September 30, 2020, compared to 3.37% for the same period of 2019. Offsetting this decrease in net interest income was a 6-basis point decrease in the cost of interest-bearing liabilities, primarily reflecting decreasing rates and volumes of time deposits. CFBanc’s net interest margin for each of the nine months ended September 30, 2020 and 2019 was 2.46% and 2.86%, respectively. The overall decrease in cost of interest-bearing deposits is net of increase in money market account interest from 0.31% for the nine months ended September 30, 2019 to 0.61% for the same period in 2020, primarily due to an annual fixed rate agreement entered into for a customer in the fourth quarter of 2019. In addition, interest rate for time deposits, $100 thousand or more, increased from 0.60% for the nine months ended September 30, 2019 to 0.75% for the nine months ended September 30, 2020 as a result of customers moving from higher interest time deposit accounts to lower interest-bearing accounts in exchange for liquidity.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average assets, liabilities, and shareholders’ equity outstanding and the interest earned or paid on such amounts by CFBanc for such periods. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Non-accruing loans have been included in the table as loans carrying a zero yield.
	Nine Months Ended September 30,
	2020			2019
(Dollars in thousands)	Average Balances	Interest & Fees	Yield / Rate	Average Balances	Interest & Fees	Yield / Rate
ASSETS:
Interest earning assets:
Cash & cash equivalents:
Interest-bearing deposits in other financial institutions	$52,213	$289	0.74%	$82,984	$1,614	2.59%
Federal funds sold	29,996	284	1.26%	58,426	969	2.21%
Total cash & cash equivalents	82,209	573	0.93%	141,410	2,583	2.44%
Investment Securities available-for-sale, at fair value	106,922	1,464	1.83%	90,702	1,394	2.05%
Loans, net of deferreds	176,013	6,000	4.55%	133,922	5,251	5.23%
Federal Reserve Bank stocks, at cost	693	31	5.96%	693	31	5.96%
Federal Home Loan Bank stocks, at cost	479	18	5.01%	462	29	8.37%
Total interest earning assets	366,316	$8,086	2.94%	367,189	$9,288	3.37%
Non-interest earning assets	8,594			12,247
TOTAL ASSETS	$374,910			$379,436
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing and NOW	$95,821	$149	0.21%	$69,215	$78	0.15%
Savings	3,569	4	0.15%	4,013	5	0.17%
Money Market	37,772	173	0.61%	45,168	106	0.31%
Time deposits, less than $100,000	79,666	403	0.67%	91,321	627	0.92%
Time deposits, $100,000 or more	14,298	80	0.75%	18,365	83	0.60%
Total interest-bearing deposits	231,126	809	0.47%	228,082	899	0.53%
Borrowings:
Repurchase Agreements	35,984	68	0.25%	30,607	57	0.25%
FHLB advances	3,182	49	2.05%	3,324	65	2.61%
Notes Payable	14,000	394	3.75%	14,000	394	3.75%
Total borrowings	53,166	511	1.28%	47,931	516	1.44%
Total interest-bearing liabilities	284,292	1,320	0.62%	276,013	1,415	0.68%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	47,868			63,392
Other noninterest-bearing liabilities	2,757			2,751
Total noninterest-bearing liabilities	50,625			66,143
Shareholders' equity	39,993			37,280
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY:	$374,910			$379,436
Net interest income / net interest margin		$6,766	2.46%		$7,873	2.86%
Net interest spread			2.32%			2.69%
Cost of funds			0.53%			0.56%

The following table compares the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increases and decreases related to changes in outstanding balances and those related to changes in interest rates.
	Nine Months Ended September 30, 2020 Compared with Nine Months Ended September 30, 2019
(Dollars in thousands)	Volume	Rate	Interest Variances
ASSETS:
Interest earning assets:
Cash & cash equivalents:
Interest-bearing deposits in other financial institutions	$(598)	$(727)	$(1,325)
Federal funds sold	(472)	(213)	(685)
Total cash & cash equivalents	(1,070)	(940)	(2,010)
Investment Securities available-for-sale, at fair value	249	(179)	70
Loans, net of deferreds	1,650	(901)	749
Federal Home Loan Bank stocks, at cost	1	(12)	(11)
Total interest earning assets	$830	$(2,032)	$(1,202)
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing and NOW	$30	$41	$71
Savings	(1)	—	(1)
Money Market	(17)	84	67
Time deposits, less than $100,000	(80)	(144)	(224)
Time deposits, $100,000 or more	(18)	15	(3)
Total interest-bearing deposits	(86)	(4)	(90)
Borrowings:
Repurchase Agreements	10	1	11
FHLB advances	(3)	(13)	(16)
Total borrowings	7	(12)	(5)
Total interest-bearing liabilities	$(79)	$(16)	$(95)
Average interest-earning assets decreased by $1.0 million or 0.3% to $366.4 million for the nine months ended September 30, 2020 compared to $367.4 million for the nine months ended September 30, 2019, which resulted in a decrease in total interest income of $1.2 million, to $8.1 million for the nine months ended September 30, 2020 compared to $9.3 million for the nine months ended September 30, 2019. The decrease in CFBanc’s interest-earning assets was primarily driven by a decrease in average interest-bearing deposits in other financial institutions for $30.8 million and Federal funds sold of $28.4 million, which contributed to a decrease of $1.1 million in interest income due to volume changes. This decrease in interest income was offset by an increase in average gross loans of $41.9 million resulting in an increase in net interest income of $1.6 million due to changes in volume and an increase in average securities available-for-sale of $16.2 million, resulting in an increase in net interest income of $0.2 million due to change in volume. Average balances of nonperforming loans, which consist of nonaccrual loans, are included in the net interest margin calculation and did not have a material impact on CFBanc’s net interest margin in 2020 and 2019.
Total average interest-bearing liabilities increased $8.3 million to $284.3 million as of September 30, 2020 compared to $276.0 million for the comparable period in 2019. Average noninterest-bearing deposits decreased $15.7 million to $48.0 million as of September 30, 2020 compared to $63.6 million as of September 30, 2019. The increase in average interest-bearing liabilities balances was in repurchase agreements, which increased $5.4 million when comparing the same period in 2020 to 2019. The decreases in the targeted Federal funds rate over the past nine months have contributed to the decrease in CFBanc’s cost of interest-bearing deposits to 0.62% annualized for the nine months ended September 30, 2020, from 0.68% annualized for the same period in 2019. The cost of other borrowed funds, which include repurchase agreements, FHLB advances and notes payable, decreased 16 basis points to 1.28% annualized for the nine months ended September 30, 2020, from 1.44% annualized for the same period in 2019, a result of the change in the mix of borrowed funds towards lower cost funding sources such as repurchase agreements during 2020 as compared to 2019.

Provision for Credit Losses
CFBanc recorded a provision for credit losses of $578 thousand for the nine months ended September 30, 2020 compared to a provision for credit losses of $41 thousand for the same period in 2019. This increase reflects CFBanc’s higher organic loan origination volume of $26.5 million in the first nine months of 2020 compared to $6.2 million in the same period in 2019 , as well as the COVID-19 pandemic, which led to the deterioration of the economic environmental factors used to assess the allowance of credit losses from modestly negative to negative. The allowance for credit losses at September 30, 2020 was $2.6 million compared to $2.2 million at September 30, 2019. CFBanc’s allowance for loan loss ratio as a percent of total loans, gross, at each of September 30, 2020 and 2019 was 1.2% and 1.6%, respectively, reflecting CFBanc’s strong credit quality.
Noninterest Income
For the nine months ended September 30, 2020 and 2019, noninterest income was $1.5 million and $1.4 million, respectively. Noninterest income increased $0.1 million or 7.1% for the nine months ended September 30, 2020 as compared to the same period of 2019, reflecting an increase in sales of investment securities available-for-sale in 2020. Noninterest income includes NMTC project origination and management fees, service charges on deposits, other fee income and realized gains and losses on sales of investment securities available-for-sale. The primary reason for the increase in noninterest income was the realized gains and losses on sales of available-for-sale securities and grants. The increase during the nine months ended September 30, 2020 was offset by a lack of NMTC origination fees compared to nine months ended September 30, 2019. Noninterest income continues to supplement CFBanc’s operating results.
Noninterest Expense
Noninterest expense includes, among other things, salaries and benefits, occupancy and equipment costs, professional fees, data processing, insurance, and miscellaneous expenses. Noninterest expense decreased $0.2 million when comparing the $7.2 million and $7.4 million totals for the nine months ended September 30, 2020 and 2019, respectively. The decrease was primarily due to a reduction in salaries and benefits expense due to a reduced number of employees for the nine months ended September 30, 2020 relative to the same period for 2019. In addition, noninterest expense for the nine months ended September 30, 2019 reflected a realized gain of $325 thousand on sales of OREO. For the nine months ended September 30, 2020, CFBanc experienced a significant increase in loan-related contra costs, which was attributable to PPP loan origination and organic growth for the period.
Income Tax Expense
CFBanc recorded a provision for income tax expense of $119 thousand for the nine months ended September 30, 2020, compared to $451 thousand for the nine months ended September 30, 2019. CFBanc’s effective tax rate for the nine months ended September 30, 2020 was 24.95%, compared to 24.63% for the same period in 2019.
Net Income
Net income for the nine months ended September 30, 2020 and 2019 was $0.30 million and $1.2 million, respectively. CFBanc’s annualized return on average assets for the nine months ended September 30, 2020 and 2019 was 0.10% and 0.42%, respectively. CFBanc’s annualized return on average equity for the nine months ended September 30, 2020 and 2019 was 0.97% and 4.22%, respectively.
Financial Condition
Assets
As of September 30, 2020, total assets were $395.1 million, an increase of $30.3 million, or 8.3%, from $364.8 million at December 31, 2019. Total gross loans receivable increased 51.3%, or $72.1 million, to $212.7 million at September 30, 2020, from $140.6 million at December 31, 2019. Total investment securities increased $16.0 million, or 17.0%, to $110.4 million at September 30, 2020, from $94.4 million at December 31, 2019.
Interest-Bearing Deposits at Other Financial Institution and Fed Funds Sold
CFBanc’s interest-bearing deposits at other financial institutions were $28.4 million as of September 30, 2020, a decrease of $39.2 million or 58.0%, from $67.6 million as of December 31, 2019. Federal funds sold were $30.5 million as of September 30, 2020, a decrease of $18.0 million or 37.1% from $48.5 million as of December 31,

2019. Interest-bearing deposits at other financial institutions and Federal funds sold was primarily attributable to the aforementioned strong loan growth in 2020, as well as CFBanc’s strategic change in its balance sheet mix, in response to the FOMC’s decision to lower the federal funds target rate in March 2020, away from interest-bearing deposits and Federal funds sold and towards higher yielding investment securities.
Investment Securities
The following table presents the carrying value of CFBanc’s investment securities portfolio as of the dates indicated (dollars in thousands):
September 30, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	% of Total Fair Value
Available-for-sale
U.S. Government agencies	$18,812	$182	$(11)	$18,983	17.2%
Mortgage-backed securities	73,411	1,784	(84)	75,111	68.0%
SBA loan pools	16,242	70	(49)	16,263	14.8%
	$108,465	$2,036	$(144)	$110,357	100.0%
December 31, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	% of Total Fair Value
Available-for-sale
U.S. Government agencies	$22,585	$156	$(38)	$22,703	24.1%
Mortgage-backed securities	63,390	547	(97)	63,840	67.6%
SBA loan pools	7,856	23	(60)	7,819	8.3%
	$93,831	$726	$(195)	$94,362	100.0%
CFBanc’s investment securities portfolio is used as a source of income and liquidity. The investment portfolio consists of investment securities available-for-sale and certificates of deposit. Investment securities available-for-sale are those securities that CFBanc intends to hold for an indefinite period, but not necessarily until maturity. These securities are carried at fair value and may be sold as part of an asset/liability strategy, liquidity management or regulatory capital management. The fair value of CFBanc’s investment securities available-for-sale was $110.4 million at September 30, 2020, an increase of $16.0 million, or 17.0%, from $94.4 million at December 31, 2019.
CFBanc purchased $62.0 million in available-for-sale investment securities during the nine months ended September 30, 2020 to help enhance CFBanc’s net interest margin via investments in higher yielding earning assets and to offset redemptions of $14.1 million in mortgage-backed securities, $22.0 million in agency securities calls or maturities and $11.6 million in securities sales. CFBanc recognized a gain of $668 thousand on sales of investment securities available-for-sale in 2020. CFBanc purchased $29.3 million in investment securities available-for-sale to offset redemptions of mortgage backed securities of $12.1 million and $13.0 million in agency securities calls or maturities to enhance the yield of the portfolio during the year ended December 31, 2019.
CFBanc completes reviews for other-than-temporary impairment at least quarterly. At September 30, 2020 and December 31, 2019, only investment grade securities were in an unrealized loss position. Investment securities with unrealized losses are a result of pricing changes due to recent and negative conditions in the current market environment and not as a result of permanent credit impairment. Contractual cash flows for the agency mortgage-backed securities are either fully guaranteed or issued by a government sponsored enterprise, which has a credit rating and perceived credit risk comparable to the U.S. government. Municipal securities have third party protective elements and there are no negative indications that the contractual cash flows will not be received when due. CFBanc does not intend to sell nor does CFBanc believe that it will be required to sell any of its temporarily impaired securities prior to the recovery of the amortized cost. No other-than-temporary impairment has been recognized for the securities in CFBanc’s investment portfolio as of September 30, 2020 and December 31, 2019.
CFBanc holds restricted investments in equities of the FRB and FHLB. At September 30, 2020, CFBanc owned $693 thousand in FRB stock and $479 million in FHLB stock. At December 31, 2019, CFBanc owned $693 thousand in FRB stocks and $479 million in FHLB stocks.

The following tables present the carrying value of CFBanc’s investment securities portfolio by their stated maturities and the weighted average yields for each maturity range as of the dates indicated (dollars in thousands):
September 30, 2020	Available-for-Sale
	Amortized Cost	Fair Value
Amounts maturing:
Less than one year	$9,748	$9,793
After one year through five years	5,995	6,132
After five years through ten years	—	—
Greater than ten years	3,069	3,058
Mortgage-backed, due in
monthly installments	73,411	75,111
SBA loan pools, due in monthly installments	16,242	16,263
	$108,465	$110,357
December 31, 2019	Available-for-Sale
	Amortized Cost	Fair Value
Amounts maturing:
Less than one year	$11,030	$11,013
After one year through five years	8,482	8,634
After five years through ten years	—	—
Greater than ten years	3,073	3,056
Mortgage-backed, due in monthly installments	63,391	63,841
SBA loan pools, due in monthly installments	7,856	7,818
	$93,832	$94,362
Maturity as of September 30, 2020
	Due in One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		Due After Ten Years
(Dollars in thousands)	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
Available for Sale
U.S. Government agency obligations	9,793	1.69%	6,132	1.54%	—	0.00%	3,058	0.57%
Issued by states and political subdivisions	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Mortgage-backed securities:	443	1.44%	51,659	1.97%	5,575	1.51%	17,434	2.23%
SBA loan pools	260	1.57%	4,679	1.98%	145	1.97%	11,179	1.05%
Total available for sale	10,496	1.67%	62,470	1.93%	5,720	1.53%	31,671	1.65%
Maturity as of December 31, 2019
	Due in One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		Due After Ten Years
(Dollars in thousands)	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
Available for Sale
U.S. Government agency obligations	11,013	1.27%	8,634	2.39%	—	0.00%	3,056	2.20%
Issued by states and political subdivisions	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Mortgage-backed securities:	—	0.00%	46,766	2.33%	10,079	2.40%	6,995	2.57%
SBA loan pools	299	1.63%	2,655	2.81%	4,050	2.55%	815	2.35%
Corporate investments	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Total available for sale	11,312	1.28%	58,055	2.36%	14,129	2.44%	10,866	2.45%

Loan Portfolio
Total gross loans increased 51.3%, or $72.1 million, to $212.7 million at September 30, 2020, from $140.6 million at December 31, 2019. The increase in the loan receivable portfolio was primarily attributable to PPP loans originated, totaling $31.6 million during the first nine months of 2020, assisting both existing and new customers, as well as loans purchased secured by multi-family residential real estate for $13.8 million, and organic loan growth primarily in our commercial real estate and commercial construction portfolios. Net deferred costs (fees) for CFBanc’s loan portfolio were $199 thousand and $(219) thousand as of September 30, 2020 and December 31, 2019, respectively.
CFBanc makes loans to customers primarily within the Metropolitan Washington, D.C. area. A substantial portion of our loan portfolio consists of commercial real estate loans. Commercial real estate loans totaled $137.9 million at September 30, 2020, compared to $97.6 million at December 31, 2019, an increase of $40.3 million, or 41.2%. Within the commercial real estate loan portfolio, owner-occupied real estate loans secured by nonfarm nonresidential properties were $31.8 million as of September 30, 2020 compared to $27.9 million as of December 31, 2019, a $3.8 million or 13.6% increase primarily attributable to strong organic growth. Nonowner-occupied real estate loans secured by nonfarm nonresidential properties were $24.1 million at September 30, 2020 compared to $22.1 million at December 31, 2019, a $2.0 million or 9.3% increase. Construction loans totaled $27.2 million as of September 30, 2020, compared to $11.0 million as of December 31, 2019, a $16.3 million or 148.3% increase primarily attributable to strong organic growth. Commercial residential multi-family (five or more units) totaled $44.2 million as of September 30, 2020 compared to $27.8 million as of December 31, 2019, a $16.4 million or 58.7% increase primarily attributable to a loan purchase of $13.8 million in the first nine months of 2020. Commercial residential (one to four units) totaled $10.6 million as of September 30, 2020 compared to $8.8 million as of December 31, 2019. CFBanc has comprehensive policies to monitor, measure, and mitigate our loan concentrations within this portfolio segment, including rigorous credit approval, monitoring and administrative practices.
Commercial and industrial loans for CFBanc were $74.6 million and $43.2 million as of September 30, 2020 and December 31. 2019, respectively. The increase was primarily attributable to PPP origination and funding in 2020. As of September 30, 2020, CFBanc held approximately 127 loans for customers under the PPP totaling approximately $31.6 million. The loans have maturities ranging from April 2022 to June 2022. CFBanc expects to recognize total fee income of approximately $836 thousand over the lives of the loans.
The following table details the composition of CFBanc’s loan portfolio, by category, as of the dates indicated (dollars in thousands):
	As of September 30, 2020	As of December 31, 2019
	Amount	Amount
Loans secured by real estate:
Construction, land development and other land loans	$27,222	$10,965
Loans secured by 1-4 family residential properties	10,587	8,786
Secured by multi-family (5 or more) residential properties	44,199	27,848
Secured by nonfarm nonresidential properties	55,920	50,038
Commercial and industrial loans	74,550	43,185
	212,478	140,822
Less: Unearned (costs) income on loans	(199)	219
	212,677	140,603
Less: Allowance for credit losses	2,557	2,108
	$210,120	$138,495

The following tables detail the contractual maturities and sensitivity to interest rate changes for CFBanc’s loan portfolio as of the dates indicated:
	As of September 30, 2020
(Dollars in thousands)	Due in One Year or Less	More Than One Year to Five	After Five Years	Total
Secured by real estate:
Construction and land development and other land loans	$16,771	$10,451	$—	$27,222
Secured by 1-4 family residential properties	248	6,151	4,188	10,587
Secured by multi-family (5 or more) residential properties	1,999	18,329	23,871	44,199
Secured by nonfarm nonresidential properties	2,354	33,352	20,214	55,920
Total real estate	21,372	68,283	48,273	137,928
Commercial and industrial	4,661	45,911	23,978	74,550
Total loans	$26,033	$114,194	$72,251	$212,478

Interest rate sensitivity:
Fixed interest rates	$15,844	$96,914	$27,881	$140,639
Floating or adjustable rates	10,189	17,280	44,370	71,839
Total loans	$26,033	$114,194	$72,251	$212,478
	As of December 31, 2019
(Dollars in thousands)	Due in One Year or Less	More Than One Year to Five	After Five Years	Total
Secured by real estate:
Construction and land development and other land loans	$8,372	$2,593	$—	$10,965
Secured by 1-4 family residential properties	—	4,256	4,530	8,786
Secured by multi-family (5 or more) residential properties	1,528	16,132	10,188	27,848
Secured by nonfarm nonresidential properties	3,105	23,811	23,122	50,038
Total real estate	13,005	46,792	37,840	97,637
Commercial and industrial	5,263	11,441	26,481	43,185
Total loans	$18,268	$58,233	$64,321	$140,822

Interest rate sensitivity:
Fixed interest rates	$10,557	$47,685	$30,794	$89,036
Floating or adjustable rates	7,711	10,548	33,527	51,786
Total loans	$18,268	$58,233	$64,321	$140,822

Asset Quality
Nonperforming assets, defined as nonaccrual loans, loans past due 90 days or more and still accruing, and OREO at September 30, 2020 were $3.5 million compared to $2.1 million at December 31, 2019. CFBanc’s ratio of nonperforming assets to total assets was 0.88% at September 30, 2020 compared to 0.58% at December 31, 2019. Nonperforming loans, which are primarily commercial real estate and commercial and industrial loans, increased $1.4 million during the nine months ended September 30, 2020. Loans that CFBanc has classified as nonperforming are a result of customer-specific deterioration, mostly financial in nature. For each criticized asset, CFBanc conducts an impairment analysis to determine the level of additional or specific reserves required for any portion of the loan that may result in a loss. As a result of the analysis completed, CFBanc had no specific reserves at September 30, 2020 and December 31, 2019. Because these loans are individually evaluated for impairment, nonperforming loans are excluded from the general reserve allocation.
CFBanc has no loans contractually past-due 90 days or more still accruing interest at September 30, 2020 and December 31, 2019, respectively. No loans were classified as TDRs as of September 30, 2020 and December 31, 2019, respectively.
CFBanc categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as current financial information, payment history, collateral adequacy, credit documentation, and current economic trends, among other factors. CFBanc analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on an ongoing basis as new information is obtained. As of September 30, 2020, CFBanc had $10.1 million in loans identified as special mention within the originated loan portfolio, a decrease of $6.7 million from $16.8 million as of December 31, 2019. Special mention-rated loans are loans that have a potential weakness that deserves management’s close attention; however, the borrower continues to pay in accordance with the borrower’s contract. At September 30, 2020, CFBanc had $16.8 million in loans identified as substandard within the originated loan portfolio, an increase of $0.5 million from $16.3 million as of December 31, 2019. Substandard rated loans are loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.
We recorded net charge-offs to average loans receivable of 0.07% for the nine months ended September 30, 2020, compared to net charge-offs to average loans receivable of 0.02% for the year ended December 31, 2019.
At September 30, 2020 and December 31, 2019, no performing loans were considered potential problem loans. Potential problem loans are defined as loans that are not included in the 90 days or more past due, nonaccrual or restructured categories, but for which known information about possible credit problems causes management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms, which may in the future result in these loans’ inclusion in the past due, nonaccrual or restructured loan categories. Based on their status as a potential problem loan, these loans receive heightened scrutiny and ongoing intensive risk management. Additionally, our loan loss allowance methodology incorporates increased reserve factors for certain loans that are adversely rated but not impaired as compared to the general portfolio.
CFBanc has evaluated its exposure to credit risks directly related to the COVID-19 pandemic and has identified subgroups of industry segments that are most impacted. As a result of the COVID-19 pandemic, CFBanc implemented loan payment deferral programs to allow customers who were required to close or reduce business operations to defer loan principal and interest payments for 60 and 90 days. The CARES Act also provides certain measures to support individuals and businesses in maintaining solvency through monetary relief, including in the form of financing, loan forgiveness and automatic forbearance for federally backed mortgage loans. The federal banking agencies also have encouraged banks to work with their borrowers to modify loans as may be appropriate. As of September 30, 2020, CFBanc has granted 24 temporary forbearances, totaling approximately $49.8 million, or 23.4% of total loans. In accordance with the Interagency Statement, these short-term deferrals are not considered TDRs.

The following table summarizes CFBanc’s nonperforming assets, by category, as of the dates indicated:
(Dollars in thousands)	September 30, 2020	December 31, 2019
Nonaccrual loans:
Real estate loans:
Construction and land development and other land loans	$897	$619
Secured by 1-4 family residential properties	887	887
Secured by multi-family (5 or more) residential properties	116	116
Secured by nonfarm nonresidential properties	934	228
Total real estate	2,834	1,850
Commercial and industrial	637	252
Total nonaccrual loans	3,471	2,102

Troubled debt restructuring loans - accruing:
Real estate loans:
Construction and land development and other land loans	—	—
Secured by 1-4 family residential properties	—	—
Secured by multi-family (5 or more) residential properties	—	—
Secured by nonfarm nonresidential properties	—	—
Total real estate	—	—
Commercial and industrial	—	—
Agricultural production and other loans to farmers	—	—
Consumer and other	—	—
Total troubled debt restructuring loans - accruing	—	—
Total nonperforming loans
Plus: foreclosed assets	—	—
Total nonperforming assets	$—	$—
Nonaccrual loans to total loans	1.63%	1.49%
Nonperforming loans to total loans	1.63%	1.49%
Nonperforming assets to total assets	0.88%	0.58%
90+ days past due and accruing	$—	$—
Total troubled debt restructuring loans	$—	$—
CFBanc is monitoring the effects of the pandemic on our loan and deposit customers and is focused on assessing risks within the loan portfolio and working with customers to minimize losses. CFBanc considers pandemic-impacted loans to include commercial real estate loans made to hotels, churches, and certain retail and special purpose asset classes. In its assessment of the allowance for credit losses, CFBanc takes into account the credit risks associated with these pandemic-impacted segments and loans that have requested payment deferrals.
While CFBanc’s loan growth has continued to be strong, unexpected changes in economic growth could adversely affect CFBanc’s loan portfolio, including causing increases in delinquencies and default rates, which would adversely impact charge-offs and provisions for credit losses. Deterioration in real estate values, employment data and household incomes may also result in higher credit losses. Also, in the ordinary course of business, CFBanc may be subject to a concentration of credit risk to an industry, counterparty, borrower, or issuer. At September 30, 2020, CFBanc’s commercial real estate portfolio (including construction loans) was 64.9% of CFBanc’s total loan portfolio. A deterioration in the financial condition or prospects of a particular industry or a failure or downgrade of, or default by, any particular entity or group of entities could negatively impact CFBanc’s business, perhaps materially, and the systems by which it sets limits and monitor the level of our credit exposure to individual entities and industries, may not function as anticipated.

Allowance for Credit Losses
The allowance for credit losses as of September 30, 2020 and December 31, 2019 was $2.6 million and $2.1 million. CFBanc’s allowance for credit losses ratio as a percent of total gross loans as of September 30, 2020 and December 31, 2019 was 1.20% and 1.50%, respectively, again reflecting CFBanc’s strong credit quality at each date. Excluding PPP loans fully guaranteed by the SBA and purchased commercial loans secured by multi-family residential real estate, our adjusted allowance for credit losses ratio as of September 30, 2020 is 1.53%. The decrease of 0.07% from the adjusted allowance for credit losses ratio as of September 30, 2020 to the adjusted allowance for credit losses ratio as of December 31, 2019 was primarily due to the decrease in general percentage of reserve allowance for secured by multi-family residential loans, which is calculated each quarter based on environmental factors and historical peer loss data.
Management has an established methodology to determine the adequacy of the allowance for credit losses that assesses the risks and losses inherent in the loan portfolio. The Company’s allowance for credit losses has three basic components: a general allowance reflecting historical losses by category, specific allowances for individually identified loans, and an unallocated general allowance. Allowances on loans considered to be impaired under regulatory guidance are calculated separately from those loans determined to be without criticism under the same guidance. The portion of the allowance representing the specific allowance is established on individually impaired loans.
The Company uses an internal risk rating scale in evaluating its credit exposures. Loans considered to be at higher risk based on this internal rating scale are considered for impairment.
For purposes of determining the allowance for credit losses, the loan portfolio is segmented into loans secured by real estate, and commercial and industrial loans. Loans secured by real estate consists of the following classifications:
•	Construction, land development and other land loans;
•	Loans secured by one to four family residential properties;
•	Loans secured by multi-family (five or more) residential properties;
•	Loans secured by nonfarm nonresidential properties.
Each of these segments is reviewed and analyzed quarterly using average historical charge-off rates of CFBanc and a select group of its peers over a two-year period (from the third quarter of 2018 to the second quarter of 2020) as of September 30, 2020 for their respective segments, as well as the following qualitative factors:
•	Changes in the levels and trends in delinquencies, non-accruals, classified assets, and troubled debt restructurings;
•	Changes in the nature and volume of the portfolio;
•	Effects of any changes in lending policies and procedures, including underwriting standards and collections, charge-off and recovery practices;
•	Changes in the experience, ability, and depth of management and staff;
•	Changes in national and local economic conditions and developments, including the condition of various market segments;
•	Changes in the concentration of credit within each pool;
•	Changes in the quality of the Bank’s loan review system and the degree of oversight by the Board;
•	Changes in external factors such as competition and the legal environment, including Regulation B (issued under the Equal Credit Opportunity Act); and
•	Changes in the underlying collateral for collateral dependent loans.
The above factors result in a calculated general reserve for factors affecting the current environment.
All credit exposures determined to be impaired with outstanding balances are to be reviewed no less frequently than quarterly for the purpose of determining if a specific allocation is needed for that credit exposure. If a specific reserve is deemed appropriate, one is established. Specific reserves are generally charged off at the time of identification;

however, the establishment of a specific reserve does not necessarily mean that the credit exposure will incur loss at the reserve level. It is only an estimate of potential loss based upon anticipated events. A specific reserve will not be established unless loss elements can be determined and quantified based on known facts.
CFBanc’s exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. CFBanc has provided a reserve for credit losses related to these financial instruments with off-balance sheet risk of $195 thousand and $103 thousand at September 30, 2020 and December 31, 2019, respectively, which is reflected in other liabilities.
The following is a summary of the activity in the allowance for loan loss reserve as of and for the year-to-date periods indicated:
(Dollars in thousands)	September 30, 2020	September 30, 2019
Balance, beginning of period	$2,108	$2,183
Charge-offs:
Construction and land development and other land loans	(129)	(30)
Secured by 1-4 family residential properties	—	—
Secured by multi-family (5 or more) residential properties	—	—
Secured by nonfarm nonresidential properties	—	—
Total real estate	(129)	(30)
Commercial and industrial	—	—
Total charge-offs	(129)	(30)
Recoveries:
Residential properties	—	—
Construction and land development	—	—
Farmland	—	—
Other commercial	—	—
Total real estate	—	—
Commercial and industrial	—	—
Agricultural production and other loans to farmers	—	—
Consumer and other	—	—
Total recoveries	—	—
Net charge-offs	(129)	(30)
Provision for credit losses	578	42
Balance, end of period	$2,557	$2,195
Total loans, net of deferreds at end of period	$212,677	$137,155
Average loans, net of deferreds	176,013	133,922
Net charge-offs to average loans, net of deferreds	0.07%	0.02%
Allowance for credit losses to total loans, net of deferreds	1.20%	1.60%
The following table presents a summary of the allocation of the allowance for credit losses by loan portfolio category, and the percentage of loans in each category, for the periods indicated:
(Dollars in thousands)	September 30, 2020		December 31, 2019
	Amount	Percent	Amount	Percent
Construction and land development and other land loans	$235	9.2%	$139	6.5%
Secured by 1-4 family residential properties	234	9.2%	49	2.3%
Secured by multi-family (5 or more) residential properties	654	25.6%	627	29.7%
Secured by nonfarm nonresidential properties	919	35.9%	812	38.6%
Total real estate	2,043	79.9%	1,627	77.1%
Commercial and industrial	515	20.1%	290	13.8%
Unallocated	—	—%	191	9.1%
Total allowance for credit losses	$2,557	100.0%	$2,108	100.0%

Deposits
Total deposits increased $25.1 million, or 9.1%, to $300.4 million at September 30, 2020, from $275.2 million at December 31, 2019. The increase in total deposits during the first nine months of 2020 was primarily due to CFBanc’s deposit gathering efforts, as CFBanc strategically targets its not-for-profit clients with missions aligned to CFBanc’s own mission.
Noninterest-bearing deposits totaled $39.2 million as of September 30, 2020, comprising 13.05% of total deposits and a decrease of $2.3 million, or 5.5%, compared to $41.5 million as of December 31, 2019. The decrease in noninterest-bearing deposits reflects normal fluctuation of business.
Interest-bearing checking and NOW deposits totaled $138.2 million as of September 30, 2020 comprising 46.0% of total deposits, an increase of $52.6 million or 61.4%, compared to $85.6 million as of December 31, 2019. As of September 30, 2020, CFBanc is a member of the IntraFi Network (“IntraFi”), formerly Promontory Interfinancial Network, which gives CFBanc the ability to offer Insured Cash Sweep (“ICS”), an interest checking product, to CFBanc’s customers who seek to maximize FDIC insurance protection without accessibility limitation of time deposits. ICS deposits totaled $80.7 million or 58.4% of interest-bearing checking as of September 30, 2020. NOW deposits and ICS are accounted for as a part of brokered deposits. Money market deposits were $38.5 million as of September 30, 2020, an increase of $0.7 million, or 1.9%, compared to $37.8 million as of December 31, 2019. As of September 30, 2020, savings deposits were $3.9 million, a 15.4% increase compared to $3.4 million in savings deposits as of December 31, 2019.
As of September 30, 2020, deposits from local government authorities totaled $33.0 million, or 11.0%, of CFBanc’s total deposits. In addition to deposits from local government authorities, deposits from educational service providers, such as charter schools, accounted for $44.3 million, or 14.7%, of total deposits. These customers maintain deposits of varying types and maturities. CFBanc believes that these customers are unlikely to abruptly terminate their relationship with CFBanc due to their aligned missions, as well as the high-touch services provided by CFBanc. However, in the event that CFBanc were to lose all or a significant portion of the deposits of one or more of these customers, CFBanc believes that it has adequate alternative sources of liquidity to enable CFBanc to replace these funds, although the cost of such replacement sources of liquidity could be higher.
The following table details the composition and percentage composition of CFBanc’s average deposit portfolio, by category, for the periods indicated:
	September 30, 2020			December 31, 2019
(Dollars in thousands)	Average Balance	Average Rate	Percent	Average Balance	Average Rate	Percent
Noninterest-bearing	$47,970	—%	17.2%	$60,576	—%	21.1%
Interest-bearing:
Transaction accounts	95,821	0.21%	34.4%	70,201	0.16%	24.4%
Money market and other savings accounts	41,341	0.57%	14.8%	47,568	0.38%	16.6%
Certificates of deposit	93,964	0.69%	33.6%	108,792	0.86%	37.9%
Total deposits	$279,096	0.47%	100.0%	$287,137	0.54%	100.0%
Average money market and other savings decreased by $6.2 million between December 31, 2019 and September 30, 2020, primarily due to the departure of the accounts of a homeowners’ association management company. Time deposits as of September 30, 2020 totaled $80.6 million, a decrease of $26.3 million or 24.6%, compared to $106.9 million as of December 31, 2019. The decrease in time deposits was primarily a result of customers’ concerns about the economy and increased liquidity needs, both brought on by the COVID-19 pandemic. As of September 30, 2020, CFBanc had brokered certificates of deposits totaling $69.7 million in the Certificates of Deposit Account Registry Service (“CDARS”) reciprocal product. CFBanc is a member of IntraFi, which provides CFBanc the ability to offer CDARS to customers who seek to maximize FDIC insurance protection. When a customer places a large deposit with CFBanc for IntraFi, funds are placed into certificates of deposit or other deposit products with other banks in the CDARS and ICS networks in increments of less than $250 thousand so that principal and interest are eligible for FDIC insurance protection. These deposits are also considered by CFBanc as a part of CFBanc’s core deposit base. As of September 30, 2020, and December 31, 2019, respectively, certificates of deposit with balances of $250 thousand or more were $6.8 million and $16.3 million, respectively.

The following table shows certificates of deposit of $100,000 or more, by time remaining until maturity:
(Dollars in thousands)	September 30, 2020	December 31, 2019
3 months or less	$3,844	$2,458
Over 3 months through 6 months	2,032	12,688
Over 6 months through 12 months	2,361	3,097
Over 12 months	1,682	1,609
Total deposits	$9,919	$19,852
Borrowings
As of September 30, 2020, CFBanc had total borrowings of $53.7 million, an increase of $4.1 million, or 8.3%, compared to $49.6 million as of December 31, 2019. As a part of short-term borrowings, repurchase agreements were $36.6 million as of September 30, 2020, an increase of $4.3 million, or 13.3%, compared to $32.3 million as of December 31, 2019. This increase was primarily attributable to seasonality in governmental funding for CFBanc’s repurchase agreement customers.
FHLB advances as of September 30, 2020 were $3.1 million compared to $3.2 million as of December 31, 2019. Current FHLB advances are deployed as a part of funding-matching strategy used in a rising-rate environment. From time to time and pending CFBanc’s liquidity level, CFBanc may utilize borrowed funds such as Federal funds purchased and FHLB advances as an additional funding source for CFBanc. There were no Federal funds purchased between December 31, 2019 and September 30, 2020. Notes payable of $14.0 million as of September 30, 2020 and December 31, 2019 represents a note related to an NMTC project recorded in 2015.
Contractual Obligations
At September 30, 2020 and December 31, 2019, the following financial instruments were outstanding, which contract amounts represent credit risk:
(Dollars in thousands)	September 30, 2020	December 31, 2019
Commercial line of credit	$6,988	$2,547
Construction and real estate loans and lines	9,735	7,109
Standby letters of credit	335	315
Total off-balance sheet commitments	$17,058	$9,971
See the corresponding section of “For the Years Ended December 31, 2019 and 2018” below for a description of the types of contractual obligations.
Off-Balance Sheet Arrangements
See the corresponding section of “For the Years Ended December 31, 2019 and 2018” below for a description of CFBanc’s off-balance sheet arrangements.
At September 30, 2020 and December 31, 2019, unused commitments to fund loans and lines of credit totaled $16.7 million and $9.7 million, respectively. Commercial and standby letters of credit totaled $335 thousand and $315 thousand at September 30, 2020 and December 31, 2019, respectively.
Liquidity
Bank Liquidity Management
See the corresponding section of “For the Years Ended December 31, 2019 and 2018” below for a general description of liquidity at CFBanc.
Liquid assets, which include cash and due from banks, Federal funds sold and investment securities available for sale, totaled $175.2 million at September 30, 2020, or 44.4% of total assets. To maintain ready access to CFBanc’s secured lines of credit, CFBanc has pledged $28.4 million of its commercial real estate and residential real estate loan portfolios to the FHLB and FRB. Additional borrowing capacity at the FHLB at September 30, 2020 was approximately $88.7 million. Borrowing capacity with the FRB was approximately $6.7 million at September 30,

2020. These facilities are subject to the FHLB and the Federal Reserve approving disbursement to CFBanc. CFBanc also has unsecured federal funds purchased lines of $11.0 million available. CFBanc anticipates maintaining liquidity at a level sufficient to fund changes in deposit levels, provide for reasonable growth and fully comply with all regulatory requirements.
Capital
See the corresponding section of “For the Years Ended December 31, 2019 and 2018” below for a description of the capital adequacy requirements to which CFBanc is subject.
Under Federal Reserve regulations, CFBanc will be considered well capitalized for purposes of the Federal Reserve’s Regulation Y if it meets certain requirements, which include the debt-to-equity ratio noted above. CFBanc met these capital requirements as of September 30, 2020 and December 31, 2019, and was considered well capitalized, as described below. Each of the common equity Tier 1 capital to risk-weighted assets ratio, Tier 1 capital to risk-weighted assets ratio, and total-risk based capital to risk-weighted assets ratio is subject to a mandatory conservation buffer of 2.5%. As of September 30, 2020, and December 31, 2019, City First Bank satisfied all applicable requirements to be deemed well-capitalized for purposes of the prompt corrective action framework, as described below.
CFBanc and City First Bank’s consolidated and actual capital amounts and ratios are shown in the following tables as of the dates indicated (dollars in thousands):
September 30, 2020	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Capital Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Company	$39,736	18.68%	$17,018	8.00%	$22,336	10.500%	N/A	N/A
Bank	$36,349	17.14%	$16,966	8.00%	$22,267	10.500%	$21,207	10.00%

Tier 1 capital common equity (to risk-weighted assets):
Company	$37,179	17.48%	$9,571	4.50%	$14,889	7.000%	N/A	N/A
Bank	$33,792	15.94%	$9,540	4.50%	$14,840	7.000%	$13,780	6.50%

Tier 1 capital (to risk-weighted assets):
Company	$37,179	17.48%	$12,762	6.00%	$18,079	8.500%	N/A	N/A
Bank	$33,792	15.94%	$12,720	6.00%	$18,020	8.500%	$16,960	8.00%

Tier 1 capital (to adjusted total assets) or Leverage ratio:
Company	$37,179	9.71%	$15,316	4.00%	$15,316	4.00%	N/A	N/A
Bank	$33,792	8.82%	$15,325	4.00%	$15,325	4.00%	$19,156	5.00%

December 31, 2019	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Capital Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Company	$39,262	21.56%	$14,568	8.00%	$19,121	10.500%	N/A	N/A
Bank	$35,889	19.63%	$14,626	8.00%	$19,197	10.500%	$18,283	10.00%

Tier 1 capital common equity(to risk-weighted assets):
Company	$37,052	20.34%	$8,197	4.50%	$12,751	7.000%	N/A	N/A
Bank	$33,679	18.42%	$8,228	4.50%	$12,799	7.000%	$11,885	6.50%

Tier 1 capital (to risk-weighted assets):
Company	$37,052	20.34%	$10,930	6.00%	$15,484	8.500%	N/A	N/A
Bank	$33,679	18.42%	$10,970	6.00%	$15,541	8.500%	$14,627	8.00%

Tier 1 capital (to adjusted total assets) or Leverage ratio:
Company	$37,052	10.14%	$14,616	4.00%	$14,616	4.00%	N/A	N/A
Bank	$33,679	9.22%	$14,611	4.00%	$14,611	4.00%	$18,264	5.00%
For the Years Ended December 31, 2019 and 2018
Overview
•	Total assets as of December 31, 2019 and 2018 were $364.8 million and $366.3 million, respectively. Compared year over year, total assets decreased $1.4 million, or 0.4%, from 2019 to 2018.
•
Total loans receivable held for investment, gross, were $140.6 million as of December 31, 2019 compared to $131.0 million as of December 31, 2018, representing an increase of $9.6 million, or 7.3%. Total asset quality remained strong as of December 31, 2019 and 2018, with nonperforming loans and loans past due 90 days or more and still accruing interest as a percentage of total assets being 0.6% and 0.0%, respectively.

•	Total deposits as of December 31, 2019, and 2018 were $275.2 million and $284.4 million, respectively. Total deposits decreased $9.2 million, or 3.2%, from 2019 to 2018.
•	Book value per common share outstanding at December 31, 2019 and 2018 was $18.43 and $16.86, respectively.
•
CFBanc recorded net income of $1.5 million, or $0.78 per diluted common share, for the year ended December 31, 2019, and $1.1 million, or $0.61 per diluted common share for the year ended December 31, 2018. CFBanc’s 2019 and 2018 results were positively impacted by organic loan growth and origination fees earned from NMTC projects.

•
Net interest income increased $1.5 million, or 17.2%, to $10.2 million for the year ended December 31, 2019 compared to $8.7 million for the year ended December 31, 2018, driven by interest rate increases and organic loan growth in 2019. Loan loss provision recaptures were $46 thousand and $294 thousand for the years ended December 31, 2019 and 2018, respectively.

•
Noninterest income decreased $1.3 million, or 41.9%, to $1.8 million for the year ended December 31, 2019 compared to $3.1 million for the year ended December 31, 2018. This change was primarily attributable to decreased NMTC project origination fees, as CFBanc completed three closings in 2018 and one closing in 2019. Noninterest expense decreased $0.5 million, or 4.9%, to $9.7 million for the year ended December 31, 2019 from $10.2 million for the year ended December 31, 2018, primarily due to the gain on OREO in 2019.

Net Interest Income
Net interest income increased $1.5 million, or 17.2%, to $10.2 million for the year ended December 31, 2019 from $8.7 million for the year ended December 31, 2018 as a result of interest rate increases and organic loan growth in 2019. From 2018 to 2019, the increase in net interest income was primarily a result of an increase in volume of interest-earning assets and rate changes for such assets offset by a rate increase on interest-bearing liabilities. The volume change on interest-earning assets accounted for $1.3 million of the $1.7 million interest variance between 2019 and 2018. Offsetting this increase in net interest income were $117 thousand and $90 thousand increases in volume and rate change, respectively, for interest-bearing liabilities, primarily reflecting increasing volumes and rates of time deposits. Net interest income as of December 31, 2018, increased $1.1 million, or 14.5%, from $7.6 million for the year ended December 31, 2017.
CFBanc’s net interest margin for the years ended December 31, 2019, 2018 and 2017 was 2.79%, 2.80% and 2.76%, respectively.

The following table presents, for the periods indicated, an analysis of net interest income from each major category of interest-earning assets, each major category of interest-bearing liabilities, the average assets and liabilities and shareholders’ equity outstanding and the interest earned or paid on such amounts by CFBanc for such periods. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Non-accruing loans have been included in the table as loans carrying a zero yield.
	Year Ended December 31,
	2019			2018
(Dollars in thousands)	Average Balances	Interest & Fees	Yield / Rate	Average Balances	Interest & Fees	Yield / Rate
ASSETS:
Interest earning assets:
Cash & cash equivalents:
Interest-bearing deposits in other financial institutions	$81,636	$1,941	2.38%	$65,724	$1,358	2.07%
Federal funds sold	56,654	1,210	2.14%	29,253	564	1.93%
Total cash & cash equivalents	138,290	3,151	2.28%	94,977	1,922	2.02%
Investment Securities available-for-sale, at fair value	90,898	1,838	2.02%	88,903	1,670	1.88%
Loans, net of deferreds	134,468	7,021	5.22%	126,335	6,756	5.35%
Federal Reserve Bank stocks, at cost	693	42	6.06%	693	42	6.06%
Federal Home Loan Bank stocks, at cost	467	36	7.71%	413	22	5.33%
Total interest earning assets	364,816	$12,088	3.31%	311,321	$10,412	3.34%
Non-interest earning assets	9,704			9,173
TOTAL ASSETS	$374,520			$320,494
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing and NOW	$70,201	$112	0.16%	$52,053	$91	0.17%
Savings	3,902	6	0.15%	4,401	7	0.16%
Money Market	43,666	174	0.40%	54,998	179	0.33%
Time deposits, less than $100,000	90,277	816	0.90%	85,542	700	0.82%
Time deposits, $100,000 or more	18,515	115	0.62%	10,742	71	0.66%
Total interest-bearing deposits	226,561	1,223	0.54%	207,736	1,048	0.50%
Borrowings:
Repurchase Agreements	32,909	82	0.25%	18,904	47	0.25%
FHLB advances	3,307	87	2.63%	3,400	90	2.65%
Notes Payable	14,000	525	3.75%	14,000	525	3.75%
Total borrowings	50,216	694	1.38%	36,304	662	1.82%
Total interest-bearing liabilities	276,777	1,917	0.69%	244,040	1,710	0.70%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	60,329			41,282
Other noninterest-bearing liabilities	1,407			876
Total noninterest-bearing liabilities	61,736			42,158
Shareholders’ equity	36,007			34,296
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY:	$374,520			$320,494
Net interest income / net interest margin		$10,171	2.79%		$8,702	2.80%
Net interest spread			2.62%			2.64%
Cost of funds			0.57%			0.60%

	Year Ended December 31, 2017
(Dollars in thousands)	Average Balances	Interest & Fees	Yield / Rate
ASSETS:
Interest earning assets:
Cash & cash equivalents:
Interest-bearing deposits in other financial institutions	$39,585	$145	0.37%
Federal funds sold	26,639	707	2.65%
Total cash & cash equivalents	66,224	852	1.29%
Investment Securities available-for-sale, at fair value	81,916	1,264	1.54%
Loans, net of deferreds	125,731	6,590	5.24%
Federal Reserve Bank stocks, at cost	693	42	6.06%
Federal Home Loan Bank stocks, at cost	234	11	4.70%
Total interest earning assets	274,798	$8,759	3.19%
Non-interest earning assets	7,373
TOTAL ASSETS	$282,171
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing and NOW	$35,707	$60	0.17%
Savings	4,470	7	0.16%
Money Market	63,306	196	0.31%
Time deposits, less than $100,000	64,438	279	0.43%
Time deposits, $100,000 or more	11,963	87	0.73%
Total interest-bearing deposits	179,884	629	0.35%
Borrowings:
Repurchase Agreements	8,051	23	0.29%
FHLB advances	—	—	0.00%
Notes Payable	14,000	525	3.75%
Total borrowings	22,051	548	2.49%
Total interest-bearing liabilities	201,935	1,177	0.58%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	46,923
Other noninterest-bearing liabilities	1,119
Total noninterest-bearing liabilities	48,042
Shareholders' equity	32,194
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY:	$282,171
Net interest income / net interest margin		$7,582	2.76%
Net interest spread			2.61%
Cost of funds			0.47%

The following table compares the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates.
	Year Ended December 31, 2019 Compared with Year Ended December 31, 2018
(Dollars in thousands)	Volume	Rate	Interest Variances
ASSETS:
Interest earning assets:
Cash & cash equivalents:
Interest-bearing deposits in other financial institutions	$329	$254	$583
Federal funds sold	528	118	646
Total cash & cash equivalents	857	372	1,229
Investment Securities available-for-sale, at fair value	37	131	168
Loans, net of deferreds	435	(170)	265
Federal Home Loan Bank stocks, at cost	3	11	14
Total interest earning assets	$1,332	$344	$1,676
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing and NOW	$32	$(11)	$21
Savings	(1)	—	(1)
Money Market	(37)	32	(5)
Time deposits, less than $100,000	39	77	116
Time deposits, $100,000 or more	51	(7)	44
Total interest-bearing deposits	84	91	175
Borrowings:
Repurchase Agreements	35	—	35
FHLB advances	(2)	(1)	(3)
Total borrowings	33	(1)	32
Total interest-bearing liabilities	$117	$90	$207
Average interest-earning assets increased by $53.5 million, or 17.2%, to $364.8 million for the year ended December 31, 2019 compared to $311.3 million for the year ended December 31, 2018. This resulted in a $1.7 million increase in total interest income to $12.1 million for the year ended December 31, 2019, compared to $10.4 million for the year ended December 31, 2018. The increase in CFBanc’s interest-earning assets was primarily driven by an increase in average interest-bearing deposits in other financial institutions of $15.9 million and an increase in Federal funds sold of $27.4 million, which contributed to an increase of $857 thousand in interest income due to volume changes. This increase in interest income was offset by a decrease in average rate for gross loans of 13 basis points and a decrease of $170 thousand in interest income due to changes in interest rates for the loan portfolio as a result of a decline in market interest rates during 2019. Average balances of nonperforming loans, which consist of nonaccrual loans, are included in the net interest margin calculation and did not have a material impact on CFBanc’s net interest margin in 2019 or 2018.
Total average interest-bearing liabilities increased $32.7 million to $276.8 million for the year ended December 31, 2019 compared to $244.0 million for the year ended December 31, 2018. Average noninterest-bearing deposits increased $19.0 million to $60.3 million for the year ended December 31, 2019 compared to $41.3 million for the year ended December 31, 2018. This increase was primarily driven by an increase in average interest-bearing and NOW deposits, which increased $18.1 million year over year. Repurchase agreements increased $14.0 million year over year. Average interest-bearing deposits increased 4 basis points, or $91 thousand, due to interest rate changes for the year ended December 31, 2019 compared to the prior year.

Provision for Credit Losses
CFBanc recorded a benefit for loan losses of $46 thousand and $294 thousand and $840 thousand for the years ended December 31, 2019, 2018 and 2017, respectively. The benefit for loan losses in each period reflect CFBanc’s improving loan portfolio credit quality assessment. The allowance for credit losses at December 31, 2019 and 2018 was $2.1 million and $2.2 million, respectively. CFBanc’s allowance for credit losses ratio as a percent of total gross loans for the years ended December 31, 2019, 2018 and 2017 was 1.50%, 1.67% and 1.80%, respectively, reflecting CFBanc’s strong credit quality over each period.
Noninterest Income
Noninterest income includes NMTC project origination and management fees, service charges on deposits, other fee income, grants and realized gains and losses in sales of investment securities available-for-sale. For the years ended December 31, 2019, 2018 and 2017, noninterest income was $1.8 million, $3.1 million, and $4.8 million, respectively. Noninterest income decreased $1.3 million and $1.7 million when comparing the years ended December 31, 2019 to 2018 and December 31, 2018 to 2017, respectively. The decreases were primarily attributable to decreases in the number of NMTC projects closed, and the related decreases in origination fees collected from 2019 to 2018 and from 2018 to 2017.
Noninterest Expense
Noninterest expense includes, among other things, salaries and benefits, occupancy and equipment costs, professional fees, data processing, insurance, and miscellaneous expenses. Noninterest expenses for the years ended December 31, 2019, 2018 and 2017 were $9.7 million, $10.2 million, and $10.4 million, respectively. The decreases were primarily due to fluctuations in salaries and benefits expense due to changes in the number of employees.
Income Tax Expense
The provision for income taxes includes both federal and District of Columbia taxes. Fluctuations in effective tax rates reflect the effect of differences in the inclusion or deductibility of certain income and expenses for income tax purposes, the mix of CFBanc’s taxable and tax-free investments and loans, and its overall taxable income. CFBanc recorded a provision for income tax expense of $654 thousand and $282 thousand for the years ended December 31, 2019 and 2018.
Net Income
Net income for the years ended December 31, 2019, 2018 and 2017 was $1.5 million, $1.1 million, and $0.9 million, respectively. CFBanc’s return on average assets for the years ended December 31, 2019, 2018 and 2017 was 0.39%, 0.35% and 0.30%, respectively. CFBanc’s return on average equity for the years ended December 31, 2019, 2017 and 2017 was 4.06%, 3.31% and 2.67%, respectively.
Financial Condition
The following discussion compares CFBanc’s financial condition as of December 31, 2019 to December 31, 2018.
Assets
As of December 31, 2019, total assets were $364.8 million, a decrease of 0.4%, or $1.4 million, from $366.3 million at December 31, 2018. Total gross loans receivable increased 7.3%, or $9.6 million, to $140.6 million at December 31, 2019, from $131.0 million at December 31, 2018. Total investment securities increased $5.4 million, or 6.1%, to $94.4 million at December 31, 2019, from $89.0 million at December 31, 2018.
Interest-Bearing Deposits at Other Financial Institution and Federal Funds Sold
CFBanc’s interest-bearing deposits at other financial institutions were $67.6 million as of December 31, 2019, an increase of $4.7 million, or 7.5%, from $62.9 million as of December 31, 2018. Federal funds sold were $48.5 million as of December 31, 2019, a decrease of $15.2 million, or 23.9%, from $63.7 million as of December 31, 2018. Interest-bearing deposits at other financial institutions were $62.1 million as of December 31, 2017. Federal funds sold were $26.1 million as of December 31, 2017. The increase in interest-bearing deposits at other financial institutions and decrease in Federal funds sold was primarily attributable to organic loan growth and CFBanc’s strategic change in balance sheet mix.

Investment Securities
CFBanc’s investment securities portfolio is used as a source of income and liquidity. The investment portfolio consists of investment securities available-for-sale. Investment securities available-for-sale are those securities that CFBanc intends to hold for an indefinite period, but not necessarily until maturity. These securities are carried at fair value and may be sold as part of an asset/liability balancing strategy, liquidity management, or regulatory capital management. The fair value of CFBanc’s investment securities available-for-sale was $94.4 million, $89.0 million, and $85.1 million as of December 31, 2019, 2018 and 2017, respectively, reflecting an increase of $5.3 million, or 6.0%, for the period from 2018 to 2019 and $3.9 million, or 4.5%, for the period from 2017 to 2018.
CFBanc purchased $29.3 million, $16.4 million, and $32.6 million in available-for-sale investment securities during the years ended December 31, 2019, 2018, and 2017, respectively. These purchases helped enhance CFBanc’s net interest margin by investing in higher yield-earning assets and by offsetting redemptions of $12.1 million, $10.6 million, and $7.8 million in mortgage-backed securities, $13.0 million, $1.0 million, and $1.0 million in agency securities calls or maturities, and $0.0, $0.0, and $15.0 million in securities sales, for the years ended December 31, 2019, 2018, and 2017, respectively.
CFBanc completes reviews for other-than-temporary impairment at least quarterly. At December 31, 2019, only investment grade securities were in an unrealized loss position. Investment securities with unrealized losses are a result of pricing changes due to recent, negative market conditions and not as a result of permanent credit impairment. Contractual cash flows for agency mortgage-backed securities are guaranteed and/or funded by the U.S. government. CFBanc does not intend to sell nor does CFBanc believe that it will be required to sell any of its temporarily impaired securities prior to the recovery of their amortized cost. No other-than-temporary impairments have been recognized for the securities in CFBanc’s investment portfolio as of December 31, 2019, 2018 or 2017.
CFBanc holds restricted investments in equities of the Federal Reserve Bank of Richmond (“FRB”), and the Federal Home Loan Bank (“FHLB”). As of each of December 31, 2019, 2018 and 2017, CFBanc owned $693 thousand in FRB stocks. As of December 31, 2019, 2018, and 2017, CFBanc owned $479 thousand, $427 thousand, and $236 thousand, respectively, in FHLB stocks.
As of December 31, 2019, 2018 and 2017, most of the investment securities portfolio consisted of securities rated AAA by a leading rating agency. Investment securities which carry a AAA rating are judged to be of the best quality and carry the smallest degree of investment risk. All CFBanc’s mortgage-backed securities are guaranteed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, or the Government National Mortgage Association. Investment securities that were pledged to secure public deposits totaled $68.7 million, $76.2 million, and $52.3 million as of December 31, 2019, 2018 and 2017, respectively.
The following table presents the carrying value of CFBanc’s investment securities portfolio as of the dates indicated:
	December 31, 2019		December 31, 2018
(Dollars in thousands)	Carrying Value	% of Total	Carrying Value	% of Total
Available for Sale:
(At fair value)
U.S. Government agency obligations	$22,703	24.1%	$32,124	36.1%
Mortgage-backed securities	63,840	67.6%	50,145	56.4%
SBA loan pools	7,819	8.3%	6,688	7.5%
Total available for sale	$94,362	100.0%	$88,957	100.0%
	December 31, 2017
(Dollars in thousands)	Carrying Value	% of Total
Available for Sale:
(At fair value)
U.S. Government agency obligations	$25,686	30.2%
Mortgage-backed securities	51,603	60.6%
SBA loan pools	7,839	9.2%
Total available for sale	$85,128	100.0%

The following tables present the carrying value of CFBanc’s investment securities portfolio by their stated maturities and the weighted average yields for each maturity range as of the dates indicated:
Maturity as of December 31, 2019
	Due in One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		Due After Ten Years
(Dollars in thousands)	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
Available for Sale
U.S. Government agency obligations	11,013	1.27%	8,634	2.39%	—	0.00%	3,056	2.20%
Issued by states and political subdivisions	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Mortgage-backed securities	—	0.00%	46,766	2.33%	10,079	2.40%	6,995	2.57%
SBA loan pools	299	1.63%	2,655	2.81%	4,050	2.55%	815	2.35%
Corporate investments	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Total available for sale	11,312	1.28%	58,055	2.36%	14,129	2.44%	10,866	2.45%
Loan Portfolio
The following table details the composition of CFBanc’s loan portfolio, by category, as of the dates indicated:
	As of December 31, 2019		As of December 31, 2018
(Dollars in thousands)	Amount	Percent	Amount	Percent
Secured by real estate:
Construction and land development and other land loans	$10,965	7.8%	$9,831	7.5%
Secured by 1-4 family residential properties	8,786	6.2%	8,017	6.1%
Secured by multi-family (5 or more) residential properties	27,848	19.8%	25,948	19.8%
Secured by nonfarm nonresidential properties	50,038	35.5%	45,922	35.0%
Total real estate	97,637	69.3%	89,718	68.4%
Commercial and industrial	43,185	30.7%	41,503	31.6%
Total loans, gross	140,822	100.0%	131,221	100.0%
Less: deferred costs on loans	219		252
Total loans, net of deferred costs	140,603		130,969
Less: Allowance for credit losses	2,108		2,183
Total loans, net of unearned costs and allowance	$138,495		$128,786
	As of December 31, 2017
(Dollars in thousands)	Amount	Percent
Secured by real estate:
Construction and land development and other land loans	$10,515	8.4%
Secured by 1-4 family residential properties	10,653	8.6%
Secured by multi-family (5 or more) residential properties	28,443	22.8%
Secured by nonfarm nonresidential properties	46,485	37.4%
Total real estate	96,096	77.2%
Commercial and industrial	28,434	22.8%
Total loans, gross	124,530	100.0%
Less: deferred costs on loans	272
Total loans, net of deferred costs	124,258
Less: Allowance for credit losses	2,240
Total loans, net of unearned costs and allowance	$122,018
As shown in the tables above, the total loans and general composition of CFBanc’s loan portfolio has not changed significantly over the past three years. Total gross loans receivables increased $9.6 million, or 7.3%, to $140.6 million for the year ended December 31, 2019 from $131.0 million at December 31, 2018. As of December 31, 2017, total gross loan receivables were $124.3 million. The increases in the loan receivable portfolio was primarily attributable to organic loan growth from both existing and new customers in commercial real estate loans. Net deferred fees for CFBanc’s loan portfolio for the years ended December 31, 2019, 2018 and 2017 were $219 thousand, $252 thousand, and $272 thousand, respectively.
As of December 31, 2019, commercial real estate loans totaled $97.6 million for the year ended December 31, 2019 compared to $89.7 million at December 31, 2018, representing an increase of $6.9 million, or 7.7%. Within the commercial real estate portfolio, owner-occupied commercial real estate loans were $27.9 million as of December 31, 2019 compared to $22.4 million as of December 31, 2018, a $5.5 million, or 24.6%, increase, primarily attributable to strong organic growth. Nonowner-occupied commercial real estate loans were $22.1 million as of December 31, 2019 compared to $23.1 million as of December 31, 2018, a $1.0 million, or 4.3%, decrease over the prior year. Construction loans totaled $11.0 million as of December 31, 2019, compared to $9.8 million as of December 31, 2018, a $1.1 million, or 11.5%, increase over prior year. The commercial real estate residential multi-family loan category, which includes properties with five or more units, totaled $27.9 million as of December 31, 2019 compared to $25.9 million as of December 31, 2018, representing a $2.0 million, or 7.7% increase over prior year. Commercial residential loans, which include properties with one to four units, totaled $8.8 million as of December 31, 2019 compared to $8.0 million as of December 31, 2018. CFBanc has comprehensive policies to monitor, measure, and mitigate its loan concentrations within its portfolio segments, including rigorous credit approval, monitoring, and administrative practices.
As of December 31, 2018, commercial real estate loans totaled $89.7 million compared to $96.1 million at December 31, 2017, representing a decrease of $6.4 million, or 6.7%. Within the commercial real estate loan portfolio, commercial nonfarm, nonresidential loans were $45.9 million as of December 31, 2018 compared to $46.5 million as of December 31, 2017, which represents a $0.6 million, or 1.3%, decrease over the prior year. Construction loans totaled $9.8 million as of December 31, 2018 compared to $10.5 million as of December 31, 2017, which represents a $0.7 million or 6.7% decrease. The commercial real estate residential multi-family loans totaled $25.9 million as of December 31, 2018 compared to $28.4 million as of December 31, 2017, a $2.5 million, or 8.8%, decrease over prior year. Commercial residential loans for one to four units totaled $8.0 million as of December 31, 2018 compared to $10.7 million as of December 31, 2017.
Commercial and industrial loans for CFBanc as of December 31, 2019, 2018 and 2017, were $43.2 million, $41.5 million, and $28.4 million, respectively. The growth in the commercial and industrial loan portfolio was $1.7 million, or 4.1%, from the years ended December 31, 2018 to December 31, 2019, and $13.1 million, or 46.1%, when comparing and the years ended December 31, 2017 to December 31, 2018.
The following tables detail the contractual maturities and sensitivity to interest rate changes for CFBanc’s loan portfolio as of the dates indicated:
	As of December 31, 2019
(Dollars in thousands)	Due in One Year or Less	More Than One Year to Five	After Five Years	Total
Secured by real estate:
Construction and land development and other land loans	$8,372	$2,593	$—	$10,965
Secured by 1-4 family residential properties	—	4,256	4,530	8,786
Secured by multi-family (5 or more) residential properties	1,528	16,132	10,188	27,848
Secured by nonfarm nonresidential properties	3,105	23,811	23,122	50,038
Total real estate	13,005	46,792	37,840	97,637
Commercial and industrial	5,263	11,441	26,481	43,185
Total loans	$18,268	$58,233	$64,321	$140,822

Interest rate sensitivity:
Fixed interest rates	$10,557	$47,685	$30,794	$89,036
Floating or adjustable rates	7,711	10,548	33,527	51,786
Total loans	$18,268	$58,233	$64,321	$140,822

Executive officers, directors, and their affiliated interests enter into loan transactions with CFBanc in the ordinary course of business. Personal loans made to any executive officer or director must comply with Regulation O. As of December 31, 2019, 2018 and 2017, respectively, the amounts of such loans outstanding for such persons totaled $7.3 million, $0, and $1.3 million, respectively. During 2019, two new loans were originated. There were no new loan originations for 2018 or 2017. During 2019, 2018 and 2017, there were $0, $1.3 million, and $34 thousand in repayments collected on such loans, respectively.
Asset Quality
The following table summarizes CFBanc’s nonperforming assets, by category, as of the dates indicated:
(Dollars in thousands)	December 31, 2019	December 31, 2018	December 31, 2017
Nonaccrual loans:
Real estate loans:
Construction and land development and other land loans	$619	$—	$—
Secured by 1-4 family residential properties	887	—	257
Secured by multi-family (5 or more) residential properties	116	116	2,464
Secured by nonfarm nonresidential properties	228	—	—
Total real estate	1,850	116	2,721
Commercial and industrial	252	—	—
Total nonaccrual loans	2,102	116	2,721

Troubled debt restructuring loans - accruing:
Real estate loans:
Residential properties	—	—	—
Construction and land development	—	—	—
Farmland	—	—	—
Other commercial	—	—	—
Total real estate	—	—	—
Commercial and industrial	—	—	—
Agricultural production and other loans to farmers	—	—	—
Consumer and other	—	—	—
Total troubled debt restructuring loans - accruing	—	—	—
Total nonperforming loans	2,102	116	2,721
Plus: foreclosed assets	—	2,285	2,285
Total nonperforming assets	$2,102	$2,401	$5,006

Nonaccrual loans to total loans, net of deferred costs	1.49%	0.09%	2.19%
Nonperforming loans to total loans, net of deferred costs	1.49%	0.09%	2.19%
Nonperforming assets to total assets, net of deferred costs	0.58%	0.66%	1.62%
90+ days past due and accruing	$—	$—	$—
Total troubled debt restructuring loans	$—	$—	$—
Nonperforming assets, defined as nonaccrual loans and loans past due 90 days or more and still accruing and foreclosed real estate, at December 31, 2019, 2018 and 2017 were $2.1 million, $2.4 million, and $5.0 million, respectively. CFBanc’s ratio of nonperforming assets to total assets was 0.58%, 0.66% and 1.62% at December 31, 2019, 2018 and 2017, respectively. Nonperforming loans were primarily commercial real estate and commercial and industrial loans. Nonperforming assets as of December 31, 2018 and 2017 also included an OREO property valued at $2.3 million. A gain of $647 thousand was recognized upon foreclosure of this OREO property in 2017. The OREO property was sold in 2019 and CFBanc recognized a gain of $325 thousand. Loans that CFBanc has classified as nonperforming are a result of customer-specific deterioration that was mostly financial in nature and not a result of economic, industry-specific, or environmental causes that we might identify as a pattern for possible future losses within our loan portfolio. For each loan asset that is susceptible to deterioration in value, we conduct an impairment analysis to determine the level of additional or specific reserves required for any portion of the loan that may result in a loss. After completing these analyses, CFBanc has not set aside any specific reserves for the years ended December 31, 2019, 2018 and 2017, respectively. Because these loans are individually evaluated for impairment, nonperforming loans are excluded from the general reserve allocation.
CFBanc had no loans contractually past due 90 days or more that were still accruing interest at December 31, 2019, 2018 or 2017, respectively. In addition, CFBanc also had no loans classified as a TDR as of December 31, 2019, 2018 or 2017, respectively.
CFBanc categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. We analyze loans individually by classifying the loans as to credit risk. This analysis includes all loans and is performed on an ongoing basis as new information is obtained. As of December 31, 2019, 2018 and 2017, CFBanc had $16.8 million, $10.3 million, and $11.1 million in loans identified as “special mention” within its originated loan portfolio, respectively. Special mention rated loans are loans that have a potential weakness that deserve management’s close attention although the borrower continues to pay in accordance with contract terms. As of December 31, 2019, 2018 and 2017, CFBanc had $16.3 million, $12.5 million, and $21.8 million in loans identified as “substandard” within its originated loan portfolio, respectively. Substandard rated loans are loans that are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.
CFBanc recorded net charge-offs (recoveries) to average loans receivable of 0.02%, (0.19)% and (0.08)% for the years ended December 31, 2019, 2018 and 2017, respectively.
As of December 31, 2019, 2018 and 2017, there were nonperforming loans considered “potential problem loans” in the amount of $2.1 million, $2.4 million, and $5.0 million, respectively. Potential problem loans are defined as loans that are not included in the 90 days or more past due, nonaccrual, or restructured categories, but for which, due to known information about possible credit problems, cause management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms, which may in the future result in disclosure in the past due, nonaccrual, or restructured loan categories. Based upon the status as a potential problem loan, these loans receive heightened scrutiny and ongoing intensive risk management. Additionally, our loan loss allowance methodology incorporates increased reserve factors for certain loans that are adversely rated but not impaired as compared to the general loan portfolio.
As of December 31, 2019, 2018 and 2017, CFBanc had $2.2 million, $0, and $0, respectively, of loans past due 30-89 days.
Allowance for Credit Losses
CFBanc’s allowance for credit losses as of December 31, 2019, 2018 and 2017 was $2.1 million, $2.2 million, and $2.2 million, respectively. CFBanc’s allowance for credit losses ratio as a percent of total gross loans on December 31, 2019, 2018, and 2017 was 1.50%, 1.67% and 1.80%, respectively, reflecting CFBanc’s strong credit quality through each of the past three fiscal years.
CFBanc’s exposure to credit losses in the event of nonperformance by the customer is limited to the contractual amount of the commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including the value of collateral, as outstanding loans. CFBanc has provided a reserve for credit losses related to these financial instruments with off-balance sheet risk of $103 thousand, $174 thousand, and $246 thousand as of December 31, 2019, 2018, and 2017, respectively, which is reflected in other liabilities.

The following table summarizes the activity in the allowance for loan loss reserve for the full-year periods indicated:
(Dollars in thousands)	December 31, 2019	December 31, 2018
Balance, beginning of period	$2,183	$2,240
Charge-offs:
Construction and land development and other land loans	(29)	—
Secured by 1-4 family residential properties	—	—
Secured by multi-family (5 or more) residential properties	—	—
Secured by nonfarm nonresidential properties	—	—
Total real estate	(29)	—
Commercial and industrial	—	—
Total charge-offs	(29)	—
Recoveries:
Construction and land development and other land loans	—	—
Secured by 1-4 family residential properties	—	237
Secured by multi-family (5 or more) residential properties	—	—
Secured by nonfarm nonresidential properties	—	—
Total real estate	—	237
Commercial and industrial	—	—
Total recoveries	—	237
Net (charge-offs) recoveries	(29)	237
Provision of allowance (Recover of credit losses)	(46)	(294)
Balance, end of period	$2,108	$2,183

Loans, net of deferred costs, end of period	$140,603	$130,969
Average loans	134,468	126,335
Net (charge-offs) recoveries to average loans outstanding	(0.02)%	0.19%
Allowance for credit losses to loans, net of deferred costs, end of period	1.50%	1.67%
(Dollars in thousands)	December 31, 2017
Balance, beginning of period	$2,980
Charge-offs:
Construction and land development and other land loans	—
Secured by 1-4 family residential properties	—
Secured by multi-family (5 or more) residential properties	—
Secured by nonfarm nonresidential properties	—
Total real estate	—
Commercial and industrial	—
Total charge-offs	—
Recoveries:
Construction and land development and other land loans	—
Secured by 1-4 family residential properties	—
Secured by multi-family (5 or more) residential properties	—
Secured by nonfarm nonresidential properties	—
Total real estate	—
Commercial and industrial	100
Total recoveries	100

(Dollars in thousands)	December 31, 2017
Net (charge-offs) recoveries	100
Recovery of credit losses	(840)
Balance, end of period	$2,240

Loans, net of deferred costs, end of period	$124,258
Average loans	125,731
Net (charge-offs) recoveries to average loans outstanding	0.08%
Allowance for credit losses to loans, net of deferred costs, end of period	1.80%
The following table presents a summary of the allocation of the allowance for credit losses by loan portfolio category, and the percentage of loans in each category, for the full-year periods indicated:
	December 31, 2019		December 31, 2018
(Dollars in thousands)	Amount	Percent	Amount	Percent
Construction and land development and other land loans	$139	6.6%	$194	8.9%
Secured by 1-4 family residential properties	49	2.3%	92	4.2%
Secured by multi-family (5 or more) residential properties	627	29.7%	758	34.7%
Secured by nonfarm nonresidential properties	812	38.5%	647	29.6%
Total real estate	1,627	77.1%	1,691	77.4%
Commercial and industrial	290	13.8%	294	13.5%
Unallocated	191	9.1%	198	9.1%
Total allowance for credit losses	$2,108	100.0%	$2,183	100.0%
	December 31, 2017
(Dollars in thousands)	Amount	Percent
Construction and land development and other land loans	$203	9.1%
Secured by 1-4 family residential properties	270	12.1%
Secured by multi-family (5 or more) residential properties	638	28.5%
Secured by nonfarm nonresidential properties	775	34.5%
Total real estate	1,886	84.2%
Commercial and industrial	151	6.7%
Unallocated	203	9.1%
Total allowance for credit losses	$2,240	100.0%
Deposits
The following table details composition and percentage composition of CFBanc’s deposit portfolio, by category, for the year to date periods indicated:
	December 31, 2019			December 31, 2018
(Dollars in thousands)	Average Balance	Average Rate	Percent	Average Balance	Average Rate	Percent
Noninterest-bearing	$60,576	—%	21.1%	$41,537	—%	16.7%
Interest-bearing:
Transaction accounts	70,201	0.16%	24.4%	52,053	0.17%	20.9%
Money market and other savings accounts	47,568	0.38%	16.6%	59,399	0.31%	23.8%
Certificates of deposit	108,792	0.86%	37.9%	96,284	0.80%	38.6%
Total deposits	$287,137	0.43%	100.0%	$249,273	0.42%	100.0%

	December 31, 2017
(Dollars in thousands)	Average Balance	Average Rate	Percent
Noninterest-bearing	$47,188	—%	20.8%
Interest-bearing:
Transaction accounts	35,707	0.17%	15.7%
Money market and other savings accounts	67,776	0.30%	29.8%
Certificates of deposit	76,401	0.48%	33.7%
Total deposits	$227,072	0.28%	100.0%
Total deposits decreased $9.2 million, or 3.2%, to $275.2 million as of December 31, 2019, from $284.4 million as of December 31, 2018. Total deposits increased $33.7 million, or 13.4%, as of December 31, 2018 from $250.6 million as of December 31, 2017, primarily attributable to CFBanc’s deposit gathering efforts, as CFBanc strategically targeted its not-for-profit clients whose missions align with CFBanc’s mission.
Noninterest-bearing deposits totaled $41.5 million as of December 31, 2019, comprising 15.1% of total deposits and representing a decrease of $12.3 million, or 22.9%, compared to $53.8 million as of December 31, 2018. The decrease in noninterest-bearing deposits of CFBanc’s large not-for-profit clients’ accounts reflected timing delays related to governmental funding cycles. Noninterest-bearing deposits as of December 31, 2018, comprised 18.9% of total deposits and increased $0.5 million, or 0.9%, from $53.2 million as of December 31, 2017, at which time they comprised 21.2% of total deposits.
Interest-bearing checking and NOW deposits totaled $85.6 million as of December 31, 2019, comprising 31.1% of total deposits. This total represented an increase of $21.0 million, or 32.5%, compared to $64.6 million as of December 31, 2018 when such deposits comprised 22.7% of total deposits.
As of December 31, 2019, and 2018, respectively, ICS deposits totaled $45.9 million, or 53.6%, and $28.5 million, or 44.1%, of interest-bearing checking and NOW deposits. ICS deposits are considered to be brokered deposits. Money market deposits totaled $37.8 million as of December 31, 2019, a decrease of $13.1 million, or 25.7%, compared to $50.9 million as of December 31, 2018. As of December 31, 2019, savings deposits were $3.4 million, representing a $1.0 million or 23.2% decrease compared to savings deposits as of December 31, 2018.
Time deposits as of December 31, 2019 totaled $106.9 million, a decrease of $3.8 million, or 3.4%, compared to $110.7 million as of December 31, 2018. As of December 31, 2019, CFBanc’s brokered certificates of deposits totaled $81.4 million. When a customer places a large deposit with CFBanc, funds are placed into certificates of deposit or other deposit products with other banks in the CDARS and ICS networks in increments of less than $250 thousand so that the principal and interest are eligible for FDIC insurance protection. These deposits are also considered by CFBanc to be a part of CFBanc’s core deposit base.
The following table shows certificates of deposit of $100,000 or more, by time remaining until maturity:
(Dollars in thousands)	December 31, 2019	December 31, 2018	December 31, 2017
3 months or less	$2,458	$1,439	$1,239
Over 3 months through 6 months	12,688	2,570	3,422
Over 6 months through 12 months	3,097	11,115	1,799
Over 12 months	1,609	1,550	3,482
Total deposits	$19,852	$16,674	$9,942
Borrowings
The following table summarizes repurchase agreements for the periods indicated:
(Dollars in thousands)	December 31, 2019	December 31, 2018	December 31, 2017
Repurchase agreements:
Balance at year-end	$32,333	$27,573	$8,006
Maximum month-end balance	45,721	35,551	12,948
Weighted average balance during the year	32,909	18,904	8,051
Weighted average rate during the year	0.25%	0.25%	0.28%

As of December 31, 2019, CFBanc had total borrowings of $49.6 million, an increase of $4.6 million, or 10.2%, compared to $44.9 million as December 31, 2018. As a part of CFBanc’s short-term borrowing, repurchase agreements were $32.3 million as of December 31, 2019, an increase of $4.8 million, or 17.4%, compared to $27.6 million as of December 31, 2018. The increase in repurchase agreements was primarily attributable to the seasonal effect of governmental funding for CFBanc’s repurchase agreement customers. FHLB advances as of December 31, 2019 were $3.2 million compared to $3.4 million at December 31, 2018. Current FHLB advances were deployed as a part of CFBanc’s matching funding strategy, which was used in an environment of increasing interest rates. From time to time and depending on CFBanc’s liquidity level, CFBanc may utilize borrowed funds such as Federal funds purchased and FHLB advances as an additional funding source. There were no Federal funds sold as of December 31, 2019 and 2018, respectively. CFBanc’s notes payable were $14.0 million and $14.0 million as of December 31, 2019 and 2018, respectively. CFBanc’s notes payable were related to an NMTC project recorded in 2015.
Contractual Obligations
The table below presents the funding requirements of CFBanc’s contractual obligations, excluding interest, as of December 31, 2019:
	Payments Due by Period
(Dollars in thousands) December 31, 2019	Less Than One Year	One-Three Years	Three-Five Years	Greater Than Five Years	Total
Long-term debt obligations	$—	$—	$—	$17,323	$17,323
Capital lease obligations	—	—	—	—	—
Purchase obligations	—	—	—	—	—
Repurchase agreements	32,333	—	—	—	32,333
Time deposits	104,859	2,048	29	—	106,936
Other long-term liabilities reflected on the GAAP balance sheet	—	—	—	—	—
Total contractual obligations	$137,192	$2,048	$29	$17,323	$156,592
Commitments to extend credit beyond current funding are agreements to lend to a customer if there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. CFBanc evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on CFBanc’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties.
Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
Off-Balance Sheet Arrangements
CFBanc is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of CFBanc’s customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.
CFBanc’s maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. CFBanc uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. CFBanc evaluates each customer’s credit worthiness on a case-by-case basis and requires collateral to support financial instruments when deemed necessary. The amount of collateral obtained upon extension of credit is based on management’s evaluation of the counterparty. Collateral held varies, but may include deposits held by CFBanc, marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Commitments to extend credit are agreements to lend to a customer if there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates up to one year or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These instruments represent obligations to extend credit or guarantee borrowings and are not recorded on the consolidated statements of financial condition. The rates and terms of these instruments are competitive with others in the market in which CFBanc does business.
Unfunded commitments under lines of credit are commitments for possible future extensions of credit to existing customers. Those lines of credit may not be drawn upon to the total extent to which CFBanc has committed.
Standby letters of credit are conditional commitments CFBanc issues to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financings, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. CFBanc holds certificates of deposit, deposit accounts, and real estate as collateral supporting those commitments for which collateral is deemed necessary.
As of December 31, 2019, and 2018, unused commitments to fund loans and lines of credit totaled $9.7 million and $13.0 million respectively. Commercial and standby letters of credit totaled $315 thousand and $501 thousand for the periods ended December 31, 2019 and 2018.
In the normal course of business, CFBanc enters various transactions to meet the financing needs of its customers, which, in accordance with GAAP, are not included in its consolidated balance sheets. These transactions include commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in CFBanc’s consolidated balance sheets. A number of these commitments are used only partially, or in some cases, not at all before they expire.
CFBanc’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual or notional amount of those instruments. CFBanc decreases its exposure to losses under these commitments by subjecting them to credit approval and monitoring procedures.
The tables below set forth CFBanc’s commitments to extend credit as of the periods and by the expiration dates indicated below:
	As of December 31,
(Dollars in thousands)	2019	2018	2017
Commercial Line of Credit	$2,547	$7,178	$5,055
Construction and real estate loans and lines	7,109	5,796	12,582
Unused letters of credit	315	501	387
Total off-balance sheet commitments	$9,971	$13,475	$18,024
Liquidity
Bank Liquidity Management
Liquidity in the banking industry is defined as the ability to meet the funding demands of both depositors and borrowers. CFBanc must be able to meet these needs by obtaining funding from depositors or other lenders or by converting non-cash items into cash. The objective of CFBanc’s liquidity management program is to ensure that CFBanc always has enough resources to meet the demands of its depositors and borrowers. Stable core deposits and a strong capital position provide the base for CFBanc’s liquidity position. CFBanc believes it has demonstrated its ability to attract deposits because of its mission, personal service, technology, and pricing.
In addition to deposits, CFBanc has access to the various wholesale funding markets. These markets include the brokered certificate of deposit market and the Federal funds market. CFBanc is a member of IntraFi, which allows its banking customers to access FDIC insurance protection on deposits through CFBanc that exceed FDIC insurance limits. CFBanc has one-way authority with IntraFi for both its CDARs and ICS products, which provides CFBanc the ability to access additional wholesale funding as needed. CFBanc also maintains secured lines of credit with the

FRB and the FHLB, from which CFBanc can borrow up to the allowable amount for the collateral pledged. Having diverse funding alternatives reduces CFBanc’s reliance on any one source for funding. Cash flow from amortizing assets or maturing assets also provides funding to meet the needs of depositors and borrowers.
Liquid assets, which include cash and due from banks, Federal funds sold and investment securities available for sale, totaled $217.6 million and $225.9 million as of December 31, 2019 and 2018, respectively, or 59.6% and 61.7% of total assets for the same period. To maintain ready access to CFBanc’s secured lines of credit, CFBanc pledged a portion of its commercial real estate and residential real estate loan portfolios to the FHLB and FRB. Additional borrowing capacity at the FHLB at December 31, 2019 and 2018 was approximately $84.0 million and $75.0 million, respectively. These facilities are subject to the FHLB and the Federal Reserve approving disbursement to CFBanc. In addition, CFBanc had additional investment securities of $30.6 million and $21.9 million as of December 31, 2019 and 2018, respectively, which are available to pledge to FHLB in order to provide additional borrowing capacity, if needed. CFBanc also has unsecured Federal funds purchased lines of credit totaling $11.0 million and $11.0 million available as of December 31, 2019 and 2018, respectively. CFBanc anticipates maintaining liquidity at a level sufficient to fund changes in deposits, provide for reasonable growth, and fully comply with all regulatory requirements.
Liquidity is essential to CFBanc’s business. CFBanc’s liquidity could be impaired by an inability to access the capital markets or by unforeseen outflows of cash, including deposits. This situation may arise due to circumstances that CFBanc may be unable to predict or control, such as general market disruption, negative views about the financial services industry generally, or an operational problem that affects a third party or CFBanc. CFBanc’s ability to borrow from other financial institutions on favorable terms, or at all, could be adversely affected by disruptions in the capital markets or other events. As discussed under the caption “Deposits and Other Borrowed Funds” above, CFBanc has a deposit concentration related to local municipalities and charter schools/educational service providers. While CFBanc believes it has a healthy liquidity position and does not anticipate the loss of deposits from any of its significant deposit customers, any of the factors discussed above could materially impact CFBanc’s liquidity position in the future.
Holding Company Liquidity Management
CFBanc is a corporation separate and apart from City First Bank and therefore, it must provide for its own liquidity. CFBanc’s main source of funding is dividends declared and paid to it by City First Bank. Statutory and regulatory limitations exist that affect the ability of City First Bank to pay dividends to the holding company. City First Bank believes that these limitations will not impact the ability of the holding company to meet its ongoing short-term cash obligations.
Capital
Capital adequacy is an important measure of financial stability and performance. CFBanc’s objective is to maintain levels of capitalization at both the bank- and parent-level that are sufficient to sustain asset growth, promote depositor and investor confidence, and meet regulatory requirements and supervisory expectations.
Failure to meet regulatory requirements and/or supervisory expectations related to capital levels can trigger certain mandatory, and possibly additional, discretionary actions by federal banking regulators that, if undertaken, could have a material adverse effect on CFBanc’s and/or City First Bank’s business operations. The adequacy of CFBanc’s and City First Bank’s capital levels is also subject to qualitative judgments by the federal banking regulators about capital components, risk weightings and other factors.
City First Bank
Regulatory agencies measure capital adequacy for an insured depository institution, including City First Bank, using a formula that generally considers the institution’s individual risk profile and total assets. City First Bank is subject to the OCC’s minimum capital requirements as set forth in OCC regulations. City First Bank has not elected to use the community bank leverage ratio framework. Accordingly, the minimum capital requirements for City First Bank are: (i) a common equity Tier 1, or CET1, capital to risk-weighted assets ratio of 7.0% (the minimum of 4.5% plus a mandatory conservation buffer of 2.5%); (ii) a Tier 1 capital to risk-based assets ratio of 8.5% (the minimum of 6.0% plus a mandatory conservation buffer of 2.5%); (iii) a total risk-based capital ratio of 10.5% (a minimum of 8.0% plus a mandatory conservation buffer of 2.5%); and (iv) a leverage ratio of Tier 1 capital to average total consolidated assets of 4.0%. Banking institutions that do not satisfy the capital conservation buffer requirement face constraints on dividends other capital distributions, and discretionary bonus payments based on the amount of the shortfall.
Applicable law requires the federal banking agencies to take “prompt corrective action” with respect to insured depository institutions that do not meet certain minimum capital requirements. Under this framework, an insured depository institution that does not meet minimum risk-based capital levels and leverage ratios may be deemed to be less than well capitalized and may face a range of requirements and supervisory consequences. To be well capitalized, City First Bank must maintain a common equity Tier 1 capital to risk-weighted assets ratio of at least 6.5%, a Tier 1 capital to risk-weighted assets ratio of at least 8.0%, a total capital to risk-weighted assets ratio of at least 10.0%, and a leverage ratio of Tier 1 capital to average total consolidated assets of at least 5.0%, and not be subject to any written agreement, order or capital directive, or prompt corrective action directive issued by the OCC to meet or maintain a specific capital level for any capital measure. At each of December 31, 2019 and December 31, 2018, City First Bank satisfied all applicable requirements to be deemed well-capitalized for purposes of the prompt corrective action framework.
City First Bank may from time to time elect to increase the debt levels of City First Bank, including by accessing the capital markets, to meet its growth objectives, capitalize on specific business opportunities, or for other reasons. Doing so may affect the risk-based capital levels and leverage ratios of City First Bank.
CFBanc
Regulatory capital requirements generally do not apply on a consolidated basis to CFBanc, because CFBanc qualifies for the Federal Reserve’s Small Bank Holding Company Policy Statement. Additionally, as a bank holding company, CFBanc is not subject to the prompt corrective action framework, which as described above, applies to insured depository institutions.
CFBanc is required by law to act as a source of financial strength to City First Bank by providing financial assistance in the event of financial distress of City First Bank. In addition, as set forth in the Small Bank Holding Company Policy Statement, the Federal Reserve expects CFBanc not to exceed certain debt-to-equity thresholds. CFBanc generally may not pay dividends unless its debt-to-equity ratio meets regulatory thresholds and City First Bank meets other supervisory criteria, including that it is well capitalized. Under Federal Reserve regulations, CFBanc will be considered well capitalized for purposes of the Federal Reserve’s Regulation Y if it meets the requirements for expedited/waived processing in the Small Bank Holding Company Policy Statement, which include the debt-to-equity ratio noted above. CFBanc met these capital requirements as of December 31, 2019 and December 31, 2018, and accordingly was well capitalized.

CFBanc and City First Bank’s consolidated and actual capital amounts and ratios are shown in the following tables as of the dates indicated (dollars in thousands):
December 31, 2019	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Capital Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Company	$39,262	21.56%	$14,568	8.00%	$19,121	10.500%	N/A	N/A
Bank	$35,889	19.63%	$14,626	8.00%	$19,197	10.500%	$18,283	10.00%

Tier 1 capital common equity (to risk-weighted assets):
Company	$37,052	20.34%	$8,197	4.50%	$12,751	7.000%	N/A	N/A
Bank	$33,679	18.42%	$8,228	4.50%	$12,799	7.000%	$11,885	6.50%
Tier 1 capital (to risk-weighted assets):
Company	$37,052	20.34%	$10,930	6.00%	$15,484	8.500%	N/A	N/A
Bank	$33,679	18.42%	$10,970	6.00%	$15,541	8.500%	$14,627	8.00%

Tier 1 capital (to adjusted total assets) or Leverage ratio:
Company	$37,052	10.14%	$14,616	4.00%	$14,616	4.00%	N/A	N/A
Bank	$33,679	9.22%	$14,611	4.00%	$14,611	4.00%	$18,264	5.00%
December 31, 2018	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Capital Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Company	$37,808	21.78%	$13,885	8.00%	$17,138	9.875%	N/A	N/A
Bank	$34,449	19.73%	$13,965	8.00%	$17,238	9.875%	$17,456	10.00%

Tier 1 capital common equity (to risk-weighted assets):
Company	$35,636	20.53%	$7,810	4.50%	$11,064	6.375%	N/A	N/A
Bank	$32,265	18.48%	$7,855	4.50%	$11,128	6.375%	$11,346	6.50%

Tier 1 capital (to risk-weighted assets):
Company	$35,636	20.53%	$10,413	6.00%	$13,668	7.875%	N/A	N/A
Bank	$32,265	18.48%	$10,474	6.00%	$13,747	7.875%	$13,965	8.00%

Tier 1 capital (to adjusted total assets) or Leverage ratio:
Company	$35,636	11.11%	$12,829	4.00%	$12,829	4.00%	N/A	N/A
Bank	$32,265	9.57%	$13,484	4.00%	$13,484	4.00%	$16,855	5.00%

Recent Accounting Pronouncements
See “Recent Accounting Pronouncements” in Note 1 of “Financial Statements of CFBanc” in this joint proxy statement/prospectus.
Qualitative and Quantitative Disclosures about Market Risk
Interest Rate Risk, Net Interest Income Simulation and Economic Value Analysis
As a financial institution, CFBanc is exposed to various business risks, including interest rate risk. Interest rate risk is the risk to earnings and value arising from volatility in market interest rates. Interest rate risk arises from timing differences in the repricing and maturities of interest-earning assets and interest-bearing liabilities, changes in the expected maturities of assets and liabilities arising from embedded options, such as borrowers’ ability to prepay loans, and depositors’ ability to redeem certificates of deposit before maturity, changes in the shape of the yield curve where interest rates increase or decrease in a nonparallel fashion, and changes in spread relationships between different yield curves, such as U.S. Treasuries and LIBOR. CFBanc’s goal is to maximize net interest income without incurring excessive interest rate risk. Management of net interest income and interest rate risk must be consistent with the level of capital and liquidity that CFBanc maintains. CFBanc manages interest rate risk through an asset and liability committee (“ALCO”). ALCO is responsible for managing CFBanc’s interest rate risk in conjunction with its liquidity and capital management.
CFBanc employs an independent consulting firm to model its interest rate sensitivity. CFBanc uses a net interest income simulation model as its primary tool to measure interest rate sensitivity. Many assumptions are developed based on expected activity in the balance sheet. For maturing assets, assumptions are created for the redeployment of these assets. For maturing liabilities, assumptions are developed for the replacement of these funding sources. Assumptions are also developed for assets and liabilities that could reprice during the modeled time period. These assumptions also cover how CFBanc expects rates to change on non-maturity deposits such as interest checking, money market checking, savings accounts, and certificates of deposit. Based on inputs that include the current balance sheet, the current level of interest rates and the developed assumptions, the model then produces an expected level of net interest income if market rates remain unchanged. This is considered the base case. Next, the model determines what net interest income would be based on specific changes in interest rates. The rate simulations are performed for a two-year period and include ramped rate changes of down 100 basis points to 400 basis points and up 100 basis points to 400 basis points. In both the up and down scenarios, the model assumes a parallel shift in the yield curve. The results of these simulations are then compared to the base case.
Stress testing the balance sheet and net interest income using instantaneous parallel shock movements in the yield curve of 100 to 400 basis points is a standard regulatory and banking industry practice. However, these stress tests may not represent a realistic forecast of future interest rate movements or changes in the yield curve. In addition, instantaneous parallel interest rate shock modeling is not a predictor of actual future performance or earnings. It is a financial metric used to manage interest rate risk and track the movement of CFBanc’s interest rate risk position over a historical time frame for comparison purposes.
As of September 30, 2020, CFBanc’s asset/liability position was liability sensitive based on its interest rate sensitivity model. CFBanc’s net interest income would increase by 1.28% in a +100 basis point scenario and would decrease by 15.95% in a +400 basis point scenario over a one-year time frame. In the two-year time horizon, CFBanc’s net interest income would increase by 4.59% in a +100 basis point scenario and would decrease by 10.1% in a +400 basis point scenario. As of December 31, 2019, and 2018, CFBanc’s asset/liability position was asset sensitive and all interest rate risk stress test measures were within CFBanc’s board policy established limits in each of the increased rate scenarios.
CFBanc also uses a model to simulate and measure potential changes in its net interest income and economic value of equity (“EVE”) given instantaneous parallel shifts in interest rates of +/- 400 basis points. CFBanc’s net interest income risk simulation measures shorter-term risk over 12- and 24-month time frames. EVE measures the period-end market value of assets minus the market value of liabilities and the change in this value given the changes in rates. EVE is a point-in-time measurement that helps quantify longer term interest rate risk. It models simultaneous parallel shifts in market interest rates, implied by the forward yield curve. The EVE model calculates the market value of capital by taking the present value of all asset cash flows less the present value of all liability cash flows. The model has inherent limitations since the results are based on a given set of rate changes and assumptions as of a certain point in time. For purposes of the simulation, CFBanc assumes no balance sheet growth. Therefore, the model’s results reflect an interest rate shock to a static balance sheet.

Potential changes to CFBanc’s net interest income and EVE in hypothetical rising and declining interest rate scenarios calculated as of September 30, 2020, December 31, 2019, and December 31, 2018 are presented in the table below:
	As of September 30, 2020				As of December 31, 2019
(dollars in thousands) Rate shock(1)	Change in Net Interest Income		Change in Economic Value of Equity		Change in Net Interest Income		Change in Economic Value of Equity
	$	%	$	%	$	%	$	%
+400	-1,362	-15.95	-4,839	-15.67	77	0.83	-3,038	-8.26
+300	-713	-8.35	-1,666	-5.39	230	2.47	-1,218	-3.31
+200	-192	-2.25	802	2.60	285	3.07	57	0.15
+100	109	1.28	1,986	6.43	195	2.09	367	1.00
0
-100	-72	-0.84	-5,199	-16.70	-923	-9.91	-4,167	-11.33
-200	-79	-0.92	-5,358	-17.35	-2,128	-22.86	-9,441	-25.67
	As of December 31, 2018
Rate shock(1)	Change in Net Interest Income		Change in Economic Value of Equity
	$	%	$	%
+400	338	3.19	-3,942	-10.17
+300	413	3.90	-2,212	-5.70
+200	387	3.65	-1,065	-2.75
+100	228	2.14	-685	-1.77
0
-100	-1,019	-9.62	-3,480	-8.97
-200	-2,807	-26.51	-8,038	-20.73
(1)	Change in interest rates in basis points.
The results of this simulation analysis are hypothetical, and a variety of factors might cause actual results to differ substantially from what is depicted. The timing and magnitude of interest rate changes (including, for example, the sharp reduction in interest rates by the Federal Reserve Board in response to the economic and financial effects of the COVID-19 pandemic) will most likely differ substantially from what is depicted. The shape or steepness of the yield curve typically changes with each change in the Federal funds target range. Increasing rates could reduce net interest income if CFBanc is required to increase deposit rates faster than planned to maintain volumes, or if CFBanc’s mix of assets and funding change. Results could also change depending on faster or slower loan prepayments, or earlier withdrawals in deposits than those assumed in the model. Finally, the results do not incorporate growth in the balance sheet or strategic changes made in response to changes in rates.
Impact of Inflation and Changing Prices
CFBanc’s consolidated financial statements and related notes have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike most industrial companies, nearly all of CFBanc’s assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on CFBanc’s performance than do the effects of general levels of inflation over time. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods or services.

SECURITY OWNERSHIP OF BROADWAY DIRECTORS, NAMED EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
The following tables set forth, as of September 30, 2020, the beneficial ownership of Broadway voting common stock by each of Broadway’s directors and executive officers, by Broadway’s directors and executive officers as a group and by each person or entity known by Broadway to beneficially own or may be deemed to own more than 5% of either class of the outstanding Broadway voting common stock. Unless otherwise specified, the address of each listed Broadway stockholder is 5055 Wilshire Boulevard, Suite 500, Los Angeles, CA 90036.
The percentages of beneficial ownership in the following tables are calculated in relation to the 19,281,758 shares of Broadway voting common stock that were issued and outstanding as of September 30, 2020. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with options, warrants and convertible securities exercisable or convertible within 60 days of the record date for the special meeting.
Unless otherwise indicated, to Broadway’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Name of Beneficial Owner/Number of Persons in Group	Number of Shares of Voting Common Stock	Percent of Voting Common Stock	Number of Shares of Nonvoting Common Stock(1)	Percent of Total Common Stock Outstanding(2)
CJA Private Equity Financial Restructuring Master Fund I L.P.(3)	1,845,141	9.57%	6,453,995	29.60%
Broadway Federal Bank f.s.b. Employee Stock Ownership Plan(4)	1,637,902	8.49%	—	5.84%
National Community Investment Fund(5)	368,748	1.91%	1,564,540	6.90%
EJF Capital LLC(6)	1,233,090	6.40%	—	4.40%
First Republic Bank(7)	834,465	4.33%	737,861	5.61%
Directors and Executive Officers(4)
Wayne-Kent A. Bradshaw(8)	351,867	1.82%	—	1.25%
Robert C. Davidson, Jr.(9)	85,134	*	—	*
Daniel A. Medina(10)	67,490	*	—	*
Virgil Roberts(11)	39,457	*	—	*
Dutch C. Ross III	28,616	*	—	*
Erin Selleck(12)	20,878	*	—	*
Jack T. Thompson	11,179	*	—	*
Brenda J. Battey(13)	203,474	1.05%	—	*
Norman Bellefeuille(14)	298,893	1.54%	—	1.06%
Ruth McCloud(15)	152,900	*	—	*
All current directors and executive officers as a group (10 persons)	1,259,888	6.41%	—	4.44%
*	Less than 1%.
(1)	The nonvoting common stock may be converted to shares of voting common stock only upon certain permitted transfers.
(2)	Percentages are based on the total number of shares of voting and nonvoting common stock held by the respective stockholders shown in the table.
(3)
Christopher J. Acito, managing member of Christopher J. Acito (“CJA”) & Associates LLC, has sole investment and voting power with respect to these shares. CJA & Associates LLC is the managing member of CJA Private Equity Financial Restructuring GP I Ltd., which is the general partner of CJA Private Equity Financial Restructuring Master Fund I LP. The address for CJA & Associates LLC is 654 Madison Avenue, Suite 601, New York, NY 10065. CJA & Associates LLC is an affiliate of Gapstow Capital Partners located at 654 Madison Avenue, Suite 601, New York, NY 10065.

(4)	The address for each of the directors and named executive officers and the Broadway ESOP is 5055 Wilshire Boulevard, Suite 500, Los Angeles, CA 90036.
(5)	The address for National Community Investment Fund is 135 South LaSalle, Suite 2040, Chicago, IL 60603.
(6)
Based solely on information as of December 11, 2020 included in a Schedule 13G filed with the SEC on December 21, 2020. EJF Capital LLC and Emanuel J. Friedman have reported shared voting and dispositive power with respect to 1,233,090 shares of voting common stock.

EJF Debt Opportunities Master Fund, L.P. and EJF Debt Opportunities GP, LLC have reported shared voting and dispositive power with respect to 1,099,709 shares of voting common stock. EJF Debt Opportunities Master Fund II, LP and EJF Debt Opportunities II GP, LLC have reported shared voting and dispositive power with respect to 133,381 shares of voting common stock. The address for each of the foregoing is 2107 Wilson Blvd., Suite 410, Alexandria, VA 22201.
(7)	The address for First Republic Bank is 111 Pine Street, San Francisco, CA 94111.
(8)	Includes 41,630 allocated shares under the Broadway ESOP and 231,761 shares of restricted stock
(9)
Includes 70,000 shares that are held by the Robert and Alice Davidson Trust, dated August 11, 1982. Robert Davidson and Alice Davidson share investment and voting power with respect to the shares held by the Robert and Alice Davidson Trust in their capacities as trustees of the trust.

(10)
Includes 48,068 shares that are held by the Martin Medina Family Trust. Mr. Medina and his wife share investment and voting power with respect to the shares held by the Martin Medina Family Trust in their capacities as trustees of the trust.

(11)	Includes 20,037 shares held jointly with his spouse with whom voting and investment power are shared.
(12)	Includes 2,262 shares held jointly with her spouse with whom voting and investment power are shared.
(13)
Includes 29,037 allocated shares under the Broadway ESOP, 54,437 shares of restricted stock, and 120,000 shares subject to options granted under the Broadway Financial Corporation 2008 Long-Term Incentive Plan (the “LTIP”), which options are all currently exercisable.

(14)
Includes 29,013 allocated shares under the Broadway ESOP, 57,380 shares of restricted stock, and 160,000 shares subject to options granted under the LTIP, which options are all currently exercisable, and 52,500 shares held jointly with his spouse with whom voting and investment power are shared.

(15)	Includes 26,516 allocated shares under the Broadway ESOP, 46,384 shares of restricted stock and 80,000 shares subject to options granted under the LTIP, which options are all currently exercisable.

SECURITY OWNERSHIP OF CFBANC DIRECTORS, NAMED EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
The following tables set forth, as of January 12, 2021, the beneficial ownership of CFBanc common stock by each of CFBanc’s directors and executive officers, by CFBanc’s directors and executive officers as a group and by each person or entity known by CFBanc to beneficially own or may be deemed to own more than 5% of either class of the outstanding CFBanc common stock. Unless otherwise specified, the address of each listed CFBanc stockholder is c/o 1432 U Street NW, Washington, D.C. 20009.
The percentages of beneficial ownership in the following tables are calculated in relation to the 1,027,438 shares of CFBanc Class A common stock and 836,975 shares of CFBanc Class B common stock that were issued and outstanding as of January 12, 2021. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with options, warrants and convertible securities exercisable or convertible within 60 days of the record date for the special meeting. Currently, none of the officers, directors, or beneficial owners listed below have the right to acquire securities within 60 days.
Unless otherwise indicated, to CFBanc’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Holder	Title	Number of Class A Shares(1)	Percent of Class
Brian E. Argrett	President and Chief Executive Officer, Director	100	*
Shannan Herbert	EVP, Chief Credit Officer	0	*
Tom Nida	EVP, Market Executive	0	*
Marie C. Johns	Director	100	*
Obiora Menkiti	Director	100	*
David J. McGrady	Director	100	*
Phyllis R. Caldwell	Director	100	*
William A. Longbrake	Director	100	*
Lisa Green Hall	Director	200	*
Buwa Binitie	Director	100	*
Annie Donovan	Director	100	*
All directors and executive officers as a group (14 persons)		1,000	*
*	Less than 1%
Name and Address of Beneficial Owner	Number of Class A Shares(1)	Percent of Class
City First Enterprises(1) 1342 Florida Ave. NW Washington, D.C. 20009	451,000	43.90%
Cooperative Assistance Fund 9101 Crosby Road Silver Spring, MD 20910	62,500	6.08%
Georgetown University 1000 Potomac Street, NW, Suite 301 Washington, D.C. 20007	99,200	9.66%
National Community Investment Fund(2) 135 South LaSalle Street, Suite 2040 Chicago, IL 60603	82,500	8.03%
(1)
CFEnterprises and CFBanc share three directors as of September 30, 2020. CFEnterprises provides certain community development services in partnership with City First Bank. The partnership between CFEnterprises and City First Bank allows the institutions to deliver critical capital resources to important mission-driven enterprises and projects that would otherwise not be accomplished. This partnership is not expected to change after the merger.

(2)	Shares held in the name of NCIF Credit Strategies Fund, LLC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements give effect to the merger and include adjustments for the following:
•	certain reclassifications to conform the historical financial statement presentation of CFBanc to that of Broadway;
•
application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board Accounting Standards Codification 805 “Business Combinations” (“ASC 805”) to reflect estimated merger consideration of 13.626 shares of Broadway common stock in exchange for each outstanding share of CFBanc common stock and 1 share of Broadway's Series A preferred stock for each share of CFBanc preferred stock;

•	transaction costs incurred in connection with the merger; and
•	the separate sales of Broadway common stock to certain institutional and accredited investors that are expected to be completed shortly after the effective date of the merger.
The unaudited pro forma condensed combined financial statements and related notes are based on and should be read in conjunction with the following financial statements which are included elsewhere in this joint proxy statement/prospectus: (i) the historical unaudited consolidated financial statements of Broadway and the related notes as of and for the nine months ended September 30, 2020 and the audited consolidated financial statements of Broadway and the related notes as of and for the year ended December 31, 2019 and (ii) the historical unaudited consolidated financial statements of CFBanc and the related notes as of and for the nine months ended September 30, 2020 and the audited consolidated financial statements of CFBanc and the related notes as of and for the year ended December 31, 2019.
The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2020 and for the year ended December 31, 2019 combine the historical consolidated statements of income of Broadway and CFBanc, giving effect to the merger as if it had been completed on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical consolidated balance sheets of Broadway and CFBanc, giving effect to the merger as if it had been completed on September 30, 2020.
The unaudited pro forma condensed combined financial statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period or date.
As of the date of this joint proxy statement/prospectus, Broadway has not completed its valuation analysis of the assets and liabilities of CFBanc, and related calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the CFBanc assets to be acquired or liabilities to be assumed, other than preliminary estimates for intangible assets and certain financial assets and financial liabilities, considering due diligence information and public information available in regulatory reports. Until the merger is completed, both companies are limited in their ability to share certain information. Accordingly, apart from the aforementioned, certain CFBanc assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values.
A final determination of the fair value of CFBanc’s assets and liabilities will be based on CFBanc’s actual assets and liabilities as of the effective date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the merger consideration to be paid by Broadway in shares of Broadway common stock upon the completion of the merger will be determined based on the closing price of Broadway common stock on the closing date and the number of issued and outstanding shares of CFBanc common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial statements, and the differences may be material.
The unaudited pro forma condensed combined financial information contained herein does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the merger.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available, and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(Dollars in Thousands)	As of September 30, 2020
Unaudited	Broadway Financial Corporation	CFBanc Corporation	Transaction Accounting Adjustments	Notes	Pro Forma Combined for Merger	Financing (l)	Pro Forma Combined for Merger and Financing
Assets:
Cash and due from banks	$44,740	$2,850	$(1,001)	(a)	$46,589	$21,458	$68,047
Interest-bearing deposits in other banks	24,976	31,577	—		56,553	—	56,553
Federal funds sold	—	30,452	—		30,452	—	30,452
Cash and cash equivalents	69,716	64,879	(1,001)		133,594	21,458	155,052
Securities available-for-sale, at fair value	10,372	110,357	—		120,729	—	120,729
Loans receivable, net of ALLL	402,446	210,120	(4,563)	(b)	608,003	—	608,003
Accrued interest receivable	1,325	1,763	—		3,088	—	3,088
Federal Reserve Bank stock, at cost	—	693	—		693	—	693
Federal Home Loan Bank (FHLB) stock, at cost	3,586	479	—		4,065	—	4,065
Office properties and equipment, net	2,714	5,217	—		7,931	—	7,931
Bank owned life insurance	3,135	—	—		3,135	—	3,135
Deferred tax assets, net	5,309	345	1,122	(c)	6,776	—	6,776
Core deposit intangibles	—	—	958	(d)	958	—	958
Goodwill	—	—	19,299	(e)	19,299	—	19,299
Investment in affordable housing limited partnership	84	—	—		84	—	84
Income taxes receivable	—	220	—		220	—	220
Other assets	530	1,007	—		1,537	—	1,537
Total assets	$499,217	$395,080	$15,815		$910,112	$21,458	$931,570

Liabilities and stockholders' equity

Liabilities:
Deposits	$325,336	$300,394	—		$625,730	$—	$625,730
Securities sold under agreements to repurchase	—	36,552	—		36,552	—	36,552
FHLB advances	115,500	3,138	264	(f)	118,902	—	118,902
Notes payable - Merrill Lynch NMTC Corp., due 2040	—	14,000	—		14,000	—	14,000
Junior subordinated floating rate debentures, due 2024	3,570	—	—		3,570	—	3,570
Advance payments by borrowers for taxes and insurance	1,541	—	—		1,541	—	1,541
Other liabilities	3,904	2,323	2,978	(g)	9,205	—	9,205
Total liabilities	449,851	356,407	3,242		809,500	—	809,500

Stockholders' equity:
Preferred Stock	—	3,000	—	(h)	3,000	—	3,000
Common Stock:
Voting, Class A	219	530	(390)	(i)	359	64	423
Nonvoting, Class B	—	419	(305)	(i)	114	—	114
Nonvoting, Class C	87	—	—		87	64	151
Additional Paid-in Capital	46,750	18,246	33,579	(j)	98,575	21,330	119,905
Retained Earnings	8,364	15,311	(19,290)	(k)	4,385	—	4,385
Other, including Treasury Stock, net	(6,054)	1,021	(1,021)	(j)	(6,054)	—	(6,054)
Total stockholders' equity before noncontrolling interest	49,366	38,527	12,573		100,466	21,458	121,924

Noncontrolling interest	—	146	—		146	—	146

Total stockholders' equity including noncontrolling interest	49,366	38,673	12,573		100,612	21,458	122,070

Total liabilities and stockholders' equity	$499,217	$395,080	$15,815		$910,112	$21,458	$931,570

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
	Nine Months Ended September 30, 2020
	Broadway Financial Corporation	CFBanc Corporation	Transaction Accounting Adjustments	Notes	Pro Forma Combined
	(In thousands, except share and per share data)
Interest income:
Interest and fees on loans receivable	$13,226	$6,000	$1,792	(a)	$21,018
Interest on investment securities	194	1,513	—		1,707
Other interest income	293	573	—		866
Total interest income	13,713	8,086	1,792		23,591

Interest expense:
Interest on deposits	2,653	809	—		3,462
Interest on borrowings	1,754	511	46	(b)	2,311
Total interest expense	4,407	1,320	46		5,773
Net interest income before loan loss provision	9,306	6,766	1,746		17,818
Loan loss provision	29	578	—		607
Net interest income after loan loss recapture	9,277	6,188	1,746		17,211

Non-interest income:
Service charges	331	40	—		371
Net gain on sale of loans	199	—	—		199
Net gain on sale of securities	—	668	—		668
CDFI grant	—	152	—		152
Other, including NMTC activities	115	594	—		709
Total non-interest income	645	1,454	—		2,099

Non-interest expense:
Compensation and benefits	5,947	4,140	—		10,087
Occupancy expense	967	357	—		1,324
Professional services	1,675	695			2,370
Information services	700	678	—		1,378
Other	994	1,295	118	(c)	2,407
Total non-interest expense	10,283	7,165	118		17,566
(Loss) income before income taxes	(361)	477	1,628		1,744
Income tax (benefit) expense	(300)	119	473	(d)	292
Net (loss) income	$(61)	$358	$1,155		$1,452
Less net income attributable to non-controlling interest	—	(66)	—		(66)
Net (loss) income attributable to common stockholders	$(61)	$292	$1,155		$1,386

(Loss) earnings per common share - basic	$(0.00)	$0.16		(e)	$0.03
(Loss) earnings per common share - diluted	$(0.00)	$0.16		(e)	$0.03

Basic weighted average common shares outstanding	27,114,022	1,864,409		(e)	52,518,464
Diluted weighted average common shares outstanding	27,114,022	1,864,409		(e)	52,914,387
The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
	Year Ended December 31, 2019
	Broadway Financial Corporation	CFBanc Corporation	Transaction Accounting Adjustments	Notes	Pro Forma Combined
	(In thousands, except share and per share data)
Interest income:
Interest and fees on loans receivable	$15,845	$7,021	$3,037	(a)	$25,903
Interest on investment securities	359	1,916	—		2,275
Other interest income	643	3,151	—		3,794
Total interest income	16,847	12,088	3,037		31,972

Interest expense:
Interest on deposits	4,276	1,223	—		5,499
Interest on borrowings	2,110	694	63	(b)	2,867
Total interest expense	6,386	1,917	63		8,366
Net interest income before loan loss recapture	10,461	10,171	2,974		23,606
Loan loss recapture	7	46	—		53
Net interest income after loan loss recapture	10,468	10,217	2,974		23,659

Non-interest income:
Service charges	491	71	—		562
Net gain on sale of loans	204	—	—		204
CDFI grant	233	233	—		466
Other, including NMTC activities	124	1,529	—		1,653
Total non-interest income	1,052	1,833	—		2,885

Non-interest expense:
Compensation and benefits	7,357	6,271	—		13,628
Occupancy expense	1,265	484	—		1,749
Professional services	1,144	1,100	—		2,244
Information services	888	643	—		1,531
Other	1,417	1,196	174	(c)	2,787
Total non-interest expense	12,071	9,694	174		21,939
(Loss) income before income taxes	(551)	2,356	2,800		4,605
Income tax (benefit) expense	(345)	654	812	(d)	1,121
Net (loss) income	$(206)	$1,702	$1,988		$3,484
Less net income attributable to noncontrolling interest	—	(243)	—		(243)
Net income (loss) attributable to common stockholders	$(206)	$1,459	$1,988		$3,241

(Loss) earnings per common share - basic	$(0.01)	$0.78		(e)	$0.06
(Loss) earnings per common share - diluted	$(0.01)	$0.78		(e)	$0.06

Basic weighted average common shares outstanding	26,833,693	1,864,313		(e)	52,236,822
Diluted weighted average common shares outstanding	26,833,693	1,864,313		(e)	52,632,745
The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1. Basis of pro forma presentation
The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2020 and for the year ended December 31, 2019 combine the historical consolidated statements of income of Broadway and CFBanc, giving effect to the merger as if it had been completed on January 1, 2019. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical consolidated balance sheets of Broadway and CFBanc, giving effect to the merger as if it had been completed on September 30, 2020.
Broadway’s and CFBanc’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. Broadway has not identified all adjustments necessary to conform CFBanc’s accounting policies to Broadway’s accounting policies. Upon completion of the merger, or as more information becomes available, Broadway will perform a more detailed review of CFBanc’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with Broadway being considered the acquirer of CFBanc. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of CFBanc based upon management’s preliminary estimate of their fair values as of September 30, 2020. Broadway has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the CFBanc assets to be acquired or liabilities assumed, other than having prepared a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain CFBanc assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value.
All dollar amounts presented within these Notes to Unaudited Pro Forma Condensed Combined Financial Statements are in thousands, except share and per share data.
Note 2. Preliminary purchase price allocation
The table below presents a preliminary calculation of estimated merger consideration:
Preliminary calculation of estimated merger consideration	Note	Amount
Share consideration:
Shares of CFBanc common stock	(i)	1,864,413
Exchange ratio		13.626
Broadway common stock to be issued		25,404,491
Broadway’s closing share price as of January 8, 2021		$2.05
Preliminary fair value of consideration for outstanding common stock		$52,079
Consideration for preferred stock issued for CFBanc preferred stock		$3,000
Preliminary fair value of estimated total merger consideration		$55,079
(i)
Under the terms of the merger agreement, holders of CFBanc common stock will receive a fixed number of shares of Broadway common stock based on an exchange ratio of 13.626 shares of Broadway common stock for each share of CFBanc common stock they hold. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated merger consideration is based on the total number of shares of CFBanc common stock issued and outstanding as of September 30, 2020 and the closing price per share of Broadway common stock as of January 8, 2021.

The table below provides sensitivity analysis for the potential impact of variations in Broadway’s common stock price on the estimated total equity consideration and estimated goodwill:
(Dollars in thousands, except per share data)	Common Stock Price	Estimated Total Equity Consideration	Estimated Goodwill
Common Stock Price Sensitivity Analysis: As presented in the pro forma combined results	$2.05	$55,079	$19,299
Results if:
Broadway’s common stock price increases 10%	2.26	60,414	24,634
Broadway’s common stock price increases 30%	2.67	70,830	35,050
Broadway’s common stock price decreases 10%	1.85	49,998	14,218
Broadway’s common stock price decreases 30%	1.44	39,582	3,803
The following table sets forth a preliminary allocation of the estimated merger consideration to the fair value of the identifiable tangible and intangible assets to be acquired and liabilities to be assumed of CFBanc using CFBanc’s unaudited consolidated balance sheet as of September 30, 2020:
September 30, 2020 (Dollars in thousands)	Amount
Preliminary fair value of estimated total merger consideration	$55,079
Assets
Cash and cash equivalents	64,879
Investment securities	110,357
Loans receivable	205,557
Core deposit intangible	958
Other assets	10,846
Total assets	392,597
Liabilities and Equity
Deposits	(300,394)
FHLB advances	(3,402)
Short-term borrowings	(36,552)
Long-term debt	(14,000)
Accounts payable and other liabilities	(2,323)
Total liabilities	(356,671)
Noncontrolling interest	(146)
Less: Net assets	35,780
Goodwill	$19,299
Note 3. Adjustments to the unaudited pro forma condensed combined balance sheet
(a)	Represents payment of estimated transaction expenses related to the merger, net of accruals, income tax and amounts previously paid.
(b)
Represents net fair value adjustments of $7.3 million to reflect a preliminary estimate of the market value of CFBanc’s loans, offset in part by purchase accounting reversals of CFBanc’s allowance for loan losses of $2.6 million and deferred loan fees of $200 thousand. Also includes loans receivable held for sale.

(c)	Represents a purchase accounting adjustment to reflect the impact on deferred tax assets resulting from fair value adjustments to CFBanc’s loans, core deposit intangible asset and FHLB Advances.
(d)
Reflects the fair value of CFBanc’s core deposits in excess of book value, which is estimated to be .50% of core deposits. This asset will be amortized on an accelerated basis over an estimated life of ten years.

(e)
Represents the recognition of goodwill resulting from the merger equal to the excess of the consideration paid to CFBanc’s stockholders over the net fair value of the assets acquired and liabilities assumed. See Note 2 - Preliminary Purchase Price Allocation.

(f)	Represents a fair value adjustment for CFBanc’s FHLB advances that are at rates above current FHLB advance rates.
(g)
Represents accrued severance obligations resulting from the merger, net of a reversal of professional fees that were previously accrued but not paid as of September 30, 2020, net of tax. These professional fees are fully reflected in actual and pro forma retained earnings.

(h)	The preferred stockholder of CFBanc will received preferred stock of BYFC with substantially identical terms.
(i)
Reflects the par value of the common stock of BYFC that will be issued in the merger as purchase price consideration, offset in part by purchase accounting adjustments to eliminate the par value of CFBanc’s common stock accounts.

(j)
Reflects the balance of the value of the purchase price consideration paid to CFBanc’s stockholders, offset in part by purchase accounting adjustments to eliminate CFBanc’s additional paid-in capital and other equity accounts.

(k)
Reflects purchase accounting adjustments to eliminate CFBanc’s retained earnings account, as well as record $5.6 million in estimated additional transaction costs, less the related tax effect assuming a tax rate of 29%.

(l)
Reflects the sale of 12,720,000 shares of common stock through a private placement to certain institutional investors at a price of $1.78 per share. Assumes that one-half of the shares issued are Class A voting stock and one-half are shares of Class C nonvoting stock. Also, assumes total issuance costs of $1.2 million.

The adjustment to the combined stockholders’ equity is due to the following:
September 30, 2020 (Dollars in thousands)	Note	Amount
Fair value of common stock consideration issued	(i)	$52,079
Fair value of preferred stock consideration issued	(ii)	3,000
Estimated transaction costs not yet paid	(iii)	(3,979)
Pro forma adjustment to Broadway stockholders’ equity		51,100
Removal of CFBanc’s historical stockholders’ equity		(38,527)
Pro forma net adjustment to total stockholders’ equity		$12,573
(i)
As mentioned in Note 2, the preliminary estimated value of total common stock consideration to be issued pursuant to the merger agreement is $52.1 million based on a stock price of $2.05 per share of Broadway common stock.

(ii)	Reflects the preliminary estimated fair value of Broadway preferred stock that will be issued pursuant to the merger agreement for the preferred stock of CFBanc.
(iii)	Reflects expenses to be paid, net of taxes, for estimated transaction costs not yet paid by both Broadway and CFBanc as a result of the merger.
Note 4. Adjustments to the unaudited pro forma condensed combined statement of income
Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statements of income:
(a)
Represents an adjustment to interest income of $1.8 million for the nine months ended September 30, 2020 and $3.0 million for calendar 2019 to record estimated accretion of discounts on acquired loans that will be marked down to fair value upon completion of the merger. The accretion assumes that the estimated average life of the discounted loans is four years and that the loan discounts are amortized using a constant yield.

(b)
Represents an adjustment to interest expense on borrowings of $46 thousand for the nine months ended September 30, 2020 and $63 thousand for calendar 2019 to record estimated amortization of premiums on certain acquired FHLB advances with interest costs above market. The amortization assumes that the estimated life of the advances is 55 months.

(c)
Represents an adjustment to other expenses of $118 thousand for the nine months ended September 30, 2020 and $174 thousand for calendar 2019 to record amortization of the acquired core deposit intangibles. The adjustment is based upon an accelerated amortization schedule over an estimated life of ten years.

(d)	Marginal income taxes related to the pro forma pre-tax adjustments are estimated at Broadway’s marginal income tax rate of 29%.
(e)
Pro forma earnings per share were calculated by eliminating CFBanc’s basic and diluted common shares outstanding and adding the issuance of basic common shares by Broadway as merger consideration as follows:

	Nine Months Ended September 30, 2020		Year Ended December 31, 2019
	Basic Shares Outstanding	Diluted Shares Outstanding	Basic Shares Outstanding	Diluted Shares Outstanding
	(In thousands, except per share data)
Weighted average common shares outstanding:
Broadway weighted average outstanding	27,114	27,114	26,834	26,834
CFBanc weighted average outstanding	1,864	1,864	1,864	1,864
Combined weighted average shares outstanding	28,978	28,978	28,698	28,698
Eliminate CFBanc’s weighted average outstanding	(1,864)	(1,864)	(1,864)	(1,864)
Record issuance of new Broadway common shares in the merger at the exchange ratio of 13.626	25,404	25,404	25,403	25,403
Broadway dilutive securities	N/A	396	N/A	396
CFBanc dilutive securities	N/A	—	N/A	—
Net pro forma adjustments	23,540	23,936	23,539	23,935
Pro forma combined weighted average common shares outstanding	52,518	52,914	52,237	52,633
Pro forma net income attributable to common shares	$1,386	$1,386	$3,241	$3,241
Pro forma earnings per share	$0.03	$0.03	$0.06	$0.06

BROADWAY’S PROPOSED CONVERSION TO A PUBLIC BENEFIT CORPORATION
It is proposed that Broadway be converted to a public benefit corporation concurrently with the completion of the merger, but only if the amendments to the certificate of incorporation of Broadway to effect such conversion are approved by the holders of a majority of the outstanding shares of Broadway voting common stock at the Broadway special meeting in a vote that is separate from the vote on the merger. Further information regarding public benefit corporations under the provisions of the Delaware General Corporation Law, which is referred to herein as the DGCL, is provided in the following paragraphs.
Both Broadway and CFBanc work to spur equitable economic development with a mission to strengthen the overall well-being of historically excluded communities. Since the beginning of 2015, City First Bank and Broadway Federal Bank have collectively deployed over $[1.1 billion] in loans and investments in their communities as of September 30, 2020, which Broadway and CFBanc believe has helped close funding gaps, preserve or increase access to affordable housing, create and preserve jobs, and expand critical social services. The Broadway board of directors believes that becoming a Delaware public benefit corporation will help align the combined company’s business model of creating social, economic, and environmental value for underserved communities with a stakeholder governance model that will allow the combined company to give careful consideration to the impact of its decisions on workers, customers, suppliers, community, the environment, and the combined company’s impact on society; and to align further the combined company’s mission and values to its organizational documents.
Under the DGCL, a “public benefit corporation” is a for-profit corporation that is intended to produce a public benefit or public benefits and to operate in a responsible and sustainable manner. A Delaware public benefit corporation is required to be managed in a manner that balances its stockholders’ pecuniary interests, the best interests of those materially affected by the corporation’s conduct, and the public benefit or public benefits identified in the corporation’ certificate of incorporation.
The term “public benefit” means a positive effect (or reduction of negative effects) on one or more categories of persons, entities, communities or interests, other than stockholders in their capacities as stockholders. Public benefits may include, but are not limited to, effects of an artistic, charitable, cultural, economic, educational, environmental, literary, medical, religious, scientific or technological nature. The public benefits proposed for the combined company are the following:
“To, both directly and through its subsidiary bank, create a general and specific public benefit to the District of Columbia, Los Angeles, California and other urban communities served by the corporation or its subsidiaries. In particular, the business of the corporation and its subsidiaries will focus on the low- and moderate-income neighborhoods of the District of Columbia, Baltimore and their surrounding suburban communities, the Counties of Los Angeles, Orange, Riverside, San Diego, San Bernardino, Santa Barbara, and Ventura, California and other urban communities served in ways that are efficient and profitable, that increase access to credit and capital for individuals and institutions located therein, and that improve the economic health of the communities located therein”
The board of directors of a Delaware public benefit corporation is required to manage or direct the business and affairs of the public benefit corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the corporation’s certificate of incorporation.
Directors of public benefit corporations do not have duties to any person on account of any interest of such person in the public benefit or public benefits identified in the corporation’s certificate of incorporation or on account of any interest materially affected by the corporation’s conduct. In addition, with respect to a decision implicating the balancing requirement described in the above paragraph, a director will be deemed to satisfied his or her fiduciary duties to stockholders and the corporation if the director’s decision is both informed and disinterested, and not a decision that no person of ordinary, sound judgement would approve.
In addition, as provided in the DGCL, absent a conflict of interest, no failure by a director to satisfy the balancing requirements will, for purposes of Section 102(b)(7) of the DGCL (which generally exculpates directors against personal liability for monetary damages for breaches of the duty of care) or Section 145 of the DGCL (which governs rights to indemnification, subject in certain cases, to the indemnitee having met specific standards of conduct), constitute an act or omission not in good faith or a breach of the duty of loyalty, unless the certificate of incorporation otherwise provides.

Delaware public benefit corporations must also provide their stockholders, on at least a biennial basis, with a statement as to the corporation’s promotion of the public benefit or public benefits identified in the corporation’s certificate of incorporation and of the best interests of those materially affected by the corporation’s conduct. The report must include:
•	The objectives the board of directors has established to promote such public benefit or benefits or interests;
•	The standards the board of directors has adopted to measure the corporation’s progress in promoting such public benefit or public benefits and interests;
•	Objective factual information based on those standards regarding the corporation’s success in meeting the objectives and promoting such public benefit or public benefits and interests; and
•	An assessment of the corporation’s success in meeting the objectives and promoting such public benefit or public benefits.
Only stockholders of public benefit corporations who, individually or collectively, (i) own at least 2% of the corporation’s outstanding shares , or (ii) in the case of a corporation whose shares are listed on a national securities exchange (which term includes the Nasdaq Capital Market on which Broadway voting common stock is listed), the lesser of such percentage or shares having at least $2 million in market value may bring any action (including individual, derivative or any other type of action) to enforce the balancing requirements.

BROADWAY STOCKHOLDER RIGHTS PLAN
After consultation with Broadway’s legal and financial advisors, the Broadway board of directors approved a stockholder rights plan that is set forth in the Rights Agreement entered into between Broadway and Computershare Trust Company, N.A. as rights agent (the “Rights Plan”) on September 10, 2019. The Broadway board of director’s purpose in adopting and maintaining the Rights Plan is to protect Broadway’s stockholders against the possibility of attempts to acquire control of or influence over Broadway through open market or privately negotiated purchases of Broadway common stock without payment of a fair price to all of Broadway’s stockholders or through other tactics that do not provide fair treatment to all Broadway stockholders.
The Rights Plan is intended to encourage a potential acquiror of Broadway to negotiate directly with the Broadway board of directors, and to assist the Broadway board of directors in seeking to obtain the greatest value available to stockholders. The Rights Plan does not interfere with any merger, acquisition or business combination, or capital financing opportunity, that the Broadway board of directors believes to be in the best interest of Broadway’s stockholders.
To implement the Rights Plan, the Broadway board of directors declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of Broadway’s voting common stock and nonvoting common stock held by stockholders of record on September 23, 2019. In addition, the Rights Plan provides that a Right will deemed to be attached to each share of Broadway common stock issued after that date and before the termination of the Rights Plan. Each Right initially entitles a holder, upon the occurrence of certain events, to purchase, for an exercise price of $3.60 per Right, one one-thousandth of a share of Series B Junior Participating Preferred Stock of Broadway, which would have voting and economic rights equivalent to one share of Broadway voting common stock. Pursuant to the Rights Plan, the Rights are attached to and are not permitted to be transferred separately from the shares of Broadway common stock in respect of which the Rights are issued unless and until a Distribution Date (as defined in the Rights Plan) occurs and until such Distribution Date occurs a Right will be attached to each new share of Broadway common stock Broadway issues. In general, a Distribution Date is deemed to occur after an investor, including the investor’s affiliates and associates (each as defined in the Rights Plan) has acquired 10% or more of Broadway’s outstanding shares of common stock.
The Rights will not become exercisable unless, with certain exceptions, an investor, including the investor’s affiliates and associates, acquires beneficial ownership of 10% or more of the outstanding shares of Broadway Common Shares (as defined in the Rights Plan), or announces a tender offer that would result in the investor, together with the investor’s affiliates and associates, owning 10% or more of Broadway’s outstanding common stock. For this purpose, an investor will be deemed to have beneficial ownership of shares of common stock that are owned by persons and entities with whom the investor has an agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Broadway common stock or any other securities of Broadway, as well as Broadway common stock held by persons or entities who are acting in concert with the investor to obtain control of, or to exercise a controlling influence over the management or policies of, Broadway.
The Rights Plan excludes from its 10% ownership trigger level any investor who, alone or together with the investor’s affiliates and associates, currently owns 10% or more of Broadway’s Common Shares, but such investors would lose their exempted status if they acquire additional shares of Broadway common stock, or if their ownership of Broadway common stock falls below the 10% trigger level, after the date the Rights Plan was adopted.
If an investor (an “Acquiring Person”), alone or together with the investor’s affiliates and associates, acquires beneficial ownership of 10% or more of the outstanding shares of Broadway common stock, the Rights will automatically convert to rights entitling their holders, other than the Acquiring Person, its affiliates and associates, and their transferees, to purchase Broadway common stock from Broadway, in lieu of Series B Junior Participating Preferred Stock, at half of the then current market price of the Broadway common stock, up to the amount of the purchase price under the Rights. Alternatively, Broadway would have the right, subject to certain limitations, to exchange all or part of the Rights for Broadway common stock at an exchange ratio of one share of Broadway common stock, or preferred shares having equivalent value as determined by the Broadway board of directors, for each Right exchanged.
The Rights Plan may be terminated or amended by the Broadway board of directors at any time prior to the Rights becoming exercisable and may be amended thereafter in any manner that would not adversely affect the interests of the holders of Rights. In addition, the Broadway board of directors may elect to redeem the Rights at a redemption price of $0.001 per Right at any time before the triggering 10% ownership level has been reached, which redemption price may be paid in cash, Broadway common stock or other consideration. The Rights will expire on September 10, 2029, unless earlier redeemed or exchanged by Broadway.
In preparation for the execution and delivery of the merger agreement described in this joint proxy statement/prospectus, the Rights Plan was amended to provide that the approval, execution, delivery and performance of the merger agreement by Broadway would not cause the Rights to become exercisable, cause CFBanc or any of its Affiliates or Associates to become an Acquiring Person, result in a Triggering Event or give rise to a Shares Acquisition Date or Distribution Date. The amendment further provides that any Person who becomes the Beneficial Owner of 10% or more of the then outstanding Broadway common stock, including shares of any new class or series of common stock issued pursuant to the merger agreement, solely as a result of the transactions provided for in merger agreement, will be deemed a Grandfathered Person under the Rights Plan. Each of the foregoing capitalized terms is used herein as defined in the Rights Plan.

DESCRIPTION OF BROADWAY CAPITAL STOCK
Broadway is authorized under its certificate of incorporation to issue an aggregate of 50,000,000 shares of common stock, 25,000,000 shares of nonvoting common stock, and 1,000,000 shares of preferred stock, each having a par value $0.01 per share. As of November 12, 2020, Broadway had outstanding 19,281,758 shares of common stock, 8,756,396 shares of nonvoting common stock and no shares of preferred stock. The rights, preferences and privileges of holders of Broadway common stock and nonvoting common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Broadway board of directors may designate and issue from time to time, including the Series A preferred stock that is to be issued upon conversion of the outstanding preferred stock of CFBanc in connection with the merger.
The following is a summary of the material terms of Broadway common stock and nonvoting common stock, which are the only classes of capital stock that Broadway currently has outstanding. This summary does not purport to be complete and is qualified in its entirety by reference to Broadway’s certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.
Common Stock
Dividend Rights. Subject to the rights of holders of preferred stock of any series that may be issued and outstanding from time to time, holders of Broadway common stock are entitled to receive such dividends and other distributions in cash, securities or other assets as may be declared by the board of directors from time to time out of funds or assets that are legally available for dividends and other distributions, and are entitled to share equally on a per share basis in all such dividends and other distributions.
Voting Rights. Each outstanding share of Broadway common stock is entitled to one vote on all matters submitted to a vote of stockholders generally. In the event Broadway issues one or more series of preferred stock or other securities in the future such preferred stock or other securities may be given rights to vote, either together with the common stock or as a separate class on one or more types of matters.
Liquidation Rights. In the event of any liquidation, dissolution or winding up of Broadway, the holders of Broadway common stock will be entitled, subject to the prior rights of any outstanding series of Broadway preferred stock, to share in Broadway’s net assets, if any, that are available after the payment of all of Broadway’s debts and other liabilities.
Preemptive Rights. The holders of Broadway common stock have no preemptive rights in their capacities as such holders. Certain investors who acquired beneficial ownership of an aggregate of 10,232,424 shares of Broadway common stock in financial restructuring transactions of Broadway were granted rights, subject to certain limitations, to purchase shares of common stock that Broadway may offer in the future to the extent necessary to maintain their respective ownership percentages of Broadway outstanding common stock.
Board of Directors. Holders of common stock do not have cumulative voting rights with respect to the election of directors. At any meeting to elect directors by holders of Broadway common stock, the presence, in person or by proxy, of the holders of a majority of the voting power of shares of Broadway capital stock then outstanding will constitute a quorum for such election. Directors may be elected by a plurality of the votes of the shares present and entitled to vote on the election of directors, except for directors whom the holders of any then outstanding preferred stock have the right to elect, if any.
Certain Anti-Takeover Effects
Provisions of Delaware Law. Broadway is a Delaware corporation and Section 203 of the DGCL applies to us. It is an anti-takeover statute that is designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with the Broadway board of directors for the fair and equitable treatment of all stockholders.

Under Section 203 of the DGCL, a Delaware corporation is not permitted to engage in a “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder. As defined for this purpose, the term “business combination” includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder. The term “interested stockholder” is defined to mean a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. This prohibition does not apply if:
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prior to the time that the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the stockholder becoming an interested stockholder;

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upon completion of the transaction resulting in the stockholder becoming an interested stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding voting stock owned by directors who are also officers and by certain employee stock plans; or

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at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of two-thirds of the outstanding shares of voting stock that the interested stockholder does not own.

A Delaware corporation may elect not to be governed by these restrictions. Broadway has not opted out of Section 203.
Classified Board of Directors; Removal of Directors for Cause. The Broadway certificate of incorporation and bylaws provide for its board of directors to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the board will be elected each year. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to Broadway’s classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause by the affirmative vote, taken at a stockholders meeting, of a majority of the outstanding shares of Broadway voting common stock. Cause is defined for this purpose to mean conviction of a felony, or gross negligence or misconduct in the performance of a director’s duty to Broadway as determined by a court of competent jurisdiction, which adjudication is no longer subject to direct appeal. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors. The provision for a classified board could prevent a party who acquires control of a majority of Broadway’s outstanding common stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.
Advance Notice Procedures. Broadway’s bylaws establish an advance notice procedure for stockholder nominations of persons for election to the board of directors and for any proposals to be presented by stockholders at an annual meeting. Stockholders at an annual meeting will only be able to consider nominations and other proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the corporate secretary timely written notice, in proper form, of the stockholder’s intention to nominate a person for election as a director or to bring a proposal for action at the meeting.
Unanimity Required for Stockholder Action Without Meeting. Broadway’s certificate of incorporation provides that stockholder actions may be taken without a meeting only by written consent signed by all stockholders.
Super-Majority Stockholder Vote Required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of the holders of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Broadway’s certificate of incorporation requires the affirmative vote of the holders of at least 66-2/3% of Broadway’s outstanding voting stock to amend or repeal certain provisions of the certificate of incorporation. This “super-majority” stockholder vote would be in addition to any separate class vote that might be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, Broadway’s amended and restated bylaws may only be amended by the directors then in office.
The affirmative vote of the holders of two-thirds of Broadway’s outstanding voting stock is also required by the certificate of incorporation, in addition to any other approval that may be required by law, for approval of a business combination with or upon a proposal by an interested stockholder, unless the business combination (1) has been approved by a majority of disinterested directors, or (2) will occur at least three years after the proposing stockholder became an interested stockholder and certain criteria relating to the price to be paid in the business combination are satisfied, or (3) is solely with one of Broadway’s subsidiaries and certain criteria are satisfied. For purposes of the foregoing provisions, the term “interested stockholder” is defined as a direct or indirect beneficial owner of more than 10% of Broadway’s outstanding voting stock.
Effects of Authorized but Unissued Shares. Broadway has shares of common stock and “blank check” preferred stock available for future issuance and the Broadway board of directors may establish the terms of separate series of such preferred stock, without stockholder approval, subject to the limitations imposed by the listing standards of the Nasdaq Capital Market or any securities market or exchange on which Broadway securities may be listed or traded. These additional shares may be utilized for a variety of corporate purposes, including future private sales or public offerings to raise additional capital, acquisitions of other companies and grants of stock options or other stock-based compensation awards pursuant to employee incentive compensation plans. The existence of authorized but unissued shares of common stock and “blank check” preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Broadway’s outstanding voting common stock by means of a proxy contest, tender offer, merger, or otherwise.
Regulatory Requirements. The Change in Bank Control Act prohibits a person or group of persons acting in concert from acquiring control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. The term “control” is defined for this purpose to include ownership or control of, or holding with power to vote, 25% or more of any class of a savings and loan holding company’s voting securities. Under a rebuttable presumption contained in the regulations of the Federal Reserve Board, ownership or control of, or holding with power to vote, 10% or more of any class of voting securities of a savings and loan holding company having a class of securities registered under Section 12 of the Exchange Act would also be deemed to constitute the acquisition of control. In addition, any company is required to obtain the approval of the Federal Reserve Board under the Home Owners’ Loan Act before acquiring control of a savings and loan holding company. For this purpose, a company is deemed to have control of a savings and loan holding company if Broadway owns, controls, holds with power to vote, or holds proxies representing, 25% or more of any class of voting shares of the savings and loan holding company or controls in any manner the election of a majority of the holding company’s directors, and may also be deemed to acquire control of a savings and loan holding company based on a consideration of all relevant facts by the Federal Reserve Board.
Nonvoting Common Stock
The nonvoting common stock has all of the attributes and rights of Broadway voting common stock, other than as described below with respect to voting rights and provisions regarding conversion to common stock. Holders of the nonvoting common stock would be entitled to share ratably with the holders of the common stock, based on the numbers of shares held by each, in any dividends declared on the common stock by the Broadway board of directors and in distributions of any net liquidation proceeds upon dissolution and liquidation of Broadway, after payment or provisions for payment of creditors’ claims and distribution of net liquidation proceeds to the extent legally required on any then outstanding shares of preferred stock.
The holders of the nonvoting common stock do not have any voting rights, except as required by the DGCL. Under the DGCL, the holders of stock that by its terms is stated not to have voting rights nonetheless have the right to vote as a separate class on proposed amendments to the issuing corporation’s certificate of incorporation that would change the authorized number of shares of such class, change their par value or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

The nonvoting common stock is transferable, subject to certain limitations, and will automatically convert into common stock in connection with permitted transfers that are made to new holders of the nonvoting common stock that are not affiliated with the holder to whom it was initially issued and which conform to the criteria specified in clauses (iii), (iv) or (v) listed below. These criteria are intended to comply with bank regulatory requirements used to determine whether the holders of the nonvoting common stock may be found or presumed to have control (as defined in applicable regulations) of a savings and loan holding company or bank holding company. The shares of nonvoting common stock are only be transferrable by the initial holder thereof or an affiliate of the initial holder (i) to an affiliate of the initial holder, (ii) to Broadway, (iii) in a widespread public distribution, (iv) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of Broadway, or (v) to a transferee that would control more than 50% of the voting securities of Broadway without any transfer from the initial holder or any affiliate of the initial holder. The terms of the nonvoting common stock further provide that, notwithstanding the foregoing, Broadway may restrict such conversion to the extent it would be inconsistent with, or in violation of, the requirements of any bank regulator (as defined in Broadway’s certificate of incorporation) with respect to the restrictions on the transfer of the nonvoting common stock that are required in order to preserve the “nonvoting” classification of the nonvoting common stock for bank regulatory purposes. Any such restriction would be imposed and deemed effective immediately upon the transmittal by Broadway of written notice to such holder specifying in reasonable detail the reason for such restriction. In the event such notice is transmitted after the event giving rise to such automatic conversion, the restriction would be deemed to have been imposed and effective retroactively to the time of such event, and such conversion would be deemed not to have occurred, so long as such notice is transmitted within 180 days after the event giving rise to such conversion.
Preferred Stock
Broadway may issue shares of preferred stock in one or more series from time to time, up to the aggregate amount authorized by its certificate of incorporation. The Broadway board of directors is authorized, without necessity of stockholder approval, to divide the preferred stock into series, to provide for the issuance thereof, and to fix by resolution or resolutions the designations and the powers, preferences and relative, participating optional or other special rights and qualifications, limitations or restrictions thereof, including without limitation the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of the preferred stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series is so decreased, the shares constituting such decrease will resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. The Broadway directors’ power with respect to the foregoing is limited by applicable law and may be delegated to a committee of the board of directors. Under some circumstances, the issuance of shares of Broadway preferred stock, or the possibility thereof, may tend to discourage or impede a merger or other change in control of Broadway.
For a description of the Broadway Series A preferred stock that is proposed to be issued in exchange for CFBanc’s outstanding Series B Preferred Stock, see the section entitled “Description of Broadway Series A Preferred Stock.”

DESCRIPTION OF BROADWAY SERIES A PREFERRED STOCK
At the effective time of the merger, each share of CFBanc Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B will be converted into a share of Broadway Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series A (which we refer to in this section as the “Series A preferred stock”). The Series A preferred stock will be a new series of preferred stock of Broadway that will have terms that are substantially the same as those of the CFBanc Series B preferred stock and which, taken as a whole, are not materially less favorable to the holder or holders thereof than those of the CFBanc Series B preferred stock. The terms and provisions of the Series A preferred stock will be as set forth in Article FOURTH in the form of Broadway’s proposed amended and restated certificate of incorporation attached as Annex D to this joint proxy statement/prospectus. The following paragraphs summarize those terms and provisions.
General. The shares of Series A preferred stock will, when issued, be validly issued, fully paid and non-assessable. Each share of Series A preferred stock will be identical in all respects to all other shares of Series A preferred stock. The Series A preferred stock will not be convertible. The authorized number of shares of the Series A preferred stock will be 3,000.
Ranking. The Series A preferred stock will rank, with respect to the payment of dividends and amounts payable on liquidation, dissolution or winding up of Broadway, senior to the Broadway common stock and all other equity securities of Broadway expressly designated as ranking junior to the Series A preferred stock, and on parity with shares of any other class or series of Broadway stock the terms of which do not expressly provide that such other stock will rank junior or senior to the Series A preferred stock.
Dividends. Holders of Series A preferred stock are entitled to receive, if, as and when declared by Broadway’s board of directors out of assets legally available therefor, cumulative cash dividends at the rate of 4% per annum on (i) the Liquidation Amount per share ($1,000) plus (ii) the amount of accrued and unpaid dividends per share for any prior dividend period. Such dividends compound on each quarterly dividend payment date and, if declared, are payable quarterly in arrears, and the amounts of such dividends will be determined on the basis of 360-day years consisting of twelve 30-day months. Subject to certain exceptions, no dividends, other than dividends payable solely in common stock or certain other exceptions, will be permitted to be paid on Broadway common or any other shares of stock ranking junior to or on parity with the Series A preferred stock unless all accrued dividends on the Series A preferred stock for prior periods have been paid or are contemporaneously declared and paid in full, or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of the Series A preferred stock.
Voting Rights. The Series A preferred stock will not have general voting rights but will have voting rights with respect to certain matters or as otherwise from time to time required by law. The Series A preferred stock will have voting rights, voting together with the Broadway’s voting common stock if any vote of common stockholders is required in connection with a tender offer made to Broadway or the holders of Broadway common stock. Series A preferred stock will also have class voting rights with respect to (i) the authorization or increase in the authorized amount of, or any shares of or convertible or exchangeable or exercisable into shares of capital stock of Broadway ranking senior to the Series A preferred stock as to dividends and/or distributions of assets on liquidation, dissolution or winding up, (ii) amendment of Broadway’s certificate of incorporation adversely affecting the rights preference, privileges or voting powers of the Series A preferred stock, and (iii) mergers, share exchanges or reclassifications involving the Series A preferred stock, unless the Series A preferred stock would remain outstanding or would be converted into preferred stock having rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that, taken as a whole, are not materially less favorable to the holders thereof than those of the Series A preferred stock before any of the foregoing events. Holders of Series A preferred stock will be entitled to one vote per share on any matter on which holders of Series A preferred stock are entitled to vote, including taking any action by written consent.
Liquidation Rights. The Series A preferred stock will have a Liquidation Amount of $1,000 per share. In the event of liquidation, dissolution or winding up of Broadway, whether voluntary or involuntary, holders of Series A preferred stock will be entitled to receive out of assets of Broadway or proceeds available for distribution, subject to the rights of any creditors of Broadway and before distribution to Broadway common stockholders and the holders of shares of any other stock ranking junior to the Series A preferred stock, an amount per share equal to (i) the Liquidation amount, plus (ii) the amount of any accrued and unpaid dividends on such share, including, if applicable, dividends on such amount (collectively referred to as the “Liquidation Preference”). If any such distribution of available assets or proceeds is not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A preferred stock and the corresponding amounts payable with respect to any other stock of Broadway ranking equally with the Series A preferred stock as to such distribution, holders of Series A preferred stock and the holders of such other stock will be entitled to share ratably in any distribution in proportion to the full respective distributions to which they are entitled. A merger, consolidation, or sale of the assets of Broadway, including a merger or consolidation in which the holders of Series A preferred stock receive cash, securities or other property for their shares, will not be deemed to constitute a liquidation, dissolution or winding up of Broadway for the foregoing purposes.
Redemption. The Series A preferred stock will be redeemable, in whole or in part, at the option of Broadway at a redemption price equal to the sum of (i) the Liquidation Amount per share, and (ii) any accrued and unpaid dividends to but excluding the date fixed for redemption (whether or not any such dividends are actually declared). In the case of any redemption of part of the shares of Series A preferred stock outstanding, the shares to be redeemed will be selected either pro rata or in such other manner as the Broadway board of directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions of the amended and restated certificate of incorporation, the Broadway board of directors or a duly authorized committee thereof will have full power and authority to prescribe the terms and conditions upon which shares of Series A preferred stock will be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without charge to the holder. The Series A preferred stock will not be redeemable at the option of the holder or holders thereof and will not be subject to any sinking fund or similar provision.
Restriction of Share Repurchases. So long as Series A preferred stock remains outstanding, repurchases by Broadway of its common stock or other junior securities will not be permitted (with an exception for the administration of employee benefit plans in the ordinary course of business and certain other exceptions), unless all accrued and unpaid dividends on the Series A preferred stock for all prior dividends have been paid or are contemporaneously declared and paid in full, or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of the Series A preferred stock.
No Preemptive Rights. Holders of the Series A preferred stock will not be entitled to any preemptive rights as to any securities of Broadway or any warrants, rights or options granted with respect thereto.
No Conversion Rights. Holders of the Series A preferred stock will not have right to require that their Series A preferred stock be converted into or exchanged for any other security.

COMPARISON OF STOCKHOLDER RIGHTS
In the merger, holders of CFBanc common stock will receive shares of Broadway common stock in exchange for their shares of CFBanc common stock. Broadway is organized under the laws of the State of Delaware and CFBanc is organized under the laws of Washington, D.C. The following is a summary of the material differences between (1) the current rights of holders of CFBanc common stock under the District of Columbia Benefit Corporation Act of 2012 (which we refer to as the DC Benefit Act), the District of Columbia Business Corporation Act of 2010 (which we refer to as the DC BCA), the amended and restated articles of incorporation of CFBanc (which we refer to as the CFBanc articles of incorporation) and the amended and restated by-laws of CFBanc (which we refer to as the CFBanc bylaws and together with the CFBanc articles of incorporation, the CFBanc governing documents) and (2) the rights of holders of Broadway common stock under the DGCL, the amended and restated certificate of incorporation of Broadway that will become effective upon completion of the merger (which we refer to as the Broadway certificate of incorporation) and the bylaws of Broadway (which we refer to as the Broadway bylaws and, together with the Broadway certificate of incorporation, the Broadway governing documents).
Broadway and CFBanc believe that this summary describes the material differences between the rights of holders of Broadway common stock upon completion of the merger and the rights of holders of CFBanc common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of all such differences. The amended and restated certificate of incorporation of Broadway that will take effect at the effective time of the merger is included as Annex D to this joint proxy statement/prospectus. To find out where copies of the Broadway bylaws may be obtained, see the section entitled “Additional Information.”
The rights of holders of CFBanc preferred stock are primarily governed by the terms of the preferred stock set forth in the Certificate of Designation for the CFBanc preferred stock and by the DC BCA. Upon completion of the merger, the rights of the CFBanc stockholders who receive Broadway Series A preferred in exchange for their CFBanc preferred stock will be governed by the terms for such preferred stock set forth in Article FOURTH in the form of Broadway’s proposed amended and restated certificate of incorporation, which are substantially similar to the terms of the CFBanc preferred stock, and by the DGCL. For a complete description of the rights and terms of the Broadway Series A preferred stock, see the section entitled “Description of Broadway Series A Preferred Stock.”
	Broadway	CFBanc
Authorized Capital Stock:
Upon completion of the merger, Broadway’s authorized capital stock will consist of (i) 50,000,000 shares of Broadway Class A common stock, par value $0.01 per share; (ii) 15,000,000 shares of Broadway Class B common stock, par value $0.01 per share; (iii) 25,000,000 shares of Broadway Class C common stock, par value $0.01 per share; and (iv) 1,000,000 shares of serial preferred stock, par value $0.01 per share.

CFBanc’s authorized capital stock consists of (i) 3,000,000 shares of CFBanc Class A common stock, par value $0.50 per share; (ii) 3,000,000 shares of CFBanc Class B common stock, par value $0.50 per share; and (iii) 1,000,000 shares of CFBanc preferred stock, par value $0.50 per share.

Preferred Stock:
The Broadway certificate of incorporation authorizes the Broadway board of directors to issue from time to time shares of one or more series of preferred stock and to fix by resolution the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such preferred stock.

Broadway currently has no outstanding shares of preferred stock. Upon completion of the merger, the number of authorized shares of preferred stock will remain

The CFBanc articles of incorporation authorizes the CFBanc board of directors to issue preferred stock in one or more series, and to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

CFBanc currently has outstanding 3,000 shares of Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B.

	Broadway	CFBanc
unchanged from the current number of 1,000,000 authorized shares.

Voting Rights:
Upon completion of the merger, Broadway Class A common stockholders will be entitled to one vote per share of Broadway Class A common stock held of record on all matters. Holders of Broadway Class B common stock and Broadway Class C common stock constitute nonvoting shares and the holders of such shares are not entitled to vote on any matter other than as required by law.

Broadway stockholders do not have cumulative voting rights in the election of directors.

CFBanc Class A common stockholders are entitled to one vote for each share of stock; provided, that, except as otherwise required by law, holders of CFBanc Class A common stock are not entitled to vote on any amendment to the CFBanc articles of incorporation, including the terms of any certificate of designations of any series of CFBanc preferred stock, that relates solely to the terms of one or more outstanding series of CFBanc preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the CFBanc articles of incorporation. CFBanc Class A common stockholders have cumulative voting rights for the election of directors. Holders of CFBanc Class B common stock do not have voting rights, except as required by applicable law.

Size of Board of Directors:	The Broadway bylaws provide that the number of directors will be as fixed from time to time by majority vote of the Broadway board of directors.
The CFBanc articles of incorporation provides that the number of directors of CFBanc will consist of not less than five nor more than 25 persons, the exact number to be determined from time to time by a resolution adopted by the affirmative vote of a majority of the full CFBanc board of directors. At least one CFBanc director must be a “benefit director” as defined under the DC Benefit Act and must meet the qualifications to be a benefit director pursuant to the DC Benefit Act.

Nomination of Directors for Election:
The Broadway bylaws provide that nominations for directors may be made by or at the direction of the Broadway board of directors or by any Broadway stockholder who is entitled to vote at the meeting where directors are to be elected and complies with certain procedures.

Nominations by Broadway stockholders may only be made in connection with an annual meeting of stockholders, and must be made pursuant to timely notice described below in “Advance Notice Requirements for Stockholder Nominations and Other Proposals.”

The CFBanc governing documents and the DC BCA are silent on the process for stockholder nominations of directors for election to the board of directors.

	Broadway	CFBanc

The stockholder notice must provide, with respect to each proposed nominee, the name, age, business address, residential address, the principal occupation or employment, and information regarding beneficial ownership of Broadway stock, and other information regarding the proposed nominee.

The stockholder must also provide the name and address, as they appear on Broadway’s books, of such stockholder and the name and principal business or residential address of any other beneficial stockholders known by such stockholder to support such nominees and other information regarding ownership.

Election of Directors
The Broadway bylaws provide that director nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Broadway has a classified board of directors consisting of three classes of directors, with each director serving for a term ending on the third annual meeting following the annual meeting at which the class of directors was elected.

The CFBanc bylaws provide that director nominees will be elected by a plurality of the votes cast by the CFBanc stockholders entitled to vote in the election at a meeting at which a quorum is present.

CFBanc does not have a classified board of directors. All directors of CFBanc are elected each year.

Vacancies on the Board of Directors:
The Broadway certificate of incorporation provides that any vacancies on the Broadway board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, or, in the event of the failure of the directors or the sole remaining director so to act, by the stockholders at the next annual meeting which occurs after the expiration of a 90-day period commencing on the day the vacancy is created. The directors so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires. A director elected to fill a vacancy by reason of an increase in the number of directorships may be elected by a majority vote of the directors then in office, although less than a quorum of the Broadway board of directors, to serve until the next election of the class for which such director has been chosen. If the number of directors is

The CFBanc articles of incorporation provides that any vacancy on the CFBanc board of directors may be filled by action of a majority of the remaining directors between meetings of CFBanc stockholders. The CFBanc articles of incorporation provides that the terms of directors, including directors selected to fill vacancies, begin on January 1 in the calendar year following their election at an annual or special meeting of CFBanc stockholders (or on the date a director is appointed if after January 1) and expires on December 31 in the same calendar year, unless directors resign or are removed from office.

The CFBanc bylaws provide that a director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor in office. If a benefit director resigns or is otherwise removed from office, and at the effective time of such benefit director’s resignation or removal there is no other benefit directors on the CFBanc board of directors, then the CFBanc board of directors

	Broadway	CFBanc
	changed, any increase or decrease may be allocated to any such class the Broadway board of directors selects in its discretion.	will fill such benefit directors’ vacancy with an individual that qualifies as a benefit director under the DC Benefit Act.

Removal of Directors:
The Broadway certificate of incorporation and the Broadway bylaws provide that a director may be removed only for cause as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, which vote may only be taken at an annual meeting or a special meeting of stockholders called expressly for that purpose. Cause for removal is deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to Broadway and such adjudication is no longer subject to direct appeal.

The CFBanc bylaws provide that the entire CFBanc board of directors or any individual director may be removed from office with or without cause by the holders of a majority of shares then entitled to vote in the election of directors, provided that the directors elected by the holders of a particular class or series of stock may be removed without cause only by the affirmative vote of the holders of a majority of the outstanding shares of such class or series.

Amendments to Organizational Documents:
Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the corporation’s board of directors and the holders of a majority of the outstanding stock entitled to vote thereon unless the certificate of incorporation requires a higher vote. In addition, if the proposed amendment would increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of such class or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, the holders of a majority of the outstanding shares of such class will be entitled to vote as a class upon the proposed amendment.

Under the Broadway certificate of incorporation, the affirmative vote of the holders of at least two-thirds of the voting stock of Broadway, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with certain articles of the Broadway certificate of incorporation.

Under the DGCL, bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors

The DC BCA permits a corporation to amend its articles of incorporation at any time to add or change a provision that is required or permitted in the articles of incorporation as of the effective date of the amendment or to delete a provision that is not required to be contained in the articles of incorporation. The proposed amendment must be adopted by the board of directors and submitted to the stockholders for approval. The board of directors may condition its submission of the amendment to the stockholders on any basis. The board of directors must also transmit to the stockholders a recommendation that the stockholders approve the amendment, unless the board of directors makes a determination that because of conflicts of interest or other special circumstances, it should not make such recommendation, in which case the board of directors will transmit to the stockholders the basis for that determination. Unless the articles of incorporation provide otherwise, a corporation’s board of directors may also adopt certain enumerated amendments without stockholder approval. If a corporation has more than one class of shares outstanding, the holders of the outstanding shares of a class are entitled to vote as a separate voting group on a proposed amendment to the articles of

	Broadway	CFBanc

if the corporation’s certificate of incorporation confers the power to adopt, amend or repeal the corporation’s bylaws upon the directors.

Under the Broadway certificate of incorporation and the Broadway bylaws, the Broadway bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast at a meeting of stockholders or by a resolution adopted by a majority of the directors then in office.

incorporation that would affect or change certain enumerated amendments.

Under the CFBanc articles of incorporation, the CFBanc board of directors is authorized to adopt, amend, alter or repeal the CFBanc bylaws.

Under the DC BCA, a corporation’s stockholders may amend or repeal the corporation’s bylaws. A corporation’s board of directors may amend or repeal the corporation’s bylaws, unless the articles of incorporation reserve the power exclusively to the stockholders in whole or in part or the stockholders provide expressly that the board of directors may not amend, repeal or reinstate a particular bylaw.

Under the CFBanc bylaws, the CFBanc bylaws may be altered, amended or repealed by the CFBanc board of directors and by the affirmative vote of the holders of a majority of the shares of the capital stock of CFBanc issued and outstanding and entitled to vote at any annual meeting of CFBanc stockholders or at any special meeting of CFBanc stockholders.

Stockholder Action by Written Consent:
The Broadway certificate of incorporation and the Broadway bylaws provide that any action required to be taken or which may be taken at any annual or special meeting of the stockholders of the corporation may only be taken by written consent without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the stockholders of the corporation entitled to vote thereon.

The CFBanc bylaws provide that any action required or permitted to be taken at any annual or special meeting of CFBanc stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by holders of a majority in voting power of the votes cast by the holders of all the shares of capital stock entitled to vote on such matter. Such consent must be filed with the minutes of the proceedings of the CFBanc stockholders and will have the same force and effect as a unanimous vote of the CFBanc stockholders.

Special Meetings of Stockholders:
The Broadway bylaws provide that special meetings of the stockholders may be called only by the Broadway board of directors. Except in special cases where other express provision is made by statute, notices of special meetings are required to be given in the same manner as for annual meetings of stockholders.

Under the CFBanc bylaws a special meeting may be called for any purpose or purposes at any time by the CFBanc board of directors, the chairperson of the CFBanc board of directors, the chief executive officer, or the president. In addition, a special meeting may be called by the chairperson of the CFBanc board of directors or the secretary upon the written request or requests of the holder or holders of, at the time a request is delivered,

	Broadway	CFBanc

not less than one-fifth of all outstanding shares entitled to vote on the matter or matters to be presented for action at the special meeting, and may not be called by any other person or persons. Business that may be transacted at any special meeting of CFBanc stockholders is limited to the business stated in a valid special meeting request received from requisite percent of CFBanc stockholders and matters relating to the purpose or purposes stated in the notice of meeting. CFBanc is not required to present a matter for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by CFBanc, if none of the CFBanc stockholders who submitted the special meeting request or their proxyholders appears at the special meeting to present the matter specified in the special meeting request.

Quorum:
The Broadway bylaws provide that a majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at a meeting of stockholders. The stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

Under the CFBanc bylaws, the holders of a majority in voting power of the shares of the capital stock of CFBanc issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the CFBanc articles of incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of CFBanc issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, constitutes a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, may not be broken by the withdrawal of enough votes to leave less than a quorum. If a quorum is not present or represented by proxy at any meeting of CFBanc stockholders, the chairperson of the meeting, or a majority of the CFBanc stockholders entitled to vote at the meeting, present in person or represented in proxy, have power to adjourn or recess the meeting from time to time, until a quorum is present or so represented.

Notice of Stockholder Actions/Meetings:	The Broadway bylaws require written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting of the stockholders is	The CFBanc bylaws require that, except as otherwise provided by law, notice of each meeting of CFBanc stockholders, whether annual or special, must be given not less than

	Broadway	CFBanc
called and will be given not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting.
ten nor more than 60 days before the date of the meeting to each CFBanc stockholder entitled to vote at such meeting. The notice of a special meeting must state, in addition, the purpose or purposes for which the meeting is called. Notice given by mail shall be deemed given when deposited in the United States mail, postage prepaid, directed to the CFBanc stockholder at such stockholder’s address as it appears on the records of CFBanc. Without limiting the manner by which notice otherwise may be given to CFBanc stockholders, any notice is effective if given by a form of electronic transmission consented to by the CFBanc stockholder to whom the notice is given. The notices of all meetings must state the place, if any, date and time of the meeting and the means of remote communications, if any, by which CFBanc stockholders and proxyholders may be deemed to be present in person and vote at such meeting.

Advance Notice Requirements for Stockholder Nominations and Other Proposals:
The Broadway bylaws provide that any stockholder nominations for election of directors and any new business proposed by a stockholder to be considered and voted upon at the annual meeting must be stated in a written notice that includes specified information and is received by the secretary of Broadway not less than 90 days nor more than 120 days in advance of the anniversary date of the previous year’s annual meeting, regardless of any postponement or adjournments of that meeting to a later date. All new business so stated, proposed and received by the secretary of Broadway will, unless prior action is required by the Broadway board, be considered and voted upon at the annual meeting if presented by the stockholder at such meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder notice of new business required must be received by the secretary of Broadway not later than 90 days prior to the annual meeting or, if later, ten days following the day on which public disclosure of the date of the annual meeting is first made by Broadway. This provision does not prevent the consideration, approval or disapproval at the annual meeting of the reports of officers and committees, but in connection with such
The DC BCA, the CFBanc articles of incorporation and the CFBanc bylaws do not provide for advance notice requirements for CFBanc stockholder nominations and other proposals.

	Broadway	CFBanc
reports no business will be acted upon at the annual meeting unless stated and filed as provided above.

Limitation of Liability of Directors and Officers:
The Broadway certificate of incorporation provides that a director will not be personally liable to Broadway or its stockholders for monetary damages for a breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to Broadway or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives any improper personal benefit.

The DC Benefit Act provides that a director is not personally liable for monetary damages for (i) any action taken as a director if the director performed in compliance with certain enumerated duties of office, including acting in good faith and in a manner the director reasonably believes to be in the best interests of the corporation or (ii) failure of the benefit corporation to create general public benefit or specific public benefit.

The DC Benefit Act also provides that an officer is not personally liable for monetary damages for (i) an action taken as an officer if the officer performed in compliance with certain enumerated duties of the position, including acting in good faith with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the officer reasonably believes to be in the best interests of the corporation; or (ii) failure of the benefit corporation to pursue or create general public benefit or specific public benefit.

Indemnification of Directors and Officers:
The Broadway certificate of incorporation provides that any person who is or was or has agreed to become a director or officer of Broadway, or is or was serving or has agreed to serve at the request of Broadway as a director or officer of Broadway, or is or was serving or has agreed to serve at the request of Broadway as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, has the right to be indemnified by Broadway against all costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with an action, suit or proceeding and any appeal (other than an action by or in the right of Broadway) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Broadway, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The CFBanc articles of incorporation provides that CFBanc will indemnify the directors, officers, or former directors or officers, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock, or of which it is a creditor, against liability to the fullest extent permitted by the DC BCA against any and all expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of CFBanc, or of such other corporation, except if such person is adjudged in a proceeding to be liable for negligence or misconduct in the performance of the person’s duty.

A corporation may indemnify an individual who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if the director (1)

Broadway	CFBanc

The Broadway certificate of incorporation provides that any such person has the right to be indemnified by Broadway against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by such person or on such person’s behalf in connection with the defense or settlement of an action or suit and any appeal by or in the right of Broadway to procure a judgement in Broadway’s factor if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Broadway, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to Broadway unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought will determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court may deem proper.

The determination that a director or officer met the standard of conduct set forth above is made by (i) the Broadway board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, or (ii) if such majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the Broadway stockholders.

The Broadway certificate of incorporation provides that Broadway will advance all costs, charges and expenses (including attorneys’ fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such conducted himself or herself in good faith; (2) reasonably believed that his or her conduct was (i) for conduct in an official capacity, in the corporation’s best interests or (ii) for conduct not in an official capacity, not opposed to the corporation’s best interests; and (3) in the case of any criminal proceedings, has no reasonable cause to believe his or her conduct was unlawful.

A corporation may also indemnify a director who engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, except liability for receipt of a financial benefit to which the director is not entitled, an intentional infliction of harm on the corporation or its stockholders, unlawful distributions and an intentional violation of criminal law.

A corporation may not indemnify a director unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met an enumerated standard of conduct. This determination must be made by any of: (1) if there are two or more qualified directors, the board of directors by majority vote of a quorum consisting of directors not part of the proceedings; (2) special legal counsel selected by, (i) if there are less than two qualified directors, the board of directors, or (ii) if there are two or more qualified directors, the board of directors by majority vote of a quorum consisting of directors not part of the proceedings; and (3) the stockholders, excluding shares owned or controlled by directors who are part of the proceedings.

Unless ordered by the District of Columbia Superior Court, a corporation may not indemnify a director in connection with a proceeding (1) by or in the right of the corporation, except for expenses incurred with the proceeding if it is determined that the director met the relevant standard of conduct; and (2) for conduct which the director was deemed liable for receiving a financial benefit to which the direct was not entitled, whether or not involving action in

	Broadway	CFBanc

action, suit or proceeding will be made only upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced in the event that it is ultimately determined that such director or officer is not entitled to be indemnified by Broadway.

the director’s official capacity.

The DC BCA permits a corporation to advance funds to pay for, or reimburse expenses incurred by, a director who is a party to a proceeding because he or she is a director, subject to certain requirements including the receipt of certain undertakings and written affirmations by such director.

The DC BCA permits indemnification for officers to the same extent as directors.

Consideration of Other Constituencies by Public Benefit Corporations:
The DGCL provides that a board of directors of a Delaware public benefit corporation shall manage or direct the business and affairs of the public benefit corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in its certificate of incorporation.

However, a director of a Delaware public benefit corporation does not have any duty to any person on account of any interest of such person in the public benefit or public benefits identified in the certificate of incorporation or on account of any interest materially affected by the corporation’s conduct and, with respect to a decision implicating the balance requirement above, will be deemed to satisfy such director’s fiduciary duties to stockholders and the corporation if such director’s decision is both informed and disinterested and not such that no person of ordinary, sound judgment would approve.

These provisions of the DGCL will apply to Broadway if it becomes a public benefit corporation under Delaware law.

The DC Benefit Act provides that in discharging the duties of their respective positions and in considering the best interests of the benefit corporation, a board of directors, committees of the board of directors, and individual directors of a benefit corporation will consider the effects of any action upon (i) the stockholders of the benefit corporation; (ii) the employees and work force of the benefit corporation, its subsidiaries, and its suppliers; (iii) interests of customers as beneficiaries of the general public benefit or specific public benefit purposes of the benefit corporation; (iv) community and societal factors; (v) the local and global environment; (vi) the short-term and long-term interests of the benefit corporation; and (vii) the ability of the benefit corporation to accomplish its general public benefit purpose and any specific public benefit purpose. Directors may also consider other pertinent factors or the interests of any other group that they deem appropriate and need not give priority to the interests of a particular person or group over the interests of any other person or group, unless the benefit corporation has stated in its articles of incorporation its intention to give priority to certain interests related to its accomplishment of its general public benefit purpose or of a specific public benefit purpose identified in its articles of incorporation.

Anti-Takeover Provisions
Under the Broadway certificate of incorporation, a business combination with or upon a proposal by an interested stockholder requires the affirmative vote of the holders of at least two-thirds of the Broadway voting stock voting together as a single class. Such affirmative vote is required notwithstanding

The DC BCA does not address anti-takeover situations. However, the DC BCA provides that the board of directors may, regarding the issuance of any rights, options, or warrants for the purchase of shares of the corporation, preclude, limit, or invalidate the exercise, transfer, or receipt of the rights, options or

Broadway	CFBanc

the fact that no vote, or a lesser percentage vote, may be required or may be specified, by law or regulation. Such high voting standard is not required if certain conditions are met, such as if a majority of all the disinterested directors of Broadway approve the business combination, the proposed business combination is solely between Broadway and a subsidiary of Broadway and if certain pricing and procedural conditions are met.

Under the Broadway certificate of incorporation, a “business combination” is defined as any of the following transactions, if entered into by Broadway or a subsidiary of Broadway with, or upon a proposal by, an interested stockholder:
warrants by any person owning or offering to acquire a specified number or percentage of the outstanding shares of the corporation or by any transferee of that person.

• the merger or consolidation of Broadway or any subsidiary of Broadway; or

  •  the sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) of any assets of Broadway or any subsidiary of Broadway having an aggregate fair market value of $10 million or more; or

  •  the issuance or transfer by Broadway or any subsidiary of Broadway (in one or a series of transactions) of securities of Broadway or subsidiary of Broadway having an aggregate fair market value of $10 million or more; or

• the adoption of a plan or proposal for the liquidation or dissolution of any subsidiary of Broadway; or

  •  the reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving an interested stockholder) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of an interested stockholder in any class or series of capital stock of Broadway or subsidiary of

	Broadway	CFBanc
Broadway; or

  •  any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

An “interested stockholder” is defined as a person (other than Broadway, a subsidiary of Broadway, an employee stock ownership or other employee benefit plan of Broadway or subsidiary of Broadway or any trustee or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934 as in effect on June 1, 2020) of more than 10% of the outstanding voting stock of Broadway, and any affiliate or associate of any such person.

A “disinterested director” is defined as any member of the Broadway board of directors who is not affiliated with an interested stockholder and who was a member of the Broadway board of directors immediately prior to the time that any interested stockholder became an interested stockholder, and any successor to a disinterested director who is not affiliated with an interested stockholder and is recommended to succeed a disinterested director by a majority of the disinterested directors who are then members of the Broadway board of directors.

Stockholder Rights Plan:
Broadway currently has a stockholder rights plan adopted by the Broadway board of directors for the purposes of enabling the directors to act for the intended benefit of stockholders in the context of non-negotiated attempts to acquire control of Broadway. See the section entitled “Broadway Stockholders Rights Plan.”
CFBanc does not currently have a stockholder rights plan in effect.

LEGAL MATTERS
The validity of the Broadway Class A common stock, Broadway Class B common stock and Broadway Series A preferred stock to be issued in connection with the merger will be passed upon for Broadway by Arnold & Porter Kaye Scholer LLP, Los Angeles, California.
Arnold & Porter Kaye Scholer LLP, Los Angeles, California, counsel for Broadway, and Covington & Burling LLP, Washington, D.C., counsel for CFBanc, will provide their opinions regarding certain federal income tax consequences of the merger for Broadway and CFBanc, respectively.
EXPERTS
The consolidated financial statements of Broadway Financial Corporation as of December 31, 2019 and 2018, and for each of the years then ended, included in this joint proxy statement/prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is included herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of CFBanc Corporation as of December 31, 2019 and 2018 and for each of the two years in the two-year period ended December 31, 2019 included in this joint proxy statement/prospectus have been so included in reliance on the report of BDO USA LLP, an independent auditor, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.
DEADLINES FOR SUBMITTING BROADWAY STOCKHOLDER PROPOSALS
Proposals for Inclusion in Proxy Statement. Under SEC Rule 14a-8, a stockholder desiring to have a proposal considered for inclusion in the proxy statement for the 2021 annual meeting of Broadway stockholders must send the proposal to Broadway’s Corporate Secretary at the following address: Corporate Secretary, Broadway Financial Corporation, 5055 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. The proposal must be received no later than the close of business on January 20, 2021, and must comply with the requirements of SEC Rule 14a-8 for the proposal to qualify for inclusion in the proxy statement of the Broadway board of directors for the 2021 annual meeting.
Other Proposals and Nominations. Under Broadway’s bylaws, for stockholder proposals or nominations of persons to be elected as directors to be properly presented at an annual meeting, the stockholder must give written notice of the proposal or nomination to Broadway’s Corporate Secretary at the above address that is received at least 90 days, but no more than 120 days, before the first anniversary of the preceding year’s annual meeting in the case of notices relating to stockholder proposals. The notice must satisfy informational requirements set forth in Article III, Section 3.2 of the Broadway bylaws and the applicable SEC proxy rules. Among other requirements, a notice of proposed stockholder nomination must include information regarding the proposed nominee and the stockholder. The Broadway board of directors may reject any stockholder proposal or nomination, and the chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or nomination, if notice thereof is not received within the applicable deadlines or does not comply with the information requirements stated in the bylaws. For the Broadway 2021 annual meeting, such notices must be delivered not earlier than January 24, 2021 and not later than February 23, 2021. Other time limitations would apply in the case of Broadway annual meetings that are advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the prior year’s annual meeting.
DEADLINES FOR SUBMITTING CFBANC STOCKHOLDER PROPOSALS
CFBanc does not anticipate holding a 2021 annual meeting of CFBanc stockholders if the merger is completed by the fourth quarter of 2021. However, if the merger is not completed within the expected time frame, or at all, CFBanc may hold an annual meeting of its stockholders in 2021. Neither CFBanc’s articles and bylaws nor the DC BCA provide for advance notice requirements for stockholder proposals or stockholder nominations.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
BROADWAY FINANCIAL CORPORATION

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors
Broadway Financial Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial condition of Broadway Financial Corporation and Subsidiary (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Moss Adams LLP
Los Angeles, California
March 27, 2020
We have served as the Company’s auditor since 2014.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Financial Condition
	December 31, 2019	December 31, 2018
	(In thousands, except share and per share)
Assets:
Cash and due from banks	$3,016	$4,124
Interest-bearing deposits in other banks	12,550	12,527
Cash and cash equivalents	15,566	16,651
Investment securities available-for-sale, at fair value	11,006	14,722
Loans receivable held for sale, at lower of cost or fair value	—	6,231
Loans receivable held for investment, net of allowance of $3,182 and $2,929	397,847	355,556
Accrued interest receivable	1,223	1,143
Federal Home Loan Bank (FHLB) stock	2,916	2,916
Office properties and equipment, net	2,783	2,242
Bank owned life insurance	3,100	3,047
Deferred tax assets, net	5,220	5,045
Investment in affordable housing limited partnership	163	342
Real estate owned (REO)	—	833
Other assets	545	669
Total assets	$440,369	$409,397
Liabilities and stockholders’ equity
Liabilities:
Deposits	$297,724	$281,414
FHLB advances	84,000	70,000
Junior subordinated debentures	4,335	5,100
Advance payments by borrowers for taxes and insurance	1,033	1,055
Accrued expenses and other liabilities	4,429	3,392
Total liabilities	391,521	360,961
Commitments and Contingencies (Note 14)
Stockholders’ Equity:
Preferred stock, $.01 par value, authorized 1,000,000 shares; none issued or outstanding	—	—
Common stock, $.01 par value, voting, authorized 50,000,000 shares at December 31, 2019 and December 31, 2018; issued 21,729,249 shares at December 31, 2019 and 21,280,228 shares at December 31, 2018; outstanding 19,111,423 shares at December 31, 2019 and 18,662,402 shares at December 31, 2018	218	213
Common stock, $.01 par value, non-voting, authorized 25,000,000 shares at December 31, 2019 and December 31, 2018; issued and outstanding 8,756,396 shares at December 31, 2019 and December 31, 2018	87	87
Additional paid-in capital	46,426	46,141
Retained earnings	8,425	8,631
Unearned Employee Stock Ownership Plan (ESOP) shares	(959)	(1,027)
Accumulated other comprehensive loss, net of tax	(23)	(283)
Treasury stock-at cost, 2,617,826 shares at December 31, 2019 and at December 31, 2018	(5,326)	(5,326)
Total stockholders’ equity	48,848	48,436
Total liabilities and stockholders’ equity	$440,369	$409,397
See accompanying notes to consolidated financial statements.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Operations and Comprehensive Income
	Year Ended December 31,
	2019	2018
	(In thousands, except per share)
Interest Income:
Interest and fees on loans receivable	$15,845	$14,279
Interest on investment securities	359	413
Other interest income	643	545
Total interest income	16,847	15,237
Interest Expense:
Interest on deposits	4,276	3,089
Interest on borrowings	2,110	1,840
Total interest expense	6,386	4,929
Net interest income before loan loss provision recapture	10,461	10,308
Loan loss provision recapture	7	1,254
Net interest income after loan loss provision recapture	10,468	11,562
Non-Interest Income:
Service charges	491	449
Net gain on sales of loans	204	70
CDFI grant	233	233
Other	124	113
Total non-interest income	1,052	865
Non-Interest Expense:
Compensation and benefits	7,357	7,055
Occupancy expense	1,265	1,278
Information services	888	822
Professional services	1,144	653
Office services and supplies	280	289
Loan related expenses	163	167
Corporate insurance	133	147
Amortization of investment in affordable housing limited partnership	179	195
Other	662	950
Total non-interest expense	12,071	11,556
(Loss) income before income taxes	(551)	871
Income tax (benefit) expense	(345)	56
Net (loss) income	$(206)	$815
Other comprehensive loss, net of tax:
Unrealized gains (loss) on securities available-for-sale arising during the period	$369	$(292)
Income tax expense (benefit)	109	(90)
Other comprehensive income (loss), net of tax	260	(202)
Comprehensive income	$54	$613
(Loss) earnings per common share-basic	$(0.01)	$0.03
(Loss) earnings per common share-diluted	$(0.01)	$0.03
See accompanying notes to consolidated financial statements.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders’ Equity
(In thousands, except share and per share)
	Common Shares Issued	Common Stock	Additional Paid-in Capital	Retained Earnings	Unearned ESOP shares	Accumulated Other Comprehensive Loss, Net	Treasury Stock	Total Stockholders’ Equity
Balance at December 31, 2017	30,069,045	$300	$46,117	$7,816	$(1,095)	$(81)	(5,326)	$47,731
Net income	—	—	—	815	—	—	—	815
Common stock issued for services	18,906	—	45	—	—	—	—	45
Common stock repurchased for tax withholdings	(51,327)	—	(108)	—	—	—	—	(108)
Release of unearned ESOP shares	—	—	12	—	68	—	—	80
Change in unrealized loss on securities available-for-sale, net of tax	—	—	—	—	—	(202)	—	(202)
Restricted stock compensation expense	—	—	36	—	—	—	—	36
Stock-based compensation expense	—	—	39	—	—	—	—	39
Balance at December 31, 2018	30,036,624	$300	$46,141	$8,631	$(1,027)	$(283)	$(5,326)	$48,436
Net loss	—	—	—	(206)	—	—	—	(206)
Common stock issued for services	42,168	1	52	—	—	—	—	53
Common stock repurchased for tax withholdings	—	—	(14)	—	—	—	—	(14)
Release of unearned ESOP shares	—	—	(3)	—	68	—	—	65
Change in unrealized gain on securities available-for-sale, net of tax	—	—	—	—	—	260	—	260
Restricted stock compensation expense	406,853	4	212	—	—	—	—	216
Stock-based compensation expense	—	—	38	—	—	—	—	38
Balance at December 31, 2019	30,485,645	$305	$46,426	$8,425	$(959)	$(23)	$(5,326)	$48,848
See accompanying notes to consolidated financial statements.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows
	Year Ended December 31
	2019	2018
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(206)	$815
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loan loss provision recaptures	(7)	(1,254)
Provision for losses on REO	13	45
Depreciation	227	241
Reversal of valuation allowance on loan held for sale	(12)	—
Net amortization of deferred loan origination costs	254	605
Net amortization of premiums on mortgage-backed securities	30	36
Amortization of investment in affordable housing limited partnership	179	195
Stock-based compensation expense	254	75
Stocks granted to directors	53	45
ESOP compensation expense	65	80
Earnings on bank owned life insurance	(53)	(53)
Originations of loans receivable held for sale	(15,182)	(20,288)
Proceeds from sales and repayments of loans receivable held for sale	23,074	19,626
Gain on sale of loans receivable held for sale	(204)	(70)
Changes in operating assets and liabilities
Net change in deferred taxes	(284)	155
Net change in accrued interest receivable	(80)	(70)
Net change in other assets	124	187
Net change in advance payments by borrowers for taxes and insurance	(22)	(16)
Net change in accrued expenses and other liabilities	310	(120)
Net cash provided by operating activities	8,533	234
Cash flows from investing activities:
Net change in loans receivable held for investment	(43,983)	(3,185)
Principal payments on available-for-sale securities	4,055	2,444
Proceeds from sales of REO	820	—
Additions to office properties and equipment	(41)	(77)
Net cash used in investing activities	(39,149)	(818)
Cash flows from financing activities:
Net change in deposits	16,310	(9,876)
Proceeds from FHLB advances	22,000	32,500
Repayments on FHLB advances	(8,000)	(27,500)
Payment for tax withholding for vesting of restricted stock	(14)	(108)
Repayments of junior subordinated debentures	(765)	—
Net cash provided by (used in) financing activities	29,531	(4,984)
Net change in cash and cash equivalents	(1,085)	(5,568)
Cash and cash equivalents at beginning of the year	16,651	22,219
Cash and cash equivalents at end of the year	$15,566	$16,651
Supplemental disclosures of cash flow information:
Cash paid for interest	$6,336	$4,898
Cash paid for income taxes	13	—
Supplemental disclosures of non-cash investing and financing activities:
Transfers of loans receivable held for sale to loans receivable held for investment	$9,227	$16,871
Transfers of loans receivable held for investment to loans receivable held for sale	10,684	—
Common stock exchanged for payment of tax withholding	14	108
Initial recognition of operating lease right-to-use assets	1,120	—
Initial recognition of operating lease liabilities	1,120	—
See accompanying notes to consolidated financial statements.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2019 and 2018
Note 1 – Summary of Significant Accounting Policies
Nature of Operations and Principles of Consolidation
Broadway Financial Corporation (the “Company”) is a Delaware corporation primarily engaged in the savings and loan business through its wholly owned subsidiary, Broadway Federal Bank, f.s.b. (the “Bank”). The Bank’s business is that of a financial intermediary and consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make mortgage loans secured by residential and commercial real estate located in Southern California. At December 31, 2019, the Bank operated two retail-banking offices in Los Angeles, California and one in the nearby city of Inglewood, California. The Bank is subject to significant competition from other financial institutions and is also subject to regulation by certain federal agencies and undergoes periodic examinations by those regulatory authorities.
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Broadway Federal Bank, f.s.b. All significant inter-company transactions and balances have been eliminated in consolidation.
Use of Estimates
To prepare consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”), management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and actual results could differ from these estimates. The allowance and provision for loan losses, specific reserves for impaired loans, fair value of real estate owned, deferred tax asset valuation allowance, and fair values of investment securities and other financial instruments are particularly subject to change.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, cash items in the process of collection, amounts due from correspondent banks and the Federal Reserve Bank of San Francisco (the “Federal Reserve Bank”), and interest-bearing deposits in other banks with initial terms of ninety days or less. The Company may be required to maintain reserve and clearing balances with the Federal Reserve Bank under the Federal Reserve Act of 1913, as amended. The reserve and clearing requirement balance was $49 thousand at December 31, 2019. Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits in other banks, deferred income taxes and other assets and liabilities.
Investment Securities
Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. Consideration is given to the financial condition and near-term prospects of the issuer, the length of time and the extent to which the fair value has been less than the cost, and the intent and ability of management to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

Loans Receivable Held for Sale
The Bank originates loans for sale, and may, from time-to-time, decide to sell certain loans that are held for investment in order to manage loan concentrations. When a decision is made to sell loans, such loans are transferred from held-for-investment portfolio to held-for-sale portfolio at the lower of cost or fair value. If a reduction in value is required at time of the transfer, a charge-off is recorded against the allowance for loan and lease losses (“ALLL”). Any subsequent decline in value of the loans is recorded as a valuation allowance with a corresponding charge to non-interest expense.
Transfers of loans are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been legally isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right), to pledge or exchange the transferred assets, and provides no more than a trivial benefit to the Bank, and (3) the Bank does not maintain effective control over the transferred assets.
Loans receivable held for sale are generally sold with servicing rights released. Gains and losses on sales of loans are based on the difference between the selling price and the carrying value of the related loan sold. When loans receivable held for sale are sold, existing deferred loan fees or costs are an adjustment of the gain or loss on sale.
Loans Receivable Held for Investment
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of allowance for loan losses, deferred loan fees and costs and unamortized premiums and discounts. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct loan origination costs, premiums and discounts are deferred, and recognized in income using the level-yield method without anticipating prepayments.
Interest income on all loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Concentration of Credit Risk
Concentrations of credit risk arise when several customers are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. The Company’s lending activities are predominantly in real estate loans that are secured by properties located in Southern California and many of the borrowers reside in Southern California. Therefore, the Company’s exposure to credit risk is significantly affected by changes in the economy and real estate market in the Southern California area.
The Company has a significant concentration of deposits with a long-time customer that accounted for approximately 10% of its deposits as of December 31, 2019. The Company expects to maintain this relationship with the customer for the near term.
Loans Purchased
The Bank purchases or participates in loans originated by other institutions from time to time. Subject to regulatory restrictions applicable to savings institutions, the Bank’s current loan policies allow all loan types to be purchased. The determination to purchase specific loans or pools of loans is based upon the Bank’s investment needs and market opportunities and is subject to the Bank’s underwriting policies, which require consideration of the financial condition of the borrower and the appraised value of the property, among other factors. Premiums or discounts incurred upon the purchase of loans are recognized in income using the interest method over the estimated life of the loans, adjusted for actual prepayments. No loans were purchased during 2019 and 2018.

Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent cash recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, could be charged off. In addition, the OCC and FDIC periodically review the allowance for loan losses as an integral part of their examination process. These agencies may require an increase in the allowance for loan losses based on their judgments of the information available to them at the time of their examinations.
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDR”) and classified as impaired.
Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
If a loan is impaired, either a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or alternatively a charge-off is taken to record the loan at the fair value of the collateral, less estimated selling costs, if repayment is expected solely from the collateral.
TDRs are individually evaluated for impairment and included in the separately identified impairment disclosures. TDRs are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For TDRs that subsequently default, the Company determines the amount of any necessary additional charge-off based on internal analyses and appraisals of the underlying collateral securing these loans.
The general component covers loans that are collectively evaluated for impairment and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment with the use of a loss migration analysis and is based on the actual loss history experienced by the Company over the most recent five years. This actual loss experience is supplemented with information about other current economic factors based on the risks present for each portfolio segment. These current economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.
The following portfolio segments have been identified: one-to-four units (“single family”), five or more units (“multi-family”), commercial real estate, church, construction, commercial loans, and consumer loans. The risks in our various portfolio segments are as follows:
Single Family – Subject to adverse employment conditions in the local economy leading to increased default rate; decreased market values from oversupply in a geographic area; impact on borrowers’ ability to maintain payments in the event of incremental rate increases on adjustable rate mortgages.

Multi-Family – Subject to adverse various market conditions that cause a decrease in market value or lease rates; change in personal funding sources for tenants; oversupply of units in a specific region; a shift in population; reputational risks.
Commercial Real Estate – Subject to adverse conditions in the local economy which may lead to reduced cash flows due to vacancies and reduced rental rates; decreases in the value of underlying collateral.
Church – Subject to adverse economic and employment conditions leading to reduced cash flows from members’ donations and offerings; the stability, quality and popularity of church leadership.
Construction – Subject to adverse conditions in the local economy which may lead to reduced demand for new commercial, multi-family or single family buildings or reduced lease or sale opportunities once the building is complete.
Commercial – Subject to industry and economic conditions including decreases in product demand.
Consumer – Subject to adverse employment conditions in the local economy, which may lead to higher default rates.
Real Estate Owned
Assets acquired through, or by deed in lieu of, loan foreclosure are initially recorded at fair value less estimated costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through a provision that is charged to non-interest expense. Operating costs after acquisition are expensed as incurred.
Office Properties and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 10 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the lease term or the estimated useful life of the asset, whichever is shorter.
Federal Home Loan Bank (FHLB) stock
The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income when declared.
Bank-Owned Life Insurance
The Bank has purchased life insurance policies on a former key executive. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Investment in Affordable Housing Limited Partnership
The Bank owns a less than 5% interest in an affordable housing limited partnership. The investment is recorded using the cost method and is being amortized over the life of the related tax credits. The tax credits are being recognized in income tax expense in the consolidated financial statements to the extent they are utilized on the Company’s income tax returns. The investment is reviewed for impairment on an annual basis or on an interim basis if an event occurs that would trigger potential impairment.
Loan Commitments and Related Financial Instruments
Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Revenue Recognition
Accounting Standard Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires the Company to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. Most of our revenue-generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as our loans and investment securities, as these activities are subject to other GAAP discussed elsewhere within our disclosures. The Company’s revenue stream that is within the scope of Topic 606 is primarily service charges on deposit accounts, which consist of monthly service fees, check orders, and other deposit account related fees. The Company’s performance obligation for monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transaction based, and therefore, the Company’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.
Restricted Stock Units
The Company may grant cash-settled restricted stock units (“RSUs”) to its employees. Compensation cost is recognized over the vesting period based on the fair value of the award, which is re-measured at each reporting period. The fair value of the award is classified as a liability in the consolidated statements of financial condition.
Stock-Based Compensation
Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.
Compensation cost is recognized over the required service period, generally defined as the vesting period. Compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Company’s accounting policy is to recognize forfeitures as they occur.
Income Taxes
Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
The Company recognizes interest related to income tax matters in interest expense and penalties related to tax matters in income tax expense.
Retirement Plans
Employee 401(k) expense is the amount of matching contributions made by the Company.
Employee Stock Ownership Plan (ESOP)
The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of stockholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

Earnings (Loss) Per Common Share
Basic earnings (loss) per share of common stock is computed pursuant to the two-class method by dividing net income available to common stockholders less dividends paid on participating securities (unvested shares of restricted common stock) and any undistributed earnings attributable to participating securities by the weighted average common shares outstanding during the period. The weighted average common shares outstanding includes the weighted average number of shares of common stock outstanding less the weighted average number of unvested shares of restricted common stock. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per share of common stock includes the dilutive effect of unvested stock awards and additional potential common shares issuable under stock options.
Comprehensive Income (Loss)
Comprehensive income (loss) consists of net income (loss) and other comprehensive income or loss. Other comprehensive income or loss includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as separate components of equity.
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated. Management does not believe that any such matters existed as of the balance sheet date that will have a material effect on the consolidated financial statements.
Fair Value Measurements
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2: Significant observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Fair values are estimated using relevant market information and other assumptions, as more fully disclosed in Note 5. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
Operating Segments
The Company operates as a single segment. The operating information used by management to assess performance and make operating decisions about the Company is the consolidated financial data presented in these financial statements. For the years ended 2019 and 2018, the Company had one active operating subsidiary, Broadway Federal Bank, f.s.b. The Company has determined that banking is its one reportable business segment.
Reclassifications
Some items in the prior year consolidated financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year consolidated net income or stockholders’ equity.
Recently Adopted Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, “Leases (Topic 842),” which is intended to increase transparency and comparability in the accounting for lease transactions. ASU 2016-02 became effective as of January 1, 2019 and provides for a modified retrospective transition approach requiring lessees to recognize and measure leases on the balance sheet at either the earliest period presented or the beginning of the period of adoption with the option to elect certain practical expedients. We have elected to apply ASU 2016-02 as of the beginning of the period of adoption, which was January 1, 2019 and we have elected not to restate comparative periods. All the expedients available under ASU 2016-02, have been adopted.
The Bank has a combined operating lease for its corporate headquarters and main retail branch and a photocopier lease. As a result of implementing ASU 2016-02, we recognized an operating lease right-of-use (“ROU”) asset of $1.2 million and an operating lease liability of $1.2 million as of January 1, 2019, with no impact on our consolidated statements of operations or consolidated statements of cash flows compared to the prior lease accounting model. The ROU asset and operating lease liability are recorded in fixed assets and other liabilities, respectively, in the consolidated statements of financial condition. See Note 6 – Leases for additional information. The implementation of this standard had a minor impact on our regulatory capital ratios.
Recent Accounting Pronouncements Yet to Be Adopted
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, held-to-maturity debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (such as loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor. For debt securities with other-than-temporary impairment, the guidance will be applied prospectively. Existing purchased credit impaired (PCI) assets will be grandfathered and classified as purchased credit deteriorated (PCD) assets at the date of adoption. The asset will be grossed up for the allowance for expected credit losses for all PCD assets at the date of adoption and will continue to recognize the noncredit discount in interest income based on the yield of such assets as of the adoption date. Subsequent changes in expected credit losses will be recorded through the allowance. For all other assets within the scope of CECL, a cumulative-effect adjustment will be recognized in retained earnings as of the beginning of the first reporting period in which the guidance is effective.
On October 16, 2019, the FASB voted to affirm the proposed amended effective date for ASU 2016-13 for smaller reporting companies (“SRCs”) as defined by the SEC. The final ASU, was issued in November 2019, delays the implementation date for ASU 2016-13 to fiscal years beginning after December 15, 2022. SRCs are defined as companies with less than $250 million of public float or less than $100 million in annual revenues for the previous year and no public float or public float of less than $700 million. The Company qualifies as an SRC, and management will implement ASU 2016-13 in the first quarter of 2023. The management has not yet determined its estimated financial impact.
In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. This ASU is effective January 1, 2020 and clarifies the scope of the credit losses standard and addresses issues related to accrued interest receivable balances, recoveries, variable interest rates and prepayments, among other things. The amendments to Topic 326 have the same effective dates as ASU 2016-13. We will evaluate this ASU in conjunction with ASU 2016-13 to determine its impact on our financial condition and results of operations.
In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments – Credit Losses (Topic 326): Targeted Transition Relief. This ASU allows entities to irrevocably elect the fair value option on an instrument-by-instrument basis for eligible financial assets measured at amortized cost basis upon adoption of the credit loss standards. The effective date for this ASU is the same as for ASU 2016-13. We will evaluate this ASU in conjunction with ASU 2016-13 to determine its impact on our financial condition and results of operations.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The ASU was issued to improve the effectiveness of disclosures surrounding fair value measurements. The ASU removes numerous disclosures from Topic 820 including transfers between level 1 and 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation process for level 3 fair value measurements. The ASU also modified and added disclosure requirements regarding changes in unrealized gains and losses included in other comprehensive income, as well as the range and weighted average of unobservable inputs for level 3 fair value measurements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The guidance is not expected to have a significant impact on the Company’s consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The amendments in this ASU are intended to simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments are also intended to improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. We are currently in the process of evaluating the impact of this ASU on the Company’s consolidated financial statements.
Note 2 – Securities
The following table summarizes the amortized cost and fair value of the available-for-sale investment securities portfolios at December 31, 2019 and December 31, 2018 and the corresponding amounts of unrealized gains (losses) which are recognized in accumulated other comprehensive income:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
December 31, 2019:
Federal agency mortgage-backed securities	$7,792	$164	$—	$7,956
Federal agency debt	3,014	36	—	3,050
Total available-for-sale securities	$10,806	$200	$—	$11,006
December 31, 2018:
Federal agency mortgage-backed securities	$9,575	$88	$(155)	$9,508
Federal agency debt	5,317	—	(103)	5,214
Total available-for-sale securities	$14,892	$88	$(258)	$14,722
At December 31, 2019, the Bank had two federal agency debt securities with total amortized cost of $3.0 million and estimated total fair value of $3.1 million and an estimated average remaining life of 5.6 years. The Bank also had 22 federal agency mortgage-backed securities with total amortized cost of $7.8 million, estimated total fair value of $8.0 million and an estimated average remaining life of 4.4 years. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. In 2019, one federal agency debt security with total amount of $2.0 million matured. The Bank did not replace this matured security during 2019.
At December 31, 2019 and 2018, there were no securities pledged to secure public deposits since those public deposits are under $250 thousand which are fully insured by FDIC. At December 31, 2019 and 2018, there were no holdings of securities by any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.
There were no sales of securities during the years ended December 31, 2019 and 2018.
The Bank held 24 securities with unrealized gains and no securities with unrealized losses at December 31, 2019, compared to no securities with unrealized gains and ten securities with unrealized losses at December 31, 2018. Securities in unrealized loss positions are analyzed as part of our ongoing assessment of other-than-temporary impairment. Consideration is given to the financial condition and near-term prospects of the issuer, the length of time and the extent to which the fair value has been less than the cost, and our intent and ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. All the Bank’s securities were issued by the federal government or its agencies.
Note 3 – Loans Receivable Held for Sale
The Bank had no loans held for sale as of December 31, 2019 and $6.2 million of loans held for sale as of December 31, 2018, which consisted of multi-family loans. As part of the Bank’s loan concentration risk management program, $10.7 million of multi-family loans held for investment were transferred to the held-for-sale portfolio offset by $9.2 million of multi-family loans transferred from held for sale to held for investment portfolio during 2019. During 2018, the Bank transferred $16.9 million of multi-family loans held for sale to the loans held for investment portfolio. The Bank allocated $15.2 million, or 15%, of its multi-family loans originated during 2019 to loans held for sale compared to $20.2 million, or 20%, of its multi-family loan originations to loans held for sale during 2018. Loan sales of $22.8 million in multi-family loans were completed during 2019 for a total gain of $204 thousand. Loan sales of $19.3 million were completed during 2018 for a gain of $70 thousand. Loan repayments totaled $115 thousand during 2019 and $159 thousand during 2018.
Note 4 – Loans Receivable Held for Investment
Loans receivable held for investment were as follows as of the periods indicated:
	December 31, 2019	December 31, 2018
	(In thousands)
Real estate:
Single family	$72,883	$91,835
Multi-family	287,378	231,870
Commercial real estate	14,728	5,802
Church	21,301	25,934
Construction	3,128	1,876
Commercial – other	262	226
Consumer	21	5
Gross loans receivable before deferred loan costs and premiums	399,701	357,548
Unamortized net deferred loan costs and premiums	1,328	937
Gross loans receivable	401,029	358,485
Allowance for loan losses	(3,182)	(2,929)
Loans receivable, net	$397,847	$355,556
The following tables present the activity in the allowance for loan losses by loan type for the periods indicated:
	For the year ended December 31, 2019
	Real Estate
	Single family	Multi- family	Commercial real estate	Church	Construction	Commercial – other	Consumer	Total
	(In thousands)
Beginning balance	$369	$1,880	$52	$603	$19	$6	$—	$2,929
Provision for (recapture of) loan losses	(57)	439	81	(501)	29	1	1	(7)
Recoveries	—	—	—	260	—	—	—	260
Loans charged off	—	—	—	—	—	—	—	—
Ending balance	$312	$2,319	$133	$362	$48	$7	$1	$3,182
	For the year ended December 31, 2018
	Real Estate
	Single family	Multi- family	Commercial real estate	Church	Construction	Commercial – other	Consumer	Total
	(In thousands)
Beginning balance	$594	$2,300	$71	$1,081	$17	$6	$—	$4,069
Recapture of loan losses	(225)	(420)	(19)	(592)	2	—	—	(1,254)
Recoveries	—	—	—	114	—	—	—	114
Loans charged off	—	—	—	—	—	—	—	—
Ending balance	$369	$1,880	$52	$603	$19	$6	$—	$2,929

The following tables present the balance in the allowance for loan losses and the recorded investment (unpaid contractual principal balance less charge-offs, less interest applied to principal, plus unamortized deferred costs and premiums) by loan type and based on impairment method as of and for the periods indicated:
	December 31, 2019
	Real Estate
	Single family	Multi- family	Commercial real estate	Church	Construction	Commercial – other	Consumer	Total
	(In thousands)
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$60	$—	$—	$85	$—	$2	$—	$147
Collectively evaluated for impairment	252	2,319	133	277	48	5	1	3,035
Total ending allowance balance	$312	$2,319	$133	$362	$48	$7	$1	$3,182
Loans:
Loans individually evaluated for impairment	$611	$313	$—	$4,356	$—	$63	$—	$5,343
Loans collectively evaluated for impairment	72,501	288,730	14,818	16,292	3,125	199	21	395,686
Total ending loans balance	$73,112	$289,043	$14,818	$20,648	$3,125	$262	$21	$401,029
	December 31, 2018
	Real Estate
	Single family	Multi- family	Commercial real estate	Church	Construction	Commercial – other	Consumer	Total
	(In thousands)
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$53	$—	$—	$170	$—	$4	$—	$227
Collectively evaluated for impairment	316	1,880	52	433	19	2	—	2,702
Total ending allowance balance	$369	$1,880	$52	$603	$19	$6	$—	$2,929
Loans:
Loans individually evaluated for impairment	$610	$323	$—	$5,383	$—	$64	$—	$6,380
Loans collectively evaluated for impairment	91,567	232,986	5,800	19,713	1,872	162	5	352,105
Total ending loans balance	$92,177	$233,309	$5,800	$25,096	$1,872	$226	$5	$358,485

The following table presents information related to loans individually evaluated for impairment by loan type as of the periods indicated:
	December 31, 2019			December 31, 2018
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
	(In thousands)
With no related allowance recorded:
Multi-family	$313	$313	$—	$323	$323	$—
Church	3,491	2,446	—	4,666	2,803	—
With an allowance recorded:
Single family	593	593	60	610	610	53
Multi-family	—	—	—	—	—	—
Church	1,928	1,928	85	2,580	2,580	170
Commercial – other	63	63	2	64	64	4
Total	$6,388	$5,343	$147	$8,243	$6,380	$227
The recorded investment in loans excludes accrued interest receivable due to immateriality. For purposes of this disclosure, the unpaid principal balance is not reduced for net charge-offs.
The following tables present the monthly average of loans individually evaluated for impairment by loan type and the related interest income for the periods indicated:
	For the year ended December 31, 2019		For the year ended December 31, 2018
	Average Recorded Investment	Cash Basis Interest Income Recognized	Average Recorded Investment	Cash Basis Interest Income Recognized
	(In thousands)
Single family	$626	$29	$618	$30
Multi-family	318	22	329	23
Commercial real estate	—	—	—	—
Church	5,017	939	7,893	398
Commercial – other	63	5	64	4
Total	$6,024	$995	$8,904	$455
Cash-basis interest income recognized represents cash received for interest payments on accruing impaired loans and interest recoveries on non-accrual loans that were paid off. Interest payments collected on non-accrual loans are characterized as payments of principal rather than payments of the outstanding accrued interest on the loans until the remaining principal on the non-accrual loans is considered to be fully collectible or paid off. When a loan is returned to accrual status, the interest payments that were previously applied to principal are deferred and amortized over the remaining life of the loan. Foregone interest income that would have been recognized had loans performed in accordance with their original terms amounted to $120 thousand and $280 thousand for the years ended December 31, 2019 and 2018, respectively, and were not included in the consolidated results of operations.

The following tables present the aging of the recorded investment in past due loans by loan type as of the periods indicated:
	December 31, 2019
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total
	(In thousands)
Loans receivable held for investment:
Single family	$18	$—	$—	$18	$73,094	$73,112
Multi-family	—	—	—	—	289,043	289,043
Commercial real estate	—	—	—	—	14,818	14,818
Church	—	—	—	—	20,648	20,648
Construction	—	—	—	—	3,125	3,125
Commercial – other	—	—	—	—	262	262
Consumer	—	—	—	—	21	21
Total	$18	$—	$—	$18	$401,011	$401,029
	December 31, 2018
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total
	(In thousands)
Loans receivable held for investment:
Single family	$35	$—	$—	$35	$92,142	$92,177
Multi-family	—	—	—	—	233,309	233,309
Commercial real estate	—	—	—	—	5,800	5,800
Church	—	—	—	—	25,096	25,096
Construction	—	—	—	—	1,872	1,872
Commercial-other	—	—	—	—	226	226
Consumer	—	—	—	—	5	5
Total	$35	$—	$—	$35	$358,450	$358,485
The following table presents the recorded investment in non-accrual loans by loan type as of the periods indicated:
	December 31, 2019	December 31, 2018
	(In thousands)
Loans receivable held for investment:
Single family	$18	$—
Church	406	911
Total non-accrual loans	$424	$911
There were no loans 90 days or more delinquent that were accruing interest as of December 31, 2019 or December 31, 2018.
Troubled Debt Restructurings
At December 31, 2019, loans classified as troubled debt restructurings (“TDRs”) totaled $4.7 million, of which $406 thousand were included in non-accrual loans and $4.3 million were on accrual status. At December 31, 2018, loans classified as TDRs totaled $6.4 million, of which $591 thousand were included in non-accrual loans and $5.8 million were on accrual status. The Company has allocated $147 thousand and $227 thousand of specific reserves for accruing TDRs as of December 31, 2019 and 2018, respectively. TDRs on accrual status are comprised of loans that were accruing at the time of restructuring or loans that have complied with the terms of their restructured agreements for a satisfactory period and for which the Bank anticipates full repayment of both principal and interest. TDRs that are on non-accrual status can be returned to accrual status after a period of sustained performance, generally determined to be six months of timely payments, as modified. A well-documented credit analysis that supports a return to accrual status based on the borrower’s financial condition and prospects for repayment under the revised terms is also required. As of December 31, 2019 and 2018, the Company had no commitment to lend additional amounts to customers with outstanding loans that are classified as TDRs. No loans were modified during the years ended December 31, 2019 and 2018.
Credit Quality Indicators
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. For single family residential, consumer and other smaller balance homogenous loans, a credit grade is established at inception, and generally only adjusted based on performance. Information about payment status is disclosed elsewhere herein. The Company analyzes all other loans individually by classifying the loans as to credit risk. This analysis is performed at least on a quarterly basis. The Company uses the following definitions for risk ratings:
•
Watch. Loans classified as watch exhibit weaknesses that could threaten the current net worth and paying capacity of the obligors. Watch graded loans are generally performing and are not more than 59 days past due. A watch rating is used when a material deficiency exists, but correction is anticipated within an acceptable time frame.

•
Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•
Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•
Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, based on currently existing facts, conditions, and values, highly questionable and improbable.

•	Loss. Loans classified as loss are considered uncollectible and of such little value that to continue to carry the loan as an active asset is no longer warranted.
Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Pass rated loans are generally well protected by the current net worth and paying capacity of the obligor and/or by the value of the underlying collateral. Pass rated loans are not more than 59 days past due and are generally performing in accordance with the loan terms. Based on the most recent analysis performed, the risk categories of loans by loan type as of the periods indicated were as follows:
	December 31, 2019
	Pass	Watch	Special Mention	Substandard	Doubtful	Loss
	(In thousands)
Single family	$73,094	$—	$—	$18	$—	$—
Multi-family	288,251	411	—	381	—	—
Commercial real estate	14,818	—	—	—	—	—
Church	16,546	411	—	3,691	—	—
Construction	3,125	—	—	—	—	—
Commercial – other	199	—	—	63	—	—
Consumer	21	—	—	—	—	—
Total	$396,054	$822	$—	$4,153	$—	$—

	December 31, 2018
	Pass	Watch	Special Mention	Substandard	Doubtful	Loss
	(In thousands)
Single family	$92,132	$—	$35	$10	$—	$—
Multi-family	232,642	—	—	667	—	—
Commercial real estate	5,800	—	—	—	—	—
Church	19,678	672	—	4,746	—	—
Construction	1,872	—	—	—	—	—
Commercial – other	162	—	—	64	—	—
Consumer	5	—	—	—	—	—
Total	$352,291	$672	$35	$5,487	$—	$—
Note 5 – Office Properties and Equipment, net
Year-end office properties and equipment were as follows:
	2019	2018
	(In thousands)
Land	$572	$572
Office buildings and improvements	3,268	3,264
Rights of use assets	727	—
Furniture, fixtures and equipment	1,831	1,794
	6,398	5,630
Less accumulated depreciation	(3,615)	(3,388)
Office properties and equipment, net	$2,783	$2,242
Depreciation expense was $227 thousand and $241 thousand for the years 2019 and 2018, respectively.
Note 6 – Leases
The Bank has a combined operating lease for its corporate headquarters and main retail branch and a photocopier lease. The ROU asset and operating lease liability are recorded in fixed assets and other liabilities, respectively, in the consolidated statements of financial condition.
Our ROU asset represents our right to use an underlying asset during the lease term. Operating lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized based on the present value of the remaining lease payments using a discount rate that represents our incremental borrowing rate at the date of implementation of the new accounting standard.
The operating lease for our corporate headquarters and main retail branch has one 5-year extension option at the then fair market rate. As this extension option is not reasonably certain of exercise, it is not included in the lease term. The Bank recorded a ROU asset of $727 thousand and an operating lease liability of $735 thousand as of December 31, 2019. The Bank has no finance leases.
Rent expense under the operating leases was $600 thousand for 2019 and $593 thousand for 2018.
Additional information regarding our operating leases is summarized below for the periods indicated dollars in thousands):
Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities for operating leases:	$542
ROU assets obtained in exchange for lease liabilities	$727
Weighted average remaining lease term in months	16
Weighted average discount rate	2.75%

The future minimum payments for operating leases with remaining terms of one year or more as of December 31, 2019 were as follows (in thousands):
Year ended December 31, 2020	$555
Year ended December 31, 2021	195
Total Future Minimum Lease Payments	750
Amounts Representing Interest	(15)
Present Value of Net Future Minimum Lease Payments	$735
Note 7 – Fair Value
The Company used the following methods and significant assumptions to estimate fair value:
The fair values of securities available-for-sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).
The fair value of impaired loans that are collateral dependent is generally based upon the fair value of the collateral, which is obtained from recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.
Assets acquired through or by transfer in lieu of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated every nine months. These appraisals may utilize a single valuation approach or a combination of approaches, including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.
Appraisals for collateral-dependent impaired loans are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, an independent third-party licensed appraiser reviews the appraisals for accuracy and reasonableness, reviewing the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics.

Assets Measured on a Recurring Basis
Assets measured at fair value on a recurring basis are summarized below:
	Fair Value Measurement
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In thousands)
At December 31, 2019:
Securities available-for-sale – federal agency mortgage-backed	$—	$7,956	$—	$7,956
Securities available-for-sale – federal agency debt	—	3,050	—	3,050
At December 31, 2018:
Securities available-for-sale – federal agency mortgage-backed	$—	$9,508	$—	$9,508
Securities available-for-sale – federal agency debt	1,979	3,235		5,214
There were no transfers between Level 1, Level 2, or Level 3 during the years ended December 31, 2019 and 2018.
Assets Measured on a Non-Recurring Basis
Assets are considered to be reflected at fair value on a non-recurring basis if the fair value measurement of the instrument does not necessarily result in a change in the amount recorded on the statement of condition. Generally, a non-recurring valuation is the result of the application of other accounting pronouncements that require assets to be assessed for impairment or recorded at the lower of cost or fair value.
The following table provides information regarding the carrying values of our assets measured at fair value on a non-recurring basis as of the periods indicated. The fair value measurement for all these assets falls within Level 3 of the fair value hierarchy.
	December 31, 2019	December 31, 2018
	(In thousands)
Impaired loans carried at fair value of collateral	$130	$591
Real estate owned	—	833
The following table provides information regarding losses recognized on assets measured at fair value on a non-recurring basis for the years ended December 31, 2019 and 2018.
	For the year ended December 31,
	2019	2018
	(In thousands)
Impaired loans carried at fair value of collateral	$—	$—
Real estate owned	—	45
Total	$—	$45

Fair Values of Financial Instruments
The carrying amounts and estimated fair values of financial instruments as of the periods indicated were as follows:
		Fair Value Measurements at December 31, 2019
	Carrying Value	Level 1	Level 2	Level 3	Total
	(In thousands)
Financial Assets:
Cash and cash equivalents	$15,566	$15,566	$—	$—	$15,566
Securities available-for-sale	11,006	—	11,006	—	11,006
Loans receivable held for investment(1)	397,847	—	—	404,923	404,923
Accrued interest receivable	1,223	69	22	1,132	1,223
Financial Liabilities:
Deposits	$297,724	$—	$289,629	$—	$289,629
Federal Home Loan Bank advances	84,000	—	84,997	—	84,997
Junior subordinated debentures	4,335	—	—	3,734	3,734
Accrued interest payable	384	—	377	7	384
		Fair Value Measurements at December 31, 2018
	Carrying Value	Level 1	Level 2	Level 3	Total
	(In thousands)
Financial Assets:
Cash and cash equivalents	$16,651	$16,651	$—	$—	$16,651
Securities available-for-sale	14,722	1,979	12,743	—	14,722
Loans receivable held for sale	6,231	—	6,270	—	6,270
Loans receivable held for investment	355,556	—	—	354,792	354,792
Accrued interest receivable	1,143	78	43	1,022	1,143
Financial Liabilities:
Deposits	$281,414	$—	$269,418	$—	$269,418
Federal Home Loan Bank advances	70,000	—	69,933	—	69,933
Junior subordinated debentures	5,100	—	—	4,481	4,481
Accrued interest payable	334	—	324	10	334
(1)	The estimated value of loans held for investment at December 31, 2019 and 2018 reflect an exit price assumption.
Note 8 – Deposits
Deposits are summarized as follows:
	December 31,
	2019	2018
	(In thousands)
NOW account and other demand deposits	$9,768	$10,307
Non-interest bearing demand deposits	27,090	22,877
Money market deposits	23,589	29,948
Passbook	47,042	45,718
Certificates of deposit	190,235	172,564
Total	$297,724	$281,414
The Bank accepts two types of deposits from a deposit placement service called the Certificate of Deposit Account Registry Service (“CDARS”). Reciprocal deposits are the Bank’s own retail deposits in amounts in excess of the insured limits. The CDARS program allows banks to place their customers’ funds in FDIC-insured certificates of deposit at other banks and, at the same time, receive an equal sum of funds from the customers of other banks in the CDARS Network. These deposits totaled $39.3 million and $33.7 million at December 31, 2019 and 2018, respectively and are not considered to be brokered deposits.
One-way deposits are also available using the CDARS program. With the one-way program, the Bank accepts deposits from CDARS even though there is no customer account involved. These deposits totaled $40.7 million and $32.6 million at December 31, 2019 and 2018, respectively.
The Bank did not have any (non-CDARS) brokered deposits at December 31, 2019. Brokered deposits (non-CDARS) totaled $9.9 million at December 31, 2018 matured in 2019. Scheduled maturities of certificates of deposit for the next five years are as follows:
Maturity	Amount
(In thousands
2020	$168,441
2021	19,016
2022	1,806
2023	867
2024	105
Thereafter	—
$190,235
Certificates of deposit of $250 thousand or more totaled $25.1 million and $33.9 million at December 31, 2019 and 2018, respectively.
Deposits from principal officers, directors, and their affiliates totaled $1.8 million at December 31, 2019 and 2018.
Note 9 – Federal Home Loan Bank Advances
The following table summarizes information relating to FHLB advances at or for the periods indicated:
	At or For the Year Ended
	2019	2018
	(Dollars in thousands)
FHLB Advances:
Average balance outstanding during the year	$77,049	$74,729
Maximum amount outstanding at any month-end during the year	$84,000	$98,000
Balance outstanding at end of year	$84,000	$70,000
Weighted average interest rate at end of year	2.32%	2.51%
Average cost of advances during the year	2.42%	2.13%
Weighted average contractual maturity (in months)	18	24
Each advance is payable at its maturity date, with a prepayment penalty. The advances were collateralized by $156.1 million and $151.0 million of first mortgage loans at year-end 2019 and 2018, respectively, under a blanket lien arrangement. Based on this collateral, the Company’s holdings of FHLB stock and a general borrowing limit of 30% of total assets, the Company is eligible to borrow up to an additional $59.4 million at year-end 2019.
Required payments over the next five years are as follows:
Amount
(In thousands)
2020	$33,500
2021	22,500
2022	18,000
2023	5,000
2024	5,000
$84,000

Note 10 – Junior Subordinated Debentures
On March 17, 2004, the Company issued $6.0 million of Floating Rate Junior Subordinated Debentures (the “Debentures”) in a private placement to a trust that was capitalized to purchase subordinated debt and preferred stock of multiple community banks. Interest on the Debentures is payable quarterly at a rate per annum equal to the 3-Month LIBOR plus 2.54%. The interest rate is determined as of each March 17, June 17, September 17, and December 17, and was 4.44% at December 31, 2019. On October 16, 2014, the Company made payments of $900 thousand of principal on Debentures, executed a Supplemental Indenture for the Debentures that extended the maturity of the Debentures to March 17, 2024, and modified the payment terms of the remaining $5.1 million principal amount thereof. The modified terms of the Debentures require quarterly payments of interest only through March 2019 at the original rate of 3-Month LIBOR plus 2.54%. Starting in June 2019, the Company is required to make quarterly payments of equal amounts of principal, plus interest, until the Debentures are fully amortized on March 17, 2024. During 2019, the Company paid $765 thousand of scheduled principal. The Debentures may be called for redemption at any time by the Company.
Scheduled principal repayments of junior subordinated debentures over the next five years are as follows:
Amount
(In thousands)
2020	$1,020
2021	1,020
2022	1,020
2023	1,020
2024	255
$4,335
Note 11 – Employee Benefit Plans
Broadway Federal 401(k) Plan
A 401(k) benefit plan allows employee contributions for substantially all employees up to 15% of their compensation, which are matched at a rate equal to 50% of the first 6% of the compensation contributed. Expense totaled $135 thousand and $131 thousand for 2019 and 2018.
ESOP Plan
Employees participate in an Employee Stock Option Plan (“ESOP”) after attaining certain age and service requirements. In December 2016, the ESOP purchased 1,493,679 shares of the Company’s common stock at $1.59 per share, for a total cost of $2.4 million, of which $1.2 million was funded with a loan from the Company. The loan will be repaid from the Bank’s annual discretionary contributions to the ESOP, net of dividends paid, over a period of 20 years. Shares of the Company’s common stock purchased by the ESOP are held in a suspense account until released for allocation to participants. When loan payments are made, shares are allocated to each eligible participant based on the ratio of each such participant’s compensation, as defined in the ESOP, to the total compensation of all eligible plan participants. As the unearned shares are released from the suspense account, the Company recognizes compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the ESOP shares released differs from the cost of such shares, the difference is charged or credited to equity as additional paid-in capital. Dividends on allocated shares increase participant accounts. Dividends on unallocated shares will be used to repay the loan. At the end of employment, participants will receive shares for their vested balance. Compensation expense related to the ESOP was $65 thousand for 2019 and $80 thousand for 2018.

Shares held by the ESOP were as follows:
	December 31, 2019	December 31 2018
	(Dollars in thousands)
Allocated to participants	1,024,429	1,036,809
Committed to be released	10,416	10,580
Suspense shares	603,876	646,033
Total ESOP shares	1,638,721	1,693,422
Fair value of unearned shares	$930	$678
During 2019 and 2018, 42,321 and 42,009 of ESOP shares were released for allocation to participants, respectively. The outstanding balance of unearned ESOP shares at December 31, 2019 and 2018 were $959 thousand and $1.0 million, respectively, which is shown as Unearned ESOP shares in the equity section of the consolidated statements of financial condition.
Note 12 – Income Taxes
The Company and its subsidiary are subject to U.S. federal and state income taxes. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Income tax (benefit) expense was as follows:
	2019	2018
	(In thousands)
Current
Federal	$(66)	$(110)
State	5	12
Deferred
Federal	(225)	68
State	(59)	86
Change in valuation allowance	—	—
Total	$(345)	$56
Effective tax rates differ from the federal statutory rate of 21% applied to income before income taxes due to the following:
	2019	2018
	(In thousands)
Federal statutory rate times financial statement net (loss) income	$(115)	$183
Effect of:
State taxes, net of federal benefit	(45)	77
Change in federal rate	—	—
Earnings from bank owned life insurance	(11)	(16)
Low income housing credits	(198)	(212)
Change in valuation allowance	—	—
Other, net	24	24
Total	$(345)	$56

Year-end deferred tax assets and liabilities were due to the following:
	2019	2018
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$897	$799
Real estate owned	—	65
Accrued liabilities	137	150
State income taxes	36	34
Stock compensation	202	165
Net operating loss carryforward	3,614	3,887
Non-accrual loan interest	1	3
Partnership investment	173	140
General business credit	1,859	1,661
Alternative minimum tax credit	94	151
Unrealized appreciation AFS	—	50
Other	34	28
Total deferred tax assets	7,047	7,133
Deferred tax liabilities:
Section 481 Adjustments to bad debts	(660)	(980)
Deferred loan fees/costs	(797)	(775)
Basis difference on fixed assets	(15)	(35)
Net unrealized appreciation on available-for-sale securities	(59)	—
FHLB stock dividends	(266)	(266)
Mortgage servicing rights	(3)	(5)
Prepaid expenses	(27)	(27)
Total deferred tax liabilities	(1,827)	(2,088)
Net deferred tax assets	$5,220	$5,045
Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In assessing the realization of deferred tax assets, management evaluated both positive and negative evidence, the amount of taxes paid in available carry-back years, and the forecasts of future income and tax planning strategies. Based on this analysis, the Company determined that, as of December 31, 2019 and 2018, no valuation allowance was required on its deferred tax assets, which totaled $5.2 million and $5.0 million, respectively.
As of December 31, 2019, the Company has federal net operating loss carryforwards of $7.2 million and California net operating loss carryforwards of $24.5 million, which begin expiring in 2031 through 2037 and 2031 through 2036, respectively. The Company also has federal general business credits of $1.8 million, expiring beginning in 2030 through 2037, and alternative minimum tax credit carryforwards of $59 thousand, which can be carried forward indefinitely.
Prior to 2018, the Company computed its bad debt deduction for income tax purposes under the reserve method. In 2018, the Company requested, and the IRS consented to, a change in accounting method used for computing its tax bad debt deduction from the reserve method to the charge-off method as defined under Internal Revenue Code Section 166. As a result, the Company computes its tax bad debt deduction under the new method and is recapturing its excess tax bad debt reserve of $4.3 million into taxable income evenly over a 4 year period starting in 2018.
At December 31, 2019 and 2018, the Company had $475 thousand in unrecognized tax benefits. This amount, if recognized, would favorably affect the income tax provision in future periods. The Company expects that the total amount of unrecognized tax benefits may decrease significantly within the next twelve months due to expected settlement with the state taxing authorities. During 2019 and 2018, $8 thousand and $5 thousand were accrued during each period for potential interest related to these unrecognized tax benefits.

Federal tax years 2016 through 2019 remain open for the assessment of Federal income tax. Except for the issues under protest for the years listed below, California tax years 2015 through 2019 remain open for the assessment of California income tax. The Company is currently under examination by the California Franchise Tax Board (“FTB”) for the 2009, 2010, and 2011 tax years. The FTB has proposed adjustments to the Company’s California net operating loss carryforwards for items which the Company has established an unrecognized tax benefit. The Company has protested the FTB’s adjustments and does not expect that significant additional tax expense will result.
Note 13 – Stock-Based Compensation
Prior to July 25, 2018, the Company issued stock-based compensation awards to its directors and employees under the 2008 Long-Term Incentive Plan (“2008 LTIP”). The 2008 LTIP permitted the grant of non-qualified and incentive stock options, stock appreciation rights, full value awards and cash incentive awards for up to 2,000,000 shares of common stock. As of July 25, 2018, the Company ceased granting awards under the 2008 LTIP.
On July 25, 2018, the stockholders approved the 2018 Long-Term Incentive Plan (“2018 LTIP”). As with the 2008 LTIP, the 2018 LTIP permits the grant of non-qualified and incentive stock options, stock appreciation rights, full value awards and cash incentive awards. The plan will be in effect for ten years. The maximum number of shares that can be awarded under the plan is 1,293,109 shares of common stock. As of December 31, 2019, 458,932 shares had been awarded and 834,177 shares are available under the 2018 LTIP.
No stock options were granted during the years ended December 31, 2019 and December 31, 2018.
The following table summarizes stock option activity during the years ended December 31, 2019 and 2018:
	2019		2018
	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
Outstanding at beginning of year	537,500	$2.19	537,500	$2.19
Granted during the year	—	—	—	—
Exercised during the year	—	—	—	—
Forfeited or expired during the year	(82,500)	4.98	—	—
Outstanding at end of year	455,000	$1.67	537,500	$2.19
Exercisable at end of year	275,000	$1.70	267,500	$2.71
For each year of 2019 and 2018, the Company recorded $38 thousand and $39 thousand, respectively, of stock-based compensation expense related to stock options. As of December 31, 2019, unrecognized compensation cost related to non-vested stock options granted under the plan was $46 thousand. The cost is expected to be recognized over a period of 1.15 years.
Options outstanding and exercisable at year-end 2019 were as follows:
	Outstanding				Exercisable
Grant Date	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
January 21, 2010	5,000	0.05year	$6.00		5,000	$6.00
February 24, 2016	450,000	6.15 years	$1.62		270,000	$1.62
	455,000	6.08 years	$1.67	$—	275,000	$1.70	$—
In March 2016, the Company awarded 120,483 shares of restricted stock to its Chief Executive Officer (“CEO”) under the 2008 LTIP. A restricted stock award is valued at the closing price of the Company’s stock on the date of such award: 100,000 shares of restricted stock vested over a two-year period and the remaining 20,483 shares vested over a three-year period. Stock-based compensation expense is recognized over the vesting period. The

Company recorded $3 thousand and $26 thousand of stock-based compensation expense related to this award during the three months ended March 31, 2019 and 2018, respectively. As of March 31, 2019, this restricted stock award was fully vested, and all compensation costs related to this vested restricted stock award were fully recognized.
In February 2018 and April 2017, the Company awarded 97,195 and 129,270 of cash-settled restricted stock units (“RSUs”) to its CEO under the 2008 LTIP. All RSUs vest at the end of two years from the date of the grant and are subject to forfeiture until vested. Each RSU entitles the CEO to receive cash equal to the fair market value of one share of common stock on the applicable payout date. Compensation expense is determined based on the fair value of the award and is re-measured at each reporting period and is classified as a liability in the consolidated statements of financial condition. The Company recorded $147 thousand and $54 thousand of compensation expense related to these awards during the years ended December 31, 2019 and 2018, respectively. As of February 28, 2020, the RSUs were fully vested, and all compensation costs related to the vested RSUs were fully recognized.
In January 2019 and 2018, the Company awarded 42,168 and 18,906 shares of common stock, respectively, to its directors under the 2018 LTIP, which are fully vested. The Company recorded $52 thousand and $45 thousand of compensation expense for the quarters ended March 31, 2019 and March 31, 2018, respectively, based on the fair value of the stock, which was determined using the average of the high and the low price of the stock on the date of the award. In February of 2020, the Company awarded 30,930 shares of common stock to its directors under the 2018 LTIP which are fully vested and $45 thousand of compensation expense will be recognized in the first quarter of 2020.
In February 2019, the Company awarded 428,797 shares of restricted stock to its officers and employees under the 2018 LTIP, of which 12,033 shares were forfeited as of December 31, 2019. A restricted stock award is valued based on the fair value of the stock, which was determined using the average of the high and the low price of the stock on the date of the award. These awarded shares of restricted stock are fully vested over a two-year period from date of grant. Stock based compensation expense is recognized on a straight line basis over the vesting period. The Company recorded $216 thousand of stock based compensation expense related to these awards during the year ended December 31, 2019. As of December 31, 2019, unrecognized compensation cost related to non-vested restricted stock awards was $299 thousand which is expected to be recognized over a period of 14 months. In February 2020, the Company awarded 140,218 shares of restricted stock to its officers and employees under the 2018 LTIP. As with the 2019 award, these shares will vest over a two year period and compensation expense will be recognized over a two-year period.
Note 14 – Capital and Regulatory Matters
The Bank’s capital requirements are administered by the Office of the Comptroller of the Currency (“OCC”) and involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OCC. Failure to meet capital requirements can result in regulatory action.
The federal banking regulators approved final capital rules (“Basel III Capital Rules”) in July 2013 implementing the Basel III framework as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules prescribe a standardized approach for calculating risk-weighted assets and revised the definition and calculation of Tier 1 capital and Total Capital, and include a new Common Equity Tier 1 capital (“CET1”) measure. Under the Basel III Capital Rules, the currently effective minimum capital ratios are:
•	4.5% CET1 to risk-weighted assets;
•	6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets;
•	8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and
•	4.0% Tier 1 capital to average consolidated assets (known as the “leverage ratio”).
A new capital conservation buffer was also established above the regulatory minimum capital requirements. This capital conservation buffer was phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increased each subsequent year by an additional 0.625% until it reached its final level of 2.5% on January 1, 2019.

The Basel III Capital rules also contain revisions to the prompt corrective action framework, which are designed to place restrictions on insured depository institutions if their capital levels begin to show signs of weakness. Under the prompt corrective action requirements, which are designed to complement the capital conservation buffer, insured depository institutions are now required to meet the following increased capital level requirements in order to qualify as “well capitalized”: (i) a CET1 capital ratio of 6.5%; (ii) a Tier 1 capital ratio of 8% (increased from 6%); (iii) a total capital ratio of 10% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 5% (unchanged from previous rules).
The Basel III Capital Rules became effective for the Bank on January 1, 2015 (subject to a phase-in period for certain provisions). At December 31, 2019 and 2018, the Bank’s level of capital exceeded all regulatory capital requirements and its regulatory capital ratios were above the minimum levels required to be considered well capitalized for regulatory purposes. Actual and required capital amounts and ratios as of the periods indicated are presented below.
	Actual		Minimum Capital Requirements		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2019:
Tier 1 (Leverage)	$48,541	11.56%	$16,798	4.00%	$20,997	5.00%
Common Equity Tier 1	$48,541	17.14%	$12,743	4.50%	$18,406	6.50%
Tier 1	$48,541	17.14%	$16,990	6.00%	$22,654	8.00%
Total Capital	$51,790	18.29%	$22,654	8.00%	$28,318	10.00%
December 31, 2018:
Tier 1 (Leverage)	$49,433	12.03%	$16,439	4.00%	$20,549	5.00%
Common Equity Tier 1	$49,433	19.32%	$18,494	4.50%	$16,634	6.50%
Tier 1	$49,433	19.32%	$24,659	6.00%	$20,472	8.00%
Total Capital	$52,417	20.48%	$32,879	8.00%	$25,590	10.00%
Note 15 – Loan Commitments and Other Related Activities
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk for credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
The contractual amounts of financial instruments with off-balance-sheet risk at year-end were as follows:
	2019	2018
	(In thousands)
Commitments to make loans	$5,930	$10,875
Unused lines of credit – variable rates	1,970	1,491
Commitments to make loans are generally made for periods of 60 days or less. At year-end 2019, loan commitments consisted of two multi-family residential loans with initial five-year interest rates ranging from 3.50% to 3.75%.

Note 16 – Parent Company Only Condensed Financial Information
Condensed financial information of Broadway Financial Corporation follows:
Condensed Balance Sheet
	December 31,
	2019	2018
	(In thousands)
Assets
Cash and cash equivalents	$134	$156
Investment in bank subsidiary	50,594	51,221
Other assets	2,512	2,225
Total assets	$53,240	$53,602
Liabilities and stockholders’ equity
Junior subordinated debentures	$4,335	$5,100
Accrued expenses and other liabilities	57	66
Stockholders’ equity	48,848	48,436
Total liabilities and stockholders’ equity	$53,240	$53,602
Condensed Statements of Income
	Years ended December 31,
	2019	2018
	(In thousands)
Interest income	$23	$25
Interest expense	(247)	(243)
Other expense	(720)	(469)
Loss before income tax and undistributed subsidiary income	(944)	(687)
Income tax benefit (expense)	279	205
Equity in undistributed subsidiary income	459	1,297
Net income	$(206)	$815
Condensed Statements of Cash Flows
	Years ended December 31,
	2019	2018
	(In thousands)
Cash flows from operating activities
Net (loss) income	$(206)	$815
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Equity in undistributed subsidiary income	(459)	(1,297)
Change in other assets	(287)	(210)
Change in accrued expenses and other liabilities	(9)	(112)
Net cash used in operating activities	(961)	(804)
Cash flows from investing activities
Dividends from bank subsidiary	1,650	600
Net cash provided by investing activities	1,650	600
Cash flows from financing activities
Common stock repurchased for tax withholdings	(14)	(108)
Repayments of borrowings	(765)	—
Proceeds from repayment of ESOP loan	68	68
Net cash used in financing activities	(711)	(40)
Net change in cash and cash equivalents	(22)	(244)
Beginning cash and cash equivalents	156	400
Ending cash and cash equivalents	$134	$156

Note 17 – (Loss) Earnings Per Common Share
The factors used in the earnings per common share computation follow:
	2019	2018
	(Dollars in thousands, except share and per share)
Net (loss) income	$(206)	$815
Less net income attributable to participating securities	—	(3)
(Loss) income available to common stockholders	$(206)	$812
Weighted average common shares outstanding for basic earnings per common share	26,833,693	26,755,405
Add: dilutive effects of unvested restricted stock awards	—	7,044
Weighted average common shares outstanding for diluted earnings per common share	26,833,693	26,762,449
(Loss) earnings per common share – basic	$(0.01)	$0.03
(Loss) earnings per common share – diluted	$(0.01)	$0.03
Stock options for 275,000 shares and 267,500 shares of common stock for the years ended December 31, 2019 and 2018, respectively, were not considered in computing diluted earnings per common share because they were anti-dilutive.
Note 18 – Subsequent Events
Subsequent to year end, the World Health Organization declared the spread of Coronavirus Disease (COVID-19) a worldwide pandemic. The COVID-19 pandemic is having significant effects on global markets, supply chains, businesses, and communities. Specific to the Company, COVID-19 may impact various parts of its 2020 operations and financial results including but not limited to additional loan loss reserves, costs for emergency preparedness, or potential shortages of personnel. Management believes the Company is taking appropriate actions to mitigate the negative impact. However, the full impact of COVID-19 is unknown and cannot be reasonably estimated as these events occurred subsequent to year end and are still developing.
Subsequent events have been evaluated through March 27, 2020, which is the date these financial statements were issued.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Financial Condition
(In thousands, except share and per share amounts)
	September 30, 2020	December 31, 2019
	(Unaudited)
Assets:
Cash and due from banks	$44,740	$3,016
Interest-bearing deposits in other banks	24,976	12,550
Cash and cash equivalents	69,716	15,566
Securities available-for-sale, at fair value	10,372	11,006
Loans receivable held for sale, at lower of cost or fair value	40,653	—
Loans receivable held for investment, net of allowance of $3,215 and $3,182	361,793	397,847
Accrued interest receivable	1,325	1,223
Federal Home Loan Bank (FHLB) stock, at cost	3,586	2,916
Office properties and equipment, net	2,714	2,783
Bank owned life insurance	3,135	3,100
Deferred tax assets, net	5,309	5,220
Investment in affordable housing limited partnership	84	163
Other assets	530	545
Total assets	$499,217	$440,369

Liabilities and stockholders’ equity

Liabilities:
Deposits	$325,336	$297,724
FHLB advances	115,500	84,000
Junior subordinated debentures	3,570	4,335
Advance payments by borrowers for taxes and insurance	1,541	1,033
Accrued expenses and other liabilities	3,904	4,429
Total liabilities	449,851	391,521

Stockholders' Equity:
Preferred stock, $.01 par value, authorized 1,000,000 shares; none issued or outstanding	—	—
Common stock, $.01 par value, voting, authorized 50,000,000 shares at September 30, 2020 and December 31, 2019; issued 21,899,584 shares at September 30, 2020 and 21,729,249 shares at December 31, 2019; outstanding 19,281,758 shares at September 30, 2020 and 19,111,423 shares at December 31, 2019	219	218
Common stock, $.01 par value, non-voting, authorized 25,000,000 shares at September 30, 2020 and December 31, 2019; issued and outstanding 8,756,396 shares at September 30, 2020 and December 31, 2019	87	87
Additional paid-in capital	46,750	46,426
Retained earnings	8,364	8,425
Unearned Employee Stock Ownership Plan (ESOP) shares	(909)	(959)
Accumulated other comprehensive income (loss), net of tax	181	(23)
Treasury stock-at cost, 2,617,826 shares at September 30, 2020 and at December 31, 2019	(5,326)	(5,326)
Total stockholders’ equity	49,366	48,848
Total liabilities and stockholders’ equity	$499,217	$440,369
See accompanying notes to unaudited consolidated financial statements.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations and Comprehensive (Loss) Income
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(In thousands, except per share)
Interest income:
Interest and fees on loans receivable	$4,438	$3,731	$13,226	$11,687
Interest on mortgage-backed and other securities	59	90	194	283
Other interest income	77	194	293	503
Total interest income	4,574	4,015	13,713	12,473

Interest expense:
Interest on deposits	631	1,105	2,653	3,229
Interest on borrowings	566	518	1,754	1,577
Total interest expense	1,197	1,623	4,407	4,806

Net interest income	3,377	2,392	9,306	7,667
Loan loss provision (recapture)	—	47	29	(301)
Net interest income after loan loss provision (recapture)	3,377	2,345	9,277	7,968

Non-interest income:
Service charges	93	116	331	353
Gain on sale of loans	76	204	199	204
CDFI Grant	—	—	—	233
Other	37	24	115	69
Total non-interest income	206	344	645	859

Non-interest expense:
Compensation and benefits	1,909	1,876	5,947	5,633
Occupancy expense	332	325	967	945
Information services	242	231	700	657
Professional services	840	335	1,675	909
Office services and supplies	97	72	260	207
Loan related expenses	41	58	62	116
Corporate insurance	30	32	94	101
Amortization of investment in affordable housing limited partnership	26	36	79	134
Other	215	179	499	524
Total non-interest expense	3,732	3,144	10,283	9,226

Loss before income taxes	(149)	(455)	(361)	(399)
Income tax expense (benefit)	95	(176)	(300)	(262)
Net loss	$(244)	$(279)	$(61)	$(137)

Other comprehensive (loss) income, net of tax:
Unrealized (losses) gains on securities available-for-sale arising during the period	$(40)	$64	$290	$417
Income tax (benefit) expense	(12)	19	86	123
Other comprehensive (loss) income, net of tax	(28)	45	204	294

Comprehensive (loss) income	$(272)	$(234)	$143	$157

Loss earnings per common share-basic	$(0.01)	$(0.01)	$—	$(0.01)
Loss earnings per common share-diluted	$(0.01)	$(0.01)	$—	$(0.01)
See accompanying notes to unaudited consolidated financial statements.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2020	2019
	(In thousands)
Cash flows from operating activities:
Net loss	$(61)	$(137)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Loan loss provision (recapture)	29	(301)
Provision for losses on REOs	—	13
Depreciation	170	171
Net amortization of deferred loan origination costs	183	160
Net amortization of premiums on mortgage-backed securities	30	19
Amortization of investment in affordable housing limited partnership	79	134
Director compensation expense-common stock	45	52
Stock-based compensation expense	279	182
ESOP compensation expense	50	47
Earnings on bank owned life insurance	(35)	(39)
Originations of loans receivable held for sale	(118,626)	(15,182)
Proceeds from sales of loans receivable held for sale	77,642	22,970
Repayments on loans receivable held for sale	530	103
Gain on sale of loans receivable held for sale	(199)	(204)
Change in assets and liabilities:
Net change in deferred taxes	(175)	(209)
Net change in accrued interest receivable	(102)	(39)
Net change in other assets	15	5
Net change in advance payments by borrowers for taxes and insurance	508	473
Net change in accrued expenses and other liabilities	(125)	322
Net cash (used in) provided by operating activities	(39,763)	8,540

Cash flows from investing activities:
Net change in loans receivable held for investment	35,843	(8,735)
Principal payments on available-for-sale securities	1,744	1,450
Purchases of available-for-sale municipal bonds	(850)	—
Proceeds from sales of REO	—	820
Purchase of FHLB stock	(670)	—
Purchase of office properties and equipment	(501)	(33)
Net cash provided by (used in) investing activities	35,566	(6,498)

Cash flows from financing activities:
Net change in deposits	27,612	(1,347)
Proceeds from FHLB advances	66,000	13,000
Repayments of FHLB advances	(34,500)	(8,000)
Payment for tax withholding for vesting of restricted stock	—	(14)
Repayments of junior subordinated debentures	(765)	(510)
Net cash provided by financing activities	58,347	3,129

Net change in cash and cash equivalents	54,150	5,171
Cash and cash equivalents at beginning of the period	15,566	16,651
Cash and cash equivalents at end of the period	$69,716	$21,822

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,530	$4,710
Cash paid for income taxes	8	13
Supplemental disclosures of non-cash investing and financing:
Transfers of loans receivable held for sale to loans receivable held for investment	$—	$1,064
Transfers of loans receivable held for investment to loans receivable held for sale	—	10,684
Common stock exchanged for payment of tax withholding	—	14
Initial Recognition of Operating Lease Right-to-Use Assets	—	1,120
Initial Recognition of Operating Lease Liabilities	—	1,120
See accompanying notes to unaudited consolidated financial statements.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity
(Unaudited)
	Three-Month Period Ended September 30, 2020 and 2019
	Common Stock Voting	Common Stock Non- Voting	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Retained Earnings (Substantially Restricted)	Unearned ESOP Shares	Treasury Stock	Total Stockholders’ Equity
	(In thousands)
Balance at July 1, 2020	$219	$87	$46,650	$209	$8,608	$(927)	$(5,326)	$49,520
Net loss for the three months ended September 30, 2020	—	—	—	—	(244)	—	—	(244)
Release of unearned ESOP shares	—	—	—	—	—	18	—	18
Restricted stock Compensation expense	—	—	90	—	—	—	—	90
Stock option compensation expense	—	—	10	—	—	—	—	10
Other comprehensive loss, net of tax	—	—	—	(28)	—	—	—	(28)
Balance at September 30, 2020	$219	$87	$46,750	$181	$8,364	$(909)	$(5,326)	$49,366

Balance at July 1, 2019	$218	$87	$46,292	$(34)	$8,773	$(994)	$(5,326)	$49,016
Net loss for the three months ended September 30, 2019	—	—	—	—	(279)	—	—	(279)
Release of unearned ESOP shares	—	—	2	—	—	17	—	19
Restricted stock Compensation expense	—	—	63	—	—	—	—	63
Stock option compensation expense	—	—	10	—	—	—	—	10
Common stock repurchased for tax withholdings	—	—	(14)	—	—	—	—	(14)
Other comprehensive income, net of tax	—	—	—	45	—	—	—	45
Balance at September 30, 2019	$218	$87	$46,353	$11	$8,494	$(977)	$(5,326)	$48,860
See accompanying notes to unaudited consolidated financial statements.

	Nine-Month Period Ended September 30, 2020 and 2019
	Common Stock Voting	Common Stock Non- Voting	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Retained Earnings (Substantially Restricted)	Unearned ESOP Shares	Treasury Stock	Total Stockholders’ Equity
	(In thousands)
Balance at January 1, 2020	$218	$87	$46,426	$(23)	$8,425	$(959)	$(5,326)	$48,848
Net loss for the nine months ended September 30, 2020	—	—	—	—	(61)	—	—	(61)
Release of unearned ESOP shares	—	—	—	—	—	50	—	50
Restricted stock Compensation expense	1	—	250	—	—	—	—	251
Stock awarded to directors	—	—	45	—	—	—	—	45
Stock option compensation expense	—	—	29	—	—	—	—	29
Other comprehensive income, net of tax	—	—	—	204	—	—	—	204
Balance at September 30, 2020	$219	$87	$46,750	$181	$8,364	$(909)	$(5,326)	$49,366
Balance at January 1, 2019	$213	$87	$46,141	$(283)	$8,631	$(1,027)	$(5,326)	$48,436
Net loss for the nine months ended September 30, 2019	—	—	—	—	(137)	—	—	(137)
Release of unearned ESOP shares	—	—	(3)	—	—	50	—	47
Restricted stock Compensation expense	5	—	148	—	—	—	—	153
Stock awarded to directors	—	—	52	—	—	—	—	52
Stock option compensation expense	—	—	29	—	—	—	—	29
Common stock repurchased for tax withholdings	—	—	(14)	—	—	—	—	(14)
Other comprehensive loss, net of tax	—	—	—	294	—	—	—	294
Balance at September 30, 2019	$218	$87	$46,353	$11	$8,494	$(977)	$(5,326)	$48,860
See accompanying notes to unaudited consolidated financial statements.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements
September 30, 2020
NOTE (1) – Basis of Financial Statement Presentation
The accompanying unaudited consolidated financial statements include Broadway Financial Corporation (the “Company”) and its wholly owned subsidiary, Broadway Federal Bank, f.s.b. (the “Bank”). Also included in the unaudited consolidated financial statements is Broadway Service Corporation, a wholly owned subsidiary of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.
The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions for quarterly reports on Form 10-Q. These unaudited consolidated financial statements do not include all disclosures associated with the Company's consolidated annual financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2019 and, accordingly, should be read in conjunction with such audited consolidated financial statements. In the opinion of management, all adjustments (all of which are normal and recurring in nature) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020.
On August 25, 2020, the Company entered into a definitive agreement to merge with CFBanc Corporation, a District of Columbia benefit corporation (“City First”). See Note 2 for more information.
Recently Adopted Accounting Pronouncements
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, held-to-maturity debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (such as loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor. For debt securities with other-than-temporary impairment, the guidance will be applied prospectively. Existing purchased credit impaired (PCI) assets will be grandfathered and classified as purchased credit deteriorated (PCD) assets at the date of adoption. The asset will be grossed up for the allowance for expected credit losses for all PCD assets at the date of adoption and will continue to recognize the noncredit discount in interest income based on the yield of such assets as of the adoption date. Subsequent changes in expected credit losses will be recorded through the allowance. For all other assets within the scope of CECL, a cumulative-effect adjustment will be recognized in retained earnings as of the beginning of the first reporting period in which the guidance is effective.
On October 16, 2019, the FASB voted to affirm the proposed amended effective date for ASU 2016-13 for smaller reporting companies (“SRCs”) as defined by the SEC. The final ASU, was issued in November 2019, delays the implementation date for ASU 2016-13 to fiscal years beginning after December 15, 2022. SRCs are defined as companies with less than $250 million of public float or less than $100 million in annual revenues for the previous year and no public float or public float of less than $700 million. The Company qualifies as an SRC, and management will implement ASU 2016-13 in the first quarter of 2023. The estimated financial impact has not yet been determined.
In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. This ASU is effective January 1, 2020 and clarifies the scope of the credit losses standard and addresses issues related to accrued interest receivable balances, recoveries, variable interest rates and prepayments, among other things. The amendments to Topic 326 have the same effective dates as ASU 2016-13. This guidance did not have a significant impact on the Company's consolidated financial statements.
In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief. This ASU allows entities to irrevocably elect the fair value option on an

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
instrument-by-instrument basis for eligible financial assets measured at amortized cost basis upon adoption of the credit loss standards. The effective date for this ASU is the same as for ASU 2016-13. We will evaluate this ASU in conjunction with ASU 2016-13 to determine its impact on our financial condition and results of operations.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The ASU was issued to improve the effectiveness of disclosures surrounding fair value measurements. The ASU removes numerous disclosures from Topic 820 including transfers between level 1 and 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation process for level 3 fair value measurements. The ASU also modified and added disclosure requirements regarding changes in unrealized gains and losses included in other comprehensive income, as well as the range and weighted average of unobservable inputs for level 3 fair value measurements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The guidance did not have a significant impact on the Company's consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The amendments in this ASU are intended to simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments are also intended to improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. We are currently in the process of evaluating the impact of this ASU on the Company’s consolidated financial statements.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions regarding the accounting related to the modifications of certain contracts, relationships and other transactions that are affected by reference rate reform related to contracts that reference LIBOR or other reference rates that could be discontinued due to reference rate reform. This guidance is effective immediately and the amendments may be applied prospectively through December 31, 2022. This guidance did not have a significant impact on the Company's consolidated financial statements as of September 30, 2020.
NOTE (2) – Pending Acquisition
On August 25, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with City First. The Merger Agreement provides that, among other things and subject to the terms and conditions of the Merger Agreement, City First will merge with and into the Company (the “City First Merger”), with the Company surviving and continuing as the surviving entity. At the effective time of the City First Merger, (1) each share of City First’s Class A Common Stock, par value $0.50 per share, and Class B Common Stock, par value $0.50 per share, issued and outstanding immediately prior to the Effective Time (other than any shares owned by City First or the Company and any Dissenting Shares (as defined in the Merger Agreement)) will be converted into 13.626 validly issued, fully paid and nonassessable shares, respectively, of the voting common stock of the Company, par value $0.01 per share, which will be renamed Class A Common Stock, and a new class of non-voting common stock of the Company, par value $0.01 per share, which will be named Class B Common Stock, and (2) each share of Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B, par value $0.50 per share, of City First (“City First Preferred Stock”) issued and outstanding immediately prior to the effective time of the City First Merger will be converted into one validly issued, fully paid and non-assessable share of a new series of preferred stock of the Company, which new series will be designated as the Company’s Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series A, with such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, which taken as a whole, are not materially less favorable to the holders of City First Preferred Stock than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof of City First Preferred Stock. Immediately following the City First Merger, the Bank will merge with and into City First Bank of D.C., National Association (“CFB”), a wholly owned subsidiary of City First, with CFB continuing as the surviving entity.
The unaudited pro forma information in the following table is intended for informational purposes only and is not necessarily indicative of future operating results or operating results that would have occurred had the

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
mergers been completed at the beginning of each respective year. No assumptions have been applied to the pro forma results of operation regarding possible revenue enhancements, expense efficiencies or asset dispositions.
	Period ended,
	September 30, 2020	December 31, 2019
	(Dollars in thousands, except per share)
Net interest income	$17,817	$23,606
Net income	$2,090	$3,241

Basic earnings per share	$0.04	$0.06
Diluted earnings per share	$0.04	$0.06
NOTE (3) – Loss Per Share of Common Stock
Basic loss per share of common stock is computed pursuant to the two-class method by dividing net loss available to common stockholders less dividends paid on participating securities (unvested shares of restricted common stock) and any undistributed loss attributable to participating securities by the weighted average common shares outstanding during the period. The weighted average common shares outstanding includes the weighted average number of shares of common stock outstanding less the weighted average number of unvested shares of restricted common stock. ESOP shares are considered outstanding for this calculation unless unearned. Diluted net loss per share of common stock includes the dilutive effect of unvested stock awards and additional potential common shares issuable under stock options.
The following table shows how the Company computed basic and diluted loss per share of common stock for the periods indicated:
	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
	(Dollars in thousands, except per share)
Net loss	$(244)	$(279)	$(61)	$(137)
Less net loss attributable to participating securities	(2)	(4)	(1)	(2)
Loss available to common stockholders	$(242)	$(275)	$(60)	$(135)

Weighted average common shares outstanding for basic loss per common share	27,224,344	26,907,546	27,114,022	26,782,325
Add: dilutive effects of assumed exercises of stock options	—	—	—	—
Add: dilutive effects of unvested restricted stock awards	—	—	—	—
Weighted average common shares outstanding for diluted loss per common share	27,224,344	26,907,546	27,114,022	26,782,325

Loss per common share – basic	$(0.01)	$(0.01)	$(0.00)	$(0.01)
Loss per common share – diluted	$(0.01)	$(0.01)	$(0.00)	$(0.01)
For the third quarter of 2020 and 2019, unvested restricted stock awards of 236,249 shares and 341,750 shares of common stock, respectively, and stock options for 450,000 shares and 455,000 shares of common stock, respectively, were not considered in computing diluted loss per common share because they were

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
anti-dilutive. For the nine months ended September 30, 2020 and 2019, the unvested restricted stock awards of 301,533 shares and 372,818 shares of common stock, respectively, and the stock options for 450,000 shares and 455,000 shares of common stock, respectively, were not considered in computing diluted loss per common share because they were anti-dilutive.
NOTE (4) – Securities
The following table summarizes the amortized cost and fair value of the available-for-sale investment securities portfolios as of the periods indicated and the corresponding amounts of unrealized gains which were recognized in accumulated other comprehensive (loss) income:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
September 30, 2020:
Federal agency mortgage-backed securities	$6,182	$278	$—	$6,460
Federal agency debt	2,850	208	—	3,058
Municipal bonds	850	4	—	854
Total available-for-sale securities	$9,882	$490	$—	$10,372
December 31, 2019:
Federal agency mortgage-backed securities	$7,792	$164	$—	$7,956
Federal agency debt	3,014	36	—	3,050
Total available-for-sale securities	$10,806	$200	$—	$11,006
At September 30, 2020, the Bank had 4 federal agency debt securities with total amortized cost of $2.9 million, estimated total fair value of $3.1 million and an estimated average remaining life of 5.6 years. The Bank also had 22 federal agency mortgage-backed securities with total amortized cost of $6.2 million, estimated total fair value of $6.5 million and an estimated average remaining life of 2.9 years. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties.
There were no securities pledged to secure public deposits at September 30, 2020 and December 31, 2019. At September 30, 2020 and December 31, 2019, there were no holdings of securities by any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.
During the third quarter and the nine months of 2020, the Bank purchased two municipal bonds totaled $850 thousand at 1.41% weighted average rate and 7.0 years of weighted average life. There were no sales of securities during the three and nine months ended September 30, 2020 and 2019.
The Bank held 26 and 24 securities with unrealized gains at September 30, 2020 and December 31, 2019, respectively. All the Bank's securities were issued by the federal government or its agencies and municipalities. The unrealized gains on our available-for-sale securities at September 30, 2020 were primarily caused by movements in market interest rates subsequent to the purchase of such securities.
NOTE (5) – Loans Receivable Held for Sale
Loans receivable held for sale were as follows as of the dates indicated:
	September 30, 2020	December 31, 2019
	(In thousands)
Gross loans receivable before deferred loan origination costs	$40,503	$—
Net deferred loan origination costs	150	—
Loans receivable held for sale, net	$40,653	$—

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
NOTE (6) – Loans Receivable Held for Investment
Loans receivable held for investment were as follows as of the dates indicated:
	September 30, 2020	December 31, 2019
	(In thousands)
Real estate:
Single family	$53,976	$72,883
Multi-family	269,874	287,378
Commercial real estate	20,025	14,728
Church	17,789	21,301
Construction	1,672	3,128
Commercial – other	302	262
Consumer	8	21
Gross loans receivable before deferred loan costs and premiums	363,646	399,701
Unamortized net deferred loan costs and premiums	1,362	1,328
Gross loans receivable	365,008	401,029
Allowance for loan losses	(3,215)	(3,182)
Loans receivable, net	$361,793	$397,847

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
The following tables present the activity in the allowance for loan losses by loan type for the periods indicated:
	Three Months Ended September 30, 2020
	Real Estate
	Single family	Multi- family	Commercial real estate	Church	Construction	Commercial – other	Consumer	Total
	(In thousands)
Beginning balance	$312	$2,424	$169	$282	$22	$6	$—	$3,215
Provision for (recapture of) loan losses	9	1	17	(28)	—	(1)	2	—
Recoveries	—	—	—	—	—	—	—	—
Loans charged off	—	—	—	—	—	—	—	—
Ending balance	$321	$2,425	$186	$254	$22	$5	$2	$3,215
	Three Months Ended September 30, 2019
	Real Estate
	Single family	Multi- family	Commercial real estate	Church	Construction	Commercial – other	Consumer	Total
	(In thousands)
Beginning balance	$328	$1,932	$58	$401	$44	$5	$3	$2,771
Provision for (recapture of) loan losses	—	66	—	(24)	6	—	(1)	47
Recoveries	—	—	—	—	—	—	—	—
Loans charged off	—	—	—	—	—	—	—	—
Ending balance	$328	$1,998	$58	$377	$50	$5	$2	$2,818
	Nine Months Ended September 30, 2020
	Real Estate
	Single family	Multi- family	Commercial real estate	Church	Construction	Commercial – other	Consumer	Total
	(In thousands)
Beginning balance	$312	$2,319	$133	$362	$48	$7	$1	$3,182
Provision for (recapture of) loan losses	5	106	53	(108)	(26)	(2)	1	29
Recoveries	4	—	—	—	—	—	—	4
Loans charged off	—	—	—	—	—	—	—	—
Ending balance	$321	$2,425	$186	$254	$22	$5	$2	$3,215
	Nine Months Ended September 30, 2019
	Real Estate
	Single family	Multi- family	Commercial real estate	Church	Construction	Commercial – other	Consumer	Total
	(In thousands)
Beginning balance	$369	$1,880	$52	$603	$19	$6	$—	$2,929
Provision for (recapture of) loan losses	(41)	118	6	(416)	31	(1)	2	(301)
Recoveries	—	—	—	190	—	—	—	190
Loans charged off	—	—	—	—	—	—	—	—
Ending balance	$328	$1,998	$58	$377	$50	$5	$2	$2,818

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
The following tables present the balance in the allowance for loan losses and the recorded investment (unpaid contractual principal balance less charge-offs, less interest applied to principal, plus unamortized deferred costs and premiums) by loan type and based on impairment method as of the dates indicated:
	September 30, 2020
	Real Estate
	Single family	Multi- family	Commercial real estate	Church	Construction	Commercial – other	Consumer	Total
	(In thousands)
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$91	$—	$—	$56	$—	$1	$—	$148
Collectively evaluated for impairment	230	2,425	186	198	22	4	2	3,067
Total ending allowance balance	$321	$2,425	$186	$254	$22	$5	$2	$3,215
Loans:
Loans individually evaluated for impairment	$586	$304	$—	$3,860	$—	$49	$—	$4,799
Loans collectively evaluated for impairment	53,548	271,071	20,086	13,571	1,672	253	8	360,209
Total ending loans balance	$54,134	$271,375	$20,086	$17,431	$1,672	$302	$8	$365,008
	December 31, 2019
	Real Estate
	Single family	Multi- family	Commercial real estate	Church	Construction	Commercial – other	Consumer	Total
	(In thousands)
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$60	$—	$—	$85	$—	$2	$—	$147
Collectively evaluated for impairment	252	2,319	133	277	48	5	1	3,035
Total ending allowance balance	$312	$2,319	$133	$362	$48	$7	$1	$3,182
Loans:
Loans individually evaluated for impairment	$611	$313	$—	$4,356	$—	$63	$—	$5,343
Loans collectively evaluated for impairment	72,501	288,730	14,818	16,292	3,125	199	21	395,686
Total ending loans balance	$73,112	$289,043	$14,818	$20,648	$3,125	$262	$21	$401,029

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
The following table presents information related to loans individually evaluated for impairment by loan type as of the periods indicated:
	September 30, 2020			December 31, 2019
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
	(In thousands)
With no related allowance recorded:
Single family	$9	$8	$—	$—	$—	$—
Multi-family	$304	$304	$—	313	313	—
Church	$2,546	$1,999	$—	3,491	2,446	—
With an allowance recorded:
Single family	578	578	91	593	593	60
Church	1,861	1,861	56	1,928	1,928	85
Commercial – other	50	49	1	63	63	2
Total	$5,348	$4,799	$148	$6,388	$5,343	$147
The recorded investment in loans excludes accrued interest receivable due to immateriality. For purposes of this disclosure, the unpaid principal balance is not reduced for net charge-offs.
The following tables present the monthly average of loans individually evaluated for impairment by loan type and the related interest income for the periods indicated:
	Three Months Ended September 30, 2020		Three Months Ended September 30, 2019
	Average Recorded Investment	Cash Basis Interest Income Recognized	Average Recorded Investment	Cash Basis Interest Income Recognized
	(In thousands)
Single family	$589	$7	$625	$7
Multi-family	305	5	317	6
Church	3,938	67	4,678	76
Commercial – other	50	1	63	1
Total	$4,882	$80	$5,683	$90
	Nine Months Ended September 30, 2020		Nine Months Ended September 30, 2019
	Average Recorded Investment	Cash Basis Interest Income Recognized	Average Recorded Investment	Cash Basis Interest Income Recognized
	(In thousands)
Single family	$596	$22	$631	$22
Multi-family	308	16	320	17
Church	4,094	376	5,206	594
Commercial – other	57	3	63	3
Total	$5,055	$417	$6,220	$636
Cash-basis interest income recognized represents cash received for interest payments on accruing impaired loans and interest recoveries on non-accrual loans that were paid off. Interest payments collected on non-accrual loans are characterized as payments of principal rather than payments of the outstanding accrued interest on the loans until the remaining principal on the non-accrual loans is considered to be fully collectible or paid off. When a loan is returned to accrual status, the interest payments that were previously applied to principal are

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
deferred and amortized over the remaining life of the loan. Foregone interest income that would have been recognized had loans performed in accordance with their original terms amounted to $22 thousand and $41 thousand for the three months ended September 30, 2020 and 2019, respectively, and $67 thousand and $121 thousand for the nine months ended September 30, 2020 and 2019, respectively, and were not included in the consolidated results of operations.
The following tables present the aging of the recorded investment in past due loans by loan type as of the periods indicated:
	September 30, 2020
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total
	(In thousands)
Loans receivable held for investment:
Single family	$76	$8	$—	$84	$54,050	$54,134
Multi-family	—	—	—	—	271,375	271,375
Commercial real estate	—	—	—	—	20,086	20,086
Church	—	—	—	—	17,431	17,431
Construction	—	—	—	—	1,672	1,672
Commercial - other	—	—	—	—	302	302
Consumer	—	—	—	—	8	8
Total	$76	$8	$—	$84	$364,924	$365,008
	December 31, 2019
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total
	(In thousands)
Loans receivable held for investment:
Single family	$18	$—	$—	$18	$73,094	$73,112
Multi-family	—	—	—	—	289,043	289,043
Commercial real estate	—	—	—	—	14,818	14,818
Church	—	—	—	—	20,648	20,648
Construction	—	—	—	—	3,125	3,125
Commercial – other	—	—	—	—	262	262
Consumer	—	—	—	—	21	21
Total	$18	$—	$—	$18	$401,011	$401,029
The following table presents the recorded investment in non-accrual loans by loan type as of the periods indicated:
	September 30, 2020	December 31, 2019
	(In thousands)
Loans receivable held for investment:
Single-family residence	$8	$18
Church	$812	406
Total non-accrual loans	$820	$424
There were no loans 90 days or more delinquent that were accruing interest as of September 30, 2020 or December 31, 2019. None of the church non-accrual loans were delinquent, but none qualified for accrual status as of the periods indicated.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
Troubled Debt Restructurings
In March 2020, a joint statement was issued by federal and state regulatory agencies, after consultation with the FASB, to clarify that short-term loan modifications, such as payment deferrals, fee waivers, extensions of repayment terms or other insignificant payment delays, are not TDRs if made on a good-faith basis in response to COVID-19 to borrowers who were current prior to any relief. Under this guidance, six months or less is provided as an example of short-term, and current is defined as less than 30 days past due at the time the modification program is implemented. The guidance also provides that these modified loans generally will not be classified as non-accrual loans during the term of the modification.
The Bank has implemented a loan modification program for the effects of COVID-19 on its borrowers. At the date of this filing, no borrowers have requested loan modifications, and no modifications have been granted.
At September 30, 2020, loans classified as troubled debt restructurings (“TDRs”) totaled $4.2 million, of which $243 thousand were included in non-accrual loans and $4.0 million were on accrual status. At December 31, 2019, loans classified as TDRs totaled $4.7 million, of which $406 thousand were included in non-accrual loans and $4.3 million were on accrual status. The Company has allocated $148 thousand and $147 thousand of specific reserves for accruing TDRs as of September 30, 2020 and December 31, 2019, respectively. TDRs on accrual status are comprised of loans that were accruing at the time of restructuring or loans that have complied with the terms of their restructured agreements for a satisfactory period of time and for which the Bank anticipates full repayment of both principal and interest. TDRs that are on non-accrual status can be returned to accrual status after a period of sustained performance, generally determined to be six months of timely payments, as modified. A well-documented credit analysis that supports a return to accrual status based on the borrower’s financial condition and prospects for repayment under the revised terms is also required. As of September 30, 2020 and December 31, 2019, the Company had no commitment to lend additional amounts to customers with outstanding loans that are classified as TDRs. No loans were modified during the three or nine months ended September 30, 2020 and 2019.
Credit Quality Indicators
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. For single family residential, consumer and other smaller balance homogenous loans, a credit grade is established at inception, and generally only adjusted based on performance. Information about payment status is disclosed elsewhere herein. The Company analyzes all other loans individually by classifying the loans as to credit risk. This analysis is performed at least on a quarterly basis. The Company uses the following definitions for risk ratings:
•
Watch. Loans classified as watch exhibit weaknesses that could threaten the current net worth and paying capacity of the obligors. Watch graded loans are generally performing and are not more than 59 days past due. A watch rating is used when a material deficiency exists but correction is anticipated within an acceptable time frame.

•
Special Mention. Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

•
Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•
Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

•	Loss. Loans classified as loss are considered uncollectible and of such little value that to continue to carry the loan as an active asset is no longer warranted.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Pass rated loans are generally well protected by the current net worth and paying capacity of the obligor and/or by the value of the underlying collateral. Pass rated loans are not more than 59 days past due and are generally performing in accordance with the loan terms. Based on the most recent analysis performed, the risk categories of loans by loan type as of the periods indicated were as follows:
	September 30, 2020
	Pass	Watch	Special Mention	Substandard	Doubtful	Loss
	(In thousands)
Single family	$54,127	$—	$—	$7	$—	$—
Multi-family	271,008	—	—	367	—	—
Commercial real estate	18,590	1,496	—	—	—	—
Church	13,982	662	—	2,787	—	—
Construction	1,672	—	—	—	—	—
Commercial – other	252	—	—	50	—	—
Consumer	8	—	—	—	—	—
Total	$359,639	$2,158	$—	$3,211	$—	$—
	December 31, 2019
	Pass	Watch	Special Mention	Substandard	Doubtful	Loss
	(In thousands)
Single family	$73,094	$—	$—	$18	$—	$—
Multi-family	288,251	411	—	381	—	—
Commercial real estate	14,818	—	—	—	—	—
Church	16,546	411	—	3,691	—	—
Construction	3,125	—	—	—	—	—
Commercial – other	199	—	—	63	—	—
Consumer	21	—	—	—	—	—
Total	$396,054	$822	$—	$4,153	$—	$—
NOTE (7) – Leases
The Bank has a combined operating lease for its corporate headquarters and main retail branch and a photocopier lease. The ROU asset and operating lease liability are recorded in office properties and equipment and other liabilities, respectively, in the consolidated statements of financial condition.
Our ROU asset represents our right to use an underlying asset during the lease term. Operating lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized based on the present value of the remaining lease payments using a discount rate that represents our incremental borrowing rate at the date of implementation of the new accounting standard.
The operating lease for our corporate headquarters and main retail branch has one 5-year extension option at the then fair market rate. As this extension option is not reasonably certain of exercise, it is not included in the lease term. The Bank recorded a ROU asset of $326 thousand and an operating lease liability of $332 thousand as of September 30, 2020. The Bank has no finance leases.
The Bank recorded operating lease expense costs of $121 thousand and $123 thousand for the three months and $363 thousand and $368 thousand for the nine months ended September 30, 2020 and 2019, respectively.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
Additional information regarding our operating leases is summarized below for the periods indicated dollars in thousands):
	Quarter ended September 30, 2020	Nine Months ended September 30, 2020
Cash paid for amounts included in the measurement of lease liabilities for operating leases:	$88	$262
Weighted average remaining lease term in months		7
Weighted average discount rate		2.75%
The future minimum payments for operating leases with remaining terms of one year or more as of September 30, 2020 were as follows (in thousands):
Three months ended December 31, 2020	$140
Year ended December 31, 2021	195
Total Future Minimum Lease Payments	335
Amounts Representing Interest	(3)
Present Value of Net Future Minimum Lease Payments	$332
NOTE (8) – Borrowings
At September 30, 2020 and December 31, 2019, the Bank had outstanding Advances from the Federal Home Loan Bank of San Francisco (“FHLB”) totaling $115.5 million and $84.0 million, respectively. The weighted rate interest rate was 1.85% and 2.32% as of September 30, 2020 and December 31, 2019, respectively. The weighted average contractual maturity was 28 months and 18 months as of September 30, 2020 and December 31, 2019, respectively. The advances were collateralized by $204.6 million and $156.1 million of first mortgage loans at September 30, 2020 and December 31, 2019, respectively.
On March 17, 2004, the Company issued $6.0 million of Floating Rate Junior Subordinated Debentures (the “Debentures”) in a private placement to a trust that was capitalized to purchase subordinated debt and preferred stock of multiple community banks. Interest on the Debentures is payable quarterly at a rate per annum equal to the 3-Month LIBOR plus 2.54%. The interest rate is determined as of each March 17, June 17, September 17, and December 17, and was 2.79% at September 30, 2020. On October 16, 2014, the Company made payments of $900 thousand of principal on Debentures, executed a Supplemental Indenture for the Debentures that extended the maturity of the Debentures to March 17, 2024, and modified the payment terms of the remaining $5.1 million principal amount thereof. The modified terms of the Debentures require quarterly payments of interest only through March 2019 at the original rate of 3-Month LIBOR plus 2.54%. Starting in June 2019, the Company began making quarterly payments of equal amounts of principal, plus interest, and will continue until the Debentures are fully amortized on March 17, 2024. At September 30, 2020, the Company had repaid a total of $1.5 million of the scheduled principal. The Debentures may be called for redemption at any time by the Company.
NOTE (9) – Fair Value
The Company used the following methods and significant assumptions to estimate fair value:
The fair values of securities available-for-sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).
The fair value of impaired loans that are collateral dependent is generally based upon the fair value of the collateral, which is obtained from recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.
Assets acquired through or by transfer in lieu of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated every nine months. These appraisals may utilize a single valuation approach or a combination of approaches, including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.
Appraisals for collateral-dependent impaired loans are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, an independent third-party licensed appraiser reviews the appraisals for accuracy and reasonableness, reviewing the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics.
Assets Measured on a Recurring Basis
Assets measured at fair value on a recurring basis are summarized below:
	Fair Value Measurement
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In thousands)
At September 30, 2020:
Securities available-for-sale – federal agency mortgage-backed	$—	$6,460	$—	$6,460
Securities available-for-sale – federal agency debt	—	3,058	—	3,058
Municipal bonds	—	854	—	854
At December 31, 2019:
Securities available-for-sale – federal agency mortgage-backed	$—	$7,956	$—	$7,956
Securities available-for-sale – federal agency debt	—	3,050	—	3,050
There were no transfers between Level 1, Level 2, or Level 3 during the three and nine months ended September 30, 2020 and 2019.
Assets Measured on a Non-Recurring Basis
Assets are considered to be reflected at fair value on a non-recurring basis if the fair value measurement of the instrument does not necessarily result in a change in the amount recorded on the statements of financial condition. Generally, a non-recurring valuation is the result of the application of other accounting pronouncements that require assets to be assessed for impairment or recorded at the lower of cost or fair value.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
The following table provides information regarding the carrying values of our assets measured at fair value on a non-recurring basis as of the periods indicated. The fair value measurement for all of these assets falls within Level 3 of the fair value hierarchy.
	September 30, 2020	December 31, 2019
	(In thousands)
Impaired loans carried at fair value of collateral	$ —	$130
Fair Values of Financial Instruments
The following tables present the carrying amount, fair value, and placement in the fair value hierarchy of the Company’s financial instruments not recorded at fair value on a recurring basis as of September 30, 2020 and December 31, 2019. This table excludes financial instruments for which the carrying amount approximates fair value. For short-term financial assets such as cash and due from banks, interest-bearing deposits in other banks, and accrued interest receivable/payable, the carrying amount is a reasonable estimate of fair value due to the relatively short time between the origination of the instrument and its expected realization. For non-marketable equity securities such as Federal Home Loan Bank stock, the carrying amount is a reasonable estimate of fair value as these securities can only be redeemed or sold at their par value and only to the respective issuing government supported institution or to another member institution. For financial liabilities such as noninterest-bearing demand, interest-bearing demand, and savings deposits, the carrying amount is a reasonable estimate of fair value due to these products having no stated maturity.
		Fair Value Measurements at September 30, 2020
	Carrying Value	Level 1	Level 2	Level 3	Total
	(In thousands)
Financial Assets:
Loans receivable held for sale	$40,653	$—	$40,667	$—	$40,667
Loans receivable held for investment	361,793	—	—	366,160	366,160

Financial Liabilities:
Time Deposits	$147,703	$—	$148,380	$—	$148,380
Federal Home Loan Bank advances	115,500	—	119,334	—	119,334
Junior subordinated debentures	3,570	—	—	3,029	3,029
		Fair Value Measurements at December 31, 2019
	Carrying Value	Level 1	Level 2	Level 3	Total
	(In thousands)
Financial Assets:
Loans receivable held for sale	$—	$—	$—	$—	$—
Loans receivable held for investment	397,847	—	—	404,923	404,923

Financial Liabilities:
Time Deposits	$190,235	$—	$190,353	$—	$190,353
Federal Home Loan Bank advances	84,000	—	84,997	—	84,997
Junior subordinated debentures	4,335	—	—	3,734	3,734
In accordance with ASU No. 2016-01, the fair value of certain financial assets and liabilities, including loans, time deposits, and junior subordinated debentures, as of September 30, 2020 and December 31, 2019 was measured using an exit price notion. Although the exit price notion represents the value that would be received to sell an asset or paid to transfer a liability, the actual price received for a sale of assets or paid to transfer liabilities could be different from exit price disclosed.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
NOTE (10) – Stock-based Compensation
On July 25, 2018, the stockholders approved the 2018 Long-Term Incentive Plan (“2018 LTIP”). The 2018 LTIP permits the grant of non-qualified and incentive stock options, stock appreciation rights, full value awards and cash incentive awards. The plan is in effect for ten years. The maximum number of shares that can be awarded under the plan is 1,293,109 shares of common stock. As of September 30, 2020, 629,267 shares had been awarded and 663,842 shares are available under the 2018 LTIP.
In February 2020 and January 2019, the Company awarded 30,930 and 42,168 shares of common stock, respectively, to its directors under the 2018 LTIP, which are fully vested. The Company recorded $45 thousand and $52 thousand of compensation expense for the quarters ended March 31, 2020 and March 31, 2019, respectively, based on the fair value of the stock, which was determined using the average of the high and the low price of the stock on the date of the award.
In February 2020, the Company awarded 140,218 shares of restricted stock to its officers and employees under the 2018 LTIP. None of these shares were forfeited as of September 30, 2020. In February 2019, the Company awarded 428,797 shares of restricted stock to its officers and employees and 12,033 shares were forfeited as of September 30, 2020. Each restricted stock award is valued based on the fair value of the stock, which was determined using the average of the high and the low price of the stock on the date of the award. These awarded shares of restricted stock are fully vested over a two-year period from their respective dates of grants. Stock based compensation expense is recognized on a straight-line basis over the vesting period. During the three and nine months ended September 30, 2020, the Company recorded $90 and $251 thousand of stock based compensation expense related to these awards, respectively. As of September 30, 2020, unrecognized compensation cost related to non-vested restricted stock awards was $251 thousand which is expected to be recognized over a period of 17 months.
No stock options were granted during the three and nine months ended September 30, 2020 and 2019.
The following table summarizes stock option activity during the nine months ended September 2020 and 2019:
	Nine Months Ended September 30, 2020		Nine Months Ended September 30, 2019
	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
Outstanding at beginning of period	455,000	$1.67	537,500	$2.19
Granted during period	—	—	—	—
Exercised during period	—	—	—	—
Forfeited or expired during period	(5,000)	6.00	(82,500)	4.89
Outstanding at end of period	450,000	$1.62	455,000	$1.67
Exercisable at end of period	360,000	$1.62	275,000	$1.70
The Company recorded $10 thousand and $29 thousand of stock-based compensation expense related to stock options during the three and nine months ended September 30, 2020 and 2019, respectively. As of September 30, 2020, the unrecognized compensation cost related to non-vested stock options granted under the plan was $16 thousand. The cost is expected to be recognized over a period of 5 months.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
Options outstanding and exercisable at September 30, 2020 were as follows:
	Outstanding				Exercisable
Grant Date	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
February 24, 2016	450,000	5.40 years	$1.62		360,000	$1.62
	450,000	5.40 years	$1.62	$22,000	360,000	$1.62	$22,000
NOTE (11) – ESOP Plan
Employees participate in an Employee Stock Ownership Plan (“ESOP”) after attaining certain age and service requirements. In December 2016, the ESOP purchased 1,493,679 shares of the Company’s common stock at $1.59 per share, for a total cost of $2.4 million, of which $1.2 million was funded with a loan from the Company. The loan will be repaid from the Bank’s annual discretionary contributions to the ESOP, net of dividends paid, over a period of 20 years. Shares of the Company’s common stock purchased by the ESOP are held in a suspense account until released for allocation to participants. When loan payments are made, shares are allocated to each eligible participant based on the ratio of each such participant’s compensation, as defined in the ESOP, to the total compensation of all eligible plan participants. As the unearned shares are released from the suspense account, the Company recognizes compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the ESOP shares released differs from the cost of such shares, the difference is charged or credited to equity as additional paid-in capital. Any dividends on allocated shares increase participant accounts. Any dividends on unallocated shares will be used to repay the loan. Participants will receive shares for their vested balance at the end of their employment. Compensation expense related to the ESOP was $18 thousand for both the three months ended September 30, 2020 and 2019, respectively, and was $50 thousand and $47 thousand for the nine months ended September 30, 2020 and 2019, respectively.
Shares held by the ESOP were as follows:
	September 30, 2020	December 31, 2019
	(Dollars in thousands)
Allocated to participants	1,065,275	1,024,429
Committed to be released	—	10,416
Suspense shares	572,627	603,876
Total ESOP shares	1,637,902	1,638,721
Fair value of unearned shares	$962	$930
Unearned shares, which are reported as Unearned ESOP shares in the equity section of the consolidated statements of financial condition, were $909 thousand and $959 thousand at September 30, 2020 and December 31, 2019, respectively.
NOTE (12) – Regulatory Matters
The Bank’s capital requirements are administered by the Office of the Comptroller of the Currency (“OCC”) and involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OCC. Failure to meet capital requirements can result in regulatory action.
The federal banking regulators approved final capital rules (“Basel III Capital Rules”) in July 2013 implementing the Basel III framework as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules prescribe a standardized approach for calculating risk-weighted assets and revised the definition and

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
calculation of Tier 1 capital and Total capital, and include a new Common Equity Tier 1 capital (“CET1”) measure. Under the Basel III Capital Rules, the currently effective minimum capital ratios are:
•	4.5% CET1 to risk-weighted assets;
•	6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets;
•	8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and
•	4.0% Tier 1 capital to average consolidated assets (known as the “leverage ratio”).
A capital conservation buffer is also required to be maintained above the regulatory minimum capital requirements. This capital conservation buffer was phased in on a schedule that began on January 1, 2016 at 0.625% of risk-weighted assets and increased each subsequent year by an additional 0.625% until it reached its final level of 2.5% on January 1, 2019.
The Basel III Capital rules also revised the previously existing prompt corrective action regulatory framework, which is designed to place restrictions on insured depository institutions if their capital levels begin to show signs of weakness. Under the prompt corrective action requirements, which complement the capital conservation buffer, insured depository institutions are required to meet the following increased capital level requirements in order to qualify as “well capitalized”: (i) a CET1 capital ratio of 6.5%; (ii) a Tier 1 capital ratio of 8% (increased from 6%); (iii) a total capital ratio of 10% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 5% (unchanged from previous rules).
At September 30, 2020 and December 31, 2019, the Bank’s level of capital exceeded all regulatory capital requirements and its regulatory capital ratios were above the minimum levels required to be considered well capitalized for regulatory purposes. Actual and required capital amounts and ratios as of the periods indicated are presented below.
	Actual		Minimum Capital Requirements		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
September 30, 2020:
Tier 1 (Leverage)	$47,779	9.84%	$19,429	4.00%	$24,286	5.00%
Common Equity Tier 1	$47,779	16.94%	$12,693	4.50%	$18,334	6.50%
Tier 1	$47,779	16.94%	$16,924	6.00%	$22,565	8.00%
Total Capital	$51,053	18.10%	$22,565	8.00%	$28,206	10.00%
December 31, 2019:
Tier 1 (Leverage)	$48,541	11.56%	$16,798	4.00%	$20,997	5.00%
Common Equity Tier 1	$48,541	17.14%	$12,743	4.50%	$18,406	6.50%
Tier 1	$48,541	17.14%	$16,990	6.00%	$22,654	8.00%
Total Capital	$51,790	18.29%	$22,654	8.00%	$28,318	10.00%
NOTE (13) – Income Taxes
Income tax expense or benefit is computed by applying the statutory federal income tax rate of 21% and the California income tax rate of 10.84% to taxable income or loss. The Company recorded income tax expense of $95 thousand and income tax benefits of $300 thousand for the three and nine months ended September 30, 2020, respectively, compared to income tax benefits of $176 thousand and $262 thousand for the three and nine months ended September 30, 2019, respectively. The increase in income tax expense during the third quarter of 2020 was primarily due to non-deductible expenses of $556 thousand related to the City First Merger. The income tax benefit recorded during the nine months ended September 30, 2020 included a tax adjustment of $273 thousand upon the resolution of an outstanding audit issue with the California Franchise Tax Board for tax years 2009 to 2013, offset by the additional tax expense associated with the non-deductible merger related

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements(continued)
expenses. In addition, the Company recorded low-income housing tax credits of $29 thousand and $87 thousand during the third quarter and nine months of 2020, compared to $50 thousand and $149 thousand during the third quarter and nine months of 2019.
The Company and its subsidiary are subject to U.S. federal and state income taxes. Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In assessing the realization of deferred tax assets, management evaluates both positive and negative evidence, including the existence of cumulative losses in the current year and the prior two years, the amount of taxes paid in available carry-back years, the forecasts of future income and tax planning strategies. Based on this analysis, the Company determined that as of September 30, 2020, no valuation allowance was required on its deferred tax assets, which totaled $5.3 million.
NOTE (14) – Concentration of Credit Risk
As of September 30, 2020, the Bank has significant concentration of deposits with two customers that accounted for approximately 13% of its deposits, of which 8% belongs to one customer who has been banking with the Bank for more than 15 years. The Bank expects to maintain this relationship with this long-time customer.

Independent Auditor’s Report
Board of Directors and Shareholders
CFBanc Corporation and Subsidiaries
Washington, D.C.
We have audited the accompanying consolidated financial statements of CFBanc Corporation and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CFBanc Corporation and Subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Philadelphia, Pennsylvania
July 17, 2020

CFBanc Corporation and Subsidiaries

Consolidated Balance Sheets
(Dollars in thousands, except per share data)
December 31,	2019	2018
Assets
Cash and due from banks	$2,293	$1,937
Interest bearing deposits in other financial institutions	67,561	62,855
Federal funds sold	48,454	63,714
Total cash and cash equivalents	118,308	128,506
Certificates of deposit in other financial institutions	4,954	8,405
Securities available-for-sale, at fair value	94,362	88,957
Federal Reserve Bank stock, at cost	693	693
Federal Home Loan Bank stock, at cost	479	427
Loans, less allowance for credit losses 2019 $2,108; 2018 $2,183 (includes $14 million loan of the consolidated VIE)	138,495	128,786
Accrued interest receivable on investment securities and loans	1,152	1,119
Bank premises and equipment, less accumulated depreciation	5,247	5,406
Deferred tax asset	142	776
Other real estate owned	—	2,285
Income tax receivable	—	91
Other assets	1,009	819
Total Assets	$364,841	$366,270
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing demand	$41,472	$53,764
NOW	85,635	64,627
Money market	37,843	50,922
Savings	3,353	4,329
Time, $100,000 or more	19,852	16,674
Other time	87,084	94,041
Total deposits	275,239	284,357
Securities sold under agreements to repurchase	32,333	27,573
FHLB advances	3,232	3,372
Notes payable of the consolidated VIE	14,000	14,000
Accrued interest payable	326	265
Income tax payable	116	—
Other liabilities	2,165	2,120
Total Liabilities	327,411	331,687
Stockholders' Equity
Common stock	949	949
Preferred stock, Series B: par value $0.50, authorized 10,000 shares, issued and outstanding, 3,000 shares in 2019 and 2018, respectively, 4% dividend, liquidation value $1,000 per share	3,000	3,000
Surplus	18,246	18,246
Retained earnings	15,109	13,770
Accumulated other comprehensive income (loss), net of tax	376	(1,199)
Less: Treasury stock	(330)	(330)
Total CFBanc Corporation and Subsidiaries stockholders' equity	37,350	34,436
Noncontrolling interest	80	147
Total Stockholders' Equity (including noncontrolling interest)	37,430	34,583
Total Liabilities and Stockholders' Equity	$364,841	$366,270
See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Consolidated Statements of Income
(Dollars in thousands)
Years Ended December 31,	2019	2018
Interest Income
Loans, including fees	$7,021	$6,756
Taxable investment securities	1,916	1,734
Federal funds sold	1,210	564
Deposits in other financial institutions	1,941	1,358
Total Interest Income	12,088	10,412
Interest Expense
Deposits	1,223	1,048
Securities sold under agreements to repurchase	82	47
FHLB advances	87	90
Notes payable	525	525
Total Interest Expense	1,917	1,710
Net interest income	10,171	8,702
Benefit for Credit Losses	(46)	(294)
Net Interest Income After Recovery of Credit Losses	10,217	8,996
Noninterest Income
Service charges on deposit accounts	71	73
BEA grant income	233	210
Other noninterest income	1,529	2,851
Total Noninterest Income	1,833	3,134
Other Expenses
Salaries and employee benefits	6,271	6,271
Professional fees	1,100	960
Occupancy and equipment	484	537
Data processing expense and network administration	643	667
Gain on sale of other real estate owned	(325)	—
Indemnification fees	147	253
Other expenses	1,374	1,480
Total Other Expenses	9,694	10,168
Income before income taxes	2,356	1,962
Provision for Income Taxes	654	282
Net Income	1,702	1,680
Less: Net income attributable to noncontrolling interest	(243)	(551)
Net Income Attributable to CFBanc Corporation and Subsidiaries	$1,459	$1,129
See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income
(Dollars in thousands)
Years Ended December 31,	2019	2018
Net Income	$1,702	$1,680
Other Comprehensive Income (Loss), Net of Tax
Unrealized holding gains (losses) on available-for-sale securities, net of income tax expense (benefit) of $624 and $(158), respectively	1,575	(411)
Total Other Comprehensive Income (Loss), Net of Tax	1,575	(411)
Comprehensive income	3,277	1,269
Comprehensive Income Attributable to Noncontrolling Interest	(243)	(551)
Comprehensive Income Attributable to CFBanc Corporation and Subsidiaries	$3,034	$718
See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity
(Dollars in thousands)
	Common Stock	Preferred Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total CFBanc Corporation and Subsidiaries Stockholders’ Equity	Non- controlling Interest	Total Stockholders’ Equity (including Non- controlling Interest)
Balance, January 1, 2018	$949	$3,000	$18,246	$12,761	$(788)	$(330)	$33,838	$171	$34,009
Net income	—	—	—	1,129	—	—	1,129	551	1,680
Distributions to noncontrolling interest	—	—	—	—	—	—	—	(575)	(575)
Other comprehensive loss, net of tax	—	—	—	—	(411)	—	(411)	—	(411)
Preferred stock dividends paid	—	—	—	(120)	—	—	(120)	—	(120)
Balance, December 31, 2018	$949	$3,000	$18,246	$13,770	$(1,199)	$(330)	$34,436	$147	$34,583
Net income	—	—	—	1,459	—	—	1,459	243	1,702
Distributions to noncontrolling interest	—	—	—	—	—	—	—	(310)	(310)
Other comprehensive income, net of tax	—	—	—	—	1,575	—	1,575	—	1,575
Preferred stock dividends paid	—	—	—	(120)	—	—	(120)	—	(120)
Balance, December 31, 2019	$949	$ 3,000	$18,246	$15,109	$376	$(330)	37,350	$80	$37,430
See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Consolidated Statements of Cash Flows
(Dollars in thousands)
Years Ended December 31,	2019	2018
Cash Flows from Operating Activities
Net income	$1,702	$1,680
Adjustments to reconcile change in net income to net cash provided by operating activities:
Amortization and accretion	167	509
Depreciation	205	218
Deferred taxes	10	289
Benefit for credit losses	(46)	(294)
Recovery of unfunded off-balance sheet commitments	(71)	(72)
Gain on sale of other real estate owned	(325)	—
Gain on sale of loans	—	(49)
Changes in assets and liabilities:
Increase in accrued interest receivable	(33)	(317)
Decrease (increase) in income taxes receivable	91	(62)
Decrease (increase) in other assets	524	(405)
Increase in accrued interest payable	61	109
Increase in income taxes payable	116	—
Increase in other liabilities	26	267
Net Cash Provided by Operating Activities	2,427	1,873
Cash Flows from Investing Activities
Purchases of available-for-sale securities	(29,334)	(16,384)
Purchases of certificate of deposits in other institutions	(496)	(986)
Purchases of FHLB stock	(52)	(191)
Proceeds from repayments of available-for-sale securities	12,084	10,635
Proceeds from calls and maturities of available-for-sale securities	12,995	1,000
Proceeds from maturities of certificates of deposit in other institutions	3,947	1,987
Increase in loans, net	(9,405)	(6,474)
Proceeds from sale of other real estate owned	2,610	—
Purchases of premises and equipment	(46)	(1,200)
Net Cash Used in Investing Activities	(7,697)	(11,613)
Cash Flows from Financing Activities
Decrease (increase) in noninterest-bearing deposits, NOW accounts, money market accounts, and savings accounts, net	(5,339)	6,060
Decrease (increase) in time deposits, net	(3,779)	27,657
Increase in securities sold under agreements to repurchase, net	4,760	19,567
Increase (decrease) in FHLB advances	(140)	3,372
Preferred stock dividends paid	(120)	(120)
Distributions to noncontrolling interest	(310)	(575)
Net Cash (Used in) Provided by Financing Activities	(4,928)	55,961
Net (decrease) increase in cash and cash equivalents	(10,198)	46,221
Cash and Cash Equivalents, Beginning of Year	128,506	82,285
Cash and Cash Equivalents, End of Year	$118,308	$128,506
Supplementary Cash Flow Information
Loans transferred to other real estate owned	$—	$—
Interest paid	$1,856	$1,601
Income taxes paid	$455	$857
See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
1. Significant Accounting Policies
CFBanc Corporation (the “Company”) is a bank holding company, whose principal activity is the ownership and management of its wholly-owned subsidiary, City First Bank of D.C., National Association (the “Bank”). The Bank wholly owns 1432 U Street LLC, a real estate holding company, City First Real Estate LLC, City First Real Estate II LLC, City First Real Estate III LLC, and City First Real Estate IV LLC, entities formed to hold real estate acquired in connection with loan foreclosures. CF New Markets Advisors, LLC (“CFNMA”), an entity formed to manage the New Markets Tax Credit (“NMTC”) program, is majority-owned by the Bank. In addition, CFNMA also consolidates CFC Fund Manager II, LLC, City First New Markets Fund II, LLC (the “Allocatee”), City First Capital IX, LLC (see Note 17) and City First Capital 45, LLC (“CFC 45”) (see Notes 10 and 17) into its financial results.
The Bank provides financial services to individuals and corporate customers, focusing primarily on the low-and-moderate income neighborhoods of the District of Columbia, and is subject to competition from other financial institutions. The Bank is subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities. The accounting and reporting policies of the Company and its subsidiaries conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.
The Bank participates in the NMTC program administered by the U.S. Treasury Department’s Community Development Financial Institutions (“CDFI”) Fund, and since 2003 has been issued $503.0 million in Qualified Equity Investments either directly or through various subsidiaries (see Note 17).
Significant accounting policies not disclosed elsewhere in the consolidated financial statements are as follows:
Principles of Consolidation
The consolidated financial statements include the accounts of CFBanc Corporation, and the following wholly-owned or majority-owned subsidiaries: City First Bank of D.C., National Association, 1432 U Street LLC, City First Real Estate LLC, City First Real Estate II LLC, City First Real Estate III LLC, and City First Real Estate IV LLC and CF New Markets Advisors, LLC (“CFNMA”). In addition, CFNMA also consolidates CFC Fund Manager II, LLC, City First New Markets Fund II, LLC (the “Allocatee”), City First Capital IX, LLC (see Note 17) and City First Capital 45, LLC (“CFC 45”) (see Notes 10 and 17) into its financial results. All significant inter-company balances and transactions have been eliminated in consolidation.
The consolidated financial statements also include other entities in which the Company has a controlling financial interest and certain variable interest entities (“VIEs”). The Company consolidates a VIE where it holds a variable interest and is the primary beneficiary. The VIE, CFC 45, is a Community Development Entity (“CDE”). The Company is the primary beneficiary because it has the power to direct activities that most significantly affect the economic performance and has the obligation to absorb the majority of the losses or benefits. Accordingly, for consolidated subsidiaries that are less than wholly-owned, the third-party holdings of equity interests are referred to as noncontrolling interests. The portion of net income attributable to noncontrolling interests for such subsidiaries is presented as net income applicable to noncontrolling interests on the consolidated statements of income, and the portion of the stockholders’ equity of such subsidiaries is presented as noncontrolling interests on the consolidated balance sheets and consolidated statements of changes in stockholders’ equity (see Notes 17 and 24).
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the fair values and impairments of financial instruments, the status of contingencies and the valuation of deferred tax assets.
Securities Available-for-Sale
Securities not classified as held-to-maturity, including marketable debt and equity securities with readily determinable fair values, are classified as “available-for-sale.” Securities available-for-sale are acquired as part of the

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
Bank’s asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk, and other factors. Securities available-for-sale are carried at fair values determined by quoted market prices or prices for similar securities. Unrealized gains and losses based on the difference between amortized cost and fair value are reported in other comprehensive income, net of any deferred tax. Realized gains (losses), using the specific identification method, are recorded on the trade date and are included as a separate component of noninterest income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Premiums and discounts are recognized in interest income using the effective interest method over the period to maturity. Additionally, declines in fair value of individual investment securities below their cost that are other than temporary are reflected as realized losses in the consolidated statements of income.
Other-than-Temporary Impairments
The Company evaluates all securities in its investment portfolio for other-than-temporary impairments. Management considers the facts of each security including the nature of the security, the amount and duration of the loss, credit quality of the issuer, the expectations for that security’s performance, and the Company’s intent and ability to hold the security until recovery, or whether it is more likely than not the Company will be required to sell the security before full recovery of the carrying amount. Declines in equity securities that are considered to be other than temporary are recorded as a charge to net income in the consolidated statements of income. Declines in debt securities that are considered to be other than temporary are separated into (1) the amount of the total impairment related to credit loss and (2) the amount of the total impairment related to all other factors. The amount of the total other than temporary impairment related to the credit loss is recognized in net income.
The amount of the total impairment related to all other factors for securities available-for-sale is recognized in other comprehensive income, net of deferred income taxes.
Other Investment Securities
Restricted stock consists of Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) stocks and are equity interests in the FHLB and FRB, which do not have readily determinable fair values for purposes of ASC Topic 320, Accounting for Certain Investments in Debt and Equity Securities, because ownership is restricted and the stocks lack a market. These stocks are required for membership and can only be sold back to these member institutions and are recorded at cost. Unlike other types of stock, FHLB and FRB stocks are acquired primarily for the right to receive advances and loan participations rather than for the purpose of maximizing dividends or stock growth. No ready market exists for these stocks, and they have no quoted market value.
Loans and Allowance for Credit Losses
The Company grants commercial, real estate, industrial and consumer loans to customers largely in and around the Greater Washington D.C. Metropolitan Area. Given the community development focus of the Bank, the loan portfolio is comprised largely of commercial real estate loans, which are generally collateralized by real estate and other assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of the borrower’s assets collateralizing the loan. The ability of the Company’s debtors to honor their loan contracts is dependent on the cash flow generated from the real estate, which is largely dependent on general economic conditions in the Company’s market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balance, less the allowance for loan losses, and any deferred fees or costs on originated loans, which are amortized over the term of the loan using the effective interest rate method. Interest income on loans is accrued based on the principal amounts outstanding. It is the Bank’s policy to discontinue the accrual of interest when principal or interest is delinquent for ninety days or more or generally when a loan is specifically determined to be impaired. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Interest income generally is not recognized on specific impaired loans unless the loan has been performing for a reasonable period (usually six months) and the likelihood of further loss is remote. Cash collections on non-accrual loans are applied as reductions of the loan principal balance and no interest

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
income is recognized on those loans until the principal balance has been collected. Interest income on other non-accrual loans may be recognized only to the extent of interest payments received. The carrying value of impaired loans is based on the present value of the loan’s expected future cash flows or, alternatively, the observable market price of the loan or the fair value of the collateral.
The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, the value of the underlying collateral, and current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective, as it requires significant estimates, including the amounts and timing on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance.
A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least quarterly and more often if deemed necessary.
The allowance for credit losses typically consists of a specific component, a general component, and an unallocated component. The specific component of the allowance for credit losses reflects expected losses resulting from analyses developed through specific credit allocations for individual loans. The specific credit allocations are based on a review of all loans determined to be impaired. For loans that are not determined to be impaired, the Bank determines a general allowance for credit losses for each risk rating category within each specific loan classification. This allocation includes a historical loan loss element determined using the Bank’s and a select group of the Bank’s peer’s average three-year loss experience. Because this historical loss experience may not necessarily be representative of actual unrealized losses in the portfolio, the Bank also considers other qualitative factors such as loan concentrations, nature and volume of the portfolio, and national and local economic conditions, among others. The qualitative loss factors are updated regularly based on actual experience.
Any general portion of the allowance reflects management’s estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower’s performance or financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors.
For such loans that are classified as impaired, a specific allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of the expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable loss. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
Reserve for Unfunded Commitments
The reserve for unfunded commitments is established through a provision for unfunded commitments charged to other expenses. The reserve is calculated by utilizing the same methodology and qualitative factors as the allowance

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
for credit losses. The reserve, based on evaluations of the collectability of loans and prior loan loss experience, is an amount that management believes will be adequate to absorb possible losses on unfunded commitments (off-balance sheet financial instruments) that may become uncollectible in the future and includes unfunded Letters of Credit, unfunded Lines of Credit, and loans not yet closed with commitments to lend.
Troubled Debt Restructurings
In situations where, for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a troubled debt restructuring. Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches non-accrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. Loans determined to be troubled debt restructurings are considered impaired loans.
Other Real Estate Owned (“OREO”)
OREO comprises properties acquired in partial or total satisfaction of problem loans and properties in the process of acquisition in partial or total satisfaction of problem loans. The properties are recorded at fair value (appraised value) at the date acquired less estimated costs to sell, resulting in a new basis. Losses arising at the time of acquisition of such properties are charged against the allowance for credit losses. Gains arising at the time of acquisition of such properties are recorded as noninterest income. Subsequent write-downs that may be required and expenses of operation are included in other expenses. Gains and losses realized from the sale of OREO are recognized upon sale and are included in noninterest expense. In 2019, the Company sold its only OREO, foreclosed in 2017, and recognized a gain of $325 thousand. The consolidated balance sheet as of December 31, 2018 reflects the fair value of OREO at a balance of $2.3 million, which includes a gain of $647 thousand recognized upon foreclosure in 2017. Loans converted to OREO through foreclosure proceedings totaled $0 and $0 for the years ended December 31, 2019 and 2018, respectively
Bank Premises and Equipment
Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of 39 years for buildings and 3 to 15 years for furniture and equipment. Depreciation expense is recorded as a part of occupancy and equipment expense within other expenses of the consolidated statements of income. Leasehold improvements are being amortized over the lesser of estimated useful lives or term of the lease, including extensions. Gains or losses realized on the disposition of premises and equipment are reflected in the consolidated statements of income. Expenditures for repairs and maintenance are charged to non-interest expenses as incurred; improvements and betterments are capitalized.
Securities Sold Under Agreements to Repurchase
Securities sold under agreements to repurchase are comprised of customer liability agreements with maturities of one day. These obligations are not federally insured, but are collateralized by a security interest in various investment securities. These pledged securities are segregated and maintained by a third-party institution. The amortized cost of these securities at December 31, 2019 and 2018 was $32.6 million and $41.3 million, respectively, and the fair value was $32.9 million and $40.4 million, respectively.
Income Taxes
The Company and its subsidiaries file a consolidated Federal tax return. The provision for Federal and District of Columbia income taxes is based upon the consolidated results of operations, adjusted for tax-exempt income and is the total of the current year income tax due or refundable, the change in deferred tax assets and liabilities, and any adjustments related to unrecognized tax benefits. Deferred income taxes are provided to account for differences between financial and taxable bases using the asset and liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has not identified any material uncertain tax positions.
Temporary differences which give rise to deferred tax benefits relate primarily to allowance for credit losses, allowance for unfunded off-balance sheet commitments, deferred loan fees, unearned grant revenue, New Market Tax credits, accrued compensation and net unrealized losses on securities available-for-sale.
Temporary differences that give rise to deferred tax liabilities relate to accumulated accretion of discount on debt securities, accumulated depreciation and net unrealized gains on securities available-for-sale.
Concentrations of Credit Risk
Most of the Bank’s activities are with individuals and corporate customers, focusing primarily on the low-and-moderate income neighborhoods of the District of Columbia. Note 2 includes disclosure of the types of investment securities in which the Bank invests. Note 3 includes disclosure of the types of lending in which the Bank engages. The Bank does not have any significant concentrations to any one customer; however, given the community development mission of the Bank, it does have a concentration in commercial real estate and construction lending. In addition, the borrowers’ ability to honor their loan contracts is influenced by the region’s economy.
The Bank has deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). Management regularly evaluates the credit risk and concentrations associated with these transactions and believes that the Bank is not exposed to any significant credit risks or concentrations on these deposits.
Cash Flow Reporting
The Bank has included cash and due from banks and federal funds sold, which include interest bearing balances, as cash and cash equivalents for the purposes of reporting cash flows.
Restrictions on Cash and Cash Equivalents
As a member of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. Those balances include usable vault cash and amounts on deposit with the Federal Reserve Bank. The Bank had compensating balance requirements or required cash reserves with correspondent banks totaling $1.8 million and $701 thousand as of December 31, 2019 and 2018, respectively. The Bank also holds escrow reserves in conjunction with mortgage loans totaling $474 thousand and $378 thousand at December 31, 2019 and 2018, respectively.
Recent Accounting Pronouncements
In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as amended, that provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to customers. Financial instruments are not within the scope of the guidance. The guidance also provides for a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets, such as property and equipment, including real estate. The standard was adopted using a modified retrospective approach. Periods prior to the date of adoption are not retrospectively revised, but a cumulative effect of adoption is recognized for the impact of the ASU on uncompleted contracts at the date of adoption. The Company adopted the pronouncement on January 1, 2020 and has completed an assessment of the revenue contracts for the revenue streams identified to be in scope. The Company’s accounting policies and revenue recognition principles did not change materially as the principles of ASC 606 are largely consistent with the historical revenue recognition practices.
In February 2016, The FASB issued ASU 2016-02, “Leases.” From the lessee’s perspective, the new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either a finance or operating lease, with classification affecting the pattern of expense recognition in the income statement for lessees. The guidance also eliminates the current real estate-specific provision and changes guidance on sale-leaseback

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
transactions, initial direct costs and lease executory costs. For nonpublic companies, this update is effective for annual periods beginning after December 15, 2021 and is to be applied on a modified retrospective basis. Upon adoption of the new accounting standard, the Company anticipates recognizing a lease liability and related right-of-use asset on its balance sheet.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses,” as amended, which amends the Board's guidance on the impairment of financial instruments. The amended guidance requires financial assets measured at amortized cost to be presented at the net amount expected to be collected. The allowance for credit losses will represent a valuation account that is deducted from the amortized cost basis of the financial assets to present their net carrying value at the amount expected to be collected. The income statement will reflect the measurement of credit losses for newly recognized financial assets as well as expected increases or decreases of expected credit losses that have taken place during the period. When determining the allowance, expected credit losses over the contractual term of the financial asset(s) (taking into account prepayments) will be estimated considering relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Subsequent changes in the allowance will be recorded through the income statement as an expense adjustment. In addition, the amended guidance requires credit losses relating to available-for-sale debt securities to be recorded through an allowance for credit losses. The calculation of credit losses for available-for-sale securities will be similar to how it is determined under existing guidance. In October 2019, the FASB affirmed its decision to extend the deadline to implement this ASU. For nonpublic entities this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company is assessing the new guidance to determine what modifications to existing credit estimation processes may be required. The Bank is in the initial stages of evaluating the effect of this standard on its consolidated financial statements. The Company engaged a third-party vendor to assist in meeting the requirements under ASU 2016-13. The Company believes it will be in compliance as of January 1, 2023. The Company expects to recognize a one-time cumulative effect adjustment to the allowance for credit losses as of the beginning of the first reporting period in which the ASU is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the ASU on its consolidated financial statements.
 In January 2020, the FASB issued ASU 2020-01, “Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) – Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.” The ASU is based on a consensus of the Emerging Issues Task Force and is expected to increase comparability in accounting for these transactions. ASU 2016-01 made targeted improvements to accounting for financial instruments, including providing an entity the ability to measure certain equity securities without a readily determinable fair value at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Among other topics, the amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting. For non-public business entities, such as the Company, the amendments in the ASU are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The Company does not expect the adoption of ASU 2020-01 to have a material impact on its consolidated financial statements.
In March 2020, the FASB issued ASU No. 2020-04 “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” These amendments provide temporary optional guidance to ease the potential burden in accounting for reference rate reform. The ASU provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued. It is intended to help stakeholders during the global market-wide reference rate transition period. The guidance is effective for all entities as of March 12, 2020 through December 31, 2022. To facilitate an orderly transition from interbank offered rates (IBORs) and other benchmark rates to alternative reference rates (ARRs), the Company has established an enterprise-wide initiative led by senior management. The objective of this initiative is to identify, assess and monitor risks associated with the expected discontinuation or unavailability of benchmarks, including LIBOR, achieve operational readiness and engage impacted clients in connection with the transition to ARRs. The Company is assessing ASU 2020-04 and its impact on the Company’s transition away from LIBOR for its loan and other financial instruments.

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
2. Investment Securities
Securities available-for-sale are as follows (in thousands):
December 31, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government agencies	$22,585	$156	$(38)	$22,703
Mortgage-backed securities	63,390	547	(97)	63,840
SBA loan pools	7,856	23	(60)	7,819
	$93,831	$726	$(195)	$94,362
December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government agencies	$32,463	$34	$(373)	$32,124
Mortgage-backed securities	51,430	4	(1,289)	50,145
SBA loan pools	6,732	16	(60)	6,688
	$90,625	$54	$(1,722)	$88,957
At December 31, 2019 and 2018, there were no securities held-to-maturity.
The table below shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2019.
Securities available-for-sale (in thousands):
December 31, 2019	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized losses
U.S. Government agencies	$3,056	$(17)	$13,010	$(21)	$16,066	$(38)
Mortgage-backed securities	12,915	(46)	6,171	(51)	19,086	(97)
SBA loan pools	2,607	(38)	3,609	(22)	6,216	(60)
	$18,578	$(101)	$22,790	$(94)	$41,368	$(195)
The table below shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2018.
Securities available-for-sale (in thousands):
December 31, 2018	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized losses
U.S. Government agencies	$—	$—	$24,661	$(373)	$24,661	$(373)
Mortgage-backed securities	6,988	(25)	41,807	(1,264)	48,795	(1,289)
SBA loan pools	1,850	(18)	3,422	(42)	5,272	(60)
	$8,838	$(43)	$69,890	$(1,679)	$78,728	$(1,722)
Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
At December 31, 2019, there were 11 securities in the less-than-twelve-months category and 25 securities in the twelve-months-or-more category for the available-for-sale portfolio. Included in the 11 securities in the less-than-twelve months category for available-for-sale securities are 1 agency securities, 8 mortgage-backed securities and 2 SBA loan pool securities. The 25 securities in loss positions for greater than twelve-months-or-more category for the available-for-sale portfolio are 7 agency securities, 11 mortgage-backed securities and 7 SBA loan pool securities.
At December 31, 2018, there were 7 securities in the less-than-twelve-months category and 56 securities in the twelve-months-or-more category for the available-for-sale portfolio. Included in the 7 securities in the less-than-twelve months category for available-for-sale securities are 4 mortgage-backed securities, and 3 SBA loan pool security. The 56 securities in loss positions for greater than twelve-months-or-more category for the available-for-sale portfolio are 13 agency securities, 37 mortgage-backed securities and 6 SBA loan pool securities.
Management believes that the estimated fair values of the securities noted above are primarily dependent on the movement in market interest rates. These investment securities are comprised of securities that are rated investment grade by at least one bond credit rating service, pools of loans from the Small Business Administration and pools of loans from a government sponsored enterprise. Management believes that these fair values will recover as the underlying portfolios mature. The Company does not intend to sell and expects that it is not more likely than not that it will be required to sell the investment securities prior to an anticipated recovery in fair value. Management does not believe any individual unrealized loss as of December 31, 2019 or 2018 represents an other-than-temporary impairment.
Contractual maturities of investment securities at December 31, 2019 are shown below. Actual maturities may differ from contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities have no stated maturity and primarily reflect investments in various Pass-through and Participation Certificates issued by the Federal National Mortgage Association, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation, and the Small Business Administration. Repayment of mortgage-backed securities is affected by the contractual repayment terms of the underlying mortgages collateralizing these obligations and the current level of interest rates.
The following is a summary of maturities of securities available-for-sale (in thousands):
December 31, 2019	Available-for-Sale
	Amortized Cost	Fair Value
Amounts maturing:
Less than one year	$11,030	$11,013
After one year through five years	8,482	8,634
After five years through ten years	—	—
Greater than ten years	3,073	3,056
Mortgage-backed, due in monthly installments	63,390	63,840
SBA loan pool, due in monthly installments	7,856	7,819
	$93,831	$94,362
There were no sales of investments in 2019 and 2018, respectively. The Bank had one call in Agency securities for redeemed principal of $2.0 million for the year ended December 31, 2019. The Bank did not have any calls of available-for-sale securities prior to maturity for the years ended December 31, 2018.

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
3. Loans and Allowance for Credit Losses
The Bank makes loans to customers primarily within the Metropolitan D.C. area. A substantial portion of its loan portfolio consists of commercial real estate mortgages.
The principal categories of the loan portfolio are as follows (in thousands):
	2019	2018
Loans secured by real estate:
Construction, land development and other land loans	$10,965	$9,831
Loans secured by 1-4 family residential properties	8,786	8,017
Secured by multi-family (5 or more) residential properties	27,848	25,948
Secured by nonfarm nonresidential properties	50,038	45,922
Commercial and industrial loans	43,185	41,503
	140,822	131,221
Less: Unearned income on loans	(219)	(252)
	140,603	130,969
Less: Allowance for credit losses	(2,108)	(2,183)
	$138,495	$128,786
In the normal course of banking business, loans are made to officers and directors and their affiliated interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations, and do not involve more than the normal risk of collectability or present other unfavorable terms.
Executive officers, directors, and their affiliated interests enter into loan transactions with the Bank in the ordinary course of business. At December 31, 2019 and 2018, the amounts of such loans outstanding totaled $7.3 million and $0, respectively. During 2019, there were two new loans and $0 in repayments. During 2018, there were no new loans and repayments totaled $1.3 million.
At December 31, 2019 and 2018, there were $3.2 million and $1.2 million outstanding loan commitments. Unused lines of credit and letters of credit were as follows (in thousands):
	2019	2018
Commercial lines of credit	$2,547	$7,178
Construction and real estate loans and lines	7,109	5,796
Unused letters of credit	315	501
	$9,971	$ 13,475
Loan commitments and lines of credit are agreements to lend to customers as long as there are no violations of any conditions of the contracts. Loan commitments generally have interest rates at current market amounts, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Many of the loan commitments and lines of credit are expected to expire without being drawn upon; accordingly, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include deposits held in financial institutions, U.S. treasury securities, other marketable securities, accounts receivable, inventory, property and equipment, personal residences, income-producing commercial properties, and land under development. Personal guarantees are also obtained to provide added security for certain commitments.
Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to guarantee the installation of real property improvements and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral and obtains personal guarantees supporting those commitments for which collateral or other securities is deemed necessary.

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
The Bank’s exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. The Bank has provided a reserve for credit losses related to these financial instruments with off-balance sheet risk of $103 thousand and $174 thousand at December 31, 2019 and 2018, respectively, which is reflected in other liabilities.
Allowance for Loan Losses
Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. The Company’s allowance for loan losses has two basic components: a general allowance reflecting historical losses by category and specific allowances for individually identified loans. Allowances on loans considered to be impaired under regulatory guidance are calculated separately from those loans determined to be without criticism under the same guidance. The portion of the allowance representing the specific allowances is established on individually impaired loans.
The Company uses an internal risk rating scale in evaluating its credit exposures of 10 – 90; with 10 – 50 considered as Pass loans and 60 considered as Special Mention loans, all of which are considered in the evaluation of the general allowance. Internal risk rating categories 70 and 80 are considered for impairment.
For purposes of determining the allowance for loan losses, the loan portfolio is segmented into loans secured by real estate, and commercial and industrial loans. Loans secured by real estate consist of the following classifications:
•	Construction, land development and other land loans;
•	Loans secured by 1-4 family residential properties;
•	Loans secured by multi-family (5 or more) residential properties;
•	Loans secured by nonfarm nonresidential properties.
Each of these segments are reviewed and analyzed quarterly using the Bank’s and a select group of the Bank’s peers average historical charge-offs over a three-year period (2016 – 2018) for their respective segments as well as the following qualitative factors:
•	Changes in the levels and trends in delinquencies, non-accruals, classified assets and troubled debt restructurings
•	Changes in the nature and volume of the portfolio
•	Effects of any changes in lending policies and procedures, including underwriting standards and collections, charge-off and recovery practices
•	Changes in the experience, ability, and depth of management and staff
•	Changes in national and local economic conditions and developments, including the condition of various market segments
•	Changes in the concentration of credits within each pool
•	Changes in the quality of the Bank’s loan review system and the degree of oversight by the Board
•	Changes in external factors such as competition and the legal environment including Regulation B
•	Changes in the underlying collateral for collateral dependent loans
The above factors result in a calculated general reserve for environmental factors.

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
All credit exposures determined to be impaired with outstanding balances are to be reviewed no less frequently than quarterly for the purpose of determining if a specific allocation is needed for that credit. If a specific reserve is deemed appropriate, one is established. Specific reserves are generally charged off at the time of identification; however, the establishment of a specific reserve does not necessarily mean that the credit will incur loss at the reserve level.
It is only an estimation of potential loss based upon anticipated events. A specific reserve will not be established unless loss elements can be determined and quantified based on known facts.
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CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
The total allowance below reflects management’s estimate of loan losses inherent in the loan portfolio as of December 31, 2019 (in thousands).
December 31, 2019	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Unallocated	Total
Balance, beginning of year	$194	$92	$758	$647	$294	$198	$2,183
Provision (benefit) of credit losses	(26)	(43)	(131)	165	(4)	(7)	(46)
Loans charged off	(29)	—	—	—	—	—	(29)
Balance, end of year	$139	$49	$627	$812	$290	$191	$2,108
Individually evaluated for impairment: Balance in allowance	$—	$—	$—	$—	$—	$—	$—
Related loan balance	619	887	116	228	252	—	2,102
Collectively evaluated for impairment: Balance in allowance	$139	$49	$627	$812	$290	$191	$2,108
Related loan balance	10,346	7,899	27,732	49,810	42,933	—	138,720
The total allowance below reflects management’s estimate of loan losses inherent in the loan portfolio as of December 31, 2018 (in thousands).
December 31, 2018	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Unallocated	Total
Balance, beginning of year	$203	$270	$638	$775	$151	$203	$2,240
Provision (benefit) of credit losses	(9)	(415)	120	(128)	143	(5)	(294)
Recoveries	—	237	—	—	—	—	237
Loans charged off	—	—	—	—	—	—	—
Balance, end of year	$194	$92	$758	$647	$294	$198	$2,183
Individually evaluated for impairment: Balance in allowance	$—	$—	$—	$—	$—	$—	$—
Related loan balance	—	—	116	—	—	—	116
Collectively evaluated for impairment: Balance in allowance	$194	$92	758	647	$294	$198	$2,183
Related loan balance	9,831	8,017	25,832	45,922	41,503	—	131,105
Credit Quality Information
The following table represents credit exposures by creditworthiness category for the years ending December 31, 2019 and 2018. The use of creditworthiness categories to grade loans permits management to estimate a portion of credit risk. The Bank’s internal creditworthiness is based on experience with similarly graded credits. Loans that trend upward toward improved credit grades typically have less credit risk and loans that migrate downward typically have more credit risk.
The Bank’s internal risk ratings are as follows:
10	Excellent – minimal risk (normally supported by pledged deposits, United States government securities, etc.)
20	Above Average – low risk (all of the risks associated with this credit based on each of the Bank’s creditworthiness criteria are minimal)

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
30	Average – moderately low to average risk (most of the risks associated with this credit based on each of the Bank’s creditworthiness criteria are minimal to average)
40	Acceptable – moderate risk (the weighted overall risk associated with this credit based on each of the Bank’s creditworthiness criteria is acceptable but deemed more than average credit risk)
50
Monitor (Watch) – more than average credit risk that requires special monitoring (the weighted overall risk associated with this credit based on each of the Bank’s creditworthiness criteria is acceptable however, trends in the borrower’s affairs or the nature of the transaction may warrant closer attention)

60	Special Mention – moderately high risk (possesses potential weaknesses which may result in deterioration if left uncorrected)
70	Substandard – the Bank is inadequately protected and there exists the distinct possibility of loss if the deficiencies are not corrected
80	Doubtful – weaknesses make collection or liquidation in full, based on currently existing facts, improbable
90	Loss – considered uncollectible or of little value
Risk ratings 10 through 50 are considered Pass rated loans.
Risk ratings of loans by categories of loans are as follows (in thousands):
2019	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Total
Pass	$9,896	$7,899	$19,191	$31,229	$39,504	$107,719
Special mention	450	—	3,687	9,356	3,274	16,767
Substandard	619	887	4,970	9,453	407	16,336
Doubtful	—	—	—	—		—
Loss	—	—	—	—		—
	$10,965	$8,786	$27,848	$50,038	$43,185	$140,822
Non-accrual	$619	$887	$116	$228	$252	$2,102
Troubled debt restructure	—	—	—	—	—	—
Number of TDR accounts	—	—	—	—	—	—
Non-performing TDRs	—	—	—	—	—	—
Number of TDR accounts	—	—	—	—	—	—
2018	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Total
Pass	$9,182	$7,438	$13,873	$37,586	$40,426	$108,505
Special mention	649	579	6,230	1,715	1,077	10,250
Substandard	—	—	5,845	6,621	—	12,466
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
	$9,831	$8,017	$25,948	$45,922	$41,503	$131,221
Non-accrual	$—	$—	$116	$—	$—	$—
Troubled debt restructure	—	—	—	—	—	—
Number of TDR accounts	—	—	—	—	—	—
Non-performing TDRs	—	—	—	—	—	—
Number of TDR accounts	—	—	—	—	—	—

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
The Bank had no troubled debt restructurings (“TDRs”) at December 31, 2019 and 2018. TDRs are considered impaired loans that have had terms restructured because the borrower is experiencing financial difficulties and a concession has been granted to the borrower For TDRs, the valuation allowance amounts are determined by discounting future expected cash flows under the modified agreements using the original effective interest rate, and comparing the result to the carrying value of the loan.
Non-accrual loans totaled $2.1 million and $116 thousand at December 31, 2019 and 2018, respectively. Interest that would have been accrued under the terms of these loans totaled $59 thousand and $29 thousand for the years ended December 31, 2019 and 2018, respectively. There were no loans past due 90 days or more and still accruing interest at December 31, 2019 and 2018.
Current, past due, and non-accrual loans by categories of loans are as follows (in thousands):
2019	Current	30-89 Days Past Due	90 Days or More and Still Accruing	Non-accrual	Total
Construction and development	$10,265	$81	$—	$619	$10,965
1-4 family residential	7,899	—	—	887	8,786
Multi-family residential	27,375	357	—	116	27,848
Nonfarm nonresidential	48,584	1,226	—	228	50,038
Commercial and industrial	42,418	515	—	252	43,185
	$136,541	$2,179	$—	$2,102	$140,822
2018	Current	30-89 Days Past Due	90 Days or More and Still Accruing	Non-accrual	Total
Construction and development	$9,831	$—	$—	$—	$9,831
1-4 family residential	8,017	—	—	—	8,017
Multi-family residential	25,832	—	—	116	25,948
Nonfarm nonresidential	45,922	—	—	—	45,922
Commercial and industrial	41,503	—	—	—	41,503
	$131,105	$—	$—	$116	$131,221
Impaired Loans
When management identifies a loan as impaired, the impairment is measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases, management used the current fair value of the collateral, less selling cost when foreclosure is probable, instead of discounted cash flows. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance, if deemed noncollectable.
When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on non-accrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectability of the total principal of an impaired loan is not in doubt and the loan is on non-accrual status, contractual interest may be credited to interest income when received, under the cash basis method.
The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable. Management determined the specific reserve in the allowance based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, fewer selling costs was used to determine the specific allowance recorded.
Also presented are the average recorded investments in loans reported as impaired loans at December 31, 2019 and 2018 and the related amount of interest recognized during the time within the period that the impaired loans were

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
impaired. When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on non-accrual status, all payments are applied to principal, under the cost recovery method (in thousands).
2019	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Specific Reserve	Average Recorded Investment
Impaired loans with specific reserves:
Construction and development	$—	$—	$—	$—	$—
1-4 family residential	—	—	—	—	—
Multi-family residential	—	—	—	—	—
Nonfarm nonresidential	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Total impaired loans with specific reserves	$	$—	$—	$—	$—
Impaired loans with no specific reserve:
Construction and development	$619	$649	$—	$—	$649
1-4 family residential	887	887	—	—	887
Multi-family residential	116	116	—	—	116
Nonfarm nonresidential	228	1,205	—	—	257
Commercial and industrial	252	252	—	—	240
Total impaired loans with no specific reserves	$2,102	$3,109	$—	$—	$2,149
2018	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Specific Reserve	Average Recorded Investment
Impaired loans with specific reserves:
Construction and development	$—	$—	$—	$—	$—
1-4 family residential	—	—	—	—	—
Multi-family residential	—	—	—	—	—
Nonfarm nonresidential	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Total impaired loans with specific reserves	$—	$—	$—	$—	$—
Impaired loans with no specific reserve:
Construction and development	$—	$—	$—	$—	$—
1-4 family residential	—	—	—	—	92
Multi-family residential	116	116	—	—	2,041
Nonfarm nonresidential	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
Total impaired loans with no specific reserves	$116	$116	$—	$—	$2,233
4. Accrued Interest Receivable
Accrued interest receivable at December 31, 2019 and 2018 is as follows (in thousands):
	2019	2018
Loans	$777	$804
Certificates of deposit	14	18
Securities	361	297
	$1,152	$1,119

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
5. Premises and Equipment
Bank premises and equipment are as follows (in thousands):
	2019	2018
Cost:
Land	$2,603	$2,603
Buildings	3,978	3,937
Furniture and equipment	806	1,722
	7,387	8,262
Less: accumulated depreciation	(2,140)	(2,856)
	$5,247	$5,406
Depreciation expense totaled $205 thousand and $218 thousand for the years ended December 31, 2019 and 2018, respectively.
On December 31, 2018, the Bank through its wholly-owned entity, 1432 U Street LLC, purchased a parking facility at 1421 T Street for $1.2 million. This property was previously being leased by the Bank.
6. Income Taxes
Income tax expense components are as follows (in thousands):
	2019	2018
Current:
Federal	$452	$33
D.C.	192	(40)
Total current	644	(7)
Deferred income taxes:
Federal	(9)	209
D.C.	19	80
Total deferred	10	289
Income tax expense	$654	$282
A reconciliation of income tax expense computed at the statutory rate of 21% to the actual income tax expense is as follows (in thousands):
	2019	2018
Tax expense at Federal statutory rate	$493	$297
Tax effect of:
Other	27	(93)
D.C. income taxes, net	134	78
Income tax expense	$654	$282
Income taxes included in the balance sheets are as follows (in thousands):
	2019	2018
Deferred tax asset:
Allowance for credit losses	$280	$293
Allowance for unfunded off-balance sheet commitments	29	49
Deferred loan fees, net	62	71
Non-accrual interest	17	88
Accrued compensation	59	91
Joint ventures	—	21
Charitable contributions	—	41
Unearned grant revenue	47	7
Net unrealized losses on securities available-for-sale	—	469
	494	1,130

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
	2019	2018
Deferred tax liabilities:
Other real estate owned	—	161
Accumulated securities discount accretion	29	10
Accumulated depreciation	168	183
Net unrealized gains on securities available-for-sale	155	—
	352	354
Net deferred tax asset	$142	$776
Income taxes do not include any taxes attributable to the noncontrolling interest, as the related entity is an LLC and the members have elected tax-exempt status.
Management has determined that no valuation allowance is required as it believes it is more than likely than not that all of the deferred tax assets will be fully realizable in the future. At December 31, 2019 and 2018, management believes there are no uncertain tax positions under ASC Topic 740, Accounting for Uncertainty in Income Taxes.
The Company recognizes interest and penalties on income taxes as a component of income tax expense.
The Company’s federal income tax returns for 2018, 2017 and 2016 are subject to examinations by the IRS generally for three years after they were filed. In addition, the Company’s District of Columbia tax returns for the same years are subject to examination by tax authorities for similar time periods. The 2019 income tax return will be filed in 2020.
7. Deposits
Time deposits and their remaining maturities at December 31, 2019 are as follows (in thousands):
2020	$104,964
2021	1,809
2022	83
2023	51
2024	29
$106,936
Interest expense on deposits for the years ended December 31, 2019 and 2018 is as follows (in thousands):
	2019	2018
Now	$111	$91
Money market	174	178
Savings	6	7
Time, $100,000 or more	115	71
Other time	817	701
	$1,223	$1,048
Time deposits with balances over the current FDIC limit of $250 thousand were $16.3 million and $13.0 million at December 31, 2019 and 2018, respectively.
Deposit balances of officers and directors and their affiliated interests totaled approximately $242 thousand and $2.1 million at December 31, 2019 and 2018, respectively.
The Bank has certain deposit accounts they control on behalf of their borrowers associated with reserves for loan closings. As of December 31, 2019, there were 22 money market accounts and 27 deposit accounts totaling approximately $1.3 million and $1.1 million, respectively. As of December 31, 2018, there were 25 money market accounts and 18 deposit accounts totaling approximately $1.8 million and $578 thousand, respectively.
The Bank holds certain certificate of deposit accounts they manage on behalf of the DC Government and borrowers associated with the DC Government’s Site Acquisition Funding Initiative (“SAFI”) program. The DC Government provided the Bank with $5.0 million in restricted SAFI funds in 2005 to be used to help collateralize qualified

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
borrower loans. As of December 31, 2019, and 2018, there was an unallocated balance of the SAFI funds of $5.0 million and $5.0 million, respectively, held in a money market account on behalf of the DC Government.
Deposit accounts in an overdraft position totaled approximately $14 thousand and $12 thousand as of December 31, 2019 and 2018, respectively.
Some of the Bank’s CD deposits are brokered through participation in the Certificate of Deposit Account Registry Service (“CDARS”). These deposits totaled $86.0 million and $92.7 million at December 31, 2019 and 2018, respectively, and are included in other time deposits. In addition, the Bank also has Insured Cash Sweep (“ICS”) brokered deposits which totaled $45.9 million and $28.5 million as of December 31, 2019 and 2018, respectively, and are included in NOW deposits.
8. Securities Sold Under Agreements to Repurchase
The Bank enters into agreements under which it sells securities subject to an obligation to repurchase the same or similar securities. Under these arrangements, the Bank may transfer legal control over the assets but still retain effective control through an agreement that both entitles and obligates the Bank to repurchase the assets.
As a result, these repurchase agreements are accounted for as collateralized financing agreements (i.e., secured borrowings) and not as a sale and subsequent repurchase of securities. The obligation to repurchase the securities is reflected as a liability in the Banks’s consolidated balance sheets, while the securities underlying the repurchase agreements remain in the respective investment securities asset accounts. In other words, there is no offsetting or netting of the investment securities assets with the repurchase agreement liabilities. The types of securities that have been included as collateral include $6.0 million of U.S. Government Agency securities, $26.5 million of mortgage-backed securities, and $0.4 million of SBA loan pools.
The weighted average rate paid on repurchase agreements was 0.25% for both the year ended December 31, 2019 and 2018.
The following table presents the liabilities subject to an enforceable master netting arrangement or repurchase agreements as of December 31, 2019 and 2018 (dollars in thousands):
				Gross Amounts Not Offset in the Balance Sheets
December 31, 2019	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheets	Net Amounts of Liabilities Presented in the Balance Sheets	Financial Collateral	Cash Instruments Pledged	Net Amount
Repurchase agreements: Commercial customers(a)	$32,333	$—	$32,333	$32,333	$—	$—
				Gross Amounts Not Offset in the Balance Sheets
December 31, 2018	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheets	Net Amounts of Liabilities Presented in the Balance Sheets	Financial Collateral	Cash Instruments Pledged	Net Amount
Repurchase agreements: Commercial customers(a)	$27,573	$—	$27,573	$27,573	$—	$—
(a)	As of December 31, 2019, and 2018, the fair value of securities pledged in connection with repurchase agreements was $32.9 million and $40.4 million, respectively.
9. Federal Home Loan Bank (FHLB) Advance and Line of Credit
On January 5, 2018, the Bank borrowed $3.5 million of PRC Hybrid variable rate product from FHLB. The maturity date of the advance is January 6, 2025. At December 31, 2019 and 2018, the remaining balance of the advance is

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
$3.2 million and $3.4 million, respectively. The advance rate is 2.60% at December 31, 2019 and 2018 and the interest paid in 2019 and 2018 is $87 thousand and $90 thousand, respectively.
As of December 31, 2019 and 2018, the Bank owns capital stock of the FHLB as a condition for a $87.2 million and $78.4 million available line of credit from the FHLB, which is based on 25% of the Bank’s total assets at September 30, 2019 and 2018, respectively. As of December 31, 2019 and 2018, the Bank had $3.2 million and $3.4 million advance outstanding on this facility. This facility is secured by qualifying real estate mortgages pledged as collateral. As of December 31, 2019 and 2018, the qualifying pledged real estate mortgages totaled $19.0 million and $20.0 million, respectively.
10. Notes Payable
City First Capital 45, LLC (“CFC 45”) is a partnership whose members include CF New Markets Advisors, LLC (“CFNMA”) and City First New Markets Fund II, LLC (“Fund II”). This CDE acts in effect as a pass-through for a Merrill Lynch NMTC Corp. (“Merrill Lynch”) allocation totaling $14.0 million that needed to be deployed. In December 2015, Merrill Lynch made a $14.0 million non-recourse loan to CFC 45, whereby CFC 45 passed that loan through to a Qualified Active Low Income Business (“QALICB”). The loan to the QALICB is secured by a Leasehold Deed of Trust that due to the pass-through, non-recourse structure is operationally and ultimately for the benefit of Merrill Lynch rather than CFC 45. Debt service payments received by CFC 45 from the QALICB are passed through to Merrill Lynch in return for which CFC 45 receives a servicing fee. The financial statements of CFC 45 are consolidated with those of the Bank and the Company.
There are two notes for CFC 45. Note A is in the amount of $9.9 million with a fixed interest rate of 5.2% per annum. Note B is in the amount of $4.1 million with a fixed interest rate of 0.24% per annum. Quarterly interest only payments commenced in March 2016 and will continue through March 2023 for Notes A and B. Beginning in June 2023, quarterly principal and interest payments will be due for Notes A and B. Both notes will mature on December 1, 2040.
11. Bank Enterprise Award (“BEA”) Grants
In December of 2019 and 2018, the Bank was awarded Bank Enterprise Award (BEA) grants by the CDFI Fund of $143 thousand and $233 thousand based on distressed community financing activities from 2019 to 2020 and 2018 to 2019, respectively. For the year ended December 31, 2019 and 2018, $210 thousand and $0 of the related BEA grants was earned and recognized into other noninterest income based on the achievement of certain community development lending and/or service activity and the related performance process having been completed, respectively. As of December 31, 2019, $23 thousand and $143 thousand for each of the BEA grants has been deferred on the Company’s balance sheet, respectively.
In July 2018, a separate $233 thousand BEA grant was awarded to the Bank based on distressed community financing activities from 2017 to 2018. For the year ended 2019, $23 thousand or the remaining 10% of this BEA grant was fully earned and recognized into other noninterest income based on the achievement of certain community development lending and/or service activity and the related performance process having been completed.
12. Common Stock
The following is a summary of the common stock of the Company (dollars in thousands, except per share data):
	2019	2018
Class A voting stock – par value $0.50 per share, authorized 3,000,000 shares: issued 2019 1,060,338; 2018 1,060,338;
outstanding 2019 1,027,338; 2018 1,027,338	$530	$530
Class B non-voting common stock – par value $0.50 per share, authorized 3,000,000 shares: issued 2019 836,975; 2018 836,975;
outstanding 2019 836,975; 2018 836,975	419	419
	$949	$949

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
13. Treasury Stock
In February 2009, one of the Company’s Class A Shareholders contributed 33,000 shares of stock, valued at $10 per share, back to the Company. This donation was recorded through Surplus and is reflected as Treasury Stock at a value of $330 thousand.
14. Preferred Stock
On October 22, 2009, the Shareholders approved a change to the Company’s Articles of Incorporation authorizing the Company to issue 1,000,000 shares of Preferred Stock, $0.50 par value per share.
On June 28, 2017, the Company issued 3,000 shares of Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) for a total sales price of $3.0 million. These Series B Preferred shares have aggregate liquidation preference over the common shareholders.
Dividends will accrue and be paid quarterly at a rate of 4% per year. The shares of Series B Preferred Stock do not have voting rights except in limited circumstances and are not subject to mandatory redemption or a sinking fund.
During the years ended December 31, 2019 and 2018, the Company paid dividends of $120 thousand and $120 thousand, respectively, on the Series B Preferred Stock.
15. Retirement Plan
The Bank has a 401(k) Profit Sharing Plan, which covers substantially all employees who are over 21 years old with at least 3 months of service. Participants may make salary contributions from their compensation up to the IRS limit, 100% of which will be matched by the Bank, up to 3% of each employee’s contribution. In addition, the Bank makes a non-elective safe harbor contribution of 3% of each eligible employee’s compensation. The Bank accrued contributions to the plan of $228 thousand and $254 thousand for the years ended December 31, 2019 and 2018, respectively.
16. Related Party Transactions
The Company paid $0 and $19 thousand during the years ended December 31, 2019 and 2018, respectively, to a consulting firm owned by a Director. See also Notes 3 and 7 regarding other related party transactions related to loans and deposits.
17. New Markets Tax Credit Program
In December 2000, Congress enacted the New Markets Tax Credit (“NMTC”) program. The administrator of the NMTC program is the U.S. Treasury Department’s Community Development Financial Institutions Fund, which allocates those federal tax credits. The tax credits are used to induce equity investments in CDEs, which in turn make investments in projects in low-income communities.
The Company and its affiliate, City First New Markets Fund II, LLC (“Fund II”), are CDEs that hold NMTC allocation authority to assist in raising capital for investment in QALICBs. In 2003, the Company was granted an allocation of NMTC authority from the CDFI in the amount of $73.0 million to induce equity investments (“Qualified Equity Investments” or “QEIs”) that qualify for tax credits. In 2007, 2009, 2011, 2012, 2014, 2015 and 2016, Fund II was awarded $90.0 million, $67.0 million, $70.0 million, $70.0 million, $48.0 million $50.0 million and $75.0 million, respectively, in authority.
In order to manage Fund II’s $90.0 million allocation, CFC Fund Manager II, LLC (“Manager II”) was organized in 2007. For this allocation, CFNMA holds a 62.5% ownership interest in Manager II and an affiliate of The Bernstein Companies holds a 37.5% ownership interest. The net income of Manager II is allocated to its owners based on their share of ownership interest. All allocations granted under these terms have been repaid as of December 31, 2019.
Manager II also manages the $67.0 million allocation awarded in 2009 and a $70.0 million allocation awarded in 2011. For these two allocations, CFNMA holds a 70% ownership interest in Manager II and an affiliate of The Bernstein Companies holds a 30% ownership interest. All allocations granted under these terms have been repaid as of December 31, 2019.

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
Manager II also manages a $70.0 million allocation awarded in 2012, the $48 million allocation in 2014, the $50.0 million allocation awarded in 2015, and the $75 million allocation awarded in 2016. For these allocations, the ownership interest changed to 75% and 25% between CFNMA and an affiliate of The Bernstein Companies, respectively.
Through December 31, 2019, the Company had induced $73 million in QEIs directly and its affiliates had induced $470 million in QEIs of which $229 million is currently outstanding.
Through December 31, 2018, the Company had induced $73 million in QEIs directly and its affiliates had induced $462 million in QEIs of which $266 million was outstanding at December 31, 2018.
CFNMA’s financial results (See Note 24) are consolidated into the Company.
Although the CDEs formed by Manager II to conduct the NMTC transactions are affiliates, Manager II’s ownership interests in these CDE’s are de minimus.
In 2015, City First Capital 45, LLC (“CFC 45”) was formed to in effect act as a pass-through entity for a Merrill Lynch NMTC Corp. (“Merrill Lynch”) allocation totaling $14.0 million (see Note 10). The financial statements for CFC 45 (see Note 24) are consolidated with those of the Bank and the Company.
18. Regulatory Capital Requirements
The Company and the Bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. The Company and the Bank must meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Federal bank regulators require the Company and the Bank maintain minimum ratios of core capital to adjusted average assets of 4.0%, common equity Tier 1 capital to risk-weighted assets of 4.5%, Tier 1 capital to risk-weighted assets of 6.0% and total risk-based capital to risk-weighted assets of 8.0%. At December 31, 2019, the Company and the Bank met all the capital adequacy requirements to which they were subject. At December 31, 2019, the Bank was “well capitalized” under the regulatory framework for prompt corrective action. To be “well capitalized,” the Bank must maintain minimum leverage, common equity Tier 1 risk-based, Tier 1 risk-based and total risk-based capital ratios of at least 5.0%, 6.5%, 8.0% and 10.0%, respectively. Management believes that no conditions or events have occurred since December 31, 2019 that would materially adversely change the Bank’s capital classifications. From time to time, we may need to raise additional capital to support the Bank’s further growth and to maintain the “well capitalized” status.

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
A comparison of capital as of December 31, 2019 and 2018, with the minimum requirements is presented below (dollar amounts in thousands):
December 31, 2019	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Capital Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Company	$39,262	21.56%	$14,568	8.00%	$19,121	10.500%	N/A	N/A
Bank	35,889	19.63%	14,626	8.00%	19,197	10.500%	$18,283	10.00%
Tier 1 capital common equity (to riskweighted assets):
Company	$37,052	20.34%	$8,197	4.50%	$12,751	7.000%	N/A	N/A
Bank	33,679	18.42%	8,228	4.50%	12,799	7.000%	$11,885	6.50%
Tier 1 capital (to risk-weighted assets):
Company	$37,052	20.34%	$10,930	6.00%	$15,484	8.500%	N/A	N/A
Bank	33,679	18.42%	10,970	6.00%	15,541	8.500%	$14,627	8.00%
Tier 1 capital (to adjusted total assets):
Company	$37,052	10.14%	$14,616	4.00%	$14,616	4.000%	N/A	N/A
Bank	33,679	9.22%	14,611	4.00%	14,611	4.000%	$18,264	5.00%
December 31, 2018	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Capital Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets):
Company	$37,808	21.78%	$13,885	8.00%	$17,138	9.875%	N/A	N/A
Bank	34,449	19.73%	13,965	8.00%	17,238	9.875%	$17,456	10.00%
Tier 1 capital common equity (to riskweighted assets):
Company	$35,636	20.53%	$7,810	4.50%	$11,064	6.375%	N/A	N/A
Bank	32,265	18.48%	7,855	4.50%	11,128	6.375%	$11,346	6.50%
Tier 1 capital (to risk-weighted assets):
Company	$35,636	20.53%	$10,413	6.00%	$13,668	7.875%	N/A	N/A
Bank	32,265	18.48%	10,474	6.00%	13,747	7.875%	$13,965	8.00%
Tier 1 capital (to adjusted total assets):
Company	$35,636	11.11%	$12,829	4.00%	$12,829	4.000%	N/A	N/A
Bank	32,265	9.57%	13,484	4.00%	13,484	4.000%	$16,855	5.00%
Under Federal banking laws, the Board of Directors may only declare cash dividends from undivided profits after providing for expenses, losses, interest and taxes accrued or due.

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
19. Commitments and Contingencies
As described in Note 17, as of December 31, 2019, the Company has been awarded authority to issue, either directly or through subsidiaries, $543.0 million in QEIs to investors on a dollar for dollar basis of the equity investment made into a CDE. Some investors have required that the Company, agree to indemnify them against losses if the NMTCs are recaptured by the IRS under certain limited and defined circumstances, mainly due to (i) the loss by the CDE issuing the QEI of its CDE status or (ii) a distribution made by the CDE’s manager that is in excess of the CDE’s operating income and without the consent of the investor. Each agreement is limited in the amount payable to the investor, with the maximum payable by the Company under all agreements issued through December 31, 2019 being approximately $8.7 million (approximately $9.1 million as of December 31, 2018). The Company’s management has put in place a number of compliance programs to manage the potential recapture events covered by these agreements and these events are largely under the control of the Company.
Various legal claims arise from time to time in the normal course of business. In the opinion of management, none have occurred that will have a material effect on the Company’s consolidated financial statements.
20. Other Expenses
The following is a summary of other expenses (in thousands):
	2019	2018
Insurance	$91	$91
Marketing	140	183
Bank security	113	74
FED correspondence and CDARS/ICS fees	187	173
Director fees	141	185
FDIC/OCC assessment	129	180
Miscellaneous tax expense	115	104
Donations and contributions	80	83
Provision for credit losses on unfunded commitments	(71)	(72)
Other	449	479
	$1,374	$1,480
In 2019 and 2018, the Bank contributed $0 and $0, respectively, to City First Foundation, a 501(c)3 whose purpose includes stimulating, planning and improving the economic development of economically distressed areas in the District of Columbia.
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CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
21. Fair Values of Financial Instruments
In accordance with the disclosure requirements of ASC Topic 825, Fair Value of Financial Instruments, the estimated fair value and the related carrying values of the Company’s financial instruments are as follows (in thousands):
December 31,	2019		2018
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and due from banks	$2,293	$2,293	$1,937	$1,937
Interest bearing deposits in other financial institutions	67,561	67,561	62,855	62,855
Federal funds sold	48,454	48,454	63,714	63,714
Certificates of deposit in other financial institutions	4,954	4,971	8,405	8,269
Investment securities available-forsale	94,362	94,362	88,957	88,957
Federal Reserve Bank stock	693	693	693	693
Federal Home Loan Bank stock	479	479	427	427
Loans, less allowance for credit losses	138,495	138,290	128,786	127,562

Financial Liabilities:
Non-interest-bearing demand deposits	41,472	41,472	53,764	53,764
NOW & Savings deposits	85,635	85,635	68,956	68,956
Money market	37,843	37,843	50,922	50,922
Time deposits	106,936	106,686	110,715	109,782
FHLB advances	3,232	3,305	3,372	3,374
Notes payable	14,000	14,000	14,000	14,000
Securities sold under agreements to repurchase	32,333	32,333	27,573	27,573
For purposes of the disclosures of estimated fair value, the following assumptions were used:
Cash and Due from Banks
The carrying amounts reported in the balance sheet for cash and due from banks approximate those assets’ fair values.
Federal Funds Sold
Federal funds sold are short term investments maturing in one day. As such, the estimated fair value is the carrying amount as of the reporting date.
Certificates of Deposit in Other Financial Institutions and Deposits
The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is the amount payable on demand at the reporting date. The fair value of time deposits and certificates of deposit is based on the rates currently offered for deposits of similar maturities.
Investment securities
Fair values for investment securities are based on quoted market prices, where applicable. When quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
Federal Reserve Bank and Federal Home Loan Bank Stocks
The carrying amount of these stocks approximates fair value and considers the limited marketability of such securities.
Loans
The estimated fair value is determined by a method which approximates discounted future cash flows using current market rates for loans to borrowers with similar credit ratings and for the same maturities.

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
FHLB Advances
Fair Values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a fair market value that is deemed to represent the transfer price if the liability were assumed by a third party.
Notes Payable
The carrying amount reported in the balance sheet for notes payable approximates the fair value, as the notes payable are non-recourse to the Company.
Securities Sold Under Agreements to Repurchase
Securities sold under agreements to repurchase are short-term borrowings maturing in one day. As such, the estimated fair value is the carrying amount as of the reporting date.
22. Fair Value Measurements
ASC Topic 820, Fair Value Measurements, provides a framework for measuring and disclosing fair value under generally accepted accounting principles. ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).
ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value.
Fair Value Hierarchy
Level 1 - Quoted prices in active markets for identical assets or liabilities.
Level 2 - Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities).
Level 3 - Significant unobservable inputs (including the Bank’s own assumptions of what an independent investor would consider in determining the fair value of assets or liabilities).
In determining the appropriate levels, the Bank performs a detailed analysis of assets and liabilities that are subject to ASC Topic 820.
The following table presents fair value measurements on a recurring basis as of December 31, 2019 (in thousands):
December 31, 2019	Level 1	Level 2	Level 3	Fair Value
U.S. Government agencies	$—	$22,703	$—	$22,703
Mortgage-backed securities	—	63,840	—	63,840
SBA loan pools	—	7,819	—	7,819
Total	$—	$94,362	$—	$94,362
The following table presents fair value measurements on a recurring basis as of December 31, 2018 (in thousands):
December 31, 2018	Level 1	Level 2	Level 3	Fair Value
U.S. Government agencies	$—	$32,124	$—	$32,124
Mortgage-backed securities	—	50,145	—	50,145
SBA loan pools	—	6,688	—	6,688
Total	$—	$88,957	$—	$88,957

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
Securities available-for-sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, which are considered Level 2 inputs.
The Bank may also be required, from time to time, to measure certain other financial and nonfinancial assets and liabilities at fair value on a non-recurring basis in accordance with GAAP. The following table presents all fair value measurements on a non-recurring basis as of December 31, 2019 and 2018 (in thousands):
December 31, 2019	Level 1	Level 2	Level 3	Fair Value
Impaired loans	$—	$—	$2,102	$2,102
December 31, 2018	Level 1	Level 2	Level 3	Fair Value
Other real estate owned	$—	$—	$2,285	$2,285
Impaired loans	—	—	116	116
Measured on a Non-Recurring Basis:
Financial Assets and Liabilities
The Bank is predominantly a cash flow lender with real estate serving as collateral on a majority of loans. Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral, adjusted by approximately 7% for selling and legal costs. The Bank determines such fair value from independent appraisals, which management considers to be level 3 inputs.
At December 31, 2019, the fair value of impaired loans included loans totaling $2,102 net of partial charge-offs of $29 thousand.
At December 31, 2018, the fair value of impaired loans included loans totaling $116 thousand net of partial charge-offs of $0.
Non-Financial Assets and Non-Financial Liabilities
The Corporation has no non-financial assets or non-financial liabilities measured at fair value on a recurring basis. Certain non-financial assets and non-financial liabilities typically measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment) and other non-financial longlived assets measured at fair value for impairment assessment.
Foreclosed real estate, which is considered to be non-financial assets, is valued using a market approach. The values are determined using current market prices of similar real estate assets, which the Bank considers to be level 2 inputs. As of December 31, 2019 and 2018, the Company has $0 and $2.3 million, respectively, in foreclosed real estate.

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
23. Parent Company Financial Information
The balance sheets of the parent company, CFBanc Corporation, as of December 31, 2019 and 2018, and the related statements of income and cash flows for the years then ended are presented below:
Balance Sheets
(Dollars in thousands)
December 31,	2019	2018
Assets
Cash and due from banks	$4,157	$4,358
Investment in subsidiary, at equity	34,055	31,215
Other	58	48
Total Assets	$38,270	$35,621
Liabilities and Stockholders’ Equity
Liabilities
Accrued expenses and other liabilities	$840	$1,038
Stockholders’ Equity
Common stock	949	949
Preferred stock	3,000	3,000
Surplus	18,246	18,246
Retained earnings	15,109	13,770
Accumulated other comprehensive loss, net of tax	376	(1,199)
Less: Treasury stock	(330)	(330)
Total CFBanc Corporation and Subsidiaries stockholders’ equity	37,350	34,436
Noncontrolling interest	80	147
Total Stockholders’ Equity (including noncontrolling interest)	37,430	34,583
Total Liabilities and Stockholders’ Equity	$38,270	$35,621
Statements of Income
(Dollars in thousands)
Years ended December 31,	2019	2018
Income
Equity in net income of subsidiary	$1,695	$1,681
Other	7	—
Total Income	1,702	1,681
Expenses
Other	—	1
Total Expenses	—	1
Net Income	1,702	1,680
Less: Net income attributable to noncontrolling interest	(243)	(551)
Net Income Attributable to CFBanc Corporation and Subsidiaries	$1,459	$1,129

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
Statements of Cash Flows
(Dollars in thousands)
Years ended December 31,	2019	2018
Cash Flows from Operating Activities
Net income	$1,702	$1,680
Adjustments to reconcile net income to net cash
provided by operating activities:
Equity in net income in subsidiary	(1,695)	(1,681)
Changes in assets and liabilities:
Increase in other assets	(10)	—
(Decrease) Increase in other liabilities	(198)	349
Net Cash (Used in) Provided by Operating Activities	(201)	348
Cash Flows from Investing Activities
Dividends received from subsidiary	120	120
Net Cash Provided by Investing Activities	120	120
Cash Flows from Financing Activities
Preferred stock dividends paid	(120)	(120)
Net Cash Used in Financing Activities	(120)	(120)
Net (decrease) increase in cash and cash equivalents	(201)	348
Cash and Cash Equivalents, Beginning of Year	4,358	4,010
Cash and Cash Equivalents, End of Year	$4,157	$4,358
24. Other Subsidiary Information
For informational purposes, the Company is presenting the financial information of its majority-owned subsidiary, CFNMA, and CFNMA’s wholly-owned subsidiaries, City First Capital IX, LLC and CFC 45. The balance sheets of the Company’s majority-owned subsidiary, CF New Markets Advisors, LLC, as of December 31, 2019 and 2018, and the related statements of income for the years then ended are presented below:
CF New Markets Advisors, LLC
Balance Sheets
(Dollars in thousands)
December 31,	2019	2018
Assets
Cash and due from banks	$7,850	$7,829
Loans	14,000	14,000
Accounts receivable	47	47
Investment in subsidiaries	39	28
Prepaid expenses and other assets	26	54
Total Assets	$21,962	$21,958
Liabilities and Members’ Capital
Liabilities
Notes payable	$14,000	$14,000
Accrued expenses and other liabilities	147	317
Total Liabilities	14,147	14,317
Members’ Capital
Retained earnings	7,735	7,494
Total CFNMA members’ capital	7,735	7,494
Noncontrolling interest	80	147
Total Members’ Capital (including noncontrolling interest)	7,815	7,641
Total Liabilities and Members’ Capital	$21,962	$21,958

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
CF New Markets Advisors, LLC
Statements of Income
(Dollars in thousands)
Years ended December 31,	2019	2018
Income
Net interest income on loan	$35	$35
Equity in net loss of subsidiaries	—	(20)
Origination and other fee income on NMTC transactions	1,435	2,725
Total Income	1,470	2,740
Expenses
Salaries	340	340
Professional fees	324	263
Indemnity fees	147	253
Operating expense	85	64
Total Expenses	896	920
Income before income taxes	574	1,820
Provision for Income Taxes	93	357
Net Income	481	1,463
Less: Net income attributable to noncontrolling interest	(243)	(551)
Net Income Attributable to CFNMA	$238	$912
The balance sheets of CF New Markets Advisors, LLC’s wholly-owned subsidiary, City First Capital IX, LLC, as of December 31, 2019 and 2018, and the related statements of income for the years then ended are presented below:
City First Capital IX, LLC
Balance Sheets
(Dollars in thousands)
December 31,	2019	2018
Assets
Cash and due from banks	$1,391	$1,391
Total Assets	$1,391	$1,391
Liabilities and Members’ Capital
Members’ Capital
Retained earnings	$1,391	$1,391
Total Members’ Capital	1,391	1,391
Total Liabilities and Members’ Capital	$1,391	$1,391
City First Capital IX, LLC
Statements of Income
(Dollars in thousands)
Years ended December 31,	2019	2018
Income
Interest income on loan	$—	$—
Other fee income
Net Income	$—	$—

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
The balance sheets of CF New Markets Advisors, LLC’s wholly-owned subsidiary, City First Capital 45, LLC, as of December 31, 2019 and 2018, and the related statements of income for the years then ended are presented below:
City First Capital 45, LLC
Balance Sheets
(Dollars in thousands)
December 31,	2019	2018
Assets
Cash and due from banks	$6	$5
Loans	14,000	14,000
Accrued interest receivable	47	47
Accounts receivable	3	3
Total Assets	$14,056	$14,055
Liabilities and Members’ Capital
Liabilities
Notes payable	$14,000	$14,000
Interest payable	47	47
Other liabilities	3	3
Total Liabilities	14,050	14,050
Members’ Capital
Surplus	6	5
Total Members’ Capital	6	5
Total Liabilities and Members’ Capital	$14,056	$14,055
City First Capital 45, LLC
Statements of Income
(Dollars in thousands)
Years ended December 31,	2019	2018
Income
Net interest income on loan	$35	$35
Total Income	35	35
Expenses
Other	35	35
Total Expenses	35	35
Net Income	$—	$—
25. Subsequent Events
The Company evaluates subsequent events that have occurred after the balance sheet date but before the consolidated financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing consolidated financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.
The Company has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2019 for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through July 17, 2020, the date these financial statements were available to be issued.

CFBanc Corporation and Subsidiaries
Notes to Consolidated Financial Statements
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the coronavirus as a pandemic, based on the rapid increase in exposure globally.
The full impact of the coronavirus continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, capital, liquidity and future results of operations. Management is actively monitoring the global situation on its operations, financial condition capital, liquidity, industry and workforce. The adverse economic effects of the coronavirus may lead to an increase in credit risk on the Company’s commercial and residential loan portfolios. Likewise, the Company is also monitoring the fluctuations in the markets as it pertains to interest rates. To curtail the spread of the virus, the Bank’s branch operating hours has been temporarily restricted to twelve hours per week as of March 19, 2020.
Given the daily evolution of the coronavirus and the global responses to curb its spread, the Company is not able to estimate the effects of the coronavirus on its results of operations, financial condition, capital or liquidity for fiscal year 2020.
On March 27, 2020, the President of the United States signed into law the Coronavirus Aid, Relief and Economic Security (CARES) Act in response to the coronavirus pandemic. This legislation aims at providing relief for individuals and businesses that have been negatively impacted by the coronavirus pandemic. The Company has evaluated the impact of the CARES Act and has determined the primary impact relates to loan modifications, as discussed below.
The CARES Act includes a provision for the Company to opt out of applying the TDR accounting guidance in ASC 310-40 for certain loan modifications. Loan modifications made between March 1, 2020 and the earlier of i) December 30, 2020 or ii) 60 days after the President declares a termination of the COVID-19 national emergency are eligible for this relief if the related loans were not more than 30 days past due as of December 31, 2019. We have elected to apply this guidance and through the date of this report, we have received and approved requests to defer loan payments for up to six months for 17 commercial loan customers with total loan outstanding balances of $24.1 million. At this time, we are unable to predict with any certainty the potential adverse effect these loans may have on the Bank, whether these borrowers will be able to resume making payments once the deferral period expires, and if they are able to resume payments, whether they will require a change in the terms of the loan to be able to do so.
The CARES Act included an allocation of $349 billion for loans to be issued by financial institutions through the Small Business Administration (“SBA”). This program is known as the Paycheck Protection Program (“PPP”). PPP loans are forgivable, in whole or in part, if the proceeds are used for payroll and other permitted purposes in accordance with the requirements of the PPP. In Phase 1 of the PPP, the Bank made 13 loans totaling $6.0 million. The average loan size was $462 thousand. In Phase 2, the Bank made 83 loans totaling $24.3 million. The average loan size was $283 thousand.
While the Company continues to evaluate the disruption caused by the pandemic and impact of the CARES Act, these events may have a material adverse impact on the Company’s results of future operations, financial position, capital, and liquidity in fiscal year 2020. Further, a decrease in results of future operations may place a strain on the Company’s capital reserve ratios.

CFBanc Corporation and Subsidiaries

Consolidated Balance Sheets
September 30, 2020 and December 31, 2019
(Dollars in thousands, except per share data)
	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and due from banks	$2,850	$2,293
Interest bearing deposits in other financial institutions	28,359	67,561
Federal funds sold	30,452	48,454
Total cash and cash equivalents	61,661	118,308
Certificates of deposit in other financial institutions	3,218	4,954
Securities available-for-sale, at fair value	110,357	94,362
Federal Reserve Bank stock, at cost	693	693
Federal Home Loan Bank stock, at cost	479	479
Loans, net of allowance for credit losses of $2,557 and $2,108 for September 30, 2020 and December 31, 2019, respectively (includes $14 million loan of the consolidated VIE)	210,120	138,495
Accrued interest receivable on investment securities and loans	1,763	1,152
Bank premises and equipment, at cost, less accumulated depreciation	5,217	5,247
Deferred tax assets, net	345	142
Income tax receivable	220	—
Other assets	1,007	1,009
Total Assets	$395,080	$364,841
Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing demand	$39,223	$41,472
NOW	138,230	85,635
Money market	38,487	37,843
Savings	3,870	3,353
Time, $100,000 or more	9,919	19,852
Other time	70,665	87,084
Total deposits	300,394	275,239
Securities sold under agreements to repurchase	36,552	32,333
FHLB advances	3,138	3,232
Notes payable of the consolidated VIE	14,000	14,000
Accrued interest payable	123	326
Income taxes payable	—	116
Other liabilities	2,200	2,165
Total Liabilities	356,407	327,411
Stockholders' Equity	2020	2019
Common stock, Class A voting common stock – par value $0.50
Shares authorized	3,000,000	3,000,000
Shares issued	1,060,438	1,060,338
Shares outstanding	1,027,438	1,027,338	530	530
Common stock, Class B non-voting common stock – par value $0.50
Shares authorized	3,000,000	3,000,000
Shares issued and outstanding	836,975	836,975	419	419
Preferred stock, Series B – par value $0.50, 4% dividend and liquidation value of $1,000 per share
Share authorized	10,000	10,000
Shares issued and outstanding	3,000	3,000	3,000	3,000
Surplus			18,246	18,246
Retained Earnings			15,311	15,109
Accumulated other comprehensive income, net of tax			1,351	376
Less: Class A Treasury Stock			(330)	(330)
Total CFBanc Corporation & Subsidiaries stockholders' equity			38,527	37,350
Noncontrolling interest			146	80
Total Stockholders' Equity (including noncontrolling interest)			38,673	37,430
Total Liabilities and Stockholders' Equity			$395,080	$364,841
See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Consolidated Statements of Income
For the three and nine months ended September 30, 2020 and 2019
(Unaudited)
(Dollars in thousands)
	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Interest and Dividend Income
Loans, including fees	$2,203	$1,754	$6,000	$5,251
Taxable available-for-sale investment securities	472	486	1,464	1,394
Federal funds sold	32	306	284	969
Restricted stocks	14	25	49	60
Deposits in other financial institutions	25	503	289	1,614
Total Interest Income	2,746	3,074	8,086	9,288
Interest Expense
Deposits	221	288	809	899
Securities sold under agreements to repurchase	25	20	68	57
FHLB advances	7	22	49	65
Notes payable	131	131	394	394
Total Interest Expense	384	461	1,320	1,415
Net interest income	2,362	2,613	6,766	7,873
Provision for Credit Losses	231	75	578	41
Net Interest Income After Provision for Credit Losses	2,131	2,538	6,188	7,832
Noninterest Income
Service charges on deposit accounts	11	18	40	54
BEA grant income	—	23	152	23
Gains on sales of available-for-sale investment securities	426	—	668	—
Other noninterest income	155	235	594	1,311
Total Noninterest Income	592	276	1,454	1,388
Other Expenses
Salaries and employee benefits	1,366	1,573	4,140	4,809
Professional fees	227	278	695	921
Occupancy and equipment	156	96	357	352
Data processing expense and network administration	307	129	678	470
Gains on sale of other real estate owned	—	(325)	—	(325)
Indemnification fees	—	—	—	147
Miscellaneous other expenses	589	336	1,295	1,015
Total Other Expenses	2,645	2,087	7,165	7,389
Income before income taxes	78	727	477	1,831
Provision for Income Taxes	13	171	119	451
Net Income	65	556	358	1,380
Less: Net income attributable to noncontrolling interest	(35)	(49)	(66)	(201)
Net Income Attributable to CFBanc Corporation and Subsidiaries	$30	$507	$292	$1,179
Earnings per share, basic	$0.06	$1.09	$0.16	$0.63
Earnings per share, diluted	$0.06	$1.09	$0.16	$0.63
See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income
For the three and nine months ended September 30, 2020 and 2019
(Unaudited)
(Dollars in thousands)
	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Net Income	$30	$507	$292	$1,179
Other Comprehensive (Loss) Income, Net of Tax
Unrealized gain (loss) on available-for-sale securities, net of income tax expense (benefits) of $(321) and $195 for the three and nine months ended September 30, 2020, respectively, net of income tax expenses of $52 and $583 for the three and nine months ended September 30, 2019.	(816)	133	498	1,492
Realized gain (loss) on available-for-sale securities, net of income tax expense (benefits) of $122 and $191 for the three and nine months ended September 30, 2020, respectively, net of income tax expenses of $0 and $0 for the three and nine months ended September 30, 2019.	304	—	477	—
Total Other Comprehensive (Loss) Income, Net of Tax	(512)	133	975	1,492
Comprehensive (loss) income	(482)	640	1,267	2,671
Comprehensive Loss Attributable to Noncontrolling Interest	(35)	(49)	(66)	(201)
Comprehensive (Loss) Income Attributable to CFBanc Corporation & Subsidiaries	$(517)	$591	$1,201	$2,470
See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity
For the three and nine months ended September 30, 2020 and 2019
(Unaudited)
(Dollars in thousands)
	Common Stock	Preferred Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total CFBanc Corporation & Subsidiaries Stockholders' Equity	Non-controlling Interest	Total Stockholders' Equity (including Non-controlling Interest)
Balance, January 1, 2019	$949	$3,000	$18,246	$13,770	$(1,199)	$(330)	$34,436	$147	$34,583
Net income	—	—	—	1,179	—	—	1,179	201	1,380
Distributions to noncontrolling interest	—	—	—	—	—	—	—	(200)	(200)
Other comprehensive income, net of tax	—	—	—	—	1,492	—	1,492	—	1,492
Preferred stock dividends paid	—	—	—	(90)	—	—	(90)	—	(90)
Balance, September 30, 2019	$949	$3,000	$18,246	$14,859	$293	$(330)	$37,017	$148	$37,165
Balance, July 1, 2019	$949	$3,000	$18,246	$14,382	$160	$(330)	$36,407	$99	$36,506
Net income	—	—	—	507	—	—	507	49	556
Distributions to noncontrolling interest	—	—	—	—	—	—	—	—	—
Other comprehensive income, net of tax	—	—	—	—	133	—	133	—	133
Preferred stock dividends paid	—	—	—	(30)	—	—	(30)	—	(30)
Balance, September 30, 2019	$949	$3,000	$18,246	$14,859	$293	$(330)	$37,017	$148	$37,165
Balance, January 1, 2020	$949	$3,000	$18,246	$15,109	$376	$(330)	$37,350	$80	$37,430
Net income	—	—	—	292	—	—	292	66	358
Other comprehensive income, net of tax	—	—	—	—	975	—	975	—	975
Preferred stock dividends paid	—	—	—	(90)	—	—	(90)	—	(90)
Balance, September 30, 2020	$949	$3,000	$18,246	$15,311	$1,351	$(330)	$38,527	$146	$38,673
Balance, July 1, 2020	$949	$3,000	$18,246	$15,311	$1,863	$(330)	$39,039	$111	$39,150
Net income	—	—	—	30	—	—	30	35	65
Other comprehensive loss, net of tax	—	—	—	—	(512)	—	(512)	—	(512)
Preferred stock dividends paid	—	—	—	(30)	—	—	(30)	—	(30)
Balance, September 30, 2020	$949	$3,000	$18,246	$15,311	$1,351	$(330)	$38,527	$146	$38,673
See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Consolidated Statements of Cash Flows
For nine months ended September 30, 2020 and 2019
(Unaudited)
(Dollars in thousands)
	2020	2019
Cash Flows from Operating Activities
Net income	292	1,179
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and accretion	114	126
Depreciation	127	158
Deferred taxes, net	(520)	(174)
Provision for credit losses	578	41
Provision for (benefit from) unfunded off-balance sheet commitments	94	(57)
Gain on sale of available-for-sale securities	(668)	—
Gain on sale of other real estate owned (“OREO”)	—	(325)
Change in assets and liabilities:
(Increase) decrease in accrued interest receivable	(611)	68
(Increase) decrease in income taxes receivable	(220)	91
(Increase) decrease in other assets	(2)	363
(Decrease) increase in accrued interest payable	(203)	118
(Decrease) increase in income taxes payable	(116)	361
(Decrease) increase in other liabilities	(59)	331
Net Cash (Used in) Provided by Operating Activities	(1,194)	2,280
Cash Flows from Investing Activities
Purchases of available-for-sale securities	(62,008)	(8,977)
Purchase of CD in other financial institutions	(248)	—
Purchases of FHLB stock	—	(52)
Proceeds from sales of available-for-sale securities	11,570
Proceeds from repayments of available-for-sale securities	14,060	8,981
Proceeds from maturities of available-for-sale securities	22,030	3,956
Maturities of certificates of deposit in other institutions	1,984	744
Increase in loans, net	(71,934)	(6,184)
Proceeds from sale of OREO	—	2,610
Purchases of premises and equipment	(97)	(32)
Net Cash (Used in) Provided by Investing Activities	(84,643)	1,046
Cash Flows from Financing Activities
Increase (decrease) in noninterest-bearing deposits, NOW accounts, money market accounts, and savings accounts, net	51,507	(12,806)
Decrease in time deposits, net	(26,352)	(4,486)
Increase (decrease) in securities sold under agreement to repurchase, net	4,219	(4,166)
Increase in FHLB advances	(94)	(105)
Preferred stock dividends paid	(90)	(90)
Distributions to noncontrolling interest	—	(200)
Net Cash Provided by (Used in) Financing Activities	29,190	(21,853)
Net decrease in cash and cash equivalents	(56,647)	(18,527)
Cash and Cash Equivalents, Beginning of Year	118,308	128,506
Cash and Cash Equivalents, End of Year	61,661	109,979
Supplementary Cash Flow Information
Interest paid	1,523	1,297
Income taxes paid	455	165
See accompanying notes to consolidated financial statements.

Note 1. Organization and Summary of Significant Accounting Policies
Organization
CFBanc Corporation (“CFBanc” or “Company”) is a bank holding company, whose principal activity is the ownership and management of its wholly-owned subsidiary, City First Bank of D.C., National Association (the “Bank”). The Bank wholly owns 1432 U Street LLC, a real estate holding company, City First Real Estate LLC, City First Real Estate II LLC, City First Real Estate III LLC, and City First Real Estate IV LLC, entities formed to hold real estate acquired in connection with loan foreclosures, and CF New Markets Advisors, LLC (“CFNMA”), an entity formed to manage the New Markets Tax Credit (“NMTC”) program. In addition, CFNMA also consolidates CFC Fund Manager II, LLC, City First New Markets Fund II, LLC, City First Capital IX, LLC and City First Capital 45, LLC into its financial results.
The Bank provides financial services to individuals and corporate customers, focusing primarily on the low- and moderate-income neighborhoods in the District of Columbia, and is subject to competition from other financial institutions. The Bank is subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities. The accounting and reporting policies of the Company and its subsidiaries conform to accounting principles generally accepted in the United States of America and general practices within the banking industry. The Bank commenced regular operations in 1998 and its primary federal regulator is the Office of the Comptroller of the Currency (“OCC”). Consequently, it undergoes periodic examinations by regulatory authorities.
The Bank participates in the NMTC program administered by the U.S. Treasury Department’s Community Development Financial Institutions (“CDFI”) Fund, and since 2003 has been issued $503.0 million in Qualified Equity Investments through the NMTC program either directly or through various subsidiaries.
On August 26, 2020, the Company announced that the boards of directors of Broadway Financial Corporation (“Broadway”) and the Company each unanimously approved an agreement to merge the two companies in a merger of equals transaction. Pursuant to the merger agreement, the Company will merge with and into Broadway, with Broadway being the surviving company. Immediately after the merger is completed, Broadway Federal Bank, f.s.b. (“Broadway Federal Bank”) will be merged with and into the Bank, with the Bank being the surviving bank and continuing its historic business, as well as the historic business of Broadway Federal Bank, as a national bank. The combined holding company will be headquartered in Los Angeles, California and the combined bank will be headquartered in Washington, DC. The merger will involve 100% stock consideration with a fixed exchange ratio. In the merger, the holders of CFBanc common stock will receive 13.626 shares of Broadway common stock for each share of CFBanc common stock they own. Following the completion of the merger, former holders of Broadway common stock will own approximately 52.5% and former holders of CFBanc common stock will own approximately 47.5% of the common stock of the combined company. Additional details of the merger are provided in the accompanying joint proxy statement/prospectus. The merger is expected to close in the first half of 2021, subject to satisfaction of customary closing conditions, including receipt of necessary regulatory approvals and approval by the stockholders of Broadway and CFBanc.
Significant accounting policies not disclosed elsewhere in the consolidated financial statements are as follows:
Basis of Presentation
The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and follow general practice within the banking industry. Accordingly, the unaudited consolidated financial statements do not include all the information and footnotes required by GAAP for complete financial statements; however, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of the interim periods presented have been made. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s audited financial statements for the year ended December 31, 2019.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.
The consolidated financial statements also include other entities in which the Company has a controlling financial interest and certain variable interest entities. The Company adopted Accounting Standards Codification (“ASC”) Topic 810, Noncontrolling Interests, on January 1, 2009. Accordingly, for consolidated subsidiaries that are less than wholly-owned, the third-party holdings of equity interests are referred to as noncontrolling interests. The portion of net income attributable to noncontrolling interests for such subsidiaries is presented as net income applicable to noncontrolling interests on the consolidated statements of income, and the portion of the stockholders’ equity of such subsidiaries is presented as noncontrolling interests on the consolidated balance sheets and consolidated statements of changes in stockholders’ equity.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses, the fair values and impairments of financial instruments, the status of contingencies and the valuation of deferred tax assets.
Restrictions on Cash and Cash Equivalents
Under Federal Reserve regulations, the Bank is required to maintain certain average required reserve balances. These balances may be maintained in the form of usable vault cash, balances in the Bank’s account at the Federal Reserve Bank of Richmond, or balances with a pass-through correspondent. The Bank had compensating balance requirements or required cash reserves with correspondent banks totaling $360 thousand and $1.8 million as of September 30, 2020 and December 31, 2019, respectively. The Bank also holds escrow reserves in conjunction with mortgage loans totaling $238 thousand and $474 thousand at September 30, 2020 and December 31, 2019, respectively.
Risks and Uncertainties
The outbreak of COVID-19 has adversely impacted a broad range of industries in which our customers operate and could impair their ability to fulfill their financial obligations to us. The World Health Organization has declared COVID-19 to be a global pandemic, and the President declared a National Emergency on March 13, 2020. The federal, state, and local governmental response to the pandemic has included orders closing non-essential businesses and directing individuals to restrict their movements, wear face coverings in public settings, observe social distancing and stay at home. The spread of COVID-19 has caused significant disruptions to the U.S. economy and has disrupted banking and other financial activity in the areas in which we operate.
The U.S. Congress, the President, and the Federal Reserve have taken several actions designed to cushion the economic fallout. Most notably, the CARES Act, a $2 trillion legislative package, was signed into law at the end of March 2020. The goal of the CARES Act was to prevent a severe economic downturn through various measures, including direct financial aid to American families and economic stimulus to significantly impacted industry sectors. The CARES Act provides certain measures to support individuals and businesses in maintaining solvency through monetary relief, including in the form of financing, loan forgiveness and automatic forbearance for federally backed mortgage loans. The federal banking agencies have also encouraged banks to work with their borrowers to modify loans as may be appropriate. In addition to the general impact of COVID-19, certain provisions of the CARES Act, as well as other recent legislative and regulatory relief efforts, are expected to have a material impact on our operations.
Our business is dependent upon the willingness and ability of our employees and customers to conduct banking and other financial transactions. If the global response to contain COVID-19 escalates further or is unsuccessful, we could experience a material adverse effect on our business, financial condition, and results of operations. The continuation of the economic effects of the COVID-19 pandemic and actions taken in response to it, including the impacts of loan forbearances and other provisions of the CARES Act and other federal and state measures, have had and may in the future continue to have an adverse impact on CFBanc’s business and results of operations, and the operations of its borrowers, customers and business partners. The uncertainty regarding the duration of the pandemic and the resulting economic disruption has caused increased market volatility and a significant decrease in consumer confidence and business generally and has led to an economic recession. The ultimate impact of these factors over the longer term is uncertain and CFBanc does not yet know the full extent of the impacts on CFBanc’s business, operations or the global economy. However, the decline in economic conditions, and the prolonged negative impact on small to medium sized businesses due to COVID-19 is likely to result in an adverse effect to CFBanc’s business, financial condition and results of operations in future periods.
Consistent with regulatory guidance to work with borrowers during this unprecedented situation and as outlined in the CARES Act, we are executing a payment deferral program for our commercial lending clients that are adversely affected by the pandemic. Depending on the demonstrated need of the client, we are deferring either the full loan payment or the principal component of the loan payment generally for 90 days. As of September 30, 2020, CFBanc has granted approximately 24 temporary loan modifications, totaling approximately $49.8 million, or 23.4% of total loans. In accordance with interagency guidance issued in March 2020, these short-term deferrals are not considered TDRs. As of January 12, 2021, of the 24 temporary loan modifications, 4 borrowers have resumed making payments, and 2 new borrowers have requested temporary loan modifications.
With the passage of the PPP, administered by the SBA, we actively participated in assisting our customers with applications for resources through the program. Most of the PPP loans we originated have a two-year term and earn interest at 1%. We believe that most of these loans will ultimately be forgiven by the SBA in accordance with the terms of the program. As of September 30, 2020, CFBanc held approximately 127 loans for customers under the PPP totaling approximately $31.6 million. The loans have maturities ranging from April 2022 to June 2022. CFBanc expects to recognize total fee income of approximately $836 thousand over the lives of the loans. It is our understanding that loans funded through the PPP program are fully guaranteed by the U.S. government. Should those circumstances change, we could be required to establish additional allowance for credit losses through a charge to earnings.
Recent Accounting Pronouncements
In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as amended, that provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to customers. Financial instruments are not within the scope of the guidance. The guidance also provides for a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets, such as property and equipment, including real estate. The standard was adopted using a modified retrospective approach. Periods prior to the date of adoption are not retrospectively revised, but a cumulative effect of adoption is recognized for the impact of the ASU on uncompleted contracts at the date of adoption. The Company adopted the pronouncement on January 1, 2020 and has completed an assessment of the revenue contracts for the revenue streams identified to be in scope. The Company’s accounting policies and revenue recognition principles did not change materially as the principles of ASC 606 are largely consistent with the historical revenue recognition practices.
In February 2016, The FASB issued ASU 2016-02, “Leases.” From the lessee’s perspective, the new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either a finance or operating lease, with classification affecting the pattern of expense recognition in the income statement for lessees. The guidance also eliminates the current real estate-specific provision and changes guidance on sale-leaseback transactions, initial direct costs and lease executory costs. For nonpublic companies, this update is effective for annual periods beginning after December 15, 2021 and is to be applied on a modified retrospective basis. Upon adoption of the new accounting standard, the Company anticipates recognizing a lease liability and related right-of-use asset on its balance sheet.
In June 2016, the FASB has issued ASU 2016-13, “Financial Instruments - Credit Losses,” as amended, which amends the Board's guidance on the impairment of financial instruments. The amended guidance requires financial assets measured at amortized cost to be presented at the net amount expected to be collected. The allowance for credit losses will represent a valuation account that is deducted from the amortized cost basis of the financial assets to present their net carrying value at the amount expected to be collected. The income statement will reflect the measurement of credit losses for newly recognized financial assets as well as expected increases or decreases of expected credit losses that have taken place during the period. When determining the allowance, expected credit losses over the contractual term of the financial asset(s) (taking into account prepayments) will be estimated considering relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Subsequent changes in the allowance will be recorded through the income statement as an expense adjustment. In addition, the amended guidance requires credit losses relating to available-for-sale debt securities to be recorded through an allowance for credit losses. The calculation of credit losses for available-for-sale securities will be similar to how it is determined under existing guidance. In October 2019, the FASB affirmed its decision to extend the deadline to implement this ASU. For nonpublic entities this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company is assessing the new guidance to determine what modifications to existing credit estimation processes may be required. The Bank is in the initial stages of evaluating the effect of this standard on its consolidated financial statements. The Company engaged a third-party vendor to assist in meeting the requirements under ASU 2016-13. The Company expects to recognize a one-time cumulative effect adjustment to the allowance for credit losses as of the beginning of the first reporting period in which the ASU is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the ASU on its consolidated financial statements.
In January 2020, the FASB issued ASU 2020-01, “Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) – Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.” The ASU is based on a consensus of the Emerging Issues Task Force and is expected to increase comparability in accounting for these transactions. ASU 2016-01 made targeted improvements to accounting for financial instruments, including providing an entity the ability to measure certain equity securities without a readily determinable fair value at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Among other topics, the amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting. For non-public business entities, such as the Company, the amendments in the ASU are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The Company does not expect the adoption of ASU 2020-01 to have a material impact on its consolidated financial statements.
In March 2020, the FASB issued ASU No. 2020-04 “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” These amendments provide temporary optional guidance to ease the potential burden in accounting for reference rate reform. The ASU provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued. It is intended to help stakeholders during the global market-wide reference rate transition period. The guidance is effective for all entities as of March 12, 2020 through December 31, 2022. To facilitate an orderly transition from interbank offered rates (IBORs) and other benchmark rates to alternative reference rates (ARRs), the Company has established an enterprise-wide initiative led by senior management. The objective of this initiative is to identify, assess and monitor risks associated with the expected discontinuation or unavailability of benchmarks, including LIBOR, achieve operational readiness and engage impacted clients in connection with the transition to ARRs. The Company is assessing ASU 2020-04 and its impact on the Company’s transition away from LIBOR for its loan and other financial instruments.

Note 2. Investment Securities
Amortized cost and fair values of securities available-for-sale as of September 30, 2020 and December 31, 2019, are as follows:
September 30, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	% of Total Fair Value
Available-for-sale
U.S. Government agencies	$18,812	$182	$(11)	$18,983	17.2%
Mortgage-backed securities	71,204	1,767	(84)	72,887	66.0%
Collateralized mortgage obligations	2,207	17	—	2,224	2.0%
SBA loan pools	16,242	70	(49)	16,263	14.7%
	$108,465	$2,036	$(144)	$110,357	100.0%
December 31, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	% of Total Fair Value
Available-for-sale
U.S. Government agencies	$22,585	$156	$(38)	$22,703	24.1%
Mortgage-backed securities	63,390	547	(97)	63,840	67.7%
SBA loan pools	7,856	23	(60)	7,819	8.3%
	$93,831	$726	$(195)	$94,362	100.0%
As of September 30, 2020, and December 31, 2019, there were no securities held-to-maturity.
The following table shows fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2020 and December 31, 2019, respectively.
Securities available-for-sale are as follows (in thousands):
September 30, 2020	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$—	$—	$3,058	$(11)	$3,058	$(11)
Mortgage-backed securities	15,372	(66)	2,933	(18)	18,305	(84)
SBA loan pools	9,031	(36)	1,950	(13)	10,981	(49)
	$24,403	$(102)	$7,941	$(42)	$32,344	$(144)
December 31, 2019	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$3,056	$(17)	$13,010	$(21)	$16,066	$(38)
Mortgage-backed securities	12,915	(46)	6,171	(50)	19,086	(96)
SBA loan pools	2,607	(38)	3,609	(23)	6,216	(61)
	$18,578	$(101)	$22,790	$(94)	$41,368	$(195)
Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
At September 30, 2020, there were 13 securities in the less-than-twelve-months category and 12 securities in the twelve-months-or-more category for the available-for-sale portfolio. Included in the 13 securities in the less-than-twelve months category for available-for-sale securities are 9 mortgage-backed securities, and 4 SBA loan pool securities. The 12 securities in loss positions for greater than twelve-months-or-more category for the available-for-sale portfolio are 1 agency securities, 5 mortgage-backed securities and 6 SBA loan pool securities.
At December 31, 2019, there were 11 securities in the less-than-twelve-months category and 25 securities in the twelve-months-or-more category for the available-for-sale portfolio. Included in the 11 securities in the less-than-twelve months category for available-for-sale securities are 1 agency securities, 8 mortgage-backed securities and 2 SBA loan pool securities. The 25 securities in loss positions for greater than twelve-months-or-more category for the available-for-sale portfolio are 7 agency securities, 11 mortgage-backed securities and 7 SBA loan pool securities.
Management believes that the estimated fair values of the securities noted above are primarily dependent on the movement in market interest rates. These investment securities are comprised of securities that are rated investment grade by at least one bond credit rating service, pools of loans from the Small Business Administration and pools of loans from a government sponsored enterprise. Management believes that these fair values will recover as the underlying portfolios mature. The Company does not intend to sell and expects that it is not more likely than not that it will be required to sell the investment securities prior to an anticipated recovery in fair value. Management does not believe any individual unrealized loss as of September 30, 2020 and December 31, 2019 represents an other-than-temporary impairment.
Contractual maturities of investment securities at September 30, 2020 are shown below. Actual maturities may differ from contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities have no stated maturity and primarily reflect investments in various Pass-through and Participation Certificates issued by the Federal National Mortgage Association, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation, and the Small Business Administration. Repayment of mortgage-backed securities is affected by the contractual repayment terms of the underlying mortgages collateralizing these obligations and the current level of interest rates.
The following is a summary of maturities of securities available-for-sale (in thousands):
September 30, 2020	Available-for-Sale
	Amortized Cost	Fair Value
Amounts maturing:
Less than one year	$9,748	$9,793
After one year through five years	5,995	6,132
After five years through ten years	—	—
Greater than ten years	3,069	3,058
Mortgage-backed, due in monthly installments	71,204	72,887
Collateralized mortgage obligation, due in monthly installments	2,207	2,224
SBA loan pools, due in monthly installments	16,242	16,263
	$108,465	$110,357
For the nine months ended September 30, 2020 and 2019, proceeds from maturities and calls of available-for-sale securities were $22.0 million and $4.0 million, respectively and principal repayments of available-for-sale securities were $14.1 million and $9.0 million, respectively. Proceeds from sales of securities for the nine months ended September 30, 2020 were $11.6 million and gross realized gains were $668 thousand. There were no realized losses on the sale of securities for the nine months ended September 30, 2020. During the nine months ended September 30, 2019, there were no proceeds from sales of securities available-for-sale, no realized gains and no realized losses.

Note 3. Loans and Allowance for Credit Losses
The Bank makes loans to customers primarily within the Metropolitan D.C. area. A substantial portion of its loan portfolio consists of commercial real estate mortgages.
The principal categories of the loan portfolio are as follows (in thousands):
	As of September 30, 2020	As of December 31, 2019
	Amount	Amount
Loans secured by real estate:
Construction, land development and other land loans	$27,222	$10,965
Loans secured by 1-4 family residential properties	10,587	8,786
Secured by multi-family (5 or more) residential properties	44,199	27,848
Secured by nonfarm nonresidential properties	55,920	50,038
Commercial and industrial loans	74,550	43,185
	212,478	140,822
Less: Unearned (costs) income on loans	(199)	219
	212,677	140,603
Less: Allowance for credit losses	2,557	2,108
	$210,120	$138,495
In the normal course of banking business, loans are made to officers and directors and their affiliated interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations, and do not involve more than the normal risk of collectability or present other unfavorable terms.
As of September 30, 2020, and December 31, 2019, the amounts of such loans outstanding totaled $7.3 million and $7.3 million, respectively. During 2020, there were no new loans and $0 in repayments as current loans were interest payment only during the period. During 2019, there were two new loans and $0 in repayments as current loans were interest payment only during the period.
Allowance for Credit Losses
The total allowance below reflects management’s estimate of credit losses inherent in the loan portfolio as of the three and nine months ended September 30, 2020 and 2019 are as follows:
For the three months ended September 30, 2020
	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Unallocated	Total
Beginning balance, July 1, 2020	358	58	546	1,083	409	—	$2,454
Provision (Benefit) of credit losses	5	176	108	(164)	106	—	231
Loans charged off	(128)	—	—	—	—	—	(128)
Ending Balance, September 30, 2020	$235	$234	$654	$919	$515	$—	$2,557

For the nine months ended September 30, 2020
	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Unallocated	Total
Beginning balance, January 1, 2020	139	49	627	812	290	192	$2,109
Provision (Benefit) of credit losses	224	185	27	107	225	(192)	576
Loans charged off	(128)	—	—	—	—	—	(128)
Ending Balance, September 30, 2020	$235	$234	$654	$919	$515	$—	$2,557
Individually evaluated for impairment:
Balance in allowance	$—	$—	$—	$—	$—	$—	$—
Related loan balance	897	887	116	934	637	—	3,471
Collectively evaluated for impairment:
Balance in allowance	$235	$234	$654	$919	$515	$—	$2,557
Related loan balance	26,325	9,700	44,083	54,986	73,913	—	209,007
For the three months ended September 30, 2019
	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Unallocated	Total
Beginning balance, July 1, 2019	140	74	658	738	463	77	$2,150
Provision (Benefit) of credit losses	47	(8)	(8)	25	(141)	160	75
Loans charged off	(30)	—	—	—	—	—	(30)
Ending Balance, September 30, 2019	$157	$66	$650	$763	$322	$237	$2,195
For the nine months ended September 30, 2019
	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Unallocated	Total
Beginning balance, January 1, 2019	194	92	758	647	294	198	$2,183
Provision (Benefit) of credit losses	(8)	(26)	(108)	116	28	39	41
Loans charged off	(29)	—	—	—	—	—	(29)
Ending Balance, September 30, 2019	$157	$66	$650	$763	$322	$237	$2,195
Individually evaluated for impairment:
Balance in allowance	$—	$—	$—	$—	$—	$—	$—
Related loan balance	618	887	116	—	—	—	1,621
Collectively evaluated for impairment:
Balance in allowance	$157	$66	$650	$763	$322	$237	$2,195
Related loan balance	10,209	8,194	25,494	47,071	44,816	—	135,784

The total allowance below reflects management’s estimate of credit losses inherent in the loan portfolio as of December 31, 2019 (in thousands):
December 31, 2019	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Unallocated	Total
Balance, beginning of year	194	92	758	647	294	198	$2,183
Provision (Benefit) of credit losses	(26)	(43)	(131)	165	(4)	(7)	(46)
Recoveries	—	—	—	—	—	—	—
Loans charged off	(29)	—	—	—	—	—	(29)
Balance, end of year	$139	$49	$627	$812	$290	$191	$2,108
Individually evaluated for impairment:
Balance in allowance	$—	$—	$—	$—	$—	$—	$—
Related loan balance	619	887	116	228	252	—	2,102
Collectively evaluated for impairment:
Balance in allowance	$139	$49	$627	$812	$290	$191	$2,108
Related loan balance	10,346	7,899	27,732	49,810	42,933	—	138,720
Impaired Loans
When management identifies a loan as impaired, the impairment is measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases, management used the current fair value of the collateral, less selling cost when foreclosure is probable, instead of discounted cash flows. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance, if deemed uncollectible.
When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on non-accrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectability of the total principal of an impaired loan is not in doubt and the loan is on non-accrual status, contractual interest may be credited to interest income when received, under the cash basis method.
The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable. Management determined the specific reserve in the allowance based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, fewer selling costs was used to determine the specific allowance recorded.
Also presented are the average recorded investments in loans reported as impaired loans as of September 30, 2020, September 30, 2019, and December 31, 2019, respectively and the related amount of interest recognized during the time within the period that the impaired loans were impaired. When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on non-accrual status, all payments are applied to principal, under the cost recovery method (in thousands).
				For the three months ended September 30, 2020		For the nine months ended September 30, 2020
(In thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserve	Interest Income recognized	Average Recorded Investment	Interest Income recognized	Average Recorded Investment
September 30, 2020
With an allowance recorded:
Construction and development	$—	$—	$—	$—	$—	$—	$—
1-4 family residential	—	—	—	—	—	—	—
Multifamily residential	—	—	—	—	—	—	—
Nonfarm nonresidential	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—
	$—	$—	$—	$—	$—	$—	$—

				For the three months ended September 30, 2020		For the nine months ended September 30, 2020
(In thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserve	Interest Income recognized	Average Recorded Investment	Interest Income recognized	Average Recorded Investment
With no related allowance:
Construction and development	$897	$1,066	$—	$—	$927	$12	$935
1-4 family residential	887	887	—	—	887	—	887
Multifamily residential	116	116	—	—	116	—	116
Nonfarm nonresidential	934	1,955	—	—	948	24	952
Commercial and industrial	637	637	—	—	637	11	637
	$3,471	$4,661	$—	$—	$3,515	$47	$3,527
				For the three months ended September 30, 2020		For the nine months ended September 30, 2020
(In thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserve	Interest Income recognized	Average Recorded Investment	Interest Income recognized	Average Recorded Investment
September 30, 2019
With an allowance recorded:
Construction and development	$—	$—	$—	$—	$—	$—	$—
1-4 family residential	—	—	—	—	—	—	—
Multifamily residential	—	—	—	—	—	—	—
Nonfarm nonresidential	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—
	$—	$—	$—	$—	$—	$—	$—
With no related allowance:
Construction and development	$619	$649	$—	$—	$649	$—	$649
1-4 family residential	887	887	—	—	887	—	887
Multifamily residential	116	116	—	—	116	—	116
Nonfarm nonresidential	—	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—	—
	$ 1,652	$ 1,622	$ —	$ —	$ 1,622	$ —	$ 1,622
(In thousands)	Recorded Investment	Unpaid Principal Balance	Specific Reserve	Interest Income recognized	Average Recorded Investment
December 31, 2019
With an allowance recorded:
Construction and development	$—	$—	$—	$—	$—
1-4 family residential	—	—	—	—	—
Multifamily residential	—	—	—	—	—
Nonfarm nonresidential	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
	$—	$—	$—	$—	$—
December 31, 2019
With no related allowance:
Construction and development	$619	$649	$—	$—	$649
1-4 family residential	887	887	—	—	887
Multifamily residential	116	116	—	—	116
Nonfarm nonresidential	228	1205	—	—	257
Commercial and industrial	252	252	—	—	240
	$2,102	$,3109	$—	$—	$2,149

No additional funds are committed to be advanced in connection with the impaired loans. There were no nonaccrual loans excluded from the impaired loan disclosure.
Credit Quality Information
The following table represents credit exposures by creditworthiness category as of September 30, 2020 and December 31, 2019. The use of creditworthiness categories to grade loans permits management to estimate a portion of credit risk. The Bank’s internal creditworthiness is based on experience with similarly graded credits. Loans that trend upward toward improved credit grades typically have less credit risk and loans that migrate downward typically have more credit risk.
The Bank’s internal risk ratings are as follows:
10	Excellent – minimal risk (normally supported by pledged deposits, United States government securities, etc.)
20	Above Average – low risk (all the risks associated with this credit based on each of the Bank’s creditworthiness criteria are minimal)
30	Average – moderately low to average risk (most of the risks associated with this credit based on each of the Bank’s creditworthiness criteria are minimal to average)
40	Acceptable – moderate risk (the weighted overall risk associated with this credit based on each of the Bank’s creditworthiness criteria is acceptable but deemed more than average credit risk)
50
Monitor (Watch) – more than average credit risk that requires special monitoring (the weighted overall risk associated with this credit based on each of the Bank’s creditworthiness criteria is acceptable however, trends in the borrower’s affairs or the nature of the transaction may warrant closer attention)

60	Special Mention – moderately high risk (possesses potential weaknesses which may result in deterioration if left uncorrected)
70	Substandard – the Bank is inadequately protected and there exists the distinct possibility of loss if the deficiencies are not corrected
80	Doubtful – weaknesses make collection or liquidation in full, based on currently existing facts, improbable
90	Loss – considered uncollectible or of little value
Risk ratings 10 through 50 are considered Pass rated loans.
The risk ratings of loans by categories of loans was as follows as of September 30, 2020 and December 31, 2019 (values in thousands):
September 30, 2020	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Total
Pass	$26,286	$8,873	$36,758	$39,743	$73,888	$185,548
Special mention	446	142	351	9,132	—	10,071
Substandard	490	1,572	7,090	7,045	597	16,794
Doubtful	—	—	—	—	65	65
Loss	—	—	—	—	—	—
Balance, end of year	$27,222	$10,587	$44,199	$55,920	$74,550	$212,478
Non-accrual	$897	$887	$116	$934	$637	$3,471
Trouble debt restructure	—	—	—	—	—	—
Number of TDR accounts	—	—	—	—	—	—
Non-performing TDRs	—	—	—	—	—	—
Number of TDR accounts	—	—	—	—	—	—

December 31, 2019	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Total
Pass	$9,896	$7,899	$19,191	$31,229	$39,504	$107,719
Special mention	450	—	3,687	9,356	3,274	16,767
Substandard	619	887	4,970	9,453	407	16,336
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Balance, end of year	$10,965	$8,786	$27,848	$50,038	$43,185	$140,822
Non-accrual	$619	$887	$116	$228	$252	$2,102
Trouble debt restructure	—	—	—	—	—	—
Number of TDR accounts	—	—	—	—	—	—
Non-performing TDRs	—	—	—	—	—	—
Number of TDR accounts	—	—	—	—	—	—
The Bank had no TDRs at September 30, 2020 or December 31, 2019. TDRs are considered impaired loans that have had terms restructured because the borrower is experiencing financial difficulties and a concession has been granted to the borrower. For TDRs, the valuation allowance amounts are determined by discounting the future expected cash flows under the modified agreements using the original effective interest rate, and comparing the result to the carrying value of the loan.
Non-accrual loans totaled $3.5 million, $1.6 million and $2.1 million at September 30, 2020, September 30, 2019 and December 31, 2019, respectively. Interest that would have been accrued under the terms of these loans totaled $60 thousand and $14 thousand for the three months ended September 30, 2020, and 2019, respectively. Interest that would have been accrued under the terms of these loans totaled $149 thousand, $41 thousand and $59 thousand for the nine months ended September 30, 2020, the nine months ended September 30, 2019 and the year ended December 31, 2019, respectively. There were no loans past due 90 days or more and still accruing interest at September 30, 2020, September 30, 2019 and December 31, 2019, respectively.
Current, past due, and non-accrual loans by categories of loans are as follows (in thousands):
September 30, 2020	Current	30-89 Days Past Due	90 Days or More and Still Accruing	Non-accrual	Total
Construction and development	$26,325	$—	$—	$897	$27,222
1-4 family residential	9,700	—	—	887	10,587
Multi-family residential	42,071	2,012	—	116	44,199
Nonfarm nonresidential	53,015	1,971	—	934	55,920
Commercial and industrial	73,913	—	—	637	74,550
	$205,024	$3,983	$—	$3,471	$212,478
Current, past due, and non-accrual loans by categories of loans are as follows (in thousands):
December 31, 2019	Current	30-89 Days Past Due	90 Days or More and Still Accruing	Non-accrual	Total
Construction and development	$10,265	$81	$—	$619	$10,965
1-4 family residential	7,899	—	—	887	8,786
Multi-family residential	27,375	357	—	116	27,848
Nonfarm nonresidential	48,584	1,226	—	228	50,038
Commercial and industrial	42,418	515	—	252	43,185
	$136,541	$2,179	$—	$2,102	$140,822
Note 4. Financial Instruments with Off-Balance Sheet Risk
The Company is party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.
The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.
At September 30, 2020 and December 31, 2019, the following financial instruments were outstanding which contract amounts represent credit risk:
(Dollars in thousands)	September 30, 2020	December 31, 2019
Commercial line of credit	$6,988	$2,547
Construction and real estate loans and lines	9,735	7,109
Standby letters of credit	335	315
Total off-balance sheet commitments	$17,058	$9,971
Loan commitments and lines of credit are agreements to lend to customers if there are no violations of any conditions of the contracts. Loan commitments generally have interest rates at current market amounts, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Many of the loan commitments and lines of credit are expected to expire without being drawn upon; accordingly, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include deposits held in financial institutions, U.S. treasury securities, other marketable securities, accounts receivable, inventory, property and equipment, personal residences, income-producing commercial properties, and land under development. Personal guarantees are also obtained to provide added security for certain commitments.
Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to guarantee the installation of real property improvements and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral and obtains personal guarantees supporting those commitments for which collateral or other securities is deemed necessary.
The Bank’s exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. The Bank has provided a reserve for credit losses related to these financial instruments with off-balance sheet risk of $195 thousand and $103 thousand at September 30, 2020 and December 31, 2019, respectively, which is reflected in other liabilities.
Note 5. Fair Values of Financial Instruments
In accordance with the disclosure requirements of ASC Topic 825, Fair Value of Financial Instruments, the estimated fair value and the related carrying values of the Company’s financial instruments are as follows (in thousands):
	September 30, 2020		December 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and due from banks	$2,850	2,850	$2,293	$2,293
Interest bearing deposits at other financial institutio	28,359	28,359	67,561	67,561
Federal funds sold	30,452	30,452	48,454	48,454
Certificates of deposit in other financial institutions	3,218	3,218	4,954	4,954
Investment securities available-for-sale	110,357	110,357	94,362	94,362
Federal Reserve Bank stock	693	693	693	693
Federal Home Loan Bank stock	479	479	479	479
Loans, less allowance for credit losses	210,120	211,309	138,495	138,290
	386,528	387,717	357,291	357,086

	September 30, 2020		December 31, 2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Liabilities:
Non-interest bearing demand deposits	39,223	39,223	41,472	41,472
Now and Saving deposits	142,100	142,100	88,988	88,988
Money Market	38,487	38,487	37,843	37,843
Time deposits	80,584	80,585	106,936	106,686
FHLB Advances	3,138	3,302	3,232	3,305
Notes payable	14,000	14,000	14,000	14,000
Securities sold under agreements to repurchase	36,552	36,552	32,333	32,333
	354,084	354,249	324,925	324,877
For purposes of the disclosures of estimated fair value, the following assumptions were used:
Cash and Due from Banks
The carrying amounts reported in the balance sheet for cash and due from banks approximate those assets’ fair values.
Federal Funds Sold
Federal funds sold are short term investments maturing in one day. As such, the estimated fair value is the carrying amount as of the reporting date.
Certificates of Deposit in Other Financial Institutions and Deposits
The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is the amount payable on demand at the reporting date. The fair value of time deposits and certificates of deposit is based on the rates currently offered for deposits of similar maturities.
Investment Securities
Fair values for investment securities are based on quoted market prices, where applicable. When quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
FRB and FHLB Stocks
The carrying amount of these stocks approximates fair value and considers the limited marketability of such securities.
Loans
The estimated fair value is determined by a method which approximates discounted future cash flows using current market rates for loans to borrowers with similar credit ratings and for the same maturities.
FHLB Advances
Fair value of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a fair market value that is deemed to represent the transfer price if the liability were assumed by a third party.
Notes Payable
The carrying amount reported in the balance sheet for notes payable approximates the fair value.

Securities Sold Under Agreements to Repurchase
Securities sold under agreements to repurchase are short-term borrowings maturing in one day. As such, the estimated fair value is the carrying amount as of the reporting date.
Note 6. Fair Value Measurements
ASC Topic 820, Fair Value Measurements provides a framework for measuring and disclosing fair value under generally accepted accounting principles. ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).
ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value.
Fair Value Hierarchy
Level 1 - Quoted prices in active markets for identical assets or liabilities.
Level 2 - Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities).
Level 3 - Significant unobservable inputs (including the Bank’s own assumptions of what an independent investor would consider in determining the fair value of assets or liabilities).
In determining the appropriate levels, the Bank performs a detailed analysis of assets and liabilities that are subject to ASC Topic 820.
The following table presents fair value measurements on a recurring basis as of September 30, 2020 and December 31, 2019 (in thousands):
September 30, 2020	Level 1	Level 2	Level 3	Fair Value
U.S. Government agencies	$—	$18,983	$—	$18,983
Mortgage—backed securities	—	72,887	—	72,887
Collateralized mortgage obligations	—	2,224	—	2,224
SBA loan pools	—	16,263	—	16,263
Total	$—	$110,357	$—	$110,357
December 31, 2019	Level 1	Level 2	Level 3	Fair Value
U.S. Government agencies	$—	$22,703	$—	$22,703
Mortgage-backed securities	—	63,840	—	63,840
SBA loan pools	—	7,819	—	7,819
Total	$—	$94,362	$—	$94,362
Securities available-for-sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, which are considered Level 2 inputs.

The Bank may also be required, from time to time, to measure certain other financial and non-financial assets and liabilities at fair value on a non-recurring basis in accordance with GAAP. The following table presents all fair value measurements on a non-recurring basis as of September 30, 2020 and December 31, 2019 (in thousands):
September 30, 2020	Level 1	Level 2	Level 3	Fair Value
Impaired loans	$—	$—	$3,471	$3,471
December 31, 2019	Level 1	Level 2	Level 3	Fair Value
Impaired loans	$—	$—	$2,102	$2,102
Measured on a Non-Recurring Basis:
Financial Assets and Liabilities
The Bank is predominantly a cash flow lender with real estate serving as collateral on most loans. Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral, adjusted by approximately 7% for selling and legal costs. The Bank determines such fair value from independent appraisals, which management considers to be level 3 inputs.
At September 30, 2020, the fair value of impaired loans included loans totaling $3.5 million net of partial charge-offs of $129 thousand.
At December 31, 2019, the fair value of impaired loans included loans totaling $2.1 million net of partial charge-offs of $29 thousand.
Non-Financial Assets and Non-Financial Liabilities
Application of ASC Topic 820 to non-financial assets and non-financial liabilities became effective January 1, 2009. The Corporation has no non-financial assets or non-financial liabilities measured at fair value on a recurring basis. Certain non-financial assets and non-financial liabilities typically measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, and intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment.
Note 7. Earnings Per Share
Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of stock which then shared in the earnings of the Company. There were no anti-dilutive shares for each of the periods ended September 30, 2020 and 2019, respectively.
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2020	2019	2020	2019
Net income	$30	$507	$292	$1,179
Weighted average number of shares	1,864	1,864	1,864	1,864
Effect of dilutive securities, restricted stock units and options	—	—	—	—
Weighted average diluted shares	1,864	1,864	1,864	1,864
Basic EPS	$0.06	$1.09	$0.21	$0.84
Diluted EPS	$0.06	$1.09	$0.21	$0.84

Annex A

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and between

BROADWAY FINANCIAL CORPORATION

and

CFBANC CORPORATION
Dated as of August 25, 2020
[As amended by Amendment No. 1 to Agreement and Plan of Merger entered into as of January 14, 2021]

A-i

A-ii

Exhibit A — Form of Broadway Financial Corporation Amended Certificate
Exhibit B — Form of Broadway Financial Corporation Amended Bylaws
A-iii

INDEX OF DEFINED TERMS
Page

Acquisition Proposal	50
Agreement	1
ALLL	21
Articles of Merger	1
assets	58
Bank Merger	3
Bank Merger Agreement	3
Bank Merger Certificates	3
BHC Act	6
Business Day	58
BYFC	1
BYFC Amended Bylaws	3
BYFC Amended Certificate	1
BYFC Benefit Corporation Vote	25
BYFC Benefit Plans	31
BYFC Board Recommendation	23
BYFC Bylaws	21
BYFC Certificate	35
BYFC Common Stock	2
BYFC Contract	35
BYFC Directors	49
BYFC Disclosure Schedule	9
BYFC Equity Awards	25
BYFC ERISA Affiliate	31
BYFC ESOP	25
BYFC Indemnified Parties	48
BYFC Meeting	44
BYFC Preferred Stock	3
BYFC Qualified Plans	31
BYFC Regulatory Agreement	36
BYFC Reports	23
BYFC Securities	25
BYFC Stock	2
BYFC Stock Options	24
BYFC Subsidiary	3
BYFC Subsidiary Bank	3
BYFC Subsidiary Securities	25
BYFC Voting Common Stock	2
Call Reports	10
CDFI	0
CFB	1
CFB Articles	6
CFB Benefit Plans	2
CFB Board Recommendation	45
CFB Bylaws	6
CFB Class A Common Stock	2
CFB Class B Common Stock	2
CFB Common Stock	2
A-iv

Page
CFB Contract	19
CFB Directors	49
CFB Disclosure Schedule	6
CFB ERISA Affiliate	15
CFB Financial Statements	10
CFB Indemnified Parties	47
CFB Meeting	44
CFB Preferred Stock	3
CFB Qualified Plans	15
CFB Regulatory Agreement	19
CFB Securities	8
CFB Stock	3
CFB Subsidiary	7
CFB Subsidiary Bank	3
CFB Subsidiary Securities	8
Chosen Courts	58
Class A Merger Consideration	2
Class B Merger Consideration	2
Closing	1
Closing Date	1
COBRA	13
Code	1
Confidentiality Agreement	44
DC Code	1
Delaware Secretary	1
DGCL	1
Dissenting Shareholders	6
Dissenting Shares	6
DOL	14
Effective Time	1
Enforceability Exceptions	9
Environmental Laws	19
ERISA	15
Exchange Act	21
Exchange Agent	0
Exchange Fund	4
Exchange Ratio	2
Existing BYFC Non-Voting Common Stock	24
FDIC	7
Federal Reserve Act	17
Federal Reserve Board	9
FINRA	23
GAAP	7
Governmental Entity	9
HOLA	23
Independent Contractors	14
Intellectual Property	20
Investment Advisers Act	22
IRS	15
Joint Proxy Statement	9
A-v

Page
Knowledge	57
Liens	8
Loans	21
made available	57
Material Adverse Effect	6
Materially Burdensome Regulatory Condition	43
Mayor	1
MDI	39
Merger	1
Merger Consideration	3
Multiemployer Plan	15
Multiple Employer Plan	15
Nasdaq	5
New Benefit Plans	46
New BYFC Non-Voting Common Stock	2
New Certificates	4
OCC	9
Old Certificate	2
ordinary course of business consistent with past practice	58
Permitted Encumbrances	20
Person	57
Personal Data	17
Preferred Merger Consideration	3
Recommendation Change	45
Regulatory Agencies	9
Representatives	50
Requisite BYFC Vote	25
Requisite CFB Votes	8
Requisite Regulatory Approvals	43
Rights Agreement	9
S-4	9
Sarbanes-Oxley Act	17
SEC	9
Securities Act	23
Security Breach	17
SRO	9
Subchapter XI	6
Subsidiary	7
Superior Proposal	46
Surviving Bank	17
Surviving Entity	1
Systems	17
Takeover Statutes	21
Tax	13
Tax Return	13
Taxes	13
Termination Date	54
Termination Fee	55
Treasury Regulations	131
WARN Act	14
A-vi

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of August 25, 2020 (this “Agreement”), is by and between Broadway Financial Corporation, a Delaware corporation (“BYFC”) and CFBanc Corporation, a District of Columbia corporation (“CFB”). BYFC and CFB are sometimes referred to herein as a “party” or the “parties”.
W I T N E S S E T H:
WHEREAS, the Boards of Directors of BYFC and CFB have determined that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which CFB will, subject to the terms and conditions set forth herein, merge with and into BYFC (the “Merger”), so that BYFC is the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger;
WHEREAS, a principal strategic motivation of the parties hereto in entering into this Agreement and providing for the Merger is to create an institution with greater scale and capacity to expand the community development investments and initiatives by BYFC and CFB in their respective communities;
WHEREAS, in furtherance thereof, the respective Boards of Directors of BYFC and CFB have approved and declared advisable the Merger and adopted this Agreement;
WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code by the U.S. Department of the Treasury (the “Treasury Regulations”) for purposes of Sections 354, 361 and 368 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

THE MERGER
1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the District of Columbia Business Corporation Act of 2010, as amended (the “DC Code”), at the Effective Time, CFB shall merge with and into BYFC pursuant to this Agreement. BYFC shall be the Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of CFB shall terminate.
1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Eastern Time, on a date which shall be no later than three Business Days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to by CFB and BYFC. The date on which the Closing occurs is referred to as the “Closing Date.”
1.3 Effective Time. On or (if agreed by CFB and BYFC) prior to the Closing Date, BYFC and CFB, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and articles of merger with the Mayor of the District of Columbia (the “Mayor”) (collectively, the “Articles of Merger”). The BYFC Amended Certificate which (subject to approval by the stockholders of BYFC as set forth in this Agreement) will become effective at the Effective Time shall be attached as an exhibit to the certificate of merger filed with the Delaware Secretary. The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the DGCL and DC Code, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and the DC Code.
1.5 Conversion of CFB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of BYFC, CFB or the holder of any stock or other securities of BYFC or CFB:
(a) Subject to Section 2.2(e), (i) each share of the Class A Common Stock, par value $0.50 per share, of CFB issued and outstanding immediately prior to the Effective Time (the “CFB Class A Common Stock”), except for shares of CFB Class A Common Stock owned by CFB or BYFC (in each case other than shares of CFB Class A Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or held in CFB Benefit Plans or (B) held, directly or indirectly, by CFB or BYFC in respect of debts previously contracted) and Dissenting Shares, shall be converted into 13.626 shares (the ratio of 1:13.626, the “Exchange Ratio,” and such shares, the “Class A Merger Consideration”) of the voting common stock, par value $0.01 per share, of BYFC (the “BYFC Voting Common Stock”) and (ii) each share of the Class B Common Stock, par value $0.50 per share, of CFB issued and outstanding immediately prior to the Effective Time (the “CFB Class B Common Stock” and, together with the CFB Class A Common Stock, the “CFB Common Stock”), except for shares of CFB Class B Common Stock owned by CFB or BYFC (in each case other than shares of CFB Class B Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or held in CFB Benefit Plans or (B) held, directly or indirectly, by CFB or BYFC in respect of debts previously contracted) and Dissenting Shares, shall be converted using the Exchange Ratio into shares (such shares, the “Class B Merger Consideration”) of Class B non-voting common stock, a new class of non-voting common stock of BYFC that will be authorized by the BYFC Amended Certificate, which will have substantially the same terms as the CFB Class B Common Stock immediately prior to the Effective Time (the “New BYFC Non-Voting Common Stock”, and together with the Existing BYFC Non-Voting Common Stock and the BYFC Voting Common Stock, the “BYFC Common Stock”).
(b) All of the shares of CFB Stock converted into the right to receive the Merger Consideration, as applicable, pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of CFB Stock) previously representing any such shares of CFB Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of applicable BYFC Stock into which such shares of CFB Stock have been converted, (ii) cash in lieu of the issuance of fractional shares into which the shares of CFB Stock represented by such Old Certificate have been converted pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of any BYFC Stock or CFB Stock or securities convertible or exchangeable into or exercisable for shares of any BYFC Stock or CFB Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, redenomination stock dividend or distribution, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, merger, issuer tender or exchange offer or other similar transaction, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give BYFC and the holders of CFB Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit CFB or BYFC to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of CFB Common Stock that are owned by CFB or BYFC (in each case other than shares of CFB Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or held in CFB Benefit Plans or (ii) held, directly or indirectly, by CFB or BYFC in respect of debts previously contracted) shall be cancelled and shall cease to exist and no BYFC Common Stock or other consideration shall be delivered in exchange therefor.

1.6 Conversion of CFB Preferred Stock. At the Effective Time, each share of Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B, par value $0.50 per share, of CFB (the “CFB Preferred Stock” and, together with the CFB Common Stock, the “CFB Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share (the “Preferred Merger Consideration”, and together with the Class A Merger Consideration and Class B Merger Consideration, the “Merger Consideration”) of Series A preferred stock of BYFC (the “BYFC Preferred Stock” and, together with the BYFC Common Stock, the “BYFC Stock”), which shall have such rights, preference, privileges, and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holders of CFB Preferred Stock than the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of the CFB Preferred Stock that are in effect immediately prior to the Effective Time, taken as a whole.
1.7 BYFC Stock. At and after the Effective Time, each share of BYFC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.
1.8 Certificate of Incorporation of Surviving Entity. At the Effective Time, the certificate of incorporation of BYFC, as amended and as set forth in Exhibit A (such amendment, the “BYFC Amended Certificate”), shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.
1.9 Bylaws of Surviving Entity. At the Effective Time, the bylaws of BYFC, as amended as set forth in Exhibit B (such amendment, the “BYFC Amended Bylaws”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.
1.10 Tax Consequences. The parties (a) intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) for the purposes of Sections 354, 361 and 368 of the Code.
1.11 Bank Merger. Immediately following the Merger, Broadway Federal Bank, f.s.b., and wholly owned Subsidiary of BYFC (“BYFC Subsidiary Bank”), will merge with and into City First Bank of D.C., National Association, a national banking association and wholly owned Subsidiary of CFB (“CFB Subsidiary Bank”) (the “Bank Merger”). CFB Subsidiary Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of BYFC Subsidiary Bank shall cease. In connection with the Bank Merger, CFB, in its capacity as the sole shareholder of the CFB Subsidiary Bank, shall, and shall cause CFB Subsidiary Bank to, take all actions necessary to amend the CFB Subsidiary Bank’s articles of incorporation to change its name as mutually agreed to by the parties and to amend its bylaws and take such other actions as necessary to effect Section 6.11 hereof. Promptly after the date of this Agreement, CFB and BYFC shall cause CFB Subsidiary Bank and BYFC Subsidiary Bank, respectively, to enter into an agreement and plan of merger in form and substance agreed by CFB and BYFC, which shall be customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”). Each of CFB and BYFC shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of CFB Subsidiary Bank and BYFC Subsidiary Bank, respectively, and CFB and BYFC shall, and shall cause CFB Subsidiary Bank and BYFC Subsidiary Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.
ARTICLE II

EXCHANGE OF SHARES
2.1 BYFC to Make Consideration Available. Prior to the Effective Time, BYFC shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by BYFC and CFB (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, certificates or, at BYFC’s option, evidence in book-entry form, representing shares of BYFC Common Stock to be issued pursuant to Section 1.5 and BYFC Preferred Stock to be issued pursuant to Section 1.6 (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of BYFC Stock payable in accordance with Section 2.2(b), being referred to herein as the “Exchange Fund”).
2.2 Exchange of Shares.
(a) As promptly as practicable after the Effective Time, but in no event later than five days thereafter, Surviving Entity shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of CFB Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive BYFC Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) in form and substance mutually acceptable to CFB and BYFC and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of BYFC Stock and any cash in lieu of fractional shares which the shares of CFB Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of CFB Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, if applicable, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, (i) a New Certificate representing that number of whole shares of BYFC Stock to which such holder of CFB Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates.
(b) No dividends or other distributions declared with respect to BYFC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of BYFC Stock that the shares of CFB Stock represented by such Old Certificate have been converted into the right to receive.
(c) If any New Certificate representing shares of BYFC Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of BYFC Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) After the Effective Time, there shall be no transfers on the stock transfer books of CFB of the shares of CFB Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of BYFC Stock and any cash in lieu of fractional shares and/or in respect of dividends or distributions as provided in this Article II.
(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of BYFC Stock shall be issued upon the surrender for exchange of Old

Certificates, no dividend or distribution with respect to BYFC Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of BYFC. In lieu of the issuance of any such fractional share, the Surviving Entity shall pay to each former holder of CFB Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily closing-sale prices of BYFC Voting Common Stock on the Nasdaq Capital Market (“Nasdaq”) as reported by Nasdaq (or, if not reported thereby, any other authoritative source) for the consecutive period of ten full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share of BYFC Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CFB for 12 months after the Effective Time shall be paid to the Surviving Entity. Any former holders of CFB Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of BYFC Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the BYFC Stock deliverable in respect of each former share of CFB Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BYFC, CFB, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of CFB Stock for any amount that would have otherwise been payable in respect of any Old Certificate from the Exchange Fund delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of CFB Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
(g) The Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of BYFC Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of CFB Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Entity or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of CFB Stock in respect of which the deduction and withholding was made by the Surviving Entity or the Exchange Agent, as the case may be.
(h) In the event any Old Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Exchange Agent, the posting by such person of a bond in such amount as Surviving Entity or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of BYFC Stock, any cash in lieu of fractional shares and/or any dividends or distributions, as applicable, deliverable in respect thereof pursuant to this Agreement.
(i) Rights of Former CFB Shareholders. If any Old Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any person previously entitled thereto.

2.3 Dissenting Shareholders.
(a) Notwithstanding anything in this Agreement to the contrary, shares of CFB Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any holder who is entitled to demand and properly demands appraisal of such shares of CFB Stock pursuant to, and who complies in all respects with, the provisions of Subchapter XI of the DC Code (“Subchapter XI”) (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive any of the Merger Consideration (the “Dissenting Shares”), but instead such Holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Subchapter XI. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Dissenting Shareholder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Subchapter XI. Notwithstanding the foregoing, if any such Dissenting Shareholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Subchapter XI, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Subchapter XI, then such shares of CFB Stock shall cease to constitute Dissenting Shares and the right of such holder to be paid the fair value of such Holder’s Dissenting Shares under Subchapter XI shall be forfeited and cease and, if such forfeiture shall occur following the Effective Time, each such formerly Dissenting Shares shall thereafter be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.5(b) and Section 1.6, as applicable, any fractional share payment and any dividends or distributions pursuant to Section 1.5(b).
(b) CFB shall give BYFC prompt written notice (and in any event within 48 hours) of any demands for appraisal of any shares of CFB Stock and any withdrawals of such demands, and BYFC shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. CFB shall not, except with the prior written consent of BYFC, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by any holder of CFB Common Stock to timely deliver a written demand for appraisal or the taking of any other action by any such holder as may be necessary to perfect appraisal rights under the Subchapter XI, or agree to do any of the foregoing.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CFB
Except as disclosed in the disclosure schedule delivered by CFB to BYFC concurrently herewith (the “CFB Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the CFB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CFB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (i) any other section of this Article III specifically referenced or cross-referenced and (ii) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, CFB hereby represents and warrants to BYFC as follows:
3.1 Corporate Organization.
(a) CFB is a benefit corporation duly organized, validly existing and in good standing under the laws of the District of Columbia and is a bank holding company duly registered as such under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). CFB has the corporate power and authority to own, lease or operate all of its assets and to carry on its business as it is now being conducted. CFB is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CFB. As used in this Agreement, the term “Material Adverse Effect” means, with respect to CFB, BYFC or the Surviving Entity, as the case may be, any effect, change, event, fact, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war, acts of terrorism, civil unrest, natural disasters and any epidemic, pandemic or disease outbreak (including the COVID-19 virus)) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions or omissions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. True and complete copies of the articles of incorporation of CFB (the “CFB Articles”) and the bylaws of CFB (the “CFB Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by CFB to BYFC.
(b) Each Subsidiary of CFB (a “CFB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on CFB, and (iii) has all requisite corporate power and authority to own, lease or operate its assets and to carry on its business as now conducted. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is, or directly or indirectly has the power to appoint, a general partner, manager or managing member or others performing similar functions. There are no restrictions on the ability of any Subsidiary of CFB to pay dividends or distributions except, in the case of the CFB Subsidiary Bank, for restrictions on dividends or distributions generally applicable to all similarly regulated entities (including under state law applicable to such Subsidiary). The deposit accounts of CFB Subsidiary Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950), all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the CFB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of CFB as of the date hereof. No Subsidiary of CFB is in material violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of CFB. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of CFB other than the CFB Subsidiaries.
3.2 Capitalization.
(a) The authorized capital stock of CFB consists of 3,000,000 shares of CFB Class A Common Stock, 3,000,000 shares of CFB Class B Common Stock, and 1,000,000 shares of CFB Preferred Stock. As of the date of this Agreement, there are (i) 1,027,438 shares of CFB Class A Common Stock issued and outstanding, (ii) 836,975 shares of CFB Class B Common Stock issued and outstanding, (iii) 33,000 shares of CFB Class A Common Stock held in treasury, (iv) 3,000 shares of CFB Preferred Stock issued and outstanding and (v) no other shares of capital stock or other voting securities or equity interests of CFB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of CFB Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CFB may vote. There are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in CFB, or contracts, commitments, understandings or arrangements by which CFB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in CFB or that otherwise obligate CFB to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “CFB Securities”). No equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of CFB or any of its Subsidiaries) are outstanding. No CFB Subsidiary owns any capital stock of CFB. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which CFB or any of its Subsidiaries is a party with respect to the voting or transfer of CFB Stock, capital stock or other voting or equity securities or ownership interests of CFB or granting any shareholder or other person any registration rights.
(b) CFB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the CFB Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any CFB Subsidiary, or contracts, commitments, understandings or arrangements by which any CFB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such CFB Subsidiary, or otherwise obligating any CFB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “CFB Subsidiary Securities”).
3.3 Authority; No Violation.
(a) CFB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of CFB. The Board of Directors of CFB has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of CFB and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to CFB’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on this Agreement by the holders of CFB Class A Common Stock, CFB Class B Common Stock and CFB Preferred Stock, each voting as a separate class (the “Requisite CFB Votes”), and subject to the adoption and approval of the Bank Merger Agreement by the CFB Subsidiary Bank’s board of directors and by CFB as CFB Subsidiary Bank sole shareholder, no other corporate proceedings on the part of CFB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CFB and (assuming due authorization, execution and delivery by BYFC) constitutes a valid and binding obligation of CFB, enforceable against CFB in accordance with its terms

(except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b) Neither the execution and delivery of this Agreement by CFB nor the consummation by CFB of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by CFB with any of the terms or provisions hereof, will (i) violate any provision of the CFB Articles or the CFB Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any CFB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CFB or any of its Subsidiaries or any of their respective assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective assets of CFB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CFB or any of its Subsidiaries is a party, or by which they or any of their respective assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CFB.
3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with Nasdaq, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (“OCC”), and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking regulatory authorities listed on Section 3.4 of the CFB Disclosure Schedule or Section 4.4 of the BYFC Disclosure Schedule and approval of such applications, filings and notices, (f) the filing by BYFC with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by BYFC in connection with the transactions contemplated by this Agreement (the “S-4”), and the declaration of effectiveness of the S-4, (g) the filing of the Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Mayor pursuant to the DC Code, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BYFC Stock pursuant to this Agreement and the approval of the listing of such BYFC Voting Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission, Regulatory Agency or other governmental or regulatory authority or instrumentality or SRO (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by CFB of this Agreement or (ii) the consummation by CFB of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, CFB is not aware of any reason why the necessary regulatory approvals and consents will not be received by CFB to permit consummation of the Merger and Bank Merger on a timely basis.
3.5 Reports. CFB and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2017 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) (clauses (i) — (vii), collectively, “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable law and the requirements of the applicable Regulatory Agency.

Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business consistent with past practice of CFB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of CFB, investigation into the business or operations of CFB or any of its Subsidiaries since January 1, 2017, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CFB or any of its Subsidiaries and (ii) are not any unresolved disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of CFB or any of its Subsidiaries since January 1, 2017.
3.6 Financial Statements.
(a) CFB has made available, or with respect to financial statements at dates or for periods after the date of this Agreement, will promptly make available, to BYFC (i) the consolidated balance sheets (including related notes and schedules, if any) of CFB and its Subsidiaries as of December 31, 2020, 2019, 2018 and 2017 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the fiscal years ended December 31, 2019, 2018 and 2017, which have been audited, (ii) the consolidated balance sheet (including related notes and schedules, if any) of CFB and its Subsidiaries as of June 30, 2020, and the related statements of income (including related notes and schedules, if any) for the six months ended June 30, 2020, which have not been audited, and (iii) the consolidated balance sheet of CFB (including related notes and schedules, if any) and related statements of income (including related notes and schedules, if any) with respect to quarterly periods ended after the most recent quarter end, which need not have been audited (such financial statements referred to in the immediately preceding clauses (i), (ii) and (iii) being collectively referred to herein as the “CFB Financial Statements”). The CFB Financial Statements (A) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the books and records of CFB and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CFB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2017, no independent public accounting firm of CFB has resigned (or informed CFB that it intends to resign) or been dismissed as independent public accountants of CFB as a result of or in connection with any disagreements with CFB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) The financial statements contained in the Consolidated Reports of Condition and Income (FFIEC Form 041 or Form 051, as applicable) or any successor form of the Federal Financial Institutions Examination Council (“Call Reports”) of CFB Bank for all of the periods ending on or after December 31, 2017 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of CFB Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments.
(c) Neither CFB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of CFB as of June 30, 2020 included in the CFB Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2020, or in connection with this Agreement and the transactions contemplated hereby.
(d) Each of CFB and CFB Bank has in place sufficient systems and processes that are customary for financial institutions the size of CFB and CFB Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the CFB Financial Statements and CFB Bank’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to CFB and CFB Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in CFB Financial Statements and CFB Bank’s financial statements, including the Call Reports, or any report or filing to be filed or provided to any Regulatory Authority, (iii) ensure access to CFB and CFB Bank’s assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such assets is compared with existing assets at regular intervals.
(e) Since January 1, 2017, (i) neither CFB nor any of its Subsidiaries, nor, to the Knowledge of CFB, any Representative of CFB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of the systems and processes or the accuracy or integrity of CFB Financial Statements, CFB Bank’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CFB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CFB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing CFB or any of its Subsidiaries, whether or not employed by CFB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CFB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of CFB or any committee thereof or the Board of Directors or similar governing body of any CFB Subsidiary or any committee thereof, or to the Knowledge of CFB, to any director or officer of CFB or any CFB Subsidiary. There has been no instance of fraud by CFB or any of its Subsidiaries, whether or not material, that occurred during any period covered by CFB Financial Statements.
(f) The independent registered public accounting firm engaged to express its opinion with respect to the CFB Financial Statements is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X.
3.7 Brokers’ Fees. With the exception of the engagement of Raymond James & Associates, Inc., none of CFB, any CFB Subsidiary or City First Enterprises Inc., or any of their respective officers or directors, has entered into any contract with or incurred any liability to any broker, finder or financial advisor that will result in the obligation of CFB of any CFB Subsidiary to pay any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. CFB has disclosed to BYFC as of the date hereof the aggregate fees provided for in connection with the engagement by CFB of Raymond James & Associates, Inc. related to the Merger and the other transactions contemplated hereunder.
3.8 Books and Records. The books and records of CFB and its Subsidiaries have been and are being maintained in the ordinary course of business consistent with past practice in accordance and compliance with all applicable accounting requirements and laws and are complete and accurate in all material respects to reflect all assets, liabilities, transactions and other corporate action by CFB, CFB Bank and the other CFB Subsidiaries.
3.9 Absence of Certain Changes or Events.
(a) Since December 31, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB.
(b) Since December 31, 2019, CFB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.
3.10 Legal Proceedings.
(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on CFB, neither CFB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the Knowledge of CFB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CFB or any of its Subsidiaries or any of their current or former directors, officers or employees, or against any asset, interest or right of any of them, or, as to governmental or regulatory proceedings, challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon CFB, any of its Subsidiaries or the assets of CFB or any of its Subsidiaries or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates.
3.11 Taxes and Tax Returns.
(a) Each of CFB and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither CFB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business consistent with past practice). All Taxes of CFB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of CFB and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither CFB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither CFB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any unpaid Taxes, and there are no pending disputes, claims, audits, examinations or other proceedings regarding any Tax of CFB and its Subsidiaries or the assets of CFB and its Subsidiaries and none of the foregoing have been threatened in writing. No written claim has been made by any Governmental Entity in a jurisdiction where any of CFB or its Subsidiaries does not file Tax Returns and pay Taxes that it is or may be subject to Taxes in such jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CFB or any of its Subsidiaries. CFB has made available to BYFC true and complete copies of any private letter rulings, closing agreements or gain recognition agreements with respect to Taxes filed, received or executed in the last six years. Neither CFB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than either an agreement or arrangement exclusively between or among CFB and its Subsidiaries or a commercial Tax indemnity in a contract the primary purpose of which is not Taxes). Neither CFB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or similar group under state, local or non-U.S. law (other than a group the common parent of which was CFB) or (B) has any liability for the Taxes of any person (other than CFB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither CFB nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither CFB nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the time period specified in Section 897(c)(1)(A)(ii) of the Code has CFB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. CFB and its Subsidiaries have established adequate reserves in the CFB Financial Statements, in accordance with GAAP, for the payment of all Taxes owed or accrued and not otherwise paid, and, since the date of such CFB Financial Statements, no material Taxes have accrued other than in the ordinary course of business consistent with past practice. None of the Surviving Entity or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (vii) prepaid amount received or accrued on or prior to the Closing Date. Section 3.11(a) of the Disclosure Schedule lists the classification of CFB and its Subsidiaries for U.S. federal income tax purposes, in each case from the date of its formation through the Closing Date.
(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign tax, charge, fee, levy, impost, duty, tariff or other assessment or charges of whatever kind, including taxes or other charges based upon, measured by, or otherwise related to income, gross receipts, ad valorem, profits, gains, property, escheat, unclaimed property, base erosion anti-abuse minimum, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, excise, windfall profits, intangibles, franchise, backup withholding, value added, goods and services, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, (ii) interest penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (i) (including any penalties or additions as a result of a failure to timely, correctly, or completely file any Tax Return) and (iii) any liability in respect of any items described in clause (i) and/or clause (ii) payable by reason of transferee, successor or similar liability, or operation of law (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law)..
(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.12 Labor Relations.
(a) None of CFB or its Subsidiaries is the subject of any pending or, to the Knowledge of CFB, threatened litigation, charges or claims asserting that CFB or its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor law or seeking to compel CFB or its Subsidiaries to bargain with any labor organization or other employee representative as to wages or conditions of employment. None of CFB or its Subsidiaries, predecessors, or Affiliates is or has ever been a party to any collective bargaining agreement or similar agreement with any labor organization or employee association or subject to any bargaining order, injunction or other order relating to CFB’s relationship or dealings with its employees, any labor organization or any other employee representative, and none of CFB or its Subsidiaries or Affiliates is currently negotiating any collective bargaining agreement. There are no pending or, to CFB’s Knowledge, threatened material labor grievances, or any strikes or other material labor disputes against CFB or any of its Subsidiaries. To the Knowledge of CFB, since January 1, 2017, there has not been any attempt by CFB’s or its Subsidiaries’ employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any of CFB or its Subsidiaries. The employment of each employee of CFB or its Subsidiaries is terminable at will by CFB or its Subsidiaries without any penalty, liability or severance obligation incurred by CFB or its Subsidiaries, except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or similar applicable state or local law.
(b) CFB has delivered to BYFC a written schedule setting forth all of CFB’s employees, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location, current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 3.13(a) of the CFB Disclosure Schedule), bonuses, incentives, or commissions paid during or in respect of 2019 or any subsequent period, and visa and Green Card application status, if applicable. To CFB’s Knowledge, no employee of CFB or its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. No key employee of CFB or its Subsidiaries has provided written notice to CFB or its Subsidiaries of his or her intent to terminate his or her employment with CFB or its Subsidiaries as of the date hereof, and, as of the date hereof, to CFB’s Knowledge, no key employee intends to terminate his or her employment with CFB before Closing.
(c) CFB has delivered to BYFC a written schedule setting forth a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and a description of services provided for each individual who has provided personal services to

CFB or its Subsidiaries as an independent contractor, consultant, freelancer or other service provider (collectively, “Independent Contractors”) during the prior year and received annual compensation in excess of $100,000. A copy of each contract relating to the services provided by any such Independent Contractor to CFB or its Subsidiaries has been made available to BYFC prior to the date hereof. CFB or its Subsidiaries have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Independent Contractor. CFB or its Subsidiaries have properly classified and treated as independent contractors, pursuant to the Code, the Fair Labor Standards Act, and any other applicable law, all Independent Contractors used by CFB or its Subsidiaries within the past three years. The engagement of each Independent Contractor of CFB or its Subsidiaries is terminable at will by CFB or its Subsidiaries without any penalty, liability or severance obligation incurred by CFB or its Subsidiaries.
(d) CFB and its Subsidiaries have no “leased employees” within the meaning of Code Section 414(n).
(e) CFB or its Subsidiaries have, or will have no later than the Closing Date, paid all salaries, bonuses, commissions, and other wages that have been accrued and become payable through the Closing Date. Each of CFB and its Subsidiaries is and, since January 1, 2017, has been in material compliance with all law governing the employment of labor and the withholding of taxes, including all contractual commitments and all such laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.
(f) There have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee or prospective employee of any of CFB or its Subsidiaries since January 1, 2017, nor, to CFB’s Knowledge, are there any such claims or charges currently threatened by any employee of any of CFB or its Subsidiaries. To CFB’s Knowledge, there are no governmental investigations open with or under consideration by the U.S. Department of Labor (the “DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related laws.
(g) All of CFB and its Subsidiaries’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. CFB has in its files a U.S. Citizenship and Immigration Services Form I-9 that was properly completed and, if necessary, has been properly updated, in accordance with applicable law for each current or former employee of CFB with respect to whom such form is required to be maintained by CFB under applicable Law.
(h) Since January 1, 2017 none of CFB or its Subsidiaries has implemented any plant closing or mass layoff, as defined under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and under any similar state law (the “WARN Act”), without providing notice in accordance with the WARN Act, and CFB and its Subsidiaries do not reasonably expect to conduct a layoff of employees of CFB or its Subsidiaries as of or following the date hereof (other than individual terminations for just cause), regardless of whether any such layoff shall be deemed to effectuate or cause to be effectuated a “plant closing” or “mass layoff” (each as defined under the WARN Act).
(i) CFB has delivered to BYFC a written schedule setting forth (i) the names, positions, and dates of termination of all employees who have been involuntarily terminated by CFB or its Subsidiaries (not including employees who remain active but on furlough) within the 90 days prior to the date hereof and (ii) a list of all employees of CFB and its Subsidiaries who remain active but who have been on furlough within the 90 days prior to the date hereof and includes such employees’ names, positions, then current rate of compensation and the date on which the employee went on furlough. CFB and its Subsidiaries have no unsatisfied liability with respect to any previously terminated employee, officer, director or Independent Contractor.
(j) To the Knowledge of CFB, since January 1, 2015 (i) no allegations of sexual harassment or sexual misconduct have been made against any director or officer of CFB (other than any which, having been appropriately investigated, have been found to not have been substantiated), and (ii) none of CFB or its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any of their directors, officers, or employees.
3.13 Employees.
(a) Section 3.13(a) of the CFB Disclosure Schedule sets forth a true and complete list of all material CFB Benefit Plans. For purposes of this Agreement, the term “CFB Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment or other benefit plans, programs, agreements, contracts, policies or arrangements with respect to which CFB or any Subsidiary or any trade or business of CFB or any of its Subsidiaries, whether or not incorporated, all of which together with CFB would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Code (a “CFB ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by CFB or any of its Subsidiaries or any CFB ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of CFB or any of its Subsidiaries or any CFB ERISA Affiliate; provided, however, that CFB shall not be required to list at-will offer letters on CFB’s standard form that do not provide severance, change in control benefits or other non-standard benefits.
(b) CFB has heretofore made available to BYFC true and complete copies of each material CFB Benefit Plan required to be set forth on Section 3.13(a) of the CFB Disclosure Schedule and the following related documents, to the extent applicable to such plans, (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the annual reports (Form 5500) filed with the DOL for the last two plan years, (iii) the most recently received U.S. Internal Revenue Service (“IRS”) favorable determination letter or opinion letter, and (iv) the most recently prepared actuarial report for each of the last two years.
(c) Each CFB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither CFB nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any CFB Benefit Plan, and neither CFB nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.
(d) The IRS has issued a favorable determination letter with respect to each CFB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “CFB Qualified Plans”) and the related trust, which letter has not been revoked (nor has revocation been threatened), or such CFB Qualified Plans are maintained pursuant to a volume submitter or prototype document for which they may properly rely on the applicable opinion or advisory letter, and, to the Knowledge of CFB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any CFB Qualified Plan or the related trust. No trust funding any CFB Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code. All assets of any CFB Benefit Plan that is a retirement or deferred compensation plan consist of cash, actively traded securities, or other assets reasonably acceptable to BYFC.
(e) None of CFB and its Subsidiaries nor any CFB ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to, or had any liability with respect to, a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), a CFB Benefit Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of CFB and its Subsidiaries nor any CFB ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Neither CFB nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for, or otherwise has any obligation to provide, any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.
(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB, all contributions required to be made to any CFB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any CFB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of CFB.
(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course of business consistent with past practice), lawsuits or arbitrations which have been asserted or instituted, and, to CFB’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the CFB Benefit Plans, any fiduciaries thereof with respect to their duties to the CFB Benefit Plans or the assets of any of the trusts under any of the CFB Benefit Plans.
(i) To CFB’s Knowledge, none of CFB, its Subsidiaries or any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the CFB Benefit Plans or their related trusts, CFB, any of its Subsidiaries, or any person that CFB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of CFB or any of its Subsidiaries, or result in any limitation on the right of CFB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any CFB Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by CFB or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will subject any person to liability for tax under Section 4999 of the Code or cause the loss of a deduction to CFB under Section 280G of the Code.
(k) The transactions contemplated by this Agreement will not cause or require CFB or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(l) No CFB Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
3.14 Compliance with Applicable Law.
(a) CFB and each of its Subsidiaries hold, and have at all times since January 1, 2017, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CFB, and to the Knowledge of CFB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b) CFB and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, ordinance, enforceable guideline, and/or reporting or license requirement of any Governmental Entity relating to CFB or any of its Subsidiaries, including the BHC Act, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the

Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act of 1913 (the “Federal Reserve Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c) CFB Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and CFB has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in CFB Bank having its current rating lowered such that it is no longer “satisfactory” or better.
(d) CFB and its Subsidiaries maintain a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). Neither CFB nor any of its Subsidiaries has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CFB.
(e) The computer, information technology and data processing systems, facilities and services used by CFB and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the business of CFB and its Subsidiaries as currently conducted. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of CFB and its Subsidiaries as currently conducted. To CFB’s Knowledge, no third party or Representative has gained unauthorized access to any Systems owned or controlled by CFB and its Subsidiaries and CFB and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. CFB and its Subsidiaries have implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of CFB and its Subsidiaries in all material respects. CFB and its Subsidiaries have implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.
(f) Without limitation, none of CFB or any of its Subsidiaries, or to the Knowledge of CFB, any Representative of CFB or any of its Subsidiaries has, directly or indirectly, (i) used any funds of CFB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CFB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of CFB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of CFB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for CFB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CFB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CFB.
(g) As of the date hereof, CFB and CFB Subsidiary Bank are “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither CFB nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that CFB Subsidiary Bank’s Community Reinvestment Act rating will change.
3.15 Certain Contracts.
(a) As of the date hereof, neither CFB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):
(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) which contains a non-compete or client, employee or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by CFB or any of its Affiliates or upon consummation of the Merger would reasonably be expected to materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or in any geographic region;
(iii) with or to a labor union or guild (including any collective bargaining agreement);
(iv) between any such entity, on the one hand, and (i) any officer or director of any such entity, or (ii) any (x) record or beneficial owner of five percent or more of the voting securities of any such entity, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of any such entity, on the other hand;
(v) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite CFB Votes or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(vi) that provides for indemnification by CFB or its Subsidiaries of any person, except for non-material contracts entered into in the ordinary course of business consistent with past practice;
(vii) (A) that relates to the incurrence of indebtedness by CFB or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by CFB or any of its Subsidiaries of, or any similar commitment by CFB or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more;
(viii) entered into by CFB or any of its Subsidiaries in connection with an interest rate, exchange rate or commodities swap, option, future, forward or other derivative or hedging transaction or risk management arrangement, in each case with a notional value in excess of $250,000;
(ix) that (A) grants any right of first refusal, right of first offer or similar right with respect to any material assets or rights of CFB or its Subsidiaries or (B) contains any exclusive dealing or “most favored nation” or similar provision granted by CFB or any of its Subsidiaries and which is not terminable at will (subject to the giving of notice, passage of time, or both) by CFB;

(x) that involves the payment of more than $250,000 per annum (other than any such contracts which are terminable by CFB or any of its Subsidiaries on 60 days’ or fewer notice without any required payment or other conditions, other than the condition of notice);
(xi) that is a settlement, consent or similar agreement and contains any material continuing obligations of CFB or any of its Subsidiaries;
(xii) that relates to the acquisition or disposition of any person, business or asset and under which CFB or any of its Subsidiaries has or may have a material obligation or liability;
(xiii) which limits the payment of dividends by such entities;
(xiv) that is a CFB Benefit Plan; or
(xv) any other contract or amendment thereto that is material to any such entity or their respective business or assets and not otherwise entered into in the ordinary course of business consistent with past practice.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in the CFB Disclosure Schedule, is referred to herein as a “CFB Contract.” CFB has made available to BYFC true, correct and complete copies of each CFB Contract in effect as of the date hereof.
(b) (i) Each CFB Contract is valid and binding on CFB or one of its Subsidiaries, as applicable, and in full force and effect, (ii) CFB and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each CFB Contract, (iii) to the Knowledge of CFB, each third-party counterparty to each CFB Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such CFB Contract, (iv) neither CFB nor any of its Subsidiaries has knowledge of, or has received written notice of, any violation of any CFB Contract by any of the other parties thereto, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of CFB or any of its Subsidiaries, or to the Knowledge of CFB, any other party thereto, of or under any such CFB Contract.
3.16 Agreements with Regulatory Agencies. Subject to Section 9.14, neither CFB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the CFB Disclosure Schedule, a “CFB Regulatory Agreement”), nor has CFB or any of its Subsidiaries been advised since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such CFB Regulatory Agreement.
3.17 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB, CFB and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement applicable to them relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the Knowledge of CFB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on CFB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against CFB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB. To the Knowledge of CFB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB. CFB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB.
3.18 Investment Securities.
(a) Each of CFB and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with past practice to secure obligations of CFB or its Subsidiaries. Such securities are valued on the books of CFB in accordance with GAAP in all material respects.
(b) CFB and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures that CFB believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, CFB has made available to BYFC the material terms of such policies, practices and procedures.
3.19 Assets. CFB or a CFB Subsidiary (a) has good and, as to real estate, marketable title to all the assets reflected in the most recent CFB Financial Statements as being owned by CFB or a CFB Subsidiary or acquired after the date thereof which are material to CFB’s business on a consolidated basis (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the assets subject thereto or affected thereby or otherwise materially impair business operations at such assets and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the assets subject thereto or affected thereby or otherwise materially impair business operations at such assets (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent CFB Financial Statements or acquired after the date thereof which are material to CFB’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of CFB, the lessor. There are no pending or, to the Knowledge of CFB, threatened condemnation proceedings against any real property that is owned or leased by CFB.
3.20 Intellectual Property. Each of CFB and its Subsidiaries owns, or is licensed or otherwise has a right to use (in each case, free and clear of any material Liens other than Permitted Encumbrances), all Intellectual Property necessary for the conduct of its respective business as currently conducted. Neither CFB nor any of its Subsidiaries is in default under any of its Intellectual Property licenses. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CFB: (a) (i) to the Knowledge of CFB, the use of any Intellectual Property by CFB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which CFB or any CFB Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to CFB that CFB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the Knowledge of CFB, no person is challenging, infringing on or otherwise violating any right of CFB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CFB or its Subsidiaries, and (c) neither CFB nor any CFB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by CFB or any CFB Subsidiary, and CFB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by CFB and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction;

nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.21 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between CFB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of CFB or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent or more of the outstanding CFB Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of CFB) on the other hand, except those of a type available to employees of CFB or its Subsidiaries generally.
3.22 State Takeover Laws. The Board of Directors of CFB has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the CFB Articles or CFB Bylaws (collectively, with any similar provisions of the BYFC Certificate or BYFC Bylaws, “Takeover Statutes”).
3.23 Reorganization. None of CFB or any of its Subsidiaries or, to the Knowledge of CFB, any Affiliate thereof has taken or agreed to take any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.24 Opinion. Prior to the execution of this Agreement, the board of directors of CFB has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Raymond James & Associates, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of CFB Class A Voting Common Stock and CFB Class B Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.25 CFB Information. The information relating to CFB and its Subsidiaries or that is provided by CFB or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to BYFC or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
3.26 Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) reflected in the CFB Financial Statements was, as of the date of each of the CFB Financial Statements, in compliance with CFB’s existing methodology for determining the adequacy of the ALLL and in compliance with the standards established by the applicable Regulatory Agency, the Financial Accounting Standards Board and GAAP, and is adequate.
3.27 Loan Portfolio.
(a) As of the date hereof, neither CFB nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which CFB or any Subsidiary of CFB is a creditor that, as of June 30, 2020, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of June 30, 2020, over 60 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent or greater shareholder of CFB or any of its Subsidiaries, or to the Knowledge of CFB, any Affiliate of any of the foregoing. Set forth in Section 3.27(a) of the CFB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of CFB and its Subsidiaries that, as of July 31, 2020, had an outstanding balance of

$250,000 or more and were classified by CFB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of CFB or any of its Subsidiaries that, as of June 30, 2020, is classified as “Other Real Estate Owned” and the book value thereof.
(b) Each Loan of CFB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of CFB and its Subsidiaries as secured Loans, is secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c) Each outstanding Loan of CFB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of CFB and its Subsidiaries (and, in the case of any Loans held for resale to specific investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d) None of the agreements pursuant to which CFB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e) There are no outstanding Loans made by CFB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of CFB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f) Neither CFB nor any of its Subsidiaries is now nor has it ever been since January 1, 2017 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
3.28 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CFB, (a) CFB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CFB reasonably has determined to be prudent, and CFB and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of CFB and its Subsidiaries, CFB or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by CFB or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters or issuing company of such insurance policy and (e) neither CFB nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
3.29 Investment Advisory, Insurance and Broker-Dealer Matters.
(a) No Subsidiary of CFB provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs) or is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).
(b) No Subsidiary of CFB conducts insurance operations that require it to be registered with any state insurance regulatory authorities.

(c) No Subsidiary of CFB is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority, Inc. (“FINRA”)) any member firm of FINRA.
3.30 CDFI Status. CFB is a Community Development Financial Institution (“CDFI”) certified by the United States Treasury Department under the Community Development Banking and Financial Institutions Act of 1994, as amended (12 U.S.C. Sections 4701 et seq.) and satisfies all requirements to be certified as such.
3.31 No Other Representations or Warranties.
(a) Except for the representations and warranties made by CFB in this Article III, neither CFB nor any other person makes any express or implied representation or warranty with respect to CFB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CFB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither CFB nor any other person makes or has made any representation or warranty to BYFC or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to CFB, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to BYFC or any of its Affiliates or Representatives in the course of their due diligence investigation of CFB, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by CFB in this Article III.
(b) CFB acknowledges and agrees that neither BYFC nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BYFC
Except (a) as disclosed in the disclosure schedule delivered by BYFC to CFB concurrently herewith (the “BYFC Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the BYFC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BYFC that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2017 by BYFC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “BYFC Reports”) filed by BYFC since January 1, 2017, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BYFC hereby represents and warrants to CFB as follows:
4.1 Corporate Organization.
(a) BYFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is a savings and loan holding company within the meaning of the Home Owners’ Loan Act of 1933 (“HOLA”) and is duly registered as such with the Federal Reserve Board. BYFC has the corporate power and authority to own, lease or operate all of its assets and to carry on its business as it is now being conducted. BYFC is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BYFC. True and complete copies of the certificate of incorporation of BYFC (the “BYFC Certificate”) and the bylaws of BYFC (the “BYFC Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by BYFC to CFB.
(b) Each Subsidiary of BYFC (a “BYFC Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on BYFC and (iii) has all requisite corporate power and authority to own, lease or operate its assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of BYFC to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities (including under state law applicable to such Subsidiary). The deposit accounts of BYFC Subsidiary Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950), all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(a) of the BYFC Disclosure Schedule sets forth a true and complete list of all Subsidiaries of BYFC as of the date hereof. No Subsidiary of BYFC is in material violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of BYFC. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of BYFC other than the BYFC Subsidiaries.
4.2 Capitalization.
(a) The authorized capital stock of BYFC consists of 50,000,000 shares of BYFC Voting Common Stock, 25,000,000 shares of non-voting common stock, par value $0.01, of BYFC (“Existing BYFC Non-Voting Common Stock”), and 1,000,000 shares of preferred stock, each having a par value $0.01 per share. As of the date of this Agreement, there are (i) 21,900,397 shares of BYFC Voting Common Stock issued and 19,282,571 of such shares outstanding, including 569,015 shares of BYFC Common Stock granted in respect of outstanding BYFC Restricted Stock Awards, (ii) 450,000 shares of BYFC Voting Common Stock reserved for issuance upon the exercise of outstanding options to purchase shares of BYFC Common Stock (“BYFC Stock Options”), (iii) 1,638,721 shares of BYFC Voting Common Stock held by the trust for the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan (“BYFC ESOP”), of which 614,292 shares are unallocated and 1,024,429 shares are allocated and held in participants accounts, (iv) 8,756,396 shares of Existing BYFC Non-Voting Common Stock issued and outstanding, and (v) no other shares of capital stock or other voting securities or equity interests of BYFC issued, reserved for issuance or outstanding. All of the issued and outstanding shares of BYFC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of BYFC may vote. Other than BYFC Stock Options, BYFC Restricted Stock Awards, BYFC Restricted Stock Units and BYFC PSU Awards (collectively, “BYFC Equity Awards”) issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in BYFC, or contracts, commitments, understandings or arrangements by which BYFC may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in BYFC or that otherwise obligate BYFC to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “BYFC Securities”). Other than BYFC Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of BYFC or any of its Subsidiaries) are outstanding. No BYFC Subsidiary owns any capital stock of BYFC. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which BYFC or any of its Subsidiaries is a party with respect to the voting or transfer of BYFC Common Stock, capital stock or other voting or equity securities or ownership interests of BYFC or granting any stockholder or other person any registration rights.
(b) BYFC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the BYFC Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any BYFC Subsidiary, or contracts, commitments, understandings or arrangements by which any BYFC Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such BYFC Subsidiary, or otherwise obligating any BYFC Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “BYFC Subsidiary Securities”).
4.3 Authority; No Violation.
(a) BYFC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of BYFC. The Board of Directors of BYFC has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of BYFC and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to BYFC’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement by the affirmative vote of a majority of the outstanding BYFC Voting Common Stock, which approval will include the approval of the BYFC Amended Certificate authorizing the New BYFC Non-Voting Common Stock and the increase of BYFC’s authorized share capital (the “Requisite BYFC Vote”), (ii) the approval of the conversion of BYFC into a public benefit corporation under the DGCL by the affirmative vote of a majority of the outstanding shares of the BYFC Voting Common Stock (the “BYFC Benefit Corporation Vote”), and (iii) the adoption and approval of the Bank Merger Agreement by BYFC Subsidiary Bank’s board of directors and by BYFC as BYFC Subsidiary Bank’s sole stockholder, no other corporate proceedings on the part of BYFC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BYFC and (assuming due authorization, execution and delivery by CFB) constitutes a valid and binding obligation of BYFC, enforceable against BYFC in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of BYFC Common Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite BYFC Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of BYFC will have any preemptive right or similar rights in respect thereof.
(b) Neither the execution and delivery of this Agreement by BYFC, nor the consummation by BYFC of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by BYFC with any of the terms or provisions hereof, will (i) violate any provision of the BYFC Certificate or the BYFC Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any BYFC Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BYFC or any of its Subsidiaries or any of their respective assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective assets of BYFC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BYFC or any of its Subsidiaries is a party, or by which they or any of their respective assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on BYFC.
4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with Nasdaq, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the OCC, and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking regulatory authorities listed on Section 3.4 of the CFB Disclosure Schedule or Section 4.4 of the BYFC Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (g) the filing of the Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Mayor pursuant to the DC Code, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BYFC Stock pursuant to this Agreement and the approval of the listing of BYFC Voting Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by BYFC of this Agreement or (ii) the consummation by BYFC of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, BYFC is not aware of any reason why the necessary regulatory approvals and consents will not be received by BYFC to permit consummation of the Merger and Bank Merger on a timely basis.
4.5 Reports. BYFC and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2017 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable law and the requirements of the applicable Regulatory Agency. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business consistent with past practice of BYFC and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of BYFC, investigation into the business or operations of BYFC or any of its Subsidiaries since January 1, 2017, except such proceedings or investigations as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of BYFC or any of its Subsidiaries and (ii) are not any unresolved disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of BYFC or any of its Subsidiaries since January 1, 2017.
4.6 Financial Statements.
(a) The financial statements of BYFC and its Subsidiaries included (or incorporated by reference) in the BYFC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of BYFC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of BYFC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2017, no independent public accounting firm of BYFC has resigned (or informed BYFC that it intends to resign) or been dismissed as independent public accountants of BYFC as a result of or in connection with any disagreements with BYFC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) The financial statements contained in Call Reports of BYFC Bank for all of the periods ending after December 31, 2017 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of BYFC Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments.
(c) Neither BYFC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of BYFC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2020, or in connection with this Agreement and the transactions contemplated hereby.
(d) BYFC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BYFC, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of BYFC by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BYFC’s outside auditors and the audit committee of BYFC’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BYFC’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BYFC’s internal controls over financial reporting. These disclosures were made in writing by management to BYFC’s auditors and audit committee. There is no reason to believe that BYFC’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(e) Since January 1, 2017, (i) neither BYFC nor any of its Subsidiaries, nor, to the Knowledge of BYFC, any Representative of BYFC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BYFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BYFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing BYFC or any of its Subsidiaries, whether or not employed by BYFC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BYFC or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of BYFC or any committee thereof or the Board of Directors or similar governing body of any BYFC Subsidiary or any committee thereof, or to the Knowledge of BYFC, to any director or officer of BYFC or any BYFC Subsidiary.
4.7 Brokers’ Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc. and Paul V. Hughes, neither BYFC nor any BYFC Subsidiary nor any of their respective officers, directors or stockholders has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. BYFC has disclosed to CFB as of the date hereof the aggregate fees provided for in connection with the engagement by BYFC of Keefe, Bruyette & Woods, Inc. related to the Merger and the other transactions contemplated hereunder.
4.8 Books and Records. The books and records of BYFC and its Subsidiaries have been and are being maintained in the ordinary course of business consistent with past practice in accordance and compliance with all applicable accounting requirements and laws and are complete and accurate in all material respects to reflect all assets, liabilities, transactions and other corporate action by BYFC, BYFC Bank and the other BYFC Subsidiaries.
4.9 Absence of Certain Changes or Events.
(a) Since December 31, 2019, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC.
(b) Since December 31, 2019, BYFC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.
4.10 Legal Proceedings.
(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on BYFC, neither BYFC nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the Knowledge of BYFC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BYFC or any of its Subsidiaries or any of their current or former directors, officers or employees, or against any asset, interest or right of any of them, or, as to governmental or regulatory proceedings, challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon BYFC, any of its Subsidiaries or the assets of BYFC or any of its Subsidiaries or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates.
4.11 Taxes and Tax Returns.
(a) Each of BYFC and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither BYFC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business consistent with past practice). All Taxes of BYFC and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of BYFC and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither BYFC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither BYFC nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any unpaid Taxes, and there are no pending disputes, claims, audits, examinations or other proceedings regarding any Tax of BYFC and its Subsidiaries or the assets of BYFC and its Subsidiaries and none of the foregoing have been threatened in writing. BYFC has made available to CFB true and complete copies of any private letter rulings, closing agreements or gain recognition agreements with respect to Taxes filed, received or executed in the last six years. No written claim has been made by any Governmental Entity in a jurisdiction where any of BYFC or its Subsidiaries does not file Tax Returns and pay Taxes that it is or may be subject to Taxes in such jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BYFC or any of its Subsidiaries. Neither BYFC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than either an agreement or arrangement exclusively between or among BYFC and its Subsidiaries or a commercial Tax indemnity in a contract the primary purpose of which is not Taxes). Neither BYFC nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or similar group under state, local or non-U.S. law (other than a group the common parent of which was BYFC) or (B) has any liability for the Taxes of any person (other than BYFC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither BYFC nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither BYFC nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the time period specified in Section 897(c)(1)(A)(ii) of the Code has BYFC been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. BYFC and its Subsidiaries have established adequate reserves in the BYFC Financial Statements, in accordance with GAAP, for the payment of all Taxes owed or accrued and not otherwise paid, and, since the date of such BYFC Financial Statements, no material Taxes have accrued other than in the ordinary course of business consistent with past practice. Neither BYFC nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date. Section 4.11 of the Disclosure Schedule lists the classification of BYFC and its Subsidiaries for U.S. federal income tax purposes, in each case from the date of its formation through the Closing Date.
(b) As of the date of this Agreement, BYFC does not have Knowledge that there has been any event (or series of events) that would result in any limitation on the utilization of any net operating loss, capital loss, built-in loss, Tax credits or other Tax attribute of BYFC or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations promulgated thereunder or comparable provisions of state, local or foreign Tax Law, or that such a limitation would result if the Merger were to be effected as of the date of this Agreement. BYFC does not have Knowledge of any respect in which the Section 382 study made available to CFB by BYFC is not true, complete and accurate in all material respects, or of any omission or misstatement of information used in the Section 382 study.
4.12 Labor Relations.
(a) None of BYFC or its Subsidiaries is the subject of any pending or, to the Knowledge of BYFC, threatened litigation, charges or claims asserting that BYFC or its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor law or seeking to compel BYFC or its Subsidiaries to bargain with any labor organization or other employee representative as to wages or conditions of employment. None of BYFC or its Subsidiaries, predecessors, or Affiliates is or has ever been a party to any collective bargaining agreement or similar agreement with any labor organization or employee association or subject to any bargaining order, injunction or other order relating to BYFC’s relationship or dealings with its employees, any labor organization or any other employee representative, and none of BYFC or its Subsidiaries or Affiliates is currently negotiating any collective bargaining agreement. There are no pending or, to BYFC’s Knowledge, threatened material labor grievances, or any strikes or other material labor disputes against BYFC or any of its Subsidiaries. To the Knowledge of BYFC, since January 1, 2017, there has not been any attempt by BYFC’s or its Subsidiary’s employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any of BYFC or its Subsidiaries. The employment of each employee of BYFC or its Subsidiaries is terminable at will by BYFC or its Subsidiaries without any penalty, liability or severance obligation incurred by BYFC or its Subsidiaries, except as required under COBRA or similar applicable state or local law.
(b) BYFC has delivered to CFB a written schedule setting forth all of BYFC’s employees, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location, current compensation paid or payable, all wage arrangements, fringe benefits

(other than employee benefits applicable to all employees, which benefits are set forth on Section 4.13(a) of the BYFC Disclosure Schedule), bonuses, incentives, or commissions paid during or in respect of 2019 or any subsequent period, and visa and Green Card application status, if applicable. To BYFC’s Knowledge, no employee of BYFC or its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. No key employee of BYFC or its Subsidiaries has provided written notice to BYFC or its Subsidiaries of his or her intent to terminate his or her employment with BYFC or its Subsidiaries as of the date hereof, and, as of the date hereof, to BYFC’s Knowledge, no key employee intends to terminate his or her employment with BYFC before Closing.
(c) BYFC has delivered to CFB a written schedule setting forth a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity), and a description of services provided for each individual who has provided personal services to BYFC or its Subsidiaries as an Independent Contractor during the prior year and received annual compensation in excess of $100,000. A copy of each contract relating to the services provided by any such Independent Contractor to BYFC or its Subsidiaries has been made available to BYFC prior to the date hereof. BYFC or its Subsidiaries have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Independent Contractor. BYFC or its Subsidiaries have properly classified and treated as independent contractors, pursuant to the Code, the Fair Labor Standards Act, and any other applicable law, all Independent Contractors used by BYFC or its Subsidiaries within the past three years. The engagement of each Independent Contractor of BYFC or its Subsidiaries is terminable at will by BYFC or its Subsidiaries without any penalty, liability or severance obligation incurred by BYFC or its Subsidiaries.
(d) BYFC and its Subsidiaries have no “leased employees” within the meaning of Code Section 414(n).
(e) BYFC or its Subsidiaries have, or will have no later than the Closing Date, paid all salaries, bonuses, commissions, and other wages that have been accrued and become payable through the Closing Date. Each of BYFC and its Subsidiaries is and since January 1, 2017, has been in material compliance with all law governing the employment of labor and the withholding of taxes, including all contractual commitments and all such laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.
(f) There have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee or prospective employee of any of BYFC or its Subsidiaries since January 1, 2017, nor, to BYFC’s Knowledge, are there any such claims or charges currently threatened by any employee of any of BYFC or its Subsidiaries. To BYFC’s Knowledge, there are no governmental investigations open with or under consideration by the DOL, Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related laws.
(g) All of BYFC and its Subsidiaries’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. BYFC has in its files a U.S. Citizenship and Immigration Services Form I-9 that was properly completed and, if necessary, has been properly updated, in accordance with applicable law for each current or former employee of BYFC with respect to whom such form is required to be maintained by BYFC under applicable Law.
(h) Since January 1, 2017 none of BYFC or its Subsidiaries has implemented any plant closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and BYFC and its Subsidiaries do not reasonably expect to conduct a layoff of employees of BYFC or its

Subsidiaries as of or following the date hereof (other than individual terminations for just cause), regardless of whether any such layoff shall be deemed to effectuate or cause to be effectuated a “plant closing” or “mass layoff” (each as defined under the WARN Act).
(i) BYFC has delivered to CFB a written schedule setting forth (i) the names, positions, and dates of termination of all employees who have been involuntarily terminated by BYFC or its Subsidiaries (not including employees who remain active but on furlough) within the 90 days prior to the date hereof and (ii) a list of all employees of BYFC and its Subsidiaries who remain active but who have been on furlough within the 90 days prior to the date hereof and includes such employees’ names, positions, then current rate of compensation and the date on which the employee went on furlough. BYFC and its Subsidiaries have no unsatisfied liability with respect to any previously terminated employee, officer, director or Independent Contractor.
(j) To the Knowledge of BYFC, since January 1, 2015 (i) no allegations of sexual harassment or sexual misconduct have been made against any director or officer of BYFC (other than any which, having been appropriately investigated, have been found to not have been substantiated), and (ii) none of BYFC or its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any of their directors, officers, or employees.
4.13 Employees.
(a) Section 4.13(a) of the BYFC Disclosure Schedule sets forth a true and complete list of all material BYFC Benefit Plans. For purposes of this Agreement, the term “BYFC Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment or other benefit plans, programs, agreements, contracts, policies or arrangements with respect to which BYFC or any Subsidiary or any trade or business of BYFC or any of its Subsidiaries, whether or not incorporated, all of which together with BYFC would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Code (a “BYFC ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by BYFC or any of its Subsidiaries or any BYFC ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of BYFC or any of its Subsidiaries or any BYFC ERISA Affiliate; provided, however, that BYFC shall not be required to list at-will offer letters on BYFC’s standard form that do not provide severance, change in control benefits or other non-standard benefits.
(b) BYFC has heretofore made available to CFB true and complete copies of each material BYFC Benefit Plan required to be set forth on Section 4.13(a) of the BYFC Disclosure Schedule and the following related documents, to the extent applicable to such plans, (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the annual reports (Form 5500) filed with the DOL for the last two plan years, (iii) the most recently received IRS favorable determination letter or opinion letter, and (iv) the most recently prepared actuarial report for each of the last two years.
(c) Each BYFC Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither BYFC nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any BYFC Benefit Plan, and neither BYFC nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.
(d) The IRS has issued a favorable determination letter with respect to each BYFC Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “BYFC Qualified Plans”) and the related trust, which letter has not been revoked (nor has revocation been threatened), or such BYFC Qualified Plans are maintained pursuant to a volume submitter or prototype document for which they may properly rely on the applicable opinion or advisory letter, and, to the Knowledge of BYFC, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any BYFC Qualified Plan or the related trust. No trust funding any BYFC Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code. All assets of any BYFC Benefit Plan that is a retirement or deferred compensation plan consist of cash, actively traded securities, or other assets reasonably acceptable to CFB.
(e) None of BYFC and its Subsidiaries nor any BYFC ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to, or had any liability with respect to, a Multiemployer Plan, a BYFC Benefit Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code or a Multiple Employer Plan, and none of BYFC and its Subsidiaries nor any BYFC ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(f) Neither BYFC nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for, or otherwise has any obligation to provide, any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.
(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC, all contributions required to be made to any BYFC Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any BYFC Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of BYFC.
(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course of business consistent with past practice), lawsuits or arbitrations which have been asserted or instituted, and, to BYFC’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the BYFC Benefit Plans, any fiduciaries thereof with respect to their duties to the BYFC Benefit Plans or the assets of any of the trusts under any of the BYFC Benefit Plans.
(i) To BYFC’s Knowledge, none of BYFC, its Subsidiaries or any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the BYFC Benefit Plans or their related trusts, BYFC, any of its Subsidiaries, or any person that BYFC or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of BYFC or any of its Subsidiaries, or result in any limitation on the right of BYFC or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any BYFC Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by BYFC or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will subject any person to liability for tax under Section 4999 of the Code or cause the loss of a deduction to BYFC under Section 280G of the Code.
(k) The transactions contemplated by this Agreement will not cause or require BYFC or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(l) No BYFC Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.
(m) The BYFC ESOP is the only BYFC Benefit Plan that includes an employee stock ownership plan provision within the meaning of ERISA Section 407(d)(6)(A)). All “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the BYFC ESOP have at all times been “employer securities” as defined in Section 409(l)(1) of the Code and “qualifying employer securities” as defined in

Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA. The terms, provisions, use of the proceeds and repayment of any loan to the BYFC ESOP satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder. Section 4.13(m) of the BYFC Disclosure Schedule sets forth as of the date hereof the balance and other principal terms for any “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder. None of BYFC or its Subsidiaries has been subject to any unpaid tax imposed by Code Sections 4978 of 4979A.
4.14 SEC Reports. BYFC has previously made available to CFB an accurate and complete copy of each (a) BYFC Report and (b) communication mailed by BYFC to its stockholders since January 1, 2017 and prior to the date hereof, and no such BYFC Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, and all BYFC Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed for purposes of this representation and warranty to modify information as of an earlier date. Since January 1, 2017, as of their respective dates, no executive officer of BYFC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the BYFC Reports.
4.15 Compliance with Applicable Law.
(a) BYFC and each of its Subsidiaries hold, and have at all times since January 1, 2017, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BYFC, and to the Knowledge of BYFC, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b) BYFC and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, ordinance, enforceable guideline, and/or reporting or license requirement of any Governmental Entity relating to BYFC or any of its Subsidiaries, including the BHC Act, HOLA, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(c) BYFC Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and BYFC has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in BYFC Subsidiary Bank having its current rating lowered such that it is no longer “satisfactory” or better.
(d) BYFC and its Subsidiaries maintain a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. Neither BYFC nor any of its Subsidiaries has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BYFC. The Systems used by BYFC and its Subsidiaries are reasonably sufficient for the conduct of the business of BYFC as currently conducted. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of BYFC and its Subsidiaries as currently conducted. To BYFC’s Knowledge, no third party or Representative has gained unauthorized access to any Systems owned or controlled by BYFC and its Subsidiaries and BYFC and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. BYFC and its Subsidiaries have implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of BYFC and its Subsidiaries in all material respects. BYFC] and its Subsidiaries have implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.
(e) Without limitation, none of BYFC, or any of its Subsidiaries, or to the Knowledge of BYFC, any Representative of BYFC or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BYFC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BYFC or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BYFC or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BYFC or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for BYFC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BYFC or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BYFC.
(f) As of the date hereof, BYFC and BYFC Subsidiary Bank are “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither BYFC nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or that BYFC Subsidiary Bank’s Community Reinvestment Act rating will change.
4.16 Certain Contracts.
(a) As of the date hereof, neither BYFC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):
(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii) which contains a non-compete or client, employee or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by BYFC or any of its Affiliates or upon consummation of the Merger would reasonably be expected to materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or in any geographic region;
(iii) with or to a labor union or guild (including any collective bargaining agreement);

(iv) between any such entity, on the one hand, and (i) any officer or director of any such entity, or (ii) any (x) record or beneficial owner of five percent or more of the voting securities of any such entity, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of any such entity, on the other hand;
(v) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite BYFC Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(vi) that provides for indemnification by BYFC or its Subsidiaries of any person, except for non-material contracts entered into in the ordinary course of business consistent with past practice;
(vii) (A) that relates to the incurrence of indebtedness by BYFC or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by BYFC or any of its Subsidiaries of, or any similar commitment by BYFC or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more;
(viii) entered into by BYFC or any of its Subsidiaries in connection with an interest rate, exchange rate or commodities swap, option, future, forward or other derivative or hedging transaction or risk management arrangement, in each case with a notional value in excess of $250,000;
(ix) that (A) grants any right of first refusal, right of first offer or similar right with respect to any material assets or rights of BYFC or its Subsidiaries or (B) contains any exclusive dealing or “most favored nation” or similar provision granted by BYFC or any of its Subsidiaries and which is not terminable at will (subject to the giving of notice, passage of time, or both) by BYFC;
(x) that involves the payment of more than $250,000 per annum (other than any such contracts which are terminable by BYFC or any of its Subsidiaries on 60 days’ or fewer notice without any required payment or other conditions, other than the condition of notice);
(xi) that is a settlement, consent or similar agreement and contains any material continuing obligations of BYFC or any of its Subsidiaries;
(xii) that relates to the acquisition or disposition of any person, business or asset and under which BYFC or any of its Subsidiaries has or may have a material obligation or liability;
(xiii) which limits the payment of dividends by such entities;
(xiv) that is a BYFC Benefit Plan; or
(xv) any other contract or amendment thereto that is material to any such entity or their respective business or assets and not otherwise entered into in the ordinary course of business consistent with past practice.
Each contract, arrangement, commitment or understanding of the type described in this Section 4.16(a), whether or not set forth in the BYFC Disclosure Schedule, is referred to herein as a “BYFC Contract.” BYFC has made available to CFB true, correct and complete copies of each BYFC Contract in effect as of the date hereof.
(b) (i) Each BYFC Contract is valid and binding on BYFC or one of its Subsidiaries, as applicable, and in full force and effect, (ii) BYFC and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each BYFC Contract, (iii) to the Knowledge of BYFC, each third-party counterparty to each BYFC Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such BYFC Contract, (iv) neither BYFC nor any of its Subsidiaries has knowledge of, or has received written notice of, any violation of any BYFC Contract by any of the other parties thereto, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of BYFC or any of its Subsidiaries or, to the Knowledge of BYFC, any other party thereto, of or under any such BYFC Contract,
4.17 Agreements with Regulatory Agencies. Subject to Section 9.14, neither BYFC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the BYFC Disclosure Schedule, a “BYFC Regulatory Agreement”), nor has BYFC or any of its Subsidiaries been advised since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BYFC Regulatory Agreement.
4.18 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of BYFC or any of its Subsidiaries or for the account of a customer of BYFC or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of BYFC or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. BYFC and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to BYFC’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.
4.19 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC, BYFC and its Subsidiaries are in compliance, and have complied, with all Environmental Laws applicable to them. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the Knowledge of BYFC, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on BYFC or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against BYFC, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC. To the Knowledge of BYFC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC. BYFC is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC.
4.20 Investment Securities.
(a) Each of BYFC and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of BYFC or its Subsidiaries. Such securities are valued on the books of BYFC in accordance with GAAP in all material respects.

(b) BYFC and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures that BYFC believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, BYFC has made available to CFB the material terms of such policies, practices and procedures.
4.21 Assets. BYFC or a BYFC Subsidiary (a) has good and, as to real estate, marketable title to all the assets reflected in the latest balance sheet as being owned by BYFC or a BYFC Subsidiary or acquired after the date thereof which are material to BYFC’s business on a consolidated basis (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements or acquired after the date thereof which are material to BYFC’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of BYFC, the lessor. There are no pending or, to the Knowledge of BYFC, threatened condemnation proceedings against any real property that is owned or leased by BYFC.
4.22 Intellectual Property. Each of BYFC and its Subsidiaries owns, or is licensed or otherwise has a right to use (in each case, free and clear of any material Liens other than Permitted Encumbrances), all Intellectual Property necessary for the conduct of its respective business as currently conducted. Neither BYFC nor any of its Subsidiaries is in default under any of its Intellectual Property licenses. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BYFC: (a) (i) to the Knowledge of BYFC, the use of any Intellectual Property by BYFC and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which BYFC or any BYFC Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to BYFC that BYFC or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the Knowledge of BYFC, no person is challenging, infringing on or otherwise violating any right of BYFC or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to BYFC or its Subsidiaries, and (c) neither BYFC nor any BYFC Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by BYFC or any BYFC Subsidiary, and BYFC and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by BYFC and its Subsidiaries.
4.23 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between BYFC or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of BYFC or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent or more of the outstanding BYFC Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of BYFC) on the other hand, except those of a type available to employees of BYFC or its Subsidiaries generally.
4.24 State Takeover Laws. The Board of Directors of BYFC has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 262(b)(1) of the DGCL, no appraisal or dissenters’ rights will be available to the holders of BYFC Common Stock in connection with the Merger.
4.25 Antitakeover Matters. BYFC and its Board of Directors have taken all actions necessary to render the Rights Agreement, dated September 10, 2019, by and between BYFC and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”), inapplicable to the approval, execution or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.
4.26 Reorganization. None of BYFC or any of its Subsidiaries or, to the Knowledge of BYFC, any Affiliate thereof has taken or agreed to take any action, and is not aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.27 Opinion. Prior to the execution of this Agreement, the board of directors of BYFC has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger are fair from a financial point of view to BYFC. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.28 BYFC Information. The information relating to BYFC and its Subsidiaries or that is provided by BYFC or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to CFB or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to CFB or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.29 Allowance for Loan and Lease Losses. The ALLL reflected in the financial statements of BYFC and its Subsidiaries included (or incorporated by reference) in the BYFC Reports (including the related notes, where applicable) was, as of the date of each such financial statements, in compliance with BYFC’s existing methodology for determining the adequacy of the ALLL and in compliance with the standards established by the applicable Regulatory Agency, the Financial Accounting Standards Board and GAAP, and is adequate.
4.30 Loan Portfolio.
(a) As of the date hereof, neither BYFC nor any of its Subsidiaries is a party to any written or oral (i) Loan in which BYFC or any Subsidiary of BYFC is a creditor that, as of June 30, 2020, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of June 30, 2020, over 60 days or more delinquent in payment of principal or interest or (ii) Loans with any director, executive officer or five percent or greater stockholder of BYFC or any of its Subsidiaries, or to the Knowledge of BYFC, any Affiliate of any of the foregoing. Set forth in Section 4.30(a) of the BYFC Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of BYFC and its Subsidiaries that, as of June 30, 2020, had an outstanding balance of $250,000 or more and were classified by BYFC as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of BYFC or any of its Subsidiaries that, as of June 30, 2020, is classified as “Other Real Estate Owned” and the book value thereof.
(b) Each Loan of BYFC or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of BYFC and its Subsidiaries as secured Loans, is secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c) Each outstanding Loan of BYFC or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BYFC and its Subsidiaries (and, in the case of any Loans held for resale to specific investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d) None of the agreements pursuant to which BYFC or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by BYFC or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of BYFC or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f) Neither BYFC nor any of its Subsidiaries is now nor has it ever been since January 1, 2017 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
4.31 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BYFC, (a) BYFC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BYFC reasonably has determined to be prudent, and BYFC and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of BYFC and its Subsidiaries, BYFC or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by BYFC or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters or issuing company of such insurance policy and (e) neither BYFC nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
4.32 Investment Advisory, Insurance and Broker Dealer Matters.
(a) No Subsidiary of BYFC provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs) or is required to register with the SEC as an investment adviser under the Investment Advisers Act.
(b) No Subsidiary of BYFC conducts insurance operations that require it to be registered with any state insurance regulatory authorities.
(c) No Subsidiary of BYFC is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of FINRA) any member firm of FINRA.
4.33 CDFI/MDI Status. BYFC Subsidiary Bank is a CDFI certified by the United States Treasury Department under the Community Development Banking and Financial Institutions Act of 1994, as amended (12 U.S.C. Sections 4701 et seq.). BYFC Subsidiary Bank is designated as a Minority Depository Institution (“MDI”) by the FDIC under Section 308 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and satisfies all requirements to be designated as such.
4.34 No Other Representations or Warranties.
(a) Except for the representations and warranties made by BYFC in this Article IV, neither BYFC nor any other person makes any express or implied representation or warranty with respect to BYFC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BYFC hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither BYFC nor any other person makes or has made any representation or warranty to CFB or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to BYFC, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to CFB or any of its Affiliates or Representatives in the course of their due diligence investigation of BYFC, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by BYFC in this Article IV.

(b) BYFC acknowledges and agrees that neither CFB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the CFB Disclosure Schedule or the BYFC Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of BYFC and CFB shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, key employees and advantageous business relationships, and (iii) take no action that would reasonably be expected to adversely affect or delay the ability of either BYFC or CFB to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided that, with respect to clause (i), a reasonable good faith action taken solely to address an extraordinary or unusual event stemming directly from or arising directly out of the COVID-19 pandemic that is outside of the ordinary course of business shall not be deemed to be a breach of this Section 5.1, but each party shall notify the other in writing prior to taking such action.
5.2 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the BYFC Disclosure Schedule or the CFB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither BYFC nor CFB shall, and neither BYFC nor CFB shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):
(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six months, and (ii) deposits, incur any indebtedness for borrowed money (other than indebtedness of CFB or any of its wholly owned Subsidiaries to CFB or any of its wholly owned Subsidiaries, on the one hand, or of BYFC or any of its wholly owned Subsidiaries to BYFC or any of its wholly owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b) (i) adjust, split, combine or reclassify any capital stock;
(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or exchange, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any CFB Securities or CFB Subsidiary Securities, in the case of CFB, or BYFC Securities or BYFC Subsidiary Securities, in the case of BYFC, except, in each case, (A) dividends paid by any of the Subsidiaries of each of BYFC and CFB to BYFC or CFB or any of their wholly owned Subsidiaries, respectively, (B) regular distributions on outstanding CFB Preferred Stock in accordance with their terms or (C) the acceptance of shares of CFB Common Stock or BYFC Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, outstanding as of the date hereof or granted after the date hereof as expressly permitted by this Agreement and in accordance with past practice and the terms of the applicable award agreements as in effect as of the date hereof or entered into after the date hereof as expressly permitted by this Agreement;

(iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any CFB Securities or CFB Subsidiary Securities, in the case of CFB, or BYFC Securities or BYFC Subsidiary Securities, in the case of BYFC; or
(iv) issue, grant, sell, transfer, encumber, dispose, or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any CFB Securities or CFB Subsidiary Securities, in the case of CFB, or BYFC Securities or BYFC Subsidiary Securities, in the case of BYFC, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any CFB Securities or CFB Subsidiary Securities, in the case of CFB, or BYFC Securities or BYFC Subsidiary Securities, in the case of BYFC, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof or granted after the date hereof as expressly permitted by this Agreement and in accordance with their terms as in effect on the date hereof or entered into after the date hereof as expressly permitted by this Agreement;
(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;
(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the assets of any other person, in each case other than a wholly owned Subsidiary of CFB or BYFC, as applicable;
(e) (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any CFB Contract or BYFC Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to CFB or BYFC, as the case may be, or (ii) enter into any contract that would constitute a CFB Contract or BYFC Contract, as the case may be, if it were in effect on the date of this Agreement;
(f) except as required under the terms of any CFB Benefit Plan or BYFC Benefit Plan existing as of the date hereof, as applicable, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant (other than in connection with a promotion or change in responsibilities), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than in the ordinary course of business consistent with past practice, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, provided that at-will employment agreements with new hire employees with an annual base salary or wage rate less than $100,000 that provide for no change in control or other special benefits and severance agreements that include a release of claims in favor of the company and its related parties that provide for benefits not in excess of $100,000 may be entered into in the ordinary course of business consistent with past practice (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose annual base salary or wage rate is greater than $100,000, other than for cause, or (ix) hire any officer, employee or individual consultant who has an annual base salary or wage rate greater than $100,000;

(g) commence or settle any material claim, suit, action or proceeding, except in the ordinary course of business consistent with past practice involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to CFB or BYFC, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity;
(h) amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;
(i) other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(j) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(k) make, or commit to make, any capital expenditures that exceed by more than 15 percent in the aggregate the amounts set forth in CFB’s capital expenditure budget set forth in Section 5.2(k) of the CFB Disclosure Schedule, in the case of CFB, or the amounts set forth in BYFC’s capital expenditure budget set forth in Section 5.2(k) of the BYFC Disclosure Schedule, in the case of BYFC;
(l) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute, consent to any extension or waiver of the limitation period applicable to any Tax claim or surrender any material right to claim a refund of Taxes;
(m) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(n) take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement;
(o) notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or materially impair the ability of either party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or
(p) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.
(a) Promptly after the date of this Agreement, BYFC and CFB shall promptly prepare and file with the SEC the Joint Proxy Statement, and BYFC shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, no later than 60 days after the date of this Agreement. BYFC and CFB agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other party and its counsel and its accountants in the preparation of the S-4 and the Joint Proxy Statement. Each of BYFC and CFB shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and BYFC and CFB shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. BYFC shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CFB shall furnish all information concerning CFB and the holders of CFB Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within 45 days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such Governmental Entities. BYFC and CFB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to CFB or BYFC, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and, except for non-material communications between counsel and a Governmental Entity relating to the regulatory approval process or status, each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, permits, waivers, non-objections, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the FDIC, the OCC and any state banking authorities listed on Section 3.4 of the CFB Disclosure Schedule or Section 4.4 of the BYFC Disclosure Schedule and (ii) set forth in such Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.
(c) Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require BYFC or CFB or any of their respective Subsidiaries, and neither BYFC nor CFB nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition, commitment or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Entities that would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on the business of BYFC and its Subsidiaries (taken as a whole), or on the business of CFB and its Subsidiaries (taken as a whole) (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments) (a “Materially Burdensome Regulatory Condition”).
(d) BYFC and CFB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of BYFC, CFB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. If a stockholder of either of the parties hereto is required to file a notice or application with a Governmental Entity in connection with the Merger, such party may share information concerning the other party hereto and the Merger with such stockholder to the extent necessary to facilitate such filing.

(e) BYFC and CFB shall, subject to applicable law, promptly advise each other upon receiving any communication relating to the regulatory approval process, including by providing the content of such communication, from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement.
(f) BYFC and CFB intend to cause the Surviving Entity to take reasonable actions to cause the Surviving Bank to maintain its status as a CDFI certified by the United States Treasury Department and as an MDI designated by the FDIC.
6.2 Access to Information; Confidentiality.
(a) Upon reasonable notice and subject to applicable laws, each of BYFC and CFB shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its assets, books, contracts, commitments, personnel, information technology systems, and records; provided, that such investigation or requests shall not interfere unnecessarily with normal operations of the party, and shall be subject to any reasonable restrictions imposed by either party with respect to in-person access in light of COVID-19 concerns, including the health and safety of such party’s employees; provided, further that the parties use reasonable best efforts to allow for such access or disclosure in a manner that does not jeopardize such health and safety, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of BYFC and CFB shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that BYFC or CFB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, assets and personnel as such party may reasonably request, including all information reasonably requested by CFB’s independent accountant for the purpose of analyzing the effect of the Merger on the availability of any net operating loss, capital loss, built-in loss, Tax credits or other Tax attribute of BYFC or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations promulgated thereunder or comparable provisions of state, local or foreign Tax Law. Neither BYFC nor CFB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BYFC’s or CFB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Each of BYFC and CFB shall hold, and, pursuant to Section 6.1(d), shall direct their respective stockholders to hold, all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated January 22, 2020, between BYFC and CFB (the “Confidentiality Agreement”).
(c) No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3 Stockholders’ Approvals.
(a) Each of BYFC and CFB shall call, give notice of, establish a record date for, convene and hold a meeting of its stockholders (the “BYFC Meeting” and the “CFB Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of CFB, the Requisite CFB Votes, and in the case of BYFC, the Requisite BYFC Vote and the BYFC Benefit

Corporation Vote and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of CFB and BYFC shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable after the date of this Agreement and on the same date and at the same time, and to set the same record date for each such meeting. Each of BYFC and CFB and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of BYFC and CFB, as applicable, the Requisite BYFC Vote, the BYFC Benefit Corporation Vote and the Requisite CFB Votes, as applicable, including by communicating to the respective stockholders of BYFC and CFB its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of BYFC, the stockholders of BYFC adopt and approve this Agreement and the transactions contemplated hereby, including the BYFC Amended Certificate (the “BYFC Board Recommendation”), and, in the case of CFB, the stockholders of CFB adopt and approve this Agreement and the transactions contemplated hereby (the “CFB Board Recommendation”).
(b) Each of BYFC and CFB and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the BYFC Board Recommendation, in the case of BYFC, or the CFB Board Recommendation, in the case of CFB, (ii) fail to make the BYFC Board Recommendation, in the case of BYFC, or the CFB Board Recommendation, in the case of CFB, in the Joint Proxy Statement, or otherwise submit this Agreement to its stockholders without recommendation, (iii) adopt, approve, agree to, accept, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the BYFC Board Recommendation, in the case of BYFC, or the CFB Board Recommendation, in the case of CFB, in each case within ten Business Days (or such fewer number of days as remains prior to the BYFC Meeting or the CFB Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, (v) take any action, or make any public statement, filing or release inconsistent with the BYFC Board Recommendation, in the case of BYFC, or the CFB Board Recommendation, in the case of CFB or (vi) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).
(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of BYFC or CFB (i) receives a Superior Proposal (after giving effect to the terms of any revised offer by the other party pursuant to this Section 6.3), and (ii) after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the BYFC Board Recommendation or the CFB Board Recommendation, as applicable, such Board of Directors may, in the case of BYFC, prior to the receipt of the Requisite BYFC Vote, and in the case of CFB, prior to the receipt of the Requisite CFB Votes, submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) has complied in all material respects with Section 6.12, (B) gives the other party at least three Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to a Superior Proposal, the latest material terms and conditions and the identity of the third party in any such Superior Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances, including the information under Section 6.12(b)) and (C) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that such Superior Proposal remains a Superior Proposal and it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the BYFC Board Recommendation or CFB Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. BYFC or CFB shall adjourn or postpone the BYFC Meeting or the

CFB Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BYFC Common Stock or CFB Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CFB or BYFC, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CFB Votes or the Requisite BYFC Vote.
(d) As used in this Agreement, “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the Board of Directors of BYFC or CFB determines in its good faith judgment (after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to its respective stockholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by the other party hereto), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by the other party hereto in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”
(e) Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the BYFC Meeting shall be convened and this Agreement shall be submitted to the stockholders of BYFC at the BYFC Meeting and (y) the CFB Meeting shall be convened and this Agreement shall be submitted to the stockholders of CFB at the CFB Meeting, and nothing contained herein shall be deemed to relieve either BYFC or CFB of such obligation.
(f) BYFC shall direct the BYFC ESOP trustee to vote the BYFC Common Stock held in the BYFC ESOP in accordance with the requirements of Section 409(e) of the Internal Revenue Code, the terms of the BYFC ESOP, and the ESOP trustee’s ERISA fiduciary duties.
6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of BYFC and CFB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by CFB or BYFC or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5 Stock Exchange Listing. BYFC shall cause the shares of BYFC Voting Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time, and BYFC shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.
6.6 Employee Benefit Plans.
(a) From and after the Effective Time, unless otherwise mutually agreed, the CFB Benefit Plans and BYFC Benefit Plans in effect as of the date of this Agreement (other than such benefit plans as may be mutually agreed) shall remain in effect with respect to employees of CFB and BYFC (and their respective Subsidiaries), respectively, covered by such plans at the Effective Time who continue to be employed by the Surviving Entity or its Subsidiaries after the Effective Time until such time as the Surviving Entity shall, subject to applicable law, and the terms of such plans, modify any existing plans or adopt new benefit plans with respect to employees of the Surviving Entity and its Subsidiaries (collectively, the “New Benefit Plans”). Prior to the Closing Date, CFB and BYFC shall cooperate in reviewing, evaluating and analyzing the BYFC Benefit Plans and CFB Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby to be submitted for consideration and approval by the board of directors of the Surviving Entity after the Closing Date. It is the intention of CFB and BYFC, to the extent permitted by applicable law, to develop New Benefit Plans (including amending existing plans), as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, (ii) do not discriminate between employees who were covered by BYFC Benefit Plans, on the one hand, and those covered by CFB Benefit Plans on the other hand, at the Effective Time, (iii) do not materially reduce the aggregate amount of benefits provided to CFB or BYFC employees, provided such benefit amounts are customary in the market, (iv) honor and preserve all contractual or vested benefits, and (v) with respect to health benefits, to the extent commercially practicable, waives any preexisting condition disallowances. Notwithstanding the foregoing, BYFC and CFB agree that, during the period commencing at the Effective Time and ending on the first anniversary thereof, any continuing employee of BYFC, CFB or any of their respective Subsidiaries who is involuntarily terminated other than for cause by the Surviving Entity or any of its Subsidiaries, as applicable during such one-year period will be provided with severance, as described in Section 6.6(a) of the BYFC Disclosure Schedule. For purposes of this Section 6.6(a), “cause” shall mean termination because of an employee’s material personal dishonesty in the course and scope of his or her employment, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar violations).
(b) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of BYFC or CFB or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Entity, CFB, BYFC or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, CFB, BYFC or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of BYFC or CFB or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any CFB Benefit Plan, BYFC Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular CFB Benefit Plan, BYFC Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of BYFC or CFB or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, the Surviving Entity shall, subject to applicable law, indemnify, defend and hold harmless and shall advance expenses as incurred, in each case to the extent such persons are indemnified as of the date of this Agreement by CFB pursuant to the CFB Articles, the CFB Bylaws, the governing or organizational documents of any Subsidiary of CFB and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the CFB Disclosure Schedule, each present and former director, officer or employee of CFB and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “CFB Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of CFB or any of its Subsidiaries or, at CFB’s request, of another domestic or foreign corporation, non-profit corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other entity, and pertaining to matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any CFB Indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such CFB Indemnified Party is not entitled to indemnification.
(b) From and after the Effective Time, the Surviving Entity shall, subject to applicable law, indemnify, defend and hold harmless and shall advance expenses as incurred, in each case to the extent such persons are indemnified as of the date of this Agreement by BYFC pursuant to the BYFC Certificate, the BYFC Bylaws, the governing or organizational documents of any Subsidiary of BYFC and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(b) of the

BYFC Disclosure Schedule, each present and former director, officer or employee of BYFC and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “BYFC Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of BYFC or any of its Subsidiaries or, at BYFC’s request, of another domestic or foreign corporation, non-profit corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other entity, and pertaining to matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any BYFC Indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such BYFC Indemnified Party is not entitled to indemnification.
(c) For a period of six years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by CFB (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time. In lieu of the foregoing, BYFC or CFB, in consultation with the other party, may obtain at or prior to the Effective Time a six-year “tail” policy under CFB’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence.
(d) For a period of six years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by BYFC (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time. In lieu of the foregoing, BYFC or CFB, in consultation with the other party, may obtain at or prior to the Effective Time a six-year “tail” policy under BYFC’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence.
(e) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each CFB Indemnified Party, each BYFC Indemnified Party, and each of his or her respective heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.
6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of BYFC, on the one hand, and a Subsidiary of CFB, on the other hand) or to vest the Surviving Entity with full title to all assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BYFC.
6.9 Advice of Changes. BYFC and CFB shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10 Stockholder Litigation. Each party shall give the other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its Affiliates.
6.11 Corporate Governance.
(a) Prior to the Effective Time, the Board of Directors of BYFC shall recommend that the shareholders of BYFC approve the BYFC Amended Certificate and take all actions necessary to adopt the BYFC Amended Bylaws. Effective as of the Effective Time, the Surviving Entity shall cause the number of directors that will comprise the full Board of Directors of the Surviving Entity to be nine. Of the members of the initial Board of Directors of the Surviving Entity as of the Effective Time, (i) one shall be the Chief Executive Officer of BYFC as of immediately prior to the Effective Time, (ii) one shall be the Chief Executive Officer of CFB as of immediately prior to the Effective Time, (iii) an additional three shall be members of the Board of Directors of BYFC as of immediately prior to the Effective Time, designated by BYFC (the directors referred to in clauses (i) and (iii), the “BYFC Directors”), and (iv) an additional four shall be members of the Board of Directors of CFB as of immediately prior to the Effective Time, designated by CFB (the directors referred to in clauses (ii) and (iv), the “CFB Directors”). An initial lead independent director of the Surviving Entity shall be designated by CFB and the standing committees of the Board of Directors of the Surviving Entity shall be comprised of BYFC Directors and CFB Directors. The CFB Directors shall be appointed to director classes of the Board of Directors of the Surviving Entity as determined by the nominating committee of the Board of Directors of the Surviving Entity in a manner to fill such vacancies that then exist with the goal of making each class of directors as nearly equal in number as practicable. Each of the BYFC Directors shall continue in the director class to which such director is assigned.
(b) In accordance with, and to the extent provided in, the BYFC Amended Bylaws, effective as of the Effective Time, Mr. Wayne Bradshaw shall serve as the Chairman of the Board of Directors of the Surviving Entity and Mr. Brian Argrett shall serve as the Vice Chairman of the Board of Directors and Chief Executive Officer of the Surviving Entity and the Surviving Bank. Effective as of the second anniversary of the Closing Date, Mr. Brian Argrett shall replace Mr. Wayne Bradshaw as the Chairman of the Board of Directors (subject to the then-current Board of Directors of the Surviving Entity’s exercise of its fiduciary obligations and vote).
(c) As of the Effective Time, (i) the principal corporate office of the Surviving Entity shall be located in Los Angeles, California, (ii) the principal corporate office of the Surviving Bank shall be located in Washington, DC, (iii) the name of the Surviving Entity and the name of the Surviving Bank shall be as mutually agreed to by the parties and (iv) the ticker symbol of the Surviving Entity shall be changed to be consistent with the name of the Surviving Entity.
(d) The Surviving Entity shall establish regional advisory boards, populated by individuals selected by Mr. Brian Argrett and Mr. Wayne Bradshaw, in each of Los Angeles, California and Washington, D.C.
(e) Each of BYFC and CFB shall, and shall cause its Subsidiaries to, use their reasonable best efforts to carry out the provisions of this Section 6.11.

6.12 Acquisition Proposals.
(a) Each party hereto agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce, encourage or facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve, recommend the approval of or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite BYFC Vote, in the case of BYFC, or the Requisite CFB Votes, in the case of CFB, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.12(a), such party may prior to such meeting, but not after, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data (but only if such party shall have provided such information to the other party hereto prior to furnishing it to any such person) and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to such party than the Confidentiality Agreement is to BYFC and CFB, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, (i) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than CFB or BYFC, as applicable, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously furnished to any person (other than the parties hereto and its Representatives) that has made or indicated an intention to make an Acquisition Proposal.
(b) Each party will promptly (within 24 hours) advise the other party following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal (or a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral), and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.
(c) As used in this Agreement, “Acquisition Proposal” shall mean, with respect to BYFC or CFB, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.
(d) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.13 Public Announcements. CFB and BYFC agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.13.
6.14 Change of Method. CFB and BYFC shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of CFB and BYFC (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that unless this Agreement is amended by agreement of each party in accordance with Section 9.1, no such change shall (i) alter or change the amount or kind of Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to CFB’s shareholders, (iii) adversely affect the Tax treatment of CFB or BYFC pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.
6.15 Tax Treatment.
(a) Each of the parties shall use its reasonable best efforts to cause the Merger, and shall not take any action that would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes. The parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Code.
(b) Each of the parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP and Arnold & Porter Kaye Scholer LLP certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Joint Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.
(c) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of BYFC and CFB and their Affiliates shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any inconsistent position therewith in any Tax Return.
6.16 Restructuring Efforts. If either CFB or BYFC shall have failed to obtain the Requisite CFB Votes or the Requisite BYFC Vote at the duly convened CFB Meeting or BYFC Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of CFB as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its stockholders for approval.
6.17 Takeover Statutes. None of CFB, BYFC or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
ARTICLE VII

CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Stockholder Approvals. This Agreement shall have been approved by the stockholders of BYFC by the Requisite BYFC Vote and by the shareholders of CFB by the Requisite CFB Votes.
(b) Nasdaq Listing. The shares of BYFC Voting Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.
(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
7.2 Conditions to Obligations of BYFC. The obligation of BYFC to effect the Merger is also subject to the satisfaction, or waiver by BYFC, at or prior to the Effective Time, of the following conditions:
(a) Representations and Warranties. The representations and warranties of CFB set forth in Section 3.2(a) and Section 3.9(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of CFB set forth in Section 3.1(a), Section 3.2(b), Section 3.3(a) and Section 3.7 (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of CFB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the

Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on CFB. BYFC shall have received a certificate dated as of the Closing Date and signed on behalf of CFB by the Chief Executive Officer or the Director of Finance of CFB to the foregoing effect.
(b) Performance of Obligations of CFB. CFB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and BYFC shall have received a certificate dated as of the Closing Date and signed on behalf of CFB by the Chief Executive Officer or the Chief Financial Officer of CFB to such effect.
(c) Federal Tax Opinion. BYFC shall have received the opinion of Arnold & Porter Kaye Scholer LLP (or another nationally recognized tax counsel reasonably acceptable to the parties), in form and substance reasonably satisfactory to BYFC, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of BYFC and CFB, reasonably satisfactory in form and substance to such counsel.
(d) Appraisal Rights. The aggregate number of outstanding shares of CFB Common Stock with respect to which notice of intent to exercise appraisal rights pursuant to Section 29-311.11 of the DC Code has been given by the holders thereof shall not have exceeded 5% of the number of outstanding shares of CFB Common Stock.
(e) FIRPTA Certificate. BYFC shall have received (i) an affidavit issued by CFB dated as of the Closing Date, sworn under penalty of perjury and signed by an officer of CFB, in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that CFB is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (ii) a notice from CFB to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).
7.3 Conditions to Obligations of CFB. The obligation of CFB to effect the Merger is also subject to the satisfaction, or waiver by CFB, at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of BYFC set forth in Section 4.2(a) and Section 4.9(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of BYFC set forth in Section 4.1, Section 4.2(b), Section 4.3(a) and Section 4.7 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of BYFC set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on BYFC. CFB shall have received a certificate dated as of the Closing Date and signed on behalf of BYFC by the Chief Executive Officer or the Chief Financial Officer of BYFC to the foregoing effect.
(b) Performance of Obligations of BYFC. BYFC shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and CFB shall have received a certificate dated as of the Closing Date and signed on behalf of BYFC by the Chief Executive Officer or the Chief Financial Officer of BYFC to such effect.
(c) Federal Tax Opinion. CFB shall have received the opinion of Covington & Burling LLP (or another nationally recognized tax counsel reasonably acceptable to the parties), in form and substance reasonably satisfactory to CFB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of BYFC and CFB, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII

TERMINATION AND AMENDMENT
8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite CFB Votes or the Requisite BYFC Vote:
(a) by mutual written consent of BYFC and CFB;
(b) by either BYFC or CFB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c) by either BYFC or CFB if the Merger shall not have been consummated on or before the date that is one year after the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(d) by either BYFC or CFB (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of CFB, in the case of a termination by BYFC, or BYFC, in the case of a termination by CFB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by BYFC, or Section 7.3, in the case of a termination by CFB, and which is not cured within 45 days following written notice to CFB, in the case of a termination by BYFC, or BYFC, in the case of a termination by CFB, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e) by CFB, if (i) BYFC or the Board of Directors of BYFC shall have made a Recommendation Change or (ii) BYFC or the Board of Directors of BYFC shall have breached its obligations under Section 6.3 or 6.12 in any material respect; or
(f) by BYFC, if (i) CFB or the Board of Directors of CFB shall have made a Recommendation Change or (ii) CFB or the Board of Directors of CFB shall have breached its obligations under Section 6.3 or 6.12 in any material respect.

8.2 Effect of Termination.
(a) In the event of termination of this Agreement by either BYFC or CFB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of BYFC, CFB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.13, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither BYFC nor CFB shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of CFB or shall have been made directly to the shareholders of CFB or any person shall have publicly announced (and not withdrawn at least two Business Days prior to the CFB Meeting) an Acquisition Proposal, in each case with respect to CFB and (A) (x) thereafter this Agreement is terminated by either BYFC or CFB pursuant to Section 8.1(c) without the Requisite CFB Votes having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by BYFC pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is 12 months after the date of such termination, CFB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then CFB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay BYFC, by wire transfer of same-day funds, a fee equal to $1,750,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”
(ii) In the event that this Agreement is terminated by BYFC pursuant to Section 8.1(f), then CFB shall pay BYFC, by wire transfer of same-day funds, the Termination Fee within two Business Days of the date of termination.
(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of BYFC or shall have been made directly to the stockholders of BYFC or any person shall have publicly announced (and not withdrawn at least two Business Days prior to the BYFC Meeting) an Acquisition Proposal, in each case with respect to BYFC and (A) (x) thereafter this Agreement is terminated by either BYFC or CFB pursuant to Section 8.1(c) without the Requisite BYFC Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by CFB pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is 12 months after the date of such termination, BYFC enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then BYFC shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay CFB the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”
(ii) In the event that this Agreement is terminated by CFB pursuant to Section 8.1(e), then BYFC shall pay CFB, by wire transfer of same-day funds, the Termination Fee within two Business Days of the date of termination.
(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.
(e) Each of BYFC and CFB acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if BYFC or CFB, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if BYFC or CFB, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.
ARTICLE IX

GENERAL PROVISIONS
9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite BYFC Vote or the Requisite CFB Votes; provided, that after the receipt of the Requisite BYFC Vote or the Requisite CFB Votes, there may not be, without further approval of the stockholders of BYFC or shareholders of CFB, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite BYFC Vote or the Requisite CFB Votes, there may not be, without further approval of the stockholders of BYFC or shareholders of CFB, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Sections 6.7 and 6.13 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by BYFC and CFB.
9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to CFB, to:

CFBanc Corporation
1432 U Street, NW
Washington, DC 20009
Attention: Brian Argrett, President and CEO
E-mail: bargrett@cityfirstbank.com

With a copy (which shall not constitute notice) to:

Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Attention: Frank M. Conner III
Email: rconner@cov.com;

Attention: Christopher J. DeCresce
Email: cdecresce@cov.com

and

(b)	if to BYFC, to:

Broadway Financial Corporation
5055 Wilshire Blvd., Suite 500
Los Angeles, CA 90036
Attention: Wayne Bradshaw, President and CEO
E-mail: WBradshaw@broadwayfederalbank.com

With a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP
777 South Figueroa Street
44th Floor
Los Angeles, CA 90017
Attention: James R. Walther
E-mail: james.walther@arnoldporter.com
9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “Knowledge” of CFB means the actual knowledge of any of the officers of CFB listed on Section 9.6 of the CFB Disclosure Schedule after reasonable inquiry of the employees, consultants, or independent contractors of CFB and its Subsidiaries with the administrative or operational responsibility for such matter in question, and the “Knowledge” of BYFC means the actual knowledge of any of the officers of BYFC listed on Section 9.6 of the BYFC Disclosure Schedule after reasonable inquiry of the employees, consultants, or independent contractors of BYFC and its Subsidiaries with the administrative or operational responsibility for such matter in question. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity, or other entity of any kind or nature, (ii) an “Affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one day prior to the date hereof, (b) included in the virtual data room of a party at least one day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one day prior to the date hereof, (iv) the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Washington, DC or Los Angeles, California are authorized by law or executive order to be closed, (v) the phrase “ordinary course of business consistent with past practice” and similar phrases will mean, with respect to any person, the ordinary course of such person’s business consistent with past custom and practice (and giving effect to any adjustments and modifications thereto prior to the date of this Agreement taken in response to or as a result of the COVID-19 pandemic, in each case, to the extent disclosed to the other party prior to the date hereof) and (vi) the term “assets” means all assets, properties, businesses and rights of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible. The CFB Disclosure Schedule and the BYFC Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.
9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9 Governing Law; Jurisdiction.
(a) This Agreement, and all claims or causes of action (whether in contract, in tort or by statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof or of any other jurisdiction (except that matters relating to the fiduciary duties of the Board of Directors of CFB shall be subject to the laws of the District of Columbia).
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligations to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were an original manually signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, Broadway Financial Corporation and CFBanc Corporation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
BROADWAY FINANCIAL CORPORATION

By:	/s/ Wayne-Kent A. Bradshaw
Name: Wayne-Kent A. Bradshaw
Title: President and Chief Executive Officer

CFBANC CORPORATION

By:	/s/ Brian E. Argrett
Name: Brian E. Argrett
Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit A
Form of Broadway Financial Corporation Amended Certificate
[See Annex D to Joint Proxy Statement/Prospectus]

Exhibit B
Form of Broadway Financial Corporation Amended Bylaws
[Attached]

BYLAWS OF
[    ](1)
ARTICLE I.
NAME
Section 1.1 Name. The name of the corporation shall be “[    ].”
ARTICLE II.
OFFICES
Section 2.1 Registered Office. The corporation shall at all times maintain a registered office in the State of Delaware, which, except as otherwise determined by the Board of Directors of the corporation (the “Board”), shall be in the City of Dover, County of Kent.
Section 2.2 Principal Office. The principal office of the corporation shall be maintained at such place within or without the State of Delaware as the Board shall designate.
Section 2.3 Other Offices. The corporation may also have offices at such other places within or without the State of Delaware as the Board shall from time to time designate or the business of the corporation shall require.
ARTICLE III.
MEETINGS OF STOCKHOLDERS
Section 3.1 Place of Meetings. All annual and special meetings of stockholders shall be held at such places within or without the State of Delaware as the Board may determine.
Section 3.2 Annual Meetings.
3.2.1 Time and Place. The annual meeting of stockholders for the election of directors and for the transaction of any other business of the corporation that may properly be transacted at such meeting shall be held each year at 2:00 p.m. on the third Wednesday of April, if not a legal holiday, or, if a legal holiday, then on the next succeeding day not a Saturday, Sunday or legal holiday, or at such other time and date, and in such place, or as a virtual meeting using such electronic means, as the Board may determine consistent with applicable law.
3.2.2 New Business. At annual meetings, directors shall be elected and any other business determined by the Board, or properly proposed by a stockholder of record entitled to vote at the annual meeting and timely received by the Secretary of the corporation as in these Bylaws provided, may be transacted which is within the powers of the stockholders.
3.2.3 Required New Business Notice. Any new business proposed by a stockholder to be considered and voted upon at the annual meeting of stockholders must be stated in a written notice that is received by the Secretary of the corporation not less than 90 days nor more than 120 days in advance of the anniversary date (month and day) of the previous year’s annual meeting, regardless of any postponement or adjournments of that meeting to a later date, and all business so stated, proposed and received by the Secretary of the corporation may, unless prior action thereon is required by the Board, be considered and voted upon at the annual meeting if presented by the stockholder at such meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder notice of new business required hereby must be received by the Secretary of the corporation not later than 90 days prior to the annual meeting or, if later, 10 days following the day on which public disclosure of the date of the annual meeting is first made by the corporation. This provision shall not prevent the consideration, approval or disapproval at the annual meeting of the reports of officers and committees, but in connection with such reports no business shall be acted upon at the annual meeting unless stated in writing, proposed in advance of the meeting and received by the Secretary of the corporation as herein provided.
3.2.4 Determinations of Compliance. The Board or a committee designated by the Board may reject any stockholder business that is not proposed pursuant to timely advance notice as in these Bylaws provided
(1)	Insert name to be decided on by the parties.

or that is otherwise not in compliance with these bylaws. If neither the Board nor such committee has made a determination of such timeliness and compliance prior to the annual meeting, the presiding officer at the annual meeting shall make such determinations and shall reject any such stockholder proposal that has not been made pursuant to timely notice as in these Bylaws provided or is not otherwise in compliance with the requirements of these Bylaws.
Section 3.2.5 Nominations For Director Elections. Nominations of candidates for election as directors at any meeting of stockholders may be made (a) by or at the direction of the Board, or (b) by any stockholder of record entitled to vote at such meeting. Only persons nominated in accordance with procedures set forth in this Section 3.2.5 shall be eligible for election as directors.
Nominations, other than those made by or at the direction of the Board, may only be made in connection with an annual meeting of stockholders and must be made pursuant to timely notice in writing to the Secretary of the corporation as set forth in this Section 3.2.5. To be timely, a stockholder’s notice must be stated in writing and received by the Secretary of the corporation not less than 90 days nor more than 120 days in advance of the anniversary date (month and day) of the previous year’s annual meeting, regardless of any postponement or adjournments of that meeting to a later date; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder notice of new business required hereby must be received by the Secretary of the corporation not later than 90 days prior to the date of the annual meeting or, if later, 10 days following the day on which public disclosure of the date of the annual meeting is first made by the corporation. Such stockholder notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) the name, age, business address and residential address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation’s stock which are beneficially owned by such person on the date of such stockholder notice and (iv) any other information relating to such person that would be required to be disclosed on Schedule 13D pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the acquisition of stock, and pursuant to Regulation 14A under the Exchange Act, in connection with solicitation of proxies with respect to nominees for election as directors, regardless of whether shares of the corporation’s stock are then registered pursuant to the Exchange Act, including, but not limited to, information required to be disclosed by Items 4 and 6 of Schedule 14A of Regulation 14A of the Securities and Exchange Commission; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the corporation’s books, of such stockholder and the name and principal business or residential address of any other beneficial stockholders known by such stockholder to support such nominees and (ii) the class and number of shares of the corporation’s stock which are owned of record or beneficially owned by such stockholder on the date of such stockholder notice and the number of shares owned beneficially by any other record or beneficial stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. At the request of the Board, any person nominated by, or at the request of the Board for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.
The Board or a committee designated by the Board may reject any nomination by a stockholder not timely made in accordance with the requirements of this Section 3.2.5. If the Board or such committee determines that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2.5 in any material respect, the Secretary of the corporation shall promptly notify such stockholder of the deficiency and of the time within which such deficiency may be cured by such stockholder, which time shall be not less than five days from the date such deficiency notice is given to the stockholder, as the Board or such committee shall determine. If the deficiency is not cured within such period, or if the Board or such committee determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Section 3.5 in any material respect, then the Board may reject such stockholder’s notice and the proposed nominations shall not be accepted if presented at the stockholder meeting to which the notice relates. The Secretary of the corporation shall notify a stockholder in writing whether his or her nomination has been made in accordance with the time and informational requirements of this Section 3.5. Notwithstanding the procedure set forth in this Section 3.5, if neither the Board nor such committee makes a determination as to the validity of any nominations by a stockholder, the presiding officer of the stockholder’s meeting shall determine and declare at the meeting whether a nomination was not made in accordance with the terms of this Section 3.4. If the presiding officer determines that a nomination was not made in accordance with the terms of this Section 3.5 he or she shall so declare at the meeting and the defective nomination shall not be accepted.
Section 3.3 Special Meetings. Special meetings of stockholders for the purpose of taking any action permitted by law to be taken by the stockholders and the certificate of incorporation of the corporation may be called at any time by the Board. Except in special cases where other express provision is made by statute, notice of such special meetings shall be given in the same manner as for annual meetings of stockholders.
Section 3.4 Notice of Meeting. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting of the stockholders is called shall be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail or any other means permitted by the General Corporation Law of the State of Delaware (the “General Corporation Law”), to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid, and addressed to the stockholder at his or her address as it appears on the records of the corporation as of the record date prescribed in Section 3.8.1 and Section 10.1.1 of these Bylaws.
Section 3.5 Voting Lists. The officer having charge of the stock transfer books for shares of the capital stock of the corporation shall make, at least 10 days before each meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting, with the address of and the number of shares registered in the name of, each stockholder. Such list shall be subject to inspection by any stockholder, for any purpose germane to the meeting, at any time during the period of 10 days before the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified in the notice of the meeting, at the place where the meeting is to be held. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder, for any purpose germane to the meeting, during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the stockholders entitled to examine such list or transfer books or to vote at any meeting of stockholders.
Section 3.6 Quorum. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business at a meeting of the stockholders. The stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.
Section 3.7 Adjourned Meeting and Notice Thereof.  Any stockholders’ meeting, whether annual or special, and whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the shares present, whether in person or represented by proxy, but in the absence of a quorum no other business may be transacted at such meeting, except as provided in Section 3.7 above. When any stockholders’ meeting, either annual or special, is adjourned for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Except as provided above, it shall not be necessary to give any notice of the adjourned meeting if the time and place thereof are announced at the meeting at which such adjournment is taken.
Section 3.8 Voting.
3.8.1 Record Date. Unless a record date for voting purposes be fixed as provided in Section 10.1.1 of these Bylaws, and subject to the provisions of Section 217 of the General Corporation Law (relating to voting of shares held by fiduciaries, pledgors and joint owners), only persons in whose names shares entitled to vote stand on the stock records of the corporation at the close of business on the business day next preceding the day on which notice of the meeting is given or, if such notice is waived, at the close of business on the business day next preceding the day on which the meeting of stockholders is held, shall be entitled to vote at such meeting, and such day shall be the record date for such meeting.
3.8.2 Method; Vote Required. Unless otherwise required by law, voting may be oral or by written ballot; provided, however, that all elections for directors must be by ballot if demanded by a stockholder before such voting begins. Except as provided in Section 3.5 and except with respect to election of directors, the affirmative vote of the majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by the General Corporation Law or the certificate of incorporation or these Bylaws. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
3.8.3 Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name.
Shares standing in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name.
Neither treasury shares of its own stock held by the corporation, nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held directly or indirectly by the corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.
Section 3.9 Conduct of Meetings. The presiding officer at any meeting of stockholders, either annual or special, shall be the Chairman of the Board or, in his or her absence, the President or, in the absence of both the Chairman of the Board and the President, anyone selected by a majority of the Board. The secretary at such meetings shall be the Secretary of the corporation or, in his or her absence, anyone appointed by the presiding officer.
Section 3.10 Proxies. At all meetings of the stockholders, every stockholder having the right to vote shall be entitled to vote in person or by proxy appointed by an instrument in writing and complying with the requirements of the General Corporation Law. No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy. A duly executed proxy shall be irrevocable if, and only so long as, it is coupled with an interest in the stock of the corporation or in the corporation generally which is sufficient in law to support an irrevocable power.
Section 3.11 Informal Action by Stockholders. Unless otherwise stated in the certificate of incorporation, any action required to be taken or which may be taken at any annual or special meeting of the stockholders of the corporation may only be taken by written consent without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders of the corporation entitled to vote thereon.
Section 3.12 Inspectors of Election. In advance of any meeting of stockholders, the Board may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment thereof. If inspectors of election be not so appointed, or if any persons so appointed fail to appear or refuse to act, the presiding officer of any such meeting may, and on the request of any stockholder or a stockholder’s proxy shall, make such appointment at the meeting. The number of inspectors shall be either one or three, as determined by presiding officer of the meeting. The duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of the proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining the result, and such acts as may be proper to conduct the election or vote with fairness to all stockholders.
ARTICLE IV.
DIRECTORS
Section 4.1 Powers. Subject to any limitations imposed by law, the certificate of incorporation and these Bylaws as to actions which shall be authorized or approved by the stockholders, and subject to the duties of directors as prescribed thereby, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board. Each director shall perform the duties of a director, including duties of a member of any Committee of the Board of which the director may serve, in good faith, in a manner the director believes to be in the best interests of the corporation and with such care, including responsible inquiry, as an ordinary prudent person in a like position would use under the same or similar circumstances.
Section 4.2 Number of Directors. The exact number of directors shall be fixed from time to time by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the full Board.
Section 4.3 Election and Term of Office. The directors shall be divided into three classes: the first class, the second class and the third class. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to the first class shall serve for a term ending upon the election of directors at the annual meeting next following the end of the calendar year 1995, the directors first elected to the second class shall serve for a term ending upon the election of directors at the second annual meeting next following the end of the calendar year 1995, and the directors first elected to the third class shall serve for a term ending upon the election of directors at the third annual meeting next following the end of the calendar year 1995. At each annual election commencing at the first annual meeting of stockholders, the successors to the class of directors whose term expires at the time shall be elected by the stockholders to hold office for a term of three years to succeed those directors whose term expires, so that the term of one class of directors shall expire each year.
In the event of any change in the authorized number of directors, each director then continuing to serve as such shall continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior resignation, disqualification, disability or removal.
Section 4.4 Newly Created Directorships and Vacancies. Any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause may only be filled by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, or, in the event of the failure of the directors or the sole remaining director so to act, by the stockholders at the next annual meeting which occurs after the expiration of a 90-day period commencing on the day the vacancy is created. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires. A director elected to fill a vacancy by reason of an increase in the number of directorships may be elected by a majority vote of the directors then in office, although less than a quorum of the Board, to serve until the next election of the class for which such director shall have been chosen. If the number of directors is changed, any increase or decrease may be allocated to any such class the Board selects in its discretion. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
Section 4.5 Regular Meetings. The Board shall meet regularly at the time and place designated in a resolution of the Board or by written consent of all members of the Board, whether within or without the State of Delaware, and no notice of such regular meetings need be given to the directors.
Section 4.6 Organization Meeting. Following each annual meeting of stockholders, the Board shall hold a regular meeting at the place of said annual meeting or at such other place as shall be fixed by the Board, for the purpose of organization, election of officers, and the transaction of other business. Call and notice of such meetings are hereby dispensed with.
Section 4.7 Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, the President, the Chief Executive Officer, the Secretary, or any two directors. Notice of each such meeting shall be given to each director by the Secretary or by the person or persons calling the meeting. Such notice shall specify the time and place of the meeting, which may be within or without the State of Delaware, and the general nature of the business to be transacted, and no other business may be transacted at the meeting. Such notice shall be deposited in the mail, postage prepaid at least four days prior to the meeting, directed to the address of the director on the records of the corporation or delivered in person or by telephone or telegram, telecopy or other means of electronic transmission to the director at least 48 hours before the meeting. Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting, or an approval of the minutes thereof, whether before or after such meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 4.8 Quorum; Majority Action. A majority of the authorized number of directors shall constitute a quorum for the transaction of business at any meeting of the Board, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed in Section 4.7 of these Bylaws. Every act or decision of a majority of the directors present at a meeting at which a quorum is present, made or done at a meeting duly held, shall be valid as the act of the Board, unless a greater number is required by law or the certificate of incorporation or these Bylaws.
Section 4.9 Action Without Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board and shall have the same force and effect as a unanimous vote of the Board.
Section 4.10 Telephonic and Other Electronic Meetings.  Members of the Board may participate in any regular or special meeting, including meetings of committees of the Board, through use of conference telephone or other electronic communications equipment, so long as all members participating in such meeting can hear one another. Participation in a meeting pursuant to this section constitutes presence in person at such meeting.
Section 4.11 Fees and Compensation.  Fees and compensation of directors and members of committees for their services, and reimbursement for expenses, shall be fixed or determined by a resolution of the Board. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, employee, agent or otherwise, and receiving compensation therefor.
Section 4.12 Removal. A director may be removed only for cause as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, which vote may only be taken at an annual meeting or a special meeting. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to the corporation and such adjudication is no longer subject to direct appeal.
Section 4.13 Directors Emeritus/Advisory Directors. The board of directors may by resolution appoint directors emeritus or advisory directors who shall have such authority and receive such compensation and reimbursement as the board of directors shall provide. Directors emeritus or advisory directors shall not have the authority to participate by vote in the transaction of business.
ARTICLE V.
OFFICERS
Section 5.1 Executive Officers. The executive officers of the corporation shall be the Chairman of the Board, the Chief Executive Officer, the President, each Senior Executive Vice President, each Executive Vice President, the Secretary, the Treasurer, the Chief Financial Officer and any other individual performing functions similar to those performed by the foregoing persons, including any Senior Vice President or Vice President designated by the Board as performing such functions.
Section 5.2 Election.  The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 or Section 5.5, shall be chosen annually by the Board. Each officer shall hold his or her office until he or she shall resign or shall be removed or otherwise disqualified to serve, or his or her successor shall be elected and qualified, and shall perform such duties as are prescribed in the Bylaws or as the Board may from time to time determine.
Section 5.3 Subordinate Officers. The corporation may have, at the discretion of the Board, one or more Senior Vice presidents, Vice Presidents and Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Financial Officers and such other officers as the Board may appoint, each of whom shall hold office for such period, have such authority and perform such duties as the Board may from time to time determine. The Board may delegate the authority to appoint, and to fix the compensation of, any subordinate officer or officers to any executive officer of the corporation. Any person may hold more than one office, executive or subordinate.

Section 5.4 Removal and Resignation. Any officer may be removed, either with or without cause, by the Board, at any regular or special meeting thereof, or by any officer upon whom such power of removal may be conferred by the Board (without prejudice, however, to the rights, if any, of an officer under any contract of employment with the corporation).
Any officer may resign at any time by giving written notice to the Board or to the president or to the Secretary of the corporation, without prejudice, however, to the rights, if any, of the corporation under any contract to which such officer is a party. Any such resignation shall take effect at the date of the receipt or at any later time specified therein.
Section 5.5 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by the Board for the unexpired portion of the term.
Section 5.6 Compensation.  The Board shall fix the compensation of all of the officers of the corporation, except in the case of subordinate officers with respect to whom the authority to fix compensation has been delegated pursuant to Section 5.3 of these Bylaws.
Section 5.7 Chairman of the Board. The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board and exercise and perform such other powers and duties as may be from time to time assigned to him or her by the Board or prescribed by these Bylaws.
Section 5.8 Chief Executive Officer. Subject to any powers that may be given by the Board to the Chairman of the Board, the Chief Executive Officer shall be the chief executive officer of the corporation and shall have general supervision, direction and control of the business and affairs of the corporation.
Section 5.9 President.  Subject to any powers that may be given by the Board to the Chairman of the Board and to the Chief Executive Officer, the President shall be the chief operating officer of the corporation and shall, subject to the control of the Board, have the general powers and duties of management usually vested in the office of the president of a corporation, and shall have such other powers and duties as the Board shall from time to time prescribe.
Section 5.10 Secretary. The Secretary shall keep, or cause to be kept, minutes of all meetings of the stockholders and Board in a book to be provided for that purpose, or in any other manner permitted by law, and shall attend to the giving and serving of all notices of meetings of stockholders and directors, and any other notices required by lain to be given. The Secretary shall be custodian of the corporate seal, if any, and shall affix the seal to all documents and papers requiring such seal. The Secretary shall have such other powers and duties as the Board from time to time shall prescribe.
Section 5.11 Chief Financial Officer.  The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the corporation, shall receive and keep all the funds of the corporation and shall pay out corporate funds on the check of the corporation, signed in such manner as shall be authorized by the Board. The Chief Financial Officer shall have such other powers and duties as the Board shall from time to time prescribe.
ARTICLE VI.
COMMITTEES
Section 6.1 Executive Committee. The Board may, by a resolution adopted by a majority of the authorized number of directors, but shall not be required to, designate an executive committee consisting of four or more directors, one of which shall be the Chairman of the Board or the Chief Executive Officer, to serve at the pleasure of the Board. If an executive committee is designated, it shall have, to the extent provided if the resolution of the Board or in these Bylaws, all the authority of the Board, except with respect to:
(a) The approval of any action for which approval of the stockholders is also required by law;
(b) The filling of vacancies of the Board or on any committee;
(c) The fixing of compensation of the directors for serving on the Board or on any committee;
(d) The amendment or repeal of Bylaws or the adoption of new Bylaws;
(e) The amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable;

(f) A distribution to the stockholders of the corporation, except at a rate or in a periodic amount or within a range determined by the Board;
(g) The appointment of other committees of the Board or the members thereof; and
(h) The election, removal or fixing of the compensation of the Chairman of the Board, the Chief Executive Officer or the President.
The Board may, by resolution, fix the regular meeting date of the executive committee, and notice of any such regular meeting date shall be dispensed with. Special meetings of the executive committee may be held at the principal office of the corporation, or at any place which has been designated from time to time by resolution of the executive committee or by written consent of all members thereof and may be called by the Chairman of the Board, the President, any Executive Vice President who is a member of the executive committee, or any two members thereof, upon written notice to the members of the executive committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of the time and place of special meetings of the Board. Vacancies in the membership of the executive committee may be filled by the Board. A majority of the authorized number of members of the executive committee shall constitute a quorum for the transaction of business; and transactions of any meeting of the executive committee, however, called and noticed, or wherever held, shall be as valid as though at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the members not present signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporation’s records or made a part of the minutes of the meeting.
Any action required or permitted to be taken by the executive committee may be taken without a meeting if all members of the executive committee shall collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the executive committee. Such action by written consent shall have the same force and effect as a unanimous vote of such members of the executive committee. Any certificate or other document filed under any provision of the General Corporation Law which relates to action so taken shall state that the action was taken by unanimous written consent of the executive committee without meeting, and that these Bylaws authorize the members of the executive committee to so act.
Section 6.2 Other Committees. The Board may, but shall not be required to, designate any other committee consisting of two or more directors, to serve at the pleasure of the Board. Any such committee shall possess such powers of the Board as the Board shall by its resolution provide, except that it shall not in any event have authority with respect to any of the transactions which are prohibited to the executive committee by Section 6.1.
Unless the Board shall otherwise prescribe the manner of proceedings of any other committee, meetings of such committee may be regularly scheduled in advance and may be called at any time by the Chairman of the Board, or the President, or any two members of the committee; otherwise, the provisions of these Bylaws with respect to notice and conduct of meetings of the Board shall govern.
ARTICLE VII.
RECORDS AND REPORTS
Section 7.1 Records. The corporation shall maintain adequate and correct books and records of account of its business and properties.
Section 7.2 Checks and Drafts. All checks, drafts and other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the corporation, shall be signed or endorsed by such person or persons and in such manner as shall be determined from time to time by resolution of the Board.
Section 7.3 Execution of Instruments. The Board may authorize any officer or officers or agent or agents to enter into any contract or execute any instrument in the name of and on behalf of the corporation. Such authority may be general or confined to specific instances. Unless so authorized by the Board, no officer, agent or employee shall have any power or authority to pledge the corporation’s credit, or to render it liable for any purpose or for any amount.
Section 7.4 Fiscal Year. The fiscal year of the corporation shall be the calendar year ending on December 31 each year.

Section 7.5 Annual Audit. The corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by, and responsible to, the Board, or to a duly appointed committee thereof to the extent required by law. The appointment of such accountants shall be subject to annual ratification by the stockholders.
ARTICLE VIII.
DIVIDENDS ON STOCK
Section 8.1 Dividends on Stock. Subject to applicable law, the certificate of incorporation and these Bylaws, the Board may, from time to time, declare, and the corporation may pay, dividends on the outstanding shares of capital stock of the corporation.
ARTICLE IX.
SHARES; CERTIFICATES
Section 9.1 Issuance. The corporation, as authorized by the Board, may issue stock in uncertificated form and may also issue any and all forms of certificates for stock not inconsistent with law.
Section 9.2 Certificates for Shares. Every holder of shares of the stock of the corporation represented by certificates shall be entitled to have a certificate signed in the name of the corporation by the Chairman of the Board or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretory, certifying the number of shares and the class or series of shares owned by the stockholder. Any of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.
Section 9.3 Statements on Certificates.  Any certificates for shares of stock shall contain such legend or other statement as may be required by law or applicable rule or regulation, by these Bylaws or by any agreements between the corporation and the issuee thereof.
Section 9.4 Lost or Destroyed Certificates. In case any certificate for stock or other security issued by the corporation is lost or destroyed, the Board may authorize the issuance of a new certificate or instrument therefor, on such terms and conditions as it may determine, after proof of such loss or destruction satisfactory to the Board. The Board may require a bond or other security in an adequate amount as indemnity for any such certificate or instrument when, in the Board’s judgment, it is proper to do so.
Section 9.5 Transfer. Stock of the corporation shall be transferable on the books of the corporation by the person named in the certificate, or by the person entitled thereto, on surrender, in the case of shares issued in certificated form, of the certificate for cancellation, accompanied by proper evidence of succession, assignment or authority to transfer. The corporation shall be entitled to treat the holder of record of any stock certificate as the owner thereof and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such stock on the part of any other person, whether or not It shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.
Section 9.6 Shares To Be Issued In Uncertificated Form. Except as otherwise provided in a resolution of the Board, all shares of the corporation shall be uncertificated shares beginning on January 1, 2008. Notwithstanding the foregoing, shares represented by a certificate issued prior to January 1. 2008, shall be certificated shares until such certificate is surrendered to the corporation.
ARTICLE X.
MISCELLANEOUS
Section 10.1 Record Date.
10.1.1 Stockholders Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or adjournment thereof, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

10.1.2 Other Actions. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, the Board may fix, in advance, a record date for the determination of such stockholders, which shall not be more than 60 days prior to such action.
10.1.3 Subsequent Transfers and Closing Transfer Books. When a record date is fixed, only stockholders of record at the close of business on that date are entitled to notice and to vote or to receive the dividend, distribution or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the certificate of incorporation or by agreement or in the General Corporation Law. The Board may close the books of the corporation against transfers of shares during the whole, or any part, of any such period.
Section 10.2 Inspection of Corporate Records.
10.2.1 By Stockholders. Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof and in compliance with all other requirements of the General Corporation Law, have the right during the usual hours of business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder.
10.2.2 By Directors. Each director shall have the right at any reasonable time to inspect all books, records, documents of every kind, and the physical properties of the corporation. The inspection may be made in person or by agent or attorney, and the right of inspection includes the right to make extracts and copies thereof.
Section 10.3 Corporate Seal. The corporate seal of the corporation, if any, shall be in such form as the Board shall prescribe.
ARTICLE XI.
AMENDMENT OF BYLAWS
These Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast at a legal meeting of the stockholders or by a resolution adopted by a majority of the directors then in office.

Annex B

August 25, 2020
The Board of Directors
Broadway Financial Corporation
5055 Wilshire Boulevard, Suite 500
Los Angeles, CA 90036
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Broadway Financial Corporation (“Broadway”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of CFBanc Corporation (“CFBanc”) with and into Broadway, pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Broadway and CFBanc. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Broadway, CFBanc or the holder of any securities of Broadway or CFBanc, (a) each share of Class A common stock, $0.50 par value per share, of CFBanc (“CFBanc Class A Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of CFBanc Class A Common Stock owned by CFBanc or Broadway (in each case other than as specified in the Agreement) and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive 13.626 shares of voting common stock, $0.01 par value per share, of Broadway (“Broadway Voting Common Stock”), and (b) each share of Class B common stock, $0.50 par value per share, of CFBanc (“CFBanc Class B Common Stock” and, together with CFBanc Class A Common Stock, “CFBanc Common Stock) issued and outstanding immediately prior to the Effective Time, except for shares of CFBanc Class B Common Stock owned by CFBanc or Broadway (in each case other than as specified in the Agreement) and Dissenting Shares, will be converted into the right to receive 13.626 shares of Class B non-voting common stock of Broadway ( “New Broadway Non-Voting Common Stock” and, together with the Broadway Voting Common Stock and the existing non-voting common stock, par value $0.01, of Broadway, “Broadway Common Stock”). The ratios of (i) 13.626 shares of Broadway Voting Common Stock for one share of CFBanc Class A Common Stock and (ii) 13.626 shares of New Broadway Non-Voting Common Stock for one share of CFBanc Class B Common Stock, taken together, are referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, immediately following the Merger, Broadway Federal Bank, f.s.b., a wholly-owned subsidiary of Broadway, will merge with and into City First Bank of D.C., National Association, a wholly-owned subsidiary of CFBanc, pursuant to a separate agreement and plan of merger (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to Broadway and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, Broadway and CFBanc. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Broadway or CFBanc for its and their own respective accounts and for the accounts of its and their respective customers and clients. We have acted exclusively for the board of directors of Broadway (the “Board”) in rendering this opinion and will receive a fee from Broadway for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Broadway has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, KBW has not provided investment banking and financial advisory services to Broadway during the past two years. In the past two years, KBW has not provided investment banking and financial advisory services to CFBanc. We may in the future provide investment banking and financial advisory services to Broadway or CFBanc and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Broadway and CFBanc and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated August 23, 2020 (the most recent version made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2019 of Broadway; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 of Broadway; (iv) the audited financial statements for the three fiscal years ended December 31, 2019 of CFBanc; (v) the unaudited financial statements for the fiscal quarters ended March 31, 2020 and June 30, 2020 of CFBanc; (vi) certain regulatory filings of Broadway and CFBanc and their respective subsidiaries, including the quarterly reports on Form FRY-9C and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2019 and the quarters ended March 31, 2020 and, June 30, 2020; (vii) certain other interim reports and other communications of Broadway and CFBanc to their respective stockholders or shareholders; and (viii) other financial information concerning the respective businesses and operations of Broadway and CFBanc furnished to us by Broadway and CFBanc or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Broadway and CFBanc; (ii) the assets and liabilities of Broadway and CFBanc (iii) a comparison of certain financial and stock market information of Broadway and certain financial information of CFBanc with similar information for certain other companies, the securities of which are publicly traded; (iv) financial and operating forecasts and projections of CFBanc that were prepared by CFBanc management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of Broadway management and with the consent of the Board; (v) financial and operating forecasts and projections of Broadway that were prepared by Broadway management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; and (vi) estimates regarding certain pro forma financial effects of the Merger on Broadway (including without limitation the cost savings, revenue enhancements and related expenses expected to result or be derived from the Merger) that were prepared by Broadway management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by the managements of Broadway and CFBanc regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied, with the consent of Broadway, upon the management of CFBanc as to the reasonableness and achievability of the financial and operating forecasts and projections of CFBanc as referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied upon Broadway management as to the reasonableness and achievability of the financial and operating forecasts and projections of Broadway, as well as the estimates regarding certain pro forma financial effects of the Merger on Broadway (including, without limitation, the cost savings, revenue enhancements and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that such forecasts, projections and estimates have been reasonably prepared and represent the best currently available estimates and judgments of Broadway management and that such forecasts, projections and estimates will be realized in the amounts and in the time periods currently estimated by such management.
It is understood that the forecasts, projections and estimates of Broadway and CFBanc that were provided to and discussed with us were not prepared with the expectation of public disclosure and that all such forecasts, projections and estimates are based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Broadway and CFBanc and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information have assumed that the ongoing COVID-19 pandemic could have both adverse and favorable effects on Broadway and CFBanc. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Broadway or CFBanc since the date of the last financial statements of each such entity that were made available to us. We have assumed, without independent verification and with your consent, that Broadway and CFBanc and/or their respective bank subsidiaries have operated in conformity with the requirements for status as a Community Development Financial Institution and Minority Depository Institution, and also have assumed, without independent verification and with your consent, that the Merger and the Bank Merger will not adversely affect such status. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Broadway and CFBanc are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Broadway or CFBanc, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Broadway or CFBanc under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the version reviewed by us and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of the CFBanc Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Broadway, CFBanc or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings, revenue enhancements and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Broadway that Broadway has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Broadway, CFBanc, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.
At the direction of Broadway management and with the consent of the Board, we have assumed that all classes of Broadway Common Stock are (or, when issued, will be) economically equivalent and that all classes of CFBanc Common Stock are economically equivalent. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to Broadway of the Exchange Ratio in the Merger, without regard to differences among the classes of Broadway Common Stock or between the classes of CFBanc Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger or the contemplated conversion of Broadway into a benefit corporation), including without limitation, the form or structure of the Merger or any such related transaction, the form of the consideration to be paid by Broadway in the Merger, the allocation thereof between Broadway Voting Common Stock and New Broadway Non-Voting Common Stock or among the holders of CFBanc Class A Common Stock and CFBanc Class B Common Stock, any terms of New Broadway Non-Voting Common Stock, the treatment of outstanding preferred stock and other securities of CFBanc in the Merger, any consequences of the Merger to Broadway, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Broadway to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Broadway or the Board, (iii) any business, operational or other plans with respect to CFBanc or the pro forma entity that may be currently contemplated by Broadway or the Board or that may be implemented by Broadway or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of Broadway’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Broadway Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Broadway, CFBanc or any other party to any transaction contemplated by the Agreement, (vi) the actual value of Broadway Common Stock to be issued in connection with the Merger, (vii) the prices, trading range or volume at which Broadway Common Stock or CFBanc Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Broadway Common Stock will trade following the consummation of the Merger, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to Broadway, CFBanc, any of their respective stockholders or shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of Broadway Common Stock or any stockholder or shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder or shareholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder or shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Broadway.
Very truly yours,

Keefe, Bruyette & Woods, Inc.

Annex C

August 25, 2020
Board of Directors
CFBanc Corporation
1432 U Street, NW
Washington, DC 20009
Members of the Board of Directors:
We understand that Broadway Financial Corporation (“Broadway”) and CFBanc Corporation (the “Company” or “CFBanc”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into Broadway (the “Transaction”), with Broadway as the surviving corporation, and that, in connection with the Transaction, (i) each issued and outstanding share of Class A Common Stock, par value $0.50 per share, of the Company (except for shares of Class A Common Stock owned by the Company or Broadway (in each case other than shares of Class A Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or held in Broadway Benefit Plans or (B) held, directly or indirectly, by the Company or Broadway in respect of debts previously contracted) and Dissenting Shares) will be converted into the right to receive 13.626 shares (the “Class A Exchange Ratio”) of the voting common stock, par value $0.01 per share, of Broadway Voting Common Stock, (the “Class A Common Share Transaction Consideration”), (ii) each issued and outstanding share of Class B Common Stock, par value $0.50 per share, of the Company (except for shares of Class B Common Stock owned by the Company or Broadway (in each case other than shares of Class B Common Stock (A) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or held in Broadway Benefit Plans or (B) held, directly or indirectly, by the Company or Broadway in respect of debts previously contracted) and Dissenting Shares), will be converted into the right to receive 13.626 shares (the “Class B Exchange Ratio”, and together with the Class A Exchange Ratio, the “Exchange Ratio”) of a new class of non-voting common stock of Broadway, which will have substantially the same terms as the Class B Common Stock immediately prior to the Effective Time, (iii) each issued and outstanding share of Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B, par value $0.50 per share, of the Company (“Company Preferred Shares”) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of Broadway, which shall have such rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, which, taken as a whole, are not materially less favorable to the holders of the Company Preferred Shares than the rights, preferences, privileges, and voting powers, and limitations and restrictions thereof, of the Company Preferred Shares that are in effect immediately prior to the Effective Time, taken as a whole, and (iv) Broadway Federal Bank, F.S.B., a federal savings bank and wholly-owned subsidiary of Broadway, will merge with and into City First Bank of D.C., National Association, a wholly-owned subsidiary of the Company, with City First Bank of D.C., National Association, as the surviving institution. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders of Class A Common Stock and Class B Common Stock (collectively, the “Common Shares”). For the avoidance of doubt, we express no opinion with respect to the consideration to be received by the holders of the Company Preferred Shares pursuant to the Agreement in the Transaction. For purposes of this Opinion, and with your consent, we have assumed that as of the date hereof there are 1,027,438 shares of Class A Common Stock and 836,975 shares of Class B Common Stock issued and outstanding and approximately 28.1 million Broadway Common Shares issued and outstanding, each on a fully-diluted basis.
In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:
1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger, by and between the Company and Broadway, dated as of August 24, 2020 (the “Agreement”);

2.
reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company and Broadway, as made available to Raymond James by or on behalf of the Company, including, but not limited to, (a) financial projections for the periods ending December 31, 2020 through 2025 for each of (i) the Company, as prepared and certified by the management of the Company, and (ii) BYFC, as prepared by BYFC and certified by the management of the Company (together, the “Projections”) and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects, and other pro forma financial adjustments expected to result from the Transaction, as jointly prepared by the management of the Company and Broadway and certified by the management of the Company (the “Pro Forma Financial Adjustments”);

3.
reviewed the Company’s and Broadway’s (a) audited financial statements for the years ended December 31, 2019, December 31, 2018 and December 31, 2017; and (b) unaudited financial statements for the six-month period ended June 30, 2020;

4.	reviewed the Company’s and Broadway’s recent public filings and certain other publicly available information regarding the Company and Broadway;
5.	reviewed the financial and operating performance of the Company and Broadway and those of other selected public companies that we deem to be relevant;
6.	considered certain publicly available financial terms of certain transactions we deem to be relevant;
7.
reviewed the current and historical market prices and trading volume for Broadway Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	compared the relative contributions of the Company and Broadway to certain financial statistics of the combined company on a pro forma basis;
9.	reviewed certain potential pro forma financial effects of the Transaction on earnings per share, capitalization and financial ratios of the Company;
10.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;
11.
received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) of the Company and Broadway provided to, or discussed with, Raymond James by or on behalf of the Company; and

12.
discussed with members of the senior management of the Company and Broadway certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and Broadway and the financial condition and future prospects and operations of the Company and Broadway.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Broadway is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Broadway is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. We are not experts in generally accepted accounting principles in the Unites States (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With respect to the Projections, Pro Forma Financial Adjustments, and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, Pro Forma Financial Adjustments, and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company and Broadway, as applicable, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of our review. We express no opinion with respect to the Projections or Pro Forma Financial Adjustments or the assumptions on which they are based. We have, with your consent, assumed that the final form of the Agreement will be substantially similar to the draft dated as of August 23, 2020, and reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state laws, statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.
As contemplated by the Agreement, we have assumed that the Transaction will qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of August 24, 2020, and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake.
We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Broadway since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect. Furthermore, we express no opinion or view as to the effects on the Transaction, the Company or Broadway of the unusual volatility recently experienced in the credit, financial and stock markets or any potential changes or developments in such markets or volatility. As you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the spread of the coronavirus and associated illnesses and the continuing economic downturn resulting therefrom and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses and the continuing economic downturn resulting therefrom including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). We express no opinion or view as to the potential impact of the Pandemic Effects on our analysis, this Opinion, the Transaction, the Company or Broadway.
We express no opinion as to the underlying business decision of the Board or any other party to the Transaction to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction.We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company nor did we advise the Company with respect to its strategic alternatives. This letter does not express any opinion as to the likely trading range of Broadway stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Broadway at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of the Company’s Common Shares pursuant to the Agreement.
We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction, nor have we considered or express any opinion with respect to the Transaction’s effects on, among other things, (i) the employees and work force of the

Company, its subsidiaries, and its suppliers; (ii) the interests of customers as beneficiaries of the general public benefit or specific public benefit purposes of the Company; (iii) community and societal factors, including those of each community in which offices or facilities of the Company, its subsidiaries, or its suppliers are located; (iv) the local and global environment; (v) the short-term and long-term interests of the Company, including benefits that may accrue to the Company from its long-term plans and the possibility that these interests may be best served by the continued independence of the Company; or (vi) the ability of the Company to accomplish its general public benefit purpose and any specific public benefit purpose. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation to be received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion, or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the fairness of the Class A Exchange Ratio relative to the Class B Exchange Ratio or any other allocation of any consideration to be received in the Transaction amongst or within any classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Broadway or the ability of the Company or Broadway to pay their respective obligations when they come due.
The delivery of this Opinion was approved by an opinion committee of Raymond James.
Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, Raymond James may trade in the securities of Broadway for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Broadway or other participants in the Transaction in the future, for which Raymond James may receive compensation.
It is understood that this Opinion is solely for the information of the Board of the Company (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board or any shareholder of the Company or Broadway regarding how said director or shareholder should act or vote with respect to the proposed Transaction or any other matter, nor is this letter intended to confer rights or remedies upon the shareholders of the Company and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of the Company) or used for any other purpose without our prior written consent. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to the Board or any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and included with a joint proxy statement/prospectus used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such joint proxy statement/prospectus.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

Annex D
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
[BROADWAY FINANCIAL CORPORATION]1
a public benefit corporation
First. The name of this corporation is [“Broadway Financial Corporation”].
Second. The name and address of this corporation’s registered agent and registered office in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808-1674.
Third. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. Without limitation of the foregoing, this corporation is a public benefit corporation, as provided for in Subchapter XV of the Delaware General Corporation Law, that is intended to promote the following public benefits: to, both directly and through its subsidiary bank, create a general and specific public benefit to the District of Columbia, Los Angeles, California and other urban communities served by the corporation or its subsidiaries. In particular, the business of the corporation and its subsidiaries will focus on the low- and moderate-income neighborhoods of the District of Columbia, Baltimore and their surrounding suburban communities, the Counties of Los Angeles, Ventura, Riverside, Orange, San Diego, San Bernardino and Santa Barbara, California and other urban communities served in ways that are efficient and profitable, that increase access to credit and capital for individuals and institutions located therein, and that improve the economic health of the communities located therein. Any disinterested failure of a director to satisfy the requirements of Section 365 of the Delaware General Corporation Law (relating to the duties of directors) shall not constitute an act or omission not in good faith, or a breach of the duty of loyalty.
Fourth.
A. The total number of shares of all classes of stock which this corporation shall have authority to issue is [ninety-one million (91,000,000)]2, of which: [fifty million (50,000,000)]3 shall be Class A Common Stock, par value $0.01 per share; fifteen million (15,000,000) shall be Class B Common Stock, par value $0.01 per share; twenty-five million (25,000,0000) shall be Class C Common Stock, par value $0.01 per share; and one million (1,000,000) shall be serial preferred stock, par value $0.01 per share.
B. Common Stock
1. Except as set forth in the remainder of this Article FOURTH, Paragraph B., the Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall all have the same rights and other attributes, including without limitation the right to share ratably with the shares of each of the other classes of common stock, based on the respective numbers of shares of each such class, any dividends and any distributions on liquidation declared and paid on common stock.
2. The shares of Class A Common Stock shall entitle the holders thereof to one vote per share of Class A Common Stock held of record on all matters. The shares of Class B Common Stock and Class C Common Stock constitute non-voting shares of the corporation and the holders thereof are not entitled to vote on any matter other than as required by law.
3. The Class C Common Stock was first authorized by the amendment of the Certificate of Incorporation of this corporation filed with the Delaware Secretary of State on November 27, 2013 and was referred to in such amendment as “non-voting common stock, par value $0.01 per share”. Each share of Class C Common Stock shall convert, automatically and without any action by any person, into one fully
[1]	Insert name to be decided on by the parties.
[2]	Replace with “one hundred sixteen million (116,000,000)” if such change is approved by Broadway stockholders.
[3]	Replace with “seventy-five million (75,000,000)” if such change is approved by Broadway stockholders.

paid and nonassessable share of Class A Common Stock having full voting rights upon any transfer of such share to any person other than the Initial Holder or any Affiliate of such Initial Holder pursuant to clause (iii), (iv) or (v) of the following sentence, after which conversion such share of Class C Common Stock shall be retired and canceled and may not be reissued. The shares of Class C Common Stock are not convertible into common stock having full voting rights by the Initial Holder or any Affiliate of such Initial Holder and may only be transferred by the Initial Holder or such Affiliate (1) to an Affiliate of such Initial Holder, (ii) to the corporation, (iii) in a widespread public distribution, (iv) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the corporation, or (v) to a transferee that would control more than 50% of the voting securities of the corporation without any transfer from the Initial Holder or any Affiliate of such Initial Holder. Notwithstanding the foregoing, the corporation may restrict such conversion to the extent it would be inconsistent with, or in violation of, the requirements of any Regulator with respect to the restrictions on the transfer of the non-voting common stock that are required in order to preserve the “non-voting” classification of the non-voting common stock for regulatory purposes. Any such restriction shall be imposed and deemed effective immediately upon the transmittal by the corporation of written notice to such holder specifying in reasonable detail the reason for such restriction; and in the event such notice is transmitted after the event giving rise to such automatic conversion, the restriction shall be deemed to have been imposed and effective retroactively to the time of such event, and such conversion shall be deemed not to have occurred, so long as such notice is transmitted within one hundred eighty (180) days after the event giving rise to such conversion. Such notice may be dispatched by first class mail, by electronic transmission, or by any other means reasonably designed and in good faith intended to provide prompt delivery to an executive officer (or equivalent) of, or legal counsel to, such holder.
4. As used herein, (i) the term “Initial Holder” shall mean any holder of the non-voting common stock who acquired such stock on original issue by the corporation, including, without limitation, in an exchange for common stock of the corporation having full voting rights that has been approved by the board of directors of the corporation; (ii) the term “Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with the person or entity to which the defined term refers; provided, that, for purposes of this definition, the term “control” means the ability, directly or indirectly, to direct or influence the direction of the management and policies of the person in question, whether such ability arises by virtue of ownership interest, contract right or otherwise and, without limiting the generality of the foregoing, a person is an Affiliate of another person if the first person (A) is an executive officer (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of the second person; (B) is a director of the second person where such second person is a corporation; (C) is a manager (or an executive officer, director, general partner or manager of an entity that is a manager) of the second person where such second person is a limited liability company; (D) is a general partner (or an executive officer, director, general partner or manager of an entity that is a general partner) of the second person where such second person is a partnership; or (E) directly or indirectly has or shares the power to vote, or direct the voting of, or to dispose of, or direct the disposition of, securities representing more than ten percent (10%) of the combined voting power of the securities of the second person; and (iii) the term “Regulator” shall mean any of (A) the Board of Governors of the Federal Reserve System (whether acting directly or by or through the Federal Reserve Bank of San Francisco in such bank's regulatory capacity), (B) the Federal Deposit Insurance Corporation, (C) the Office of the Comptroller of the Currency, (D) any successor agency to any of the foregoing, or (E) any other federal regulatory authority, whether in existence as the date hereof or hereafter established, having jurisdiction over this corporation or its banking subsidiary as to matters of compliance with the Federal Deposit Insurance Corporation Act, the Bank Holding Company Act, the Federal Reserve Act, the Home Owners’ Loan Act, any successor statute or amendment to any of the foregoing, or any regulation adopted pursuant thereto.
C. Preferred Stock
1. The shares of preferred stock may be issued from time to time in one or more series. The board of directors of this corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof; including without limitation the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of preferred stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.
2. Series B Junior Participating Preferred Stock. The board of directors of this corporation, acting by resolution dated September 10, 2019, has classified 35,000 shares of the authorized preferred stock of the corporation as shares of Series B Junior Participating Preferred Stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of which are as follows:
Section 1. Designation and Amount. There shall be a series of preferred shares of the Corporation, $0.01 par value per share, which shall be designated “Series B Junior Participating Preferred Stock” (the “Series B Preferred Shares”), and the number of shares constituting that series shall be 35,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate in accordance with the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of Series B Preferred Shares to a number less than the number of Series B Preferred Shares then outstanding plus the number of Series B Preferred Shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.
Section 2. Dividends and Distributions.
(A) Subject to the prior and superior rights of the holders of any shares of any class or series of preferred shares of the Corporation ranking prior and superior to the Series B Preferred Shares with respect to dividends, the holders of Series B Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, quarterly dividends payable in cash to holders of record on the last Business Day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”) (commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series B Preferred Share or fraction thereof) in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares (hereinafter defined) or a subdivision of the outstanding Common Shares (by a reclassification or otherwise), authorized on the shares of common stock, par value $0.01 per share, and the shares of non-voting common stock, par value $0.01 per share, of the Corporation (collectively, the “Common Shares”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series B Preferred Share or fraction thereof. In the event the Corporation shall at any time following September 23, 2019 (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series B Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
(B) The Corporation shall declare a dividend or distribution on the Series B Preferred Shares as provided in paragraph (A) above at the time it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares).
(C) No dividend or distribution (other than a dividend or distribution payable in Common Shares) shall be paid or payable to the holders of Common Shares unless, prior thereto, all accrued but unpaid dividends to the date of that dividend or distribution shall have been paid to the holders of Series B Preferred Shares.
(D) Dividends shall begin to accrue and be cumulative on outstanding Series B Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issuance of such Series B Preferred Shares, unless the date of issuance of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issuance of such shares, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series B Preferred Shares entitled to receive a quarterly dividend and before such

Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series B Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series B Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
Section 3. Voting Rights. The holders of Series B Preferred Shares shall have the following voting rights:
(A) Subject to the provision for adjustment hereinafter set forth, each one one-thousandth of a Series B Preferred Share shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time following September 23, 2019 (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series B Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
(B) Except as otherwise provided herein or in the Certificate of Incorporation of the Corporation, including any certificate of designation creating any other series of preferred stock, the holders of Series B Preferred Shares, the holders of Common Shares and the holders of any other shares of stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
(C) Except as otherwise provided herein or required by law, holders of Series B Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as provided herein) for taking any corporate action.
Section 4. Certain Restrictions.
(A) Whenever any quarterly dividends or other dividends or distributions payable on the Series B Preferred Shares as provided in Section 2 are in arrears, then, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series B Preferred Shares outstanding shall have been paid in full, the Corporation shall not:
(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares, other than dividends paid or payable in such junior shares;
(ii) declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Shares, except dividends paid ratably on the Series B Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Shares; or
(iv) purchase or otherwise acquire for consideration any Series B Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes of the Corporation’s shares, shall determine in good faith will result in fair and equitable treatment among such respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section, purchase or otherwise acquire such shares at such time and in such manner.
Section 5. Reacquired Shares. Any Series B Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall become authorized but unissued shares and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
Section 6. Liquidation, Dissolution or Winding Up.
(A) Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares unless, prior thereto, the holders of Series B Preferred Shares shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”). Following payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of Series B Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as share splits, share dividends and recapitalizations with respect to the Common Shares) (such number in clause (ii) being referred to herein as the “Adjustment Number”). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding Series B Preferred Shares and Common Shares, respectively, holders of Series B Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio, on a per share basis, of the Adjustment Number to 1 with respect to such Series B Preferred Shares and Common Shares, respectively.
(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred shares, if any, which rank on a parity with the Series B Preferred Shares, then such remaining assets shall be distributed ratably to the holders of the Series B Preferred Shares and such parity shares in proportion to their respective liquidation preferences.
(C) In the event the Corporation shall at any time following September 23, 2019 (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
Section 7. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case, the Series B Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series B Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
Section 8. Redemption. The Series B Preferred Shares shall not be redeemable by the Corporation. The preceding sentence shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent permitted by law.

Section 9. Ranking. The Series B Preferred Shares shall rank junior to all other series of the Corporation’s preferred shares (whether with or without par value) as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.
Section 10. Amendment. Neither the Corporation’s Certificate of Incorporation nor its Certificate of Designation, Preferences and Rights relating to the Series B Preferred Shares shall be amended in any manner which would materially and adversely alter or change the preferences, rights or other terms of the Series B Preferred Shares without the affirmative vote of the holders of a majority or more of the outstanding Series B Preferred Shares, voting separately as a class.
Section 11. Fractional Shares. Series B Preferred Shares may be issued in fractions of a share that are integral multiples of one-one thousandth of a share, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends and participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Shares.
3. Cumulative Redeemable Perpetual Preferred Stock, Series A. 3,000 shares of the authorized preferred stock of this corporation are hereby classified as shares of Cumulative Redeemable Perpetual Preferred Stock, Series A, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of which are as follows:
Section 1. Designation and Number of Shares. There shall be a series of preferred shares of the Corporation, $0.01 par value per share, which shall be designated “Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”), and the number of shares constituting that series shall be 3,000.
Section 2. General Matters. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The Series A Preferred Stock shall be perpetual. The Series A Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.
Section 3. Definitions. The following terms are used in these resolutions (including the Standard Provisions in Schedule A hereto) as defined below:
“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person, For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.
“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.
“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.
“Bylaws” means the Amended and Restated Bylaws of the Corporation, as the same may be amended from time to time.
“Charter” means the Corporation’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.
“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
“Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
“Dividend Period” has the meaning set forth in Section 5(a).

“Dividend Record Date” has the meaning set forth in Section 5(a).
“GAAP” means the generally accepted accounting principles in the United States.
“Subsidiary” means any subsidiary of the Corporation.
“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
“Liquidation Amount” means $1,000 per share of Series A Preferred Stock.
“Liquidation Preference” has the meaning set forth in Section 6(a).
“Original Issue Date” means the date on which shares of Series A Preferred Stock are first issued.
“Parity Stock” means any class or series of stock of the Corporation (other than Series A Preferred Stock) the terms of which do not expressly provide that such class or series will rank junior or senior to Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.
“Signing Date” means the date the Preferred Stock Purchase Agreement relating to the issuance of shares of Series A Preferred Stock by and between the Corporation and E*TRADE Community Development Corporation (“Buyer”) is executed and delivered by Buyer.
Section 4. Certain Voting Matters. Holders of shares of Series A Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.
Section 5. Dividends.
(a) Rate. Holders of Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to four percent on (i) the Liquidation Amount per share of Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Series A Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided, that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.
Dividends that are payable on Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of 12 30-day months. The amount of dividends payable on Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of 12 30-day months, and actual days elapsed over a 30-day month.
Dividends that are payable on Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series A Preferred Stock as specified in this Section 5 (subject to the other provisions of this Certificate of Designation).
(b) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to Section 5(c) below and the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 5(a) above, dividends on such amount), on all outstanding shares of Series A Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series A Preferred Stock on the applicable record date), subject to Section 10 below.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Series A Preferred Stock and any shares of Parity Stock, all dividends declared on Series A Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series A Preferred Stock (including, if applicable as provided in Section 5(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Series A Preferred Stock prior to such Dividend Payment Date.
Subject to the foregoing and Section 5(c) below, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Series A Preferred Stock shall not be entitled to participate in any such dividends.
(c) Restriction on Dividends. So long as any share of Series A Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall declare or pay any dividend or make any distribution on Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Corporation or any Subsidiary (other than (i) dividends payable solely in shares of Common Stock, (ii) regular dividends on shares of preferred stock in accordance with the terms thereof and which are permitted under the terms of this Section 5, (iii) dividends or distributions by any wholly owned Subsidiary, (iv) dividends or distributions by any Subsidiary required pursuant to binding contractual agreements entered into prior to June 28, 2017) or (v) in the case of Parity Stock, dividends payable on a pro rata basis with Series A Preferred Stock), unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 5(a) above, dividends on such amount), on all outstanding shares of Series A Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series A Preferred Stock on the applicable record date), in which case dividends on Common Stock, Junior Stock and Parity Stock may be declared and paid.
Section 6. Liquidation Rights.
(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Series A Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 5(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).
(b) Partial Payment. If in any distribution described in Section 6(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution, holders of Series A Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
Section 7. Redemption.
(a) Optional Redemption. The Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) any accrued and unpaid dividends (including, if applicable as provided in Section 5(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.
The redemption price for any shares of Series A Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 5 above.
(b) No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
(d) Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
(f) Status of Redeemed Shares. Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided, that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock).
Section 8. Conversion. Holders of Series A Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
Section 9. Voting Rights.
(a) General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. If any vote of the holders of Common Stock is required in connection with a cash tender offer made to the Company or the holders of Common Stock, the holders of Series A Preferred Stock shall vote as a single class with the holders of Common Stock.
(b) Class Voting Rights as to Particular Matters. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
1. Authorization of Senior Stock. Any amendment or alteration of the provisions of the Charter relating to the Series A Preferred Stock or to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
2. Amendment of Series A Preferred Stock. Any amendment, alteration or repeal of any provision of this Certificate of Designation for the Series A Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 9(b)3 below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or
3. Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series A Preferred Stock immediately prior to such consummation, taken as a whole;
provided, that for all purposes of this Section 9(b), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Series A Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series A Preferred Stock.
(c) Changes after Provision for Redemption. No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 9(b) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, there are no outstanding shares of the Series A Preferred Stock.
(d) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Series A Preferred Stock is listed or traded at the time.
Section 10. Restriction on Repurchases. So long as any share of Series A Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall, redeem, purchase or acquire any shares of Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Corporation or any Subsidiary, or any trust preferred securities issued by the Corporation or any Affiliate of the Corporation (other than (i) redemptions, purchases, repurchases or other acquisitions of the Series A Preferred Stock, (ii) repurchases of Junior Stock or Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business, (iii) the acquisition by the Corporation or any of the Corporation Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any other Subsidiary), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case as set forth in this clause (iv), (v) redemptions of securities held by the Corporation or any wholly-owned Subsidiary or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any Subsidiary), unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Series A Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series A Preferred Stock on the applicable record date), in which case redemptions, purchases or acquisitions of shares of Common Stock, Junior Stock or Parity Stock may be made by the Corporation or any Subsidiary.
Section 11. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
Section 12. Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law.
Section 13. No Preemptive Rights. No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 14. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.
Section 15. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.
Fifth. The business and affairs of this corporation shall be under the direction of a board of directors. The exact number of directors shall be fixed from time to time by the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the full board of directors.
A. Election of Directors. The directors of this corporation shall be divided into three classes: the first class, the second class and the third class. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected. At each annual election commencing at the first annual meeting of stockholders, the successors to the class of directors whose term expires at that time shall be elected by the stockholders to hold office for a term of three years to succeed those directors whose term expires, so that the term of one class of directors shall expire each year.
In the event of any change in the authorized number of directors, each director then continuing to serve as such shall continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior resignation, disqualification, disability or removal. There shall be no cumulative voting in the election of directors. Election of directors need not be made by written ballot.
B. Newly Created Directorships and Vacancies. Any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, or, in the event of the failure of the directors or the sole remaining director so to act, by the stockholders at the next annual meeting which occurs after the expiration of a 90-day period commencing on the day the vacancy is created. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires. A director elected to fill a vacancy by reason of an increase in the number of directorships may be elected by a majority vote of the directors then in office, although less than a quorum of the board of directors, to serve until the next election of the class for which such director shall have been chosen. If the number of directors is changed, any increase or decrease may be allocated to any such class the board of directors selects in its discretion. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.
C. Removal. A director may be removed only for cause as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, which vote may only be taken at an annual meeting or a special meeting of stockholders called expressly for that purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to the corporation and such adjudication is no longer subject to direct appeal.
Sixth.
A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote of holders of a class or series of capital stock of this corporation required by law or the provisions of this Certificate of Incorporation and except as otherwise expressly provided in Paragraph B of this Article SIXTH, a Business Combination (as hereinafter defined) with or upon a proposal by an Interested Stockholder (as hereinafter defined) shall require the affirmative vote of the holders of at least two-thirds of the Voting Stock (as hereinafter defined) of this corporation voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote, or a lesser percentage vote, may be required or may be specified, by law or regulation.
B. When Higher Vote is Not Required. The provisions of Paragraph A of this Article SIXTH shall not be applicable to any particular Business Combination if all of the conditions specified in any one of the following Subparagraphs (i), (ii) or (iii) are met:
(i) Approval by Disinterested Directors. The proposed Business Combination has been approved by a vote of a majority of all the Disinterested Directors (as hereinafter defined); or
(ii) Combination with Subsidiary. The proposed Business Combination is solely between this corporation and a subsidiary of this corporation, and such Business Combination does not have the direct or indirect effect set forth in Subparagraph C(ii)(e) of this Article SIXTH; or
(iii) Price and Procedural Conditions. The proposed Business Combination will be consummated within three years after the date (the “Determination Date”) that the Interested Stockholder became an Interested Stockholder and all of the following conditions have been met:
(a) The aggregate amount of cash and fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of common stock in such Business Combination by the holders thereof shall be at least equal to the higher of the following: (x) the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees (with appropriate adjustments for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Interested Stockholder for any shares of common stock acquired by it, including those shares acquired by the Interested Stockholder before the Determination Date, or (y) the fair market value of the common stock of the corporation (as determined by the Disinterested Directors) on the date the Business Combination is first proposed (the “Announcement Date”).
(b) The aggregate amount of cash and fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of any class or series of preferred stock in such Business Combination by the holders thereof shall be at least equal to the highest of the following: (x) the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees (with appropriate adjustments for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Interested

Stockholder for any shares of such class or series of preferred stock acquired by it, including those shares acquired by the Interested Stockholder before the Determination Date; (y) the fair market value of such class or series of preferred stock of the corporation (as determined by the Disinterested Directors) on the Announcement Date; and (z) the highest preferential amount per share of such class or series of preferred stock to which the holders thereof would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation (regardless of whether the Business Combination to be consummated constitutes such an event).
(c) The consideration to be received by holders of a particular class or series of outstanding common or preferred stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class or series of stock. If the Interested Stockholder has paid for shares of any class or series of stock with varying forms of consideration, the form of consideration given for such class or series of stock in the Business Combination shall be cash or the form used by the Interested Stockholder to acquire the largest number of shares of such class or series of stock previously acquired by it.
(d) No Extraordinary Event (as hereinafter defined) occurs after the Interested Stockholder has become an Interested Stockholder and prior to the consummation of the Business Combination.
(e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations) is mailed to public stockholders of the corporation at least 30 days prior to the consummation of such Business Combination, whether or not such proxy or information statement is required pursuant to such Act or subsequent provisions (although such proxy or information statement need only be filed with the Securities and Exchange Commission if a filing is required by such Act or subsequent provisions), and shall contain at the front thereof in a prominent place the recommendation, if any, of the Disinterested Directors as to the advisability or inadvisability of the Business Combination and the recommendation, opinion or evaluation of any Investment banking firm selected by a majority of the Disinterested Directors as to the fairness of the Business Combination from the point of view of the stockholders of the corporation other than the Interested Stockholder.
C. Certain Definitions. For purposes of this Article SIXTH:
(i) A “person” shall mean any individual, corporation, partnership, bank, association, joint stock company, trust, unincorporated organization or similar company, or a group of “persons” acting or agreeing to act together in the manner set forth in Rule 13d-5 under the Act as in effect on June 1, 2020.
(ii) “Business Combination” shall mean any of the following transactions, if entered into by this corporation or a subsidiary of this corporation with, or upon a proposal by, an Interested Stockholder:
(a) the merger or consolidation of this corporation or any subsidiary of this corporation; or
(b) the sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) of any assets of this corporation or any subsidiary of this corporation having an aggregate fair market value of $10 million or more; or
(c) the issuance or transfer by this corporation or any subsidiary of this corporation (in one or a series of transactions) of securities of this corporation or subsidiary of this corporation having an aggregate fair market value of $10 million or more; or
(d) the adoption of a plan or proposal for the liquidation or dissolution of any subsidiary of this corporation; or
(e) the reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving an Interested Stockholder) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of an Interested Stockholder in any class or series of capital stock of this corporation or subsidiary of this corporation; or

(f) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.
(iii) “Interested Stockholder” shall mean any person (other than this corporation, a subsidiary of this corporation, an employee stock ownership or other employee benefit plan of this corporation or subsidiary of this corporation or any trustee or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Act as in effect on June 1, 2020) of more than 10% of the outstanding voting stock of the corporation, and any Affiliate or Associate of any such person.
(iv) “Disinterested Director” shall mean any member of the board of directors of this corporation who is not affiliated with an Interested Stockholder and who was a member of the board of directors of this corporation immediately prior to the time that any Interested Stockholder became an Interested Stockholder, and any, successor to a Disinterested Director who is not affiliated with an Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors who are then members of the board of directors of this corporation.
(v) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on June 1, 2020.
(vi) “Extraordinary Event” shall mean, as to any Business Combination and Interested Stockholder, any of the following events that is not approved by a majority of all Disinterested Directors:
(a) any failure to declare and pay at the regular date therefor any full quarterly dividend (whether or not cumulative) on outstanding preferred stock; or
(b) any reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock); or
(c) any failure to increase the annual rate of dividends paid on the common stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the common stock; or
(d) the receipt by the Interested Stockholder, after the Determination Date, of a direct or indirect benefit (except proportionately as a stockholder) from any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by this corporation or any subsidiary of this corporation, whether in anticipation of, or in connection with, the Business Combination or otherwise.
(vii) “Voting Stock” shall mean all outstanding shares of the common or preferred stock of this corporation entitled to vote generally in the election of directors, and each reference to a proportion of Voting Stock shall refer to shares having such proportion of the number of shares entitled to be cast, excluding all shares beneficially owned or controlled by the Interested Stockholder.
(viii) In the event of any Business Combination in which this corporation survives, the phrase consideration other than cash” as used in Subparagraphs B(iii)(a) and B(iii)(b) of this Article SIXTH shall include the shares of common stock and the shares of any other class or series of preferred stock retained by the holders of such shares.
D. Determinations. A majority of all Disinterested Directors shall have the power to make any determinations with respect to this Article SIXTH, including, without limitation, the transactions that are Business Combinations, the persons who are Interested Stockholders, the time at which an Interested Stockholder became an Interested Stockholder and the fair market value of any assets, securities (including any stock or other securities issued by this corporation) or other property; and any such determinations of such Disinterested Directors shall be conclusive and binding.
E. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article SIXTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

F. Amendment, Repeal. In addition to the vote required by Article NINTH of this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the Voting Stock of this corporation, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with this Article SIXTH.
Seventh. This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute. Notwithstanding the foregoing, the affirmative vote of the holders of at least two-thirds (or such greater proportion as may otherwise be required pursuant to any specific provision of this Certificate of Incorporation) of the total votes eligible to be cast at a legal meeting of stockholders shall be required to amend, repeal or adopt any provisions inconsistent with Articles FIFTH, SIXTH, this Article SEVENTH and Articles EIGHTH, NINTH, TENTH, and ELEVENTH of this Certificate of Incorporation.
Eighth. Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast at a legal meeting of stockholders or by a resolution adopted by a majority of the directors then in office.
Ninth. All action required to be taken or which may be taken at any annual or special meeting of the stockholders of this corporation may only be taken by written consent without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders of this corporation entitled to vote thereon.
Tenth. A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives any improper personal benefit. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
Eleventh.
A. Actions, Suits or Proceedings Other Than by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was or has agreed to become a director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
B. Actions or Suits by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become a director or officer of the corporation or is or was serving or has agreed to serve at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action, alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.
C. Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Article ELEVENTH, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, to the extent permitted by applicable law, the dismissal of an action without prejudice, in defense on any action, suit or proceeding referred to in Paragraphs A and B of this Article ELEVENTH, or in defense of any claim, issue or matter therein, he or she shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.
D. Determination of Right to Indemnification. Any indemnification under Paragraphs A and B of this Article ELEVENTH (unless ordered by a court) shall be paid by the corporation, if a determination is made that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Paragraphs A and B of this Article ELEVENTH. Such determination shall be made (i) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, or (ii) if such majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.
E. Advance of Costs. Charges and Expenses. Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Paragraphs A and B of this Article ELEVENTH in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized in this Article ELEVENTH. Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the majority of the directors deems appropriate. The majority of the directors may, in the manner set forth above, and upon approval of such director or officer of the corporation, authorize the corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the corporation is a party to such action, suit or proceeding.
F. Procedure for Indemnification. Any indemnification under Paragraphs A, B and C, or advance of costs, charges and expenses under Paragraph E of this Article ELEVENTH shall be made promptly, and in any event within 60 days, upon the written request of the director or officer. The right to indemnification or advances as granted by this Article ELEVENTH shall be enforceable by the director or officer in any court of competent jurisdiction, if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Paragraph E of this Article ELEVENTH) where the required undertaking, if any, has been received by the corporation that the claimant has not met the standard of conduct set forth in Paragraphs A and B, of this Article ELEVENTH, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Paragraphs A and B of this Article ELEVENTH, nor the fact that there has been an actual determination by the corporation (including its board of directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

G. Settlement. The corporation shall not be obligated to reimburse the costs of any settlement to which it has not agreed. If in any action, suit or proceeding, including any appeal within the scope of Paragraphs A and B of this Article ELEVENTH, the person to be indemnified shall have unreasonably failed to enter into a settlement thereof offered or assented to by the opposing party or parties in such action, suit or proceeding, then, notwithstanding any other provision hereof the indemnification obligation of the corporation to such person in connection with such action, suit or proceeding shall not exceed the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time such settlement could reasonably have been effected.
H. Subsequent Amendment. No amendment, termination or repeal of this Article ELEVENTH or of relevant provisions of the Delaware General Corporation Law or any other applicable law shall affect or diminish in any way the rights of any director or officer of the corporation to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment termination or repeal.
I. Other Rights; Continuation of Right to Indemnification. The indemnification provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which a director, officer, employee or agent seeking indemnification may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office or while employed by or acting as agent for the corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. Nothing contained in this Article ELEVENTH shall be deemed to prohibit and the corporation is specifically authorized to enter into agreements with officers and directors providing indemnification rights and procedures different from those set forth herein. All rights to indemnification under this Article ELEVENTH shall be deemed to be a contract between the corporation and each director or officer of the corporation who serves or served in such capacity at any time while this Article ELEVENTH is in effect. The corporation shall not consent to any acquisition, merger, consolidation or other similar transaction unless the successor corporation assumes by operation of law or by agreement the obligations set forth in this Article ELEVENTH.
J. Savings Clause. If this Article ELEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer of the corporation as to any costs, charges, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the full extent permitted by any applicable portion of this Article ELEVENTH that shall not have been invalidated and to the full extent permitted by applicable law.
K. Subsequent Legislation. If the Delaware General Corporation Law is amended after the date hereof to further expand the indemnification permitted to directors and officers of the corporation, then the corporation shall indemnify such person to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Twelfth. Stockholder nominations of persons for election as directors of this corporation and stockholder proposals with respect to business to be conducted at an annual meeting of stockholders must, in order to be voted upon, be made in writing and delivered to the secretary of this corporation on or before 30 days (or such other period as may be established in the bylaws) in advance of the date (month and day) of the previous year’s annual meeting.

Annex E
District of Columbia Business Corporation Act of 2010
Subchapter XI – Appraisal Rights
Part A. Right to Appraisal and Payment for Shares.
§ 29–311.01. Definitions.
For the purposes of this subchapter, the term:
(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For the purposes of § 29-311.02(b)(4), a person shall be deemed to be an affiliate of its senior executives.
(2) “Beneficial shareholder” means a person that is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in §§ 29-311.12 to 29-311.31, includes the surviving entity in a merger.
(4) “Fair value” means the value of the corporation’s shares determined:
(A) Immediately before the effectuation of the corporate action to which the shareholder objects;
(B) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and
(C) Without discounting for lack of marketability or minority status, except, if appropriate, for amendments to the articles pursuant to § 29-311.02(a)(5).
(5) “Interest” means interest from the effective date of the corporate action until the date of payment at the rate of interest on judgments in the District on the effective date of the corporate action.
(6) “Interested transaction” means a corporate action described in § 29-311.02(a), other than a merger pursuant to § 29-309.05, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. For the purposes of this definition, the term:
(A) “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:
(i) Was the beneficial owner of 20% or more of the voting power of the corporation, other than as owner of excluded shares;
(ii) Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or
(iii) Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:
(I) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
(II) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 29-306.72; or
(III) In the case of a director of the corporation, who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(B) “Beneficial owner” means any person that, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; provided, that a member of a national securities exchange shall not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When 2 or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.
(C) “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.
(7) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.
(8) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.
(9) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.
(10) “Shareholder” means a record shareholder or a beneficial shareholder.
§ 29–311.02. Right to appraisal.
(a) Except as otherwise provided in subsection (b) of this section, a shareholder shall be entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(1) Consummation of a merger to which the corporation is a party:
(A) If shareholder approval is required for the merger by § 29-309.04 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or
(B) If the corporation is a subsidiary and the merger is governed by § 29-309.05;
(2) Consummation of a share exchange in which the corporation is the acquired corporation if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;
(3) Consummation of a disposition of assets pursuant to § 29-310.02 if the shareholder is entitled to vote on the disposition;
(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;
(5) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors;
(6) Consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the domestication; or

(7) Consummation of a conversion of the corporation to a different form of entity under Chapter 2 of this title.
(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subsection (a)(1), (2), (3), (4), and (6) of this section shall be limited in accordance with the following provisions:
(1) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
(A) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, approved May 27, 1933 (48 Stat. 85; 15 U.S.C. § 77r);
(B) Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10% of such shares; or
(C) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, approved August 22, 1940 (54 Stat. 789; 15 U.S.C. § 80a-1 et seq.), and may be redeemed at the option of the holder at net asset value.
(2) The applicability of paragraph (1) of this subsection shall be determined as of:
(A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or
(B) The day before the effective date of such corporate action if there is no meeting of shareholders.
(3) Paragraph (1) of this subsection shall not be applicable and appraisal rights are available pursuant to subsection (a) of this section for the holders of any class or series of shares that are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (1) of this subsection at the time the corporate action becomes effective.
(4) Paragraph (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares if the corporate action is an interested transaction.
§ 29–311.03. Assertion of rights by nominees and beneficial owners.
(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder that asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder:
(1) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in § 29-311.12(b)(2)(B); and
(2) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Part B. Procedure for Exercise of Appraisal Rights.
§ 29–311.10. Notice of appraisal rights.
(a) If any corporate action specified in § 29-311.02(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice shall state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this subchapter. If the corporation concludes that appraisal rights are or may be available, a copy of this subchapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(b) In a merger pursuant to § 29-309.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. The notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 29-311.12.
(c) If any corporate action specified in § 29-311.02(a) is to be approved by written consent of the shareholders pursuant to § 29-305.04, written notice that appraisal rights are, are not, or may be available shall be:
(1) Sent to each record shareholder from which a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, shall be accompanied by a copy of this subchapter; and
(2) Delivered together with the notice to nonconsenting and nonvoting shareholders required by § 29-305.04(e) and (f), may include the materials described in § 29-311.12, and, if the corporation has concluded that appraisal rights are or may be available, shall be accompanied by a copy of this subchapter.
(d) If corporate action described in § 29-311.02(a) is proposed, or a merger pursuant to § 29-309.05 is effected, the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section shall be accompanied by:
(1) The annual financial statements specified in § 29-313.07(a) of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with § 29-313.07(b); provided, that if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and
(2) The latest available quarterly financial statements of such corporation, if any.
(e) The right to receive the information described in subsection (d) of this section may be waived in writing by a shareholder before or after the corporate action.
§ 29–311.11. Notice of intent to demand payment and consequences of voting or consenting
(a) If a corporate action specified in § 29-311.02(a) is submitted to a vote at a shareholders’ meeting, a shareholder that wishes to assert appraisal rights with respect to any class or series of shares shall:
(1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and
(2) Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(b) If a corporate action specified in § 29-311.02(a) is to be approved by less than unanimous written consent, a shareholder that wishes to assert appraisal rights with respect to any class or series of shares shall not sign a consent in favor of the proposed action with respect to that class or series of shares.
(c) A shareholder that fails to satisfy the requirements of subsection (a) or (b) of this section shall not be entitled to payment under this subchapter.

§ 29–311.12. Appraisal notice and form.
(a) If a corporate action requiring appraisal rights under § 29-311.02(a) becomes effective, the corporation shall send an appraisal notice in a record and form required by subsection (b)(1) of this section to all shareholders who satisfy the requirements of § 29-311.11(a) or (b). In the case of a merger under § 29-309.05, the parent shall send an appraisal notice in a record and form to all record shareholders that may be entitled to assert appraisal rights.
(b) The appraisal notice shall be delivered no earlier than the date the corporate action specified in § 29-311.02(a) became effective, and no later than 10 days after such date, and shall:
(1) Supply a form that:
(A) Specifies the first date of any announcement to shareholders made before the date the corporate action became effective of the principal terms of the proposed corporate action;
(B) If such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date; and
(C) Requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;
(2) State:
(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date shall not be earlier than the date for receiving the required form under subparagraph (B) of this paragraph;
(B) A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice is sent, and state that the shareholder has waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;
(C) The corporation’s estimate of the fair value of the shares;
(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in paragraph (2)(B) of this subsection the number of shareholders that return the forms by the specified date and the total number of shares owned by them; and
(E) The date by which the notice to withdraw under § 29-311.13 shall be received, which date must be within 20 days after the date specified [in] subparagraph (B) of this paragraph; and
(3) Be accompanied by a copy of this subchapter.
§ 29–311.13. Perfection of rights; right to withdraw.
(a) A shareholder that receives notice pursuant to § 29-311.12 and that wishes to exercise appraisal rights shall sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to § 29-311.12(b)(2)(B). In addition, if applicable, the shareholder shall certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to § 29-311.12(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 29-311.15. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b).
(b) A shareholder that has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to § 29-311.12(b)(2)(E). A shareholder that fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder that does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in § 29-311.12(b), shall not be entitled to payment under this subchapter.
§ 29–311.14. Payment.
(a) Except as otherwise provided in § 29-311.15, within 30 days after the form required by § 29-311.12(b)(2)(B) is due, the corporation shall pay in cash to those shareholders who complied with § 29-311.13(a) the amount the corporation estimates to be the fair value of their shares, plus interest.
(b) The payment to each shareholder pursuant to subsection (a) of this section shall be accompanied by:
(1) The annual financial statements specified in § 29-313.07(a) of the corporation that issued the shares to be appraised, which shall be of a date ending not more than 16 months before the date of payment and shall comply with § 29-313.07(b); provided, that if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information, and the latest available quarterly financial statements of such corporation, if any;
(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to § 29-311.12(b)(2)(C);
(3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under § 29-311.16 and that if any such shareholder does not do so within the time period specified therein, the shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this subchapter.
§ 29–311.15. After-acquired shares.
(a) A corporation may elect to withhold payment required by § 29-311.14 from any shareholder that was required to, but did not, certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to § 29-311.12(b)(1).
(b) If the corporation elected to withhold payment under subsection (a) of this section, it shall, within 30 days after the form required by § 29-311.12(b)(2)(B) is due, notify all shareholders described in subsection (a) of this section:
(1) Of the information required by § 29-311.14(b)(1);
(2) Of the corporation’s estimate of fair value pursuant to § 29-311.14(b)(2);
(3) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under § 29-311.16;
(4) That those shareholders that wish to accept such offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and
(5) That those shareholders that do not satisfy the requirements for demanding appraisal under § 29-311.16 shall be deemed to have accepted the corporation’s offer.
(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation shall pay in cash the amount it offered under subsection (b)(2) of this section to each shareholder that agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.
(d) Within 40 days after sending the notice described in subsection (b) of this section, the corporation shall pay in cash the amount it offered to pay under subsection (b)(2) of this section to each shareholder described in subsection (b)(5) of this section.
§ 29–311.16. Procedure if shareholder dissatisfied with payment or offer.
(a) A shareholder paid pursuant to § 29-311.14 that is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under § 29-311.14. A shareholder offered payment under § 29-311.15 that is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder that fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) of this section within 30 days after receiving the corporation’s payment or offer of payment under § 29-311.14 or § 29-311.15, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections.
Part C. Judicial Appraisal of Shares.
§ 29–311.30. Judicial proceeding.
(a) If a shareholder makes demand for payment under § 29-311.16 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the Superior Court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 29-311.16 plus interest.
(b) The corporation shall commence the proceeding in the Superior Court.
(c) The corporation shall make all shareholders, whether or not residents of the District, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d) The jurisdiction of the Superior Court in which the proceeding is commenced under subsection (b) shall be plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights shall be entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
(e) Each shareholder made a party to the proceeding shall be entitled to judgment:
(1) For the amount, if any, by which the Superior Court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or
(2) For the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under § 29-311.15.
§ 29–311.31. Court costs and expenses.
(a) The Superior Court in an appraisal proceeding commenced under § 29-311.2 [§ 29-311.12] shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subchapter.
(b) The Superior Court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable:
(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 29-311.10, § 29-311.12, § 29-311.14, or § 29-311.15; or
(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subchapter.
(c) If the Superior Court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to § 29-311.14, § 29-311.15, or § 29-311.16, the shareholder may sue directly for the amount owed, and to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.
Part D. Other Remedies.
§ 29–311.50. Other remedies limited.
(a) The legality of a proposed or completed corporate action described in § 29-311.02(a) shall not be contested and the corporate action shall not be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.
(b) Subsection (a) of this section shall not apply to a corporate action that:
(1) Was not authorized and approved in accordance with the applicable provisions of:
(A) Subchapter VII, VIII, IX, or X of this chapter;
(B) The articles of incorporation or bylaws; or
(C) The resolution of the board of directors authorizing the corporate action;
(2) Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;
(3) Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in § 29-306.72 and has been approved by the shareholders in the same manner as is provided in § 29-306.73 as if the interested transaction were a director’s conflicting interest transaction; or
(4) Is approved by less than unanimous consent of the voting shareholders pursuant to § 29-305.04 if:
(A) The challenge to the corporate action is brought by a shareholder that did not consent and as to which notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected; and
(B) The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers.
The registrant is incorporated under the laws of the State of Delaware. The following is a general summary of Section 145 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) and of certain aspects of the registrant’s governing documents dealing with indemnification of directors and officers. It does not purport to be complete.
Subject to restrictions contained in the DGCL, Broadway’s governing documents provide for indemnification of a person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A present or former director or officer who is successful on the merits or otherwise in any suit or matter covered by the indemnification statute shall be indemnified and indemnification is otherwise authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by a majority vote of the board of directors who were not parties to such action, suit or proceeding, even though less than a quorum, a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by special independent counsel in a written opinion, or by the stockholders. Expenses incurred in defense may be paid in advance upon receipt by the corporation of a written undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that the recipient is not entitled to indemnification under the statute. The indemnification provided by statute is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability asserted against him or her and incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting corporation, and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if such person had served the resulting or surviving corporation in the same capacity.
Consistent with the laws of the State of Delaware, Article Fourteenth of the Broadway certificate of incorporation provides for indemnification of any person who is or was or has agreed to become a director or officer of Broadway, against all costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement arising out of his or her status as such (other than an action by or in the right of Broadway) if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in, or not opposed to, the best interests of Broadway, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director’s or officer’s conduct was unlawful. Article Fourteenth of the Broadway certificate of incorporation also provides for indemnification of any director or officer of the registrant against all costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement arising out of his or her status as such by or in the right of Broadway to procure a judgement in Broadway’s favor if such persons acted in good faith and in a manner such persons reasonably believed to be in, or not opposed to, the best interests of Broadway, except that no indemnification will be made in respect of any claim as to which such director or officer is adjudged to be liable to Broadway unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court deems proper.
Article Twelfth of the Broadway certificate of incorporation provides for the elimination of the personal liability of each director of Broadway for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to Broadway or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives any improper personal benefit.
Broadway maintains directors’ and officers’ liability insurance that, in general, insures: (i) Broadway’s directors and officers against loss by reason of any of their wrongful acts and (ii) Broadway against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
Item 21.	Exhibits and Financial Statement Schedules.
Exhibit No.	Description
2.1*
Agreement and Plan of Merger, dated as of August 25, 2020, by and between Broadway Financial Corporation and CFBanc Corporation (attached as Annex A to the joint proxy statement/prospectus contained in this registration statement)

2.2
Amendment No. 1 to Agreement and Plan of Merger, dated as of January 14, 2021, by and between Broadway Financial Corporation and CFBanc Corporation (incorporated by reference to Exhibit 2.1 to Form 8-K filed by Broadway Financial Corporation on January 14, 2021)

3.1
Certificate of Incorporation of Broadway Financial Corporation and all amendments thereto (incorporated by reference to Exhibit 3.1 to Form 10-Q filed by Broadway Financial Corporation on November 13, 2014)

3.2	Certificate of Designations for the Series B Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to Form 8-K filed by Broadway Financial Corporation on September 10, 2019)
3.3	Bylaws of Broadway Financial Corporation, as amended
4.1
Rights Agreement between Broadway Financial Corporation and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to Form 8-K filed by Broadway Financial Corporation on September 10, 2019)

4.2
Amendment to Rights Agreement, dated as of August 25, 2020, by and between Broadway Financial Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to Form 8-K filed by Broadway Financial Corporation on August 26, 2020)

5.1	Opinion of Arnold & Porter Kaye Scholer LLP as to the validity of the securities being registered
8.1	Form of opinion of Arnold & Porter Kaye Scholer LLP relating to certain U.S. tax matters
8.2	Form of opinion of Covington & Burling LLP relating to certain U.S. tax matters
10.1	Broadway Federal Bank Employee Stock Ownership Plan (incorporated by reference to Exhibit 10.1 to Form 10-K filed by Broadway Financial Corporation on March 28, 2016)
10.2	Amended and Restated Broadway Financial Corporation 2008 Long Term Incentive Plan (incorporated by reference to Exhibit 10.3 to Form 10-Q filed by Broadway Financial Corporation on August 12, 2016)
10.3
Amended Form of Stock Option Agreement for stock options granted pursuant to Amended and Restated Broadway Financial Corporation 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Form 10-Q filed by Broadway Financial Corporation on August 12, 2016)

10.4	Broadway Financial Corporation 2018 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to Form 10-K filed by Broadway Financial Corporation on March 29, 2019)
10.5
Form of Award Agreement for grants of restricted stock pursuant to Broadway Financial Corporation 2018 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.6 to Form 10-K filed by Broadway Financial Corporation on March 29, 2019)

10.6	Employment Agreement, dated as of March 22, 2017, for Wayne-Kent A. Bradshaw (incorporated by reference to Exhibit 10.7 to Form 10-K/A filed by Broadway Financial Corporation on April 6, 2020)
10.7
Award Agreement, dated as of February 27, 2019 for grant of restricted stock to Wayne-Kent A. Bradshaw pursuant to Broadway Financial Corporation 2018 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 to Form 10-K filed by Broadway Financial Corporation on March 29, 2019)

10.8
Employment Agreement, dated as of May 1, 2017, for Brenda J. Battey, including Amendment No. 1 thereto, dated and effective July 1, 2019 (incorporated by reference to Exhibit 10.11 to Form 10-K/A filed by Broadway Financial Corporation on July 17, 2020)

Exhibit No.	Description
10.9
Employment Agreement, dated as of May 1, 2017, for Norman Bellefeuille, including Amendment No. 1 thereto, dated and effective July 1, 2019 (incorporated by reference to Exhibit 10.12 to
Form 10-K/A filed by Broadway Financial Corporation on July 17, 2020)

10.10
Employment Agreement, dated as of May 1, 2017, for Ruth McCloud, including Amendment No. 1 thereto, dated and effective July 1, 2019 (incorporated by reference to Exhibit 10.13 to Form 10-K/A filed by Broadway Financial Corporation on July 17, 2020)

10.11	Broadway Federal Bank Incentive Compensation Plan (incorporated by reference to Exhibit 10.14 to Form 10-K filed by Broadway Financial Corporation on March 29, 2019)
10.12
Stock Purchase Agreement, dated as of December 21, 2016, between First Republic Bank and Broadway Financial Corporation (incorporated by reference to Exhibit 10.8 to Form 10-K filed by Broadway Financial Corporation on March 27, 2017)

10.13
ESOP Loan Agreement and ESOP Pledge Agreement, each dated as of December 19, 2016, entered into between Broadway Financial Corporation and Miguel Paredes, as trustee for the Broadway Federal Bank, f.s.b., Employee Stock Ownership Plan Trust, and related Promissory Note, dated as of December 19, 2016 (incorporated by reference to Exhibit 10.12 to Form 10-K filed by Broadway Financial Corporation on March 27, 2017)

10.14	Stock Purchase Agreement, dated as of November 23, 2020, between Broadway Financial Corporation and Cedars-Sinai Medical Center
10.15	Stock Purchase Agreement, dated as of November 23, 2020, between Broadway Financial Corporation and Banc of America Strategic Investments Corporation
10.16	Stock Purchase Agreement, dated as of November 24, 2020, between Broadway Financial Corporation and Wells Fargo Central Pacific Holdings, Inc.
10.17
Amendment to Employment Agreement, dated as of January 14, 2021, for Brenda J. Battey (incorporated by reference to Exhibit 10.1 to Form 8-K filed by Broadway Financial Corporation on January 14, 2021)

10.18
Amendment to Employment Agreement, dated as of January 14, 2021, for Norman Bellefeuille (incorporated by reference to Exhibit 10.2 to Form 8-K filed by Broadway Financial Corporation on January 14, 2021)

10.19	Amendment to Employment Agreement, dated as of January 14, 2021, for Ruth McCloud (incorporated by reference to Exhibit 10.3 to Form 8-K filed by Broadway Financial Corporation on January 14, 2021)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Registration Statement on Form S-1 filed by Registrant on November 20, 2013)
23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm of Broadway Financial Corporation
23.2	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm of CFBanc Corporation
23.3**	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibits 5.1 and 8.1)
23.4**	Consent of Covington & Burling LLP (included in Exhibit 8.2)
24.1	Power of Attorney of Directors and Officers of Broadway Financial Corporation (included on the signature page of this Registration Statement and incorporated herein by reference)
99.1**	Form of Proxy of Broadway Financial Corporation
99.2**	Form of Proxy of CFBanc Corporation
99.3	Consent of Keefe, Bruyette & Woods, Inc.
99.4	Consent of Raymond James & Associates, Inc.
99.5	Consent of Brian Argrett to be named as director
99.6	Consent of Annie Donovan to be named as director
99.7	Consent of Marie Johns to be named as director
99.8	Consent of William Longbrake to be named as director
99.9	Consent of David McGrady to be named as director
*
Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Broadway Financial Corporation agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

**	To be filed by amendment.

Item 22.	Undertakings.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, referred to as the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement), and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5)
That every prospectus (i) that is filed pursuant to paragraph (4) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 15, 2021.
BROADWAY FINANCIAL CORPORATION

By:	/s/ Wayne-Kent A. Bradshaw
Name:	Wayne-Kent A. Bradshaw
Title:	Chief Executive Officer
POWER OF ATTORNEY
Each of the undersigned directors and officers, hereby makes, constitutes, and appoints Wayne-Kent A. Bradshaw and Brenda J. Battey, and each of them, each with full power of substitution, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, and to file with the Securities and Exchange Commission, granting unto each such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 15, 2021.
Signature	Title

/s/ Wayne-Kent A. Bradshaw	President, Chief Executive Officer (Principal Executive Officer) and Director
Wayne-Kent A. Bradshaw

/s/ Brenda J. Battey	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Brenda J. Battey

/s/ Robert C. Davidson, Jr.	Director
Robert C. Davidson, Jr.

/s/ Daniel A. Medina	Director
Daniel A. Medina

/s/ Virgil Roberts	Director and Chairman of the Board
Virgil Roberts

/s/ Dutch C. Ross III	Director
Dutch C. Ross III

/s/ Erin Selleck	Director
Erin Selleck

/s/ Jack T. Thompson	Director
Jack T. Thompson